UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No. 2)

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Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

QUINPARIO ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Not applicable
	(2)	Aggregate number of securities to which transaction applies: Not applicable
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

	(4)	Proposed maximum aggregate value of transaction: $308,900,000(1)
	(5)	Total fee paid: $39,786.32(2)

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1	Our estimate of the transaction value is based on the following estimated values: $308.9 million in cash and other non-cash consideration.
2	The amount is the product of $308,900,000 multiplied by the SEC’s filing fee of $128.80 per million.

REVISED PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JUNE 3, 2014

QUINPARIO ACQUISITION CORP.

12935 N. Forty Drive, Suite 201,

St. Louis, Missouri 63141

Dear Quinpario Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2014 annual meeting of stockholders of Quinpario Acquisition Corp., which we refer to as “we,” “us,” “our,” “Quinpario” or the “Company,” on June 30, 2014, at 9:00 A.M., Eastern Time, at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a stock purchase agreement (the “Purchase Agreement”) providing for the acquisition of all of the capital stock of Jason Partners Holdings Inc., which we refer to as “Jason,” and which acquisition we refer to as the “Business Combination,” by JPHI Holdings Inc., a wholly owned subsidiary of Quinpario (“Quinpario Sub”), from Jason Partners Holdings LLC (“Seller”) and certain members of Seller. Pursuant to the Purchase Agreement, the purchase price for the Business Combination is $538.65 million (the “Purchase Price”). The consideration to be paid to certain members of Seller and certain directors and management of Jason (collectively, the “Rollover Participants”) and Seller for their respective shares of Jason common stock will be funded through a combination of cash held in our trust account, the contribution of Jason common stock to Quinpario Sub by the Rollover Participants (such contribution, the “rollover”), the proceeds of our debt financing, and the anticipated proceeds from the sale of preferred stock in a private placement (the “PIPE Investment”), as further discussed in the accompanying proxy statement. Additionally, we have received commitments from certain investors pursuant to which they have collectively agreed to purchase shares of Quinpario common stock through (i) open market or privately negotiated transactions with third parties on or before the time required so that such shares are held of record on or before the record date for the special meeting, (ii) a private placement with consummation no earlier than simultaneous with that of the Business Combination, or (iii) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination (the “Backstop Commitment”). A portion of the proceeds from our debt financing will also be used to pay certain of Jason’s existing indebtedness. To the extent not utilized to consummate the Business Combination, the proceeds from the trust account, debt financing, PIPE Investment and Backstop Commitment will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex A.

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt an amendment to the Company’s amended and restated certificate of incorporation to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2”, (ii) provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes, which we refer to as “Proposal 3,” (iii) provide for certain additional changes, including changing the Company’s name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 4,” (iv) provide for a consent to personal jurisdiction and service of process, which we refer to as “Proposal 5,” (b) to elect three directors to serve as Class III directors on our board of directors until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal,” (c) to approve and adopt the Jason Industries, Inc. 2014 Omnibus Incentive Plan (an equity-based incentive plan), a copy of which is attached to the accompanying proxy statement as Annex D, which we refer to as the “Incentive Plan Proposal,” (d) to approve, by a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to our named executive officers upon completion of the Business Combination, whereby “our named executive officers” means the named executive officers of the Company assuming completion of the Business Combination, which we refer to as the “Business Combination-Related Compensation Proposal,” and (e) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Proposal 2. A copy of our proposed second amended and restated certificate of incorporation incorporating Proposal 2, Proposal 3, Proposal 4 and Proposal 5 is attached as Annex C to the accompanying proxy statement.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on The NASDAQ Stock Market under the symbols “QPAC,” “QPACU” and “QPACW,” respectively. We have applied to continue the listing of our common stock and warrants on The NASDAQ Stock Market under the symbols “JASN” and “JASNW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Quinpario common stock, par value $0.0001 (“Quinpario Common Stock”), and warrants to purchase one share of Quinpario Common Stock and cease separate trading.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Purchase Agreement, shares of Quinpario Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the transactions contemplated by the Purchase Agreement) in the trust account that holds the proceeds (less taxes payable and any interest that we may withdraw for working capital) of our initial public offering closed on August 14, 2013 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $177.1 million on March 31, 2014, the estimated per share redemption price would have been approximately $10.26. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares (the “20% threshold”). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination, although we have commenced a tender offer to purchase up to 9,200,000 of our public warrants, at a purchase price of $0.75 per public warrant, subject to certain conditions as further described in the accompanying proxy statement. The holders of shares of Quinpario Common Stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Quinpario Partners I, LLC, which we refer to as our “Sponsor,” certain of its affiliates and our independent directors own approximately 29.9% of our issued and outstanding shares of common stock, including all of the founder shares. Our Sponsor and other founders have agreed to vote any shares of Quinpario Common Stock owned by them in favor of the Business Combination Proposal.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, our board of directors has unanimously approved and adopted the Purchase Agreement and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination, FOR approval of Proposal 2 and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1—Approval of the Business Combination—Certain Benefits of Quinpario’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, Business Combination-Related Compensation Proposal, Incentive Plan Proposal and Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Approval of Proposal 2, Proposal 3, Proposal 4 and Proposal 5 requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The board of directors and stockholders of Jason have already approved the Business Combination.

Unless waived by the Company, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. Each redemption of shares of Quinpario Common Stock by our public stockholders will decrease the amount in our trust account, which holds approximately $177.1 million as of March 31, 2014. If, however, redemptions by our public stockholders cause us to have less than $115.0 million in our trust account at the closing of the Business Combination, certain of the Rollover Participants will have the option (but not the obligation) to contribute in connection with the rollover an additional aggregate amount of their current equity in Jason to Quinpario Sub equal to the shortfall between the cash then in the trust account and $115.0 million. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. The debt financing, PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval and closing of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval of the Business Combination, as further disclosed in the accompanying proxy statement.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” Proposal 2, Proposal 3, Proposal 4 and Proposal 5 but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. Unless waived by the parties to the Purchase Agreement, the closing of the Business Combination is conditioned upon the adoption and approval of the Business Combination Proposal and Proposal 2.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST Proposal 2, Proposal 3, Proposal 4 and Proposal 5 but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT QUINPARIO REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO QUINPARIO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT

WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2014	/s/ Jeffry N. Quinn

Jeffry N. Quinn
Chairman, President and Chief Executive Officer

This proxy statement is dated                     , 2014, and is first being mailed to stockholders of the Company on or about , 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

REVISED PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JUNE 3, 2014

QUINPARIO ACQUISITION CORP.

12935 N. Forty Drive, Suite 201,

St. Louis, Missouri 63141

NOTICE OF SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING

OF STOCKHOLDERS OF QUINPARIO ACQUISITION CORP.

To Be Held On June 30, 2014

To the Stockholders of Quinpario Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2014 annual meeting of stockholders (the “special meeting”) of Quinpario Acquisition Corp., a Delaware corporation (“we,” “us,” “our,” “Quinpario” or the “Company”), will be held on June 30, 2014, at 9:00 A.M., Eastern Time, at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Stock Purchase Agreement, dated as of March 16, 2014, as it may be amended (the “Purchase Agreement”), by and among the Company, JPHI Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Quinpario (“Quinpario Sub”), Jason Partners Holdings Inc., a Delaware corporation (“Jason”), and Jason Partners Holdings LLC, a Delaware limited liability company (“Seller”), and the transactions contemplated thereby (the “Business Combination Proposal”), which provides for the acquisition (the “Business Combination”) of all of the capital stock of Jason;

(2) Proposal 2—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized common stock (“Proposal 2”);

(3) Proposal 3—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (“Proposal 3”);

(4) Proposal 4—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for certain additional changes, including changing the Company’s corporate name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 4”);

(5) Proposal 5—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for a consent to personal jurisdiction and service of process (“Proposal 5”);

(6) The Director Election Proposal—to consider and vote upon a proposal to elect three directors upon consummation of the Business Combination to serve as Class III directors on Quinpario’s board of directors until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(7) The Incentive Plan Proposal—to consider and vote upon a proposal to approve and adopt the Jason Industries, Inc. 2014 Omnibus Incentive Plan (the “Incentive Plan Proposal”);

(8) The Business Combination-Related Compensation Proposal—To approve, by a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to our named executive officers upon completion of the Business Combination, whereby “our named executive officers” means the named executive officers of the Company assuming completion of the Business Combination, (the “Business Combination-Related Compensation Proposal”); and

(9) The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Proposal 2 (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on June 16, 2014 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our amended and restated certificate of incorporation, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Purchase Agreement, shares of Quinpario Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Purchase Agreement) in the trust account that holds the proceeds (less taxes payable and any interest that we may withdraw for working capital) of our initial public offering closed on August 14, 2013 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $177.1 million on March 31, 2014, the estimated per share redemption price would have been approximately $10.26. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares (the “20% threshold”). The holders of shares of Quinpario Common Stock issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Quinpario Partners I, LLC, our Sponsor, certain of its affiliates and our independent directors own approximately 29.9% of our issued and outstanding shares of common stock, including all of the founder shares.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and Proposal 2 are approved at the special meeting. In addition, (i) the Director Election Proposal is conditioned on the approval of Proposal 2 and the Business Combination Proposal, (ii) the Incentive Plan Proposal is conditioned on the approval of Proposal 2 and the Business Combinational Proposal and (iii) Proposal 2, Proposal 3, Proposal 4, Proposal 5 and the Business Combination-Related Compensation Proposal are conditioned on the approval of the Business Combination Proposal. Each of Proposal 3, Proposal 4 and Proposal 5 is also conditioned on the approval of Proposal 2. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth on the proxy statement.

We have no specified maximum redemption threshold under our charter other than the 20% threshold. However, unless waived by the Company, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. Each redemption of shares of our outstanding common stock by our public stockholders will decrease the amount in our trust account, which holds approximately $177.1 million. If, however, redemptions of our outstanding common stock by our public stockholders cause us to have less than $115.0 million in our trust account at the closing of the Business Combination, certain of the Rollover Participants will have the option (but no obligation) to contribute in connection with the rollover an additional aggregate amount of their current equity in Jason to Quinpario Sub in exchange for shares of Quinpario Sub common stock equal in value to the cash shortfall. In no event, however, will we redeem shares of our outstanding common stock in an amount that would cause our net tangible assets to be less than $5,000,001. We anticipate raising additional proceeds to fund the Business Combination through a debt financing and the sale of preferred stock (the “PIPE Investment”). Additionally, we have received commitments from certain investors pursuant to which they have collectively agreed to purchase shares of Quinpario common stock through (i) open market or privately negotiated transactions with third parties on or before the time required so that such shares are held of record on or before the record date for the special meeting, (ii) a private placement with consummation no earlier than simultaneous with that of the Business Combination, or (iii) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination (the “Backstop Commitment”). A portion of the proceeds from our debt financing will also be used to pay certain of Jason’s existing indebtedness. To the extent not utilized to consummate the Business Combination, the proceeds from the trust account, debt financing, PIPE Investment and Backstop Commitment will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. The PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal, as further disclosed in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors,

, 2014	/s/ Paul J. Berra III

Paul J. Berra III
Vice President, General Counsel and Secretary

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•	Quinpario is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. There currently are 24,608,333 shares of Quinpario’s common stock issued and outstanding, consisting of 17,250,000 shares originally sold as part of units in Quinpario’s IPO, 6,208,333 founder shares that were issued to our Sponsor prior to Quinpario’s IPO (of which (i) 469,000 were subsequently transferred to our independent directors and to certain employees of Quinpario Partners LLC, an affiliate of our Sponsor, and (ii) 75,000 are subject to forfeiture by our Sponsor (but not its transferees) upon consummation of the Business Combination because extension units will not be purchased) and 1,150,000 shares sold as part of units issued to our Sponsor in a private placement simultaneously with the consummation of our IPO. In addition, there currently are 18,400,000 warrants of Quinpario outstanding, consisting of 17,250,000 public warrants originally sold as part of units in Quinpario’s IPO and 1,150,000 placement warrants sold as part of the units issued to our Sponsor in a private placement simultaneously with the consummation of Quinpario’s IPO. Each warrant entitles its holder to purchase one share of Quinpario’s common stock at an exercise price of $12.00 per share. The public warrants will become exercisable on the later of 30 days after the completion of Quinpario’s initial Business Combination or 12 months from the consummation of Quinpario’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Quinpario’s initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Quinpario may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of Quinpario’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before Quinpario sends the notice of redemption to the warrant holders. The placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about Quinpario and its securities, see the sections entitled “Information About Quinpario,” “Quinpario Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

•	Jason is a global industrial manufacturing company operating through four businesses: finishing, seating, acoustics and components. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries. Jason is led by a corporate and business management team with an average of 25 years of experience and has embedded relationships with long standing customers, superior scale and resources and industry leading capability to design and manufacture specialized products on which its customers rely. For more information about Jason, see the sections entitled “Information About Jason,” “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

•	Pursuant to the Stock Purchase Agreement, dated as of March 16, 2014, as it may be amended (the “Purchase Agreement”), by and among the Company, Quinpario Sub, Jason and Seller, the Company proposes to acquire Jason through the acquisition of the outstanding shares of Jason’s common stock by Quinpario Sub, a wholly owned subsidiary of the Company. For more information about the transactions contemplated by the Purchase Agreement, which is referred to herein as the “Business Combination,” see the section entitled “Proposal No. 1—Approval of the Business Combination” and the copy of the Purchase Agreement attached to this proxy statement as Annex A.

•	Pursuant to the Purchase Agreement, the purchase price for the Business Combination is $538.65 million (the “Purchase Price”). Upon the effectiveness of the Business Combination, shares of common stock of Jason will be exchanged for cash, in the case of Seller, and validly issued shares of Quinpario Sub’s common stock (“Quinpario Sub Shares”), in the case of the Rollover Participants. The Purchase Price is subject to working capital and other customary adjustments to be determined at the closing of the Business Combination in accordance with the terms of the Purchase Agreement. Assuming the Business Combination was consummated on March 31, 2014, the consideration that would have been paid to Seller and certain members of Seller for their respective shares of Jason common stock would have been $294.6 million, consisting of $258.8 million in cash (the “Cash Consideration”) and $35.8 million in common equity issued by Quinpario Sub in exchange for the contribution of shares of Jason common stock by such members of Seller (“rollover”). Such consideration reflects an increase of $19.5 million representing the working capital adjustment based on a target working capital level of $80.0 million and a $17.5 million reduction for estimated transaction expenses paid on behalf of Seller by Jason. We intend to pay the Cash Consideration using proceeds of at least $115.0 million held in our trust account and the balance of the Cash Consideration (approximately $143.8 million) will be paid through a redemption by Jason of the remaining shares of its common stock held by Seller using the proceeds of our debt financing. The remainder of such debt financing proceeds will be used by Jason to pay certain of its existing indebtedness and for general working capital purposes after closing. For more information on the Quinpario Sub Shares, see the section entitled “Proposal No. 1—Approval of the Business Combination—Total Quinpario Sub Shares, and Shares of Quinpario Common Stock Exchangeable therefrom, to be Issued in the Business Combination.” For more information about the Purchase Agreement and related transaction agreements, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement.”

•	It is anticipated that, upon completion of the Business Combination, Quinpario’s public stockholders will retain an ownership interest of 70.3% in Quinpario and our initial stockholders, including our Sponsor, will retain an ownership interest of approximately 29.7% in Quinpario. In turn, Quinpario will retain an ownership interest of approximately 87.6% in Quinpario Sub, and, through the rollover, certain former equity holders, directors and management of Jason (the “Rollover Participants”) will own approximately 12.4% of the outstanding common stock of Quinpario Sub. If any of Quinpario’s stockholders exercise their redemption rights, the ownership interest in Quinpario of Quinpario’s public stockholders will decrease and the ownership interest in Quinpario of our initial stockholders, including our Sponsor, will increase, although Quinpario’s and the Rollover Participants’ respective ownership interests in Quinpario Sub will change, at the option of the Rollover Participants, only in the event that redemptions by Quinpario stockholders cause us to maintain less than $115.0 million in our trust account. Upon completion of the Business Combination, Quinpario Sub will own 100% of the outstanding capital stock of Jason. The ownership percentage with respect to Quinpario following the Business Combination does not take into account (i) the option of each Rollover Participant to exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock pursuant to the terms of a rollover agreement, (ii) warrants to purchase Quinpario Common Stock that may remain outstanding following the Business Combination and the Warrant Tender Offer (as defined below), (iii) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2014 Omnibus Incentive Plan, (iv) the issuance of any shares of Quinpario Preferred Stock convertible into shares of Quinpario Common Stock or (v) the issuance of any shares pursuant to the Backstop Commitment (as defined below). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Quinpario’s existing stockholders in Quinpario will be different and the percentage ownership retained by Quinpario in Quinpario Sub will be different.

See “Summary—Impact of the Business Combination on Quinpario’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•	We have obtained a commitment letter from a syndicate of lenders to provide debt financing to Jason in the aggregate amount of approximately $460.0 million to refinance Jason’s existing indebtedness and pay a portion of the Cash Consideration, as well as for working capital and general corporate purposes. The debt financing is contingent upon stockholder approval of the Business Combination. For more information on the debt financing, see the section entitled “Related Agreements—Debt Financing.”

•	Our management and board of directors considered various factors in determining whether to approve the Purchase Agreement and the transactions contemplated thereby, and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $5.175 million payable to the underwriters of our IPO). For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the Business Combination—Quinpario’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•	Pursuant to our amended and restated certificate of incorporation, in connection with the Business Combination holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of March 31, 2014 this would have amounted to approximately $10.26 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders—Redemption Rights.”

•	In addition to voting on the proposal to approve and adopt the Purchase Agreement and the Business Combination contemplated thereby at the special meeting, the stockholders of Quinpario will be asked to vote on proposals (a) to amend the Company’s amended and restated certificate of incorporation to (i) increase the Company’s authorized common stock and preferred stock, (ii) provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes, (iii) provide for certain additional changes, including changing the Company’s corporate name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, (b) to elect three directors to the board of Quinpario, (c) to adopt an equity incentive plan, (d) to approve, by a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to our named executive officers upon completion of the Business Combination, whereby “our named executive officers” means the named executive officers of the Company assuming completion of the Business Combination, and (e) to postpone or adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination or Proposal 2. See the sections entitled “Proposal No. 2—Authorization to Increase the Company’s Authorized Capital,” “Proposal No. 3—Classification of the Board,” “Proposal No. 4—Approval of Additional Amendments to Current Certificate in Connection with the Business Combination,” “Proposal No. 5—Approval of Consent to Personal Jurisdiction and Service of Process,” “Proposal No. 6—Election of Directors to the Board,” “Proposal No. 7—Approval and Adoption of the Jason Industries, Inc. 2014 Omnibus Incentive Plan,” “Proposal No. 8—Advisory Vote on Business Combination-Related Compensation,” “Proposal No. 9—The Adjournment Proposal” and “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders.” The Director Election Proposal is conditioned on the approval of Proposal 2 and the Business Combination Proposal. The Incentive Plan Proposal is conditioned on the approval of Proposal 2 and the Business Combination Proposal. Proposal 2, Proposal 3, Proposal 4, Proposal 5 and the Business Combination-Related Compensation Proposal are conditioned on the approval of the Business Combination Proposal. Each of Proposal 3, Proposal 4 and Proposal 5 is also conditioned on the approval of Proposal 2. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth on this proxy statement.

•	Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Quinpario, Walter Thomas Jagodinski and Ilan Kaufthal, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies created by such resignations and the increased size of the board of directors, with two incumbent directors of Jason and three newly appointed independent directors. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Quinpario directors, James P. Heffernan, Edgar G. Hotard, Jeffry N. Quinn and Dr. John Rutledge, existing Jason directors, Vincent L. Martin and David C. Westgate, and three newly appointed directors, Robert H. Jenkins, James M. Sullivan and James F. Stern. See the sections entitled “Proposal No. 6—Election of Directors to the Board” and “Management After the Business Combination.”

•	Unless waived by the parties to the Purchase Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Purchase Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement.”

•	The Purchase Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by Seller or the Company acting alone, in specified circumstances. For more information about the termination rights under the Purchase Agreement, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•	In considering the recommendation of Quinpario’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•	the continued right of our Sponsor, our Chief Executive Officer and our directors to hold our common stock following the Business Combination, subject to lock-up agreements;

•	the continued right of our Sponsor to hold placement warrants to purchase shares of our common stock;

•	the fact that our Sponsor and our Chief Executive Officer paid an aggregate of $11,525,000 for their founder shares, placement shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•	if Quinpario is unable to complete a business combination within the required time period, our Sponsor and Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quinpario for services rendered or contracted for or products sold to Quinpario, but only if such a vendor or target business has not executed such a waiver;

•	if the proposed Business Combination has not been consummated on or prior to August 15, 2014, Quinpario must promptly reimburse Jason for half of its actual out-of-pocket third party expenses (not to exceed $500,000 in the aggregate) incurred relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations;

•	the continuation of four of our six existing directors as directors of the Company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Quinpario” refer to Quinpario Acquisition Corp., and the terms “combined company” and “post-combination company” refers to Quinpario following the consummation of the Business Combination.

In this document:

“Backstop Commitment” means the commitment between Quinpario and certain investors pursuant to which such investors have collectively agreed to purchase up to $17.5 million of shares of Quinpario Common Stock, through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.255 per share, to occur on or before the time required so that such shares are held of record on or before the record date for the special meeting, (y) a private placement with consummation no earlier than simultaneous with that of the Business Combination at a purchase price of $10.255 per share, or (z) a combination thereof. Such investors have also agreed during such period to vote any Quinpario Common Stock that they own, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting.

“Business Combination” means the acquisition of all the capital stock of Jason by Quinpario Sub pursuant to the Purchase Agreement.

“Cash Consideration” means the portion of the Purchase Price which is payable in cash.

“current certificate” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on August 8, 2013.

“Debt Financing” or “debt financing” means the commitment letter from a syndicate of lenders led by Deutsche Bank AG New York Branch to provide financing to Jason in the aggregate amount of approximately $460.0 million to refinance Jason’s existing indebtedness, pay a portion of the Purchase Price and use for general corporate purposes.

“Exchange Act” means the the Securities Exchange Act of 1934, as amended.

“extension units” means an aggregate of up to 225,000 extension units which may be purchased separately by our Sponsor or its designee in the event we are unable to consummate our initial business combination within 16 months of the consummation of our IPO.

“founder shares” means the 6,208,333 shares of Quinpario Common Stock issued prior to Quinpario IPO, 469,000 of which have been transferred by our Sponsor to our independent directors and to certain employees of an affiliate of our Sponsor, and 75,000 are subject to forfeiture by our Sponsor (but not its transferees) upon consummation of the Business Combination because extension units will not be purchased.

“initial stockholders” means our Sponsor and each of our officers and directors and certain employees of an affiliate of our Sponsor, in each case, that hold founder shares.

“IPO” means our initial public offering, consummated on August 14, 2013 through the sale of 17,250,000 public units (including 2,250,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.000 per share.

“Jason” means Jason Partners Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Seller.

“PIPE Investment” means the private placement of 45,000 shares of Series A Convertible Preferred Stock for gross proceeds to the Company of approximately $45 million, pursuant to that certain Backstop and Subscription Agreement by and between the Company and the investors named therein entered into in May 2014.

“placement shares” means 1,150,000 shares of Quinpario Common Stock included within the placement units purchased separately in the private placement by our Sponsor.

“placement units” means 1,150,000 units purchased separately by our Sponsor in the private placement, each placement unit consisting of one placement share and one placement warrant.

“placement warrants” means the 1,150,000 warrants included within the placement units purchased by our Sponsor in the private placement, each of which is exercisable for one share of Quinpario Common Stock, in accordance with its terms.

“private placement” means the private sale of 1,150,000 units purchased by our Sponsor that occurred simultaneously with the consummation of our IPO for a purchase price of $10.00 per placement unit for a total purchase price of $11,500,000.

“proposed certificate” means the proposed second amended and restated certificate of incorporation of Quinpario, which will become the Company’s certificate of incorporation upon the approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5 and the Business Combination Proposals and the consummation of the Business Combination. A copy of the proposed certificate is attached hereto as Annex C.

“public shares” means shares of Quinpario Common Stock issued in Quinpario’s IPO.

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants issued in Quinpario’s IPO, each of which is exercisable for one share of Quinpario Common Stock, in accordance with its terms.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of March 16, 2014, as it may be amended, by and among the Company, Quinpario Sub, Jason and Seller.

“Quinpario” means Quinpario Acquisition Corp., a Delaware corporation.

“Quinpario Common Stock” or “our common stock” means common stock, par value $0.0001 per share, of Quinpario.

“Quinpario Preferred Stock” or “our preferred stock” means preferred stock, par value $0.0001 per share, of Quinpario, 100,000 shares of which have been designated Series A Convertible Preferred Stock.

“Quinpario Sub” means JPHI Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Quinpario.

“Quinpario Sub Shares” means shares of common stock, par value $0.0001 per share, of Quinpario Sub.

“Rollover Agreement” means that certain agreement to be entered into in connection with the consummation of the Business Combination by and among Quinpario, Quinpario Sub and the Rollover Participants pursuant to which, among other things, the Rollover Participants shall receive the option to exchange all or a portion of their Quinpario Sub Shares into the same number of shares of Quinpario Common Stock. For the sake of clarity, the Rollover Agreement refers to the agreement defined as the Investor Rights Agreement in the Purchase Agreement.

“Rollover Funds” means Saw Mill Capital LLC, Falcon Investment Advisors, LLC and Hamilton Lane Co-Investment Fund II, LP.

“Rollover Participants” means (i) each of Jason’s current executive officers, which includes: David C. Westgate, Chairman, President and Chief Executive Officer, Stephen L. Cripe, Chief Financial Officer, William P. Schultz, General Counsel, David A. Cataldi, President, Janesville Acoustics, Srivas Prasad, President, Milsco Manufacturing Company, Dr. Florestan von Boxberg, President, Jason Finishing Group, and John J. Hengel, Vice-President, Finance, (ii) two non-executive officer employees of Jason, (iii) existing director of Jason, Vincent L. Martin, and (iv) the Rollover Funds.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Jason Partners Holdings LLC, a Delaware limited liability company.

“Series A Convertible Preferred Stock” means the 100,000 shares of Quinpario Preferred Stock designated as 8.0% Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share.

“special meeting” means the special meeting in lieu of the 2014 annual meeting of stockholders of Quinpario that is the subject of this proxy statement.

“Sponsor” means Quinpario Partners I, LLC, a Delaware limited liability company.

“Warrant Tender Offer” means the offer by Quinpario to purchase up to 9,200,000 of its public warrants at a purchase price of $0.75 per warrant, subject to certain conditions, including that (i) the Purchase Agreement is not terminated for any reason, (ii) we have at least $115 million in our trust account, after giving effect to any redemption of public shares, and (iii) it would not, in our reasonable judgment, be reasonably likely to prevent or delay the closing of the Business Combination or the ability of Quinpario or Quinpario Sub to obtain any portion of the Debt Financing. The tender offer commenced on May 6, 2014 and is scheduled to expire on June 4, 2014, although we intend to extend the Warrant Tender Offer to ensure the expiration date of the offer occurs after the consummation of the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	Our stockholders are being asked to consider and vote upon a proposal to approve and adopt the Purchase Agreement, among other proposals. We have entered into the Purchase Agreement with Seller providing for the acquisition of all the capital stock of Jason Partners Holdings Inc., which we refer to as “Jason,” and which acquisition we refer to as the “Business Combination,” by JPHI Holdings Inc., a wholly-owned subsidiary of Quinpario (“Quinpario Sub”). Pursuant to the Purchase Agreement, the purchase price for the Business Combination is $538.65 million (the “Purchase Price”), subject to working capital and other customary adjustments in accordance with the terms of the Purchase Agreement, as described further herein. A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex A.

Our common stock, units and warrants are currently listed on The NASDAQ Stock Market under the symbols “QPAC,” “QPACU” and “QPACW,” respectively. We have applied to continue the listing of our common stock and warrants on The NASDAQ Stock Market under the symbols “JASN” and “JASNW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of common stock and warrants to purchase one share of our common stock.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are proposals on which our stockholders are being asked to vote.

1.	To approve and adopt the Business Combination and the other transactions contemplated by the Purchase Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

2.	To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation (“current certificate”) to increase the Company’s authorized common stock (this proposal is referred to herein as “Proposal 2”);

3.	To consider and act upon a proposed amendment to the Company’s current certificate to provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (this proposal is referred to herein as “Proposal 3”);

4.	To consider and act upon a proposed amendment to the Company’s current certificate to provide for certain additional changes, including changing the Company’s corporate name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (this proposal is referred to herein as “Proposal 4”);

5.	To consider and act upon a proposed amendment to the Company’s current certificate to provide for a consent to personal jurisdiction and service of process (this proposal is referred to herein as “Proposal 5”);

6.	To elect three directors to our board of directors to serve as Class III directors on our board of directors until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified (this proposal is referred to herein as the “Director Election Proposal”);

7.	To approve and adopt the Jason Industries, Inc. 2014 Omnibus Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”);

8.	To approve, by a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to our named executive officers upon completion of the Business Combination, whereby “our named executive officers” means the named executive officers of the Company assuming completion of the Business Combination (the “Business Combination-Related Compensation Proposal”); and

9.	To approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Proposal 2 (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal or Proposal 2.

Q:	Are the proposals conditioned on one another?

A:	The Business Combination Proposal is conditioned on the approval of Proposal 2. In addition, (i) the Director Election Proposal is conditioned on the approval of Proposal 2 and the Business Combination Proposal (ii) the Incentive Plan Proposal is conditioned on the approval of Proposal 2 and the Business Combinational Proposal and (iii) Proposal 2, Proposal 3, Proposal 4, Proposal 5 and the Business Combination-Related Compensation Proposal are conditioned on the approval of the Business Combination Proposal. Each of Proposal 3, Proposal 4 and Proposal 5 is also conditioned on the approval of Proposal 2. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that either of the Business Combination Proposal or Proposal 2 does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination within 16 months (or up to 24 months in case of extensions) of August 14, 2013, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Why is Quinpario providing stockholders with the opportunity to vote on the Business Combination?

A:	Under our current certificate, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination.

Q:	What will happen in the Business Combination?

A:	At the closing of the Business Combination, Quinpario Sub, a wholly-owned subsidiary of the Company, will acquire all the outstanding common stock of Jason which comprise all of the issued and outstanding shares of capital stock of Jason. Shares of common stock of Jason will be exchanged for cash, in the case of Seller, and Quinpario Sub Shares, in the case of the Rollover Participants.

Q:	What equity stake will (i) current Quinpario stockholders and former Jason stockholders hold in the Company after the closing and (ii) Quinpario hold in the Company after the closing?

A:

It is anticipated that, upon completion of the Business Combination, Quinpario’s public stockholders will retain an ownership interest of approximately 70.3% of Quinpario and our initial stockholders, including our

Sponsor, will retain an ownership interest of approximately 29.7% of Quinpario. In turn, Quinpario will retain an ownership interest of approximately 87.6% in Quinpario Sub, and the Rollover Participants will own approximately 12.4% of the outstanding common stock of Quinpario Sub. If any of Quinpario’s stockholders exercise their redemption rights, the ownership interest in Quinpario of Quinpario’s public stockholders will decrease and the ownership interest in Quinpario of our initial stockholders, including our Sponsor, will increase, although Quinpario’s and the Rollover Participants’ respective ownership interests in Quinpario Sub will change, at the option of the Rollover Participants, only in the event that redemptions by Quinpario stockholders cause us to maintain less than $115.0 million in our trust account at closing. Upon the closing of the Business Combination, Quinpario Sub will own 100% of the outstanding common stock of Jason. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Quinpario’s existing stockholders in Quinpario will be different and the percentage ownership retained by Quinpario in Quinpario Sub will be different (with our sponsor and its affiliate, above certain redemption levels, owning a majority of our outstanding shares of common stock). The ownership percentage with respect to Quinpario following the Business Combination does not take into account (i) the option of each Rollover Participant to (at its election) exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock pursuant to the terms of the Rollover Agreement, (ii) warrants to purchase Quinpario’s common stock that may remain outstanding following the Business Combination and the Warrant Tender Offer, (iii) the issuance of any shares under the Company’s proposed 2014 Omnibus Incentive Plan, (iv) the issuance of any shares of Series A Convertible Preferred Stock convertible into shares of Quinpario Common Stock pursuant to the PIPE Investment or (v) the issuance of any shares of Quinpario Common Stock pursuant to the Backstop Commitment (in the event of a private placement, which will occur, if at all, no earlier than simultaneous with the Business Combination). If the actual facts are different than these assumptions, the percentage ownership retained by Quinpario’s existing stockholders in Quinpario will be different and the percentage ownership retained by Quinpario in Quinpario Sub will be different.

See “Summary—Impact of the Business Combination on Quinpario’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Will Quinpario obtain new financing in connection with the Business Combination?

A:	Yes. We have obtained a commitment letter from a syndicate of lenders to provide the Debt Financing to Jason in the aggregate amount of approximately $460.0 million to refinance Jason’s existing indebtedness, pay a portion of the Purchase Price and use for general corporate purposes. The Debt Financing is contingent upon stockholder approval of the Business Combination.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Purchase Agreement, including that our stockholders have approved and adopted the Purchase Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement.”

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its trust account and from the Debt Financing, to fund the total Purchase Price?

A:

Yes. In May 2014, the Company entered into a Backstop and Subscription Agreement with the investors named therein providing for the issuance by the Company of 45,000 shares of Series A Convertible Preferred Stock in a private placement (subject to certain conditions, including the closing of the Business Combination) for gross proceeds to the Company of approximately $45 million, which we referred to as the PIPE Investment. Also pursuant to the Backstop and Subscription Agreement, certain investors have agreed to collectively purchase up to $17.5 million worth of shares of Quinpario Common Stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.255 per share, to occur on or before the time required so that such shares are held of record on or before the record date for the special meeting, (y) a private placement with consummation no earlier than simultaneous with that of the Business Combination at a purchase price of $10.255 per share, or (z) a combination thereof, which we referred to as the Backstop Commitment. The investors that are party to the Backstop Commitment will use reasonable best efforts to purchase shares in the open market or in privately negotiated transactions prior to the record date for the special meeting. Since the Company will not receive any funds from the purchase of shares in the open market or in privately negotiated transactions, it is unlikely that Quinpario will receive the full $17.5 million in proceeds contemplated by the Backstop Commitment. The investors in the Backstop Commitment have agreed to vote any Quinpario Common Stock that they own, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting. Each of the investors in the Backstop Commitment has also agreed not to transfer any Quinpario Common Stock that it owns other than sales, in the open market, at a price of $10.265 per share or greater, of any Quinpario Common Stock owned by it on March 27, 2014, until the earlier of (i) the closing of the Business Combination, (ii) August 15, 2014, or (iii) the public announcement by the Company of the termination of the Purchase Agreement.

To the extent not utilized to consummate the Business Combination, the proceeds from the trust account, Debt Financing, PIPE Investment and Backstop Commitment will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. The PIPE Investment and any private placement of Quinpario Common Stock made pursuant to the Backstop Commitment are contingent upon stockholder approval and the consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval and the consummation of the closing of the Business Combination.

In May 2014, Quinpario and the investors in the PIPE Investment and Backstop Commitment also entered into a registration rights agreement that provides for the registration of our common stock, if purchased from the Company in a private placement pursuant to the Backstop Commitment, and Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible).

Q:	Why is Quinpario proposing Proposal 2, Proposal 3, Proposal 4 and Proposal 5?

A:	The proposed certificate that we are asking our stockholders to approve in connection with the Business Combination provides an increase in the number of authorized shares of our common stock, the classification of our board of directors into three separate classes, certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company and provides for a consent to personal jurisdiction and service of process. In addition, to the extent that the Rollover Participants elect to exchange a significant portion of their Quinpario Sub Shares into the same number of shares of Quinpario Common Stock and the 2014 Omnibus Incentive Plan is approved, we will need to have additional authorized capital stock. Approval of Proposal 2 is a condition to consummation of the Business Combination pursuant to the Purchase Agreement.

Q:	Why is Quinpario proposing the Director Election Proposal?

A:	Upon consummation of the Business Combination, and assuming Proposal 3 is approved to create a new class of directors (Class III) to serve a three year term expiring at the Company’s annual meeting of stockholders in 2017, Quinpario believes it is in the best interests of stockholders to allow stockholders to vote upon the election of such Class III directors. See the sections entitled “Proposal No. 6—Election of Directors to the Board of Directors” for additional information.

Q:	Why is Quinpario proposing the Incentive Plan Proposal?

A:	The purpose of the 2014 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:	Why is Quinpario proposing the Business Combination-Related Compensation Proposal?

A:	It is required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act for the Company to provide its stockholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to our named executive officers upon completion of the Business Combination. Cash and certain perquisite/benefits payments shall only be made upon a termination without “cause” or if the executive is “constructively discharged” (as such terms are defined in the employment agreement) or if the executive is provided with a notice of non-renewal.

Q:	What happens if I sell my shares of Quinpario Common Stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Quinpario Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Quinpario Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:	The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a Quinpario stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Quinpario stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of Quinpario Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote AGAINST these proposals.

The approval of Proposal 2, Proposal 3, Proposal 4 and Proposal 5 each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Quinpario stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Q:	May Quinpario or the Sponsor, Quinpario’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

Q:	How many votes do I have at the special meeting?

A:	Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of June 16, 2014, the record date for the special meeting. As of the close of business on the record date, there were 24,608,333 outstanding shares of our common stock.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date for the special meeting, 12,304,167 shares of our common stock would be required to achieve a quorum.

Q:	How will Quinpario’s Sponsor, directors and officers vote?

A:	In connection with our IPO, we entered into agreements with each of our initial stockholders, consisting of the Sponsor, our independent directors and our executive officers, pursuant to which each agreed to vote any shares of Quinpario Common Stock owned by them in favor of the Business Combination Proposal. None of our initial stockholders has purchased any shares during or after our IPO and neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our independent directors own approximately 29.9% of our issued and outstanding shares of common stock, including all of the founder shares.

In addition, simultaneously with the execution of the Purchase Agreement, our Sponsor and certain affiliates of our Sponsor, including Quinpario Partners LLC (collectively, the “Quinn Stockholders”), entered into a Stockholder Voting Agreement with Seller and Jason (the “Stockholder Voting Agreement”). Pursuant to the Stockholder Voting Agreement, the Quinn Stockholders have agreed, among other things, to vote the shares of Quinpario Common Stock held by the Quinn Stockholders (representing as of the date hereof approximately 28% of the voting power of the Company) in favor of the adoption of the Purchase Agreement and approval of the Business Combination and other transactions contemplated by the Purchase Agreement.

Q:	How will providers of the Backstop Commitment vote?

A:	The providers of the Backstop Commitment have agreed to vote any Quinpario Common Stock that they own, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein.

Q:	What interests do Quinpario’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•	the continued right of our Sponsor, our Chief Executive Officer and our directors to hold our common stock following the Business Combination, subject to lock-up agreements;

•	the continued right of our Sponsor to hold placement warrants to purchase shares of our common stock;

•	the fact that our Sponsor and our Chief Executive Officer paid an aggregate of $11,525,000 for their founder shares, placement shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•	if Quinpario is unable to complete a business combination within the required time period, our Sponsor and Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quinpario for services rendered or contracted for or products sold to Quinpario, but only if such a vendor or target business has not executed such a waiver;

•	if the proposed Business Combination has not been consummated on or prior to August 15, 2014, Quinpario must promptly reimburse Jason for half of its actual out-of-pocket third party expenses (not to exceed $500,000 in the aggregate) incurred relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations;

•	the continuation of four of our six existing directors as directors of the Company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination within 16 months (or up to 24 months in case of extensions) of August 14, 2013, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares. Our Sponsor and initial stockholders have agreed to waive their redemption rights with respect to the any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $177.1 million on March 31, 2014, the estimated per share redemption price would have been approximately $10.26. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of franchise and income taxes payable and dissolution expenses) in connection with the liquidation of the trust account.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Quinpario Common Stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Purchase Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) affirmatively vote either for or against the Business Combination Proposal and, (ii) prior to 4:30 p.m., Eastern Time on June 26, 2014 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?”

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Quinpario stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Quinpario Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Quinpario Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in Quinpario. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the Quinpario Common Stock, and any remaining excess will be treated as gain realized on the sale or other disposition of the Quinpario Common Stock. See the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:	If I am a Quinpario warrantholder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants. However, holders of our public warrants may participate in the Warrant Tender Offer (discussed below).

Q:	What is the Warrant Tender Offer?

A:	On May 6, 2014, Quinpario commenced a tender offer to purchase up to 9,200,000 of its public warrants at a purchase price of $0.75 per warrant, subject to certain conditions, including that (i) the Purchase Agreement is not terminated for any reason, (ii) we have at least $115 million in our trust account, after giving effect to any redemption of public shares, and (iii) it would not, in our reasonable judgment, be reasonably likely to prevent or delay the closing of the Business Combination or the ability of Quinpario or Quinpario Sub to obtain any portion of the Debt Financing. The aggregate purchase price to be paid to the warrant holders on the Warrant Tender Offer will not be deducted from the amount held in our trust account in determining whether condition (ii) in the foregoing sentence is satisfied. The Warrant Tender Offer is scheduled to expire on June 4, 2014, although we intend to extend the Warrant Tender Offer to ensure the expiration date of the offer occurs after the completion of the Business Combination. The purpose of the Warrant Tender Offer is to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving cash for their public warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Quinpario Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) a portion of the Purchase Price pursuant to the Purchase Agreement, (ii) Quinpario stockholders who properly exercise their redemption rights, (iii) Quinpario warrant holders who properly tender their warrants pursuant to the Warrant Tender Offer, (iv) up to $5.175 million in deferred underwriting compensation to the underwriters of our IPO and other designated persons and certain additional fees for advisory services, (v) all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company, Quinpario Sub, Seller or Jason in connection with the transactions contemplated by the Business Combination, (vi) Quinpario Partners LLC for all transaction costs associated with the exploration of potential business combinations not related to the Business Combination and transaction costs incurred in connection with the Business Combination, as more fully described in section “Certain Relationships and Related Transactions—Quinpario Related Person Transactions,” (vii) unpaid franchise and income taxes of the Company, and (viii) for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Purchase Agreement may be terminated. See the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Purchase Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction within 16 months (or up to 24 months in case of extensions) of August 14, 2013, our amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable and dissolution expenses, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Quinpario’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Quinpario’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Quinpario’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. In any event, we expect the closing of the Business Combination to occur, on or prior to August 15, 2014.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our common stock on June 16, 2014, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by (1) calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted, (2) accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, or (3) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Director Election Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” Proposal 2, Proposal 3, Proposal 4 and Proposal 5, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal. Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be not counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Quinpario will pay the cost of soliciting proxies for the special meeting. Quinpario has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Quinpario has agreed to pay Morrow a fee of $25,000 plus a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting and information agent in connection with the Warrant Tender Offer. Quinpario will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Quinpario will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Quinpario’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Quinpario’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Paul J. Berra III, Vice President, General Counsel & Secretary

Quinpario Acquisition Corp.

12935 N. Forty Drive, Suite 201,

St. Louis, Missouri 63141

Tel: (314) 548-6200

Email: pjberra@quinpario.com

You may also contact our proxy solicitor at:

Morrow & Co., LLC

470 West Avenue, 3rd Floor,

Stamford, CT 06902;

Individuals call toll-free: (800) 662-5200

Banks and brokerage, please call (203) 658-9400

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by Quinpario’s public stockholders and (ii) do not include any shares of Quinpario Common Stock issuable upon exercise of Quinpario’s warrants or (iii) shares of Quinpario Common Stock that will be issuable upon exercise of the option, under the Rollover Agreement, of each Rollover Participant to exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock.

Parties to the Business Combination

Quinpario Acquisition Corp.

Quinpario is a Delaware special purpose acquisition company formed in May 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Quinpario and one or more businesses.

Quinpario’s securities are traded on NASDAQ under the ticker symbols “QPAC,” “QPACU” and “QPACW.” We have applied to continue the listing of our common stock and warrants on The NASDAQ Stock Market under the symbols “JASN” and “JASNW,” respectively, upon the closing of the Business Combination.

The mailing address of Quinpario’s principal executive office is 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141.

JPHI Holdings Inc.

Quinpario Sub, a Delaware corporation, is a wholly-owned subsidiary formed by us on March 11, 2014 to consummate the Business Combination. In the Business Combination, Quinpario Sub will acquire all the outstanding common stock of Jason. Shares of common stock of Jason will be exchanged for cash, in the case of Seller, and shares of Quinpario Sub Shares, in the case of the Rollover Participants.

The mailing address of Quinpario Sub’s principal executive office is 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141.

Jason Partners Holdings Inc.

Jason is a global industrial manufacturing company operating through four businesses: finishing, seating, acoustics and components. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries. Jason is led by a corporate and business management team with an average of 25 years of experience and has embedded relationships with long standing customers, superior scale and resources and industry leading capability to design and manufacture specialized products on which its customers rely.

The mailing address of Jason’s principal executive office is 411 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin 53202.

Jason Partners Holdings LLC

Seller, a Delaware limited liability company, was formed on behalf of the Rollover Funds and the other members of Seller on July 26, 2010, as a holding company, for the purpose of holding shares of capital stock of Jason and matters ancillary and otherwise related thereto. With the exception of the foregoing, Seller has not conducted any other business or operations.

The mailing address of Seller’s principal executive office is 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, NY 10510.

Jason’s Business

Jason is a global industrial manufacturing company operating in the following industry sectors: agricultural, construction and industrial manufacturing. Jason operates in these sectors through four businesses: finishing, seating, acoustics and components. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through a global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries. Jason is led by a corporate and business management team with an average of 25 years of experience and has embedded relationships with long standing customers, superior scale and resources and industry leading capability to design and manufacture specialized products on which its customers rely.

Jason’s goal is to focus on markets with sustainable growth characteristics and where it believes it is, or has the opportunity to become, the industry leader. Jason’s finishing business focuses on the production of industrial brushes, buffing wheels and buffing compounds that are used in a broad range of industrial and infrastructure applications. While Jason’s finishing business competes with numerous domestic and international companies across numerous product lines, the market is highly fragmented with most participants having single or limited product lines and serving specific geographic markets. Jason believes that resurgence in demand from the manufacturing, industrial and energy markets is driving demand for finishing products. In the long-term, the finishing market is closely tied to overall growth in industrial production, which Jason believes has fundamental and significant long-term growth potential. Jason’s seating business supplies seating solutions to equipment manufacturers in the motorcycle, lawn and turf care, industrial, agricultural, construction and power sports end markets and is the sole supplier of original equipment manufacturer (“OEM”) seating to a major U.S.-based manufacturer of heavy motorcycles. The market for seating products is dominated by several large domestic and international participants who are often awarded contracts as the sole supplier for a particular product. Production and demand for motorcycles, lawn and garden equipment and construction equipment has rebounded since the recession and Jason expects activity to continue to improve in these sectors. The acoustics business manufactures engineered non-woven, fiber-based acoustical products for the North American auto industry. The market for automotive acoustical products is dominated by several large domestic and international participants who are often awarded contracts as the sole supplier for a particular automotive platform based on innovative styling, price or acoustical performance of their products. The components business is a diversified manufacturer of stamped, formed, expanded and perforated metal components and subassemblies for rail and filtration applications, outdoor power equipment, small gas engines and smart utility meters. Demand in the components market is influenced by the broader industrial manufacturing market, which Jason believes has fundamental and significant long-term growth potential, as well as trends in the perforated and expanded metal, smart meter, rail and outdoor power equipment industries. The market for component products is highly fragmented with most participants having single or limited product lines, serving specific geographic markets or providing niche capabilities applicable to a limited customer base.

Jason employs approximately 4,000 employees and manufactures products in 33 locations around the world. For the three months ended March 28, 2014 and year ended December 31, 2013, Jason generated net sales of

$186.5 million and $680.8 million, respectively, income from operations of $11.8 million and $53.7 million, respectively, and adjusted EBITDA of $22.1 million and $79.8 million, respectively. For an explanation of adjusted EBITDA see “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below. For additional information regarding Jason’s business, see “Information About Jason.”

Consideration to Jason Stockholders in the Business Combination

Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, shares of common stock of Jason will be exchanged for cash, in the case of Seller, and validly issued shares of Quinpario Sub’s common stock, in the case of the Rollover Participants. Pursuant to the Purchase Agreement, the purchase price for the Business Combination is $538.65 million. The Purchase Price is subject to working capital and other customary adjustments to be determined at the closing of the Business Combination in accordance with the terms of the Purchase Agreement. Assuming the Business Combination was consummated on March 31, 2014, the consideration that would have been paid to Seller and certain members of Seller for their shares of Jason common stock would have been $294.6 million, consisting of $258.8 million in cash (the “Cash Consideration”) and $35.8 million in Quinpario Sub Shares. Such consideration reflects an increase of $19.5 million representing the working capital adjustment based on a target working capital level of $80.0 million and a $17.5 million reduction for estimated transaction expenses paid on behalf of Seller by Jason. We intend to pay the Cash Consideration using proceeds of at least $115.0 million held in our trust account and the balance of the Cash Consideration (approximately $143.8 million) will be paid through a redemption by Jason of the remaining shares of its common stock held by Seller using the proceeds of our Debt Financing. The remainder of such Debt Financing proceeds will be used by Jason to pay certain of its existing indebtedness and for general working capital purposes after closing.

Organizational Structure

The following diagram illustrates the ownership structure of the Company immediately following the Business Combination.

Opinion of Stifel to Quinpario’s Board of Directors

In connection with the Business Combination, the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel”), delivered a written opinion, dated March 14, 2014, to our board of directors that, as of March 14, 2014, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the purchase price to be paid by Quinpario in the Business Combination pursuant to the Purchase Agreement was fair to Quinpario, from a financial point of view, and (ii) the fair market value of Jason (measured by the enterprise values implied by the various financial analyses Stifel conducted in connection with its opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account).

The full text of the written opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in such opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference. You should read the opinion carefully in its entirety. Stifel’s opinion does not constitute a recommendation to any holder of shares of Quinpario Common Stock as to how such holder should vote or act with respect to the Purchase Agreement or the Business Combination Proposal, whether such holder should exercise its redemption rights with respect to its shares of Quinpario Common Stock or any other matter.

Redemption Rights

Pursuant to our current certificate, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate. As of March 31, 2014, this would have amounted to approximately $10.26 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Quinpario Common Stock for cash and will no longer own shares of Quinpario Common Stock and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Quinpario’s Public Float

It is anticipated that, upon completion of the Business Combination, Quinpario’s public stockholders will retain an ownership interest of approximately 70.3% in Quinpario and our initial stockholders, including our Sponsor, will retain an ownership interest of approximately 29.7% in Quinpario. In turn, Quinpario will retain an ownership interest of approximately 87.6% in Quinpario Sub, and, through the rollover, the Rollover Participants will own approximately 12.4% of the outstanding common stock of Quinpario Sub. If Quinpario’s stockholders exercise their redemption rights, the ownership interest in Quinpario of Quinpario’s public stockholders will decrease and the ownership interest in Quinpario of our initial stockholders, including our Sponsor, will increase, although Quinpario’s and the Rollover Participants’ respective ownership interests in Quinpario Sub will change, at the option of the Rollover Participants, only in the event that redemptions by Quinpario stockholders cause us to maintain less than $115.0 million in our trust account. Upon completion of the Business Combination, Quinpario Sub will own 100% of the outstanding capital stock of Jason. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Quinpario’s existing stockholders in Quinpario will be different and the percentage ownership retained by Quinpario in Quinpario Sub will be different.

The following table illustrates varying ownership levels in Quinpario assuming varying levels of redemptions by Quinpario’s public stockholders:

	Assumed % of Quinpario Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $177,075,000 in trust)	35% (or $115,000,000 in trust)
Quinpario public stockholders	70.3%	60.6%
Quinpario founders*	29.7%	39.4%

*	Includes 200,000 founder shares and 269,000 founder shares transferred from our Sponsor to certain employees of Quinpario Partners LLC, an affiliate of our Sponsor, and to our independent directors, respectively.

The above ownership percentages with respect to Quinpario following the Business Combination do not take into account (i) the option of each Rollover Participant to exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock pursuant to the Rollover Agreement, (ii) warrants to purchase Quinpario’s Common Stock that may remain outstanding following the Business Combination and the Warrant Tender Offer, (iii) the issuance of any shares of Quinpario Common Stock under the Company’s proposed 2014 Omnibus Incentive Plan, (iv) the issuance of any shares of Series A Convertible Preferred Stock in the PIPE Investment or (v) the issuance of any shares of Quinpario Common Stock pursuant to the Backstop Commitment (in the event of a private placement, which will occur, if at all, no earlier than simultaneous with the Business Combination). See “Summary—Impact of the Business Combination on Quinpario’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels in Quinpario assuming (i) the post-combination exercise by all Rollover Participants of their options to exchange their Quinpario Sub Shares into shares of Quinpario Common Stock pursuant to the Rollover Agreement and (ii) varying levels of redemptions by Quinpario’s public stockholders:

	Assumed % of Quinpario Public Shares Redeemed
	0% (or $177,075,000 in trust)	35% (or $115,000,000 in trust)
Quinpario public stockholders	61.6%	51.0%
Quinpario founders	26.0%	33.1%
Rollover Funds*	8.7%	11.1%
Rollover Participants (other than the Rollover Funds) *	3.7%	4.8%

*	Assumes no syndication by the Rollover Funds of their investment in Quinpario Sub to other Rollover Participants (other than the Rollover Funds) or other members of Seller pursuant to certain side letters between the Rollover Funds and Quinpario Sub.

Unless waived by the Company or unless the Rollover Funds elect to contribute additional Jason equity in connection with the rollover, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. We anticipate having additional proceeds of up to $45.0 million from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment to be used to fund the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which certain investors have agreed to collectively purchase up to $17.5 million worth of shares of Quinpario Common Stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.255 per share, to occur on or before the time required so that such shares are held of record on or before the record date for the special meeting, (y) a private placement with consummation no earlier than simultaneous with that of the

Business Combination at a purchase price of $10.255 per share, or (z) a combination thereof. To the extent the Backstop Commitment is utilized, the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Quinpario Common Stock, or the Rollover Funds elect to contribute additional Jason equity in connection with the rollover, the ownership percentages of Quinpario’s public stockholders reflected above will decrease as shown below:

	Assumed % of Quinpario Public Shares Redeemed
	0% (or $177,075,000 in trust)	35% (or $115,000,000 in trust)
Quinpario public stockholders	54.5%	41.1%
Quinpario founders	23.0%	26.6%
Backstop Commitment*	0%	6.2%
PIPE Investment**	11.5%	13.4%
Rollover Funds***	7.7%	8.9%
Rollover Participants (other than the Rollover Funds) ***	3.3%	3.8%

*	Assumes no Backstop Commitment required if 0% of Quinpario public shares are redeemed. If 35% of Quinpario public shares are redeemed, assumes a $17.5 million Backstop Commitment at $10.25 per share.
**	Assumes a $45 million issuance of Series A Convertible Preferred Stock at $12.318 per share and that no dividends on the Series A Convertible Preferred Stock are paid in-kind.
***	Assumes no syndication by the Rollover Funds of their investment in Quinpario Sub to other Rollover Participants (other than the Rollover Funds) or other members of Seller pursuant to certain side letters between the Rollover Funds and Quinpario Sub.

The PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal and consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal.

Debt Financing

We have obtained a commitment letter from a syndicate of lenders led by Deutsche Bank AG New York Branch to provide Debt Financing to Jason in the aggregate amount of approximately $460.0 million to refinance Jason’s existing indebtedness, pay transaction fees and expenses and pay a portion of the Purchase Price. The Debt Financing is contingent upon stockholder approval and consummation of the Business Combination.

Board of Directors of Quinpario Following the Business Combination

Upon consummation of the Business Combination, our board of directors anticipates increasing its size from six to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Quinpario, Walter Thomas Jagodinski and Ilan Kaufthal, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies created by such resignations and the increased size of the board of directors, with two incumbent directors of Jason and three newly appointed independent directors. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Quinpario directors, James P. Heffernan, Edgar G. Hotard, Jeffry N. Quinn and Dr. John Rutledge, existing Jason directors, Vincent L. Martin and David C. Westgate, and three newly appointed directors, Robert H. Jenkins, James M. Sullivan and James F. Stern. See the sections entitled “Proposal No. 6—Election of Directors to the Board” and “Management After the Business Combination” for additional information.

Approval and Adoption of Proposals Related to the Proposed Second Amended and Restated Certificate of Incorporation

Upon the closing of the Business Combination, our current certificate will be amended promptly to reflect the following proposals, subject to approval by our stockholders at the special meeting:

Proposal 2—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized common stock.

Proposal 3—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes.

Proposal 4—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for certain additional changes, including changing the Company’s corporate name from “Quinpario Acquisition Corp. to “Jason Industries, Inc.”, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company.

Proposal 5—To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for a consent to personal jurisdiction and service of process.

See the sections entitled “Proposal No. 2—Authorization to Increase the Company’s Authorized Capital,” “Proposal No. 3—Classification of the Board,” “Proposal No. 4—Approval of Additional Amendments to Current Certificate in Connection with the Business Combination” and “Proposal No. 5—Approval of Additional Amendment to Current Certificate in Connection with the Business Combination” for more information.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations.” Quinpario Sub will be considered the accounting acquirer and Jason will be considered the accounting acquiree.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses within or outside of the United States.

In particular, our board considered the following positive factors, although not weighted or in any order of significance:

•	Opportunities for Platform Growth. Jason’s four divisions, finishing, acoustics, seating and components, serve a large diversified set of end markets globally. Based on Jason’s internal research and analysis, this global market is estimated to be approximately $20.0 billion. Jason’s strategic focus on innovations and product pipeline provide opportunity for significant organic and inorganic growth opportunities.

•

Established Company with Proven Track Record. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries.

Jason is led by a corporate and business management team with an average of 25 years of experience and has embedded relationships with long standing customers, superior scale and resources and industry leading capability to design and manufacture specialized products on which its customers rely. Jason employs approximately 4,000 employees.

•	Company with Strong Free Cash Flow Generation. As a result of organic growth initiatives, ongoing operational improvements and disciplined working capital management, Jason has historically generated strong and consistent cash from operating activities. Jason has a long standing, stable customer base that provides it with meaningful revenue and cost visibility which, when combined with its scalable and stable cost structure, helps Jason to maximize cash flow and efficiency through economic cycles.

•	Strong Competitive Position. Jason believes it has developed and sustained leading positions across various niche markets. In several of Jason’s product lines, it is more than twice the size of the next largest direct competitor. Jason believes that its market share positions have created a stable platform with strong profitability upon which to grow. Jason’s products’ brand recognition in multiple markets helps to sustain its market share positions. Jason products are often viewed as the brand of choice for service, quality, dependability, value and continuous innovation. In several niche markets, Jason is the only provider of certain products or manufacturing capabilities. Jason has served many of its customers for over 25 years.

•	Experienced and Motivated Management Team. Central to Jason’s platform is its management team, which has an average of 25 years of experience, positioning it to (i) outperform the competition, (ii) execute numerous strategic and performance improvement initiatives, (iii) substantially grow revenue through the execution of a global organic growth plan, and (iv) identify, execute and integrate value-enhancing acquisitions. Jason’s Chief Executive Officer, David C. Westgate, and current management team have a tenured history in diversified industrial manufacturing and have overseen several milestone initiatives, including the execution of several acquisitions. Jason believes management has brought discipline and entrepreneurship to the company, which allows for strong, focused teamwork and innovation. To effectively utilize the collective strengths of its platform, Jason created an Executive Committee consisting of Mr. Westgate, Stephen Cripe, Jason’s Chief Financial Officer and each of Jason’s business presidents to provide a forum for corporate leadership to identify opportunities to leverage Jason’s scale and develop corporate strategy.

•	Business with Revenue and Earnings Growth. For the year ended December 31, 2013, Jason generated net sales of $680.8 million, income from operations of $53.7 million, and adjusted EBITDA of $79.8 million (see reconciliation within the section entitled “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations”). Jason’s adjusted EBITDA margins improved from 9.7% in 2011 to 11.7% in 2013 as a result of volume recovery across its businesses following the recession, operational restructuring initiatives and the relocation of manufacturing facilities to strategically located, lower cost regions. We anticipate that as Jason’s product mix shifts towards innovative higher-value engineered products, its pricing and profitability will continue to improve. Jason’s scalable operating platform will allow it to grow revenue in many of its markets with limited fixed operating costs and capital investment. We believe that as Jason’s volumes continue to increase from new markets, new customers and the continuing economic recovery, the operating leverage it has created through its platform will continue to have a positive impact on its profitability. Among other initiatives, Jason is focused on redesigning products to reduce materials costs, optimizing their operating footprint and reducing their overall cost to serve.

•

Quinpario’s Experience. The board of directors deems the Quinpario team’s skill set to be complimentary and additive to the already capable Jason management team. Quinpario’s team has significant experience managing public companies. In addition, Quinpario’s expertise in the area of strategy development and optimizing business processes across diverse businesses will further emphasize focus and execution. Quinpario will share best practices to extract operational efficiency and to refine the company’s commercial approach for faster growth and margin improvement. Moreover, the Quinpario team’s demonstrated merger and acquisition experience will further supplement Jason’s growth plans, especially in the area of synergistic bolt-on acquisition.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Quinpario stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a Quinpario stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Quinpario stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will, assuming a valid quorum is established, have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal or the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal.

The approval of Proposal 2, Proposal 3, Proposal 4 and Proposal 5 requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Quinpario stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions and broker non-votes will have no effect on the election of directors.

The Business Combination Proposal is conditioned on the approval of Proposal 2, but not on any other proposal. In addition, (i) the Director Election Proposal is conditioned on the approval of Proposal 2 and the Business Combination Proposal (ii) the Incentive Plan Proposal is conditioned on the approval of Proposal 2 and the Business Combinational Proposal and (iii) Proposal 2, Proposal 3, Proposal 4, Proposal 5 and the Business Combination-Related Compensation Proposal are conditioned on the approval of the Business Combination Proposal. Each of Proposal 3, Proposal 4 and Proposal 5 is also conditioned on Proposal 2. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event either the Business Combination Proposal or Proposal 2 does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination within 16 months (or up to 24 months in case of extensions) of August 14, 2013, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Quinpario Stockholders

Our board of directors believes that each of the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, the Director Election Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor, our Chief Executive Officer and our directors to hold our common stock following the Business Combination, subject to lock-up agreements;

•	the continued right of our Sponsor to hold placement warrants to purchase shares of our common stock;

•	the fact that our Sponsor and our Chief Executive Officer paid an aggregate of $11,525,000 for their founder shares, placement shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•	if Quinpario is unable to complete a business combination within the required time period, our Sponsor and Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quinpario for services rendered or contracted for or products sold to Quinpario, but only if such a vendor or target business has not executed such a waiver;

•	if the proposed Business Combination has not been consummated on or prior to August 15, 2014, Quinpario must promptly reimburse Jason for half of its actual out-of-pocket third party expenses (not to exceed $500,000 in the aggregate) incurred relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations;

•	the continuation of four of our six existing directors as directors of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

RISK FACTORS

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF QUINPARIO

The following table sets forth selected historical financial information derived from Quinpario’s unaudited interim financial statements as of March 31, 2014 and for the three months ended March 31, 2014 and for the period from May 31, 2013 (inception) to March 31, 2014 and audited financial statements as of December 31, 2013 and for the period from May 31, 2013 (inception) to December 31, 2013, included elsewhere in this proxy statement. You should read the following selected financial information in conjunction with the section entitled “Quinpario Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Quinpario’s financial statements and the related notes appearing elsewhere in this proxy statement.

	For the three months ended March 31, 2014	May 31, 2013 (inception) to March 31, 2014	May 31, 2013 (inception) to December 31, 2013
Statement of Operations Data:
General and administrative expenses	$3,545,867	$4,081,494	$535,627
Loss from operations	(3,545,867)	(4,081,494)	(535,627)
Other income:
Interest income	14,366	36,405	22,040

Net loss attributable to common stock not subject to possible redemption	$(3,531,501)	$(4,045,089)	$(513,587)

Net loss per share, excluding shares subject to possible redemption, basic and diluted	$(0.43)	$(0.52)	$(0.07)
Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	8,267,875	7,745,285	7,526,526

Balance Sheet Data:
Cash	$129,071	$129,071	$741,632
Prepaid insurance	87,667	87,667	113,967
Investments held in trust account	177,111,405	177,111,405	177,097,040

Total assets	177,328,143	177,328,143	177,952,639
Common stock subject to possible redemption; 16,000,081 and 16,344,282 shares (at redemption value) at March 31, 2014 and December 31, 2013, respectively	164,160,828	164,160,828	167,692,330
Total stockholder’s equity, net	5,000,011	5,000,011	5,000,011

Cash Flow Data:
Net cash used in operating activities	$(942,344)	$(1,484,602)	$(542,256)
Net cash used in investing activities	(14,366)	(177,111,405)	(177,097,040)
Net cash provided by financing activities	344,149	178,725,078	178,380,928

SELECTED HISTORICAL FINANCIAL INFORMATION OF JASON

We are providing the following selected financial information of Jason to assist you in your analysis of the financial aspects of the Business Combination. The consolidated statement of operations data for the years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012 have been derived from Jason’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statements of operations data for the three months ended March 28, 2014 and March 29, 2013 and balance sheet data as of March 28, 2014 have been derived from Jason’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement. The consolidated statements of operations data for the period September 22, 2010 to December 31, 2010, the period December 26, 2009 to September 21, 2010, and for the year ended December 25, 2009 and the consolidated balance sheet data as of December 31, 2011 and 2010 and as of December 25, 2009 has been derived from Jason’s historical consolidated financial statements not included in this proxy statement.

Effective September 21, 2010, Jason effectuated a balance sheet recapitalization of Jason (the “2010 Recapitalization”). Jason reflected the 2010 Recapitalization as a business combination reflecting a new accounting and reporting basis as of September 22, 2010. Accordingly, the consolidated statements of operations data, consolidated statements of comprehensive income data and consolidated balance sheet data for the period December 26, 2009 to September 21, 2010 and for the year ended December 25, 2009 (“Predecessor” periods) are not comparable to the same information presented for periods after September 21, 2010 (“Successor” periods) due to the significant change in the reporting basis. The 2010 Recapitalization was necessitated by the fact that the obligations outstanding under Jason’s then existing debt agreements matured (or were maturing) in April 2010 and November 2010 and the lenders associated with those debt agreements required a substantial equity infusion as a condition precedent to entering into new agreements with Jason with the proceeds from the equity infusion used to reduce debt outstanding under the debt agreements. As a result of the 2010 Recapitalization, Jason’s financial results are not comparable across the periods presented herein primarily due to the change in depreciation and amortization expense that results from the new accounting basis of its property plant and equipment and intangible assets. The changes in these expenses affect the comparability of cost of sales, gross profit and selling and administrative expense between Predecessor and Successor periods.

As a result of the 2010 Recapitalization, Jason expensed $12.4 million in the predecessor period related to advisor services, legal advice, and other professional fees to effectuate the 2010 Recapitalization. In addition, Jason recognized cancellation of debt income related to the restructuring of its debt obligations of $77.4 million. Both items have been included as separate line items in the consolidated statements of operations for the period from December 26, 2009 to September 21, 2010.

Prior to the 2010 Recapitalization, Jason operated on a 52 or 53 week fiscal year ending on the Friday closest to December 31. Following the 2010 Recapitalization, Jason operates on a calendar year basis. Fiscal year 2009 ended on the Friday closest to the end of the year which was December 25, 2009. The period from December 26, 2009 to September 21, 2010 therefore began on the last Saturday of 2009, whereas the period from September 22, 2010 to December 31, 2010 ends on Jason’s new fiscal year end date being the last day of the calendar year.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Jason’s consolidated financial statements and the related notes included elsewhere in this proxy statement.

	Predecessor		Successor
	Year Ended December 25,	Period from December 26, 2009 to September 21,	Period from September 22, 2010 to December 31,	Year Ended December 31,			Three Months Ended
	2009	2010	2010	2011	2012	2013	March 29, 2013	March 28, 2014
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$437,630	$416,548	$141,672	$600,557	$655,020	$680,845	$179,669	$186,536
Cost of goods sold	367,351	331,253	114,465	469,943	515,154	527,371	139,255	144,492

Gross profit	70,279	85,295	27,207	130,614	139,866	153,474	40,414	42,044
Selling and administrative expenses	74,728	61,340	24,438	96,302	99,139	109,962	26,976	29,453
Newcomerstown fire costs, net of recoveries	—	—	—	2,947	4,736	(12,483)	1,719	—
Impairment of long-lived assets	9,457	—	—	1,288	544	—	—	—
Loss (gain) on disposals of fixed assets—net	518	(343)	68	62	472	22	5	123
Restructuring	9,348	1,938	—	710	1,631	2,950	72	647
Advisory, legal and professional fees	3,104	12,436	547	—	—	—	—	—
Multiemployer pension plan withdrawal expense	—	—	—	—	3,395	(696)	—	—

Operating income	(26,876)	9,924	2,154	29,305	29,949	53,719	11,642	11,821
Interest expense—long-term debt	(27,482)	(23,489)	(4,228)	(17,011)	(18,612)	(20,716)	(9,780)	(3,495)
Cancellation of debt income	—	77,358	—	—	—	—	—	—
Interest income—common stock purchase warrants	7,961	—	—	—	—	—	—	—
Equity income	468	773	410	865	1,510	2,345	225	315
Gain from sale of joint ventures	—	—	—	—	—	—	—	3,508
Gain from involuntary conversion of equipment		—	—	—	6,103	6,351	1,927	—
Other income (expense)—net	204	81	(29)	266	543	636	47	78

Income (loss) before income taxes	(45,725)	64,647	(1,693)	13,425	19,493	42,335	4,061	12,227
Tax provision (benefit)	5,995	2,845	(1,021)	4,117	4,828	18,247	1,420	4,492

Net income (loss)	$(51,720)	$61,802	$(672)	$9,308	$14,665	$24,088	$2,641	$7,735
Accretion of preferred stock and redemption premium	—	—	9,597	3,733	6,312	2,405	986	—

Net income (loss) available to common shareholders	$(51,720)	$61,802	$(10,269)	$5,575	$8,353	$21,683	$1,655	$7,735

Earnings (loss) per share:
Basic and diluted	$(2.93)	$3.50	$(10,269.00)	$5,575.00	$8,353.00	$21,863.00	$1,655.00	$7,735.00

Weighted-average shares outstanding:
Basic and diluted	17,656,923	17,656,923	1,000	1,000	1,000	1,000	1,000	1,000
Cash dividends paid per common share	$—	$—	$—	$—	$—	$43,055	$24,962	$—

	Predecessor	Successor
	As of December 25,	As of December 31,				As of March 29,
	2009	2010	2011	2012	2013	2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$27,145	$23,704	$14,734	$29,557	$16,318	$21,800
Total assets	$307,377	$376,770	$411,091	$431,354	$423,017	$457,115
Total liabilities	$431,284	$303,896	$331,557	$336,428	$392,545	$419,264
Redeemable preferred stock	$—	$35,965	$39,698	$46,010	$—	$—
Total stockholders’ equity (deficit)	$(123,907)	$36,909	$39,836	$48,916	$30,472	$37,851

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statements of operations information for the three months ended March 31, 2014 and the year ended December 31, 2013 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2014.

The unaudited pro forma condensed combined balance sheet information as of March 31, 2014 was derived from Jason’s unaudited consolidated balance sheet as of March 28, 2014 and Quinpario’s unaudited consolidated balance sheet as of March 31, 2014. The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2014 and the year ended December 31, 2013 was derived from Jason’s unaudited consolidated statement of operations for the three months ended March 28, 2014, Jason’s audited consolidated statement of operations for the year ended December 31, 2013, Quinpario’s unaudited consolidated statement of income for the three months ended March 31, 2014 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “Unaudited Pro Forma Condensed Financial Information.” The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto of Quinpario and Jason.

The “no redemption” and “maximum redemption” scenarios are presented in the following pro forma information as follows:

•	Assuming No Redemption: This presentation assumes that no Quinpario stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Redemption of 6,050,666 shares by holders of Quinpario Common Stock: This presentation assumes that Quinpario stockholders exercise their redemption rights with respect to 6,050,666 public shares, which is the maximum number of shares redeemable that would allow us to maintain at least $115.0 million in our trust account. Unless waived by the Company or unless the Rollover Funds elect to contribute additional Jason equity in connection with the rollover, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. We anticipate having additional gross proceeds of up to $45 million from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment, to fund the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which certain investors have agreed to collectively purchase up to $17.5 million worth of shares of Quinpario Common Stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.255 per share, to occur on or before the time required so that such shares are held of record on or before the record date for the special meeting, (y) a private placement with consummation no earlier than simultaneous with that of the Business Combination at a purchase price of $10.255 per share, or (z) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination. To the extent the Backstop Commitment is utilized, the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Quinpario Common Stock, or the Rollover Funds elect to contribute additional Jason equity in connection with the rollover, the pro forma information presented below will change.

	Pro Forma Combined (Assuming No Tender of Common Stock)	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Quarter Ended March 31, 2014 (in thousands, except share and per share information)
Net sales	$186,536	$186,536
Net income attributable to common shareholders of controlling interest	$137	$137
Net income per share—basic	$0.01	$0.01
Net income per share—diluted	$0.01	$0.01
Weighted-average shares outstanding—basic	24,608,333	18,557,667
Weighted-average shares outstanding—diluted	24,608,333	18,557,667

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Year Ended December 31, 2013 (in thousands, except share and per share information)
Net sales	$680,845	$680,845
Net income attributable to common shareholders of controlling interest	$3,811	$3,811
Net income per share—basic	$0.15	$0.21
Net income per share—diluted	$0.15	$0.21
Weighted-average shares outstanding—basic	24,608,333	18,557,667
Weighted-average shares outstanding—diluted	24,608,333	18,557,667

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At March 31, 2014 (in thousands)
Total assets	$902,409	$840,298
Total liabilities	$661,088	$661,088
Total equity	$241,321	$179,210

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for Jason products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•	the outcome of any legal proceedings that may be instituted against Jason or Quinpario following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Quinpario, or other conditions to closing in the Purchase Agreement;

•	the inability to obtain or maintain the listing of the Company’s common stock on NASDAQ following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Jason and Quinpario businesses, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that Jason or Quinpario may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of Jason and its consolidated subsidiaries and will also apply to the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Jason. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statement.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Relating to Jason’s Business

Jason is affected by developments in the industries in which its customers operate.

Jason derives its revenues largely from customers in the following industry sectors: agricultural, construction and industrial manufacturing. Factors affecting any of these industries in general, or any of its customers in particular, could adversely affect Jason because its revenue growth largely depends on the continued growth of its customers’ businesses in their respective industries. These factors include:

•	seasonality of demand for Jason’s customers’ products which may cause its manufacturing capacity to be underutilized for periods of time;

•	its customers’ failure to successfully market their products, to gain or retain widespread commercial acceptance of their products or to compete effectively in their industries;

•	loss of market share for Jason’s customers’ products, which may lead its customers to reduce or discontinue purchasing Jason’s products and to reduce prices, thereby exerting pricing pressure on Jason;

•	economic conditions in the markets in which Jason’s customers operate, in particular, the United States and Europe, including recessionary periods such as the global economic downturn; and

•	product design changes or manufacturing process changes that may reduce or eliminate demand for the components Jason supplies.

Jason expects that future sales will continue to depend on the success of its customers. If economic conditions and demand for its customers’ products deteriorate, Jason may experience a material adverse effect on its business, operating results and financial condition.

Some of Jason’s business segments are cyclical. A downturn or weakness in overall economic activity can have a material negative impact on Jason.

Historically, sales of products that Jason manufactures have been subject to cyclical variations caused by changes in general economic conditions. During recessionary periods, such as the recent global economic recession, Jason has been adversely affected by reduced demand for its products. In addition, the strength of the economy generally may affect the rates of expansion, consolidation, renovation and equipment replacement in the industries Jason serves.

Volatility in the prices of raw materials and energy prices and our ability to pass along increased costs to our customers could adversely affect Jason’s results of operations.

The prices of raw materials critical to Jason’s business and performance, such as steel, are based on global supply and demand conditions. Certain raw materials used by Jason, including polyurethane foam, vinyl, plastics, steel, polyester fiber, bicomponent fiber and machined fiber are only available from a limited number of suppliers, and it may be difficult to find alternative suppliers at the same or similar costs. Although our contracts and long term arrangements with our customers generally do not expressly allow us to pass through increases in our raw materials, energy costs and other inputs to our customers, we endeavor to discuss price adjustments with our customers on a case by case basis where it makes business sense. While Jason strives to pass through the price of raw materials to its customers (other than increases in order amounts which are subject to negotiation), Jason may not be able to do so in the future, and volatility in the prices of raw materials may affect customer demand for certain products. In addition, Jason, along with its suppliers and customers, rely on various energy sources for a number of activities connected with its business, such as the transportation of raw materials and finished products. Energy and utility prices, including electricity and water prices, and in particular prices for petroleum-based energy sources, are volatile and have been on an upward trend. Increased supplier and customer operating costs arising from volatility in the prices of energy sources, such as increased energy and utility costs and transportation costs, could be passed through to Jason and it may not be able to increase its product prices sufficiently or at all to offset such increased costs. The impact of any volatility in the prices of energy or the raw materials on which Jason relies, including the reduction in demand for certain products caused by such price volatility, could result in a loss of revenue and profitability and adversely affect Jason’s results of operations.

Jason competes with numerous other manufacturers in each of its segments and competition from these providers may affect the profitability of Jason’s business.

The industries Jason serves are highly competitive. Jason competes with numerous companies that manufacture finishing, seating, automotive acoustics and components products. Many of Jason’s competitors have international operations and significant financial resources and some have substantially greater manufacturing, research and design and marketing resources than Jason. These competitors may, among others:

•	respond more quickly to new or emerging technologies;

•	have greater name recognition, critical mass or geographic market presence;

•	be better able to take advantage of acquisition opportunities;

•	adapt more quickly to changes in customer requirements;

•	devote greater resources to the development, promotion and sale of their products;

•	be better positioned to compete on price for their products, due to any combination of low-cost labor, raw materials, components, facilities or other operating items, or willingness to make sales at lower margins than Jason;

•	consolidate with other competitors in the industry which may create increased pricing and competitive pressures on Jason’s business; and

•	be better able to utilize excess capacity which may reduce the cost of their products or services.

Competitors with lower cost structures may have a competitive advantage when bidding for business with Jason’s customers. Jason also expects its competitors to continue to improve the performance of their current products or services, to reduce prices of their existing products or services and to introduce new products or services that may offer greater performance and improved pricing. Additionally, Jason may face competition from new entrants to the industry in which Jason operates. Any of these developments could cause a decline in sales and average selling prices, loss of market share of Jason’s products or profit margin compression.

Jason may not be able to manage the expansion of its operations effectively in order to achieve projected levels of growth.

Jason’s business plan calls for further expansion over the next several years. Jason anticipates that further development of its infrastructure and an increase in the number of its employees will be required to achieve Jason’s planned broadening of its product offerings and client base, improvements in its machines and materials used in its machines, and its planned international growth. In particular, Jason must increase its marketing and services staff to support new marketing and service activities and to meet the needs of both new and existing customers. Jason’s future success will depend in part upon the ability of its management to manage its growth effectively. If Jason’s management is unsuccessful in meeting these challenges, it may not be able to achieve its anticipated level of growth which would adversely affect Jason’s results of operations.

Jason may not be able to maintain its engineering, technological and manufacturing expertise.

The markets for Jason’s products are characterized by changing technology and evolving process development. The continued success of Jason’s business will depend upon its ability to:

•	hire, retain and expand its pool of qualified engineering and technical personnel;

•	maintain technological leadership in its industry;

•	successfully anticipate or respond to changes in manufacturing processes in a cost-effective and timely manner; and

•	successfully anticipate or respond to changes in cost to serve in a cost-effective and timely manner.

Jason cannot be certain that it will develop the capabilities required by its customers in the future. The emergence of new technologies, industry standards or customer requirements may render Jason’s equipment, inventory or processes obsolete or uncompetitive. Jason may have to acquire new technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require Jason to incur significant expense and capital investment, which could reduce its margins and affect its operating results. When Jason establishes or acquires new facilities, it may not be able to maintain or develop its engineering, technological and manufacturing expertise due to a lack of trained personnel, effective training of new staff or technical difficulties with machinery. Failure to anticipate and adapt to customers’ changing technological needs and requirements or to hire and retain a sufficient number of engineers and maintain engineering, technological and manufacturing expertise may have a material adverse effect on Jason’s business.

Jason may encounter difficulties in completing or integrating acquisitions, which could adversely affect its operating results.

Jason expects to expand its presence in new end markets, expand its capabilities and acquire new customers, some of which may occur through acquisitions. These transactions may involve acquisitions of entire companies, portions of companies, the entry into joint ventures and acquisitions of businesses or selected assets. Potential challenges related to Jason’s acquisitions and joint ventures include:

•	paying an excessive price for acquisitions and incurring higher than expected acquisition costs;

•	difficulty in integrating acquired operations, systems, assets and businesses;

•	difficulty in implementing financial and management controls, reporting systems and procedures;

•	difficulty in maintaining customer, supplier, employee or other favorable business relationships of acquired operations and restructuring or terminating unfavorable relationships;

•	ensuring sufficient due diligence prior to an acquisition and addressing unforeseen liabilities of acquired businesses;

•	making acquisitions in new end markets, geographies or technologies where Jason’s knowledge or experience is limited;

•	failing to realize the benefits from goodwill and intangible assets resulting from acquisitions which may result in write-downs;

•	failing to achieve anticipated business volumes; and

•	making acquisitions which force Jason to divest other businesses.

Any of these factors could prevent Jason from realizing the anticipated benefits of an acquisition, including additional revenue, operational synergies and economies of scale. Jason’s failure to realize the anticipated benefits of acquisitions could adversely affect its business and operating results.

Acquisitions, expansions or infrastructure investments may require Jason to increase its level of indebtedness or issue additional equity.

Should Jason desire to consummate significant additional acquisition opportunities, undertake significant additional expansion activities or make substantial investments in its infrastructure, Jason’s capital needs would increase and it may need to increase available borrowings under its credit facilities or access public or private debt and equity markets. There can be no assurance, however, that Jason will be successful in raising additional debt or equity on terms that it would consider acceptable.

An increase in the level of indebtedness could, among other things:

•	make it difficult for Jason to obtain financing in the future for acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

•	limit Jason’s flexibility in planning for or reacting to changes in its business;

•	affect Jason’s ability to pay dividends;

•	make Jason more vulnerable in the event of a downturn in its business; and

•	affect certain financial covenants with which Jason must comply in connection with its credit facilities.

Additionally, a further non pro rata equity issuance would dilute your ownership interest.

If Jason fails to develop new and innovative products or if customers in its markets do not accept them, Jason’s results would be negatively affected.

Jason’s products must be kept current to meet its customers’ needs. To remain competitive, Jason therefore must develop new and innovative products on an ongoing basis. If Jason fails to make innovations or the market does not accept Jason’s new products, its sales and results would suffer. Jason invests significantly in the research and development of new products. These expenditures do not always result in products that will be accepted by the market. To the extent they do not, whether as a function of the product or the business cycle, Jason will have increased expenses without significant sales to benefit it. Failure to develop successful new products may also cause potential customers to purchase competitors’ products, rather than invest in products manufactured by Jason.

The potential impact of failing to deliver products on time could increase the cost of the products.

In most instances, Jason guarantees that it will deliver a product by a scheduled date. If Jason subsequently fails to deliver the product as scheduled, Jason may be held responsible for cost impacts and/or other damages resulting from any delay. To the extent that these failures to deliver may occur, the total damages for which Jason could be liable could significantly increase the cost of the products; as such, Jason could experience reduced profits or, in some cases, a loss for that contract. Additionally, failure to deliver products on time could result in damage to customer relationships, the potential loss of customers, and reputational damage which could impair Jason’s ability to attract new customers.

Increasing costs of doing business in many countries in which Jason operates may adversely affect its business and financial results.

Increasing costs such as labor and overhead costs in the countries in which Jason operates may erode its profit margins and compromise its price competitiveness. Historically, the low cost of labor in certain of the countries in which Jason operates had been a competitive advantage but labor costs in these countries, such as China, have been increasing. Jason’s profitability also depends on its ability to manage and contain its other operating expenses such as the cost of utilities, factory supplies, factory space costs, equipment rental, repairs and maintenance and freight and packaging expenses. In the event Jason is unable to manage any increase in its labor and other operating expenses in an environment where revenue does not increase proportionately, Jason’s financial results would be adversely affected.

Jason’s international scope will require it to obtain financing in various jurisdictions.

Jason operates manufacturing facilities in the United States and 11 foreign countries, which creates financing challenges for it. These challenges include navigating local legal and regulatory requirements associated with obtaining debt or equity financing in the respective foreign jurisdictions in which Jason operates. In the event that Jason is not able to obtain financing on satisfactory terms in any of these jurisdictions, it could significantly impair its ability to run its foreign operations on a cost effective basis or to grow such operations. Failure to manage such challenges may adversely affect Jason’s business and results of operations.

Security breaches and other disruptions could compromise Jason’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of business, Jason collects and stores sensitive data, including its proprietary business information and that of its customers, suppliers and business partners, as well as personally identifiable information of its customers and employees, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to Jason’s operations and business strategy. Despite Jason’s security measures, its information technology and infrastructure may be vulnerable to malicious attacks or breached due to employee error, malfeasance or other disruptions, including as a result of rollouts of new systems. Any such breach could compromise Jason’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings and/or regulatory penalties, disrupt Jason’s operations, damage its reputation, and/or cause a loss of confidence in its products and services, which could adversely affect its business.

Jason has operations in many countries and such operations may be subject to a number of risks specific to these countries.

Jason’s international operations across many different jurisdictions may be subject to a number of risks specific to these countries, including:

•	less flexible employee relationships which can be difficult and expensive to terminate;

•	labor unrest;

•	political and economic instability (including war and acts of terrorism);

•	inadequate infrastructure for its operations (i.e. lack of adequate power, water, transportation and raw materials);

•	health concerns and related government actions;

•	risk of governmental expropriation of its property;

•	less favorable, or relatively undefined, intellectual property laws;

•	unexpected changes in regulatory requirements and laws;

•	longer customer payment cycles and difficulty in collecting trade accounts receivable;

•	export duties, tariffs, import controls and trade barriers (including quotas);

•	adverse trade policies or adverse changes to any of the policies of either the United States or any of the foreign jurisdictions in which Jason operates;

•	adverse changes in tax rates or regulations;

•	legal or political constraints on its ability to maintain or increase prices;

•	burdens of complying with a wide variety of labor practices and foreign laws, including those relating to export and import duties, environmental policies and privacy issues;

•	inability to utilize net operating losses incurred by Jason’s foreign operations against future income in the same jurisdiction;

•	economies that are emerging or developing, that may be subject to greater currency volatility, negative growth, high inflation, limited availability of foreign exchange and other risks; and

•	ability to repatriate cash on a tax effective basis.

These factors may harm Jason’s results of operations, and any measures that Jason may implement to reduce the effect of volatile currencies and other risks of its international operations may not be effective. In Jason’s experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenue is generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable.

Jason’s international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect its operations.

Jason must comply with all applicable international trade, customs, export controls and economic sanctions laws and regulations of the United States and other countries. Jason is also subject to the Foreign Corrupt Practices Act and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws may restrict Jason’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violation of these laws or regulations could result in sanctions or fines and could have a material adverse effect on Jason’s financial condition, results of operations and cash flows.

Failure to successfully complete or integrate joint ventures into Jason’s existing operations could have an adverse impact on its business, financial condition and results of operations.

Jason regularly evaluates its joint ventures. Potential issues associated with these joint ventures could include, among other things, Jason’s ability to realize the full extent of the benefits or cost savings that it expects to realize as a result of the formation of a joint venture within the anticipated time frame, or at all; receipt of necessary consents, clearances and approvals in connection with a joint venture; and diversion of management’s attention from base strategies and objectives. In Jason’s joint ventures, it shares ownership and management responsibility of a company with one or more parties who may or may not have the same goals, strategies, priorities or resources as Jason does and joint ventures are intended to be operated for the benefit of all co-owners, rather than for Jason’s exclusive benefit. In addition, joint ventures outside of the United States increase exposure to risks associated with operations outside of the United States, including fluctuations in exchange rates and compliance with laws and regulations outside the United States. If a joint venture is not successfully completed or integrated into Jason’s existing operations, financial condition and results of operations could be adversely impacted.

Jason is subject to risks of currency fluctuations and related hedging operations, and the appreciation of the currencies of countries in which Jason conducts its manufacturing operations, particularly the Euro, may negatively affect the profitability of its business.

Jason reports its financial results in U.S. dollars. Approximately 20% of Jason’s net sales are in currencies other than the U.S. dollar. Changes in exchange rates among other currencies, especially the Euro, to the U.S. dollar may negatively affect Jason’s net sales, cost of sales, gross profit and net income where Jason’s expenses and revenues are denominated in different currencies. Jason cannot predict the effect of future exchange rate fluctuations. Jason may from time to time use financial instruments, primarily short-term forward contracts, to hedge Euro and other currency commitments arising from foreign currency obligations. Jason does not have a fixed hedging policy currently. Where possible, Jason endeavors to match its non-functional currency exchange requirements to its receipts. If Jason’s hedging activities are not successful or if Jason changes or reduces these hedging activities in the future, it may experience significant unexpected expenses from fluctuations in exchange rates.

Jason depends on its key executive officers, managers and skilled personnel and may have difficulty retaining and recruiting qualified employees.

Jason’s success depends to a large extent upon the continued services of its executive officers, senior management personnel, managers and other skilled personnel and its ability to recruit and retain skilled personnel to maintain and expand its operations. Jason could be affected by the loss of any of its executive officers who are responsible for formulating and implementing Jason’s business plan and strategy, and who have been instrumental in its growth and development. In addition, in order to manage Jason’s growth, it will need to recruit and retain additional management personnel and other skilled employees. However, competition is high for skilled technical personnel among companies that rely on engineering and technology, and the loss of qualified employees or an inability to attract, retain and motivate additional skilled employees required for the operation and expansion of its business could hinder Jason’s ability to conduct design, engineering and manufacturing activities successfully and develop marketable products. Jason may not be able to attract the skilled personnel it requires or retain those whom it has trained at its own cost. If Jason is not able to do so, its business and its ability to continue to grow could be negatively affected.

Many of Jason’s customers do not commit to long-term production schedules, which makes it difficult for Jason to schedule production accurately and achieve maximum efficiency of its manufacturing capacity.

Generally, Jason’s customers do not commit to long-term contracts. Many of its customers do not commit to firm production schedules and Jason continues to experience reduced lead-times in customer orders. Additionally, customers may change production quantities or delay production with little lead-time or advance notice. Therefore, Jason relies on and plans its production and inventory levels based on its customers’ advance orders, commitments or forecasts, as well as Jason’s internal assessments and forecasts of customer demand. The volume and timing of sales to Jason’s customers may vary due to, among others:

•	variation in demand for or discontinuation of its customers’ products;

•	its customers’ attempts to manage their inventory;

•	design changes;

•	changes in Jason’s customers’ manufacturing strategies; and

•	acquisitions of or consolidation among customers.

The variations in volume and timing of sales make it difficult to schedule production and optimize utilization of manufacturing capacity. This uncertainty may require Jason to increase staffing and incur other expenses in order to meet an unexpected increase in customer demand, potentially placing a significant burden on Jason’s resources. Additionally, an inability to respond to such increases may cause customer dissatisfaction, which may negatively affect Jason’s customers’ relationships.

Further, in order to secure sufficient production scale, Jason may make capital investments in advance of anticipated customer demand. Such investments may lead to low utilization levels if customer demand forecasts change and Jason is unable to utilize the additional capacity. Because fixed costs make up a large proportion of Jason’s total production costs, a reduction in customer demand can have a significant adverse impact on its gross profits and operating results. Additionally, Jason orders materials and components based on customer forecasts and orders and suppliers may require it to purchase materials and components in minimum quantities that exceed customer requirements, which may have an adverse impact on Jason’s gross profits and operating results. In the past, anticipated orders from some of Jason’s customers have failed to materialize and delivery schedules have been deferred as a result of changes in its customers’ business needs. Jason has also allowed long-term customers to delay orders to absorb excess inventory. Such order fluctuations and deferrals may have an adverse effect on Jason’s business, operating results and financial conditions.

Jason may incur additional expenses and delays due to technical problems or other interruptions at its manufacturing facilities.

Disruptions in operations due to technical problems or other interruptions such as floods or fire could adversely affect the manufacturing capacity of Jason’s facilities. Such interruptions could cause delays in production and cause it to incur additional expenses such as charges for expedited deliveries for products that are delayed. Additionally, Jason’s customers have the ability to cancel purchase orders in the event of any delays in production and may decrease future orders if delays are persistent. Additionally, to the extent that such disruptions do not result from damage to Jason’s physical property, these may not be covered by its business interruption insurance. Any such disruptions may adversely affect Jason’s operations and its financial results.

The operations of Jason’s manufacturing facilities may be disrupted by union activities and other labor-related problems.

Jason has labor unions at certain of its facilities. As of March 28, 2014, Jason had approximately 630 unionized personnel in the United States. For such employees, Jason has entered into collective bargaining agreements with the respective labor unions. In the future, such agreements may limit Jason’s ability to contain increases in its labor costs as its ability to control future labor costs depends partly on the outcome of wage negotiations with its employees. Any future collective bargaining agreements may lead to further increases in Jason’s labor costs. Although Jason’s employees in certain other facilities are currently not unionized, there can be no assurance that they will continue to remain as such.

Union activities and other labor-related problems not linked to union activities may disrupt Jason’s operations and adversely affect its business and results of operations. Jason cannot provide any assurance that it will not be affected by any such labor unrest, or increase in labor cost, or interruptions to the operations of its existing manufacturing plants or new manufacturing plants that Jason may set up in the future. Any disruptions to Jason’s manufacturing facilities as a result of labor-related disturbances could affect its ability to meet delivery and efficiency targets resulting in an adverse effect on Jason’s customer relationships and its financial results. Such disruptions may not be covered by Jason’s business interruption insurance.

Any disruption in Jason’s information systems could disrupt its operations and would be adverse to its business and financial operations.

Jason depends on various information systems to support its customers’ requirements and to successfully manage its business, including managing orders, supplies, accounting controls and payroll. Any inability to successfully manage the procurement, development, implementation or execution of Jason’s information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within Jason’s business, could have an adverse effect on its business and financial performance. Such disruptions may not be covered by Jason’s business interruption insurance.

Natural disasters, epidemics and other events outside Jason’s control, and the ineffective management of such events, may harm its business.

Some of Jason’s facilities are located in areas that may be affected by natural disasters such as hurricanes, earthquakes, water shortages, tsunamis and floods. All facilities are subject to other natural or man-made disasters such as fires, acts of terrorism, failures of utilities and epidemics. If such an event were to occur,

Jason’s business could be harmed due to the event or its inability to effectively manage the effects of the particular event. Potential harms include the loss of business continuity, the loss of business data and damage to infrastructure.

Jason’s production could be severely affected if its employees or the regions in which its facilities are located are affected by a significant outbreak of any disease or epidemic. For example, a facility could be closed by government authorities for a sustained period of time, some or all of its workforce could be unavailable due to quarantine, fear of catching the disease or other factors, and local, national or international transportation or other infrastructure could be affected, leading to delays or loss of production. In addition, Jason’s suppliers and customers are subject to similar risks, which could lead to a shortage of components or a reduction in Jason’s customers’ demand for its services.

Jason relies on a variety of common carriers to transport its materials from its suppliers, and to transport products from Jason to its customers. Problems suffered by any of these common carriers, whether due to a natural disaster, labor problem, act of terrorism, increased energy prices or some other issue, could result in shipping delays, increased costs or some other supply chain disruption and could therefore have a material adverse effect on Jason’s operations.

In addition, some of Jason’s facilities possess certifications, machinery, equipment or tooling necessary to work on specialized products that its other locations lack. If work is disrupted at one of these facilities, it may not be practicable or feasible to transfer such specialized work to another facility without significant costs and delays. Thus, any disruption in operations at a facility possessing specialized certifications, machinery, equipment or tooling could adversely affect Jason’s ability to provide products to its customers and thus negatively affect its relationships and financial results.

Political and economic developments could adversely affect Jason’s business.

Increased international political instability and social unrest, evidenced by the threat or occurrence of terrorist attacks, enhanced national security measures and the related decline in consumer confidence may hinder Jason’s ability to do business. Any escalation in these events or similar future events may disrupt its operations or those of its customers and suppliers and could affect the availability of raw materials and components needed to manufacture Jason’s products or the means to transport those materials to manufacturing facilities and finished products to customers. These events have had and may continue to have an adverse effect, generally, on the world economy and consumer confidence and spending, which could adversely affect Jason’s revenue and operating results. The effect of these events on the volatility of the world financial markets could in future lead to volatility of the market price of Jason’s securities and may limit the capital resources available to Jason, its customers and suppliers.

Sales of Jason’s products may result in exposure to product liability, intellectual property infringement and other claims.

Jason’s manufactured products can expose it to potential liabilities. For instance, Jason’s manufacturing businesses expose it to potential product liability claims resulting from injuries caused by defects in products it designs or manufactures, as well as potential claims that products Jason designs or processes it uses infringe on third-party intellectual property rights. Such claims could subject Jason to significant liability for damages, subject the infringing portion of its business to injunction and, regardless of their merits, could be time-consuming and expensive to resolve. Jason may also have greater potential exposure from warranty claims and product recalls due to problems caused by product design. Although Jason has product liability insurance coverage, it may not be sufficient to cover the full extent of its product liability, if at all, and may also be subject to the satisfaction of a deductible amount of up to $250,000. A successful product liability claim in excess or outside of Jason’s insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on Jason’s business, results of operations and/or financial condition.

Jason may experience work-related accidents that may expose it to liability claims.

Due to the nature of its operations, Jason is subject to the risks of its employees being exposed to industrial-related accidents at its premises. If such accidents occur in the future, Jason may be required to pay compensation and may also suffer reputational harm. Under such circumstances, Jason’s business and financial performance could be adversely affected.

If Jason’s manufacturing processes and products do not comply with applicable statutory and regulatory requirements, or if Jason manufactures products containing design or manufacturing defects, demand for its products may decline and Jason may be subject to liability claims.

Jason’s designs, manufacturing processes and facilities need to comply with applicable statutory and regulatory requirements. Jason may also have the responsibility to ensure that products it designs satisfy safety and regulatory standards including those applicable to its customers and to obtain any necessary certifications. In addition, Jason’s customers’ products and the manufacturing processes that Jason uses to produce them are often highly complex. As a result, products that Jason manufactures may at times contain manufacturing or design defects, and its manufacturing processes may be subject to errors or not be in compliance with applicable statutory and regulatory requirements or demands of its customers. Defects in the products Jason manufactures or designs, whether caused by a design, manufacturing or component failure or error, or deficiencies in its manufacturing processes, may result in delayed shipments to customers, replacement costs or reduced or cancelled customer orders. If these defects or deficiencies are significant, Jason’s business reputation may also be damaged. The failure of the products that Jason manufactures or its manufacturing processes and facilities to comply with applicable statutory and regulatory requirements may subject Jason to legal fines or penalties and, in some cases, require Jason to shut down or incur considerable expense to correct a manufacturing process or facility. In addition, these defects may result in liability claims against Jason or expose it to liability to pay for the recall of a product or to indemnify its customers for the costs of any such claims or recalls which they face as a result of using items manufactured by Jason in their products. Even if Jason’s customers are responsible for the defects, they may not assume, or may not have resources to assume, responsibility for any costs or liabilities arising from these defects, which could expose Jason to additional liability claims.

Compliance or the failure to comply with regulations and governmental policies could cause Jason to incur significant expense.

Jason is subject to a variety of local and foreign laws and regulations including those relating to labor and health and safety concerns and import/export duties and customs. Such laws may require Jason to pay mandated compensation in the event of workplace accidents and penalties in the event of incorrect payments of duties or customs. Additionally, Jason may need to obtain and maintain licenses and permits to conduct business in various jurisdictions. If Jason or the businesses or companies it acquires have failed or fail in the future to comply with such laws and regulations, then Jason could incur liabilities and fines and its operations could be suspended. Such laws and regulations could also restrict Jason’s ability to modify or expand its facilities, could require it to acquire costly equipment, or could impose other significant expenditures.

If Jason’s products are subject to warranty claims, its business reputation may be damaged and it may incur significant costs.

Jason generally provides warranties to its customers for manufacturing defects where Jason’s products do not conform to the specifications stipulated by its customers. A successful claim for damages arising as a result of such defects or deficiencies may affect Jason’s business reputation. In addition, a successful claim for which Jason is not insured or where the damages exceed insurance coverage, or any material claim for which insurance coverage is denied or limited and for which indemnification is not available, could have a material adverse effect on Jason’s business, operating results and financial condition. In addition, as Jason pursues new end-markets, warranty requirements will vary and Jason may be less effective in pricing its products to appropriately capture the warranty costs.

Jason is or may be required to obtain and maintain quality or product certifications for certain markets.

In some countries, Jason’s customers require or prefer that it obtain certain certifications for its products and testing facilities with regard to specifications/quality standards. For example, Jason is required to obtain American Railroad Association approval for certain of its products. Consequently, Jason needs to obtain and maintain the relevant certifications so that its customers are able to sell their products, which are manufactured by Jason, in these countries. If Jason is unable to meet and maintain the requirements needed to secure or renew such certifications, it may not be able to sell its products to certain customers and its financial results may be adversely affected.

Jason’s income tax returns are subject to review by taxing authorities, and the final determination of its tax liability with respect to tax audits and any related litigation could adversely affect its financial results.

Although Jason believes that its tax estimates are reasonable and that it prepares its tax filings in accordance with all applicable tax laws, the final determination with respect to any tax audits, and any related litigation, could be materially different from Jason’s estimates or from its historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties, and/or interest assessments. Jason is undergoing tax audits in various jurisdictions and it regularly assesses the likelihood of an adverse outcome resulting from such examinations to determine the adequacy of its tax reserves.

Failure of Jason’s customers to pay the amounts owed to it in a timely manner may adversely affect its financial condition and operating results.

Jason generally provides payment terms ranging from 30 to 50 days. As a result, Jason generates significant accounts receivable from sales to its customers, representing 47% and 38% of current assets as of March 28, 2014 and December 31, 2013, respectively. Accounts receivable from sales to customers were $110.4 million and $77.0 million as of March 28, 2014 and December 31, 2013, respectively. As of March 28, 2014, the largest amount owed by a single customer was approximately 10% of total accounts receivable. As of March 28, 2014, Jason’s allowance for doubtful accounts was approximately $2.2 million. If any of Jason’s significant customers have insufficient liquidity, Jason could encounter significant delays or defaults in payments owed to it by such customers, and Jason may need to extend its payment terms or restructure the receivables owed to it, which could have a significant adverse effect on its financial condition. Any deterioration in the financial condition of Jason’s customers will increase the risk of uncollectible receivables. Global economic uncertainty could also affect Jason’s customers’ ability to pay its receivables in a timely manner or at all or result in customers going into bankruptcy or reorganization proceedings, which could also affect Jason’s ability to collect its receivables.

New regulations related to conflict minerals may force Jason to incur additional expenses and affect the manufacturing and sale of its products.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), signed into law on July 21, 2010, includes Section 1502, which requires the SEC to adopt additional disclosure requirements related to certain minerals sourced from the Democratic Republic of Congo and surrounding countries, or “conflict minerals,” for which such conflict minerals are necessary to the functionality of a product manufactured, or contracted to be manufactured, by an SEC reporting company. The metals covered by the final rules, adopted on August 22, 2012, are commonly referred to as “3TG” and include tin, tantalum, tungsten and gold. Implementation of the new disclosure requirements could affect the sourcing and availability of some of the minerals used in the manufacture of Jason’s products. Jason’s supply chain is complex, and if Jason is not able to conclusively verify the origins for all conflict minerals used in its products or that its products are “conflict free,” Jason may face reputational challenges with its customers or investors. Furthermore, Jason may also encounter challenges to satisfy customers who require that its products be certified as “conflict free,” which could place Jason at a competitive disadvantage if it is unable to do so. Additionally, as there may be only a limited number of suppliers offering “conflict free” metals, Jason cannot be sure that it will be able to obtain necessary metals from such suppliers in sufficient quantities or at competitive prices. Jason could incur significant costs related to the compliance process, including potential difficulty or added costs in satisfying the disclosure requirements. Jason’s first report thereon is expected to be required in 2015.

An adverse change in the interest rates for Jason’s borrowings could adversely affect its financial condition.

Following the Business Combination, Jason will pay interest on outstanding borrowings under its credit facilities at interest rates that fluctuate based upon changes in certain short term prevailing interest rates. An adverse change in these rates could have a material adverse effect on Jason’s financial position, results of operations and cash flows and its ability to borrow money in the future. At times, Jason will enter into interest rate swaps to hedge some of this risk. If the duration of interest rate swaps exceeds one month, Jason will have to mark-to-market the value of such swaps which could cause Jason to recognize losses in its accounts.

Following the Business Combination, our credit facility will contain restrictive covenants that may impair our ability to conduct business.

Our credit facility following the Business Combination will contain operating covenants and, to the extent the revolving facility thereunder is drawn in excess of a certain threshold, a financial covenant that may in each case limit its management’s discretion with respect to certain business matters. Under the Debt Commitment Letter, we expect our first lien term loan facility will mature on the date that is seven years after closing and will amortize at a rate of 1% per annum, payable quarterly, our first lien revolving facility will mature on the date that is five years after closing and our second lien term loan facility will mature on the date that is seven and one-half years after closing. Among other things, these covenants restrict Jason’s and its subsidiaries’ ability to incur additional debt, change the nature of its business, sell or otherwise dispose of assets, make acquisitions, and merge or consolidate with other entities. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under Jason’s new credit facility and may impair its ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may adversely affect our financial condition. See “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” for a description of our credit facility.

Jason’s failure to comply with environmental laws could adversely affect its business and financial condition.

Jason is subject to various federal, state, local and foreign environmental laws and regulations, including regulations governing the use, storage, discharge and disposal of hazardous substances used in its manufacturing processes.

Jason is also subject to laws and regulations governing the recyclability of products, the materials that may be included in products, and its obligations to dispose of these products after end-users have finished with them. Additionally, Jason may be exposed to liability to its customers relating to the materials that may be included in the components that Jason procures for its customers’ products. Any violation or alleged violation by Jason of environmental laws could subject it to significant costs, fines or other penalties.

Jason is also required to comply with an increasing number of product environmental compliance regulations focused on the restriction of certain hazardous substances. Non-compliance could result in significant costs and penalties.

In addition, increasing governmental focus on climate change may result in new environmental regulations that may negatively affect Jason, its suppliers and its customers by requiring Jason to incur additional direct costs to comply with new environmental regulations, as well as additional indirect costs as a result of its customers or suppliers passing on additional compliance costs. These costs may adversely affect Jason’s operations and financial condition.

Environmental liabilities that may arise in the future could be material to Jason.

Jason’s operations, facilities and properties are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous materials and wastes, the remediation of contamination, and otherwise relating to health, safety and the protection of the environment. As a result, Jason is involved from time to time in administrative or legal proceedings relating to environmental and health and safety matters, and have in the past and will continue to incur capital costs and other expenditures relating to such matters. Jason also cannot be certain that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs and/or penalties that could be material. Further, environmental laws and regulations are constantly evolving and it is impossible to predict accurately the effect they may have upon Jason’s financial condition, results of operations or cash flows.

The loss of Jason’s key personnel could negatively impact the operations and profitability of the post-combination company.

The role of Jason’s key personnel upon the consummation of the Business Combination cannot be ascertained at this time. Although Quinpario contemplates that key personnel of Jason will remain associated with the post-combination company following the Business Combination, it is possible that members of Jason’s key personnel will not wish to remain in place. The loss of Jason’s key personnel could negatively impact the operations and profitability of the post-combination company.

Risk Factors Relating to Jason’s Indebtedness

The combined company will have a substantial amount of indebtedness following the Business Combination, which may limit its operating flexibility and could adversely affect its results of operations and financial condition.

On a pro forma basis after giving effect to the Business Combination and prior to deduction of the original issue debt discount of $8.2 million, Jason would have had approximately $433.0 million of indebtedness as of March 31, 2014, consisting of the proposed $420.0 million term loan, borrowings outstanding under the proposed $40.0 million revolver and borrowings under existing non-U.S. debt agreements.

The combined company’s indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing the combined company’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of the combined company’s cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business, the competitive environment and the industry in which it operates;

•	placing the combined company at a competitive disadvantage as compared to its competitors that are not as highly leveraged; and

•	limiting the combined company’s ability to borrow additional funds and increasing the cost of any such borrowing.

A breach of a covenant or restriction contained in the Debt Financing could result in a default that could in turn permit the affected lenders to accelerate the repayment of principal and accrued interest on our outstanding loans and terminate their commitments to lend additional funds. If the lenders under such indebtedness accelerate the repayment of our borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings as well as other indebtedness.

Under current market conditions we expect the interest rate on the first lien term loans to be the percentage per annum equal to (i) the alternate base rate plus 350 basis points or (ii) LIBOR plus 450 basis points (with a LIBOR floor of 1.00%). Under current market conditions we expect the interest rate on the first lien revolving loans to be the percentage per annum equal to (i) the alternate base rate plus 225 basis points or (ii) LIBOR plus 325 basis points (with step downs based on achieving certain first lien net leverage ratios). Under current market conditions we expect the interest rate on the second lien term loans to be the percentage per annum equal to (i) the alternate base rate plus 700 basis points or (ii) LIBOR plus 800 basis points (with a LIBOR floor of 1.00%).

An increase in interest rates would adversely affect the combined company’s profitability. To the extent that the combined company’s access to credit was to be restricted because of its own performance or conditions in the capital markets generally, the combined company’s financial condition would be materially adversely affected. The combined company’s level of indebtedness may make it difficult to service its debt and may adversely affect its ability to obtain additional financing, use operating cash flow in other areas of its business or otherwise adversely affect its operations.

We may not be able to complete the proposed Debt Financing in connection with the Business Combination.

We may not be able to complete the proposed Debt Financing on terms that are acceptable to us, or at all. If we do not complete the proposed Debt Financing, we will be required to obtain alternative financing in order to fund a portion of the Cash Consideration for the Business Combination. If we are unable to do so on terms that are acceptable to us, or at all, we may not be able to complete the Business Combination, as completing the proposed Debt Financing is a condition to the Business Combination under the Purchase Agreement.

Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit. Consequently, we may not have sufficient assets to repay the senior secured credit facilities, as well as other secured and unsecured indebtedness.

Upon the occurrence of an event of default under our senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged a significant portion of our assets as collateral under the senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the senior secured credit facilities, as well as other secured and unsecured indebtedness.

Risk Factors Relating to Quinpario and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 87.6% of Jason (assuming no more than 6,050,666 public shares are redeemed) through Quinpario Sub and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 87.6% of Jason (assuming no more than 6,050,666 public shares are redeemed) through Quinpario Sub. Certain investors and officers of Seller will become stockholders of Quinpario

Sub along with us at that time. We will depend on Jason for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our preferred stock and common stock. Legal and contractual restrictions in agreements governing the Debt Financing and future indebtedness of Jason, as well as the financial condition and operating requirements of Jason, and the fact that we may be required to obtain the consent from the other stockholders of Quinpario Sub, may limit our ability to obtain cash from Jason. The earnings from, or other available assets of, Jason may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy its other financial obligations. In addition, the terms of our Series A Convertible Preferred Stock may from time to time prevent us from paying cash dividends on our common stock.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

Jason is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2015. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Jason as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Jason, we cannot assure you that this diligence revealed all material issues that may be present in Jason’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Jason’s control will not later arise. As a result, we may be forced to later writedown or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of Quinpario Common Stock owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders own shares equal to 29.9% of our issued and outstanding shares of common stock (which includes 1,150,000 placement shares). Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of Quinpario Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We will incur significant transaction and transition costs in connection with the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and Jason operating as a public company. All expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs.

Quinpario’s transaction expenses as a result of the Business Combination are currently estimated at approximately $37 million, which is comprised of (i) a $5.175 million deferred underwriting commissions to the underwriters of our IPO, (ii) $3.25 million transaction fee to Stifel, Quinpario’s financial advisor, (iii) an estimated $23.1 million in original issue discount, fees and expenses relating to the Debt Financing, the PIPE Investment and Backstop Commitment, (iv) an estimated $3.0 million in legal fees and expenses, (v) approximately $0.75 million relating to Quinpario’s portion of the R&W policy (as defined in the section “Proposal No. 1—Approval of the Business Combination—Remedies—R&W Insurance), (vi) approximately $0.66 million relating to other fees and expenses incurred relating to the Business Combination and (vii) approximately $1.3 million in fees and expenses associated with the exploration of potential business combinations not related to the Business Combination. This amount also includes $0.25 million that we have paid to Stifel relating to the delivery of its fairness opinion. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.165 million.

Pursuant to the Purchase Agreement, in addition to the amounts described above, if the Business Combination is successfully consummated, Quinpario will be obligated to, or cause Jason and its subsidiaries to, pay all expenses incurred by Seller in accordance with the terms of the Purchase Agreement and as a reduction from the Purchase Price ultimately paid to Seller, which are currently estimated to be approximately $17.5 million. This amount includes investment banking fees of $8.1 million, fees payable to Saw Mill Capital LLC and Falcon Investment Advisors LLC (Seller’s significant shareholders) in accordance with the Management Services Agreement dated September 21, 2010 of $5.38 million, fees for legal, accounting, tax and valuation services of $2.7 million, and other expenses of $1.32 million.

In addition, under the terms of the letter of intent signed by Jason and Quinpario, dated March 6, 2014, Quinpario has agreed to reimburse Jason and its affiliates for half of its actual, out-of-pocket third party expenses incurred by them (relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations, up to an aggregate amount of $500,000) if for any reason the Business Combination is not consummated on or prior to August 15, 2014.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our memorandum and articles of association and applicable laws. For example, it is a condition to our obligations to close the Business Combination that there be no breach of Jason’s representations and warranties as of the closing date. However, if our board of directors determines that any such breach is not material to the business of Jason, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $12.00 per share. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the acquisition of Jason, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include:

•	the continued right of our Sponsor, our Chief Executive Officer and our directors to hold our common stock following the Business Combination, subject to lock-up agreements;

•	the continued right of our Sponsor to hold placement warrants to purchase shares of our common stock;

•	the fact that our Sponsor and our Chief Executive Officer paid an aggregate of $11,525,000 for their founder shares, placement shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•	if Quinpario is unable to complete a business combination within the required time period, our Sponsor and Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quinpario for services rendered or contracted for or products sold to Quinpario, but only if such a vendor or target business has not executed such a waiver;

•	if the proposed Business Combination has not been consummated on or prior to August 15, 2014, Quinpario must promptly reimburse Jason for half of its actual out-of-pocket third party expenses (not to exceed $500,000 in the aggregate) incurred relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations;

•	the continuation of four of our six existing directors as directors of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Jason, all of whom we expect to stay with Jason following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Jason. Although we expect all of such key personnel to remain with Jason following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with Jason following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective December 31, 2015. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following August 14, 2018, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period and, as a result, we must comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Purchase Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Jason’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Jason and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the consumer goods market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

The grant of registration rights to our initial stockholders and our Sponsor may make it more difficult to complete our initial business combination, including the Business Combination, and the future exercise of such rights may adversely affect the market price of our common stock.

Pursuant to the registration rights agreement entered into concurrently with the closing of our IPO, our Sponsor, initial stockholders and their permitted transferees can demand that we register the founder shares, placement units, placement shares and placement warrants, and the shares of common stock issuable upon exercise of the placement warrants, as well as any extension units issued and their component securities, as the case may be. The registration rights will be exercisable with respect to the founder shares, the placement units, placement shares and the placement warrants and the shares of common stock issuable upon exercise of such placement warrants as well as the extension units and their component securities, as the case may be, at any time after the Company consummates the Business Combination and such holders are no longer subject to applicable lock-up periods, as further described under “Description of Securities—Authorized and Outstanding Stock—Founder Shares, Placement Shares and Extension Shares.” We will bear the cost of registering these securities. If such persons exercise their registration rights in full, there will be an additional 7,283,333 shares of common stock (assuming no extension) and up to 1,150,000 shares of common stock issuable on exercise of the placement warrants eligible for trading in the public market. In addition, pursuant to the Rollover Agreement (as described below) to be entered into at the closing of the Business Combination, the Rollover Participants will be granted certain registration rights with respect to the registration of their Quinpario Common Stock, assuming the Rollover Participants exchange all or a portion of their Quinpario Sub Shares into shares of Quinpario Common Stock. If the Rollover Participants exercise their registration rights in full, there will be an additional 3,485,557 shares of Quinpario Common Stock eligible for trading in the public market. Quinpario and the investors in the PIPE Investment and Backstop Commitment have also entered into a registration rights agreement that provides for the registration of our common stock, if purchased from the Company in a private placement pursuant to the Backstop Commitment, and Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible, which assuming the absence of in-kind dividends and that the conversion ratio is not adjusted pursuant to a Fundamental Change (as defined in the Certificate of Designation relating to the Series A Convertible Preferred Stock or otherwise) may be up to 3,653,100 shares of Quinpario Common Stock on an as-converted basis).

The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of the registration rights may make our initial business combination (including the Business Combination) more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our common stock that is expected when the securities owned by our initial stockholders are registered.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Assuming no public warrants are tendered pursuant to the Warrant Tender Offer, outstanding warrants to purchase an aggregate of 18,400,000 shares of our common stock will become exercisable for a like number of shares of our common stock in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 17,250,000 warrants originally sold as part of units in our IPO and 1,150,000 warrants that were sold to our Sponsor in a private sale simultaneously with the consummation of our IPO. Each warrant entitles its holder to purchase one share of Quinpario’s common stock at an exercise price of $12.00 per share. The warrants will become exercisable on the later of 30 days after the completion of Quinpario’s initial business combination or 12 months from the consummation of Quinpario’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Quinpario’s initial business combination or earlier upon redemption or liquidation. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our public stockholders may experience dilution as a consequence of, among other transactions, the utilization of the Backstop Commitment, issuance of any shares of Series A Convertible Preferred Stock in the PIPE Investment that are convertible into shares of Quinpario Common Stock, and the issuance of Quinpario Common Stock after the Business Combination pursuant to the Rollover Agreement. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

It is anticipated that, upon completion of the Business Combination, Quinpario’s public stockholders will retain an ownership interest of approximately 70.3% in Quinpario and our initial stockholders, including our Sponsor, will retain an ownership interest of approximately 29.7% in Quinpario, assuming none of Quinpario’s stockholders exercise their redemption rights. If Quinpario’s stockholders exercise their redemption rights, the ownership interest in Quinpario of Quinpario’s public stockholders will decrease and the ownership interest in Quinpario of our initial stockholders, including our Sponsor, will increase, although Quinpario’s and the Rollover Participants’ respective ownership interests in Quinpario Sub will change, at the option of the Rollover Participants, only in the event that redemptions by Quinpario stockholders cause us to maintain less than $115.0 million in our trust account. To the extent that those are redemptions of Quinpario common stock which cause us to maintain $115.0 million in our trust account, Quinpario’s public stockholders will retain an ownership interest of approximately 60.6% and our initial stockholders, including our Sponsor, will retain an ownership interest of approximately 39.4%. The ownership percentage with respect to Quinpario following the Business Combination does not take into account (i) the option of each Rollover Participant to exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s shares in Quinpario Sub Shares into the same number of shares of Quinpario Common Stock pursuant to the terms of a rollover agreement, (ii) warrants to purchase Quinpario Common Stock that may remain outstanding following the Business Combination and the Warrant Tender Offer, (iii) the issuance of any shares under the Company’s proposed 2014 Omnibus Incentive Plan, (iv) the issuance of any shares of Series A Convertible Preferred Stock in the PIPE Investment which are convertible into shares of Quinpario Common Stock or (v) the issuance of any Quinpario Common Stock pursuant to the Backstop Commitment (in the event of a private placement, which will occur, if at all, no earlier than simultaneous with the Business Combination). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Quinpario’s existing stockholders in Quinpario will be different and the percentage ownership retained by Quinpario in Quinpario Sub will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants or shares of Series A Convertible Preferred Stock are converted into Quinpario Common Stock, or any shares of Quinpario Common Stock are issued under the Rollover Agreement, the proposed 2014 Omnibus Incentive Plan or Backstop Commitment, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem the public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

In addition to the Warrant Tender Offer, we will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available. Redemption of the outstanding public warrants could force holders of public warrants:

•	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of Quinpario’s outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Risk Factors Relating to the Redemption

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold, but it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. Accordingly, unless this provision is waived, we may be unable to consummate the Business Combination or if there are substantial redemptions by our public stockholders. The absence of such a redemption threshold would make it easier for us to consummate a business combination with which a substantial number of our stockholders do not agree.

Since we have no specified percentage threshold for redemption in our amended and restated certificate of incorporation other than the 20% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. However, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which holds approximately $177.1 million as of March 31, 2014. If, however, redemptions by our public stockholders cause us to have less than $115.0 million in our trust account at the closing of the Business Combination, the Rollover Funds will have the option (but not the obligation) to contribute in connection with the rollover an additional aggregate amount of their current equity in Jason to Quinpario Sub equal to the shortfall between the cash then in the trust account and $115.0 million.

However, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires that holders of no more than 16,000,081 shares as of March 31, 2014 redeem their public shares. Accordingly, holders of no more than 16,000,081 of the 17,250,000 public shares outstanding as of March 31, 2014 may redeem their shares in connection with the Business Combination. As a result, we may be able to consummate the Business Combination even though holders of a majority of our public shares have chosen to redeem their shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20.0% of our common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares. We refer to such shares aggregating 20% or more of the shares sold in the offering as “Excess Shares”. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any Excess Shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we consummate the Business Combination. And as a result, you will continue to hold that number of shares aggregating to 20.0% or more of the shares sold in our IPO and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Quinpario might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2014 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are based on the historical financial statements of Jason and Quinpario after giving effect to the Business Combination and the proposed related financing transactions.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2014.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 was derived from Jason’s unaudited consolidated balance sheet as of March 28, 2014 and Quinpario’s unaudited consolidated balance sheet as of March 31, 2014. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 was derived from Jason’s unaudited consolidated statement of operations for the three months ended March 28, 2014 and Quinpario’s unaudited consolidated statement of income for the three months ended March 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Jason’s audited consolidated statement of operations for the year ended December 31, 2013 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations”, (“ASC 805”). The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto of Quinpario and Jason.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Quinpario Common Stock:

•	Assuming No Redemption: This presentation assumes that no Quinpario stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Redemption of 6,050,666 public shares: Unless waived by the Company or unless the Rollover Funds elect to contribute additional Jason equity in connection with the rollover, a condition to completing the transactions contemplated by the Purchase Agreement is that, after giving effect to the redemptions, no less than $115.0 million remains in the trust account. This presentation assumes that all Quinpario stockholders exercise their redemption rights with respect to a maximum of 6,050,666 public shares. Quinpario has no specified maximum redemption threshold except that it must retain $5,000,001 of net tangible book value. We anticipate having additional proceeds of up to $45 million from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment to consummate the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which certain investors collectively agreed (subject to the negotiation of mutually agreeable definitive documentation) to purchase up to $17.5 million worth of shares of Quinpario Common Stock through open market or privately negotiated transactions at a purchase price of up to $10.255 per share, a private placement or a combination thereof, in order to ensure sufficient funds to consummate the Business Combination. To the extent the Backstop Commitment is utilized, the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Quinpario Common Stock, or the Rollover Funds elect to contribute additional Jason equity in connection with the rollover, the pro forma information will change.

On May 6, 2014, Quinpario commenced an offer to purchase up to 9,200,000 of its public warrants at a purchase price of $0.75 per public warrant in a proposed tender offer that will expire on June 4, 2014, or such later time and date to which Quinpario may extend the offer, but such offer will expire after the consummation of the Business Combination (the “Warrant Tender Offer”). The purpose of the Warrant Tender Offer is to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving cash for their public warrants. Because the Warrant Tender Offer would not be consummated if (i) the maximum number of public shares were redeemed or (ii) such offer would, in our reasonable judgment, be reasonably likely to prevent or delay the closing of the Business Combination or the ability of Quinpario to obtain any portion of the Debt Financing, the unaudited pro forma condensed combined financial information does not give effect to the Warrant Tender Offer.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(in thousands)

	Quinpario Acquisition Corp.	Jason Partners Holdings Inc.	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming No Tender of Common Stock)	Pro Forma Adjustments for Maximum Allowable Tender of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)
ASSETS
Current assets:
Cash and cash equivalents	$129	$21,800	$(258,798)	3a	$177,111	3k	$106,039	(62,111)	3s	$43,928
			(17,500)	3b	399,400	3m
			(6,120)	3p	(244,400)	3n
					(2,908)	3n
					42,500	3o
					(5,175)	3q
Accounts receivable—net	—	110,443	—		—		110,443	—		110,443
Inventories	—	76,668	3,868	3d	—		80,536	—		80,536
Other current assets	88	28,034	(1,377)	3h	—		26,745	—		26,745

Total current assets	217	236,945	(279,927)		366,528		323,763	(62,111)		261,652

Investments held in trust account	177,111	—	—		(177,111)	3k	—	—		—
Property, plant, and equipment—net	—	125,419	71,977	3e	—		197,396	—		197,396
Goodwill	—	34,198	142,015	3i	—		176,213	—		176,213
Other intangible assets—net	—	47,765	135,558	3f, 3g	—		183,323	—		183,323
Other assets—net	—	12,788	(3,524)	3n	12,450	3m	21,714	—		21,714

Total long-term assets	177,111	220,170	346,026		(164,661)		578,646	—		578,646

TOTAL ASSETS	$177,328	$457,115	$66,099		$201,867		$902,409	$(62,111)		$840,298

	Quinpario Acquisition Corp.	Jason Partners Holdings Inc.	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming No Tender of Common Stock)	Pro Forma Adjustments for Maximum Allowable Tender of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,453	$—		$3,100	3m	$7,203	—		7,203
					(2,350)	3n
Accounts payable and accrued expenses	2,992	100,046	—		(2,908)	3n	100,130	—		100,130
Other current liabilities	—	20,505	—		—		20,505	—		20,505

Total current liabilities	2,992	127,004	—		(2,158)		127,838	—		127,838

Long-term liabilities:
Deferred underwriters’ fee	5,175	—	—		(5,175)	3q	—	—		—
Long-term debt	—	250,497	408	3n	411,850	3m	417,605	—		417,605
					(242,050)	3n
					(3,100)	3m
Deferred income taxes	—	25,399	73,882	3h	—		99,281	—		99,281
Other long-term liabilities	—	16,364	—		—		16,364	—		16,364

Total long-term liabilities	5,175	292,260	74,290		161,525		533,250	—		533,250

TOTAL LIABILITIES	8,167	419,264	74,290		159,367		661,088	—		661,088

Redeemable securities	164,161	—	—		(164,161)	3r	—	—		—
EQUITY
CONTROLLING INTEREST STOCKHOLDERS’ EQUITY(DEFICIT)
Convertible perpetual preferred stock	—	—	—		42,500	3o	42,500	—		42,500
Common stock	1	—	—		2	3r	3	(1)	3s	2
Additional paid-in capital	4,999	25,407	(25,407)	3j	164,159	3r	169,158	(62,110)	3s	107,048
Retained earnings (accumulated deficit)	—	12,375	(12,375)	3j	—		(6,120)	—		(6,120)
			(6,120)	3p
Accumulated other comprehensive income	—	69	(69)	3j	—		—	—		—

TOTAL STOCKHOLDERS’ EQUITY(DEFICIT) FOR CONTROLLING INTEREST	5,000	37,851	(43,971)		206,661		205,541	(62,111)		143,430
NONCONTROLLING INTEREST	n/a	n/a	35,780	3l	—		35,780	—		35,780

TOTAL EQUITY	5,000	37,851	(8,191)		206,661		241,321	(62,111)		179,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$177,328	$457,115	$66,099		$201,867		$902,409	$(62,111)		$840,298

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Quarterly Period Ended March 31, 2014

(in thousands, except share and per share information)

	Quinpario Acquisition Corp. (Period for the three months ended March 31, 2014)	Jason Partners Holdings Inc. (Period for the three months ended March 28, 2014)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Adjustments for Maximum Allowable Tender of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)	Footnote Reference
Revenue	$—	$186,536	$—		$—		$186,536		$—		$186,536
Cost of sales	—	144,492	(4,406)	4a	—		145,933		—		145,933
			5,847	4b

Gross profit	—	42,044	(1,441)		—		40,603		—		40,603

Operating expenses
Selling and administrative expenses	3,546	29,453	(554)	4a	—		31,985		—		31,985
			865	4b
			(1,364)	4c
			3,271	4d
			(3,232)	4g
Newcomerstown fire gain	—	—	—		—		—		—		—
Restructuring	—	647	—		—		647		—		647
Other net charges (gains)	—	123	—		—		123		—		123

Total operating expense	3,546	30,223	(1,014)		—		32,755		—		32,755

Operating income (loss)	(3,546)	11,821	(427)		—		7,848		—		7,848

Other income (expenses)
Interest (expense)	—	(3,495)	—		3,026	4e	(7,942)		—		(7,942)
					(7,473)	4f
Interest income	14	—	—		—		14		—		14
Gain from sale of joint ventures	—	3,508	—		—		3,508		—		3,508
Other income	—	393	—		—		393		—		393

Total other income (expense)	14	406	—		(4,447)		(4,027)		—		(4,027)

Pre-tax income (loss)	(3,532)	12,227	(427)		(4,447)		3,821		—		3,821
Tax provision (benefit)	—	4,492	(152)	4h	(1,703)	4h	2,637		—		2,637

	Quinpario Acquisition Corp. (Period for the three months ended March 31, 2014)	Jason Partners Holdings Inc. (Period for the three months ended March 28, 2014)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Adjustments for Maximum Allowable Tender of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)	Footnote Reference
Net income (loss)	(3,532)	7,735	(275)		(2,744)		1,184		—		1,184
Less: Net income attributable to the noncontrolling interest	—	—	—		(147)	4i	(147)		—		(147)

Net income (loss) attributable to controlling interest	(3,532)	7,735	(275)		(2,891)		1,037		—		1,037
Accretion of preferred stock dividends and redemption premium	—	—	—		(900)	5c	(900)		—		(900)

Net income (loss) attributable to common shareholders of controlling interest	$(3,532)	$7,735	$(275)		$(3,791)		$137		$—		$137

Earnings (loss) per share available to common shareholders of controlling interest—basic	$(0.43)						$0.01				$0.01
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$(0.43)						$0.01				$0.01
Weighted average shares outstanding—basic	8,267,875	—	16,340,458	5a	—		24,608,333	5a	(6,050,666)	3s	18,557,667	5a
Weighted average shares outstanding—diluted	8,267,875	—	16,340,458	5a	—		24,608,333	5a,5b	(6,050,666)	3s	18,557,667	5a,5b

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2013

(in thousands, except share and per share information)

	Quinpario Acquisition Corp. (Period from May 31, 2013 (Inception) to December 31, 2013)	Jason Partners Holdings Inc. (Period from January 1, 2013 to December 31, 2013)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Adjustments for Maximum Allowable Tender of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)	Footnote Reference
Revenue	$—	$680,845	$—		$—		$680,845		$—		$680,845
Cost of sales	—	527,371	(19,889)	4a	—		530,867		—		530,867
			23,385	4b

Gross profit	—	153,474	(3,496)		—		149,978		—		149,978

Operating expenses
Selling and administrative expenses	536	109,962	(1,692)	4a	—		119,929		—		119,929
			3,462	4b
			(5,424)	4c
			13,085	4d
Newcomerstown fire gain	—	(12,483)	—		—		(12,483)		—		(12,483)
Restructuring	—	2,950	—		—		2,950		—		2,950
Other net charges (gains)	—	(674)	—		—		(674)		—		(674)

Total operating expense	536	99,755	9,431		—		109,722		—		109,722

Operating income (loss)	(536)	53,719	(12,927)		—		40,256		—		40,256

Other income (expenses)
Interest (expense)	—	(20,716)	—		18,896	4e	(31,713)		—		(31,713)
					(29,893)	4f
Interest income	22	—	—		—		22		—		22
Gain from involuntary conversion of property, plant and equipment	—	6,351	—		—		6,351		—		6,351
Other income	—	2,981	—		—		2,981		—		2,981

Total other income (expense)	22	(11,384)	—		(10,997)		(22,359)		—		(22,359)

Pre-tax income (loss)	(514)	42,335	(12,927)		(10,997)		17,897		—		17,897
Tax provision (benefit)	—	18,247	(4,602)	4h	(4,212)	4h	9,433		—		9,433

	Quinpario Acquisition Corp. (Period from May 31, 2013 (Inception) to December 31, 2013)	Jason Partners Holdings Inc. (Period from January 1, 2013 to December 31, 2013)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming No Tender of Common Stock)	Footnote Reference	Pro Forma Adjustments for Maximum Allowable Tender of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Maximum Allowable Tender of Common Stock)	Footnote Reference
Net income (loss)	(514)	24,088	(8,325)		(6,785)		8,464		—		8,464
Less: Net income attributable to the noncontrolling interest	—	—	—		(1,053)	4i	(1,053)		—		(1,053)

Net income (loss) attributable to controlling interest	(514)	24,088	(8,325)		(7,838)		7,411		—		7,411
Accretion of preferred stock dividends and redemption premium	—	(2,405)	2,405	3j	(3,600)	5c	(3,600)		—		(3,600)

Net income (loss) attributable to common shareholders of controlling interest	$(514)	$21,683	$(5,920)		$(11,438)		$3,811		$—		$3,811

Earnings (loss) per share available to common shareholders of controlling interest—basic	$(0.07)						$0.15				$0.21
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$(0.07)						$0.15				$0.21
Weighted average shares outstanding—basic	7,526,526	—	17,081,807	5a	—		24,608,333	5a	(6,050,666)	3s	18,557,667	5a
Weighted average shares outstanding—diluted	7,526,526	—	17,081,807	5a	—		24,608,333	5a,5b	(6,050,666)	3s	18,557,667	5a,5b

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

Pursuant to the Stock Purchase Agreement, dated as of March 16, 2014, as it may be amended (the “Purchase Agreement”), by and among Quinpario Acquisition Corp. (“Quinpario”), JPHI Holdings Inc. (“Quinpario Sub”), Jason Partners Holdings Inc. (“Jason”) and Jason Partners Holdings LLC (“Seller”), the Company proposes to acquire Jason through the acquisition of the outstanding shares of Jason’s common stock by Quinpario Sub, a wholly owned subsidiary of the Company (the “Business Combination”). Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, shares of common stock of Jason will be exchanged for cash, in the case of Seller, and validly issued shares of Quinpario Sub’s common stock in the case of certain former members and management of Jason (the “Rollover Participants”). The Business Combination purchase price of $538.65 million is subject to working capital and other customary adjustments to be determined at the closing of the Business Combination in accordance with the terms of the Purchase Agreement. Assuming the Business Combination occurred on March 31, 2014, the consideration that would have been paid to Seller and the Rollover Participants for their respective shares of Jason common stock would have been $294.6 million, consisting of $258.8 million in cash (the “Cash Consideration”) and $35.8 million in common equity issued by Quinpario Sub (“Quinpario Sub Shares”) in exchange for the contribution of shares of Jason common stock by such members of Seller (“rollover”). Such consideration reflects an increase of $19.5 million representing the working capital adjustment based on a target working capital level of $80.0 million and a $17.5 million reduction for estimated transaction expenses paid on behalf of Seller by Jason. We intend to pay the Cash Consideration using proceeds of at least $115.0 million held in our trust account and the balance of the Cash Consideration (approximately $143.8 million) will be paid through a redemption by Jason of the remaining shares of its common stock held by Seller using the proceeds of our Debt Financing. The remainder of such Debt Financing, will be used by Jason to pay certain of its existing indebtedness and for general corporate purposes after closing. Such borrowed funds will be assumed by Quinpario at closing.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2014. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 was derived from Jason’s unaudited consolidated balance sheet as of March 28, 2014 and Quinpario’s unaudited consolidated balance sheet as of March 31, 2014. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 was derived from Jason’s unaudited consolidated statement of operations for the three months ended March 28, 2014 and Quinpario’s unaudited consolidated statement of income for the three months ended March 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Jason’s audited consolidated statement of operations for the year ended December 31, 2013 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

Jason’s audited consolidated statement of operations for the year ended December 31, 2013 includes certain insurance gains related to the resolution of insurance claims for a fire that destroyed its Newcomerstown, OH facility in 2011. These gains include $12.4 million associated with business interruption activities and $6.4 million associated with the involuntary conversion of property, plant and equipment. These gains are more fully described in Note 18 of Jason’s audited consolidated financial statements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Jason and Quinpario. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value

Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results. Unless indicated otherwise, all amounts presented in the unaudited pro forma condensed combined financial information section are in thousands, except per share information.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Purchase Agreement and the final evaluation of Jason’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property, plant and equipment and amortizable intangible assets, respectively, may be material. The allocation is expected to occur within one year of the consummation of the Business Combination.

The preliminary consideration and allocation of the purchase price to the fair value of Jason’s assets acquired and liabilities assumed as if the acquisition date was March 31, 2014 is presented as follows (in thousands):

	Note	Amount
Calculation of consideration
Purchase price	3a	$538,650
Purchase price adjustments in accordance with the Purchase Agreement
Add: Working capital adjustment	3a	19,472
Less: Bank debt, including accrued interest	3a	(260,344)
Add: Cash and cash equivalents	3a	14,300
Less: Seller transaction costs to be paid by Jason	3b	(17,500)

Total consideration to be transferred	3a	$294,578
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Jason’s net assets	3c	37,851
Less: Transaction costs expected to be incurred by Jason	3b	(17,500)
Less: Historical deferred financing costs and debt discount	3n	(3,932)
Less: Historical Jason goodwill	3i	(34,198)

		(17,779)
Fair value adjustments of net assets acquired
Inventories	3d	3,868
Property, plant and equipment	3e	71,977
Identifiable intangible assets
Patents	3f	1,353
Trademarks and other intangibles	3f	36,884
Customer relationships	3g	97,321
Deferred tax liabilities	3h	(75,259)

Goodwill	3i	$176,213

(a)	In accordance with the Purchase Agreement, the purchase price of $538,650 is to be adjusted based on a target net working capital level of $80,000; the purchase price will be increased by the amount that working capital exceeds the target level or will be decreased by the amount that working capital falls below the target level. The purchase price is to be further reduced for transaction expenses of Seller and for the amount of Jason’s net bank debt. Net bank debt refers to total gross bank debt, including accrued interest, less the amount of Jason’s cash and cash equivalents adjusted for the net after tax proceeds received in the recent sale of two joint venture operations. Assuming a March 31, 2014 transaction date, the net purchase price paid to Seller would total $294,578, consisting of $258,798 in cash and $35,780 in common equity as described in note 3l.
(b)	Represents the estimated amount of Seller transaction costs to be paid by Jason of $17,500 including investment banking fees of $8,100, fees payable to Saw Mill Capital LLC and Falcon Investment Advisors LLC (Seller’s significant shareholders) in accordance with the Management Services Agreement dated September 21, 2010 of $5,380, fees for legal, accounting, tax and valuation services of $2,700, and other expenses of $1,320. These costs will result in a reduction to Jason’s historical net assets and are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(c)	Reflects the acquisition of the historical book value of Jason’s net assets as of March 31, 2014.
(d)

Represents the write-up of inventories by $3,868 to their estimated fair value of $80,536. Jason carries approximately 50 days of inventory to meet its production requirements and customer orders. Therefore, it is expected that the inventory fair value write-up will result in an increase to cost of goods sold during the period immediately following the Business Combination. The fair value estimate of raw materials was based on the purchase cost of such materials reduced by provisions for estimated obsolescence. The fair value of work-in process inventories was determined by estimating and adding the costs to bring these inventories to a finished state to the book value of such inventories, estimating the selling price of such inventories and then subtracting the cost to complete, disposal costs, holding costs and a normal profit. The fair value of finished goods inventories was determined based on the estimated selling price of such inventories then subtracting disposal costs, holding costs and a normal profit for the selling effort still to be undertaken.
(e)	Represents the write-up of property, plant and equipment by $71,977 to their estimated fair value of $197,396. Excluding land, the property, plant and equipment amount is expected to be depreciated over an average period of 7 years. The fair value estimate of property, plant and equipment is preliminary. The fair value of land and buildings was determined using a value-in-use premise of value. The estimated cost to reproduce these assets and the value of recent market exchanges for similar assets were both used to determine an appropriate fair value. The fair value of personal property was determined using the indirect cost approach. In this method, inflation cost index trends were applied to the original costs of the assets to estimate current reproduction or replacement cost. Depreciation was then subtracted to calculate fair value. The indirect cost approach was used because it was believed to most accurately reflect all of the value attributable to an asset valued on an in-use premise, including the freight, engineering and installation costs.
(f)	Represents the increase in carrying value of patents by $1,353 to reflect their estimated fair value of $2,660 and the increase in carrying value of trademarks and other intangibles by $36,884 to reflect their estimated fair value of $54,300. The fair value estimates of patents, trademarks and other intangibles are preliminary and were determined using the relief from royalty method, which is a variation of the income approach. The relief from royalty method utilizes the present value of royalty streams to provide an estimate of the fair value of the asset. Patents are expected to be amortized over a period of approximately 7 years and trademarks and other intangibles are expected to be amortized over a period of approximately 13 years.
(g)	Represents the increase in carrying value of customer relationships by $97,321 to reflect their estimated fair value of $126,363. The fair value estimate of customer relationships is preliminary and was determined using the income approach. This approach evaluates the present worth of the future economic benefits that accrue to the investors in a business. The present value of expected future cash flows indicates the fair value of the asset. Customer relationships are expected to be amortized over a period of approximately 15 years.
(h)	Represents the recording of current and non-current deferred income tax liabilities of $1,377 and $73,882, respectively, resulting from fair value adjustments for inventories, property, plant and equipment and identifiable intangible assets of $3,868, $71,977 and $135,558, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value write-ups at a 35.6% weighted average statutory income tax rate taking into account applicable U.S. federal, U.S. state and non U.S. rates. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and intangible assets acquired and liabilities assumed by jurisdiction.
(i)	Prior to the Business Combination, Jason’s historical goodwill totaled $34,198. As a result of the Business Combination, goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquisition of Jason by Quinpario as of March 31, 2014 would have resulted in a net increase in goodwill of $142,015 to $176,213.
(j)	Represents the elimination of Jason’s historic common stock, additional paid-in capital, accumulated other comprehensive income, retained earnings and accretion of preferred stock dividends and redemption premium.
(k)	Represents the reclassification of the cash equivalents in the Quinpario investments held in trust account to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination.
(l)	The total net purchase price to be paid to Seller’s shareholders has been reduced by $35,780 representing the expected value of the amount to be reinvested by the Rollover Participants. Pursuant to the Purchase Agreement, the Rollover Participants will exchange certain of their existing shares of Seller for Quinpario Sub Shares and will receive the option to exchange all or a portion of their Quinpario Sub Shares into the same number of shares of Quinpario Common Stock. As a result, Rollover Participants will have a 12.4% ownership interest in Quinpario Sub (and thereby Jason). Therefore a non-controlling interest has been recorded at its estimated fair value.

(m)	Represents the issuance of $420,000 of new debt, reduced by the amount of original issue debt discount of $8,150. The new debt is comprised of a seven year $310,000 first lien term loan and an eight year $110,000 second lien term loan. The first lien term loan is to be repaid in the amount of $775 each quarter; therefore, $3,100 of this loan is classified as current portion of long-term debt. The full amount of the second lien term loan is due on the eighth anniversary of the loan. The proceeds from the new debt will be used to retire debt of $244,400 and accrued interest of $2,908 outstanding under Jason’s existing U.S. senior credit facility and to finance a portion of the Purchase Price. Jason’s existing non U.S. debt of $12,958 will remain outstanding. In connection with the incurrence of the new debt, $12,450 of debt issuance costs are expected to be capitalized and amortized over the life of the underlying issuances.
(n)	Represents the extinguishment of amounts outstanding under Jason’s existing U.S. senior credit facility, including the short-term and long-term portion of term loans of $2,350 and $242,050, respectively, and accrued interest of $2,908. Capitalized debt issuance costs and debt discount of $3,524 and $408, respectively, will be written off resulting in a reduction to Jason’s historical net assets. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(o)	Represents the issuance of 45,000 shares of Series A Convertible Preferred Stock in the amount of $45,000, reduced by issuance costs of $2,500. Each share of Series A Convertible Preferred Stock will be convertible into shares of Quinpario Common Stock.
(p)	To record estimated acquisition-related transaction costs of $6,120. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(q)	To record the payment of the deferred underwriters’ fee arising in connection with Quinpario’s initial public offering in the amount of $5,175. This transaction is reflected as a reduction in cash and accrued liabilities.
(r)	At the time of issuance, certain of Quinpario’s common shares were subject to a possible redemption and, as such, an amount of $164,161 was classified outside the equity section in Quinpario’s historical balance sheet. Under the assumption that none of the shareholders elect to redeem these shares in connection with the Business Combination, the shares are no longer redeemable and have been classified as a component of shareholders’ equity.
(s)	In accordance with the terms of the Purchase Agreement, unless waived or the Rollover Funds elect to increase their rollover investment, the Business Combination is conditioned upon at least $115,000 remaining in the Quinpario trust account immediately after Quinpario shareholders exercise their redemption rights. Therefore, the maximum allowable tender of common shares is assumed to total 6,050,666 shares, which is the number of shares that would result in a $62,111 reduction in the trust account to $115,000 assuming a redemption price of approximately $10.26 per share. The impact of the redemption by Quinpario shareholders is to reduce the remaining cash balance on hand following the Business Combination. In accordance with the Purchase Agreement, if Redemptions result in the trust fund balance declining below $115,000, Rollover Participants have the right, but not the obligation, to increase their rollover investment in Quinpario Sub by an amount equal to the difference between the amount remaining in the trust fund and $115,000.

4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)	Represents the elimination of Jason’s historic depreciation expense, a portion of which was recorded in cost of goods sold and a portion in selling and administrative expenses.

(b)	To record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment. Depreciation expense associated with assets used in Jason’s manufacturing operations is recorded in cost of goods sold while depreciation expense associated with assets used in selling, general and administrative activities is recorded in selling and administrative expenses. A summary of the estimated depreciation expense for the year ended December 31, 2013 of $26,847 is set forth in the table below. Depreciation expense for the three months ended March 31, 2014 is estimated to be $6,712.

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Depreciation
Land	$9,220	n/a	$—
Buildings	29,450	20.0	1,473
Improvements	5,640	5.0	1,128
Machinery and Equipment	117,069	8.2	14,276
Furniture and Fixtures	5,632	5.0	1,126
Tooling	12,687	3.0	4,229
Vehicles	1,238	3.0	413
Computers and Software	6,390	2.0	3,195
Construction in Progress	10,070	10.0	1,007

	$197,396		$26,847

(c)	Represents the elimination of Jason’s historic amortization expense.

(d)	To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets. A summary of the estimated amortization expense for the year ended December 31, 2013 of $13,085 is set forth in the table below. Amortization expense for the three months ended March 31, 2014 is estimated to be $3,271:

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Amortization
Customer Relationships	$126,363	14.8	$8,541
Patents	2,660	7.0	380
Trademarks and Other	54,300	13.0	4,164

	$183,323		$13,085

(e)	Represents the elimination of Jason’s historic interest expense associated with the U.S. senior credit facility term loans that will be extinguished in connection with the issuance of new debt as described in note 3n.

(f)	To record interest expense of $7,473 and $29,893 for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, from the issuance of $420,000 of new debt. Interest expense includes $445 and $1,779 of debt issuance cost amortization for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and $291 and $1,165 of debt discount amortization for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively. The interest rates under the new financing agreements are expected to be based on LIBOR, with a minimum LIBOR amount (i.e. floor) of 1.00%. First lien term loans totaling $310,000 will carry a margin of 4.50% and second lien term loans totaling $110,000 will carry a margin of 8.00%. Therefore, the total interest rate on the first lien term loans is estimated to be 5.50% and the interest rate on the second lien term loans is estimated to be 9.00%. For the purposes of these unaudited pro forma condensed combined financial statements, the LIBOR floor of 1.00% has been assumed in view of the fact that applicable LIBOR rates are currently less than 1.00%. If the LIBOR interest rate on the first and second lien term loans were to increase by 0.125%, the pro forma interest expense would increase by $525.

(g)	Represents the elimination of transaction costs directly related to the Business Combination that were incurred by Quinpario and Jason of $1,655 and $1,577, respectively. These costs are being excluded from the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.

(h)	Represents the income tax effect of the pro forma adjustments related to the acquisition of Jason calculated using the U.S. statutory income tax rate of 35.0%, U.S. state tax rates, and non U.S. tax rates. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities. The effective tax rate used to calculate the income tax effect of the purchase accounting adjustments of 35.6% differs from the effective income tax rate of 38.3% used to calculate the income tax effect of the refinancing adjustments due to the mix of U.S. and non U.S. tax jurisdictions impacted by such adjustments.

(i)	Reflects the non-controlling interest share of historical net income and related pro forma adjustments.

5. Earnings per Share

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Quinpario weighted average number of shares outstanding of 8,267,875 and 7,526,526 for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, adjusted by 16,340,458 and 17,081,807 shares, respectively, to increase the weighted average share amount to 24,608,333 at both March 31, 2014 and December 31, 2013, representing the total number of shares outstanding as of those dates inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination. Quinpario currently has 18,400,000 redeemable common stock purchase warrants as well as Series A Convertible Preferred Stock outstanding. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Quinpario shares and the approximate per share redemption price of $10.26, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in the earnings per share calculations.

(b)	Pursuant to the Purchase Agreement, the Rollover Participants will exchange certain of their existing membership interests of Seller valued at $35,780 for shares of Jason of equal value, which will immediately be contributed to Quinpario Sub in exchange for 3,485,557 Quinpario Sub Shares and will receive the option to exchange all or a portion of their Quinpario Sub Shares into the same number of shares of Quinpario Common Stock. With the consent of Quinpario, one of the Rollover Participants, Mr. Prasad, reduced his commitment by $50, and another Rollover Participant, Mr. Martin, entered into a $500 commitment; such changes are reflected in the $35,780 amount to be reinvested by the Rollover Participants. The pro forma diluted weighted average shares do not give effect to an assumed conversion through the exchange of Quinpario Sub Shares into shares of Quinpario Common Stock because the resulting effect would be antidilutive.

(c)	Represents the accretion of dividends on the Series A Convertible Preferred Stock at a dividend rate of 8%.

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for Jason and Quinpario and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 17,250,000 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical and Pro Forma Financial Information of Jason” and “Selected Historical Financial Information of Quinpario” included elsewhere in this proxy statement and the historical financial statements of Jason and Quinpario included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Jason and Quinpario would have been had the Business Combination been completed or to project Jason and Quinpario’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Jason and Quinpario would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Jason (Historical)	Quinpario (Historical)	Pro Forma Assuming No Redemption (Unaudited)	Pro Forma Assuming Redemption of 6,050,666 Shares (Unaudited)
As of and for the quarter ended March 31, 2014
Book value per share(a)	$37,851	$0.20	$6.63	$5.44
Shares outstanding (including redeemable stock)(b)	1,000	24,608,333	24,608,333	18,557,667
Basic and diluted earnings per share	$7,735	$(0.43)	$0.01	$0.01
Cash dividends declared per share	—	—	—	—

As of and for the Year Ended December 31, 2013
Shares outstanding (including redeemable stock)(b)	1,000	24,608,333	24,608,333	18,557,667
Basic and diluted earnings per share(b)	$21,683	$(0.07)	$0.15	$0.21
Cash dividends declared per share	$43,055	—	—	—

(a)	Book value per share is calculated using the following formula: Book value per share = (Total Stockholders’ Equity excluding Preferred Equity)/(Total Outstanding Shares)
(b)	The shares outstanding and basic and diluted earnings (loss) per share calculation for Quinpario includes shares subject to possible redemption.

SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING OF QUINPARIO STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of 2014 annual meeting of stockholders to be held on June 30, 2014, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about                     , 2014. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at 9:00 A.M., Eastern Time, on June 30, 2014, at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on June 16, 2014, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 24,608,333 shares of Quinpario Common Stock outstanding, of which 17,250,000 are public shares, 1,150,000 are private placement shares held by our Sponsor, 5,739,333 are founder shares (of which 75,000 are subject to forfeiture upon consummation of the Business Combination) held by our Sponsor, 269,000 are founder shares held by our independent directors, Messrs. James P. Heffernan, Walter Thomas Jagodinski, Edgar G. Hotard, Dr. John Rutledge and Ilan Kaufthal, and 200,000 are founder shares held by employees of Quinpario Partners LLC, an affiliate of our Sponsor.

Vote of Quinpario Founders and Chairman and CEO

In connection with our IPO, we and JVB Financial Group LLC, the representative of the underwriters of the IPO, entered into agreements with each of initial stockholders pursuant to which the initial stockholders agreed to vote any shares of Quinpario Common Stock owned by them in favor of the Business Combination Proposal. Our Chairman of the Board and Chief Executive Officer has also agreed to vote his shares in favor of the Business Combination Proposal. This agreement applies to our Sponsor as it relates to the founder shares and the requirement to vote its founder shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Quinpario Partners LLC, as its managing manager. Jeffry N. Quinn, our Chairman and Chief Executive Officer, is the managing member of Quinpario Partners LLC.

Our initial stockholders have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with Business Combination. The founder shares and placement shares held by our initial stockholders and our Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within 16 months (or up to 24 months in case of extensions) of August 14, 2013. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a Quinpario stockholder’s failure to vote by proxy or to vote in person at the special meeting or a broker non-vote will not be counted towards the number of shares of Quinpario Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Incentive Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal.

The approval of Proposal 2, Proposal 3, Proposal 4 and Proposal 5 each require the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, a Quinpario stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The Business Combination Proposal is conditioned on Proposal 2 but not the on the approval of any other proposal. In addition, (i) the Director Election Proposal is conditioned on the approval of Proposal 2 and the Business Combination Proposal (ii) the Incentive Plan Proposal is conditioned on the approval of Proposal 2 and the Business Combinational Proposal and (iii) Proposal 2, Proposal 3, Proposal 4, Proposal 5 and the Business Combination-Related Compensation Proposal are conditioned on the approval of the Business Combination Proposal. Proposal 3 is also conditioned on the approval of Proposal 2. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that either the Business Combination Proposal or Proposal 2 does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination within 16 months (or up to 24 months in case of extensions) of August 14, 2013, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Quinpario Stockholders

Our board of directors believes that each of the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, the Director Election Proposal, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of, the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor, our Chief Executive Officer and our directors to hold our common stock following the Business Combination, subject to lock-up agreements;

•	the continued right of our Sponsor to hold placement warrants to purchase shares of our common stock;

•	the fact that our Sponsor and our Chief Executive Officer paid an aggregate of $11,525,000 for their founder shares, placement shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•	if Quinpario is unable to complete a business combination within the required time period, our Sponsor and Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quinpario for services rendered or contracted for or products sold to Quinpario, but only if such a vendor or target business has not executed such a waiver;

•	if the proposed Business Combination has not been consummated on or prior to August 15, 2014, Quinpario must promptly reimburse Jason for half of its actual out-of-pocket third party expenses (not to exceed $500,000 in the aggregate) incurred relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations;

•	the continuation of four of our six existing directors as directors of the post-combination company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, the Incentive Plan Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal, but will have no effect on the Director Election Proposal. Broker non-votes will have the effect of a vote “AGAINST” Proposal 2, Proposal 3, Proposal 4 and Proposal 5 but will have no effect on the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Business Combination-Related Compensation Proposal and the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

•

You can vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR”

the Business Combination Proposal, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Business Combination-Related Compensation Proposal and “FOR” the Adjournment Proposal.

•	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Paul J. Berra III, the Company’s Secretary, by telephone at (314) 548-6200, by email at pjberra@quinpario.com or in writing to c/o Quinpario Acquisition Corp., 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, the Business Combination-Related Compensation Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 662-5200 (toll free) or Banks and Brokerage Firms, please call collect: (203) 658-9400.

Redemption Rights

Pursuant to our current certificate, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in the trust account of approximately $177.1 million on March 31, 2014, the estimated per share redemption price would have been approximately $10.26.

In order to exercise your redemption rights, you must:

•	affirmatively vote for or against the Business Combination Proposal;

•	submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

and

•	deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Unless waived by the Company or unless the Rollover Funds elect to contribute additional Jason equity in connection with the rollover as described below, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. Each redemption of shares of Quinpario Common Stock by our public stockholders will decrease the amount in our trust account. However, the aggregate purchase price to be paid to the warrant holders in the Warrant Tender Offer will not be deducted from the amount held in our trust account in determining whether this condition is satisfied. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow us to maintain, in the aggregate, at least $115.0 million of available cash to pay the Cash Consideration when aggregated with the proceeds of Jason’s acquisition financing. If, however, redemptions by our public stockholders cause us to have less than $115.0 million in our trust account at the closing of the Business Combination, the Rollover Funds will have the option (but not the obligation) to contribute in connection with the rollover an additional aggregate amount of their current equity in Jason to Quinpario Sub equal to the shortfall between the cash then in the trust account and $115.0 million. We anticipate raising additional proceeds through the Debt Financing, the PIPE Investment, and, if necessary, the Backstop Commitment, to fund the Business Combination. A portion of the proceeds from our Debt Financing will also be used to pay certain of Jason’s existing indebtedness. To the extent not utilized to consummate the Business Combination, the proceeds from our trust account, Debt Financing, the PIPE Investment and Backstop Commitment will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. The PIPE Investment and any private placement of our common stock made pursuant to the Backstop Commitment are contingent on stockholder approval and the consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval and the consummation of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination within 16 months (or 24 months in case of extensions) of August 14, 2013, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Purchase Agreement,” below, for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting.

The Purchase Agreement

This section describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Purchase Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

General Description of the Purchase Agreement

On March 16, 2014, we entered into the Purchase Agreement with Quinpario Sub, Jason and Seller pursuant to which, among other things and subject to the terms and conditions contained in the Purchase Agreement, we will effect an acquisition of Jason whereby Quinpario Sub will acquire all shares of common stock of Jason then outstanding from certain members of Seller and certain directors and management of Jason (collectively, with each other member of Seller and/or director or management of Jason who after the date of the Purchase Agreement executes and delivers a commitment to effect the rollover, the “Rollover Participants”) and Seller.

As of the date of the Purchase Agreement, Seller owned all of the issued and outstanding capital stock of Jason, comprised solely of shares of Jason common stock. At the signing, certain of the Rollover Participants entered into binding commitments to effect, at the closing of the Business Combination, the acquisition of Quinpario Sub Shares through a contribution of shares of Jason common stock (of equal value held by them as of such time) to Quinpario Sub (the “rollover”). To facilitate the rollover, Seller has agreed that, immediately prior to the consummation of the Business Combination, Seller shall distribute in-kind to each Rollover Participant (in exchange for the redemption of certain of each such person’s equity interests in Seller) a number of shares of Jason common stock equal in value to the aggregate amount committed by such person to be contributed to Quinpario Sub in connection with the rollover.

Pursuant to the terms of the Purchase Agreement, the Business Combination Purchase Price is $538.65 million, subject to certain customary adjustments and escrow requirements in accordance with the terms of the Purchase Agreement. The consideration to be paid to Seller and the Rollover Participants for their shares of Jason common stock will be funded by a combination of the Cash Consideration and at least $35.0 million in common equity issued by Quinpario Sub in exchange for the contribution of shares of Jason common stock by the Rollover Participants to Quinpario Sub in connection with the rollover, subject to customary adjustments (including a working capital adjustment using a target working capital of $80.0 million) and escrow requirements as set forth in the Purchase Agreement. Quinpario intends to pay a portion of the Cash Consideration using proceeds held in the trust account maintained for the benefit of the Company’s public stockholders, if any, after giving effect to the exercise by Quinpario public stockholders of their redemption rights described below. The remainder of the Cash Consideration will be paid from the proceeds of our Debt Financing and potentially from our PIPE Investment and Backstop Commitment. In addition, a portion of the remaining proceeds of such Debt Financing will be used to pay certain of Jason’s existing indebtedness. Any remaining proceeds of the trust account, Debt Financing, PIPE Investment and Backstop Commitment will be used for general corporate purposes, including, but not limited to working capital for operations, capital expenditures and future acquisitions.

As promptly as practicable after the date of the Purchase Agreement described herein, Quinpario has agreed to provide its public stockholders with the opportunity to redeem shares of Quinpario Common Stock in conjunction with a stockholder vote on the transactions contemplated by the Purchase Agreement. Quinpario has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Purchase Agreement and (ii) extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ.

Post-Business Combination Ownership of Jason, Quinpario Sub and Quinpario

After the Business Combination, Quinpario Sub will own 100.0% of Jason, and:

•	assuming no redemptions of public shares and no exchange of Quinpario Sub Shares for shares of Quinpario Common Stock by the Rollover Participants following consummation of the Business Combination, (i) the Rollover Participants and Quinpario each will own approximately 12.4% and 87.6% of Quinpario Sub, respectively, and (ii) our current stockholders and our initial stockholders will each own approximately 70.3% and 29.7% of Quinpario, respectively. However, assuming an exchange by the Rollover Participants immediately after Closing, of all of their Quinpario Sub Shares for shares of Quinpario Common Stock, Quinpario will own 100% of Quinpario Sub stock and the Rollover Participants, our current stockholders and our initial stockholders will each own approximately 12.4%, 61.6% and 26.0% of Quinpario, respectively;

•	assuming redemption by holders of 6,050,666 public shares for cash, and no exchange of Quinpario Sub Shares into shares of Quinpario Common Stock by the Rollover Participants, in each case, following consummation of the Business Combination, (i) the Rollover Participants and Quinpario each will own approximately 15.9% and 84.1% of Quinpario Sub, respectively, and (ii) our current stockholders and our initial stockholders will own approximately 60.6% and 39.4% of Quinpario, respectively. However, assuming redemptions at such level and the exchange by Rollover Participants immediately after Closing of all of their Quinpario Sub Shares for shares of Quinpario Common Stock, Quinpario will own 100% of Quinpario Sub’s outstanding capital stock and the Rollover Participants, our current stockholders and our initial stockholders will own approximately 15.9%, 51.0% and 33.1% of Quinpario, respectively;

See the subsection entitled “Rollover Agreement” for further discussion regarding each Rollover Participant’s option, after consummation of the Business Combination, to exchange its Quinpario Sub Shares into an equal number of shares of Quinpario Common Stock pursuant to the terms of the Rollover Agreement.

Closing of the Business Combination

The closing of the Business Combination is expected to take place no later than the second business day following the day on which the last of the conditions to the closing of the Business Combination (described under the subsection entitled “Conditions to Closing of the Business Combination”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the fulfillment or waiver of those conditions) or such other date as may be specified in writing by Quinpario Sub and Seller. Assuming timely satisfaction of the necessary closing conditions, Quinpario and Seller currently expect the closing of the Business Combination to occur in the second quarter of 2014.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination are subject to the fulfillment of certain closing conditions, including:

•	the approval of the Purchase Agreement and the transactions contemplated thereby (including the Business Combination) by our stockholders holding a majority of our shares of common stock that are present and voted at the special meeting;

•	the approval of the Proposal 2 by our stockholders holding a majority of our outstanding shares of common stock;

•	the expiration or termination of the regulatory waiting periods under the HSR Act (as defined below);

•	the absence of any order or law, judgment or ruling of any governmental entity that restrains, prohibits or otherwise prevents the consummation of the Business Combination;

•	the exercise by Quinpario public stockholders to redeem Quinpario Common Stock by our public stockholders having been completed in accordance with the terms of the Purchase Agreement and, after giving effect to any such redemptions (i) Quinpario having at least $5,000,001 in net tangible assets and (ii) subject to the Rollover Funds’ option to fund any such shortfall, there being at least $115.0 million remaining in our trust account;

•	our receipt of certificates evidencing all shares of Jason common stock being purchased from Seller;

•	Quinpario Common Stock remaining listed on NASDAQ;

•	the absence of a material adverse effect on Quinpario and Jason;

•	receipt by Quinpario, Quinpario Sub and/or Jason of Debt Financing proceeds, which together with the funds then remaining in our trust account and the rollover equity to be contributed by the Rollover Participants, will be sufficient to pay the Purchase Price;

•	the accuracy of the representations and warranties of Quinpario, Quinpario Sub, Seller and Jason (subject in certain cases to certain materiality, knowledge and other qualifications);

•	Quinpario’s, Quinpario Sub’s, Jason’s and Seller’s performance in all material respects of the pre-closing obligations of Quinpario, Quinpario Sub, Jason and Seller under the Purchase Agreement; and

•	the exchange by the parties of the Rollover Agreement, an escrow agreement, customary closing certificates, debt payoff letters, director resignation letters and board and shareholder approvals (as applicable, duly executed and delivered).

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Purchase Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval and adoption of the Purchase Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Purchase Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) and voting to adopt the Purchase Agreement or Proposal 2 or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Purchase Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Purchase Agreement has agreed to use commercially reasonable efforts to take or cause to be taken all actions reasonably necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Purchase Agreement (including the Business Combination).

More specifically, each party to the Purchase Agreement will use its reasonable best efforts to obtain all necessary consents or other authorizations of all governmental authorities, including making all appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1975, as amended (“HSR Act”), and using commercially reasonable efforts to take all necessary or reasonably advisable actions to avoid or resolve any impediment or objection under any antitrust, competition or trade regulation that may be asserted by any such governmental authority with respect to the Business Combination and other transactions contemplated by the Purchase Agreement and related agreements. The Business Combination is subject to such HSR Act requirements. Quinpario and Jason filed an appropriate notification and report form required under the HSR Act with respect to the Business Combination with applicable governmental authorities on Tuesday, March 25, 2014. The parties’ request for early termination was granted effective April 1, 2014.

The parties also agreed to promptly advise the other upon receiving any material communication from any governmental entity, consent or approval of which is required to complete the transactions contemplated by the Purchase Agreement. At any time before or after consummation of the Business Combination, notwithstanding the early termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We cannot assure you that any of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division of the United States Department of Justice, the U.S. Federal Trade Commission or any state attorney general will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

None of Quinpario, Quinpario Sub, Seller or Jason is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

Quinpario and Seller may terminate the Purchase Agreement by mutual written consent at any time before the closing of the Business Combination, whether before or after Quinpario’s stockholders have voted in favor the Purchase Agreement.

In addition, either Quinpario or Seller may terminate the Purchase Agreement at any time before the closing of the Business Combination by written notice to the other party:

•	if the Business Combination has not been completed on or before August 15, 2014 (the “termination date”), but only so long as the failure of the Business Combination to have been completed by the termination date was not the result of the terminating party’s breach of its representations, warranties, obligations or covenants under the Purchase Agreement;

•	if any governmental authority of competent jurisdiction issues any final and non-appealable order, decree, ruling or other action that has the effect of permanently enjoining, restraining, or otherwise prohibiting the consummation of the Business Combination, but only so long as the terminating party has used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

•	if there is a breach by the non-terminating party of any of its representations or warranties contained in the Purchase Agreement, which breach would give rise to the failure to satisfy the closing condition regarding the accuracy of representations and warranties of such party (described above under “Conditions to the Completion of the Business Combination”) that is either not curable by the termination date or, if capable of being cured, has not been cured within 30 calendar days following receipt of written notice from the terminating party stating its intention to terminate the Purchase Agreement; or

•	if the Business Combination Proposal or Proposal 2 is not approved by our shareholders at the special meeting and, as a consequence thereof, the exercise by Quinpario public stockholders of their redemption rights has not been completed in accordance with the terms of the Purchase Agreement.

In the event of the termination of the Purchase Agreement, there will be no liability on the part of Quinpario, Quinpario Sub, Seller, Jason, or any of their respective directors, officers, equityholders and affiliates under the Purchase Agreement, other than liability arising out of any willful act taken by any party to the Purchase Agreement that is a material breach of such party’s covenants or agreements under the Purchase Agreement and which was taken with the knowledge that such act would reasonably be expected to result in such material breach.

Fees and Expenses

Termination Fees

If the Purchase Agreement is validly terminated, no party thereto will have any liability or any further obligation whatsoever to any other party under the Purchase Agreement in respect of any termination fees.

Fees and Expenses

All expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expense and costs, whether or not the Business Combination is consummated. Pursuant to the Purchase Agreement, however, if the Business Combination is successfully consummated, Quinpario will be obligated to pay, or cause Jason and its subsidiaries to, pay all expenses incurred by Seller in accordance with the terms of the Purchase Agreement and as a reduction from the Purchase Price ultimately paid to Seller. Under the terms of the letter of intent signed by Jason and Quinpario, dated March 6, 2014, Quinpario has agreed to reimburse Jason and its affiliates for half of its actual, out-of-pocket third party expenses incurred by them (relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations, up to an aggregate amount of $500,000) if for any reason the Business Combination is not consummated on or prior to August 15, 2014. The expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC will be borne by Quinpario.

As a result of the Business Combination, we will owe $5,175,000 in non-deferred underwriting commissions to the underwriters of our IPO, and fees for other advisors we may engage, which will be paid at the Closing with the cash in the trust account. In addition, Stifel has been paid a fee of $250,000 for the delivery of its fairness opinion and will be paid a transaction fee, upon the successful consummation of the Business Combination, of $3,250,000.

As a result of the Business Combination, we will also owe $6,059,688 as a transaction fee (net of retainers paid) to Baird, Jason’s financial advisor, as well as $2,000,000 as a transaction fee to Moelis & Company, Jason’s additional financial advisor which will be paid by Jason and reduce the portion of the Purchase Price paid to Seller at closing.

Conduct of Business Pending the Business Combination

Each of Quinpario and Jason has undertaken covenants that place customary restrictions on it and its subsidiaries until the consummation of the Business Combination (or, if earlier, the date the Purchase Agreement is validly terminated). Each has agreed to operate its business in the regular and ordinary course in substantially the same manner heretofore conducted and to use commercially reasonable efforts to preserve intact certain of its present business relationships. Except with Quinpario’s prior consent (which consent shall not be unreasonably withheld conditioned or delayed), Jason has also agreed that, subject to certain specifically scheduled and identified exceptions set forth in the Purchase Agreement, including, without limitation, the Debt Financing, PIPE Investment and Backstop Commitment, or as may be required by law or the Purchase Agreement, Jason will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	issue any capital stock, options or convertible securities or enter into similar commitments;

•	incur certain indebtedness in excess of $2 million (other than pursuant to existing credit facilities up to an amount not to exceed the facility limit applicable to each such credit facility as of the date of the Purchase Agreement) or create any lien other than specified liens;

•	sell, assign or otherwise dispose of, or agree to sell, assign or otherwise dispose of, any of the material fixed assets having a value in excess of $500,000;

•	acquire any business unless the transaction is valued at less than $500,000;

•	except in the ordinary course of business, enter into or amend any material contract or material lease;

•	other than in the ordinary course of business consistent with past practice, (i) enter into or amend any employment or similar agreement, except for any employment agreement providing for an annual base salary of less than $200,000, (ii) increase the compensation payable to any directors or officers, (iii) pay or make provision for the payment of any bonuses, options or similar arrangements, or (iv) increase the coverage under any employment benefit plan other than as required by applicable law;

•	make any capital expenditures in excess of $2,500,000 individually or $10,000,000 in the aggregate;

•	adopt or materially change any accounting practice other than as required by law;

•	allow any material insurance policy to lapse;

•	change any material practices with respect to certain customers or suppliers;

•	waive or compromise any material rights or claims with a value in excess of $1,000,000;

•	amend its or its subsidiaries governing documents;

•	adopt or effect a plan of complete or partial liquidation; or

•	enter into any agreement to take any of the above actions.

Quinpario has also agreed, except as otherwise contemplated by the Purchase Agreement or as required by applicable law, subject to certain specifically scheduled and identified exceptions, that it will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed):

•	issue any capital stock, options or convertible securities or enter into similar commitments;

•	amend its or its subsidiaries governing documents;

•	acquire any capital stock or other interest in any other person or merge or purchase a substantial portion of any other person or business;

•	create, issue, pledge or sell (or propose or authorize the same) any options or other awards with respect to shares of its capital stock or adopt a stockholder rights plan;

•	subject to certain exceptions, permit any disbursements from the trust account;

•	split, combine, purchase (or propose to do the same) any shares of its capital stock;

•	increase the compensation or benefits payable to any initial stockholder;

•	adopt or effect a plan of complete or partial liquidation or other reorganization; or

•	enter into any agreement to take any of the above actions or publicly recommend or announce an intention to do so.

Additional Covenants of the Parties

The Purchase Agreement also contains customary mutual covenants relating to the preparation of this document, the granting of access to information, the filing of tax returns and other tax matters (including Seller’s right, subject to certain exceptions, to receive refunds and credits actually received by Jason and its subsidiaries in respect of pre-closing tax periods), confidentiality, public announcements with respect to the transactions contemplated by the Purchase Agreement, notification in certain events, the procurement of applicable third party consents, exclusivity with respect to the transactions contemplated by the Purchase Agreement (and with respect to any alternative transactions), the retention of various books and records of Jason and its subsidiaries, contact with Jason customers, suppliers and other business relations prior to the consummation of the Business Combination, permissible stockholder votes, the termination of specifically identified related party agreements, transactions involving shares of Quinpario Common Stock, and the preservation of Quinpario’s status as a listed company on NASDAQ.

Acquisition Financing

Debt Financing

In connection with Quinpario’s and Quinpario Sub’s obligation to pay the Purchase Price at the closing of the Business Combination, each party has agreed to certain customary obligations, including using their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as reasonably practicable after the date of the Purchase Agreement, which efforts shall, as necessary, include the following:

•	maintaining in effect the commitment letter delivered to Quinpario from the lenders party thereto in respect of the Debt Financing (and, in certain circumstances, enforcing its rights against such lenders thereunder);

•	negotiating definitive agreements with respect to such debt which, subject to certain limited exceptions, are consistent with the terms and conditions contained in such commitment letter (and the related fee letter);

•	satisfying on a timely basis all conditions to the Debt Financing that are within its control and complying in all material respects with its obligations under such debt commitment letter;

•	obtaining such reasonably required third-party consents; and

•	consummating the Debt Financing at the closing of the Business Combination.

Pursuant to the Debt Commitment Letter (defined below), upon the occurrence of an event of default under our senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged a significant portion of our assets as collateral under the senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the senior secured credit facilities, as well as other secured and unsecured indebtedness.

Under the Debt Commitment Letter, we expect our first lien term loan facility will mature on the date that is seven years after closing and will amortize at a rate of 1% per annum, payable quarterly, our first lien revolving facility will mature on the date that is five years after closing and our second lien term loan facility will mature on the date that is seven and one-half years after closing. The interest rates per annum applicable to loans under the senior secured credit facilities are expected to, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for one, two, three or six-month (or to the extent agreed to by each relevant lender, twelve month or less than one month) interest periods chosen by us. Under current market conditions we expect the interest rate on the first lien term loans to be the percentage per annum equal to (i) the alternate base rate plus 350 basis points or (ii) LIBOR plus 450 basis points (with a LIBOR floor of 1.00%). Under current market conditions we expect the interest rate on the first lien revolving loans to be the percentage per annum equal to (i) the alternate base rate plus 225 basis points or (ii) LIBOR plus 325 basis points (with step downs based on achieving certain first lien net leverage ratios). Under current market conditions we expect the interest rate on the second lien term loans to be the percentage per annum equal to (i) the alternate base rate plus 700 basis points or (ii) LIBOR plus 800 basis points (with a LIBOR floor of 1.00%).

The Company will also be subject to a ticking fee on the amount of the term loan commitments for the period between a date to be determined after the original allocation of the term loan commitments, which we expect to be on or about June 15, 2014, until the earlier of the Closing Date or the date of termination of the term loan commitments.

Quinpario and Quinpario Sub have each further agreed to keep Seller and Jason reasonably informed of the status of their efforts to arrange the Debt Financing, including by giving prompt oral and written notice of any (i) breach, default or purported termination or repudiation by any party to such commitment letter and (ii) any material dispute or disagreement between or among the parties to such commitment letter. If any portion of the Debt Financing (or any alternative Debt Financing) becomes unavailable, regardless of the reason therefor, Quinpario and Quinpario Sub shall use reasonable best efforts to obtain as promptly as practicable alternative financing (in an amount sufficient to enable them to consummate the Business Combination, to effect the redemptions of Quinpario Common Stock contemplated hereby, and to pay the Purchase Price and all related fees and expenses) on terms and conditions equivalent or no less favorable in the aggregate to Quinpario and Quinpario Sub than those contained in the commitment letter (and related fee letter). Seller and Jason shall provide customary assistance and cooperation (provided that such assistance and cooperation does not unreasonably interfere with the ongoing operations of Jason and its subsidiaries) to Quinpario and Quinpario Sub in connection with the foregoing, including using their reasonable best efforts to, among other things, participate in road shows, sessions with rating agencies and prospective lenders, assist with the preparation of rating agency presentations, offering documents, private placement memoranda and similar documents and furnishing financial and other pertinent information as may be reasonably requested by Quinpario. Quinpario and Quinpario Sub have each agreed to indemnify and hold harmless Seller, Jason and their subsidiaries and affiliates for and against any and all liabilities and other obligations suffered or incurred by them in connection with their provision of such assistance and cooperation (except if such liabilities and other obligations arise from information provided by, or misconduct of, such indemnified parties).

The Debt Financing is contingent on stockholder approval and the consummation of the Business Combination.

Equity Financing

In addition to the Debt Financing described above, Seller and Jason have agreed that Quinpario may issue up to $45 million of Series A Convertible Preferred Stock pursuant to the PIPE Investment and up to $17.5 million of Quinpario Common Stock pursuant to the Backstop Commitment (which will occur, if at all, no earlier than simultaneous with the Business Combination), which could be used to consummate the Business Combination or for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions, so long as, in the case of the PIPE Investment, such financing would not be reasonably likely to impair or delay the consummation of the Business Combination or the ability of Quinpario or Quinpario Sub to obtain any portion of the Debt Financing. The investors that are party to the Backstop Commitment will use reasonable best efforts to purchase shares in the open market or in privately negotiated transactions prior to the record date for the special meeting. Since the Company will not receive any funds from the purchase of shares in the open market or in privately negotiated transactions, it is unlikely that Quinpario will receive the full $17.5 million in proceeds contemplated by the Backstop Commitment. If the PIPE Investment and/or Backstop Commitment is sought, Quinpario may be required pursuant to the terms of the Purchase Agreement to terminate all activity with respect to such issuance if any of the foregoing effects is reasonably likely to occur. There is no assurance that, if sought, any such equity financing would be successful. See “Description of Securities—Authorized and Outstanding Stock—Series A Convertible Preferred Stock” for further information.

The PIPE Investment and any private placement of Quinpario Common Stock made pursuant to the Backstop Commitment are contingent upon stockholder approval and the consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval and the consummation of the Business Combination.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Quinpario and Quinpario Sub each agree that all rights to indemnification that exist in favor of Jason’s and its subsidiaries’ directors, officers, employees and agents prior to the Business Combination under the Jason or its subsidiaries governing documents or otherwise will survive the Business Combination and continue in full force and effect and that Jason and its subsidiaries will perform and discharge their respective obligations to provide such indemnity. Quinpario will advance (or cause Jason and/or its subsidiaries to advance) expenses in connection with such indemnification as provided in the applicable governing documents of Jason and its subsidiaries or other agreements.

Quinpario and Quinpario Sub will cause Jason and its subsidiaries to, and Jason and its subsidiaries will, purchase and maintain a fully pre-paid six-year “tail” policy to the current directors’ and officers’ liability insurance policy and fiduciary insurance policy maintained as of the date of the Purchase Agreement by Seller, Jason or Jason’s subsidiaries, which tail policy will cover a period of at least six years from the date of consummation of the Business Combination with respect to matters occurring prior to the same date, and which tail policies will contain at least the same coverage as the coverage set forth in the current policies (provided that the cost of such tail policies will not exceed more than 200% of the premium paid by Jason and its subsidiaries for its current policies).

Employee Matters

For a period of one year following the Closing Date, Quinpario and Quinpario Sub will provide employees of Jason and its subsidiaries with compensation no less favorable in the aggregate than the compensation provided to such employees immediately prior to the Business Combination and with employee benefits substantially similar in the aggregate to the employee benefits and other benefit plans and arrangements maintained by Jason and its subsidiaries as of the closing of the Business Combination. Among other things, Quinpario and Quinpario Sub will grant all employees of Jason and its subsidiaries credit for any service earned prior to the Closing Date for eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations under any plan or arrangement that may be established or maintained by Quinpario or any of its affiliates or by Jason or any of its subsidiaries on or after the Closing Date.

Prior to the Closing, Jason will (i) attempt in good faith to secure from each person who has a right to any payments or benefits as a result of or in connection with the transactions contemplated by the Purchase Agreement that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended) a waiver of such person’s right to all such payments and/or benefits so that all remaining payments and/or benefits shall not be deemed “excess parachute payments”, and (ii) to the extent such waivers are obtained, solicit the approval of Jason’s stockholders of such waived benefits.

Trust Account Waiver

Jason and Seller have acknowledged that the trust account is for the benefit of Quinpario’s public stockholders and that Quinpario may disburse funds from the trust account only in certain limited circumstances. Accordingly, Jason and Seller (each for itself and its directors, officers, employees, shareholders, representatives, advisors and other affiliates) have waived all rights, title, interests or claims of any kind against Quinpario to collect from the trust account any amounts that may be owed to them by Quinpario for any reason whatsoever, including to a breach of the Purchase Agreement.

Remedies

Post-Closing Indemnification; Specific Performance

Subject to certain specific performance rights described below, following the closing of the Business Combination, the indemnification rights outlined below will be the sole and exclusive remedy of each party to the Purchase Agreement, any of their respective affiliates and any of their respective directors, officers, employees, stockholders or representatives for any loss suffered with respect to the Purchase Agreement and the transactions contemplated thereby (including the Business Combination).

Following the consummation of the Business Combination and subject to the limitations described below (as applicable), each of Quinpario, Quinpario Sub and their respective affiliates, representatives, successors and assigns (collectively, the “Quinpario Indemnified Parties”) shall be entitled to indemnification from Seller for any losses, liabilities or other obligations actually incurred by them as a result of:

•	any breach of any of Jason’s or Seller’s representations or warranties set forth in the Purchase Agreement (generally determined without regard to material adverse effect, materiality and other similar qualifications contained therein);

•	any breach by Jason or Seller of any of their respective covenants or other agreements contained in the Purchase Agreement that are required to be performed prior to the consummation of the Business Combination; and

•	any taxes attributable to or arising from any tax period ending (or portion thereof) on or prior to the date on which the Business Combination is consummated (subject to certain limitations related to taxes arising from the sale of one of Jason’s foreign joint ventures occurring prior to execution of the Purchase Agreement).

Following the consummation of the Business Combination and subject to the limitations described below (as applicable), Seller and its affiliates, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) shall be entitled to indemnification from Quinpario for any losses, liabilities or other obligations actually incurred by them as a result of:

•	any breach of any of Quinpario’s or Quinpario Sub’s representations or warranties set forth in the Purchase Agreement;

•	any breach by Quinpario or Quinpario Sub of any of their respective covenants or other agreements contained in the Purchase Agreement; and

•	any taxes attributable to or arising from any tax period (or portion thereof) ending on or after the date on which the Business Combination is consummated.

Additionally, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity. Such remedies shall not be available to Seller or Jason to cause Quinpario or Quinpario Sub to consummate the Business Combination unless the proceeds of the Debt Financing are available and would be funded at closing.

Survival

Generally, the representations and warranties and covenants of the parties to the Purchase Agreement will survive for a period of eighteen (18) months after the closing of the Business Combination (such period, the “survival period”). However, representations and warranties under which an indemnification claim shall have been timely made prior to the expiration of such eighteen (18) month period shall survive solely with respect to such indemnification claim until the final disposition thereof. All covenants and agreements that contemplate performance following the closing of the Business Combination shall survive until performed.

Escrowed Amounts for the Benefit of Quinpario Indemnified Parties

In order to provide security in respect of Seller’s indemnification obligations in favor of any Quinpario Indemnified Party arising after the closing of the Business Combination, at the closing, Quinpario will deposit $5,386,500 (the “escrow amount”) of the Purchase Price into an escrow account (the “escrow account”) to be held pursuant to the terms of the Purchase Agreement and an escrow agreement to which Seller and Quinpario are parties.

The escrow agent under the escrow agreement will hold the escrow amount (less any disbursements therefrom agreed in writing by Quinpario and Seller) until the expiration of the survival period, at which time the escrow amount then remaining in the escrow account, if any, will be distributed to Seller, subject to retention of any portion of such remaining escrow amount that is subject to an unresolved or unsatisfied claim specified in a notice timely delivered by any Quinpario Indemnified Party to Seller prior to the expiration of the survival period.

Limits on Indemnification

Except in respect of claims for fraud and actions to seek specific performance or other injunctive relief, the sole and exclusive remedy of the parties to the Purchase Agreement with respect to any breach of covenants, agreements, representations or warranties set forth in the Purchase Agreement (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or other environmental laws relating hazardous substances) is the right to be indemnified as noted above (subject to the limitations noted below).

Notwithstanding the foregoing, in no event shall any Quinpario Indemnified Party be entitled to indemnification under the Purchase Agreement for any breach of any representation or warranty of Seller or Jason set forth therein unless and until the total of indemnifiable losses (i) arising out of or related to such breach exceeds $50,000 and (ii) suffered by all Quinpario Indemnified Parties in respect of all indemnifiable breaches of representations and warranties exceeds $5,386,500 (the “deductible”), and, in such event, the Quinpario Indemnified Parties shall only be entitled to recover for such indemnifiable losses in excess of the deductible. Moreover, except in respect of claims for fraud, the maximum aggregate amount all Quinpario Indemnified

Parties shall be entitled to recover from Seller shall equal the escrow amount. Further, once the funds in the escrow account are finally disbursed from the escrow account, other than in respect of claims for fraud, the Quinpario Indemnified Parties shall have no further right to indemnification under or otherwise recover for losses the Purchase Agreement.

Among other limitations, recoverable indemnifiable losses must be reduced by the amount of net proceeds recovered under insurance policies and net tax benefits actually received or realized (other than pursuant to the R&W Policy (defined below)) and any other amounts recovered by the applicable indemnified party from third parties.

The Purchase Agreement contains customary provisions relating to the defense of third party claims for which either party may have a right to indemnity under the Purchase Agreement.

R&W Insurance

Prior to the closing of the Business Combination, Quinpario will procure a transaction representations and warranties insurance policy (the “R&W policy”), for which Seller will bear fifty percent of the cost up to $750,000. On or about the date of the Purchase Agreement, Seller paid a deposit to the insurance underwriter(s) of approximately $150,000. Losses suffered by the Quinpario Indemnified Parties in excess of the escrow amount shall, subject to the terms and conditions set forth therein, be satisfied from the proceeds recovered under the R&W policy.

Representations and Warranties

The Purchase Agreement contains representations and warranties made by each of Jason, Seller, Quinpario and Quinpario Sub relating to their respective businesses which are customary for transactions similar to the Business Combination. With the exception of certain representations that must be true and correct in all material respects, no representation will be deemed untrue or incorrect for purposes of satisfying applicable closing conditions as a consequence of the existence or absence of any fact, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing unless that event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing, has had or is reasonably likely to have a material adverse effect on, either (i) the ability of the party making such representations to consummate the Business Combination and the other transactions contemplated by the Purchase Agreement or (ii) the business, condition (financial or otherwise) or results of operations of the party (and its subsidiaries, taken as a whole) making the representation.

In the Purchase Agreement, each of Seller, Jason, Quinpario and Quinpario Sub has made representations and warranties to the others, as applicable, regarding (among other things):

•	corporate matters, including due organization and qualification;

•	authority relative to execution and delivery of the Purchase Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Business Combination;

•	required governmental approvals;

•	legal proceedings;

•	broker’s fees payable in connection with the Business Combination and/or the Purchase Agreement;

•	related party agreements; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Jason has made other representations and warranties about itself to Quinpario and Quinpario Sub as to:

•	capitalization;

•	financial statements, internal controls and accounting books and records;

•	the absence of undisclosed liabilities;

•	material contracts;

•	the absence of material adverse changes;

•	compliance with applicable laws (including anti-bribery and similar laws) and permits;

•	employee benefits matters;

•	environmental matters;

•	intellectual property;

•	employment law matters;

•	insurance coverage;

•	tax matters;

•	real and personal property;

•	customer and suppliers; and

•	absence of anti-takeover provisions.

Seller also has made additional representations and warranties to Quinpario and Quinpario Sub as to ownership of Jason’s outstanding capital stock.

Quinpario and Quinpario Sub also has made additional representations and warranties to Seller and Jason as to:

•	solvency of such parties (together with their respective subsidiaries, which after the closing shall include Jason and its subsidiaries) on a basis pro forma for the Business Combination;

•	sufficiency of funds and the financing required to consummate the Business Combination;

•	the funds in our trust account;

•	the listing of our shares of common stock on NASDAQ;

•	the approval of the Purchase Agreement and the transactions contemplated thereby (including the Business Combination) by our board of directors; and

•	the formation of Quinpario Sub and its activities since formation.

The Purchase Agreement is described in, and included as an annex to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Quinpario, Quinpario Sub, Seller, Jason or their respective businesses. Accordingly, the representations and warranties and other provisions of the Pursuant Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information.”

Definition of Material Adverse Effect

For the purposes of the Purchase Agreement, material adverse effect means:

•	with respect to Jason, any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of Jason and its subsidiaries, taken as a whole or (ii) the ability of Jason to timely consummate the transactions contemplated by the Purchase Agreement in accordance with the terms thereof; and

•	with respect to Quinpario, Quinpario Sub, and Seller, any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (i) the business, financial condition or results of operations of Quinpario and its subsidiaries, taken as a whole, or (ii) the ability of Quinpario or any of its subsidiaries to perform its obligations under the Purchase Agreement and to consummate the transactions contemplated thereby.

In determining whether a material adverse effect has occurred or is reasonably likely to occur with respect to Jason, the parties will disregard effects resulting from:

•	conditions affecting the United States economy or any foreign economy generally (except to the extent they have a disproportionate impact on Jason and its subsidiaries relative to other participants in the same industries);

•	any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise (except to the extent they have a disproportionate impact on Jason and its subsidiaries relative to other participants in the same industries);

•	financial, banking or securities markets (except to the extent they have a disproportionate impact on Jason and its subsidiaries relative to other participants in the same industries);

•	changes in generally accepted accounting principles (or in the interpretation thereof) (except to the extent they have a disproportionate impact on Jason and its subsidiaries relative to other participants in the same industries);

•	changes in (or in the interpretation of) any laws, rules, regulations, orders or other binding directives issued by any governmental authority or any action required to be taken under any law, rule, regulation, order or existing contract by which Jason or any of its subsidiaries (or any of their respective assets or properties) is bound (except to the extent they have a disproportionate impact on Jason and its subsidiaries relative to other participants in the same industries);

•	any change that is generally applicable to the industries or markets in which Jason and its subsidiaries operate (except to the extent they have a disproportionate impact on Jason and its subsidiaries relative to other participants in the same industries);

•	the public announcement of the transactions contemplated by the Purchase Agreement;

•	any failure by Jason or any of its subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Purchase Agreement (but, in each case, the underlying cause of such failure may be considered);

•	the taking of any action contemplated by the Purchase Agreement or any ancillary document or with Quinpario’s or Quinpario Sub’s consent; and

•	any adverse change in or effect on the business of Jason or any of its subsidiaries that is cured prior to the closing.

Amendment of the Purchase Agreement

At any time prior to the closing of the Business Combination, the Purchase Agreement may be amended or supplemented by written agreement of the parties thereto. Although there are no specific requirements under the Purchase Agreement to submit any amendments for the approval of Quinpario’s stockholders, in the event that any amendment would materially change the Purchase Price, materially reduce the ownership of Quinpario’s stockholders in Quinpario other than as contemplated herein or that otherwise by law would require the approval of Quinpario’s public stockholders, such amended Purchase Agreement would be submitted to Quinpario’s public stockholders for approval together with a corresponding opportunity to redeem their shares.

Governing Law and Venue; Waiver of Jury Trial

The parties have agreed that the Purchase Agreement will be governed by Delaware law. Each party has irrevocably and unconditionally submitted to the exclusive jurisdiction of any state or federal court sitting in Delaware. Each party has further irrevocably waived any right such party may have to a trial by jury with respect to any action or proceeding between the parties arising out of or relating to the Purchase Agreement, the transactions contemplated thereby, or any action of the parties thereto in the negotiation, administration, performance or enforcement of the Purchase Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Purchase Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. A copy of the Stockholder Voting Agreement is attached hereto as Annex E. The remaining Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Debt Financing

Quinpario Sub has obtained a commitment letter (the “Debt Commitment Letter”) from Deutsche Bank AG New York Branch (the “Lenders”) to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate up to $460 million in financing, consisting of the following:

•	$310 million senior secured first lien term loan facility;

•	$40 million senior secured first lien revolving credit facility (which is expected to be undrawn as of closing of the Business Combination); and

•	$110 million senior secured second lien term loan facility.

The aggregate principal amount of the senior secured term loan facilities may be increased to fund certain original issue discount or upfront fees in connection with the Debt Financing. The proceeds of the senior secured term loan facilities will be used to refinance Jason’s existing indebtedness and pay a portion of the Purchase Price. The proceeds of the revolving credit facility may be used (i) to fund certain original issue discount or upfront fees in connection with the Debt Financing, (ii) to provide ongoing working capital and (iii) for other general corporate purposes of Jason and its subsidiaries after the closing of the Business Combination.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Business Combination in accordance with the Purchase Agreement, as well as other customary conditions, including:

•	Quinpario Sub having received cash proceeds from equity contributions of Quinpario in an aggregate amount equal to 25% of the sum of such equity contributions and the amount of the initial borrowings under the Debt Financing;

•	the repayment of certain existing indebtedness of Jason, substantially simultaneously with the initial borrowing under the term loan facilities;

•	subject to certain limitations the absence of a material adverse effect of Jason and its subsidiaries since March 16, 2014;

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the execution and delivery by the borrowers and guarantors of definitive documentation for the Debt Financing, consistent with the terms of the Debt Commitment Letter;

•	receipt by the lead arrangers of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	execution and delivery of customary legal opinions, evidence of authorization, officer’s certificates, good standing certificates and a solvency certificate;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	payment of all applicable fees and expenses; and

•	the accuracy in all material respects of certain representations and warranties in the Purchase Agreement and certain specified representations and warranties in the definitive documentation for the Debt Financing.

Under the Debt Commitment Letter, we expect our first lien term loan facility will mature on the date that is seven years after closing and will amortize at a rate of 1% per annum, payable quarterly, our first lien revolving facility will mature on the date that is five years after closing and our second lien term loan facility will mature on the date that is seven and one-half years after closing. The interest rates per annum applicable to loans under the senior secured credit facilities are expected to, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for one, two, three or six-month (or to the extent agreed to by each relevant lender, twelve month or less than one month) interest periods chosen by us. Under current market conditions we expect the interest rate on the first lien term loans to be the percentage per annum equal to (i) the alternate base rate plus 350 basis points or (ii) LIBOR plus 450 basis points (with a LIBOR floor of 1.00%). Under current market conditions we expect the interest rate on the first lien revolving loans to be the percentage per annum equal to (i) the alternate base rate plus 225 basis points or (ii) LIBOR plus 325 basis points (with step downs based on achieving certain first lien net leverage ratios). Under current market conditions we expect the interest rate on the second lien term loans to be the percentage per annum equal to (i) the alternate base rate plus 700 basis points or (ii) LIBOR plus 800 basis points (with a LIBOR floor of 1.00%).

If any portion of the Debt Financing becomes unavailable, Quinpario is required under the terms of the Purchase Agreement to promptly notify the Seller and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to replace such unavailable Debt Financing) from the same or other sources on terms and conditions equivalent or no less favorable in the aggregate Quinpario than such unavailable Debt Financing (including the “flex” provisions contained in the fee letter referenced in the Debt Commitment Letter). As of [—], 2014, the last practicable date before the printing of this proxy statement, neither Quinpario or Quinpario Sub has any reason to believe that the conditions to the Debt Financing being funded at closing will not be satisfied or that the proceeds of the Debt Financing will not be received at closing and, therefore, as of the date of this filing no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing is not available. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the Debt Financing. The definitive documentation governing Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Stockholder Voting Agreement

Simultaneously with the execution of the Purchase Agreement, our Sponsor and certain affiliates of our Sponsor, including Quinpario Partners LLC (collectively, the “Quinn Stockholders”), entered into a Stockholder Voting Agreement with Seller and Jason (the “Stockholder Voting Agreement”). Pursuant to the Stockholder Voting Agreement, the Quinn Stockholders have agreed, among other things, to vote all of the shares of Quinpario Common Stock held by the Quinn Stockholders (representing as of the date hereof approximately 28% of the voting power of the Company):

•	in favor of the adoption of the Purchase Agreement and approval of the Business Combination and other transactions contemplated by the Purchase Agreement;

•	against any actions that would result in a breach by Quinpario of any of its covenants, obligations, representations or warranties contained in the Purchase Agreement or the Stockholder Voting Agreement;

•	against alternative proposals or transactions to the Business Combination (other than as contemplated by the Purchase Agreement);

•	against any material changes in the present capitalization of Quinpario or any amendment of the of Quinpario’s constitutive documents (except for those contemplated by Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Incentive Equity Proposal);

•	against any changes in Quinpario’s corporate structure or business (except for those contemplated by the Business Combination Proposal); and

•	against any other action or proposal involving Quinpario or any of its subsidiaries that is intended, or could reasonably be expected to, adversely affect the transactions contemplated by the Purchase Agreement.

The Stockholder Voting Agreement generally prohibits the Quinn Stockholders from transferring, or permitting to exist any liens on, their shares of Quinpario Common Stock prior to the consummation of the Business Combination. The Stockholder Voting Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of Seller, Jason and the Quinn Stockholders, (ii) the closing of the Business Combination, or (iii) the termination of the Purchase Agreement in accordance with its terms. Due to the Quinn Stockholders’ percentage ownership of Quinpario Common Stock, the terms of the Stockholder Voting Agreement may substantially increase the probability of obtaining approval of the Business Combination Proposal and other proposals to be presented at the special meeting. The foregoing discussion summarizes material terms of the Stockholder Voting Agreement. We urge you to read carefully the full text of the Stockholder Voting Agreement, which is attached hereto as Annex E and is incorporated herein by reference.

Rollover Agreement

It is a condition to closing under the Purchase Agreement that Quinpario and Quinpario Sub will enter into the Rollover Agreement with the Rollover Participants. Negotiations relating to the Rollover Agreement are in process and Quinpario and Quinpario Sub do not expect any material issues with respect to reaching an agreement with the Rollover Participants prior to closing (especially in light of the Rollover Agreement term sheet having been attached as an exhibit to the Purchase Agreement). In accordance with the rollover term sheet, the Rollover Agreement will provide that each Rollover Participant shall have the option to exchange, after the consummation of the Business Combination, all or from time to time any portion of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock, with such number adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and similar transactions at Quinpario and/or Quinpario Sub. Assuming all Rollover Participants exchange their Quinpario Sub Shares into shares of Quinpario Common Stock, and:

•	assuming no redemptions of public shares before the Business Combination, Quinpario public stockholders will own approximately 61.6% of Quinpario, our initial stockholders will own approximately 26.0% of Quinpario, the Rollover Funds will own 8.7% of Quinpario and the Rollover Participants (other than the Rollover Funds) will own 3.7% of Quinpario;

•	assuming redemption by holders of 6,050,666 public shares for cash before the Business Combination, Quinpario public stockholders will own approximately 51.0% of Quinpario, our initial stockholders will own approximately 33.1% of Quinpario, the Rollover Funds will own approximately 11.1% of Quinpario and the Rollover Participants (other than the Rollover Funds) will own approximately 4.8% of Quinpario.

It is expected that the Rollover Agreement will also contain customary governance provisions and transfer restrictions (including drag-along rights that are triggered in certain circumstances and consent rights over changes to Quinpario Sub’s governing documents if the changes are material and adverse to the Rollover Participants).

The Rollover Agreement will also contain registration rights provisions pursuant to which the Rollover Participants will be granted certain registration rights with respect to the registration of their Quinpario Common Stock. Quinpario will be required to file a shelf registration statement within 10 business days of the closing of the Business Combination and use its reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as soon as reasonably practicable to permit these holders to sell their Quinpario Common Stock. Quinpario will only be required to conduct one underwritten offering for the first 6 months after closing the Business Combination using the initial registration statement, which offering must reasonably be expected to result in gross proceeds of at least $15 million. Quinpario will not be required to effect more than one demand registration in any 4 month period following an effective registration statement, and the Rollover Participants will only be allowed to demand a total of two additional underwritten offerings.

Background of the Business Combination

Quinpario is a blank check company formed in Delaware on May 31, 2013, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of extensive negotiations between the representatives of Quinpario and Jason. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

From the date of our IPO through execution of the Purchase Agreement on March 16, 2014 Quinpario considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Quinpario and Quinpario Partners LLC, an affiliate of our Sponsor with the same officers and directors as Quinpario (“Quinpario Partners”), contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the specialty chemicals, performance materials, and other industries. Quinpario compiled a list of high priority potential targets and updated and supplemented such list from time to time.

During that period, Quinpario and representatives of Quinpario:

•	Considered and conducted analysis of over 35 potential acquisition targets;

•	Participated in in-person or telephonic discussions with representatives of approximately 23 potential acquisition targets (other than Jason);

•	Entered into non-disclosure agreements with approximately 10 potential acquisition targets (other than Jason) or their representatives; and

•	Submitted letters of intent or conducted diligence with respect to approximately 10 potential acquisition targets (other than Jason).

While we initially planned to seek an acquisition in the specialty chemicals and performance materials industries, we were not precluded from pursuing a business combination outside of these industries. The management and board of directors believed that the experience, skill set and expertise of Quinpario’s management team is directly applicable to other industries, including the industrials segments, and the proposed transaction with Jason.

The efforts of the Company to find a business combination transaction progressed to the point that beginning in early October 2013 and continuing through the execution of the Purchase Agreement, Quinpario was engaged in detailed discussions, due diligence and negotiations with a small subset of the target businesses that Quinpario had identified as high priority potential targets. These targets included (i) Jason, (ii) a European-based company participating in an attractive segment of the global chemical industry (“Company A”), and (iii) a global chemical manufacturer and distributor that was looking to divest a significant division which participated in that same attractive industry segment as Company A (“Company B”). Quinpario also analyzed a potential combination of Company A and the division being divested by Company B. During this time, as more fully described below, Quinpario also secured committed debt financing for each of the potential transactions and engaged in significant discussions regarding raising additional equity capital that might be necessary to consummate one or more of the potential transactions.

Quinpario reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the Business Combination, which included opportunities for platform growth, history of and potential financial results including free cash flow generation and revenue and earnings growth, established and proven track record, experienced and motivated management team, and strong competitive industry position.

On September 29, 2013, a Managing Director of Moelis & Company, an investment banking firm (“Moelis”), sent an email to Mr. Jeffry N. Quinn, Chairman and Chief Executive Officer of Quinpario Partners, with information concerning the Jason opportunity. The banker had previously worked with the management of Quinpario and also had extensive experience with Jason. Jason was described as a highly leverageable asset operated by an experienced management team that was one of the market leaders in each of its four business segments and which could potentially serve as a scalable platform for future acquisitions. The Moelis banker offered to facilitate an introduction to the Jason management team. In a subsequent telephone conversation Mr. Quinn expressed interest in Jason, but also indicated the Company’s preference to look for potential targets in the chemical sector.

In early October 2013, an investment banker specializing in the chemical sector facilitated an introductory meeting between Mr. Quinn and a representative of Company A to discuss a potential transaction. In addition, in mid-October Quinpario learned that Company B had initiated a process to divest one of its business divisions. Quinpario expressed interest in learning more about the Company B opportunity and was provided with information from Company B’s financial advisor. From this point through the early part of March, as more fully described below, Quinpario conducted significant due diligence and analysis of these two acquisition opportunities.

On October 8, 2013, Mr. Quinn and other partners of Quinpario Partners met in person with representatives of Moelis to discuss potential acquisition targets, including Jason. Mr. Quinn indicated that while Quinpario had a preference for doing a deal in the chemical sector and was considering several high potential targets in that space, that Quinpario Partners would have an interest in meeting with Jason management and learning more about Jason’s business. During this meeting, Mr. Quinn also explained that Quinpario Partners had been contacted by the sponsor of a special purpose acquisition company that was nearing the end of its tenure (“Alternative SPAC 1”) to potentially assist them in looking for acquisition opportunities that might not be pursued by Quinpario. Mr. Quinn further explained that to the extent Quinpario decided not to pursue Jason or the other potential acquisition targets discussed at the meeting, Alternative SPAC 1 might be an appropriate alternative vehicle to consummate a transaction.

On October 14, 2013, the Moelis banker met with Mr. David C. Westgate, Chief Executive Officer of Jason, to discuss whether Jason would consider a potential transaction with Quinpario or Quinpario Partners. Mr. Westgate explained that Jason was interested in a transaction that created liquidity for its existing owners. Later that day the banker introduced Mr. Quinn to Mr. Westgate via email.

On October 15, 2013, Mr. Quinn and Mr. Westgate exchanged emails and agreed to meet in person on November 1, 2013.

On October 29, 2013, Quinpario Partners entered into a confidentiality agreement with Jason to facilitate the sharing of information between Quinpario Partners and Jason. After the confidentiality agreement was entered into, Jason began providing Quinpario Partners with confidential information related to its business.

During this period Quinpario continued to review a potential acquisition of Company A. Based upon a limited amount of information that had been furnished by Company A, Quinpario concluded that Company A had the potential for being a highly attractive target for the Company.

On October 31, 2013, Quinpario entered into a confidentiality agreement with Company B and shortly thereafter began to receive confidential information.

On November 1, 2013, Mr. Quinn met with Mr. Westgate at Jason’s headquarters in Milwaukee, Wisconsin. Mr. Westgate provided a management overview of the business, including a discussion on potential growth opportunities for Jason. Mr. Quinn expressed to Mr. Westgate that Quinpario was pursuing two opportunities in the chemical sector, but discussed with Mr. Westgate on a preliminary basis a potential transaction utilizing Alternative SPAC 1. Mr. Westgate indicated potential interest in such a transaction.

On November 7, 2013, Mr. Westgate, other representatives of Jason and representatives of Quinpario Partners met at a hotel near Jason’s headquarters in Milwaukee, Wisconsin for a management presentation by Jason. The parties discussed the business, operations, financial condition and prospects of Jason. Based on this discussion, Quinpario Partners determined to proceed with further discussions regarding a potential business combination. There was no discussion of the valuation at this meeting.

On November 11, 2013, Quinpario’s board of directors held its regularly scheduled meeting. Mr. Quinn discussed the level of deal flow that the Company was witnessing and indicated that a number of strategic opportunities had surfaced that the Company was in the process of exploring. Following such discussion, certain officers of Quinpario reviewed with the board of directors the three potential business combination opportunities identified and being actively pursued by Quinpario thus far: Company A, Company B and Jason. The officers of Quinpario relayed that, in their view, Company B was a good opportunity on a standalone basis and further discussed the potential synergies that could be recognized as part of a business combination with Company A. The officers of Quinpario also presented an overview of the Jason business, including its various product lines, market positions and potential growth opportunities. After a full discussion regarding the various target opportunities and business sectors, the board of directors agreed that Quinpario should continue to pursue strategic opportunities with Company A and Company B.

Mr. Quinn also advised the board of directors that Quinpario Partners had been approached by a Managing Director of JVB Financial Group LLC (formerly, C&Co/PrinceRidge) the underwriters of Quinpario’s IPO (“JVB”), about potentially assisting Alternative SPAC 1 in identifying and analyzing proposed business combinations between Alternative SPAC 1 and one or more target businesses that might not be pursued by Quinpario in exchange for an option to purchase a portion of the securities held by certain shareholders of Alternative SPAC 1. After a full discussion, the board of directors, based on the recommendation of management and in light of the deal flow the Company was experiencing, reaffirmed its preference to continue to look for potential acquisitions in the chemical sector. The board also determined that Quinpario Partners could assist other entities, including Alternative SPAC 1, in identifying and completing a business combination, provided that such activities did not materially interfere with Quinpario’s own active search to identify and complete a business combination.

On or around November 12, 2013 Quinpario Partners learned that Alternative SPAC 1 had made a decision to pursue an alternative transaction that it had identified on its own. On November 13, 2014 the JVB Banker introduced the possibility of consummating the Jason transaction with another special purpose acquisition company (“Alternative SPAC 2”). The JVB Banker arranged a telephone conversation between Mr. Quinn and a representative of Alternative SPAC 2 and the parties agreed to meet at the offices of JVB on November 17, 2013. Mr. Quinn advised Mr. Westgate on that date that Quinpario Partners would send a letter of intent to Jason over the next few days and that Quinpario Partners had been approached by another blank check company expressing an interest in working collaboratively on a potential business combination and which might be a potential acquisition vehicle for a transaction with Jason.

On November 17, 2013 Mr. Quinn and another partner of Quinpario Partners met with a representative of Alternative SPAC 2 in New York and agreed to jointly pursue the acquisition of Jason.

On November 18, 2013, Mr. Quinn and another partner of Quinpario Partners separately met with representatives of Stifel to discuss Stifel’s engagement as an investment bank to advise on a potential transaction, perform certain investment banking services and evaluate the fairness, from a financial point of view, of the purchase price to be paid in a potential transaction with any target business.

Additionally, on November 18, 2013, Quinpario entered into a confidentiality agreement with Company A to facilitate the sharing of information between Quinpario and Company A. Soon thereafter, Company A provided Quinpario with certain financial and operating due diligence.

On November 21, 2013, Mr. Quinn and other partners of Quinpario Partners held a preliminary in-person meeting with potential investors to introduce the Jason opportunity and to gauge interest in making an equity investment in a potential transaction. The potential equity investors expressed interest in participating in a potential transaction with Quinpario Partners involving Jason and in performing more detailed due diligence on Jason.

On November 23, 2013, Quinpario Partners delivered a draft non-binding letter of intent to Moelis for their review and comment. Later that day Moelis responded with several suggested changes to the letter of intent.

On November 24, 2013, Mr. Quinn sent a revised letter of intent to Moelis for delivery to Jason. The letter of intent outlined the basic terms for a potential transaction. The consideration payable under the draft letter of intent consisted of a proposed purchase price and the possibility of a rollover of equity for certain members of Jason’s management, subject to confirmatory due diligence and certain other conditions. The draft letter of intent also requested an exclusivity period and referenced both Alternative SPAC 2 and Quinpario as possible acquisition vehicles.

On November 24 and 25, 2013, Mr. Quinn and other representatives of Quinpario and certain of its professional advisors attended a two-day management presentation in Europe with management personnel of Company A.

On November 25, 2013, Mr. Quinn sent an email to Mr. Westgate following up on the letter of intent sent the previous day. Mr. Westgate responded and the parties agreed to schedule a telephone call for November 26, 2013 to discuss the letter.

On November 25, 2013, Alternative SPAC 2 entered into a joinder agreement to the confidentiality agreement entered into between Quinpario Partners and Jason to facilitate the sharing of information regarding Jason.

On December 2, 2013, representatives of Quinpario Partners and Stifel held a telephonic meeting with representatives of Jason, Robert W. Baird & Co. Incorporated, Jason’s financial advisor (“Baird”), and

Kirkland & Ellis LLP, Jason’s outside legal counsel (“K&E”), to review the draft letter of intent. The parties also discussed the possibility of effecting a potential business combination with Alternative SPAC 2.

Between early December 2013 and the middle of January 2014, Quinpario Partners and Jason continued to negotiate the terms of a potential transaction and exchanged multiple drafts of the letter of intent and continued to negotiate the terms of the proposed business combination. The revisions to the letter of intent related principally to the purchase price, the amount of the rollover equity, and the terms of exclusivity and expense reimbursement. Quinpario Partners and Jason also continued to discuss alternative structures for the transaction and and timing of a potential business combination.

Additionally, during this time Quinpario Partners and its representatives began preliminary discussions with several potential debt financing sources regarding Jason and the potential business combination with Alternative SPAC 2. In these discussions, Quinpario Partners provided summary information on Jason’s business, its customers, historical and projected operating and financial metrics and general terms for a proposed transaction.

On December 9, 2013, at a meeting held in New York, New York, Jason’s management and representatives of Baird provided a detailed presentation of Jason’s business, operations, financial condition and prospects to Quinpario Partners, Alternative SPAC 2, Stifel and potential debt and equity investors.

On December 18, 2013, Mr. Quinn and another partner of Quinpario Partners met with representatives of Alternative SPAC 2 to discuss the potential transaction. During the meeting, the representatives of Alternative SPAC 2 informed Mr. Quinn that they were also considering another transaction and could not commit to working exclusively with Quinpario on the Jason transaction and that it would require an economic sharing of downside risk in order to pursue a transaction with Quinpario Partners. Mr. Quinn also learned on that day that Alternative SPAC 1 had not yet completed the alternative transaction it had been pursuing and had encountered hurdles to consummation that may not be capable of being resolved.

On December 19, 2013 Mr. Quinn informed the representatives of Alternative SPAC 2 that Quinpario Partners had given much consideration to the discussions of the previous day and needed greater certainty than Alternative SPAC 2 was willing to provide. Furthermore, Alternative SPAC 2’s request for a sharing of downside risk was not acceptable and, as a result, Quinpario Partners had decided to pursue other alternatives for the Jason transaction.

On December 19, 2013, Mr. Quinn and other representatives of Quinpario attended a management presentation in New York, New York, followed by a dinner, with the senior management team of Company B. On that date Mr. Quinn also reengaged representatives of Alternative SPAC 1 and raised the possibility of working with Quinpario Partners on an acquisition of Jason. Alternative SPAC 1 indicated that it would be interested in pursuing the Jason transaction with Quinpario Partners.

On December 20, 2013, Quinpario Partners entered into an agreement with Alternative SPAC 1to identify and analyze the proposed business combinations between Alternative SPAC 1 and one or more target businesses, including Jason. On December 21, 2013, Alternative SPAC 1 entered into a joinder agreement to the confidentiality agreement entered into between Quinpario Partners and Jason to facilitate the sharing of information regarding Jason.

On December 23, 2013, Quinpario entered into a non-binding letter of intent with Company A in which the parties agreed to a value for the company, a plan for conducting due diligence and a date by which Quinpario would be required to submit a re-affirmation bid based on its due diligence findings.

On January 6, 2014, Olshan Frome Wolosky LLP (“Olshan”) was formally engaged by Alternative SPAC 1 to represent it in negotiations with Jason. Quinpario Partners had previously engaged Olshan in December 2013.

On January 15, 16 and 17, 2014, representatives of Quinpario Partners, Stifel and potential debt financing sources conducted in-person site tours of several of Jason’s manufacturing facilities, including those relating to Jason’s seating business in Jackson, Michigan, the acoustics business in Battle Creek, Michigan, the finishing business in Richmond, Indiana and the components business in Libertyville, Illinois and Buffalo Grove, Illinois.

On January 17, 2014, Quinpario Partners and Jason executed the non-binding letter of intent. The non-binding letter of intent provided that Quinpario Partners was prepared to pay $538.65 million to acquire the business of Jason on a cash-free, debt-free and transaction expense-free basis, based on its evaluation of the financials of Jason, its due diligence findings, which included conversations with management and site tours of Jason’s facilities, and its view of future growth prospects. The non-binding letter of intent stated that Quinpario Partners had entered into an agreement with Alternative SPAC 1 that it believed was an appropriate acquisition vehicle for the proposed transaction. The non-binding letter of intent also provided Quinpario Partners and Alternative SPAC 1 with an exclusivity period to negotiate the transaction with Jason.

Between January 17, 2014 and February 20, 2014, Quinpario Partners continued to conduct business, financial, legal and accounting due diligence of Jason.

On January 20, 2014, representatives of Quinpario Partners, Jason, K&E, Olshan and Graubard Miller (“Graubard”) held a telephonic meeting to discuss Jason’s preliminary unaudited 2013 financial results.

On January 20, 21, and 22, 2014, representatives of Quinpario and certain of their professional advisors conducted three days of in person due diligence with Company A. Also during this time the Company continued its evaluation of the Company B divestiture.

On January 23, 2014, representatives of Quinpario Partners and Stifel conducted an in-person site tour of Jason’s finishing manufacturing facility in Burgwald, Germany.

Between late January 2014 and the middle of February 2014, representatives of Quinpario Partners and Stifel continued to contact and meet with representatives of several financial institutions to discuss Jason, the potential business combination with Alternative SPAC 1 and their recommendations regarding debt financing alternatives for the transaction. Over the course of such discussions, Quinpario Partners provided these debt financing sources with updated summary information on Jason’s business, its customers, historical and projected financial and operating metrics, general terms for a proposed transaction, and discussed debt financing alternatives, transaction valuation generally and the valuations of comparable publicly traded companies. Throughout this process, Quinpario Partners exchanged preliminary debt term sheet proposals with these debt-financing sources and discussed with representatives of Jason and Baird the debt financing process, desired leverage and term sheet proposals from certain financial institutions.

On January 29 and 30, 2014, Mr. Quinn and representatives of Quinpario met with representatives of Company B for two days of expert due diligence sessions.

On February 9, 2014, Quinpario Partners received the initial draft of a stock purchase agreement from K&E incorporating the terms of the Jason non-binding letter of intent.

On February 16, 2014, Jason informed Quinpario Partners that it had no interest in further pursuing a transaction with Alternative SPAC 1.

On February 18, 2014, Quinpario submitted a revised non-binding indication of interest to acquire the Company B division.

Between February 18, 2014 and February 20, 2014, representatives of Quinpario Partners, Jason and Baird held multiple telephonic and in-person meetings to discuss the possibility of effecting a business combination with Quinpario rather than Alternative SPAC 1. On February 20, 2014 Mr. Westgate informed representatives of Alternative SPAC 1 that Jason had no interest in further pursuing a transaction with Alternative SPAC 1. On that date Mr. Westgate also inquired with Mr. Quinn as to whether there was interest in discussing a potential transaction involving Quinpario and Jason. On February 21 and 22, 2014 Mr. Quinn and Mr. Westgate had a series of discussions concerning a potential transaction between Quinpario and Jason.

On February 23, 2014, representatives of Quinpario delivered to representatives of Jason a new preliminary non-binding letter of intent whereby Quinpario would acquire Jason and included, among other things, the same proposed transaction price as the previous non-binding letter of intent between Jason and Quinpario Partners.

On February 24, 2014, Mr. Quinn and other officers of Quinpario met with Mr. Westgate and other officers of Jason at a hotel in Chicago, Illinois to discuss the non-binding letter of intent and to set a tentative timetable for signing a definitive purchase agreement and consummating the transaction. The parties also reviewed Jason’s business and discussed certain due diligence items.

On February 26, 2014, Quinpario’s board of directors convened a telephonic meeting. Mr. Quinn updated the board of directors on the status of the Company’s discussions with Company A and Company B. Mr. Quinn indicated that the Company continued to conduct due diligence on Company A. The board discussed the various attributes of Company A. While there was a general view that the specific sector in which Company A participates was very attractive, there were several aspects of Company A that were potential areas of concern. Primarily among these concerns was the level of competition in the sector, the regional nature of Company A, and the risk of being able to get to a definitive agreement with Company A. With respect to the divestiture of the Company B division, Mr. Quinn informed the Board that he believed that the Company was one of the few bidders that remained in the process and that Quinpario management continued to view the potential acquisition of the Company B division as a high priority, potentially high-value acquisition opportunity for the Company. Our board of directors and management discussed these opportunities in significant detail.

The board of directors then discussed the potential business combination with Jason. Mr. Quinn advised that Jason had notified Quinpario Partners that it was no longer interested in pursuing a business combination with Alternative SPAC 1. Mr. Quinn indicated that during the course of exploring a potential transaction with Jason, Quinpario Partners had conducted extensive due diligence on Jason, including management presentations and site visits and legal, operational, functional, accounting, financial and environmental due diligence. Mr. Quinn and certain other officers of Quinpario then presented a detailed review of Jason’s business and recommended that, given Jason’s performance and potential for growth, as an attractive alternative to the potential transaction with Company B that Quinpario also pursue a potential business combination with Jason along substantially the same terms as what had been contemplated with Quinpario Partners.

The outcome of the discussion was a mandate from the board of directors that management continue to explore all three opportunities. The board and management agreed that the potential acquisition of the Company B division, and combining it with Company A would be the most attractive transaction. It was also the consensus of the board of directors that the Company should also explore a potential business combination with Jason. The board relayed their feeling that the potential acquisition of Company A on a stand-alone basis would be the least attractive of three opportunities. Following the board meeting, the Company pursued the three deals in parallel.

On February 28, 2014, Quinpario provided a re-affirmation of its bid to acquire Company A on the same financial terms as its original non-binding letter of intent of December 23, 2013, including providing committed debt and equity financing sufficient to fund the transaction.

Between the February 26 board meeting and March 6, 2014, representatives of Quinpario and Jason continued to negotiate, and exchange, drafts of the non-binding letter of intent which expressly outlined the agreement among the parties regarding certain material terms to be incorporated into the Purchase Agreement.

The Company also continued its efforts to secure committed financing for the Jason transaction. On March 3, 2014, representatives of Quinpario and Stifel discussed with potential debt financing sources using Quinpario as the vehicle for effecting a business combination. On March 4, 2014, representatives of Quinpario, Jason, Stifel and Baird met with potential debt financing sources in New York, New York to discuss the new proposed business combination between Quinpario and Jason, including a detailed review of Jason. Between March 4, 2014 and March 16, 2014, representatives of Quinpario and the debt financing sources negotiated and exchanged drafts of commitment and fee letters relating to the acquisition financing.

On March 3, 2014 Mr. Quinn met with a representative of Company A to discuss Quinpario’s letter of February 28, 2014. After the meeting, the Company decided not to pursue a transaction with Company A.

On March 5, 2014, Company B advised Mr. Quinn that it had elected to proceed with another party and had entered into exclusivity with that party. Mr. Quinn advised the board of directors of Quinpario of this development later in the day and updated the board on the status of negotiations with Jason and Company A.

On March 6, 2014, Quinpario and Jason executed the non-binding letter of intent. The principal changes to the executed non-binding letter of intent from the preliminary non-binding letter of intent circulated on February 23, 2014 included the option of the Rollover Funds to rollover an additional aggregate amount of equity equal to any shortfall in the trust account below a certain redemption threshold and a statement that Quinpario would seek to procure a representations and warranties insurance policy in connection with a definitive stock purchase agreement with Seller bearing $750,000 of such cost and that would not require indemnification from Seller other than a 1% (of the Purchase Price) layer of indemnification coverage after a 1% deductible.

Also on March 6, 2014, Quinpario entered into an engagement letter with Stifel. The engagement letter provided for Stifel, among other things, if requested by Quinpario, to deliver an oral opinion, to be subsequently confirmed in writing, that the consideration to be paid by Quinpario pursuant to the stock purchase agreement was fair, from a financial point of view, to Quinpario.

Still later on March 6, 2014, Olshan circulated a revised draft stock purchase agreement to K&E. The revisions were to the original stock purchase agreement circulated by K&E to Quinpario Partners in connection with the prior proposed transaction, and included changes, among other things, reflecting Quinpario as the new acquisition vehicle and the terms of the new non-binding letter of intent.

On March 7, 2014, Mr. Quinn met with a representative of Company A and advised him that Quinpario had made a decision to proceed forward with another opportunity.

Between March 7, 2014 and March 16, 2014, representatives of Quinpario and Jason and their respective legal counsel and financial advisors met several times, telephonically and in-person, to negotiate and discuss the terms of the stock purchase agreement and related documentation, including with respect to indemnification, representations and covenants related to tax matters, the mechanics of the calculation of the elements of the estimated purchase price, including adjustments required in connection with the sale by Jason of its interest in Ningbo Industrial Power Brushes Limited and NIPB Holdings Ltd., and the terms of the investor rights agreement. The revisions to the mechanics of the calculation of the estimated purchase price did not change the estimated enterprise value of $538.65 million that was agreed upon in the non-binding letter of intent previously entered into by Quinpario Partners and Jason. With respect to negotiations regarding indemnification and representations, the parties agreed that Quinpario procure a transaction representations and warranties insurance policy, with Jason bearing 50% of such cost in an amount not to exceed $750,000 to Jason.

On March 14, 2014, Quinpario’s board of directors met telephonically to consider the potential acquisition of Jason including the approval of the definitive stock purchase agreement, which was in substantially final form as described below. Also in attendance were certain officers of Quinpario and representatives of Olshan, Graubard, JVB and Stifel. Mr. Quinn reviewed with the board of directors of Quinpario the terms of the proposed acquisition of Jason, including the transaction value of $538.65 million, and the rollover of ownership interests by certain equity holders and management of Jason of approximately $35 million. Certain officers of Quinpario then provided an overview of the sources and uses of the transaction, the expected pro forma capitalization at closing and returns analysis, an overview of the debt financing, an overview of the key terms of the stock purchase agreement and related transaction documents, an overview of the diligence process, the expected timeline to closing, and a detailed review of Jason’s business and how Quinpario’s capabilities and expertise would benefit Jason. Following that discussion, representatives of Stifel reviewed for our board of directors the various financial analyses it performed. Thereafter, Stifel provided its oral opinion, subsequently confirmed in writing, to our board of directors to the effect that, as of March 14, 2014, and subject to and based upon the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the Purchase Price to be paid by Quinpario in the Business Combination pursuant to the stock purchase agreement was fair to Quinpario, from a financial point of view. After considering the proposed terms of the stock purchase agreement and other related transaction agreements and the various presentations of Quinpario management and Stifel, including receipt of Stifel’s oral opinion, and taking into account the other factors described below under the heading title “Quinpario’s Board of Directors’ Reasons for the Approval of the Business Combination,” our board of directors unanimously approved the stock purchase agreement and related agreements and determined that it was advisable and in the best interests of Quinpario to consummate the business combination and other transactions contemplated by the stock purchase agreement and related agreements, subject to the negotiation of the final terms of the stock purchase agreement and the related agreements.

Following the meeting of our board of directors, Quinpario and Jason continued to negotiate the final terms of the stock purchase agreement, including with respect to representations and covenants related to employment and tax matters and certain related indemnification obligations. Among the changes from the draft stock purchase agreement reviewed by Quinpario’s board of directors was the establishment of the termination date as August 15, 2014 and a reduction from $135.0 million to $115.0 million in the amount required to remain in the trust account following the completion of the redemption by Quinpario’s stockholders of its public shares, which was a condition to Quinpario’s and Quinpario Sub’s obligation to close. Jason had requested that the amount required to remain in the trust account following the completion of the redemption by Quinpario’s stockholders of its public shares be lowered so as to reduce the possibility that the deal might not close. Following the completion of additional due diligence regarding Jason’s financial position and further discussions with the Lenders regarding the Debt Financing, Quinpario was able to make the determination that the amount required to remain in the trust account following the completion of the redemption by Quinpario’s stockholders of its public shares could be reduced as requested by Jason without impacting Quinpario’s ability to close the transaction. In addition, the Purchase Agreement was revised to reflect Jason’s agreement to attempt in good faith to secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated therein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code (as defined herein) and the regulations promulgated thereunder ) a waiver of such person’s rights to all of such payments and/or applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) to the extent such waivers are obtained, solicit the approval of Jason’s stockholders of the such waived benefits, in a manner intended to comply with the applicable sections of the Code and the regulations promulgated thereunder.

On March 16, 2014, Quinpario and Jason entered into the Purchase Agreement.

On March 17, 2014, a press release was issued announcing the Business Combination and shortly thereafter Quinpario furnished to the SEC a Current Report on Form 8-K attaching the press release.

On March 18, 2014, Quinpario furnished to the SEC a Current Report on Form 8-K attaching an investor presentation to be used in making presentations to certain existing and potential shareholders of Quinpario with respect to the Business Combination, as well as a copy of the Purchase Agreement and Stockholder Voting Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Quinpario’s Board of Directors’ Reasons for the Approval of the Business Combination

Quinpario’s board of directors met telephonically on November 11, 2013 and February 26, 2014 to, among other matters, discuss Jason and the possibility of a Business Combination. On March 14, 2014, Quinpario’s board of directors met telephonically and unanimously (i) approved the Purchase Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Quinpario and its stockholders, (iii) directed that the Purchase Agreement be submitted to our stockholders for approval and adoption, and (iv) recommended that our stockholders approve and adopt the Purchase Agreement.

Before reaching its decision, Quinpario’s board of directors reviewed the results of management’s due diligence, which included:

•	research on comparable companies and transactions within the diversified industrial sector;

•	extensive meetings and calls with Jason’s management team regarding operations and projections;

•	personal visits to Jason’s headquarters in Milwaukee, Wisconsin, as well as its manufacturing locations in Jackson, Michigan; Battle Creek, Michigan; Richmond, Indiana; Libertyville, Illinois; Buffalo Grove, Illinois; and Burgwald, Germany;

•	review of Jason’s material contracts, environmental matters, intellectual property matters, labor matters, and other legal diligence;

•	financial, tax, legal, environmental and accounting diligence; and

•	creation of a detailed independent financial model.

Quinpario’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Quinpario’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•	Opportunities for Platform Growth: We will seek to acquire one or more businesses or assets that we can grow both organically and through acquisitions.

•	History of and Potential for Strong Free Cash Flow Generation: We will seek to acquire one or more businesses that have the potential to generate strong free cash flow (i.e., companies that typically generate cash in excess of that required to maintain or expand the business’s asset base). We will focus on one or more businesses that have recurring revenue streams and low working capital and capital expenditure requirements. We may also seek to prudently leverage this cash flow in order to enhance stockholder value.

•	Established Companies with Proven Track Records: We will seek to acquire established companies, particularly those focused on industries connected to the specialty chemicals and performance materials industries with sound historical financial performance, although we will consider a business combination outside these industries if a business combination candidate is presented to us and we determine that such candidate has sound historical financial performance. We will typically focus on companies with a history of strong operating and financial results. Although we are not restricted from doing so, we do not intend to acquire start-up companies.

•	Experienced and Motivated Management Teams: We will seek to acquire businesses that have strong, experienced management teams with a substantial personal economic stake in the performance of the acquired business. We will focus on management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow. We will focus on companies where we expect that the operating expertise of our officers and directors will complement the target’s management team.

•	Strong Competitive Industry Position: We will seek to acquire businesses focused on the specialty chemicals and performance materials industries that have strong fundamentals, although we will consider a business combination outside these industries if a business combination candidate is presented to us and we determine that such candidate encompasses strong fundamentals. The factors we will consider include growth prospects, competitive dynamics and position, level of consolidation, need for capital investment, potential for improvement and barriers to entry. We will focus on companies that have a leading or niche market position. We will analyze the strengths and weaknesses of target businesses relative to their competitors, focusing on technology, global positioning, product quality and services, customer loyalty, cost impediments associated with customers switching to competitors, intellectual property protection and brand positioning. We will seek to acquire one or more businesses that demonstrate advantages or have the potential to become advantaged when compared to their competitors, which may help to protect their market position and profitability.

In considering the Business Combination, Quinpario’s board of directors concluded that Jason met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•	Opportunities for Platform Growth. Jason’s four divisions, finishing, acoustics, seating and components, serve a large diversified set of end markets globally. Based on Jason’s internal research and analysis, this global market is estimated to be approximately $20.0 billion. Jason’s innovations and product pipeline provide opportunity for significant organic and inorganic growth opportunities.

•	Established Company with Proven Track Record. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries. Jason is led by a corporate and business management team with an average of 25 years of experience and has embedded relationships with long standing customers, superior scale and resources and industry leading capability to design and manufacture specialized products on which its customers rely. Jason employs approximately 4,000 employees.

•	Company with Strong Free Cash Flow Generation. As a result of organic growth initiatives, ongoing operational improvements and disciplined working capital management, Jason has historically generated strong and consistent cash from operating activities. Jason has a long standing, stable customer base that provides it with meaningful revenue and cost visibility which, when combined with its scalable and stable cost structure, helps Jason to maximize cash flow and efficiency through economic cycles.

•	Strong Competitive Position. Jason’s businesses have developed and sustained leading positions across various niche markets. In several of Jason’s product lines, it is more than twice the size of the next largest direct competitor. Jason’s market share positions have created a stable platform with strong profitability upon which to grow. Jason’s products’ brand recognition in multiple markets helps to sustain its market share positions. Jason products are often viewed as the brand of choice for service, quality, dependability, value and continuous innovation. In several niche markets such as snow protect brushes and power generation brushes, Jason is the only provider of certain products or manufacturing capabilities. Jason has served many of its customers for over 25 years.

•	Experienced and Motivated Management Team. Central to Jason’s platform is its management team, or “management,” which positions it to (i) outperform the competition, (ii) execute numerous strategic and performance improvement initiatives, (iii) substantially grow revenue through the execution of a global organic growth plan, and (iv) identify, execute and integrate value-enhancing acquisitions. Jason’s Chief Executive Officer, David C. Westgate, and current management team have a tenured history in diversified industrial manufacturing and have overseen several milestone initiatives, including the execution of several acquisitions. Jason’s management has brought discipline and entrepreneurship to the company, which allows for strong, focused teamwork and innovation. To effectively utilize the collective strengths of its platform, Jason created an Executive Committee consisting of Mr. Westgate, Stephen Cripe, Jason’s Chief Financial Officer, and each of Jason’s business presidents to provide a forum for corporate leadership to identify opportunities to leverage Jason’s scale and develop corporate strategy.

•	Business with Revenue and Earnings Growth. For the year ended December 31, 2013, Jason generated net sales of $680.8 million, income from operations of $53.7 million, and adjusted EBITDA of $79.8 million (see reconciliation within “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations”). Jason’s adjusted EBITDA margins improved from 9.7% in 2011 to 11.7% in 2013 as a result of volume recovery across its businesses following the recession, operational restructuring initiatives and the relocation of manufacturing facilities to strategically located, lower cost regions. We anticipate that Jason’s product mix will continue to shift towards innovative higher-value engineered products, and its pricing and profitability will continue to improve. Jason’s scalable operating platform and current capacity utilization will allow it to grow revenue in many of its markets with limited fixed operating costs and capital investment. We believe that as Jason’s volumes continue to increase from new markets, new customers and the continuing economic recovery, the operating leverage it has created through its platform will continue to have a positive impact on its profitability. Among other initiatives, Jason’s strategic focus is on redesigning products to reduce materials costs, optimizing their operating footprint and reducing their overall cost to serve.

•	Quinpario’s Experience. The board of directors deems the Quinpario team’s skill set to be complimentary and additive to the already capable Jason management team. Quinpario’s team has significant experience managing public companies. In addition, Quinpario’s expertise in the area of strategy development and optimizing business processes across diverse businesses will further emphasize focus and execution. Quinpario will share best practices to extract operational efficiency and to refine the company’s commercial approach for faster growth and margin improvement. Moreover, the Quinpario team’s demonstrated merger and acquisition experience will further supplement Jason’s growth plans, especially in the area of synergistic bolt-on acquisition.

In making its determination with respect to the Business Combination, Quinpario’s board of directors also considered the financial analysis reviewed by Stifel, Nicolaus & Company, Incorporated (“Stifel”), the Company’s financial advisor in connection with the Business Combination, with the board of directors, and the oral opinion of Stifel to the board of directors, which was subsequently confirmed in writing by delivery of Stifel’s written opinion dated March 14, 2014 (the “Opinion”), as to whether, as of the date of the Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, (i) the purchase price to be paid by the Company in the Business Combination pursuant to the Purchase Agreement was fair to the Company, from a financial point of view, and (ii) the fair market value of Jason (measured by the enterprise values implied by the various financial analyses Stifel conducted in connection with its Opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). See “—Description of Fairness Opinion of Stifel.” The full text of the Opinion is attached to this proxy statement as Annex B.

Quinpario’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

Jason is affected by developments in the industries in which its customers operate.

Our board of directors considered the risk that Jason derives its revenues largely from customers in the following industry sectors: agricultural, construction and industrial manufacturing. Factors affecting any of these industries in general, or any of its customers in particular, could adversely affect Jason because its revenue growth largely depends on the continued growth of its customers’ business in their respective industries. These factors include, among others, seasonality of demand for Jason’s customers’ products, the failure of Jason’s customers to successfully market their products, loss of market share for Jason’s customers’ products and economic conditions in the markets in which Jason’s customers operate. If economic conditions and demand for Jason’s customers’ products deteriorate after the Business Combination, the combined company may experience a material adverse effect on its business, operating results and financial condition.

Jason may not be able to manage the expansion of its operations effectively in order to achieve projected levels of growth.

Our board of directors considered the risk that Jason’s future success will depend in part upon the ability of its management to manage its growth effectively. Further development of Jason’s infrastructure and an increase in the number of its employees will be required to achieve Jason’s planned broadening of its product offerings and client base, improvements in its machines and materials used in its machines, and its planned international growth. If the post-combination company’s management is unsuccessful in meeting these challenges, it may not be able to achieve its anticipated level of growth which would adversely affect Jason’s results of operations.

The Risk that our Public Stockholders would Vote Against the Business Combination Proposal or Exercise their Redemption Rights.

Our board of directors considered the risk that some of the current public stockholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board of directors concluded, however, that this risk was substantially mitigated because the board of directors believes the post-combination company will be able to obtain proceeds from the proposed acquisition financing in an amount necessary to provide the Cash Consideration even if the trust account were substantially reduced through redemptions. The board of directors also considered the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

We may not be Able to Complete the Proposed Financing Transactions in Connection with the Business Combination.

We may not be able to complete the proposed financing transaction in connection with the Business Combination on terms that are acceptable to us, or at all. If we do not complete the proposed financing transaction described in this proxy statement, we will be required to obtain alternative financing in order to fund a portion of the cash consideration for the Business Combination. If we are unable do so on terms that are acceptable to us, or at all, we may not be able to complete the Business Combination, as completing the proposed acquisition financing is a condition to the Business Combination under the Purchase Agreement.

Our Management and Directors may have Different Interests in the Business Combination than the Public Stockholders.

Our board of directors considered the fact that members of our management and board of directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “—Certain Benefits of Quinpario’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our initial public offering prospectus and are included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of common stock.

Satisfaction of 80% Test

It is a requirement under Quinpario’s amended and restated certificate of incorporation that any business acquired by Quinpario have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Quinpario board of directors adopted the financial analysis reviewed by Stifel with the Quinpario board of directors, and the Opinion of Stifel to the Quinpario board of directors as to whether, as of the date of the Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the fair market value of Jason (measured by the enterprise values implied by the various financial analyses Stifel conducted in connection with its Opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of Stifel

Stifel began working with an affiliate of the Company in evaluating potential business combinations (including the Business Combination) in November 2013. The Company retained Stifel in connection with the Business Combination and to provide to the board of directors a fairness opinion in connection therewith on March 6, 2014. On March 14, 2014, Stifel delivered its Opinion, dated March 14, 2014, to our board of directors that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the purchase price to be paid by the Company in the Business Combination pursuant to the Purchase Agreement was fair to the Company, from a financial point of view, and (ii) the fair market value of Jason (measured by the enterprise values implied by the various financial analyses Stifel conducted in connection with its Opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

In selecting Stifel, our board of directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the manufacturing sector and in providing strategic advisory services in general. Stifel, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The full text of the Opinion is attached hereto as Annex B and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel in connection with such Opinion.

Stifel’s Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination.

In rendering its Opinion, Stifel, among other things:

(i)	discussed the Business Combination and related matters with the Company’s counsel and reviewed a draft copy of the Purchase Agreement, dated March 11, 2014;

(ii)	reviewed the audited consolidated financial statements of Jason for the three years ended December 31, 2012, and unaudited interim consolidated monthly financial statements of Jason for the period from January 1, 2012 through December 31, 2013;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and Jason;

(iv)	held discussions with the Company’s management, including, without limitation, with respect to estimates of certain transaction charges and the pro forma financial impact of the Business Combination on the Company;

(v)	reviewed certain non-publicly available information concerning Jason, including internal financial analyses and forecasts (A) as adjusted by management of the Company, or (B) prepared by management of the Company, which Stifel was directed by the Company to use for purposes of Stifel’s analysis, and held discussions with the Company’s senior management regarding recent developments;

(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its analysis;

(vii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it considered relevant to its analysis;

(viii)	compared the enterprise values of Jason implied by the various financial analyses it conducted to the amount held in trust by the Company for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust);

(ix)	participated in certain discussions and negotiations between representatives of the Company and Seller;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its Opinion; and

(xi)	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of Jason’s industry generally.

In rendering its Opinion, Stifel relied upon and assumed, with the acknowledgement and consent of our board of directors, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or Seller, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information.

With respect to the financial forecasts regarding Jason (i) as adjusted by management of the Company, or (ii) prepared by management of the Company and supplied to Stifel by Seller and the Company, as applicable, Stifel assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Seller, as applicable, as to the future operating and financial performance of Jason and that they provided a reasonable basis upon which Stifel could form its Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analysis and did not in any respect assume any responsibility for the accuracy or completeness thereof. For purposes of the Opinion, Stifel also assumed, at the direction and with the consent of our board of directors, that the per share value of the Quinpario Sub Shares issued to the Rollover Participants in the Business Combination was equal to the current cash per share held in trust for the benefit of the Company’s public stockholders (subject to certain adjustments as provided in the Purchase Agreement).

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Jason since the date of the last financial statements made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or Jason’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. The Opinion states that estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates were inherently subject to uncertainty, Stifel assumed no responsibility for their accuracy.

Stifel assumed, with the consent of our board of directors, that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Business Combination would be satisfied and not waived. In addition, Stifel assumed that the definitive Purchase Agreement would not differ materially from the draft Stifel reviewed. Stifel also assumed that the Business Combination would be consummated substantially on the terms and conditions described in the Purchase Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Purchase Price, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Business Combination would not have an adverse effect on the Company, Jason or the Business Combination. Stifel assumed that the Business Combination will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations and all other laws applicable to the Company, Seller and Jason. Stifel further assumed that the Company had relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, Jason, the Business Combination and the Purchase Agreement.

The Opinion was limited to whether, as of the date of the Opinion, the purchase price to be paid by the Company in the Business Combination was fair to the Company, from a financial point of view, and whether the fair market value of Jason equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account) and did not address any other terms, aspects or implications of the Business Combination, including, without limitation, the form or structure of the Business Combination, any consequences of the Business Combination on the Company, its stockholders, creditors or any other constituencies of the Company, or any terms, aspects or implications of any voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Business Combination or otherwise. The Opinion also did not consider, address or include: (i) any other strategic alternatives then contemplated (or which were or might have been contemplated) by the Company; (ii) the legal, tax or accounting consequences of the Business Combination on the Company, its stockholders or any other party; (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of Seller, the Company or Jason, or class of such persons, relative to the compensation paid to any other party; or (iv) whether the Company would have sufficient cash, available lines of credit or other sources of funds to enable it to pay the purchase price at the closing of the Business Combination. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which the Company’s securities will trade following public announcement or consummation of the Business Combination.

Stifel’s Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of Seller or the Company or their respective advisors, or information otherwise reviewed by Stifel, as of the date of its Opinion. The Opinion states that it is understood that subsequent developments may affect the conclusions reached in the Opinion and that Stifel does not have any obligation to update, revise or reaffirm the Opinion. Further, the credit, financial and stock markets are often affected by periods of volatility and Stifel expressed no opinion or view as to any potential effects of such volatility on the Company, Jason or the Business Combination. Stifel’s Opinion was for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination. The Opinion did not constitute a recommendation to our board of directors as to how our board of directors should vote on the Business Combination or to any stockholder of the Company or member of Seller as to how any such stockholder or member should vote at any stockholders’ or members’ meeting at which the Business Combination may be considered, or whether or not any stockholder of the Company or member of Seller should enter into a voting, members’, stockholders’ or affiliates’ agreement with respect to the Business Combination, or exercise any redemption or repurchase or exchange rights that may be available to such stockholder or member. In addition, the Opinion did not compare the relative merits of the Business Combination with any other alternative transactions or business strategies which may have been available to our board of directors or the Company and did not address the underlying business decision of our board of directors or the Company to proceed with or effect the Business Combination.

Stifel is not a legal, tax, regulatory or bankruptcy advisor. Stifel did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Stifel’s Opinion was not a solvency opinion and did not in any way address the solvency or financial condition of the Company or Jason.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel, but describes, in summary form, the material elements of the presentation that Stifel made to our board of directors on March 14, 2014, in connection with Stifel’s Opinion.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by Stifel in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The summary text describing each financial analysis does not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its Opinion. Rather, Stifel made its determination as to the fairness to the Company of the purchase price to be paid by the Company in the Business Combination, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before March 7, 2014 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In conducting its analysis, Stifel used three primary methodologies: selected public companies analysis; selected precedent transactions analysis; and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Jason or the Business Combination, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise value of Jason. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Stifel collectively and not individually.

In delivering its Opinion to our board of directors, Stifel utilized the financial projections and estimates regarding Jason (i) as adjusted by management of the Company, or (ii) prepared by management of the Company and supplied to Stifel by Seller and the Company.

Selected Public Companies Analysis. Stifel reviewed, analyzed and compared certain financial information relating to Jason to corresponding publicly available financial information and market multiples for the following 22 publicly traded diversified industrial companies: Carlisle Companies Incorporated; Rexnord Corporation; Crane Co.; Regal Beloit Corporation; Barnes Group Inc.; Applied Industrial Technologies, Inc.; EnPro Industries, Inc.; TriMas Corporation; Griffon Corporation; CIRCOR International, Inc.; Altra Industrial Motion Corp.; Drew Industries Incorporated; Blount International Inc.; Federal Signal Corp.; Park-Ohio Holdings Corp.; Standex International Corporation; Gibraltar Industries, Inc.; Columbus McKinnon Corporation; Kadant Inc.; Handy & Harman Ltd.; Shiloh Industries Inc.; and NN Inc.

Stifel reviewed, among other things, the range of enterprise values of the selected publicly traded diversified industrial companies (calculated as equity value, using the closing stock prices on March 7, 2014, plus the book value of debt and minority interests, less cash and equivalents), as a multiple of calendar year 2013 and 2014 estimated revenue and EBITDA, as provided by S&P Capital IQ estimates.

The following table sets forth, for the periods indicated, the 3rd quartile, mean, median, and 1st quartile enterprise values as a multiple of revenue and EBITDA for the selected publicly traded diversified industrial companies identified above.

	Enterprise Value as a Multiple of Revenue		Enterprise Value as a Multiple of EBITDA
	2013	2014	2013	2014
3rd Quartile	1.7x	1.5x	11.9x	9.9x
Mean	1.3x	1.2x	10.1x	8.9x
Median	1.2x	1.1x	10.5x	8.5x
1st Quartile	0.9x	0.9x	8.4x	7.8x

The following table sets forth, for the periods indicated, the ranges of enterprise value as a multiple of revenue and EBITDA utilized by Stifel in performing its analysis, which were derived from the selected publicly traded diversified industrial companies identified above, and the ranges of the enterprise values for Jason implied by this analysis.

Enterprise Value to:	Relevant Range of Revenue & EBITDA Multiples	Range of Enterprise Values ($ in millions)
2013E Revenues	0.9x – 1.7x	$587.8 – $1,141.6
2013E EBITDA	8.4x – 11.9x	$667.5 – $949.7
2014E Revenues	0.9x – 1.5x	$614.9 – $1,078.2
2014E EBITDA	7.8x – 9.9x	$644.6 – $823.0

Stifel selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to Jason’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to Jason. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Selected Precedent Transactions Analysis. Stifel reviewed and analyzed certain publicly available information for the following 38 recent business combinations among diversified industrial companies that were announced subsequent to January 1, 2009 which disclosed valuation metrics and where the acquired company had an enterprise value between $300 million and $800 million.

Date	Target	Acquiror
12/20/2013	Coleman Cable, Inc.	Southwire Company, Inc.
12/09/2013	B27, LLC	DXP Enterprises, Inc.
11/11/2013	Gordon Trucking, Inc.	Heartland Express, Inc.
10/24/2013	Consolidated Graphics, Inc.	R.R. Donnelley & Sons Company
10/23/2013	TIMCO Aviation Services, Inc.	Hong Kong Aircraft Engineering Company
08/01/2013	WorkflowOne LLC	The Standard Register Company
06/28/2013	AS America, Inc.	LIXIL Corporation
12/19/2012	Michael Baker Corporation	KS International, LLC; Michael Baker Int.
12/07/2012	Westway Group, LLC	EQT Partners AB
10/22/2012	Cascade Corporation	Toyota Industries Corporation
08/13/2012	Ceradyne, Inc.	3M Company
07/16/2012	Synventive Molding Solutions, Inc.	Barnes Group Inc.
04/16/2012	Ess Prisa III LLC	Extra Space Storage Inc.
03/27/2012	Walker Group Holdings LLC	Wabash National Corp.
03/20/2012	Apex Systems, Inc.	On Assignment Inc.
01/20/2012	AmSafe, Inc.	TransDigm Inc.
07/07/2011	APAC Customer Services, Inc.	Expert Global Solutions, Inc.
07/05/2011	Ameron International Corporation	National Oilwell Varco, Inc.
06/06/2011	Dynacast International Inc.	Kenner & Company, Inc.; Laurel Crown Partners,
04/14/2011	Illinois Tool Works Inc., Finishing Group	Graco Minnesota Inc.
03/28/2011	Rural/Metro Corporation	Warburg Pincus LLC
03/28/2011	Vector Aerospace Corporation	Eurocopter Holding S.A.
03/03/2011	Sotera Defense Solutions, Inc.	Ares Management LLC
01/18/2011	Kin-Tech, OECO, Securaplane, Sunbank and TA&D	Meggitt PLC
12/20/2010	Raytheon Applied Signal Technology, Inc.	Raytheon Space & Airborne Systems
11/17/2010	ATI Ladish LLC	Allegheny Technologies Inc.
10/18/2010	Commercial Barge Line Company	Platinum Equity, LLC
10/05/2010	Victor Technologies Group Inc	Irving Place Capital
07/19/2010	ATC Technology Corporation	GENCO Distribution Systems, Inc.
05/17/2010	Seacliff Construction Corp.	The Churchill Corporation
04/30/2010	Thermon Group Holdings, Inc. (NYSE:THR)	CHS Capital; Thompson Street Capital Partners
04/29/2010	Seadrift Coke L.P. and C/G Electrodes LLC	GrafTech International Ltd.
03/10/2010	RathGibson LLC	Blackrock Financial Management Inc.
02/23/2010	Bowne & Co. Inc.	R.R. Donnelley & Sons Company
01/11/2010	K-Tron International, Inc.	Hillenbrand, Inc.
09/24/2009	Algoma Central Corp. (TSX:ALC)	E-L Financial Corp. Ltd.
06/04/2009	General Dynamics Global Imaging Technologies	General Dynamics Advanced Information
02/27/2009	Woodward HRT, Inc.	Woodward, Inc.

Stifel selected the precedent transactions based upon its experience and knowledge of companies in the diversified industrial space. Although none of the transactions is directly comparable to the Business Combination, nor are any of the target companies directly comparable to Jason, Stifel selected transactions involving target companies with similar characteristics to the characteristics identified above in the comparable company analysis.

The following table sets forth, for the periods indicated, the 3rd quartile, mean, median, and 1st quartile enterprise values as a multiple of revenue and EBITDA for the selected business combinations identified above.

	Enterprise Value as a Multiple of Transaction Year Revenue	Enterprise Value as a Multiple of Transaction Year EBITDA
3rd Quartile	2.0x	13.6x
Mean	1.6x	10.9x
Median	1.3x	9.6x
1st Quartile	0.9x	8.1x

The following table sets forth, for the periods indicated, the ranges of revenue multiples utilized by Stifel in performing its analysis, which were derived from the selected business combinations identified above, and the ranges of the enterprise values for Jason implied by this analysis.

Enterprise Value to:	Relevant Range of Revenue & EBITDA Multiples	Range of Enterprise Values ($ in millions)
2013E Revenues	0.9x – 2.0x	$624.4 – $1,331.5
2013E EBITDA	8.1x – 13.6x	$648.0 – $1,086.3

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between Jason’s businesses, operations and prospects and those of the acquired companies above, Stifel believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Stifel also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the Jason Acquistion that could affect Jason’s acquisition value.

Discounted Cash Flow Analysis. Stifel utilized the financial projections and estimates regarding Jason (i) as adjusted by management of the Company, or (ii) prepared by management of the Company and supplied to Stifel by Seller and the Company, to perform a discounted cash flow analysis of Jason. The projections and estimates supplied to and utilized by Stifel are set forth below under “—Certain Company Projected Financial Information.” In conducting this analysis, Stifel assumed that Jason would perform in accordance with these projections and estimates. Stifel performed an analysis of the present value of the unlevered free cash flows that Jason’s management and the Company’s management projected it will generate for the years 2014 through 2018. Stifel utilized illustrative terminal values in the year 2018 based on a multiple range of 6.0x – 8.0x on projected 2018 EBITDA. Stifel discounted the cash flows projected for the specified period using discount rates ranging from 11% to 13%, reflecting estimates of the Company’s weighted average cost of capital. Using a discount rate of 12%, this analysis resulted in implied enterprise values for Jason ranging from $604.8 million to $738.4 million.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel’s Opinion, Stifel was of the opinion that, as of the date of Stifel’s Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the purchase price to be paid by the Company in the Business Combination pursuant to the Purchase Agreement was fair to the Company, from a financial point of view, and (ii) the fair market value of Jason (measured by the enterprise values implied by the various financial analyses Stifel conducted in connection with its Opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and the Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of the Company.

Stifel is acting as financial advisor to the Company in connection with the Business Combination and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the Business Combination (the “Advisory Fee”). Stifel also acted as financial advisor to our board of directors and received a fee upon the delivery of its Opinion that was not contingent upon consummation of the Business Combination and is not creditable against any Advisory Fee. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination. In addition, the Company has agreed to indemnify Stifel for certain liabilities arising out of its engagement. Stifel may seek to provide investment banking services to the Company, Seller or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may effect transactions in the equity securities of the Company and may at any time hold a long or short position in such securities.

Certain Company Projected Financial Information

Quinpario and Jason do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with Quinpario’s board of directors’ consideration of the Business Combination and Stifel’s financial analysis of Jason described under “—Description of Fairness Opinion of Stifel,” Jason management provided to Quinpario and Stifel its non-public, three-year internal financial forecasts regarding Jason’s anticipated future operations for fiscal 2013 through fiscal 2015, which was subsequently updated for fiscal 2014 through 2016. In addition, based on its due diligence of Jason, Quinpario provided to its board of directors and Stifel, five-year financial forecast information regarding Jason’s anticipated future operations for fiscal 2014 through fiscal 2018, which incorporated the financial forecasts prepared by Jason management without any adjustment by Quinpario management, other than (i) to include approximately $3 million in estimated annual public company costs, (ii) to exclude the earnings from the sale of two joint ventures of Jason, and to include the net proceeds from such sale, which proceeds will remain in the Company post-Business Combination pursuant to the terms of the Purchase Agreement, and (iii) to include the expected post-Business Combination capital structure. Quinpario has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of Quinpario for purposes of evaluating the Business Combination and by Quinpario’s financial advisor, Stifel, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or U.S. GAAP.

Neither Quinpario’s independent auditors, nor the independent registered public accounting firm of Jason has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement. The report of the independent registered public accounting firm of Jason included elsewhere in this proxy statement relates to the historical financial information of Jason. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Quinpario or Jason or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the Quinpario special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Quinpario and Jason do not generally publish its business plans and strategies or make external disclosures of its anticipated financial condition or results of operations. Quinpario and Jason have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Quinpario, Jason nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Quinpario, Jason or the surviving corporation.

A summary of the five-year internal consolidated financial forecast information regarding Jason’s anticipated future operations for fiscal 2014 through fiscal 2018 provided by Quinpario to Stifel in connection with Stifel’s opinion and related financial analyses is as follows:

Projected Financial Information of Jason

(dollar amounts are in millions; all amounts are approximate)

	Fiscal Year Ended December 31,
	2014E	2015E	2016E	2017E	2018E
Revenue	$698	$741	$786	$823	$868
Adjusted EBITDA	83	92	101	108	118
Adjusted EBIT	58	64	72	79	87
Capital expenditures	23	24	25	27	29

Certain Benefits of Quinpario’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor, our Chief Executive Officer and our directors to hold our common stock following the Business Combination, subject to lock-up agreements;

•	the continued right of our Sponsor to hold warrants to purchase shares of our common stock following the Business Combination;

•	the fact that our Sponsor and our Chief Executive Officer paid an aggregate of $11,525,000 for their founder shares, placement shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•	if Quinpario is unable to complete a business combination within the required time period, our Sponsor and Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quinpario for services rendered or contracted for or products sold to Quinpario, but only if such a vendor or target business has not executed such a waiver;

•	if the proposed Business Combination has not been consummated on or prior to August 15, 2014, Quinpario must promptly reimburse Jason for half of its actual out-of-pocket third party expenses (not to exceed $500,000 in the aggregate) incurred relating to the proposed Business Combination that it would not have otherwise incurred in the normal course of operations;

•	the continuation of four of our six existing directors as directors of the post-combination company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, our directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Warrant Tender Offer

On May 6, 2014, Quinpario commenced the Warrant Tender Offer to purchase up to 9,200,000 of its public warrants at a purchase price of $0.75 per warrant. The Warrant Tender Offer is scheduled to expire on

June 4, 2014, although we intend to extend the Warrant Tender Offer to ensure the expiration date of the offer occurs after the completion of the Business Combination. The Warrant Tender Offer will not be consummated if (i) the Purchase Agreement is terminated for any reason, (ii) we do not have at least $115 million in our trust account, after giving effect to any redemption of public shares, and (iii) it would, in our reasonable judgment, be reasonably likely to prevent or delay the closing of the Business Combination or the ability of Quinpario or Quinpario Sub to obtain any portion of the Debt Financing. The purpose of the Warrant Tender Offer is to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving cash for their public warrants.

Total Quinpario Sub Shares, and Shares of Quinpario Common Stock Exchangeable therefrom, to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, Quinpario’s public stockholders will retain an ownership interest approximately 70.3% of Quinpario and our initial stockholders, including our Sponsor, will retain an ownership interest of approximately 29.7% of Quinpario. In turn, Quinpario will retain an ownership interest of approximately 87.6% in Quinpario Sub, and, through the rollover, certain former equity holders, directors and management of Jason (the “Rollover Participants”) will own approximately 12.4% of the outstanding common stock of Quinpario Sub. If any of Quinpario’s stockholders exercise their redemption rights, the ownership interest in Quinpario of Quinpario’s public stockholders will decrease and the ownership interest in Quinpario of our initial stockholders, including our Sponsor, will increase, although Quinpario’s and the Rollover Participants’ respective ownership interests in Quinpario Sub will change, at the option of the Rollover Participants, only in the event that redemptions by Quinpario stockholders cause us to maintain less than $115.0 million in our trust account. Quinpario Sub will own 100% of the outstanding common stock of Jason. The ownership percentage with respect to Quinpario following the Business Combination does not take into account (i) the option of each Rollover Participant to exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock pursuant to a rollover agreement, (ii) warrants to purchase Quinpario’s common stock that may remain outstanding following the Business Combination and the Warrant Tender Offer, (iii) the issuance of any shares under the Company’s proposed 2014 Omnibus Incentive Plan, (iv) the issuance of any shares of Series A Convertible Preferred Stock pursuant to the PIPE Investment into shares of Quinpario Common Stock or (v) the issuance of any shares of Quinpario Common Stock pursuant to the Backstop Commitment (in the event of a private placement, which will occur, if at all, no earlier than simultaneous with the Business Combination). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Quinpario’s existing stockholders in Quinpario will be different and the percentage ownership retained by Quinpario in Quinpario Sub will be different. You should read “Summary— Impact of the Business Combination on Quinpario’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination.

Sources		Uses
($ in Millions)
Debt Financing:		Purchase Price(5)	$539
Senior Secured 1st Lien Term Loan	$310	Warrant Tender Offer(6)	7
Senior Secured 2nd Lien Term Loan	110	Fees and Expenses(7)	37
Revolver ($40 million)(1)	—	Cash to Balance Sheet	116
Existing Jason debt(2)	13
Trust account(3)	177
Rollover	36
PIPE Investment	45
Jason cash(4)	8

Total Sources	$699	Total Uses	$699

(1)	Revolver will be undrawn at the closing of the Business Combination.
(2)	Comprised of estimated debt at foreign subsidiaries of Jason.
(3)	Assumes no redemption of Quinpario Common Stock. Also, Quinpario can utilize up to $17.5 million in proceeds from a private placement of common stock made pursuant the Backstop Commitment (less the total amount paid by backstop providers to purchase shares of Quinpario Common Stock in open market purchases or privately negotiated transactions, in each case, with settlement on or prior to the record date for the special meeting).
(4)	Estimated after tax proceeds from the sale of two joint ventures, which proceeds will remain in the Company pursuant to the Purchase Agreement.
(5)	Assumes no Net Working Capital Adjustment.
(6)	Assumes 50% of the public warrants are tendered at $0.75 pursuant to the Warrant Tender Offer.
(7)	Includes (i) a $5.175 million deferred underwriting commissions to the underwriters in our IPO, (ii) a $3.25 million transaction fee to Stifel, Quinpario’s financial advisor, (iii) an estimated $23.1 million in original issue discount, fees and expenses relating to the Debt Financing, the PIPE Investment and Backstop Commitment, (iv) an estimated $3.0 million in legal fees and expenses, (v) approximately $0.75 million relating to Quinpario’s portion of the R&W policy (as defined in the section “Proposal No. 1—Approval of the Business Combination—Remedies—R&W Insurance”), (vi) approximately $0.66 million relating to other fees and expenses incurred relating to the Business Combination and (vii) approximately $1.3 million in fees and expenses associated with the exploration of potential business combinations not related to the Business Combination. This amount also includes $0.25 million that we have paid to Stifel relating to the delivery of its fairness opinion. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.165 million.”

Board of Directors of Quinpario Following the Business Combination

Upon consummation of the Business Combination, our board of directors anticipates increasing its size from six to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Quinpario, Walter Thomas Jagodinski and Ilan Kaufthal, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies created by such resignations and the increased size of the board of directors, with two incumbent directors of Jason and three newly appointed independent directors. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Quinpario directors, James P. Heffernan, Edgar G. Hotard, Jeffry N. Quinn and Dr. John Rutledge, existing Jason directors, Vincent L. Martin and David C. Westgate, and three newly appointed directors, Robert H. Jenkins, James M. Sullivan and James F. Stern. See the sections entitled “Proposal No.  6—Election of Directors to the Board” and “Management After the Business Combination” for additional information.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Purchase Agreement, upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to:

•	change our name to Jason Industries, Inc.;

•	increase the number of authorized shares of the Company’s common stock;

•	classify our board of directors into three separate classes, with each class having a three-year term;

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be Jason Industries, Inc. and our headquarters will be located in Milwaukee, Wisconsin.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of March 31, 2014, this would have amounted to approximately $10.26 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of Quinpario. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. The requirement that a holder affirmatively vote for or against the Business Combination in order to redeem its shares does not have any state law precedent. Unless waived by the Company, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our trust account at closing. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which holds approximately $177.1 million, as of March 31, 2014. If, however, redemptions by our public stockholders cause us to have less than $115.0 million in our trust account at the closing of the Business Combination, the Rollover Funds will have the option to rollover an additional aggregate amount of their current equity in Jason to Quinpario Sub equal to the shortfall between the cash then in the trust account and $115.0 million. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. To the extent that the redemptions by our public stockholders results in our having less than $115.0 million in our trust account, we may raise additional funds through public or private offerings of our capital stock. See the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Acquisition Financing

Quinpario Sub has obtained the Debt Commitment Letter from the Lenders to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate of up to $460 million in financing, consisting of the following:

•	$310 million senior secured first lien term loan facility;

•	$40 million senior secured first lien revolving credit facility (which is expected to be undrawn as of closing of the Business Combination); and

•	$110 million senior secured second lien term loan facility.

The aggregate principal amount of the senior secured term loan facilities may be increased to fund certain original issue discount or upfront fees in connection with the Debt Financing. The proceeds of the senior secured term loan facilities will be used to refinance Jason’s existing indebtedness and pay a portion of the Cash Consideration. The proceeds of the revolving credit facility may be used (i) to fund certain original issue discount or upfront fees in connection with the Debt Financing, (ii) to provide ongoing working capital and (iii) for other general corporate purposes of Jason and its subsidiaries.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Business Combination in accordance with the Purchase Agreement, as well as other customary conditions, including, but not limited to:

•	Quinpario Sub having received cash proceeds from equity contributions in an aggregate amount equal to 25% of the sum of such equity contributions and the amount of the initial borrowings under the Debt Financing;

•	the repayment of certain existing indebtedness of Jason, substantially simultaneously with the initial borrowing under the term loan facilities;

•	subject to certain limitations the absence of a Company Material Adverse Effect (as defined in the Purchase Agreement) since the date of the Purchase Agreement;

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the execution and delivery by the borrowers and guarantors of definitive documentation for the Debt Financing, consistent with the terms of the Debt Commitment Letter;

•	receipt by the lead arrangers of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	execution and delivery of customary legal opinions, evidence of authorization, officer’s certificates, good standing certificates and a solvency certificate;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	payment of all applicable fees and expenses; and

•	the accuracy in all material respects of certain representations and warranties in the Purchase Agreement and certain specified representations and warranties in the definitive documentation for the Debt Financing.

If any portion of the Debt Financing becomes unavailable, Quinpario is required to promptly notify the Seller and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to replace such unavailable Debt Financing) from the same or other sources on terms and conditions equivalent or no less favorable in the aggregate Quinpario than such unavailable Debt Financing (including the “flex” provisions contained in the fee letter referenced in the Debt Commitment Letter). As of , 2014, the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing is not available. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the Debt Financing. The definitive documentation governing Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement. As of the date of the filing of this proxy statement, we have no reason to believe that any portion of the Debt Financing will not be available at the closing of the Business Combination.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations”. Quinpario Sub will be considered the accounting acquirer and Jason will be considered the accounting acquirer.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for holders of Quinpario Common Stock that elect to have their Quinpario Common Stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	traders in securities that elect mark-to-market treatment;

•	S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	real estate investment trusts (or REITs);

•	trusts and estates;

•	persons holding Quinpario Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest in Quinpario through a partnership or similar pass-through entity;

•	tax-exempt organizations;

•	persons that actually or constructively own 5 percent or more of Quinpario Common Stock; and

•	non-U.S. stockholders (as defined below, and except as otherwise discussed below).

This summary assumes that stockholders hold Quinpario Common Stock as capital assets, which generally means as property held for investment.

WE URGE HOLDERS OF QUINPARIO COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Quinpario Stockholders

This section is addressed to U.S. holders of Quinpario Common Stock that elect to have their Quinpario Common Stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders—Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Quinpario Common Stock and is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Colombia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Except as discussed in the following paragraph, a Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the Quinpario Common Stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of Quinpario Common Stock (generally, shares of Quinpario Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption will be treated as a distribution, however, if the redemption does not effect a meaningful reduction of the Redeeming U.S. Holder’s percentage ownership in Quinpario (including stock such Redeeming U.S. Holder is deemed to own under certain attribution rules, which provide, among other things, that it is deemed to own any stock that it holds a warrant to acquire). Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Quinpario Common Stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Quinpario Common Stock. If, taking into account the effect of redemptions by other stockholders in connection with the Business Combination, the Redeeming U.S. Holder’s percentage ownership in Quinpario is reduced as a result of the redemption by more than 20%, the stockholder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a Redeeming U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Redeeming U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

U.S. holders of Quinpario Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

U.S. Federal Income Tax Considerations to Non-U.S. Quinpario Stockholders

This section is addressed to non-U.S. holders of Quinpario Common Stock that elect to have their Quinpario Common Stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders—Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Quinpario Common Stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Quinpario Common Stock redeemed will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Quinpario Stockholders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year) or (ii) such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to the exchange). In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of Quinpario Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Quinpario Common Stock will be treated as a sale or as a distribution under the Code.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. stockholder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. stockholder’s or non-U.S. stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of Proposal 2, approval of this Business Combination Proposal is a condition to the completion of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4, Proposal 5, the Director Election Proposal and the Incentive Plan Proposal. If Proposal 2 is not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Purchase Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

As of the record date, our initial stockholders have agreed to vote any shares of Quinpario Common Stock owned by them in favor of the Business Combination. As of the date hereof, our initial stockholders have not purchased any public shares.

Recommendation of the Board

QUINPARIO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—AUTHORIZATION TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL

Overview

There currently are 24,608,333 shares of Quinpario Common Stock issued and outstanding, consisting of 17,250,000 shares originally sold as part of units in Quinpario’s IPO, 6,208,333 founder shares that were issued to our Sponsor prior to Quinpario’s IPO (of which (i) 469,000 were subsequently transferred to our independent directors and to certain employees of an affiliate of our Sponsor, and (ii) 75,000 are subject to forfeiture by our Sponsor (but not its transferees) upon consummation of the Business Combination because extension units will not be purchased) and 1,150,000 shares were sold as part of units issued to our Sponsor in a private sale simultaneously with the consummation of our IPO. There are currently no shares of Quinpario Preferred Stock issued and outstanding, although simultaneously with the closing of the Business Combination, we intend to designate 100,000 shares as Series A Convertible Preferred Stock and issue up to 45,000 of such shares of Series A Convertible Preferred Stock (excluding dividends paid in-kind) pursuant to the PIPE Investment, which could be used to consummate the Business Combination or for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. We may issue up to 3,653,100 shares of Quinpario Common Stock upon conversion of the Series A Convertible Preferred Stock (excluding dividends paid in-kind). We may also issue up to 1,706,485 shares of Quinpario Common Stock in a private placement pursuant to the Backstop Commitment (which will occur, if at all, no earlier than simultaneous with the Business Combination) to fund the Business Combination or for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, there currently are 18,400,000 warrants of Quinpario outstanding, consisting of 17,250,000 warrants originally sold as part of units in Quinpario’s IPO and 1,150,000 placement warrants that were sold by Quinpario to our Sponsor in a private sale simultaneously with the consummation of Quinpario’s IPO. Quinpario has commenced the Warrant Tender Offer to purchase up to 9,200,000 of its outstanding public warrants. Consummation of the Warrant Tender Offer is subject to certain conditions, including that (i) the Purchase Agreement is not terminated for any reason, (ii) we have at least $115 million in our trust account, after giving effect to any redemption of public shares, and (iii) it would not, in our reasonable judgment, be reasonably likely to prevent or delay the closing of the Business Combination or the ability of Quinpario or Quinpario Sub to obtain any portion of the Debt Financing. The PIPE Investment will not be consummated if it is reasonably likely to impair or delay the closing of the Business Combination or the receipt of any portion of our proposed Debt Financing.

In the Business Combination, Quinpario Sub expects to issue an aggregate of 3,485,557 shares of Quinpario Sub Shares to the Rollover Participants in connection with the rollover equity, all or any portion of which can be exchanged, at the option of each Rollover Participant, after the consummation of the Business Combination, into the same number of shares of Quinpario Common Stock. Simultaneously with the closing of the Business Combination, Quinpario also intends to reserve for issuance up to 3,814,116 shares of Quinpario Common Stock under the 2014 Omnibus Incentive Plan, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. In the event stockholders exercise their redemption rights and the amount of issued and outstanding shares of Quinpario Common Stock is reduced, the maximum number of shares issuable under the 2014 Omnibus Incentive Plan may be downwardly adjusted to prevent enlargement of the rights granted thereto. However, in the event the trust account falls below $115 million as a result of redemptions, Quinpario may issue to certain Rollover Participants, Quinpario Common Stock in excess of 3,485,557 shares pursuant to the rollover, in which case the amount of shares issuable under the 2014 Omnibus Incentive Plan may be upwardly adjusted to prevent dilution. Similarly, in the event Quinpario issues Quinpario Common Stock in a private placement under the Backstop Commitment, the amount of shares issuable under the 2014 Omnibus Incentive Plan may be upwardly adjusted to prevent dilution. In order to ensure that Quinpario has sufficient authorized capital to complete the Business Combination, the Backstop Commitment, the PIPE Investment and for future issuances, including pursuant to the 2014 Omnibus Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our current certificate to increase the number of shares of our common stock and preferred stock from 44,000,000, consisting of 43,000,000 shares of Quinpario Common Stock, and 1,000,000 shares of Quinpario Preferred Stock, to 125,000,000 shares, consisting of 120,000,000 shares of Quinpario Common Stock, and 5,000,000 shares of Quinpario Preferred Stock. This summary is qualified by reference to the complete text of the proposed amendment included in our proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

As further discussed in Proposal 3, Proposal 4 and Proposal 5, stockholders are also being asked to separately vote upon additional amendments to our current certificate, as reflected in the proposed certificate.

Purpose and Effect of the Increase in Authorized Capital

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock, which will be used to complete the Business Combination, issue shares pursuant to the PIPE Investment, issue shares pursuant to the Backstop Commitment, issue shares under the 2014 Omnibus Incentive Plan, and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including if needed as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the Business Combination, the Backstop Commitment, the PIPE Investment, and the 2014 Omnibus Incentive Plan, as described above, we would have up to approximately 120,000,000 authorized shares of Quinpario Common Stock and 5,000,000 authorized shares of Quinpario Preferred Stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the Marketplace Rules of the Nasdaq Stock Market, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

If stockholder approval is not obtained for this proposal, the Business Combination will not occur as stockholder approval of this proposal is also a condition to completion of the Business Combination.

We do not have any arrangements, commitments or understandings to issue any shares of our capital stock except in connection with the Business Combination, the Backstop Commitment, the PIPE Investment and the 2014 Omnibus Incentive Plan.

While it may be deemed to have potential anti-takeover effects, this proposal to increase our authorized common stock and preferred stock is not prompted by any specific effort or takeover threat currently perceived by management.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve Proposal 2, to amend and restate our certificate of incorporation as reflected in the proposed certificate, a copy of which is attached to this proxy statement as Annex C. Broker non-votes, abstentions or the failure to vote on Proposal 2 will have the same effect as a vote “AGAINST” this proposal.

Proposal 2 is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect even if approved by our stockholders.

If Proposal 2 is not approved, the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL NO. 3—CLASSIFICATION OF THE BOARD

Overview

Our current certificate provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

In connection with the Business Combination, our board of directors will be reconstituted and comprised of seven members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, our first class of directors will serve a one-year term expiring at our 2015 annual meeting of stockholders, our second class of directors will serve a two-year term expiring at our 2016 annual meeting of stockholders, and our newly formed third class of directors will serve a three-year term expiring at our 2017 annual meeting of stockholders.

The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 3. Broker non-votes, abstentions or the failure to vote on Proposal 3 will have the same effect as a vote “AGAINST” Proposal 3.

Proposal 3 is conditioned upon the approval and completion of the Business Combination Proposal and Proposal 2. If the Business Combination Proposal and Proposal 2 are not approved, Proposal 3 will have no effect even if approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

PROPOSAL NO. 4—APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT CERTIFICATE IN CONNECTION WITH THE BUSINESS COMBINATION

Overview

Assuming the Business Combination Proposal and Proposal 2 are approved, our stockholders are also being asked to approve certain additional amendments to our current certificate, which are, in the judgment of our board of directors, necessary to adequately address the post-Business Combination needs of the Company.

The additional amendments provide for, among other things, (i) the change of the Company’s name to Jason Industries, Inc.; (ii) the removal of certain provisions related to our status as a blank check company; and (iii) such other changes that our board of directors deem appropriate for a public operating company.

Reasons for the Amendments

The parties to the Purchase Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Quinpario and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from Quinpario’s IPO be held in the trust account until a business combination or liquidation of Quinpario has occurred. These provisions would restrict our ability to pursue the Business Combination with Jason and the related financings, among other things.

Our board of directors deems it appropriate to amend our current certificate to designate the Court of Chancery of the State of Delaware the sole and exclusive forum for specified legal actions unless our board of directors or one of its committees otherwise consents to a different forum to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and our stockholders. Specifically, the Company and our stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, the Company and our stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, the Delaware Court of Chancery is typically able to resolve corporate disputes on an accelerated schedule, limiting the time, cost and uncertainty of protracted litigation.

Our board of directors deems it appropriate to require the affirmative vote of holders of not less than 66.667% of the total voting power of all outstanding shares of capital in order to amend certain provisions of the proposed certificate following consummation of the Business Combination, to protect key provisions of the proposed certificate from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the changes proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Name	Our current certificate provides that our name is “Quinpario Acquisition Corp.”	The proposed certificate provides that our name is “Jason Industries, Inc.”

Stockholder Action Without Meeting	Our current certificate states that, following the Company’s IPO, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.	The proposed certificate states that, except as otherwise provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Duration of Existence	Our current certificate provides that if we do not consummate a business transaction within 16 months (or 20 months upon one extension or 24 months upon two extensions), we will cease all operations, liquidate the trust account and dissolve and liquidate.	The proposed certificate does not alter the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company	Under our current certificate, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	The proposed certificate deletes Article IX in its entirety because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Exclusive Jurisdiction	Our current certificate does not contain an exclusive jurisdiction provision.	The proposed certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Amendment to Certificate of Incorporation	The current certificate provides that the Company reserves the right to amend, alter, change or repeal any provision contained in the current certificate (including any preferred stock designation), in the manner now or hereafter prescribed by the current certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges conferred upon stockholders, directors or any other persons by and pursuant to the certificate in its present form or as amended are granted subject to the right reserved in Article XI; provided, however, that Article IX of the certificate may only be amended as provided therein.	The proposed certificate provides that the provisions set forth in Articles V (Board of Directors), VI (Bylaws), VII (Meetings of the Stockholders; Action By Written Consent), VIII (Limited Liability; Indemnification), X (Exclusive Jurisdiction of Delaware Courts) and Article XI (Amendment of Second Amended and Restated Certificate of Incorporation) may not be repealed or amended in any respect without the affirmative vote of the holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 4. Broker non-votes, abstentions or the failure to vote on Proposal 4 will have the same effect as a vote “AGAINST” Proposal 4.

Proposal 4 is conditioned upon the approval and completion of the Business Combination Proposal and the approval of Proposal 2. If either of the Business Combination Proposal or Proposal 2 is not approved, Proposal 4 will have no effect, even if approved by our stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 4.

PROPOSAL NO. 5—APPROVAL OF ADDITIONAL AMENDMENT TO CURRENT CERTIFICATE IN CONNECTION WITH THE BUSINESS COMBINATION

Overview

Assuming the Business Combination Proposal and Proposal 2 are approved, our stockholders are also being asked to approve an additional amendment to our current certificate, which is, in the judgment of our board of directors, necessary to adequately address the post-Business Combination needs of the Company.

The additional amendment provides for the addition of a consent to personal jurisdiction and service of process to Article X of the Company’s Second Amended and Restated Certificate of Incorporation.

Reasons for the Amendments

The addition of a consent to personal jurisdiction and service of process to Article X of the Company’s certificate of incorporation is desirable because it clarifies the legal requirements and procedures for effecting the Company’s interests in litigation.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article X	The current certificate provides as follows:	Section 10.2 shall be added to Article X as follows:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv)

Section 10.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine,

Current Certificate	Proposed Certificate

above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 10.2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Enforceability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or

Current Certificate	Proposed Certificate

unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 5. Broker non-votes, abstentions or the failure to vote on Proposal 5 will have the same effect as a vote “AGAINST” Proposal 5.

Proposal 5 is conditioned upon the approval and completion of the Business Combination Proposal and the approval of Proposal 2. If the Business Combination Proposal is not approved, Proposal 5 will have no effect.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 5.

PROPOSAL NO. 6—ELECTION OF DIRECTORS TO THE BOARD

Quinpario’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed certificate will reclassify our board of directors into three separate classes with each class serving a three-year term. At the special meeting, stockholders are being asked to elect three directors to our board of directors, effective upon the closing of the Business Combination, each to serve as a Class III director with terms expiring at the Company’s annual meeting of stockholders in 2017 or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination. If this Proposal 6 is approved but Proposal 3 is not, our board of directors will appoint the directors elected at the special meeting to either Class I or Class II as they deem appropriate.

Our board of directors has nominated each of Edgar G. Hotard, Jeffry N. Quinn, and David C. Westgate to serve as Class III directors. The following sets forth information regarding each nominee.

Edgar G. Hotard, 70

Edgar G. Hotard is currently one of our independent directors, serving as a Class II director, since August 2013. Also, Mr. Hotard is a Venture Partner at ARCH Venture Partners, a provider of seed / early stage venture capital for technology firms in life sciences, physical sciences and advanced materials, since June 2002. He also serves as an Advisor to SIAD Macchine Impianti S.p.A. (“SMI”), a global supplier of compressors and air separation equipment since March 2010, and as Executive Chairman of SIAD Engineering (Hangzhou) Co. Ltd., the China subsidiary of SMI, a position he has held since December 2012, and as a Senior Consultant to Warburg Pincus, a global private equity firm, a position he has held since August 2013. Previously, Mr. Hotard served as an Operating Partner at HAO Capital, a private equity firm based in Beijing and Hong Kong, from November 2010 to December 2013, as an advisor to the Asia practice of Monitor Group, a global strategy-consulting firm and as non-executive Chairman of Monitor Group (China), from June 2000 to November 2010. Prior to that, Mr. Hotard served as President and Chief Operating Officer of Praxair, Inc. (“Praxair”) (NYSE:PX), a worldwide provider of industrial gases, including atmospheric, process and specialty gases, from July 1992 until his retirement in January 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation (formerly NYSE:UK), a commodity and specialty chemical and polymers company where he served as Corporate Vice President from July 1990 to July 1992. Mr. Hotard currently serves as a member of the Board of Directors of Albany International Corp. (NYSE:AIN), a global advanced materials processing company serving the paper and aerospace industry, a position he has held since November 2006 and as a member of the Board of Directors of Baosteel Metals, a subsidiary of Baosteel Group Co. Ltd., since January 2013 and as a member of the Board of Directors of SIAD Macchine Impianti S.p.A. since May 2013. Previously, he served as a member of the Board of Directors of various public companies, including Global Industries Inc. (formerly NASDAQ:GLBL), a global offshore oil and gas engineering and construction service company, from 1999 to September 2011; Solutia Inc. (formerly NYSE:SOA), a performance materials specialty chemical manufacturer with global operations, from February 2011 to July 2012 and Shona Energy Company, Inc. (formerly TSX-V:SHO), an oil and natural gas exploration, development and production company, from July 2011 to December 2012. In addition, Mr. Hotard was a founding sponsor of the China Economic and Technology Alliance and a joint MBA program between Renmin University, Beijing, China and the School of Management of the State University of Buffalo, New York.

Mr. Hotard is well qualified to serve as an independent director due to his background in the advanced materials processing and energy industries, as well as his experience in public and private company governance and private equity.

Jeffry N. Quinn, 55

Jeffry N. Quinn is our President, Chief Executive Officer and the Chairman of our Board of Directors, and has served in such roles since our inception in May 2013. He currently serves as a Class II director. He is also the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor’s managing member, Quinpario Partners LLC, and has served in such role since July 2012. Prior to forming Quinpario Partners LLC, Mr. Quinn was President, Chief Executive Officer and Chairman of the Board of Solutia Inc. (formerly NYSE: SOA), a global specialty chemical and performance materials company. From May 2004 to July 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, and served as the Chairman of the Board from February 2006 to July 2012. Mr. Quinn became President and Chief Executive Officer of Solutia shortly after it had filed for bankruptcy. Over eight years as CEO of Solutia, Mr. Quinn oversaw its transformation from a domestically oriented commodity chemical company to one of the world’s leading specialty chemical firms. Solutia was sold to Eastman Chemical in July 2012. Mr. Quinn joined Solutia in 2003 as Executive Vice President, Secretary, and General Counsel. In mid-2003 he added the duties of Chief Restructuring Officer to help prepare the company for its eventual filing for reorganization under Chapter 11. During his tenure at Solutia, the company completed a number of divestitures and acquisitions as it reshaped its portfolio of businesses. It also completed a number of debt and equity offerings. Prior to joining Solutia, Mr. Quinn was Executive Vice President, Chief Administrative Officer, Secretary and General Counsel for Premcor Inc. (formerly NYSE: PCO), which at the time was one of the nation’s largest independent refiners. At that time Premcor was a portfolio company of Blackstone Capital Partners, a private equity fund. As general counsel of Premcor, Mr. Quinn was involved in the company’s initial public offering and listing on the New York Stock Exchange in 2002. Premcor was eventually sold to Valero Energy Corporation (NYSE: VLO) in 2005. Prior to Premcor, Mr. Quinn was Senior Vice President-Law & Human Resources, Secretary and General Counsel for Arch Coal, Inc. (NYSE: ACI). Mr. Quinn started at Arch Coal in 1986 when it was known as Arch Mineral Corporation. He became General Counsel in 1989. For the next eleven years Mr. Quinn was a member of the executive management team that grew Arch from a small regional coal producer to the nation’s second largest coal company. Mr. Quinn was involved in a number of mergers and acquisitions at Arch Coal, including the 1987 acquisition of the coal business of Diamond Shamrock Corporation, the 1997 merger with Ashland Coal, Inc., the 1998 acquisition of the U.S. business of Atlantic Richfield Company, and many other smaller transactions as well as the company’s initial public offering in 1997 as part of the Ashland Coal merger. Mr. Quinn is currently a member of the board of directors of Tronox Limited (NYSE: TROX), a fully integrated producer and marketer of titanium ore and titanium dioxide pigment, Ferro Corporation (NYSE: FOE), a global supplier of technology-based performance materials and chemicals for manufacturers, and W.R. Grace & Co. (NYSE: GRA), a global supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials. Mr. Quinn received both a bachelor’s degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky.

Mr. Quinn is well qualified to serve as Chairman of our board of directors due to his background in analyzing, reviewing and managing investments in companies in a variety of industries, as well as his experience in public company governance.

David C. Westgate, 52

David C. Westgate has served as Jason’s president and chief executive officer since 2004 and its chairman of the board of directors since 2008. Throughout his tenure at Jason, Mr. Westgate has worked to diversify the organization’s portfolio while emphasizing a culture of growth and innovation at all levels. In fact, under his leadership Jason has experienced a tremendous increase in revenue and EBITDA, despite the recession. This growth has been accomplished through acquisitions, restructuring, operational improvements and a focus on the development of breakthrough innovations. Key to Jason’s success is the continued use of the Jason Business System (JBS), a core set of principles and processes established by Mr. Westgate that fosters collaboration among Jason’s diverse business units. Through JBS, Jason has dramatically improved its voice of the customer efforts, advanced its talent development processes and significantly reduced working capital. Prior to joining Jason, Mr. Westgate served as president and chief executive officer at Rieter Automotive Systems, a leading global supplier of systems solutions for the automotive industry, as well as president and chief executive officer at Solvay Automotive, Inc./Inergy Automotive Systems LLC, a leading global supplier of fuel and air management systems for the automotive industry. At both organizations, Mr. Westgate exhibited his talent for transforming underperforming businesses into powerhouses of efficiency and growth. Both Rieter and Solvay became highly rated suppliers under his leadership, while achieving record growth. Mr. Westgate sits on the board of directors of Netshape Technologies, LLC and Boys & Girls Clubs of Greater Milwaukee. He holds an MBA from the University of Notre Dame.

Mr. Westgate is qualified to serve on our board of directors because he has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, and intimate knowledge of the business, operations, assets and liabilities of Jason and its subsidiaries. These skills serve to strengthen the board of director’s collective qualifications, skills and experiences.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three (3) nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE (3) NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 7—APPROVAL AND ADOPTION OF THE JASON INDUSTRIES, INC. 2014

OMNIBUS INCENTIVE PLAN

Our board has unanimously approved and adopted the Jason Industries, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”), and our board unanimously recommends that our stockholders approve and adopt the 2014 Omnibus Incentive Plan. Set forth below is a description of the 2014 Omnibus Incentive Plan. Our stockholders should read carefully the entire 2014 Omnibus Incentive Plan, which is attached as Annex D to this proxy statement, before voting on this proposal.

Our board of directors approved the plan which was based upon the recommendations by Lyons, Benenson & Company Inc., who was retained by the Company as an outside consultant to advise on the 2014 Omnibus Incentive Plan.

This proposal is conditioned upon the approval of the Business Combination Proposal and Proposal 2. If the Business Combination Proposal and Proposal 2 are not approved, this proposal will have no effect.

2014 Omnibus Incentive Plan

The 2014 Omnibus Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock awards, performance awards, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2014 Omnibus Incentive Plan. The purpose of the 2014 Omnibus Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, non-employee directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2014 Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the 2014 Omnibus Incentive Plan, a copy of which is attached to this proxy statement as Annex D.

Administration

The 2014 Omnibus Incentive Plan will be administered by the compensation committee of our board of directors (the “Compensation Committee”). Among the Compensation Committee’s powers will be to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2014 Omnibus Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2014 Omnibus Incentive Plan as it deems necessary or proper. The Compensation Committee will have the authority to administer and interpret the 2014 Omnibus Incentive Plan, to grant discretionary awards under the 2014 Omnibus Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Omnibus Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2014 Omnibus Incentive Plan to our executive officers.

Available Shares

The aggregate number of shares of our common stock which may be issued or used for reference purposes under the 2014 Omnibus Incentive Plan or with respect to which awards may be granted may not exceed 3,814,116 shares, subject to adjustment subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. In the event stockholders exercise their redemption rights and the amount of issued and outstanding shares of Quinpario Common Stock is reduced, the maximum number of shares issuable under the 2014 Omnibus Incentive Plan may be downwardly adjusted to prevent enlargement of the rights granted thereto. However, in the event the trust account falls below $115 million as a result of redemptions, Quinpario may issue to certain Rollover Participants, Quinpario Common Stock in excess of 3,485,557 shares pursuant to the rollover, in which case the amount of shares issuable under the 2014 Omnibus Incentive Plan may be upwardly adjusted to prevent dilution. Similarly, in the event Quinpario issues Quinpario Common Stock in a private placement under the Backstop Commitment, the amount of shares issuable under the 2014 Omnibus Incentive Plan may be upwardly adjusted to prevent dilution. The number of shares that will be available for issuance under the 2014 Omnibus Incentive Plan may also be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares that will be available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2014 Omnibus Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Omnibus Incentive Plan.

The maximum number of shares of our common stock with respect to which any stock option, stock appreciation right, shares of restricted stock or other stock-based awards that will be subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and may be granted under the 2014 Omnibus Incentive Plan during any fiscal year to any eligible individual will be 1,000,000 shares (per type of award). The total number of shares of our common stock with respect to all awards that may be granted under the 2014 Omnibus Incentive Plan during any fiscal year to any eligible individual will be 2,000,000 shares. There are no annual limits on the number of shares of our common stock with respect to an award of restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals to eligible individuals. The maximum number of shares of our common stock subject to any performance award which may be granted under the 2014 Omnibus Incentive Plan during any fiscal year to any eligible individual will be 1,000,000 shares. The maximum value of a cash payment made under a performance award which may be granted under the 2014 Omnibus Incentive Plan during any fiscal year to any eligible individual will be $10,000,000.

Eligibility for Participation

Non-employee members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2014 Omnibus Incentive Plan. Awards granted under the 2014 Omnibus Incentive Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them, although the Company anticipates there will initially be 13 employees of Jason and all non-employee members of our board of directors eligible to receive awards under the 2014 Omnibus Incentive Plan.

Award Agreement

Awards granted under the 2014 Omnibus Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.

Stock Options

The Compensation Committee will be able to grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.

Stock Appreciation Rights

The Compensation Committee will be able to grant stock appreciation rights (“SARs”), either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”), or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee will also be able to grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2014 Omnibus Incentive Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.

Restricted Stock

The Compensation Committee will be able to award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient will generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee will be able to determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Omnibus Incentive Plan and are discussed in general below.

Other Stock-Based Awards

The Compensation Committee will be able to, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2014 Omnibus Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee will be able to determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Omnibus Incentive Plan and discussed in general below.

Other Cash-Based Awards

The Compensation Committee will be able to grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee will be able to accelerate the vesting of such award in its discretion.

Performance Awards

The Compensation Committee will be able to grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee will be able to grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee will be able to, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The Compensation Committee will be able to grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment by the Company of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Compensation Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) income before interest and taxes; (13) income before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation Committee; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee will also be able to exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee will be able to designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as defined in the 2014 Omnibus Incentive Plan, the Compensation Committee will be able to accelerate vesting of outstanding awards under the 2014 Omnibus Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee will also be able to provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the 2014 Omnibus Incentive Plan, our Board of Directors will be able to, at any time, amend any or all of the provisions of the 2014 Omnibus Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Omnibus Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2014 Omnibus Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee will be able to provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The 2014 Omnibus Incentive Plan will provide that awards granted under the 2014 Omnibus Incentive Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date; Term

The 2014 Omnibus Incentive Plan was adopted by the board of directors on March 14, 2014. No award will be granted under the 2014 Omnibus Incentive Plan on or after March 14, 2024. Any award outstanding under the 2014 Omnibus Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve the 2014 Omnibus Incentive Plan. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE INCENTIVE PLAN PROPOSAL AND THE JASON INDUSTRIES, INC. 2014 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 8—ADVISORY VOTE ON BUSINESS COMBINATION-RELATED COMPENSATION

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the golden parachute compensation that may be paid or become payable to our named executive officers whereby our named executive officers means the executive officers of the Company assuming completion of the Business Combination. Such amounts are disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation Table and the footnotes to that table set forth in the section entitled “Executive Compensation—Summary of Potential Transaction Payments to Named Executive Officers.” As described in such table, cash and certain perquisite/benefits payments shall only be made upon a termination without “cause” or if the executive is “constructively discharged” (as such terms are defined in the employment agreement) or it the executive is provided with a notice of non-renewal.

Your vote is requested. The Company believes that the information regarding the compensation that may be paid or become payable to our named executive officers assuming completion of the Business Combination is reasonable and demonstrates that Jason’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to our named executive officers assuming completion of the Business Combination. In addition, this vote is separate and independent from the vote of stockholders to approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Business Combination. The Company asks that its stockholders vote “FOR” the following resolution:

“RESOLVED, that the golden parachute compensation that may be paid or become payable to our named executive officers assuming completion of the Business Combination, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation Table and the footnotes to that table contained in the section captioned ‘Executive Compensation—Potential Payments Upon a Qualifying Termination in Connection with a Change in Control—Summary of Potential Transaction Payments to Named Executive Officers,’ is hereby APPROVED.”

This vote is advisory, and therefore, it will not be binding on the Company, nor will it overrule any prior decision or require the Company’s board of directors (or any committee thereof) to take any action. However, the Company’s board of directors values the opinions of the Company’s stockholders, and to the extent that there is any significant vote against this proposal, the Company’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. The Company’s board of directors will consider the affirmative vote of a majority of the votes cast “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to the Company’s named executive officers assuming completion of the Business Combination.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal and/or Proposal 2, but no other proposal if both are approved. In no event will our board of directors adjourn the special meeting or consummate the Business Combination beyond August 15, 2014.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, Proposal 2 or any other proposal.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock as of the record date represented in person or by proxy at the special meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board

QUINPARIO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT QUINPARIO

General

We are a blank check company incorporated in Delaware on May 31, 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Purchase Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses in the specialty chemicals and performance materials industries within or outside of the United States, although we were able to pursue a business combination outside these industries.

On August 14, 2013, we consummated our initial public offering of 17,250,000 units (including 2,250,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per unit, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise of $12.00 per share. The shares of our common stock sold as part of the units in our IPO are referred to in this report as our “public shares.” The units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $ 172,500,000. Prior to the consummation of our IPO, in May 2013, our Sponsor purchased 6,208,333 shares of common stock, which are referred to herein as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.004 per share. Subsequently, on July 24, 2013, our Sponsor transferred aggregate of 269,000 of these founder shares to James P. Heffernan, Walter Thomas Jagodinski, Edgar G. Hotard, Dr. John Rutledge and Ilan Kaufthal, our independent directors, as well as 200,000 founder shares to employees of Quinpario Partners LLC, an affiliate of our Sponsor. Our Sponsor’s investment and voting decisions are determined by Quinpario Partners LLC, as its managing manager. Jeffry N. Quinn, our Chief Executive Officer and Chairman, is the managing member of Quinpario Partners LLC.

Simultaneously with the consummation of our IPO, we consummated the private sale of 1,150,000 placement units, each consisting of one share of common stock and one warrant to purchase one share of common stock with an exercise price of $12.00, to our Sponsor at a price of $10.00 per unit, generating gross proceeds of $11,500,000. After the payment of approximately $545,939 in expenses relating to our IPO (other than underwriting commissions), approximately $177,075,000 of the net proceeds of our IPO and the private placement of the units (or approximately $10.26 per unit sold in our IPO) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except for a portion of the interest income that may be released to us to pay any income or franchise taxes and to fund our working capital requirements, as discussed below, none of the funds held in the trust account will be released until the earlier of the completion of our initial Business Combination and the redemption of 100% of our public shares if we are unable to consummate a business combination within 16 months (or up to 24 months in case of extensions) of August 14, 2013, subject to the requirements of law. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of March 31, 2014, there was $177.1 million held in the trust account and $129,071 held outside the trust account available for working capital purposes. As of March 31, 2014, no funds had been withdrawn from the trust account for taxes and no funds had been withdrawn for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time. We intend to effect the Business Combination using cash held in our trust account and funds from the proposed acquisition financing. As all of the funds released from the trust account may not be used for payment of the Purchase Price in connection with the Business Combination or used for redemptions of purchases of our common stock, we may apply the cash released to us from the trust account that is not applied to the Purchase

Price for general corporate purposes, including for maintenance or expansion of operations of the acquired Jason business, for the payment of principal or interest due on indebtedness assumed in the Business Combination, to fund the purchase of other companies or for working capital purposes.

Selection of a Target Business and Structuring of our Initial Business Combination

Under NASDAQ rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If our board is not able independently to determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA with respect to the satisfaction of such criteria. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial Business Combination with another blank check company or a similar company with nominal operations. In any case, we will only complete an initial business combination in which we acquire 50% or more of the outstanding voting securities of the target or are otherwise not required to register as an investment company under the Investment Company Act. If we acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that we acquire is what will be valued for purposes of the 80% of net assets test. To the extent we effect a business combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of March 31, 2014, the amount in the trust account, net of taxes payable and any interest that we may withdraw for working capital purposes, is approximately $10.26 per public share. Our Sponsor and founders have agreed to waive their redemption rights with respect to the founder shares, the placement shares and any public shares they may hold in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, net of taxes payable and any interest that we may withdraw for working capital, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders have agreed to vote any shares of Quinpario Common Stock owned by them in favor of the Business Combination. In addition, our Sponsor and founders have agreed to waive their redemption rights with respect to the founder shares, placement shares and any public shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO.

Employees

We currently have five officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age(1)	Position
Jeffry N. Quinn	55	President, Chief Executive Officer and Chairman of the Board of Directors
Paul J. Berra III	45	Vice President, General Counsel and Secretary
A. Craig Ivey	56	Vice President, Operations
Nadim Z. Qureshi	39	Vice President and Chief Strategy Officer
D. John Srivisal	35	Vice President and Chief Financial Officer
James P. Heffernan	68	Director
Edgar G. Hotard	70	Director
Walter Thomas Jagodinski	57	Director
Dr. John Rutledge	65	Director
Ilan Kaufthal	66	Director

(1)	As of February 28, 2014.

Jeffry N. Quinn is our President, Chief Executive Officer and the Chairman of our Board of Directors, and has served in such roles since our inception in May 2013. He is also the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor’s managing member, Quinpario Partners LLC, and has served in such role since July 2012. Prior to forming Quinpario Partners LLC, Mr. Quinn was President, Chief Executive Officer and Chairman of the Board of Solutia Inc. (formerly NYSE: SOA), a global specialty chemical and performance materials company. From May 2004 to July 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, and served as the Chairman of the Board from February 2006 to July 2012. Mr. Quinn became President and Chief Executive Officer of Solutia shortly after it had filed for bankruptcy. Over eight years as CEO of Solutia, Mr. Quinn oversaw its transformation from a domestically oriented commodity chemical company to one of the world’s leading specialty chemical firms. Solutia was sold to Eastman Chemical in July 2012. Mr. Quinn joined Solutia in 2003 as Executive Vice President, Secretary, and General Counsel. In mid-2003 he added the duties of Chief Restructuring Officer to help prepare the company for its eventual filing for reorganization under Chapter 11. During his tenure at Solutia, the company completed a number of divestitures and acquisitions as it reshaped its portfolio of businesses. It also completed a number of debt and equity offerings. Prior to joining Solutia, Mr. Quinn was Executive Vice President, Chief Administrative Officer, Secretary and General Counsel for Premcor Inc. (formerly NYSE: PCO), which at the time was one of the nation’s largest independent refiners. At that time Premcor was a portfolio company of Blackstone Capital Partners, a private equity fund. As general counsel of Premcor, Mr. Quinn was involved in the company’s initial public offering and listing on the New York Stock Exchange in 2002. Premcor was eventually sold to Valero Energy Corporation (NYSE: VLO) in 2005. Prior to Premcor, Mr. Quinn was Senior Vice President-Law & Human Resources, Secretary and General Counsel for Arch Coal, Inc. (NYSE: ACI). Mr. Quinn started at Arch Coal in 1986 when it was known as Arch Mineral Corporation. He became General Counsel in 1989. For the next eleven years Mr. Quinn was a member of the executive management team that grew Arch from a small regional coal producer to the nation’s second largest coal company. Mr. Quinn was involved in a number of mergers and acquisitions at Arch Coal, including the 1987 acquisition of the coal business of Diamond Shamrock Corporation, the 1997 merger with Ashland Coal, Inc., the 1998 acquisition of the U.S. business of Atlantic Richfield Company, and many other smaller transactions as well as the company’s initial public offering in 1997 as part of the Ashland Coal merger. Mr. Quinn is currently a member of the board of directors of Tronox Limited (NYSE: TROX), a fully integrated producer and marketer of titanium ore and titanium dioxide pigment, Ferro Corporation (NYSE: FOE), a global supplier of technology-based performance materials and chemicals for manufacturers, and W.R. Grace & Co. (NYSE: GRA), a global supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials. Mr. Quinn is well qualified to serve as Chairman of our Board of Directors, as well as our President and Chief Executive Officer, due to his background in specialty chemicals and performance materials, as well as his experience in public company governance. Mr. Quinn received both a bachelor’s degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky.

Paul J. Berra III is our Vice President, General Counsel and Secretary, and has served in such roles since our inception in May 2013. He is also a partner in our Sponsor’s managing member, Quinpario Partners LLC, and serves as its General Counsel and Chief Administrative Officer, and has served in such roles since July 2012. Mr. Berra served as Senior Vice President, Legal and Governmental Affairs and General Counsel for Solutia Inc. from December 2009 until July 2012 when Solutia was sold to Eastman Chemical. Mr. Berra oversaw the legal and governmental affair functions of Solutia. While serving as general counsel, Mr. Berra played an important role in the company’s equity and debt offerings as well as several refinancings. Prior to December 2009, Mr. Berra also served as Solutia’s Chief Administrative Officer where he had the additional global responsibility for human resources. He served as Solutia’s Vice President of Communications and Government Affairs beginning in 2006. Mr. Berra joined Solutia in June 2003 as Assistant General Counsel, Human Resources, and added government affairs responsibilities the following year. Prior to joining Solutia, Mr. Berra was Corporate Counsel at Premcor Inc., an independent oil refiner, where he handled all labor, employment and litigation matters and contributed to cost-saving initiatives that included a significant reduction-in-force. He also played a role in Premcor’s acquisition and integration of the former Williams Company refinery in Memphis, Tennessee. Earlier, Mr. Berra practiced law with Lewis, Rice and Fingersh, a large regional general practice law firm, and at a small, boutique firm practicing exclusively in the areas of labor and employment law. Mr. Berra received a Bachelor of Arts degree in Political Science and Business Administration from Webster University and a Juris Doctorate degree from the Saint Louis University School of Law.

A. Craig Ivey our Vice President, Operations, and has served in such role since our inception in May 2013. He is also an operating partner in our Sponsor’s managing member, Quinpario Partners LLC, and has served in such role since July 2012. Mr. Ivey was previously President and General Manager of the Performance Films Division for Solutia Inc., an aftermarket window film business with operations in Europe, Asia and the Americas, from August 2011 to July 2012. As President and General Manager, Mr. Ivey had responsibility for all commercial, manufacturing, technology, and strategic aspects of the business. During his tenure at Performance Films, the division completed an acquisition of Southwall Technologies Inc. Mr. Ivey joined Solutia at the company’s inception in 1997 and possesses over 30 years of manufacturing, supply chain, business and leadership expertise. From March 2011, prior to being named as President and General Manager for Performance Films in August 2011, Mr. Ivey served as Vice President—Photovoltaics in Solutia’s Advanced Interlayers division, in addition to his role (beginning in January 2010) as Vice President of Business Operations—Asia Pacific Region, based in Shanghai. From January 2008 to January 2010 he served as Vice President—Supply Chain of the Nylon Division. In this role, Mr. Ivey led the development of a global supply chain network, establishing operations and providing service across four continents. Mr. Ivey also has an operations background and served as Plant Manager and Manufacturing Director for Solutia’s largest production facility in Pensacola,

FL. While in this role, he led the transformation of the facility from a traditional fiber-based operation to an engineered resins platform. Prior to joining Solutia, he served in various engineering and operations roles with Monsanto Company, Chevron Corporation and Olin Corporation. Mr. Ivey earned his bachelor’s degree in Chemical Engineering from Auburn University.

Nadim Z. Qureshi is our Vice President and Chief Strategy Officer, and has served in such roles since our inception in May 2013. He is also a partner in our Sponsor’s managing member, Quinpario Partners LLC, and has served in such role since September 2012. Prior to this, Mr. Qureshi was Senior Vice President of Corporate Development—Emerging Markets and President of Photovoltaics for Solutia Inc., based in Shanghai, China. Mr. Qureshi was responsible for identifying portfolio development and growth opportunities in emerging markets. He also had responsibility for global management of the photovoltaic business. Before being named to this position in August 2011, Mr. Qureshi was Vice President, Corporate Strategy and Development, responsible for strategic planning and business development initiatives across Solutia’s business platforms, from March 2009 to March 2011. Prior to this role, from June 2005 to March 2009 he served as Vice President and General Manager of Nylon Resins and Industrial Fibers where he had profit/loss responsibility and led the business through a period of growth globally until the eventual sale of Solutia’s Nylon division in 2009. Prior to joining Solutia in 2005, he was with CRA International and Arthur D. Little, focusing on strategy development, mergers and acquisitions, growth and performance improvement in the chemical and industrial sectors. For large multinational chemical companies, Mr. Qureshi focused his efforts on identifying organic and inorganic growth opportunities including characterizing the market spaces where his clients participated as well as analyzing large investment projects. In addition, Mr. Qureshi spent time with clients in the industrial and chemical sectors on portfolio assessment and alignment with the ultimate focus on improving shareholder value. Mr. Qureshi’s clients included many of the largest chemicals and industrial companies across the Americas, Europe and Middle East. He started his career as a process engineer at Teknor Apex Company, a plastics compounder where he developed hands-on experience in plastics processing. Mr. Qureshi received a Bachelor of Science degree in Chemical Engineering and a Master of Science degree in Macromolecular Science and Engineering from Case Western Reserve University, and a Masters in Business Administration from the Kellogg School of Management at Northwestern University. During his academic career, Mr. Qureshi’s research focused on novel polyolefins, barrier films and diffusions processes; he published several articles in prestigious polymer science journals.

D. John Srivisal is our Vice President and Chief Financial Officer, and has served in such roles since our inception in May 2013. He is also a partner in our Sponsor’s managing member, Quinpario Partners LLC, and has served in such role since July 2012. From January 2009 to July 2012, Mr. Srivisal was Vice President, Transaction Execution for Solutia Inc. In that role Mr. Srivisal had global responsibility for merger, acquisition, divestiture and joint venture transactions. Mr. Srivisal served as the lead strategist, negotiator and decision-maker responsible for completing over 20 transactions. Before being named to this position in January 2009, Mr. Srivisal served as Solutia’s Director of Planning and Coordination from June 2004. In this role, Mr. Srivisal had chief of staff responsibilities for President, Chief Executive Officer and Chairman of the Board Jeffry N. Quinn. During his tenure at Solutia from June 2004 to July 2012, Mr. Srivisal also played a key role in Solutia’s financing transactions, including Solutia’s exit financing and relisting on the NYSE following its emergence from bankruptcy, various acquisition-related financings, and several equity and debt offerings and refinancings. Mr. Srivisal has over fourteen years of transaction experience that includes acting on behalf of Solutia as well as advising companies, creditors, financial sponsors and government entities in a variety of industries on recapitalizations, restructurings, financings, leveraged buyouts, mergers, acquisitions, divestitures and joint ventures. Before joining Solutia, Mr. Srivisal was a restructuring investment banker at Rothschild Inc. where he executed numerous in-court and out-of-court restructuring, financing and M&A transactions. He began his career in the mergers and acquisitions group at Peter J. Solomon Company. Mr. Srivisal graduated magna cum laude with a Bachelor of Science degree in Economics (concentration in Finance) and a minor in Mathematics from the Wharton School of the University of Pennsylvania.

James P. Heffernan, one of our independent directors since August 2013, has served as a member of the Board of Directors of United Natural Foods, Inc. (“United”)(NASDAQ:UNFI), a distributor of natural and organic foods, since December 2000 and as a member of the Board of Directors of Command Security Corp. (“Command”)(AMEX:MOC), a provider of uniformed security officers, aviation security services, and support security services to commercial, financial, industrial, aviation, and governmental customers in the United States, since September 2010. Mr. Heffernan currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee of United and Chairman of the Audit Committee of Command. Previously, Mr. Heffernan served as a member of the Board of Directors of Solutia Inc. (formerly NYSE:SOA), a performance materials specialty chemical manufacturer with global operations, from February 2008 until its acquisition by Eastman Chemical Co. in July 2012. From November 1998 to September 2012, Mr. Heffernan served as Vice Chairman and as a Trustee of the New York Racing Association, the governing body for thoroughbred racing at Belmont, Aqueduct and Saratoga. Prior to that, Mr. Heffernan served as Chief Financial Officer, Chief Operating Officer and as a member of the Board of Directors of Danielson Holding Corporation, which had ownership interests in a number of insurance and trust operations, from June 1990 to September 1996. He also served as a member of the Board of Directors and as Chairman of the Finance Committee of Columbia Energy Group (n/k/a NiSource, Inc.)(formerly NYSE:CG), a vertically integrated gas company with several billion dollars of annual revenues and assets, from January 1993 to November 2000 and as a member of the Board of Directors of Baldwin Piano & Organ Co. from June 2000 to May 2001. Prior to that, Mr. Heffernan served as President of WHR Management Corp., as General Partner of Whitman Heffernan & Rhein Workout Funds and as President of Whitman Heffernan & Rhein & Co., Inc., an investment banking firm specializing in corporate reorganizations, from May 1987 to September 1996. Prior to joining WHR Management Corp., Mr. Heffernan was an attorney with the New York based law firm Anderson, Kill & Olick, PC., where he specialized in corporate reorganizations, from September 1973 to May 1987. Mr. Heffernan is well qualified to serve as an independent director due to his background in specialty chemicals and performance materials, as well as his experience in public and private company governance (including his service on audit committees) and investment banking.

Edgar G. Hotard, one of our independent directors since August 2013, serves as a Venture Partner at ARCH Venture Partners, a provider of seed / early stage venture capital for technology firms in life sciences, physical sciences and advanced materials, since June 2002. He also serves as an Advisor to SIAD Macchine Impianti S.p.A. (“SMI”), a global supplier of compressors and air separation equipment since March 2010, and as Executive Chairman of SIAD Engineering (Hangzhou) Co. Ltd., the China subsidiary of SMI, a position he has held since December 2012, and as a Senior Consultant to Warburg Pincus, a global private equity firm, a position he has held since August 2013. Previously, Mr. Hotard served as an Operating Partner at HAO Capital, a private equity firm based in Beijing and Hong Kong, from November 2010 to December 2013, as an advisor to the Asia practice of Monitor Group, a global strategy-consulting firm and as non-executive Chairman of Monitor Group (China), from June 2000 to November 2010. Prior to that, Mr. Hotard served as President and Chief Operating Officer of Praxair, Inc. (“Praxair”) (NYSE:PX), a worldwide provider of industrial gases, including atmospheric, process and specialty gases, from July 1992 until his retirement in January 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation (formerly NYSE:UK), a commodity and specialty chemical and polymers company where he served as Corporate Vice President from July 1990 to July 1992. Mr. Hotard currently serves as a member of the Board of Directors of Albany International Corp. (NYSE:AIN), a global advanced materials processing company serving the paper and aerospace industry, a position he has held since November 2006 and as a member of the Board of Directors of Baosteel Metals, a subsidiary of Baosteel Group Co. Ltd., since January 2013 and as a member of the Board of Directors of SIAD Macchine Impianti S.p.A. since May 2013. Previously, he served as a member of the Board of Directors of various public companies, including Global Industries Inc. (formerly NASDAQ:GLBL), a global offshore oil and gas engineering and construction service company, from 1999 to September 2011; Solutia Inc. (formerly NYSE:SOA), a performance materials specialty chemical manufacturer with global operations, from February 2011 to July 2012 and Shona Energy Company, Inc. (formerly TSX-V:SHO), an oil and natural gas exploration, development and production company, from July 2011 to December 2012. In addition, Mr. Hotard was a founding sponsor of the China Economic and Technology Alliance and a joint MBA program between Renmin University, Beijing, China and the School of Management of the State University of Buffalo, New York. Mr. Hotard is well qualified to serve as an independent director due to his background in the advanced materials processing and energy industries, as well as his experience in public and private company governance and private equity.

Walter Thomas Jagodinski, one of our independent directors since August 2013, has been a private investor since September 2007. Mr. Jagodinski has served as a member of the Board of Directors of Lindsay Corporation (NYSE:LNN), a global company focused on providing irrigation and infrastructure solutions to meet the needs of a growing population, since July 2008 and currently serves as Chairman of the Audit Committee. He is also a member of the Board of Directors of Phosphate Holdings, Inc., a U.S. producer and marketer of DAP, the most common form of phosphate fertilizer, since May 2009, where he serves as Chairman of Board. Previously, Mr. Jagodinski served as a member of the Board of Directors of Solutia Inc. (formerly NYSE:SOA), a performance materials specialty chemical manufacturer with global operations, from March 2008 until July 2012. Prior to that, Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company (“D&PL”) (formerly NYSE: DLP), a leader in the cotton seed industry, from September 2002 until the company was acquired in June 2007. From June 2002 until August 2002, he served as D&PL’s Executive Vice President and from September 2000 until June 2002, he served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Jagodinski was also D&PL’s Vice President-Finance, Treasurer and Assistant Secretary from February 1993 until September 2000 and held various other financial positions at D&PL, from October 1991, when he joined the company, until February 1993. Prior to D&PL, Mr. Jagodinski held various positions in the audit division at Arthur Andersen from 1983 to 1991 and Senior Accountant at Price Waterhouse from 1978 to 1983. Mr. Jagodinski is a licensed Certified Public Accountant and a member of the AICPA, TSCPA and was MSCPA. He is also the Board President of Princess Owners’ Association, Inc., a position he has held since October 2006. Mr. Jagodinski received a Bachelor of Business Administration degree (Accounting) from the University of Mississippi. Mr. Jagodinski is well qualified to serve as an independent director due to his background in specialty chemicals and fertilizers, as well as his experience in public and private company governance and accounting, including his service on an audit committee and a compensation committee.

Dr. John Rutledge one of our independent directors since August 2013, is the founder of Rutledge Capital, a private equity investment firm that invests in U.S. middle market manufacturing, distribution, and service companies, and has served as its Chairman since 1990. Dr. Rutledge is also Chief Investment Strategist for Safanad SA, an investment firm based in Geneva, Switzerland since its inception in 2008. He also serves as Senior Research Professor at Claremont Graduate University since 2010, where he teaches economics and finance. Dr. Rutledge also serves as a CNBC Contributor since 2009. In addition, Dr. Rutledge is an Honorary Professor at the Chinese Academy of Sciences in Beijing and Chief Advisor for Finance and Investment to the Governor of the Haidian District in Beijing and has served in those capacities since 2007 and 2008, respectively. He is a senior fellow at the Pacific Research Institute and the Heartland Institute. In addition to his many advisory and board roles, Dr. Rutledge has written for Forbes.com and TheStreet.com. He also wrote the Forbes’ Business Strategy column from 1992 to 2002. He also founded Claremont Economics Institute, an economic advisory business, in 1978 and served as its Chairman from January 1979 to 1991. Dr. Rutledge has served as the director of a number of companies, including: American Standard (formerly NYSE: ASD), a manufacturer of plumbing, air conditioning, and automotive products; Earle M. Jorgensen Company (formerly NYSE: JOR), the largest independent distributor of metal products in North America; Lazard Freres Funds, a mutual fund; Amerindo Investment Fund, a mutual fund; CROM Corporation, a designer and manufacturer of prestressed concrete tanks; AdobeAir, a manufacturer of heating and cooling products; StairMaster, a manufacturer of fitness products; Fluidrive, a manufacturer of steerable, hydraulic axles for the agricultural and trucking industries; CST, a manufacturer of paper office products; Ellis Communications, an operator of television and radio companies; General Medical, a supplier of medical products; United Refrigeration, an operator of cold storage warehouses for the food industry; and Framed Picture Enterprise, a retailer in the framed art business. Dr. Rutledge was one of the principal architects of the Reagan economic plan in 1981 and was an adviser to the Bush White House on tax policy from 2001 to 2004. Dr. Rutledge began his career as a professor of economics at Tulane University and Claremont McKenna College. He holds a B.A. from Lake Forest College and a Ph.D. from the University of Virginia. Dr. Rutledge is well qualified to serve as an independent director due to his academic background as well as his experience in public and private company governance.

Ilan Kaufthal, one of our independent directors since August 2013, is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education, consumer/retail and information industries, and has held such position since May 2011. From July 2008 to July 2013, Mr. Kaufthal served as Senior Advisor at Irving Place Capital. Earlier in his career, he was Vice Chairman of Investment Banking at Bear Stearns & Co. from May 2000 to July 2008, Vice Chairman and Head of Mergers and Acquisitions at Schroder & Co. from February 1987 to May 2000, and SVP and CFO at NL Industries from May 1971 to February 1987. Mr. Kaufthal serves on the board of directors of the following public companies: Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries, Blyth, Inc. (NYSE: BTH), a multi-level marketing company based in Greenwich, Connecticut and Tronox Limited (NYSE:TROX), a fully integrated producer and marketer of titanium ore and titanium dioxide pigment. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration. Mr. Kaufthal is well qualified to serve as an independent director due to his background and his experience in public and private company governance and investment banking.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Quinpario Acquisition Corp., 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

Our board of directors has determined that Messrs. Heffernan, Hotard, Jagodinski and Kaufthal and Dr. Rutledge are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the NASDAQ listing standards.

Leadership Structure and Risk Oversight

The board of directors believes that the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Quinn is the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor’s managing member, Quinpario Partners LLC, and has an extensive background in analyzing, reviewing and managing investments in companies in a variety of industries. By having Mr. Quinn serve as the Chief Executive Officer and as Chairman, the board of directors believes that it enables Mr. Quinn to ensure that the board of directors’ agenda responds to strategic challenges, that the board of directors is presented with information required for it to fulfill its responsibilities, and that board of directors meetings are as productive and effective as possible. The board of directors does not have a lead independent director.

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of Quinpario’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

Prior to the consummation of our IPO, our board of directors formed an audit committee.

During the fiscal year ended December 31, 2013, our board of directors held two meetings and our audit committee held two meetings. Each of our directors attended 100% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors, which consists of Messrs. Jagodinski, Heffernan, and Rutledge, each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Jagodinski serves as Chairman of our audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under NASDAQ’s listing standards. The NASDAQ listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to the NASDAQ Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Jagodinski satisfies NASDAQ’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Other Board Committees

Our board of directors intends to establish a nominating committee and a compensation committee upon consummation of our initial Business Combination. At that time our board of directors intends to adopt charters for these committees. Prior to such time we do not intend to establish either committee, however, all of our independent directors will address any nomination process and oversee executive compensation, as required by the rules of NASDAQ, prior to such time that we establish either committee. The board of directors believes that all of our independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. We do not believe a compensation committee is necessary prior to our initial Business Combination as there will be no salary, fees or other compensation being paid to our officers or directors prior to our initial Business Combination.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2013.

Executive Compensation

Compensation Discussion and Analysis

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. Commencing on the initial NASDAQ listing date through the earlier of the consummation of our initial Business Combination and our liquidation, we are obligated to pay an affiliate of our Sponsor a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement has been agreed to for our benefit and is not intended to provide compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, has been, or will be, paid to our initial stockholders or our executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will approve all payments in excess of $5,000 to be made to our initial stockholders, officers, directors or our or their affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

After the closing, provided that the Director Election Proposal is approved, Messrs. Hotard, Quinn, and Westgate will be directors of the Company. Additionally, some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination is a determining factor in our decision to proceed with the Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Report

Our board of directors does not maintain a standing compensation committee since it does not compensate its officers or directors.

Our board of directors and management have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, the Company’s board of directors has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

James P. Heffernan

Edgar G. Hotard

Walter Thomas Jagodinski

Dr. John Rutledge

Ilan Kaufthal

Audit Committee Report

The Company’s audit committee reviewed with management and Rothstein Kass the results of the 2013 audit, including the audited financial statements. The audit committee reviewed the requirements of the audit committee charter previously adopted and the reports required to be disclosed to the audit committee. The audit committee discussed with Rothstein Kass the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees.” Rothstein Kass representatives reviewed the written disclosures required by the PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding independence of public accountants with the audit committee and presented their Report on Auditor Independence regarding that matter to the audit committee. The audit committee has determined that Rothstein Kass was independent of the Company. The audit committee also discussed with management and Rothstein Kass the quality and adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures and internal audit organization, responsibilities, budget, staffing and identification of audit risks.

The audit committee reviewed and discussed with management and Rothstein Kass a draft of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the audited financial statements for the period from May 31, 2013 (inception) to December 31, 2013. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the audit committee recommended to the board of directors that Quinpario’s audited financial statements for the period from May 31, 2013 (inception) to December 31, 2013 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully submitted,

James P. Heffernan

Walter Thomas Jagodinski

Dr. John Rutledge

Fees and Services

The firm of Rothstein Kass acts as our independent registered public accounting firm. The following is a summary of fees paid to Rothstein Kass for services rendered.

Audit Fees

Fees paid or payable for our independent registered public accounting firm were approximately $80,000 for the services it performed in connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Quarterly Reports on Form 10-Q for the fiscal quarters ended on June 30, 2013 and September 30, 2013, respectively, and our IPO, including review of our registration statement on Form S-1 and amendments thereto, comfort letters and consents.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. There were no fees billed for audit-related services rendered by Rothstein Kass during the last fiscal year.

Tax Fees

We have incurred fees of $5,000 for tax services in connection with our 2013 tax returns.

All Other Fees

There have been no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed prior to the consummation of our IPO, but after May 31, 2013, our date of inception. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by Rothstein Kass or PricewaterhouseCoopers LLP (“PwC”), as applicable, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

QUINPARIO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Quinpario included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Quinpario Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Quinpario Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company formed in Delaware in May 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses within or outside of the United States.

Results of Operations—Three Months Ended March 31, 2014 and for the Period from May 31, 2013 (inception) to March 31, 2014

We have neither engaged in any operations nor generated any revenues to date. All activity through March 31, 2014 relates to the Company’s formation and the IPO, and since August 14, 2013, the identification of potential target businesses and assets. The Company will not generate any operating revenues until after completion of a business combination, at the earliest. In order to have sufficient funds available to complete our efforts to effect the Business Combination, we will need to rely on advances from Quinpario Partners LLC.

For the three months ended March 31, 2014, we had net losses of $3,531,501 which consist of operating, transaction and due diligence costs, offset by interest income of $14,366 on the trust account. For the period from May 31, 2013 (inception) to March 31, 2014, we had net losses of $4,045,089 which consist of formation, operating, transaction and due diligence costs, offset by interest income of $36,405 on the trust account.

Results of Operations—For the Period from May 31, 2013 (inception) to December 31, 2013

Through December 31, 2013, our efforts have been limited to organizational activities, activities relating to our IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenues, other than interest income earned on the proceeds held in the trust account. We believe that we have sufficient funds available to complete our efforts to effect an initial business combination with an operating business within the required 16 months (or up to 24 months in case of extensions) from August 14, 2013.

For the period from May 31, 2013 (inception) through December 31, 2013, we had net losses of $513,587 which consist of formation and operating costs, offset by interest income of $22,040 on the trust account.

Liquidity and Capital Resources

Our liquidity needs have been satisfied to date through receipt of $25,000 from the sale of the founder shares to our Sponsor, loans and advances from Quinpario Partners LLC, an affiliate of our Sponsor, totaling $700,203, and $1,295,383 of working capital from the gross proceeds of the IPO. Of the $700,203 loaned and advanced from Quinpario Partners LLC, $356,054 was loaned and advanced prior to our IPO and has since been repaid. The remaining $344,149 of the $700,203 was advanced to us between March 28, 2014 and March 31, 2014 for transaction costs associated with the exploration of potential business combinations. At March 31, 2014, there was $344,149 outstanding to Quinpario Partners LLC. On May 12, 2014, the Company issued an unsecured promissory note of up to $2,500,000, inclusive of the $344,149 previously advanced to the Company, to Quinpario Partners LLC. The promissory note is non-interest bearing and payable in full at the earlier of (i) December 31, 2014 or (ii) the consummation of a business combination.

On August 14, 2013, we consummated our public offering of 17,250,000 units at a price of $10.00 per unit. Simultaneously with the consummation of our IPO, we consummated the private placement of 1,150,000 placement units to our Sponsor for $11,500,000. We received net proceeds from our IPO and the sale of the placement units of $178,370,383, net of the non-deferred portion of the underwriting commissions of $5,175,000 and offering costs and other expenses of $454,617.

We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with additional working capital to identify one or more target businesses, conduct due diligence and complete a business combination, as well as to pay any taxes that we may owe. As described elsewhere in this proxy statement, the amounts in the trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 (“Investment Company Act”). The current low interest rate environment has made it more difficult for such investments to generate sufficient funds, together with the amounts available outside the trust account, to locate, conduct due diligence, structure, negotiate and close our initial business combination. As a result, we will borrow sufficient funds from Quinpario Partners LLC to operate until we close our initial business combination. Up to $750,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.75 per warrant at the option of the lender. The warrants would be identical to the placement warrants. Any such loans would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination.

For the period from August 14, 2013 (consummation of our IPO) through March 31, 2014, we disbursed an aggregate of $1,535,461 out of the proceeds of our IPO not held in trust, the proceeds from the sale of the founder shares and amounts borrowed from Quinpario Partners LLC, an affiliate of our Sponsor, for legal expenses, accounting expenses and filing fees relating to our SEC reporting obligations, general corporate matters, transaction costs, due diligence and miscellaneous expenses. As of March 31, 2014, there was $129,071 remaining in our working capital account not held in trust which includes an advance from Quinpario Partners LLC of $344,149 on March 28, 2014.

Off-balance Sheet Financing Arrangements

As of March 31, 2014, we have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in any transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 for office space, administrative services and secretarial support payable to Quinpario Partners LLC, an entity of which our Chairman and Chief Executive Officer is the managing member. We began incurring these fees on August 9, 2013 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and revenue and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Development stage company

The Company is considered to be in the development stage and complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.” At March 31, 2014, the Company has not commenced any operations nor generated revenue to date. All activity through March 31, 2014 relates to the Company’s formation and the IPO, and since August 14, 2013, the identification of potential target businesses and assets. Following the IPO, the Company will not generate any operating revenues until after completion of a business combination, at the earliest. The Company has generated non-operating income in the form of interest income on the designated trust account.

Net loss per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the IPO and private placement, as calculated using the treasury stock method. For the period presented, the effect of the warrants have not been considered in the diluted loss per common share because their effect would be anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Offering costs

Offering costs related to the IPO, totaling $10,819,071 (including $5,175,000 of underwriting fees paid at closing and $5,175,000 of deferred underwriting compensation) through the balance sheet date have been charged to stockholders’ equity upon the completion of the IPO.

Redeemable common stock

All of the 17,250,000 common shares sold as part of the units in the IPO contain a redemption feature which allows for the redemption of common shares under the Company’s liquidation or tender offer/ stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against accumulated deficit and in the absence of accumulated deficit, by charges against paid-in capital.

Accordingly, at March 31, 2014 and December 31, 2013, 16,000,081 and 16,344,282 of the 17,250,000 public shares are classified outside of permanent equity at their redemption value, respectively. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the trust account, including interest but less taxes payable and amounts released for working capital (approximately $10.26 per share at March 31, 2014 and December 31, 2013).

Fair value of financial instructions

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of March 31, 2014 and December 31, 2013. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2014 and December 31, 2013. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analysis of and changes to tax laws, regulations and interpretations thereof. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2014 and December 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT JASON

Unless otherwise stated, reference in this section to “Jason,” “we,” “us” or “our” generally refer to Jason Partners Holdings Inc. and its consolidated subsidiaries.

Jason

Jason is a global industrial manufacturing company operating in the following industry sectors: agricultural, construction and industrial manufacturing. We operate in these sectors through four businesses: finishing, seating, acoustics and components. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through a global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries. Jason is led by a corporate and business management team with an average of 25 years of experience and has embedded relationships with long standing customers, superior scale and resources and industry leading capability to design and manufacture specialized products on which our customers rely.

Jason’s goal is to focus on markets with sustainable growth characteristics and where we believe we are, or have the opportunity to become, the industry leader. Jason’s finishing business focuses on the production of industrial brushes, buffing wheels and buffing compounds that are used in a broad range of industrial and infrastructure applications. Jason’s seating business supplies seating solutions to equipment manufacturers in the motorcycle, lawn and turf care, industrial, agricultural, construction and power sports end markets and is the sole supplier of original equipment manufacturer (“OEM”) seating to a major US-based manufacturer of heavyweight motorcycles. The acoustics business manufactures engineered non-woven, fiber-based acoustical products for the North American auto industry. The components business is a diversified manufacturer of stamped, formed, expanded and perforated metal components and subassemblies for rail and filtration applications, outdoor power equipment, small gas engines and smart utility meters.

Jason employs approximately 4,000 employees and manufactures products in 33 locations around the world. For the three months ended March 28, 2014 and year ended December 31, 2013, we generated net sales of $186.5 million and $680.8 million, respectively, income from operations of $11.8 million and $53.7 million, respectively, and adjusted EBITDA of $22.1 million and $79.8 million, respectively. For an explanation of adjusted EBITDA see “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

The Jason Philosophy

Jason is strategically organized and aligned through the Jason Business System (“JBS”). JBS is a continuous improvement business philosophy that provides a consistent and effective strategic deployment process for executing growth, operational and performance initiatives across its organization. The key tenets of this strategy include driving revenue growth, improving productivity, maximizing capital efficiency and enhancing profitability in order to maximize cash flow. Over the past eight years, Jason’s management team has developed and institutionalized JBS throughout its organization and has hired experienced business leaders at all levels with a goal of optimizing the deployment of its strategic initiatives.

Jason’s History

The formation of Jason’s platform began in 1985 when Vince Martin and Mark Train completed the management buyout of three businesses, collectively generating $71.6 million of revenue from AMCA International, a manufacturing conglomerate that served a variety of industries. The acquired businesses consisted of (i) Osborn Manufacturing, the largest manufacturer of industrial brushes in the United States; (ii) Janesville Products, the largest manufacturer of automotive acoustical fiber insulation in the United States; and (iii) Jackson Buff, the largest manufacturer of industrial buffs in the United States, each of which has a history spanning decades.

In 1987, Jason completed an initial public offering and listed its common equity on NASDAQ. In 1993, we launched our Components business with the acquisition of the Koller Group, and we entered the Seating business in 1995 with the acquisition of Milsco Manufacturing. In 2000, Jason was acquired by Saw Mill Capital and management in a going private transaction. In 2009, along with most other global manufacturing companies, Jason experienced a significant decline in revenues and profitability as a result of the global recession. As a result of this decline, Jason was re-capitalized in 2010 at which time Falcon Investment Advisors and Hamilton Lane Advisors joined as investors.

Jason’s Business Segments

Jason’s global industrial platform encompasses a diverse group of industries, geographies and end markets. Through its four businesses, we deliver an array of industrial consumables and critical manufactured components to a number of industries, including industrial equipment, motorcycles, outdoor lawn and power equipment, rail, automotive and smart meters. The highly fragmented nature of Jason’s end markets creates unique growth opportunities given our established global footprint and leading share position. Jason’s businesses serve multiple industries, which we believe, based on our market research, together represent a global market of more than $20.0 billion and can be categorized under four businesses: finishing, seating, acoustics and components.

Finishing

Market/Industry Overview

Within the overall market for finishing products, we estimate that the addressable North American and global (including North America) markets for our primary product offerings are approximately $510 million and $1.2 billion per year, respectively. In addition to our primary markets, which comprise approximately 95% of our finishing revenue, we offer abrasives products to a number of key customers. The abrasives market has been deemed to be strategically important to Jason and is a targeted growth market. We estimate that the global market size increases to $7.0 billion when abrasives products are included. The market for finishing products is highly fragmented with most participants having single or limited product lines and serving specific geographic markets. While the finishing business competes with numerous domestic and international companies across numerous product lines, we do not believe that any one competitor directly competes with us on all of our product lines. We believe we are the only market participant that reaches all regions of the world. End users of finishing products are broadly diversified across many sectors of the economy. We believe that resurgence in demand from the manufacturing, industrial and energy markets is driving demand for finishing products. In the long-term, the finishing market is closely tied to overall growth in industrial production, which we believe has fundamental and significant long-term growth potential.

The finishing market is also characterized by the need for sophisticated manufacturing equipment, the ability to produce a broad number of niche products and the flexibility in manufacturing operations to adapt to ever-changing customer demands and schedules. Jason believes entry into markets by competitors with lower labor costs, including foreign competitors, will be limited because labor is a relatively small portion of total manufacturing costs. The cost of labor, manufacturing, shipping and logistics is dramatically rising in countries such as China and customers continue to have increasing demand for shorter lead times and lower inventory and carrying costs.

Key Products

Through the finishing business, which represented 26% of Jason’s 2013 revenue, Jason produces and supplies industrial brushes, buffing wheels and buffing compounds. Jason established the finishing business, which is headquartered in Burgwald, Germany, in 1985 by acquiring the business of Osborn, which has been in operation since 1889. Our products are used in a variety of applications with no single customer or industry accounting for a significant portion of business revenue. Jason has strategic facilities located globally, including labor-intensive production sites in low-cost locations such as Brazil, China, Portugal, Romania, Mexico and Taiwan.

The finishing business is a one-stop provider of over 10,000 standard and 100,000 customized brush, buffing wheel and buffing compound products used across multiple industries, including aerospace, engineering, plastic, finishing, building, leisure, steel, hardware, welding and naval, among others. For some of the product lines, such as snow protect brushes and brushes for the power generation market, Jason is the only provider in the industry. Jason’s broad product suite is composed of brush types used for a variety of applications, including power, maintenance, strip, punch, and roller brushes. These products are marketed under leading brand names that include Osborn®, Sealeze®, Sinjet® and Dendix®. Our buff products are sold under the Jackson®, Lea®, JacksonLea®, Langsol® and Unipol® brands and are comprised of industrial buffs and abrasives used primarily to finish parts requiring a high degree of luster and/or a satin or textured surface. In addition to manufacturing buffs, Jason also produces the industry’s broadest product line of buffing compounds available in liquid or bar form that are customized to specific end use requirements. Jason also services customers with a wide variety of products complementing its brush and polishing lines, including Sinjet® honing and brushing machines, highly-specialized coated and non-woven abrasives tools and loadrunners.

Jason has representatives who reach more than 30,000 customers in approximately 100 countries worldwide. During 2013, Jason derived approximately 46% of finishing sales from North America and the majority of the remaining revenue from Europe and South America. We service our diverse customer base through U.S. facilities in Ohio, Indiana, California and Virginia and 13 foreign countries, including joint ventures in China and Taiwan. Our manufacturing and service locations allow us to work on a regional and local basis with customers to develop custom products and provide significant technical support, resulting in strong relationships with top customers that average 24 years. In addition, Jason invested approximately $1.0 million in 2011 to build identical state-of-the-art laboratories in Richmond, Indiana and Burgwald, Germany to provide further technical design capabilities for its North American and European customers.

Seating

Market/Industry Overview

Within the overall market for seating products, we estimate that the addressable North American and global (including North America) markets for our current product offerings are approximately $450 million and $1.2 billion per year, respectively. Jason estimates that the global market size increases to $2.5 billion when bus, rail and other transportation industry seating is included. Jason’s seating segment does not currently serve the bus, rail and other transportation industries, which provides opportunity for future growth. Jason’s product line includes motorcycle seats; operator seats for the construction, agriculture, lawn and garden and other industrial equipment markets; and seating for the power sports market. The market for seating products is dominated by several large domestic and international participants, who are often awarded contracts as the sole supplier for a particular motorcycle, lawn mower or other construction, agriculture or material handling platform. Jason believes that competition is based mostly on innovative styling, manufacturing flexibility, quality, prices and delivery.

Motorcycle production has experienced a rebound since the recession, and Jason believes growth in the global motorcycle market to remain strong in the coming years. Demand for power lawn and garden equipment is primarily dependent on weather and trends in personal consumption expenditures, recreational and leisure activities, and residential and commercial real estate construction and sales. The market for lawn and garden equipment has rebounded since the recent global recession and we expect it to mirror general economic conditions. Jason expects to experience demand growth for tractor, backhoe and forklift truck operator seats, as global construction activity continues to improve.

Key Products

Through the seating business, which represented 24% of Jason’s 2013 revenue, Jason provides seating solutions for a variety of applications, including motorcycle, agricultural, construction, industrial, lawn and turf care, and power sports. Jason established the seating business in 1995 through the acquisition of Milsco, which has provided high-quality seats since 1934. The seating business operates under the Milsco brand, which was originally established as a harness maker in 1924 and, early in its history, gained notice as the first company to put padded seating on tractors and farm equipment.

Headquartered in Milwaukee, Wisconsin, the seating business offers a distinct vertically integrated operating model, which includes a full range of functions, such as research and development, design and engineering, manufacturing of components and final assembly. Through our broad manufacturing capabilities and high quality products, we have established longstanding relationships with top customers, which average 31 years.

Acoustics

Market/Industry Overview

Within the overall market for automotive acoustical products, Jason estimates that the addressable North American and global (including North America) markets for current product offerings are approximately $1.9 billion per year and $10.0 billion per year, respectively. The market for automotive acoustical products is dominated by several large domestic and international participants. These participants are often awarded contracts as the sole supplier for a particular automotive platform. Competition includes manufacturers of mechanically bonded non-woven products, resin-bonded products and urethane foam. Competition is based on innovative styling, price, acoustical performance and weight. Engineering, design and innovation are key distinguishing factors because acoustical products represent a small percentage of the total cost to manufacture an automobile.

Growth in the automotive acoustics market is driven by increasing demand for enhanced acoustics and improved noise, vibration and harshness characteristics within the automotive market. As overall vehicle quality has improved, consumers have increasingly equated quality with the acoustic performance of a vehicle. As a result, car manufacturers have recently expended significant capital for sophisticated acoustical testing systems and laboratories. In addition, an increasing regulatory focus on reducing vehicle mass, increasing fuel-efficiency and stringent End of Vehicle Life recycling standards have driven the penetration of non-woven materials that are lighter than other acoustical products. The replacement of interior products previously served by plastic-based materials has created a trend in new vehicle designs to substitute structured non-woven acoustical products with vehicle manufacturers, which has helped to expand non-woven acoustical content per vehicle.

Key Products

Through the acoustics business, which represented 30% of Jason’s 2013 revenue, Jason manufactures engineered non-woven, fiber-based acoustical products to the automotive industry. Jason established the acoustics business in 1985 through the acquisition of Janesville Products, which has developed extensive design and manufacturing expertise over its 138 year history that allows it to provide custom acoustical solutions for each vehicle platform it serves. We market our products as lighter, improving acoustical performance, enhancing aesthetics, and easier to install than other acoustical products manufactured by our competitors. As a result, our products are used in approximately 70% of light vehicles manufactured in North America today, including 13 of 2013’s top 15 models.

Headquartered in Southfield, Michigan, the acoustics business believes we offer the broadest product line of value-added, higher margin components used in a wide range of vehicles, including automobiles, sport utility vehicles and light trucks (collectively, “light vehicles”), as well as in the industrial and transportation markets. Jason has focused on developing premier lightweight fiber-based solutions that provide competitive or superior acoustical properties. Our production of non-woven fiber-based products is organized by the form in which it is supplied: (i) die cut, (ii) molded, (iii) rolls and blanks, and (iv) other non-woven products.

The acoustics business operates principally as an automotive OEM and Tier-1 supplier. Recently, Jason has focused on increasing sales directly to automotive OEMs, which allows us to integrate our technology and value-added capabilities within OEM organizations. These efforts have shifted sales to a more desirable balance between OEMs and Tier-1 suppliers while also broadening the number of vehicle platforms that utilize Jason’s products. Additionally, over the past three years, Jason has increased the content per vehicle on a CAGR of approximately 13%. Substantially all automotive products are sole sourced by customers for a particular vehicle and are used for the life of the platform.

Components

Market/Industry Overview

Within the overall market for component products, Jason estimates that the addressable North American and global (including North America) markets for current product offerings are approximately $800 million per year and $2.0 billion per year, respectively. The market for component products is highly fragmented with most participants having single or limited product lines, serving specific geographic markets or providing niche capabilities applicable to a limited customer base. While there are numerous competitors with limited product offerings, there are only a few national and international competitors of a size comparable to Jason. While Jason competes with certain domestic and international competitors across a portion of product lines, we believe that no one competitor directly competes with us across all product lines. End users of component products are broadly diversified across many sectors of the economy.

Demand in the components market is influenced by the broader industrial manufacturing market, which Jason believes has fundamental and significant long-term growth potential, as well as trends in the perforated and expanded metal, smart meter, rail and outdoor power equipment industries. The best gauge of domestic industrial production is the U.S. Industrial Production Index, which measures the monthly level of output arising from the manufacturing, mining and gas and electric utility sectors.

In addition to industrial production, demand for new freight cars is expected to be an important growth driver. The rail industry is expected to experience significant growth as the current fleet reaches the end of its useful life and replacement freight cars are needed. Currently, based on Jason’s market analysis, over 45% of U.S. railcars have been in service for more than 25 years and the average useful life of these railcars is generally considered to be 30 years.

Key Products

Through the components business, which represented 20% of Jason’s 2013 revenue, Jason manufactures a broad range of stamped, formed, expanded and perforated metal components and subassemblies. Jason is a provider of components that are used in a broad array of products, including small gas engines, smart meters, outdoor equipment, hardware, railcars and off-road equipment. The components business was originally acquired in 1993 through the purchase of the Koller Group, a producer of metal formed components such as stampings, subassemblies, wire forms and expanded metal products. Today, Jason operates through the Assembled Products, Metalex and Morton brands.

Within each of the components business product categories, Jason’s strategy is to have engineers work alongside customers to create value-added components and solutions for various end products. Our engineering resources, manufacturing capabilities and low cost production availability through our operations in China provide opportunities to deliver value to customers. These characteristics drive long-standing relationships with customers that average 21 years.

The most recent addition to the components business was Jason’s 2011 acquisition of Morton Manufacturing Company (“Morton”), a manufacturer of OEM and aftermarket anti-slip walking surfaces for railcars as well as other products for the agricultural, heavy equipment and general industrial end markets. This acquisition provided direct entry into the rail industry, which was a new market for Jason. We view this end market to be an opportunity for growth and operational and revenue synergies from the integration of Morton into our platform. As a result of continued new product development, a rebound in the small gas engine market and the expected growth of the North American rail industry, we expect steady demand for our products.

Competitive Strengths

Jason believes the following key characteristics provide a competitive advantage and position for future growth:

Established Industry Leader Across Four Businesses

Jason’s businesses have developed leading positions across various niche markets. For example, in our turf care seats, buffing wheels and buffing compounds and automotive acoustical insulation product lines, we believe we are more than twice the size of the next largest direct competitor. Jason’s market share positions have created a stable platform with strong profitability upon which to grow. Our products’ significant brand recognition helps to sustain our market share positions. Jason products are often viewed as the brand of choice for quality, dependability, value and continuous innovation. In several niche markets, Jason is the only provider of certain products or manufacturing capabilities. We have served many of our customers for over 25 years. Additionally, our significant market share within highly fragmented niche businesses offers potential attractive acquisition opportunities. Despite Jason’s leading positions in many of our markets, we face competitive challenges in others. In Jason’s finishing and components segments, we believe certain of our competitors are small and family-owned, operate with lower operating expenses, have lower profit expectations and/or supply lower cost commodity products, which allows such competitors to provide lower cost products and compete with us on pricing. In our seating segment, specifically with respect to highly technical seats for the agricultural and construction vehicle markets, the cost to customers of switching from a current supplier’s products to ours is high, and we believe certain of our competitors have established long-term and entrenched relationships with such customers. Such costs and relationships make it challenging to convince such customers to purchase such products from us instead of from their existing supplier.

Superior Design & Manufacturing Solutions

Jason has a proven track record of providing customers with innovative, customized solutions through production flexibility and collaboration with their design and manufacturing teams. Jason has consistently refined manufacturing processes to incorporate design technologies that improve design capabilities, breadth of product offering, product quality and manufacturing efficiency.

Across Jason’s businesses, we maintain teams of designers and a diverse product selection in numerous geographic regions, which allows us to respond quickly to real-time customer needs. Our versatile design and manufacturing capabilities enable us to deliver differentiated and highly-customized solutions for customers by leveraging experienced engineering staff and technologically advanced manufacturing equipment. We believe our diverse product offerings and customized design and manufacturing capabilities have made us a preferred choice within many industries and an entrenched key solutions provider to customers. Some of Jason’s competitors focus on commodity products and lower-value-added products that appeal to certain end users and markets.

We believe we have become a trusted thought partner at each stage in product development, which has deepened our relationships with an already entrenched customer base and driven revenue growth from existing accounts and new customers.

Scalable and Highly Effective Business Philosophy

We use JBS to link our businesses through a consistent strategy and focus and to deploy capital and resources across these businesses on strategies to improve three elements of our business: operational excellence, revenue growth and people. Through corporate strategic planning initiatives, we annually assess our three-year outlook and goals, which are codified using a policy deployment matrix and disseminated throughout the organization. Jason’s management utilizes the strategic plan and resulting policy deployment matrix to develop an annual budget and profit plan and monitor progress through the collaboration promoted by JBS.

In addition to enhancing performance, Jason believes JBS also enhances product innovation, efficiency, global accessibility and competitiveness. Shared best practices serve to continually improve the processes and products that Jason’s customers depend on by delivering customized, value-added solutions across the platform. This global reach offers customers a consistent and fully integrated manufacturing partner capable of serving their needs on a global, regional and local basis.

Proven Acquisition Platform

We believe we have a strong pipeline of acquisition opportunities. Since our inception in 1985, we have successfully completed 38 acquisitions and integrated the acquired companies into our existing platform. Jason continually reviews potential acquisitions and we believe we have a well-established pipeline of opportunities to expand our market leading position and proven methodology to incorporate acquisitions into Jason. However, there is no certainty in the expectation of future acquisitions. Jason return expectations or purchase price expectations and integration risk may impact the ability to complete successful acquisitions.

By leveraging Jason’s established global footprint, manufacturing capabilities and sourcing expertise, we proved our ability to realize significant synergies from acquired businesses. Our management team is experienced in targeting, closing and successfully integrating meaningful acquisitions, as evidenced most recently in the October 2011 purchase of Morton. This acquisition added $46.8 million in annualized revenue and $8.9 million in annualized Adjusted EBITDA to Jason’s results in 2012. During 2012, we integrated Morton with our existing Metalex business to form Jason’s Metals conversion business. Jason expects this combination to produce $2.0 million in executable annualized synergies. Acquisitions are a core competency for Jason and have allowed it to continue to expand its global presence and product suite, benefit from increased economies of scale, grow revenue, enter new markets and improve profitability.

Diverse, Global Footprint with Growing Presence in Emerging Markets

Jason maintains 33 global manufacturing locations, consisting of 16 in the United States and 17 in foreign countries, giving each business a strong international presence. Approximately 28% of Jason’s 2013 revenue was generated from products manufactured outside of the United States. In addition, our global presence enables us to take advantage of low-cost manufacturing at our facilities in China, India, Romania, Brazil, Mexico, Portugal and other countries and to meet the needs of local customers with operations in those regions although we lack significant scale in Asian markets which we intend to strategically address in the coming years. Jason continues to build upon its established presence in low-cost production locations through the expansion of owned operations and the development of joint ventures and sourcing relationships in Asia, Europe and South America. Our management believes that this global footprint also provides channels of organic growth through the introduction of products into new markets. Our management frequently evaluates our manufacturing, warehouse, distribution and sales locations to identify revenue enhancement opportunities, optimize production costs and ensure proximity to key customers.

Experienced, Proven Management Team

Central to Jason’s platform is our senior management team, which will position us to (i) outperform the competition, (ii) execute numerous strategic initiatives, (iii) substantially grow revenue through the execution of a global organic growth plan, and (iv) identify, execute and integrate value-enhancing acquisitions. Jason’s Chief Executive Officer, David C. Westgate, and current management team have a tenured history in industrial manufacturing and have overseen several milestone initiatives, including the execution of several acquisitions. Jason’s management has brought discipline and entrepreneurship to Jason, which allows for strong, focused teamwork and innovation.

To effectively utilize the collective strengths of our platform, Jason created an Executive Committee consisting of Mr. Westgate, Stephen Cripe (Chief Financial Officer), Florestan von Boxberg (President of the

finishing business), Srivas Prasad (President of the seating business) and David Cataldi (President of the acoustics and components businesses) to provide a forum for corporate leadership to identify opportunities to leverage Jason’s scale and develop corporate strategy. Each business president maintains close communication with the corporate office on matters of long-term and strategic importance. All functional areas within a business report directly to the relevant business president, with the finance function maintaining a regular dialogue with Mr. Cripe. Treasury, insurance, legal services, human resources, tax planning, business development and benefit plan administration are provided from the corporate office.

Growth Strategies

Jason is focused on delivering sustained profitable growth through a number of avenues. Our growth initiatives are developed based on strategic plans conducted on an annual basis within each business. These plans are regularly reviewed and updated by our Executive Committee and business leadership. As a result, we have a uniform strategy that focuses all of our resources on the following key initiatives:

Further Geographic Expansion and Penetration

Through Jason’s established global footprint, we look to further penetrate key customers and end markets. Since approximately one-third of our total 2013 revenue was derived from foreign manufacturing, our management believes significant opportunity exists for the continued penetration of target international markets. Jason has identified several emerging markets throughout South America and Asia as strong opportunities for new customer growth. Jason finishing has led Jason’s growth into attractive, untapped markets and spearheaded the development of 17 manufacturing facilities throughout 11 countries and 2 joint venture operations in Asia.

The successful global expansion into new markets and continued penetration of existing markets by the finishing business have paved the way for Jason’s other businesses to capitalize on international growth opportunities. The seating business, for example, has leveraged the finishing business’s customer base to expand our presence in India by taking advantage of finishing’s supply chain, human resources, sales force and facility capacity to quickly and economically expand production with limited new capital expenditures. Since entering India, the seating business has been awarded the seating supply relationship for a major US-based manufacturer of heavyweight motorcycles and has been awarded the prototype development program for the skid-steer program of a major US-based manufacturer of construction equipment. Jason anticipates getting a production supply contract with respect to such program in the third quarter of 2014. Currently, Jason is in negotiations with several other leading equipment manufacturers to supply seats for their Indian operations.

Disciplined, Proven Acquisition Strategy

Since inception, Jason has successfully acquired and integrated 38 businesses. Management’s opinion is that this extensive history of acquisitions gives Jason a deep competency that can be leveraged for further acquisitions that drive our position in the markets we serve. Due to the diverse target markets and highly fragmented competition, our leading market positions make us the most natural and often the only potential acquirer. We believe that we can execute acquisitions and integrate them in an optimal manner. Although our focus in recent years has been on executing add-on acquisitions, we believe our acquisition integration expertise creates a tremendous opportunity for the addition of new product portfolios, which could significantly upsize the revenue growth potential and resultant earnings potential of our business.

Margin Growth

We are focused on continuous improvement in our profit margins through the development of higher-margin products, continued operational improvements and by leveraging our existing platform to grow revenue in each market. Jason’s gross profit margins have improved from 21.7% in 2011 to 22.5% in 2013 and our adjusted EBITDA margins have improved from 9.7% in 2011 to 11.7% in 2013 as a result of volume recovery across our businesses following the recession, operational restructuring initiatives and the relocation of manufacturing facilities to strategically located, lower cost regions.

We anticipate our strategy of shifting toward innovative higher-value engineered products will continue to improve our pricing, power and profitability. Jason’s scalable operating platform will allow us to grow revenue in each market with limited fixed operating costs and capital investment. We believe that as our volumes continue to increase from new markets, new customers and the continuing economic recovery, the operating leverage we have created through our platform will continue to have a positive impact on profitability. Among other initiatives, Jason is focused on redesigning products to reduce materials costs, continuing to relocate labor-intensive manufacturing processes to lower cost regions and reducing logistics costs, which have traditionally been a significant component of overall costs and an important consideration when choosing its strategic manufacturing locations.

Market Share Gains

While our four businesses pursue growth within new and existing markets through customized strategies targeted for the markets we serve, all businesses are tasked with identifying and pursuing key growth opportunities through new products, end markets, geographies and sales channels. Management believes we have the potential to significantly increase market share due to the highly fragmented nature of our end markets. Each business has identified specific opportunities to expand market share, with associated incremental revenue targets.

Product Innovation

Management believes that Jason’s strategy of developing innovative products will position us for continued growth. Working in collaboration with key customers, the design and manufacture of customized products that deliver value will support this growth. We believe that developing new products will allow us to deepen our value-added relationships with customers, open new opportunities for revenue generation, improve pricing power and enhance profitability. Jason has a focused and dedicated strategy for continuous innovation, which is supported by sophisticated manufacturing capabilities and engineering expertise. This continued focus on innovation has driven many successful new product introductions, which Jason believes will enable continued growth.

Customers

Jason has an entrenched base of blue chip customers that are leaders in their respective markets. Jason’s customer relationships often span decades in each business. Additionally, our customer base is diversified. In our finishing segment, no customer accounts for more than 10% of the revenues of such segment. In each of our seating, acoustics and components segments, only two customers, three customers and one customer, respectively, account for more than 10% of the revenues of such segment. Across all of Jason, no customer accounts for more than 10% of the revenues of Jason, with the largest customer accounting for only 7% of 2013 revenues. Jason’s next four largest customers represent a combined 21% of 2013 revenues.

Suppliers and Raw Materials

Polyurethane foam, vinyl, plastics, steel, polyester fiber, bicomponent fiber and machined fiber are the primary raw materials that we use to manufacture our products. There are a limited number of domestic and foreign suppliers of these raw materials. Jason generally orders supplies on a purchase order basis. Although our contracts and long term arrangements with our customers generally do not expressly allow us to pass through increases in our raw materials, energy costs and other inputs to our customers, we endeavor to discuss price adjustments with our customers on a case by case basis where it makes business sense. For the year ended December 31, 2013, the spend with the top 3 suppliers accounted for less than 10% of total material spend and no single supplier accounted for greater than 3% of total spend. Jason makes an ongoing effort to reduce and contain raw material costs. We do not engage in raw material commodity hedging contracts. Jason attempts to reflect raw material price changes in the sale price of our products.

Properties

Jason’s corporate headquarters are located at 411 E. Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin with approximately 8,600 square feet of office space that it leases, the term of which expires on June 30, 2016. Jason’s executive offices are located at this facility, along with its treasury, insurance, in-house legal services, human resources, tax planning, business development and benefit plan administration personnel. Jason has entered into a lease for approximately 9,000 square feet of office space in an office building that is going to be built near its current corporate headquarters. Construction of such building is expected to begin in April 2014 and be substantially completed by the fall of 2015, and its lease will commence on July 1, 2016. As of March 21, 2014, Jason owned or leased the following additional facilities:

Finishing:

Facility Location	Product / Use	Approximate Size (square feet)	Owned / Leased
North America
Brooklyn Heights, OH	Office	14,000	Leased
Hamilton, OH	Manufacturing	50,000	Leased
Richmond, IN	Manufacturing	120,000	Leased
North Chesterfield, VA	Manufacturing	44,600	Owned
Santa Fe Springs, CA	Warehouse	31,800	Leased
Nogales, Mexico	Manufacturing	44,000	Leased
Tlalnepantla, Mexico	Manufacturing	57,750	Leased
Europe
Guimarães, Portugal	Manufacturing	30,000	Owned
Burgwald, Germany	HQ/Manufacturing	108,000	Owned
Chepstow, UK	Manufacturing	72,000	Leased
Garges Lés Gonesse, France	Sales Office	2,800	Leased
Gura Humorului, Romania	Manufacturing	52,500	Owned
Haan, Germany	Manufacturing	36,000	Leased
Huskvarna, Sweden	Manufacturing	35,000	Leased
Valencia, Spain	Manufacturing	20,000	Leased
South America
Sao Paulo, Brazil	Manufacturing	30,000	Leased
Asia
Aurangabad, India	Manufacturing	21,000	Leased
Beijing, China	Sales Office	500	Leased
Jiangmen, China	Manufacturing	35,000	JV-Owned
Shanghai, China	Manufacturing	35,500	JV-Leased
Taipei, Taiwan	Manufacturing	11,130	JV-Leased
Singapore, Singapore	Sales/Distribution	7,000	Leased

Seating:

Facility Location	Product / Use	Approximate Size (square feet)	Owned / Leased
North America
Milwaukee, WI	Headquarters/Sales office	154,800	Owned
Dothan, AL	Warehouse	32,500	Leased
Jackson, MI	Manufacturing	194,000	Leased
Jackson, MI	Warehouse	61,000	Leased
Redgranite, WI	Manufacturing	104,000	Leased
Redgranite, WI	Manufacturing	56,000	Leased
Thomson, GA	Manufacturing	40,000	Owned
Merida, Mexico	Manufacturing	130,000	Leased
Europe
Nuneaton, UK	Manufacturing	36,000	Owned
Limerick, Ireland	Sales Office	400	Leased

Automotive Acoustics:

Facility Location	Product / Use	Approximate Size (square feet)	Owned / Leased
North America
Milan, OH	R&D/Warehouse/Office	41,000	Leased
Norwalk, OH	Manufacturing	135,800	Leased
Old Fort, NC	Manufacturing	105,100	Leased
Battle Creek, MI	Manufacturing	308,730	Leased
Southfield, MI	HQ/Sales Office	7,500	Leased
Columbus, MS	Manufacturing	65,000	Owned
Columbus, MS	Warehouse	20,000	Leased
Warrensburg, MO	Manufacturing	195,000	Leased
Uruapan, Mexico	Manufacturing	132,000	Leased
Uruapan, Mexico	Warehouse	43,056	Leased
Celaya, Mexico	Manufacturing	87,500	Leased
Europe
Sulzbach-Rosenberg, Germany	Manufacturing	161,400	Owned

Components:

Facility Location	Product / Use	Approximate Size (square feet)	Owned / Leased
North America
Addison, IL	Idle (sub-leased)	87,000	Leased
Addison, IL	Manufacturing	33,000	Leased
Buffalo Grove, IL	Manufacturing	86,000	Leased
Libertyville, IL	Manufacturing	150,000	Leased
Libertyville, IL	Manufacturing	171,425	Owned
Asia
Shanghai, China	Manufacturing	40,000	Leased

Corporate:

Facility Location	Product / Use	Approximate Size (square feet)	Owned / Leased
North America
Milwaukee, WI	Corporate Office	8,600	Leased

Seasonality

We experience seasonality of demand for our products, which is limited to the seating business. Due to our experience in this market, we have adapted our business operations to manage this seasonality.

The business also depends upon general economic conditions and other market factors beyond our control, and Jason serves customers in cyclical industries. As a result, Jason’s operating results could be negatively affected during economic downturns. See further information within “Risk Factors—Risks Relating to Jason’s Business.”

Employees

As of December 31, 2013, Jason had approximately 4,000 employees. Approximately 19% of the acoustics segment’s hourly employees, 53% of the seating segment’s hourly employees, and 39% of the components segment’s hourly employees are unionized. Contracts are negotiated on a local basis, significantly mitigating the risk of a company-wide or segment level work stoppage. Additionally, approximately 800 of Jason’s employees reside in Europe, where trade union membership is common. We believe we have a strong relationship with our employees, including those represented by labor unions.

Environmental Matters

Jason’s operations and facilities are subject to extensive federal, state, local and foreign laws and regulations related to pollution and the protection of the environment, health and safety and natural resources, including those governing, among other things, emissions to air, discharges to water, the use, generation, handling, storage, treatment and disposal of hazardous substances and wastes and other materials and the remediation of contaminated sites. The operation of manufacturing plants entails risks in these areas, and a failure by Jason to comply with applicable environmental laws and regulations, or to obtain and comply with the permits required for its operations, could result in civil or criminal fines, penalties, enforcement actions, third party claims for property damage and personal injury, requirements to clean up property or to pay for the capital or operating costs of cleanup, or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions. Moreover, if applicable environmental, health and safety laws and regulations, or the interpretation or enforcement thereof, become more stringent in the future, Jason could incur capital or operating costs beyond those currently anticipated.

Compliance with environmental laws has not historically had a material adverse effect on Jason’s capital expenditures, earnings or competitive position, and Jason anticipates that such compliance will not have a material effect on its business or financial condition in the future.

Executive Officers

Set forth below is certain information regarding the current executive officers of Jason:

Name	Age(1)	Position
David C. Westgate	52	Chairman, President and Chief Executive Officer
Stephen L. Cripe	57	Chief Financial Officer
William P. Schultz	39	General Counsel
David A. Cataldi	57	President, Janesville Acoustics
Srivas Prasad	45	President, Milsco Manufacturing Company
Dr. Florestan Von Boxberg	52	President, Jason Finishing Group
John J. Hengel	55	Vice President of Finance

(1)	As of February 28, 2014.

David C. Westgate has served as Jason’s president and chief executive officer since 2004 and its chairman of the board of directors since 2008. Throughout his tenure at Jason, Mr. Westgate has worked to diversify the organization’s portfolio while emphasizing a culture of growth and innovation at all levels. In fact, under his leadership Jason has experienced a tremendous increase in revenue and EBITDA, despite the recession. This growth has been accomplished through acquisitions, restructuring, operational improvements and a focus on the development of breakthrough innovations. Key to Jason’s success is continued use of the Jason Business System (JBS), a core set of principles and processes established by Mr. Westgate that fosters collaboration among Jason’s diverse business units. Through JBS, Jason has dramatically improved its voice of the customer efforts, advanced its talent development processes and significantly reduced working capital. Prior to joining Jason, Mr. Westgate served as president and chief executive officer at Rieter Automotive Systems, a leading global supplier of systems solutions for the automotive industry, as well as president and chief executive officer at Solvay Automotive, Inc./Inergy Automotive Systems LLC, a leading global supplier of fuel and air management systems for the automotive industry. At both organizations, Mr. Westgate exhibited his talent for transforming underperforming businesses into powerhouses of efficiency and growth. Both Rieter and Solvay became highly rated suppliers under his leadership, while achieving record growth. Mr. Westgate sits on the board of directors of Netshape Technologies, LLC and Boys & Girls Clubs of Greater Milwaukee. He holds an MBA from the University of Notre Dame.

Stephen L. Cripe has served as Chief Financial Officer of Jason since 2007. Prior to joining Jason, he was Chief Financial Officer of Gear Products at Rexnord Industries from 2005 to 2006. Mr. Cripe served as Group Controller of Manitowoc from 2003 to 2005 (Manitowoc acquired Grove Worldwide in 2002), as Vice President and CFO of Grove Worldwide from 1998 to 2003, and as Vice President-Finance at Tenneco Automotive from 1995 to 1998. Mr. Cripe holds a B.B.A. in accounting from Marquette University, and is a member of the American Institute of Certified Public Accountants.

William P. Schultz has served as General Counsel of Jason since June 2007. Prior to joining Jason, he was an attorney in the Business Law Department of Reinhart Boerner Van Deuren s.c. from 2000 to May 2007. Mr. Schultz earned a B.A. in political science and philosophy from University of Wisconsin-Madison in 1997 and graduated cum laude from University of Wisconsin Law School in 2000.

David A. Cataldi has served as President of Janesville Acoustics since March of 2005 and President of Jason Components since May 2011. Prior to joining Jason, he served in various leadership roles at Textron for 18 years. Before that, Mr. Cataldi worked at Sanmina-SCE, developing its automotive business. Mr. Cataldi holds a B.E. in industrial engineering from Youngstown State University and an M.B.A. from Southern New Hampshire College.

Srivas Prasad became President of Milsco Manufacturing Company in 2014. Prior to joining Milsco, he served as Vice President—Business Development at Jason from 2011 to 2014 and held key leadership positions at Janesville Acoustics from 2006 to 2010. Mr. Prasad holds a bachelors in engineering from Bangalore University and a masters in engineering from Lamar University.

Dr. Florestan von Boxberg has served as President of Jason Finishing Group since 2010 and was president of Osborn Unipol International, where he started in 2006. He holds an MBA and a Ph.D. in economics from the University of Hamburg.

John J. Hengel has served as Vice President of Finance of Jason since 1999. Prior to joining Jason, he was a director in the audit and business advisory services practice at PricewaterhouseCoopers LLP from 1992 to 1999. Mr. Hengel is a Certified Public Accountant and a member of both the American and Wisconsin Institutes of Certified Public Accountants. He holds a B.S. in accounting from Carroll University.

Legal Proceedings

Jason is currently not a party to any legal proceedings that would be expected to have a material adverse effect on its business or financial condition. From time to time, Jason is subject to litigation incidental to its business, as well as other litigation of a non-material nature in the ordinary course of business. Jason believes that the outcome of any existing litigation, either individually or in the aggregate, will not have a material adverse effect on its business or financial condition.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that were paid, awarded to, or earned by, our “named executive officers,” who consisted of Jason’s principal executive officer, Jason’s principal financial officer, and the three other most highly compensated Jason executive officers. For fiscal year 2013, such named executive officers, were:

•	David C. Westgate, Jason’s Chief Executive Officer;

•	Stephen Cripe, Jason’s Chief Financial Officer;

•	David Cataldi, Jason’s President of Janesville Acoustics and Jason Components;

•	Sean Cummings, Jason’s President of Milsco Manufacturing; and

•	John Hengel, Jason’s Vice-President, Finance.

For purposes of this proxy statement, we are including Sean Cummings as one of our named executive officers, who was Jason’s President of Milsco Manufacturing for fiscal year 2013, however Mr. Cummings separated from Jason on March 21, 2014.

Historical Compensation Decisions

Jason’s compensation program was driven in part by the fact that it was a privately-held company. As a result, Jason has not been subject to any stock exchange listing or SEC rules requiring a majority of Jason’s board of directors to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees. Most, if not all, of Jason’s prior compensation policies and determinations, including those made for fiscal year 2013, have been the product of discussions between Jason’s Chief Executive Officer and the compensation committee of the Seller (the “Seller Compensation Committee”) except that in the case of Jason’s Chief Executive Officer, compensation decisions were made primarily by the Seller Compensation Committee.

Compensation Philosophy and Objectives

Jason’s Compensation Philosophy and Objectives

Jason strived to create an executive compensation program that balanced short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that Jason believed were the most appropriate to motivate Jason’s executive officers. Jason’s executive compensation program was designed to:

•	attract and retain talented and experienced executives in Jason’s industry;

•	reward executives whose knowledge, skills and performance were critical to Jason’s success;

•	align the interests of Jason’s executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to Jason’s success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and Jason; and

•	compensate executives in a manner that incentivizes them to manage the business to meet long-range objectives.

Compensation for the named executives has been based on a variety of factors including, in addition to the factors listed above, Jason’s financial condition and available resources, the need for the applicable position to be filled and the compensation levels of the other executive officers, each as of the time of the applicable compensation decision. In addition, Jason conducted benchmarking of the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in Jason’s industry. This information is supplemented with discussions with recruiting firms and the experience and knowledge of the Seller Compensation Committee. Jason’s Chief Executive Officer, after thorough discussion of the various factors with Jason’s Seller Compensation Committee, made compensation decisions for Jason’s executive officers. These discussions not only took place at the time of hire of the named executive, but at any time a material compensation decision was being contemplated for a named executive.

Our Compensation Philosophy and Objectives Following the Business Combination

Upon completion of the Business Combination, our compensation committee will review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. We also anticipate that our compensation committee may make adjustments in executive compensation levels and existing Jason arrangements in the future as we continue to review the competitiveness of our compensation package for the named executives and implement formal benchmarking. Accordingly, the compensation paid to Jason’s named executive officers for fiscal year 2013 is not necessarily indicative of how we will compensate our named executive officers after the Business Combination.

Compensation Committee Procedures

The Seller Compensation Committee has historically met in the first quarter of the year to review and approve the appropriate base salary and cash performance awards for the Jason executive officers. Further, when necessary, the Seller Compensation Committee has met with Jason’s Chief Executive Officer to approve the grants of profits interests for Jason’s executive officers. The Seller Compensation Committee has met outside of the presence of Jason’s Chief Executive Officer when discussing appropriate compensation, including grants of long-term equity incentive awards, for Jason’s Chief Executive.

Going forward, our compensation committee will analyze the performance of our executives and determine the base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment.

Elements of Compensation

We have determined that any risks arising from our or Jason’s compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Jason’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders, and we intend to continue such practice. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for executive officers, as well as the multi-year vesting schedules for equity awards, have encouraged and will encourage employees to maintain both a short and a long-term view with respect to performance.

Jason’s executive compensation program, which was set by the Seller Compensation Committee, consisted of the following components:

•	base salary;

•	annual cash incentive awards linked to Jason’s overall performance and, where applicable, to the performance of the relevant business units;

•	periodic grants of long-term equity-based compensation, such as profits interests;

•	other executive benefits and perquisites; and

•	employment agreements, which contain termination and change of control benefits.

Jason combined these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of Jason’s executive officers and other senior personnel with those of Jason’s stockholders.

Pay Mix

Jason and the Seller utilized the particular elements of compensation described above because Jason and the Seller believed that such elements provide a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, Jason provided the executive a measure of security in the minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for Jason and the Seller and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for Jason’s annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key Jason executives, the mix of compensation was weighted toward at-risk pay (annual incentives and long-term incentives). This weighting towards at-risk pay is intended to link executive officers performance to the overall performance of the Company. As discussed above, the target annual incentives and number of long term incentive grants varied by position based upon the assessment of the Seller Compensation Committee and Jason’s Chief Executive Officer.

Going forward, we intend to maintain a similar pay mix, which will generally result in a pay-for-performance orientation for our executives that is aligned with our compensation philosophy of paying our employees competitively.

Base Salary

A primary component of Jason’s compensation of its executive officers has historically been base salary. The base salary established for each of Jason’s executive officers was intended to reflect relevant factors such as each individual’s responsibilities, experience, and prior performance. Base salary was also designed to provide Jason’s executive officers with steady cash flow during the course of the fiscal year that was not contingent on short-term variations in Jason’s corporate performance. Jason’s Chief Executive Officer working closely with the Seller Compensation Committee determined market level compensation for base salaries based on the Jason executives’ experience in the industry, with reference to the base salaries of similarly situated executives in other companies of similar size and stage of development operating in the global diversified industrials segment.

A key factor in Jason’s historic annual salary increases has been executive performance as compared to pre-determined quantitative performance objectives. These performance objectives are aligned with the long-term business objectives that were defined by the Seller’s board of directors and Jason’s Chief Executive Officer. Jason’s overall performance also factored into the annual salary increases.

With these principles in mind, base salaries were reviewed during the first quarter of the fiscal year by the Seller Compensation Committee and Jason’s Chief Executive Officer, and were adjusted from time to time based on the results of this review. In past years, Jason’s Chief Executive Officer discussed the performance of all executive officers with the Seller Compensation Committee and based on this discussion and any relevant competitive market data made available to him or them during the past year, the Seller Compensation Committee set the executive compensation package for each executive officer for the coming year. During fiscal year 2013, adjustments to the base salaries of the named executive officers ranged from no increases to increases of 4.7%. The base salaries paid to our named executive officers in fiscal year 2013 are set forth in the Summary Compensation Table below.

Upon the completion of the Business Combination, our compensation committee will determine base salaries and manage the base salary annual review and process.

Bonus

Annual Bonus

Jason’s Chief Executive Officer and the Seller Compensation Committee had the authority to award annual cash bonuses to Jason’s executive officers (except that only the Seller Compensation Committee could award an annual cash bonus to Jason’s Chief Executive Officer). The annual cash bonuses were intended to offer incentive compensation by rewarding the achievement of corporate and individual performance objectives. The Seller Compensation Committee designed Jason’s Management Incentive Compensation Plan (the “Jason MIC”), a plan intended to motivate and reward key Jason personnel who contributed materially to EBITDA growth, Operating Cash Flow generation, and achievement of other business objectives.

On an annual basis, or at the commencement of an executive officer’s employment with Jason, Jason’s Chief Executive Officer and the Seller Compensation Committee typically set a target level of bonus compensation that is structured as a percentage of such executive officer’s annual base salary. Depending upon corporate and individual performance, an executive officer could receive up to 125% of his or her target bonus amount. As referenced above, the performance metrics and objectives were weighted by Jason’s Chief Executive Officer and the Seller Compensation Committee so that the amount of an individual’s bonus is comprised of three elements: EBITDA Bonus which comprises 70% of the overall bonus, Operating Cash Flow Bonus which comprises 20% of the overall bonus, and a discretionary portion of the bonus which comprises 10% of the overall bonus.

The Seller Compensation Committee had full power to amend, modify, construe and interpret the Jason MIC, including, without limitation to modify definitions and adjust EBITDA Targets and Operating Cash Flow Targets for nonrecurring or extraordinary events.

For fiscal year 2013, our Chief Executive Officer and the Seller Compensation Committee established the target percentage amounts for the cash bonuses for each of Jason’s named executive officers. For fiscal year 2013, the target bonus levels of Messrs. Westgate, Cripe, Cataldi, Hengel, and Cummings were 125%, 100%, 100%, 40% and 100% of their fiscal year 2013 base salaries, respectively. As a result of their performance under the Jason MIC for fiscal year 2013, Messrs. Westgate, Cripe, Cataldi, Hengel, and Cummings earned cash bonuses in respect of fiscal year 2013 (but paid in fiscal year 2014) of 134%, 107%, 110%, 42.8% and 102.5% of their fiscal year 2013 base salaries, respectively. Our bonuses are generally paid in the first quarter of the year following the bonus year.

Special Transaction Bonus

In addition to Jason’s annual bonus program, in 2013, Jason awarded certain directors and executives, including the named executive officers, a transaction bonus to reward such individuals for their contributions to a successful consummation of a series of transactions pursuant to which the Seller redeemed its outstanding preferred stock and made distributions to certain of its equity holders. These transaction bonuses were not previously agreed to with the recipients, but our board of directors determined that such awards were appropriate in light of the efforts of the recipients in respect of the transactions.

Long-Term Equity-Based Compensation

Jason’s Chief Executive Officer and the Seller’s board of directors believed that equity-based compensation is an important component of an executive compensation program and that providing a significant portion of executive officers’ total compensation package in equity-based compensation aligns the incentives of executives with the interests of stockholders and with long-term corporate success by rewarding the creation of stockholder value over time. Additionally, Jason’s Chief Executive Officer and the Seller’s board of directors believed that equity-based compensation awards enabled Jason to attract, motivate, retain and adequately compensate executive talent. To that end, the Seller awarded equity-based compensation in the form of profits interests to Jason executives.

Profits Interests

Generally, each Jason executive officer was provided with an equity grant in the form of profits interests in the Seller when they joined Jason based upon his or her position and relevant prior experience. Profits interests entitle the holder to participate in the profits of the issuing entity (here, the Seller) to the extent such profits, as measured upon certain events, exceed the “threshold amount” applicable to such profits interests. The “threshold amount” generally refers to the value of the assets of the issuing entity (here, the Seller) on the relevant grant date.

The profits interests grants were made in two forms of units: Class E-1 profits interests units and Class E-2 profits interests units. Class E-1 profits interests units are time vesting units that vest over a period of four years with twenty-five percent vesting on each of the first four anniversary dates as long as the holder is then employed on a full-time basis by the Seller or its subsidiaries. Further, upon the consummation of a change in control of the Seller, unvested E-1 profits interests units vest if the holder is then employed on a full-time basis by the Seller or its subsidiaries. Class E-2 profits interests units generally vest upon the consummation of a change in control of the Seller that achieves certain performance criteria as long as the holder is then employed on a full-time basis by the Seller or its subsidiaries. For the sake of clarity, a sale of Jason (including this Business Combination) will constitute a change of control of the Seller but not a change in control under Jason’s existing employment agreements with its named executive officers.

In addition to the profits interests granted upon hiring, the Seller Compensation Committee has made other grants of profits interests to retain Jason executives and to recognize the achievement of corporate and individual goals or strong individual performance. Such profits interests awards have also been in the form of Class E-1 and Class E-2 profits interests units.

Historically, the Seller Compensation Committee and Jason’s Chief Executive Officer have made all equity grant decisions with respect to Jason’s executive officers, and the Seller Compensation Committee, without Jason’s Chief Executive Officer, has made all equity grant decisions with respect to Jason’s Chief Executive Officer. The Seller Compensation Committee and Jason’s Chief Executive Officer considered many factors when determining the size of an equity grant, including how the responsibilities of an individual’s position could impact the Seller or Jason’s business goals and results. The Seller and Jason have not used formal benchmarking to determine the size of equity grants made to executive officers.

2014 Equity Incentive Plan

Following the Business Combination, we will discontinue the use of profits interests and intend to award incentive equity awards under the Jason Industries, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”), subject to its approval by our stockholders, The 2014 Omnibus Incentive Plan is described in “Proposal No. 7—Approval and Adoption of the Jason Industries, Inc. 2014 Omnibus Incentive Plan.” We further anticipate that going forward, our board of directors or compensation committee will primarily determine the size and terms and conditions of equity grants made to all of our executive officers whether under the 2014 Omnibus Incentive Plan or otherwise after reviewing market data and consultation with our independent consultants.

Other Executive Benefits and Perquisites

In addition to base salary and the bonus and equity opportunities described above, Jason provided the following benefits to Jason’s executive officers on the same basis as other eligible Jason employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

Jason believed that these benefits are generally consistent with those offered by other companies and specifically with those companies with which Jason competed for employees.

Jason provided certain other benefits to executive officers to insure that it could recruit and retain those individuals with the requisite ability to achieve Jason’s corporate objectives. To that end, Jason provided certain executive officers an annual automobile allowance, long term care, reimbursement for tax preparation, and club membership. Any such benefits provided to our named executive officers are included in the Summary Compensation Table below.

Employment Agreements and Severance and Change of Control Benefits

A strong, experienced management team is essential to the best interests of a company and its shareholders. Jason recognized that the possibility of a change in control could arise and that such a possibility could result in the departure or distraction of members of Jason’s management team to the detriment of the Jason and its stockholders. Thus, Jason entered into employment agreements with the named executive officers in order to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. These benefits are described in the section entitled “Employment Agreements.” For the sake of clarity, this Business Combination will not constitute a change in control under any employment agreements with Jason’s named executive officers.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits a public company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Pursuant to Section 162(m), compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Prior to the Business Combination, Section 162(m) did not apply to Jason. Following the Business Combination, our compensation committee will determine whether and/or how to structure our compensation arrangements so as to preserve the related federal income tax deductions.

Section 409A Considerations

Another section of the Internal Revenue Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and will review and amend our compensation arrangements where necessary to comply with Section 409A.

2013 Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended December 31, 2013 earned by, awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David C. Westgate	2013	826,177	2,159,131	1,076,689	70,708	4,132,705
Stephen Cripe	2013	334,648	955,412	358,451	44,419	1,692,930
David Cataldi	2013	317,744	350,646	357,614	43,134	1,069,138
Sean Cummings	2013	263,407	237,406	281,875	31,749	814,437
John Hengel	2013	287,162	254,801	111,879	41,883	695,725

(1)

The amounts listed in this column include a non-recurring transaction bonus that Jason paid to each named executive in fiscal year 2013. As described in the Special Transaction Bonus section above, these bonuses were paid in 2013 to certain individuals, including the named executives, to reward such individuals for a successful consummation of a series of transactions pursuant to which Jason redeemed its outstanding preferred stock and Seller made distributions to certain of its equity holders.
(2)	The amounts listed in this column include each named executive officer’s yearly Jason MIC bonus payment with respect to fiscal year 2013, which was paid on March 15, 2014. The amount listed in the table does not include the Jason MIC bonuses earned by the named executives in respect of fiscal year 2012 that were paid in fiscal year 2013.
(3)	This column includes contributions made to Jason’s 401(k) Plan made by Jason on behalf of each executive, term life insurance, accidental death and dismemberment insurance, disability insurance, long-term care insurance and other personal benefits as follows:

Name	401(k) Match(a) ($)(a)	Term Life Insurance ($)(b)	Long- Term Care Insurance ($)(b)	Automobile Allowance ($)	Other Personal Benefits ($)(c)
David C. Westgate	8,670	1,577	7,973	12,900	39,588
Stephen Cripe	8,670	1,577	11,701	9,300	13,171
David Cataldi	8,670	1,577	11,700	8,408	12,779
Sean Cummings	8,670	1,577	11,780		9,722
John Hengel	8,670	1,577	11,780	9,300	10,556

(a)	Reflects amounts of contributions to Jason’s 401(k) Plan made by Jason on behalf of each executive.
(b)	Represents premiums paid by Jason for applicable insurance policies.
(c)	Other personal benefits include: accidental death and dismemberment benefits; health care benefits; tax preparation benefits provided to Messrs. Westgate, Cripe, and Hengel; financial planning benefit provided to Mr. Westgate; health club membership provided to Messrs. Westgate and Cripe; golf club memberships provided to Messrs. Westgate and Cataldi; long-term disability insurance provided to Mr. Westgate.

2013 Grants of Plan Based Awards

No equity awards were made to the named executives in fiscal year 2013. The following table sets forth certain information concerning grants of cash-based awards made by Jason to the named executive officers under the Jason MIC during fiscal year 2013. The threshold, target and maximum incentive award amounts shown in the table represent the amounts to be paid if Jason’s performance had met the respective levels of the applicable performance measures. The Jason MIC is more fully described under the “Bonus” section.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date (2)	Threshold ($)	Target ($)	Maximum ($)
David C. Westgate	3/12/2013	895,563	1,006,250	1,257,813
Stephen Cripe	3/12/2013	298,150	335,000	418,750
David Cataldi	3/12/2013	289,339	325,100	406,375
Sean Cummings	3/12/2013	244,750	275,000	343,750
John Hengel	3/12/2013	93,058	104,560	130,700

(1)	The non-equity incentive plan information represents Jason’s annual bonus grants pursuant to the Jason MIC for fiscal year 2013. The amounts in this table show the threshold, target and maximum bonus amounts payable to the named executives assuming Jason satisfied the relevant performance measures with respect to fiscal year 2013. The actual amounts paid in respect of 2013 are shown in the Summary Compensation Table above.
(2)	The grant date is the date that the Seller Compensation Committee met and approved the Jason MIC for fiscal year 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table sets forth certain information with respect to outstanding Seller equity awards of our named executive officers as of December 31, 2013 with respect to the named executive officer. The market value of the shares in the following table is the fair value of such shares at December 31, 2013.

	Stock Awards (in the form of Class E Profits Interests Units)
Name	Number of E1 Profits Interests Units That Have Not Vested (#)(1)(2)	Market Value of E1 Profits Interests Units That Have Not Vested ($)(3)	Number of E2 Profits Interests Units That Have Not Vested (#) (4)	Market Value of E2 Profits Interests Units That Have Not Vested ($)(3)
David C. Westgate	208.24	689,066	1,665.87	6,960,005
Stephen Cripe	65.07	215,317	520.59	2,175,025
David Cataldi	52.06	172,267	416.47	1,740,012
Sean Cummings	52.06	172,267	416.47	1,740,012
John Hengel	13.02	43,083	104.12	435,013

(1)	The awards shown in this table are not traditional stock awards, but awards of profits interests in the Seller. These profits interests have been granted in the form of E1 and E2 profits interests units, each of which entitle the executive to participate in the profits of the Seller to the extent the profits, as measured on certain events, exceed the “threshold amount” applicable to such profits interests. The “threshold amount” generally refers to the value of the assets of the issuing entity (here, the Seller) on the relevant grant date. The threshold amounts for the profits interests listed above are $1,869 for each E1 unit and $1,000 for each E2 unit. The E1 Units are time-vesting and vest over a period of four years with twenty-five percent vesting on each of the first four anniversary dates as long as the executive is then employed on a full-time basis by the Seller or its subsidiaries. Further, upon the consummation of a change in control of the Seller, all of the unvested E1 units vest if the executive is then employed on a full-time basis by the Seller or its subsidiaries. The E2 units are performance vesting and vest upon the consummation of a change in control of the Seller that achieves certain performance criteria if the executive is then employed on a full-time basis by the Seller or its subsidiaries.
(2)	As of December 31, 2013, 75% of the E1 units granted to our named executive officers had vested. The remaining E1 units held by our named executives will vest on the earlier of September 21, 2014 and the completion of the Business Combination. In the case of Mr. Cummings, even though he has separated from Jason, his E1 units will also accelerate on the earlier of September 21, 2014 and the completion of the Business Combination because the E1 units have a six-month look forward feature for vesting and accelerated change in control vesting.
(3)	Market value of unvested units is based on is the amount of proceeds the relevant Class E unit would have received assuming the Seller had liquidated on December 31, 2013. On a per unit basis, E1 units were valued at $3,309 and E2 units were valued at $4,178. In each case, the valuation is net of the threshold amount applicable to such E unit.
(4)	As of December 31, 2013 all E2 units held by our named executive officers were unvested. Except in the case of Mr. Cummings who separated from Jason on March 21, 2014, the E2 units held by our named executives will vest on the completion of the Business Combination. With respect to the E2 units held by Mr. Cummings, he forfeited his E2 units upon his separation from Jason, except that he was allowed to retain one-third of his E2 units and such retained E2 units will accelerate upon the completion of the Business Combination if such completion occurs within six months of Mr. Cummings’ separation date.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to the vesting of the Seller’s Class E Profits Interests Units during the fiscal year ended December 31, 2013 with respect to our named executive officers.

	Stock Awards (in the form of Class E Profits Interests Units)
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David C. Westgate
Chief Executive Officer	208.24	689,066
Stephen Cripe
Chief Financial Officer	65.07	215,317
David Cataldi
President, Janesville Acoustics and Components	52.06	172,267
Sean Cummings
President, Milsco	52.06	172,267
John Hengel
Vice-President Finance Jason Incorporated	13.02	43,083

(1)	The awards shown in this table are not traditional stock awards, but awards of profits interests in the Seller. These profits interests have been granted in the form of E1 and E2 profits interests units, each of which entitle the executive to participate in the profits of the Seller to the extent the profits, as measured on certain events, exceed the “threshold amount” applicable to such profits interests. The “threshold amount” generally refers to the value of the assets of the issuing entity (here, the Seller) on the relevant grant date. The threshold amounts for the profits interests listed above are $1,869 for each E1 unit and $1,000 for each E2 unit. The E1 Units are time-vesting and vest over a period of four years with twenty-five percent vesting on each of the first four anniversary dates as long as the executive is then employed on a full-time basis by the Seller or its subsidiaries. Further, upon the consummation of a change in control of the Seller, all of the unvested E1 units vest if the executive is then employed on a full-time basis by the Seller or its subsidiaries. The E2 units are performance vesting and vest upon the consummation of a change in control of the Seller that achieves certain performance criteria if the executive is then employed on a full-time basis by the Seller or its subsidiaries.
(2)	Value realized on vesting is based on the amount of proceeds the relevant Class E unit would have received assuming the Seller had liquidated on the date of vesting. On a per unit basis, E1 units were valued at $3,309 and E2 units were valued at $4,178. In each case, the valuation is net of the threshold amount applicable to such E unit.

Pension Benefits

Neither the Seller nor Jason sponsored any qualified or nonqualified defined benefit plans. Similarly, we do not sponsor any qualified or nonqualified defined benefit plans. Our board of directors or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

Neither the seller nor Jason sponsored any nonqualified defined contribution plans or other nonqualified deferred compensation plans. Similarly, we do not sponsor any nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our board of directors or compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Employment Agreements

Each of our named executive officers has an employment agreement with Jason. The key provisions of each employment agreement are essentially the same. In addition to setting forth each executive’s base salary and bonus targets, the Jason employment agreements’ material provisions are:

•	Each employment agreement contains restrictive covenants, whereby the executive agrees to abide by non-solicitation and non-competition obligations for the duration that the executive is receiving severance period, as proved below.

•	Each employment agreement automatically renews in September for a one-year period unless a notice of non-renewal is provided by one party to the other party 60 days prior to any renewal date.

•	If executive is terminated without “cause” or “constructively discharged” (as such terms are defined in the employment agreement) or if Jason provides a notice of non-renewal to the executive, the executive is entitled to:

•	continued base salary for the “severance period,” as defined below:

•	18 months for Mr. Westgate, which is increased to 24 months in the case of such termination occurring 12 months after a change in control of Jason;

•	6 months for Mr. Hengel, which is increased to 12 months in the case of such termination occurring 12 months after a change in control of Jason; and

•	12 months for each other named executive officer, which is increased to 18 months in the case of such termination occurring 12 months after a change in control of Jason.

•	pro-rata bonus based on actual results (or, in the case of Mr. Westgate, based on the prior year’s award), to be paid at the same time the bonus would have otherwise been paid;

•	continued health and welfare benefits for the applicable executive’s severance period;

•	outplacement services; and

•	continuation of certain insurance benefits and perquisites during the executive’s applicable severance period, as further described in detail in the following two tables.

•	In order to be eligible for the above-referenced severance benefits, the executive must enter into a general release of claims in favor of Jason and its affiliates and comply with the restrictive covenants in the employment agreement.

Further, if the named executive’s employment with Jason is terminated due to his death or long-term disability, then the executive is entitled to (i) three months of continued base salary, to be paid in equal monthly installments and (ii) a pro-rata annual bonus based on actual results for the fiscal year in which the termination occurs, to be paid when the bonus would have otherwise been paid. The aggregate estimated values of such payments if such a termination occurred on December 31, 2013 are as follows: $1,207,500 for Mr. Westgate, $418,750 for Mr. Cripe, $406,375 for Mr. Cataldi, $343,750 for Mr. Cummings and $169,910 for Mr. Hengel.

Potential Payments Upon a Qualifying Termination

The following table sets forth quantitative estimates of each named executive’s severance payments and benefits upon a termination without “cause” or if the executive is “constructively discharged” (as such terms are defined in the employment agreement) or if the executive is provided with a notice of non-renewal (collectively a

“Qualifying Termination”). The amounts below reflect potential severance payments and benefits pursuant to the Jason employment agreements with each named executive officer, assuming the executive experienced a Qualifying Termination from Jason on December 31, 2013 and timely entered into a release agreement with Jason. In addition to these payments and benefits, each executive is entitled to a six-month look forward period in regards to the vesting and accelerated change in control vesting provisions his Class E1 units. Meaning, that if a time vesting date is scheduled for the six-month period after the executive’s termination date or if a change in control of the Seller happens during such six-month period, then the executive will receive the benefit of such vesting.

Name of Executive Officer	Cash Severance Benefits ($)(1)	Continued Health Benefits ($)	Outplacement Services ($)	Continuation of Certain Insurance Benefits and Perquisites ($)(3)	Total ($)
David C. Westgate	2,169,100	15,912	10,000	45,660	2,240,672
Stephen Cripe	670,000	10,608	8,500	13,472	702,580
David Cataldi	650,200	9,528	8,500	13,471	681,699
Sean Cummings(2)	550,000	9,528	8,500	13,551	581,579
John Hengel	235,260	4,764	8,500	6,616	255,140

(1)	This column includes the continued base salary for each executive’s applicable “severance period” and pro-rata bonus payment (as described above in the “Employment Agreement” section). The pro-rata bonus estimate assumes the annual bonus will be achieved at 100% of the executive’s target level bonus, except for the Mr. Westgate’s pro-rata bonus award, which consistent with his employment agreement, is based on the prior year’s bonus performance.
(2)	Mr. Cummings separated from Jason on March 21, 2014. Upon his separation, Mr. Cummings was entitled to cash severance benefits, continued health benefits, outplacement services and continuation of certain insurance benefits and perquisites, as set forth in his employment agreement with Jason. The amounts of such benefits are as follows: $343,750, $9,528, $8,500 and $13,551, respectively ($375,329 in total). Additionally, in recognition of Mr. Cummings’ dedicated service to Jason, the Seller chose to allow Mr. Cummings to retain one-third of his Class E2 profits interests units, and for such retained E2 units to vest if the Business Combination is consummated within six months of Mr. Cummings’ separation. Namely, Mr. Cummings was allowed to retain 138.82 Class E2 profits interests units, and the market value of such acceleration (assuming a December 31, 2013 market value) is $579,989.
(3)	This column includes continuation the estimated value of the continuation of life insurance benefits, long-term disability, long-term care, accidental death and dismemberment, and golf and fitness club memberships.

Potential Payments Upon a Qualifying Termination in connection with a Change in Control

The following table sets forth quantitative estimates of each named executive’s severance payments and benefits upon a termination without “cause” or if the executive is “constructively discharged” (as such terms are defined in the employment agreement) or if the executive is provided with a notice of non-renewal, in each case within the 12 months following a change in control of Jason (collectively a “CIC Qualifying Termination”). The amounts below reflect potential severance payments and benefits pursuant to the Jason employment agreements with each named executive officer, assuming the executive experienced a CIC Qualifying Termination from Jason on December 31, 2013 and timely entered into a release agreement with Jason. In addition to these payments and benefits, each executive is entitled to a six-month look forward period in regards to the vesting and accelerated change in control vesting provisions his Class E1 units. Meaning, that if a time vesting date is scheduled for the six-month period after the executive’s termination date or if a change in control of the Seller happens during such six-month period, then the executive will receive the benefit of such vesting.

Name of Executive Officer	Cash Severance Benefits(1) ($)	Continued Health Benefits ($)	Outplacement Services ($)	Continuation of Certain Insurance Benefits and Perquisites ($)(2)	Total ($)
David C. Westgate	2,571,600	21,216	10,000	60,880	2,663,696
Stephen Cripe	837,500	15,912	8,500	26,944	888,856
David Cataldi	812,750	14,292	8,500	26,942	862,484
Sean Cummings	687,500	14,292	8,500	27,102	737,394
John Hengel	365,960	9,528	8,500	13,232	397,220

(1)	This column includes the continued base salary for each executive’s applicable “severance period” and pro-rata bonus payment (as described above in the “Employment Agreement” section). The pro-rata bonus estimate assumes the annual bonus will be achieved at 100% of the executive’s target level bonus, except for the Mr. Westgate’s pro-rata bonus award, which consistent with his employment agreement, is based on the prior year’s bonus performance.
(2)	This column includes the estimated value of the continuation of life insurance benefits, long-term disability, long-term care, accidental death and dismemberment, and golf and fitness club memberships.

In connection with the Business Combination, the named executives have negotiated new employment agreements (the “New Employment Agreements”), which effective and contingent upon the Business Combination will replace and supersede the named executive’s current employment agreements. Below is a summary of each named executive’s New Employment Agreement.

The Company has agreed to the material terms of an employment agreement to be entered into with David Westgate (the “Westgate Employment Agreement”), which shall become effective as of the consummation of the transactions contemplated by the Purchase Agreement. The Westgate Employment Agreement provides for Mr. Westgate to serve as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company, and contemplates an initial term of employment commencing on the closing under the Purchase Agreement and ending on December 31, 2017, subject to automatic one-year renewal periods, unless terminated by either party upon at least 60 days advance notice. In addition, the Westgate Employment Agreement provides for an annual base salary of no less than $906,000, the entitlement to customary employee benefits, and an annual target bonus opportunity of 125% of base salary.

In the event Mr. Westgate’s employment is terminated by the Company without “cause,” Mr. Westgate terminates employment pursuant to a “constructive termination” (as such terms are defined in the Westgate Employment Agreement) or if the Company provides a notice of non-renewal to Mr. Westgate, subject to the execution of a release of claims and continued compliance with the restrictive covenants (as described below), he will receive, in addition to his accrued benefits: (i) two times the sum of his base salary and target bonus, payable in installments over the 12 month period following his termination of employment, which shall accelerate to a lump sum payment of two times the sum of his base salary and target bonus in the event such termination occurs within 12 months following a “change in control” (as such term is defined in the Westgate Employment Agreement); (ii) a pro rata bonus for the year of termination; (iii) continued health and welfare benefits ending on the first to occur of (A) 18 months or, in case such termination occurs within 12 months following a change in control, 24 months following the termination of Mr. Westgate’s employment, and (B) the date Mr. Westgate accepts employment from an unaffiliated company; and (iv) outplacement services. In the event Mr. Westgate’s employment is terminated due to his death or disability, he will be entitled to his base salary for three months following the date of termination plus a pro rata bonus for the year of termination.

The Westgate Employment Agreement further contains a 280G cutback pursuant to which, in the event any payments or benefits provided to Mr. Westgate constitute “parachute payments” within the meaning of Section 280G of the Code, Mr. Westgate would be entitled to the greater of, as determined on an after-tax basis, (i) such parachute payments or (ii) the greatest reduced amount of such parachute payments as would result in no amount of such parachute payments being subject to an excise tax pursuant to Section 280G.

In addition, the Westgate Employment Agreement provides for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during his employment and for a period of 18 months thereafter or, for the period of 24 months thereafter if he is receiving the enhanced change in control severance benefits described above, he will not compete with the Company or solicit the Company’s employees, customers or business, and (iv) a mutual agreement between Mr. Westgate and the Company that during his employment and for a period of two years thereafter neither Mr. Westgate nor the Company will disparage the other.

The Company has also agreed to the material terms of employment agreements to be entered into with Messrs. Cripe, Cataldi and Hengel (the “Executive Employment Agreements”), which shall become effective as of the consummation of the transactions contemplated by the Purchase Agreement and pursuant to which Mr. Cripe serves as the Chief Financial Officer, Mr. Cataldi as the President of Janesville Acoustics and Mr. Hengel as the Vice President of Finance. The Executive Employment Agreements contemplate an initial term of employment commencing on the closing under the Purchase Agreement and ending on December 31, 2017, subject to automatic one-year renewal periods, unless terminated by either party upon at least 60 days advance notice. In addition, the Executive Employment Agreements provide for an annual base salary of no less than $369,600 for Mr. Cripe, $366,600 for Mr. Cataldi and $286,200 for Mr. Hengel, the entitlement to customary employee benefits, and an annual target bonus opportunity of 100% of base salary in the case of Messrs. Cripe and Cataldi and 40% in the case of Mr. Hengel.

In the event the executives’ employment is terminated by the Company without “cause,” the executives terminate employment pursuant to a “constructive termination” (as such terms are defined in the Executive Employment Agreements) or if the Company provides a notice of non-renewal to the executives, subject to the execution of a release of claims and continued compliance with the restrictive covenants (as described below), in addition to their accrued benefits, (A) Mr. Cripe will be entitled to receive the product of 1.5 and the sum of (x) his base salary and (y) an amount equal to his target bonus, payable in installments over the 18 month period following his termination of employment (or payable in a lump if such termination occurs within 12 months following a “change in control” (as defined in the Executive Employment Agreements)), (B) Mr. Cataldi will be entitled to receive the product of 1.0 (or 1.5 in the event such termination occurs within 12 months following a change in control) and the sum of (x) his base salary and (y) an amount equal to his target bonus, payable in installments over the 12 month period following his termination of employment (or payable over the 18 month period if such termination occurs within 12 months following a change in control), and (C) Mr. Hengel will be entitled to receive 1.0 (or 1.5 if such termination occurs within 12 months following a change in control) times his base salary, payable in installments over the 12 month period following his termination of employment (or payable over the 18 month period if such termination occurs within 12 months following a change in control). In addition, each executive will be entitled to receive (i) a pro rata bonus for the year of termination; (ii) continued health and welfare benefits ending on the first to occur of (A) (x) 12 months or, in case such termination occurs within 12 months following a change in control, 18 months following the termination of the executives’ employment in the case of Messrs. Cataldi and Hengel, or (y) 18 months in the case of Mr. Cripe, and (B) the date they accept employment from an unaffiliated company; and (iii) outplacement services. In the event the executives’ employment is terminated due to their death or disability, they will be entitled to their base salary for three months following the date of termination plus a pro rata bonus for the year of termination.

The Executive Employment Agreements further contains a 280G cutback pursuant to which, in the event any payments or benefits provided to the executives constitute “parachute payments” within the meaning of Section 280G of the Code, the executives would be entitled to the greater of, as determined on an after-tax basis, (i) such parachute payments or (ii) the greatest reduced amount of such parachute payments as would result in no amount of such parachute payments being subject to an excise tax pursuant to Section 280G.

In addition, the Executive Employment Agreements provide for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during the executives’ employment and for a period of (A) 12 months thereafter or, for the period of 18 months thereafter if they are receiving the enhanced change in control severance benefits described above in the case of Messrs. Cataldi and Hengel, or (B) 18 months thereafter in the case of Mr. Cripe, the executives will not compete with the Company or solicit the Company’s employees, customers or business, and (iv) an agreement between the executives and the Company that during their employment and for a period of two years thereafter the executives will not disparage the Company.

The employment agreement between Sean Cummings and Jason was terminated in connection with his termination of employment (as described in the section captioned “Potential Payments Upon a Qualifying Termination”).

Summary of Potential Transaction Payments to Named Executive Officers

The following table indicates the dollar amounts payable upon the completion of the Business Combination and a contemporaneous Qualifying Termination pursuant to the Seller equity arrangements and the New Employment Agreements, in each case, as described above. For purposes of this disclosure, we have assumed that the Business Combination and the Qualifying Termination will occur on June 30, 2014.

Golden Parachute Compensation Table

Executive Officer	Cash ($) (1)	Equity ($) (2)	Perquisites / Benefits ($) (3)	Total ($)
David Westgate	$4,643,250	$8,113,833	$78,138	$12,835,221
Stephen Cripe	$1,293,600	$2,535,594	$49,125	$3,878,319
David Cataldi	$916,500	$2,028,465	$31,669	$2,976,634
Sean Cummings	$0	$799,601	$0	$799,601
John Hengel	$343,440	$507,129	$31,430	$881,999

(1)	Amounts in this column represent the value of the potential cash severance payments payable to each executive pursuant to the executive’s New Employment Agreement assuming a Qualifying Termination and Business Combination on June 30, 2014. The amounts in this column further assume that target bonus levels were achieved so that the pro-rata bonus portion of the severance is paid at 50% of target levels (i.e., prorated for 6 months of the year). Mr. Cummings’ employment was terminated prior to the Business Combination and therefore his post-Business Combination potential severance amount is $0.
(2)	The per unit price used for purposes of this table represents the Purchase Price from the Purchase Agreement ($538.65 million) being distributed among the Seller’s unitholders, after reasonable assumptions about expected adjustments and expenses to be deducted from the Purchase Price. Based on these reasonable assumptions, we estimate that each E-1 unit held by the named executive officers would receive $3,557, which is $5,426 minus the applicable threshold amount of $1,869 and each E-2 unit held by the named executive officers would receive $4,426, which is $5,426 minus the applicable threshold amount of $1,000.

(3)	The amounts in this column include the value of the additional benefits that may be provided upon a Qualifying Termination following completion of the Business Combination, including continued health benefits and insurance benefits as outlined in more detail below:

Executive	Continued health benefits	401(k) Contribution	Life insurance benefits	AD&D Premium	Long Term Disability	Long Term Care
David Westgate	$21,216	$17,340	$3,154	$389	$20,094	$15,946
Stephen Cripe	$15,912	$13,005	$2,365	$292	$0	$17,552
David Cataldi	$9,528	$8,670	$1,577	$194	$0	$11,700
John Hengel	$9,528	$8,670	$1,374	$153	$0	$11,705

Director Compensation

The Seller has provided cash compensation to the non-employee directors listed below for their services as directors or members of committees of the Seller’s board of directors. Each non-employee member of the Seller’s board of directors receives the following cash compensation for board services in fiscal year 2013, as applicable, and as set forth in the table below:

•	$30,000 per year for service as a board member; and

•	Stock Awards (in the form of Class E Profits Interests Units) upon joining the Seller’s board of directors.

Our employee directors do not receive additional compensation for their board service and our Seller-affiliated directors do not receive compensation for their board services, though the Seller reimburses all of its directors for their reasonable expenses (if any) incurred in attending meetings of the board of directors and committees of the board of directors.

Name	Fees Earned or Paid in Cash ($)	E1 Profits Interests Unit Grant ($)(1)(2)	E2 Profits Interests Unit Grant ($)	Additional Payments ($)(3)	Total ($)
Vince Martin	30,000			59,354	89,354
Gary Collar	30,000			7,997	37,997
Thomas J. Ward	12,500	0	0		12,500

(1)	The awards shown in this table are not traditional stock awards, but awards of profits interests in the Seller. These profits interests have been granted in the form of E1 and E2 profits interests units, each of which entitle the holder to participate in the profits of the Seller to the extent the profits, as measured on certain events, exceed the “threshold amount” applicable to such profits interests. The “threshold amount” generally refers to the value of the assets of the issuing entity (here, the Seller) on the relevant grant date. The threshold amount Mr. Ward’s E1 and E2 profits interests units is $3,491. The E1 Units are time-vesting and vest over a period of four years with twenty-five percent vesting on each of the first four anniversary dates as long as Mr. Ward is then serving as an independent director of the Seller’s board of directors. Further, upon the consummation of a change in control of the Seller, all of the unvested time vesting units vest if Mr. Ward is then serving as an independent director of the Seller’s board of directors. The E2 units are performance vesting and vest upon the occurrence of a change in control of the Seller that achieves certain performance criteria as long as Mr. Ward is then serving as an independent director of the Seller’s board of directors.
(2)	Only Mr. Ward was awarded profits interests in 2013 (26.03 E1 Units and 52.06 E2 Units), and the aggregate grant date fair value of Mr. Ward’s E1 and E2 units was $0 computed in accordance with FASB ASC Topic 718 and note 13 to the financial statements on page F-36. Messrs. Martin and Collar were not awarded Class E profits interests (or any other equity award) in 2013. The aggregate number of Class E profits interests held by each of the directors as of December 31, 2013 was 156.18 for Mr. Martin, 78.09 for Mr. Collar and 78.09 for Mr. Ward.

(3)	As described above in the “Special Transaction Bonus” section, the additional payment was paid in 2013 to certain executives and directors, including Vince Martin and Gary Collar, to reward such individuals for a successful consummation of a series of transactions pursuant to which Jason redeemed its outstanding preferred stock and Seller made distributions to certain of its equity holders.

Director Compensation following this Business Combination

After the Business Combination, our board of directors will establish an “Independent Director Compensation Policy.” As part of the development of that policy, it is expected that each person who is initially elected, continues to serve on the board of directors, or is appointed to our board of directors after the effective date of the Business Combination, and who is a non-employee director at the time of the Business Combination or upon such initial election or appointment, will receive an annual cash retainer, an equity award and committee member retainer effective on the date of the Business Combination or on the date of such initial election or appointment.

JASON MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations of Jason should be read in conjunction with “Selected Consolidated Historical Financial Information of Jason” and Jason’s audited financial statements and related notes appearing elsewhere in this proxy statement. Jason’s actual results may not be indicative of future performance. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain financial measures, in particular the presentation of EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP. These non-GAAP financial measures are being presented because they provide readers of this proxy statement with additional insight into Jason’s operational performance relative to earlier periods and relative to its competitors. EBITDA and Adjusted EBITDA are key measures used by Jason to evaluate its performance. Jason does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. Readers of this proxy statement should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, are provided in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Jason’s year ends on December 31. Throughout the year, Jason reports its results using a fiscal calendar whereby each three month quarterly reporting period is approximately thirteen weeks in length and ends on a Friday. The exceptions are the first quarter, which begins on January 1, and the fourth quarter, which ends on December 31. For 2013, Jason’s fiscal quarters are comprised of the three months ended March 29, June 28, September 27 and December 31. In 2014, Jason’s first quarter is comprised of the three months ended March 28.

Overview

Jason is a global industrial manufacturing company with leading market share positions across each of its four industry-leading segments: finishing, seating, acoustics and components. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries.

Jason focuses on markets with sustainable growth characteristics and where it is, or has the opportunity to become, the industry leader. Jason’s finishing segment focuses on the production of industrial brushes, buffing wheels and buffing compounds that are used in a broad range of industrial and infrastructure applications. Jason’s seating segment supplies seating solutions to equipment manufacturers in the motorcycle, lawn and turf care, industrial, agricultural, construction and power sports end markets. The acoustics segment manufactures engineered non-woven, fiber-based acoustical products for the automotive industry. The components segment is a diversified manufacturer of stamped, formed, expanded and perforated metal components and subassemblies for rail and filtration applications, outdoor power equipment, small gas engines and smart utility meters.

During both the year ended December 31, 2013 and the three months ended March 28, 2014, approximately 28% of Jason’s sales were derived from customers outside the United States. As a diversified, global business, Jason’s operations are affected by worldwide, regional and industry-specific economic and political factors. Jason’s geographic and industry diversity, as well as the wide range of its products helps mitigate the impact of industry or economic fluctuations. Given the broad range of products manufactured and industries and geographies served, management does not use any indices other than general economic trends to predict the overall outlook for the Company. Jason’s individual businesses monitor key competitors and customers, including to the extent possible their sales, to gauge relative performance and the outlook for the future.

General Market Conditions and Trends; Business Performance and Outlook

While differences exist among its businesses, on an overall basis, demand for most of the Company’s products increased in the first quarter of 2014 when compared with the same period in 2013 and also increased for the full year 2013 when compared to 2012 resulting in sales growth from existing businesses.

Demand in Jason’s finishing segment is largely dependent upon overall industrial production levels in the markets it serves. Jason management believes that gross domestic product (“GDP”) and industrial production levels in such markets will continue to grow modestly in the near term. However, if there is no growth, or if GDP or production levels do not increase or shrink, reduced demand for the finishing segment’s products could have a material negative impact on the finishing segment’s net sales and/or income from continuing operations.

The seating segment is principally impacted by demand from U.S. based original equipment manufacturers serving the motorcycle, lawn and turf care, construction, agricultural and power sports market segments. In recent years, motorcycle and power sports production and the lawn and turf care equipment market have rebounded from recent declines, and global construction activity has improved. Jason management believes that, in the near term, the motorcycle, power sports and construction equipment industries will continue to show strength, while the lawn and turf care industries will experience normal seasonal demand, and the agricultural equipment industry will soften. However, if such industries weaken (or, in the case of agricultural equipment, soften more than anticipated), reduced demand for the seating segment’s products could have a material negative impact on the seating segment’s net sales and/or income from continuing operations.

Demand for products manufactured by Jason’s acoustics segment is primarily influenced by production levels in the North American automobile industry. Jason management believes that the North American automotive industry production, which has greatly increased over the last two years, will level off but show continued moderate strength in the near term and that the trend of increasing demand for enhanced vehicle acoustical performance using lighter weight recyclable materials will continue. However, if such industry weakens or such trend dissipates, reduced demand for the acoustics segment’s products could have a material negative impact on the acoustics segment’s net sales and/or income from continuing operations.

Sales levels for the components segment are dependent upon new railcar, small gas engine and smart utility production levels in the U.S., as well as general U.S. industrial production levels. In recent years, the rail industry has experienced strong growth in the wake of a need to upgrade an aging fleet. Jason management believes that in the near term the North American rail industry will continue to be strong and grow significantly, the small gas engine market will have normal seasonal demand, the demand for smart meter assemblies for the electric utility industry will remain at current levels and U.S. GDP and industrial production will grow modestly. However, if the North American rail industry is flat or declines, demand for such small gas engines or smart meter assemblies is weaker than anticipated and/or U.S. GDP is flat or shrinks, reduced demand for the components segment’s products could have a material negative impact on the components segment’s net sales and/or income from continuing operations.

In addition to the trends discussed above, the Company’s continued investments in sales growth initiatives and the other business-specific factors discussed below contributed to year-over-year sales and profit growth. Geographically, year-over-year sales growth during 2013 occurred in the United States and higher-growth markets such as Mexico, Brazil and Asia. Western Europe did grow slightly in the latter part of 2013 on a year-over-year basis, but sales were down on a full year basis. Jason expects overall market conditions to remain challenging due to macro-economic uncertainties and monetary and fiscal policies of countries where we do business. While individual businesses and end markets continue to experience volatility, Jason expects to benefit as general economic conditions in North America and Western Europe are expected to experience modest growth. Regarding economic conditions, as discussed above, we expect the following in the near term:

•	modest global GDP growth;

•	continued strength in key sectors such as the North American automotive, motorcycle, rail and construction industries;

•	lower demand in the agricultural equipment industry;

•	normal seasonal demand in the turf care and small gas engine markets; and

•	flat demand for smart meter assemblies for the electric utility industry.

Strategic Initiatives

Continued footprint rationalization—Jason serves its customers through a global network of manufacturing facilities, sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries. Jason’s geographic footprint has evolved over time with a focus on maximizing geographic coverage while optimizing costs. Over the past several years, Jason has closed several facilities in higher cost, mature markets and replaced them with facilities in higher growth, lower cost regions such as Mexico, India and Singapore. The Company believes that geographic proximity to existing and potential customers provides logistical efficiencies as well as important strategic and cost advantages and has also taken steps to realign its footprint within the United States During 2013, Jason began the discontinuation of manufacturing operations at its acoustics segment facility in Norwalk, Ohio and will complete the closure in 2014 as production is shifted to existing acoustics segment facilities in Michigan and Mississippi and a new facility in the Kansas City, Missouri area that will open in 2014, for the primary purpose of manufacturing acoustical components for a nearby automotive assembly plant. The Company anticipates that costs associated with rationalization activities as well as the capital required for any new facilities will be funded by cash generated from operating activities.

Expanding into new geographical regions—Jason believes that significant opportunity for growth exists in regions that are not currently served by its existing businesses and has identified several target markets throughout South America and Asia that it expects will provide best opportunities for new customer growth. As developing markets continue to grow and mature, Jason would expect to see a trend toward increases in the cost of labor, manufacturing, shipping and logistics; therefore, it is important that it establish a local presence to cost effectively serve those markets. Historically, the Company has approached its entry into new geographic markets by establishing low cost sales offices and warehousing operations which are then expanded to include manufacturing activities once a certain business level is achieved. This approach was used when Jason entered new markets in Mexico, Brazil and Singapore. As business segments expand into regions where other Jason businesses currently operate, our strategy is to utilize a “campus” approach where the business segment entering the market can leverage existing supply chains, human resources, sales personnel and facility capacity to quickly and economically expand production with limited new capital expenditures.

Acquisitions—Jason leverages acquisitions to continually drive its position in the markets it serves. Since its inception, Jason has successfully acquired and integrated 38 businesses. Jason has a well-defined, disciplined acquisition and post acquisition integration process and maintains a strong pipeline of acquisition opportunities. Due to the diverse target markets and highly fragmented competition, Jason’s leading market positions make it the logical potential acquirer for many of its competitors. Although its focus in recent years has been on executing add-on acquisitions, Jason believes its acquisition integration expertise creates a potential opportunity for the addition of new product portfolios, which would significantly increase its revenue and earnings growth opportunities. Jason intends to only pursue an acquisition if it is accretive to EBITDA (earnings before interest, income taxes, depreciation and amortization) margins and does not result in a significant increase in the ratio of its total debt to EBITDA. Upon the successful completion of the Business Combination, the Company will benefit from a structure that will provide the necessary capital for acquisition growth and it fully intends to continue to aggressively pursue its acquisition strategy in the upcoming year.

Margin Expansion—Jason is focused on creating operational effectiveness at each of its business segments through deployment of lean principles and implementation of continuous operational improvement initiatives. While many of these activities have focused on implementing shop floor improvements we have also targeted our selling and administrative functions in order to reduce the cost of serving our customers. Additionally, during the past three years, Jason’s research and development activities have placed more focus on developing new products that are of higher value to our customers, thereby providing customers with a better value proposition. Jason believes that developing new and innovative products will allow it to deepen its value-added relationships with customers, open new opportunities for revenue generation, enhance pricing power and improve margins. This strategy has been particularly effective in Jason’s acoustics segment where new fiber based products have been developed to capitalize on industry trends requiring quieter automobiles and products that meet end of vehicle life recycling standards and lower weight. We would expect to continue the trend of increased spending on product development in the coming year.

Factors that Affect Operating Results

Jason’s results of operations and financial performance are influenced by a number of factors, including the timing of new product introductions, general economic conditions and customer buying behavior. Jason’s business is complex, with multiple segments serving a broad range of industries world-wide. Jason has manufacturing and sales facilities around the world, and it operates in numerous regulatory and governmental environments. Comparability of future results could be impacted by any number of unforeseen issues.

Key Events

In addition to the factors described above, the following strategic and operational events, which occurred during the years ended December 31, 2013, 2012 and 2011, affected Jason’s results of operations:

The Morton acquisition. Results of acquisitions, including the October 13, 2011 acquisition of Morton Manufacturing Company (“Morton”) are included in Jason’s financial statements as of the date of acquisition. The hourly union employees of Morton were covered under a union-sponsored and trusteed multiemployer plan which required Jason to contribute a negotiated amount per hour worked. In connection with Jason’s withdrawal from the plan in 2012, it recorded a multiemployer pension plan withdrawal expense of $3.4 million which is presented as a separate line item in the accompanying consolidated statements of operations for the year ended December 31, 2012. The 2012 expense represented Jason’s best estimate of the present value of the withdrawal obligation. During 2013, the plan administrator provided Jason with the actual amount of the obligation which resulted in a $0.7 million reduction to the obligation that Jason recorded in 2012. Jason’s consolidated net sales for the years ended December 31, 2013, 2012 and 2011 include net sales of $34.1 million, $46.8 million and $10.4 million, respectively, relating to Morton. Morton is the leading manufacturer of slip-resistant walking surfaces for railcars, both for original equipment manufacturers (“OEM’s”) and aftermarket repair customers. Morton also supplies OEM’s and aftermarket customers in the agricultural, heavy equipment and general industrial space. The net sales decline in 2013 was a direct result of a change in the mix of the railcars produced by OEM’s. Morton has higher product content on covered hopper cars and during 2013 OEM’s produced fewer covered hopper cars in favor of tank cars which contain less of Morton’s product. The acquisition of Morton and other acquisitions impact the comparability of Jason’s financial results across periods. One of Jason’s key business strategies is to grow through acquisitions, and as such, it is likely that future comparability will continue to be impacted by acquisitions.

Newcomerstown Fire costs, net of recoveries. On November 27, 2011, Jason experienced a fire at its acoustics segment facility located in Newcomerstown, Ohio (the “Newcomerstown Fire”). The facility was comprised of approximately 93,000 square feet in one leased building with an additional 38,000 square foot expansion in process and employed 103 employees prior to the accident. The fire destroyed the entire leased facility and its contents. The fire created a business interruption as it affected production and shipments at the facility, operational costs, and business results. During the period after the fire, Jason worked closely with its insurance carriers to determine the amounts and timing of payment of insurance proceeds recoverable under its property and business interruption coverage. Although Jason expected to ultimately recover a majority of these charges and impairments under its insurance coverage, pursuant to GAAP, Jason recorded expenses associated with property, business interruption and deductibles, net of estimated recoveries. Jason recorded net losses of $2.9 million and $4.7 million during 2011 and 2012, respectively, and a net gain of $7.6 million was recorded in 2013 representing the recovery of costs incurred in 2011 and 2012 related to material and labor inefficiencies, outsourcing, facility start-up costs and professional fees. A gain of $4.9 million was also recorded in 2013 representing compensation received for lost margins caused by the fire. Jason also recorded gains of $6.1 million and $6.4 million during 2012 and 2013, respectively, from involuntary conversion of property, plant and equipment and a gain during 2013 associated with lost margins from business interruption caused by the fire. In September 2013, Jason settled its claims with insurance carriers for a total amount of $61.9 million and received the final settlement payment in October 2013 which enabled Jason to reflect the final accounting for the fire in the 2013 financial statements. The financial and operational impact from the fire affects comparability of Jason’s financial results across periods.

During 2013, Jason opened a new facility in Battle Creek, Michigan as a replacement to the Newcomerstown, Ohio location and was able to reach pre-fire production levels at this location during the third quarter of 2013. Jason did not experience significant losses of customer business or any long-term negative implications to its acoustics segment as a result of the fire.

The 2013 refinancing transactions. On February 28, 2013, Jason entered into a $260.0 million credit agreement with a syndicate of lenders. The new agreement includes a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan facility. The credit agreement was amended on November 14, 2013 to, among other things, increase the term loan by $10.0 million. The proceeds from the February 2013 borrowings, along with $14.2 million of existing cash, were used to retire borrowings outstanding under Jason’s previous U.S. credit agreement in the amount of $178.5 million, pay accrued interest of $0.9 million, pay related transaction fees and other expenses of $10.0 million and pay a dividend to its equityholders and redeem preferred stock in the aggregate amount of $49.8 million. The proceeds from the November 2013 borrowings, along with $23.4 million of existing cash, were used to pay related transaction fees and other expenses of $3.5 million and pay a dividend to equityholders and redeem preferred stock in the aggregate amount of $29.9 million. During June 2013, Jason used existing cash to pay a dividend to its equityholders and redeem preferred stock in the aggregate amount of $11.8 million. Upon completion of these transactions, Jason no longer had any preferred stock outstanding (the “2013 Refinancing Transactions”). In view of the changes to its capital structure, as well as the transaction costs and fees incurred and changes in interest rates resulting from the 2013 Refinancing Transactions, Jason’s interest expense, income before income taxes and net income for 2013 will not be comparable with prior periods.

Key Financial Definitions

Net sales. Net sales reflect Jason’s sales of its products net of allowances for returns and discounts. Several factors affect net sales in any period, including general economic conditions, weather conditions, the timing of acquisitions and the purchasing habits of its customers.

Cost of goods sold. Cost of goods sold includes all costs of manufacturing the products Jason sells. Such costs include direct and indirect materials, direct and indirect labor costs, including fringe benefits, supplies, utilities, depreciation, facility rent, insurance, pension benefits and other manufacturing related costs. The largest component of cost of goods sold is the cost of materials, which typically represents approximately 50% of net sales. Fluctuations in cost of goods sold are caused primarily by changes in sales levels, changes in the mix of products sold, and changes in the cost of raw materials. In addition, following acquisitions, cost of goods sold will be impacted by step-ups in the value of inventories required in connection with the accounting for acquired businesses.

Selling and administrative expenses. Selling and administrative expenses primarily include the cost associated with Jason’s sales and marketing, finance and administration, engineering and technical services functions. Certain corporate level administrative expenses such as payroll and benefits, incentive compensation, travel, marketing, accounting, auditing and legal fees and certain other expenses are kept within its corporate results and not allocated to its business segments.

As a result of the Purchase Agreement, Jason will become a public company and its securities will be listed on a public exchange. Consequently, Jason will need to comply with laws, regulations, and requirements that it did not need to comply with as a private company, including certain provisions of the Sarbanes-Oxley Act and related SEC regulations, as well as the listing requirements. Compliance with the requirements of being a public company will require Jason to increase operating expenses in order to pay employees, legal counsel, and accountants to assist Jason in, among other things, external reporting, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with its obligations under the federal securities laws. In addition, being a public company will make it more expensive for Jason to obtain director and officer liability insurance. Jason also expects to incur stock based compensation expense in order to incent key employees. Jason estimates that incremental annual public company costs will be between $2.5 million and $3.5 million.

Newcomerstown fire loss (gain), net. Refer to discussion under “Newcomerstown Fire costs, net of recoveries” above.

Impairment of long-lived assets. As required by GAAP, when certain conditions or events occur, Jason recognizes impairment losses to reduce the carrying value of goodwill, other intangible assets and property, plant and equipment to their estimated fair values. During the years ended December 31, 2012 and 2011, Jason recognized impairment losses with respect to idle manufacturing facilities located in Kolding, Denmark, Milwaukee, Wisconsin and Cleveland, Ohio.

Loss (gain) on disposals of fixed assets—net. In the ordinary course of business, Jason disposes of fixed assets that are no longer required in its day to day operations with the intent of generating cash from those sales.

Restructuring. In the past several years, Jason has made changes to its worldwide manufacturing footprint to reduce its fixed cost base. These actions have resulted in employee severance and other related charges, changes in its operating cost structure, movement of manufacturing operations and product lines between facilities, exit costs for consolidation and closure of plant facilities, employee relocation and lease termination costs, and impairment charges. It is likely that Jason will incur such costs in future periods as well. These operational changes and restructuring costs affect comparability between periods and segments.

Interest expense. Interest expense consists of interest paid to Jason’s lenders under its worldwide credit facilities and amortization of deferred financing costs.

Equity income. Jason maintains non-controlling interests in Asian joint ventures that are part of its finishing segment and it records a proportional share in the earnings of these joint ventures as required by GAAP. The amount of equity income recorded is dependent upon the underlying financial results of the joint ventures. During the three months ended March 28, 2014, Jason completed the sale of its equity interests in two of its joint ventures. As a result of the sale, equity income is expected to decrease in the future.

Gain from involuntary conversion of equipment. In connection with the Newcomerstown Fire, Jason has made capital expenditures for the years ended December 31, 2013, 2012 and 2011 to replace machinery, equipment and other assets destroyed in the fire. Under its insurance policies, Jason is entitled to receive cash equal to the replacement value of the assets destroyed in the fire. Because the replacement values are higher than the book values of the assets destroyed, a gain is recorded in accordance with GAAP at the time cash is received.

Other income. Other income is principally comprised of royalty income received from non-U.S. licensees, rental income from subleasing activities and public subsidies received in certain foreign locations.

Tax provision. Jason’s tax provision is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are different than U.S. federal statutory rate, state tax rates in the jurisdictions where Jason does business, tax minimization planning and its ability to utilize various tax credits and net operating loss carryforwards. Income tax expense also includes the impact of provision to return adjustments, changes in valuation allowances and changes in reserve requirements for unrecognized tax benefits.

Gain from sale of joint ventures. During the three months ended March 28, 2014, Jason completed the sale of its 50% equity interests in two Asian joint ventures for a total of $11.5 million and recorded a gain from sale of $3.5 million.

Accretion of preferred stock dividends and redemption premium. Jason records accretion of preferred stock dividends to reflect cumulative, undeclared dividends on its redeemable preferred stock. This recognition increases the preferred stock carrying value to its liquidation value through a charge to retained earnings, or in the absence of retained earnings, a charge to additional contributed capital. The accretion amounts are subtracted from net income to arrive at the net income available to common shareholders for the purposes of calculating Jason’s net income per share available to common shareholders. In addition, a redemption premium was recorded as a charge to retained earnings during the year ended December 31, 2013 as per the terms of the preferred shares.

General Factors Affecting the Results of Continuing Operations

Foreign exchange. Jason has a significant portion of its operations outside of the U.S. As such, the results of Jason’s operations are based on currencies other than the U.S. dollar. Changes in foreign currency exchange rates influence its financial results, and therefore the ability to compare results between periods and segments.

Seasonality . Jason’s seating segment is subject to seasonal variation due to the markets it serves and the stocking requirements of its customers. For Jason, the peak season has historically been during the period from November through May. Sales during these months are typically greater due to the shipments required to fill the inventory at retail stores and customer warehouses. There are, however, variations in the seasonal demands from year to year depending on weather, customer inventory levels, and model year changes. This seasonality and annual variations of this seasonality could impact the ability to compare results between time periods.

Consolidated Results of Operations for the Three Months Ended March 29, 2013 and March 28, 2014

	Three Months Ended
	March 29, 2013	Increase/(Decrease)		March 28, 2014
(in millions, except percentages)		$	%
Net sales	$179.7	$6.8	3.8%	$186.5
Cost of goods sold	139.3	5.2	3.8%	144.5

Gross profit	40.4	1.6	4.0%	42.0
Selling and administrative expenses	27.0	2.5	9.2%	29.5
Newcomerstown fire loss, net	1.7	(1.7)	*	—
Loss (gain) on disposals of fixed assets—net	—	0.1	*	0.1
Restructuring	0.1	0.5	*	0.6

Operating income	11.6	0.2	1.5%	11.8
Interest expense	(9.8)	6.3	(64.3)%	(3.5)
Equity income	0.2	0.1	40.0%	0.3
Gain from involuntary conversion of equipment	1.9	(1.9)	*	—
Gain from sale of joint ventures	—	3.5	*	3.5
Other income (expense)—net	0.1	0.0	*	0.1

Income before income taxes	4.0	8.2	201.1%	12.2
Tax provision	1.4	3.1	216.3%	4.5

Net income	$2.6	$5.1	192.9%	$7.7

Other financial data:(1)
Adjusted EBITDA	$22.2	$(0.1)	(0.3)%	$22.1
Adjusted EBITDA % of net sales	12.4%			11.8%

*	Not Meaningful

(1)	Adjusted EBITDA and Adjusted EBITDA as a % of net sales are financial measures that are not presented in accordance with GAAP. See “—Key Measures Jason Uses to Evaluate Its Performance” for a reconciliation of Adjusted EBITDA to Net Income.

Three Months Ended March 29, 2013 Compared to Three Months Ended March 28, 2014

Net sales. Net sales were $186.5 million for the three months ended March 28, 2014, an increase of $6.8 million, or 3.8%, compared to $179.7 million for the three months ended March 29, 2013, reflecting increased net sales in the acoustics segment of $4.6 million, increased net sales in the finishing segment of $1.5 million and increased net sales in the components segment of $1.3 million, partially offset by a decline in net sales in the seating segment of $0.6 million. Changes in foreign currency exchange rates compared to the U.S. dollar had a net positive impact of $0.2 million on finishing segment sales due principally to the weakening of the U.S. dollar against the Euro of approximately 3.7% compared to 2013. The impact of exchange rates on the other segments was not significant. Changes in sales levels throughout our segments are principally the result of changes in volume as net price changes were not significant.

The primary reason for the sales increase for the three months ended March 28, 2014 was the strong performance of Jason’s acoustics segment, which achieved a sales increase of $4.6 million due to an increase of approximately 4% in North American automotive industry unit production levels, as well as a full quarter of revenue on new platforms launched in the second half of 2013. Net sales in the finishing segment increased by $1.5 million during the first quarter of 2014 due to strong sales of power brush and buffing compound products from increased sales efforts and improving market conditions in Europe. These sales gains were partially offset by a decline in sales of edge-honing machines. Net sales in the components segment increased by $1.3 million due to higher sales to rail and smart meter customers, totaling $1.3 million and $1.6 million, respectively, partially offset by a $1.4 million decline in net sales of products to small gas engine manufacturers. Railcar production levels remained robust and returned to a more normal mix of covered hopper cars and tank cars during the first quarter of 2014 which had a favorable impact on sales and demand for smart meters increased in the first quarter of 2014 due to the timing of orders. The decline in sales to small gas engine customers was due primarily to an unusually severe winter in the United States in 2013/2014 that resulted in consumers delaying the purchase of products, such as turf care equipment, that contain small gas engines. The weather conditions were the primary factor contributing to the $0.6 million decline in seating segment sales as these conditions delayed consumer purchases of seasonal turf care equipment and motorcycles.

Cost of goods sold. Cost of goods sold was $144.5 million for the three months ended March 28, 2014, an increase of $5.2 million, or 3.8%, compared to $139.3 million for the three months ended March 29, 2013. This increase was primarily attributable to the impact of increased net sales and product mix on our raw material, labor, and overhead costs associated with the increase in net sales, restructuring costs incurred in connection with the closure of the acoustics segment facility in Norwalk, Ohio, and overhead costs associated with the new acoustics facility in Battle Creek, Michigan that opened in the summer of 2013.

Gross profit. Gross profit was $42.0 million for the three months ended March 28, 2014, an increase of $1.6 million, or 4.0%, compared to $40.4 million for the three months ended March 29, 2013. This increase was driven primarily by the increase in net sales. Gross profit as a percent of net sales remained constant at 22.5%. The benefits from leveraging fixed costs on higher overall sales levels along with a favorable mix of sales in the finishing and components segments and lower material costs in the components segment were offset by higher costs in the seating and acoustics segments. Extreme temperatures, heavy snowfalls and ice storms disrupted the flow of goods in the first quarter of 2014, causing unexpected freight costs and overtime expense to meet seating segment customer delivery requirements. Additionally, a seating segment supplier implemented a price increase causing material costs to increase. Gross profit for the quarter was also affected by incremental labor and overhead costs caused by inefficiencies associated with the acceleration of the planned closure of the acoustics segment facility in Norwalk, Ohio.

Selling and administrative expenses. Selling and administrative expenses were $29.5 million for the three months ended March 28, 2014, an increase of $2.5 million, or 9.2%, compared to $27.0 million for the three months ended March 29, 2013. The increase was primarily attributable to increased compensation and benefits for additional employees and for research and development expenses in the acoustics and seating segments and increased compensation and benefits for additional employees in the corporate office; the impact of these items approximated $1.6 million. Selling and administrative expenses also increased $0.4 million in 2014 compared to 2013 due to higher professional fees and expenses, including $0.2 million incurred for activities associated with preparing Jason for becoming a public company upon the successful completion of the Business Combination. Selling and administrative expenses for 2013 include professional fees, expenses and special employee bonuses paid as a direct result of the 2013 Refinancing Transactions of $1.5 million and selling and administrative expenses for 2014 include professional fees and expenses of $1.6 million incurred as a direct result of the 2014 Business Combination.

Newcomerstown fire loss (gain), net. There was no Newcomerstown Fire loss or gain activity recorded for the three months ended March 28, 2014, compared to a $1.7 million loss for the three months ended March 29, 2013. The loss recorded in 2013 represented material and labor inefficiencies, outsourcing, facility start-up costs and professional fees, net of estimated insurance recoveries. The final insurance settlement payment associated with the Newcomerstown Fire was received in October of 2013, which allowed Jason to reflect the final accounting in 2013.

Loss (gain) on disposals of fixed assets—net. For the three months ended March 28, 2014, Jason recognized a net loss on disposals of fixed assets of $0.1 million. For the three months ended March 29, 2013 Jason recognized a small net loss on disposals of fixed assets. Changes in the level of fixed asset disposals are dependent upon a number of factors, including changes in the level of asset sales, operational restructuring activities, and capital expenditure levels.

Restructuring. Restructuring was $0.6 million for the three months ended March 28, 2014, an increase of $0.5 million, compared to $0.1 million for the three months ended March 29, 2013. The increase was primarily due to costs associated with the closure of the acoustics segment manufacturing facility in Norwalk, Ohio. During 2013, Jason began the discontinuation of manufacturing operations in Norwalk and will complete the closure in 2014 as production is shifted to existing acoustics segment facilities in Michigan and Mississippi and a new facility in the Kansas City, Missouri area that will open in 2014. The new facility is being established for the primary purpose of manufacturing acoustical components for a nearby automotive assembly plant.

Interest expense. Interest expense was $3.5 million for the three months ended March 28, 2014, a decrease of $6.3 million, or 64.3%, compared to $9.8 million for the three months ended March 29, 2013. In connection with the 2013 Refinancing Transactions, $1.4 million of deferred financing costs associated with Jason’s previous U.S. credit facility were written off and another $4.2 million of financing related costs were expensed. In 2014, interest expense has returned to normal levels.

Equity income. Equity income was $0.3 million for the three months ended March 28, 2014, an increase of $0.1 million, or 40.0%, compared to $0.2 million for the three months ended March 29, 2013. The income is primarily generated from Jason’s Asian joint ventures and such income did not change significantly in 2014 as compared to 2013. During the three months ended March 28, 2014, Jason completed the sale of its 50% equity interests in two of its joint ventures for a total of $11.5 million and recorded a gain on sale of $3.5 million. As a result of the sale of the joint ventures, equity income is expected to decrease in the future.

Gain from involuntary conversion of equipment. There was no gain from involuntary conversion of equipment recorded for the three months ended March 28, 2014, compared to the $1.9 million gain recorded for the three months ended March 29, 2013. During 2013, Jason received cash equal to the replacement value of assets destroyed in the Newcomerstown Fire. Because the replacement values are higher than the book values of the assets destroyed, Jason recorded gains, in accordance with GAAP, at the time the cash was received.

Gain from sale of joint ventures. During the three months ended March 28, 2014, Jason completed the sale of its 50% equity interests in two Asian joint ventures for a total of $11.5 million and recorded a gain on sale of $3.5 million. Terms of the sale include a supply agreement which will allow Jason to purchase product at established prices over the three-year term of the agreement.

Other income (expense)—net. Other income was $0.1 million for the three months ended March 28, 2014, consistent with the amount of other income recorded for the three months ended March 29, 2013.

Income before income taxes. Income before income taxes was $12.2 million for the three months ended March 28, 2014, an increase of $8.2 million, or 201.1%, compared to $4.0 million for the three months ended March 29, 2013. The increase was primarily due to improved gross profit from higher net sales, a reduction of interest expense and the 2014 gain arising from the sale of two Asian joint ventures. The positive impact of these items was partially offset by higher selling and administrative expenses.

Tax provision. Tax provision was $4.5 million for the three months ended March 28, 2014, an increase of $3.1 million, or 216.3%, compared to $1.4 million for the three months ended March 29, 2013. The increase is primarily due to an increase in income before income taxes. The effective income tax rates were 36.7% and 35.0% for the three months ended March 28, 2014 and March 29, 2013, respectively. The lower effective income tax rate for the three months ended March 29, 2013 is primarily the result of the tax benefit recorded during that period to give effect to the retroactive extension of the U.S. research activities credit for tax year 2012. The effective income tax rate for the three months ended March 28, 2014 was higher than the U.S. statutory rate of 35% principally due to the impact of U.S. state income taxes partially offset by lower foreign income tax rates.

Net income. For the reasons described above, net income was $7.7 million for the three months ended March 28, 2014, an increase of $5.1 million, or 192.9%, compared to $2.6 million for the three months ended March 29, 2013.

Adjusted EBITDA. Adjusted EBITDA was $22.1 million or 11.8% of net sales for the three months ended March 28, 2014, a decrease of $0.1 million, or 0.3%, compared to $22.2 million, or 12.4% of net sales, for the three months ended March 29, 2013. The decrease was primarily due to those factors discussed above, including higher gross profit from increased sales, improved gross profit margins (after exclusion of restructuring costs), offset by higher selling and administrative costs.

Consolidated Results of Operations for the Years Ended December 31, 2011, 2012 and 2013

	Year Ended December 31,
(in millions, except percentages)	2011	Increase/(Decrease)		2012	Increase/(Decrease)		2013
		$	%		$	%
Net sales	$600.6	$54.4	9.1%	$655.0	$25.8	3.9%	$680.8
Cost of goods sold	470.0	45.1	9.6%	515.1	12.2	2.4%	527.3

Gross profit	130.6	9.3	7.1%	139.9	13.6	9.7%	153.5
Selling and administrative expenses	96.3	2.9	2.9%	99.2	10.8	10.9%	110.0
Newcomerstown fire loss (gain), net	2.9	1.8	60.7%	4.7	(17.2)	*	(12.5)
Impairment of long-lived assets	1.3	(0.7)	(57.8)%	0.6	(0.6)	(100.0)%	—
Loss (gain) on disposals of fixed assets—net	0.1	0.4	*	0.5	(0.5)	(100.0)%	—
Restructuring	0.7	0.9	129.7%	1.6	1.4	80.9%	3.0
Multiemployer pension plan withdrawal expense (gain)	—	3.4	*	3.4	(4.1)	*	(0.7)

Operating income	29.3	0.6	2.2%	29.9	23.8	79.4%	53.7
Interest expense	(17.0)	(1.6)	9.4%	(18.6)	(2.1)	11.3%	(20.7)
Equity income	0.9	0.6	74.6%	1.5	0.8	55.3%	2.3
Gain from involuntary conversion of equipment	—	6.1	*	6.1	0.3	4.1%	6.4
Other income (expense)—net	0.2	0.4	104.1%	0.6	—	*	0.6

Income before income taxes	13.4	6.1	45.2%	19.5	22.8	117.2%	42.3
Tax provision	4.1	0.7	17.3%	4.8	13.4	277.9%	18.2

Net income	$9.3	$5.4	57.6%	$14.7	$9.4	64.3%	$24.1

Other financial data:(1)
Adjusted EBITDA	$58.0	$12.5	21.5%	$70.5	$9.3	13.2%	$79.8
Adjusted EBITDA % of net sales	9.7%			10.8%			11.7%

*	Not Meaningful
(1)	Adjusted EBITDA and Adjusted EBITDA as a % of net sales are financial measures that are not presented in accordance with GAAP. See “—Key Measures Jason Uses to Evaluate Its Performance” for a reconciliation of Adjusted EBITDA to Net Income.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net sales. Net sales were $680.8 million for the year ended December 31, 2013, an increase of $25.8 million, or 3.9%, compared to $655.0 million for the year ended December 31, 2012, reflecting increased net sales in the acoustics segment of $32.2 million and in the seating segment of $2.7 million partially offset by declines in net sales in the finishing segment of $3.9 million and the components segment of $5.2 million. Changes in foreign currency exchange rates compared to the U.S. dollar had a net positive impact of $1.6 million on finishing segment sales due principally to the weakening of the U.S. dollar against the Euro of approximately 3.0% during 2013. The impact of exchange rates on the other segments was not significant. Changes in sales levels throughout our segments are principally the result of changes in volume as net price changes were not significant.

The primary reason for the sales increase for the year ended December 31, 2013 was the strong performance of Jason’s acoustics segment, which achieved a sales increase of $32.2 million due to an increase of approximately 4% in North American automotive industry unit production levels combined with new automotive platform awards secured during 2013 as well the impact of a full year of revenue on new platforms launched in 2012. Net sales in the seating segment increased by $2.7 million during 2013 as sales increased to customers in the power sports, turf care and agricultural and construction industries from new product launches. These sales gains were partially offset by lower finishing segment sales due to lower sales by that segment’s European operations. The finishing segment’s European revenues, which declined $7.6 million on a constant currency basis, are mostly generated in the northern European countries, which have seen their economies stagnate as a result of the debt crisis in southern Europe. Finishing segment sales in North America and in other parts of the world improved $2.1 million during 2013. Net sales in the components segment were down $5.2 million year over year, with lower sales to the rail market partially offset by strong sales to the meter industry.

Cost of goods sold. Cost of goods sold was $527.3 million for the year ended December 31, 2013, an increase of $12.2 million, or 2.4%, compared to $515.1 million for the year ended December 31, 2012. This increase was primarily attributable to the impact of increased net sales and product mix on our raw material, labor, and overhead costs associated with the increase in net sales as well as the overhead costs associated with the new acoustics segment facility in Battle Creek, Michigan that opened in 2013.

Gross profit. Gross profit was $153.5 million for the year ended December 31, 2013, an increase of $13.6 million, or 9.7%, compared to $139.9 million for the year ended December 31, 2012. This increase was driven primarily by the increase in net sales. Gross profit as a percent of net sales increased to 22.5% from 21.4% in 2012 due to a number of factors including increased sales of higher value products particularly in the acoustics segment, lower material costs in the acoustics and seating segments, labor cost reductions in the seating segment, and overhead cost reductions in the finishing segment. The labor and overhead cost reductions are largely the result of improving plant layouts and streamlining processes in the seating segment, reducing the number of facilities in the finishing segment and moving higher labor content production activities from the U.S. and Germany to lower cost countries such as Mexico, Portugal and Romania in the finishing segment. These improvements were partially offset by the impact of higher sales of lower margin polishing products in the finishing segment and the start-up costs incurred by the components segment for a new product line being developed for internal supply to the seating segment.

Selling and administrative expenses. Selling and administrative expenses were $110.0 million for the year ended December 31, 2013, an increase of $10.8 million, or 10.9%, compared to $99.2 million for the year ended December 31, 2012. The increase was primarily attributable to increased research and development expenses in the acoustics and seating segments and costs incurred to support higher sales levels and future growth including investments in a larger team of sales representatives needed to achieve sales growth objectives in the finishing segment and increased compensation and benefits for additional employees primarily in the acoustics segment and in the corporate office; the impact of these items approximated $5 million. Selling and administrative expenses for 2013 also include professional fees, expenses and special employee bonuses paid in connection with the 2013 Refinancing Transactions of $4.9 million.

Newcomerstown fire loss (gain), net. Jason recorded a net gain of $12.5 million for the year ended December 31, 2013, compared to a $4.7 million loss for the year ended December 31, 2012. A final insurance settlement payment was received in October of 2013, which allowed Jason to reflect the final accounting in 2013. A net gain of $7.6 million was recorded in 2013 representing the recovery of costs incurred in 2011 and 2012 related to material and labor inefficiencies, outsourcing, facility start-up costs and professional fees. A gain of $4.9 million was also recorded in 2013 representing compensation received for lost margins caused by the fire.

Impairment of long-lived assets. For the year ended December 31, 2013, Jason did not recognize any impairment losses. During 2012, Jason recognized impairment losses on idle facilities in Cleveland, Ohio and Kolding, Denmark of $0.5 million and $0.1 million, respectively, to reduce the carrying value of those facilities to their fair values.

Loss (gain) on disposals of fixed assets—net. For the year ended December 31, 2013, Jason did not recognize any net loss or gain on disposals of fixed assets compared to a gain of $0.5 million for the year ended December 31, 2012. Year to year changes in the level of fixed asset disposals are dependent upon a number of factors, including changes in the level of asset sales, operational restructuring activities, and capital expenditure levels. During 2013, no significant disposals of fixed assets occurred.

Restructuring. Restructuring was $3.0 million for the year ended December 31, 2013, an increase of $1.4 million, or 80.9%, compared to $1.6 million for the year ended December 31, 2012. The increase was primarily due to the commencement of a plant closure in Norwalk, Ohio. During 2013, Jason began the discontinuation of manufacturing operations in Norwalk and will complete the closure in 2014 and also incurred costs for the discontinuance of manufacturing at its Chepstow, UK facility. During 2012, Jason incurred restructuring costs to complete the closure of its Cleveland, Ohio manufacturing operations and transfer production to Richmond, Indiana while also consolidating three facilities in France.

Multiemployer pension plan withdrawal expense (gain). Multiemployer pension plan withdrawal gain was $0.7 million for the year ended December 31, 2013 compared to an expense of $3.4 million for the year ended December 31, 2012. The 2012 expense amount represented Jason’s best estimate of the present value of the obligation with respect to the multiemployer pension plan it acquired in connection with the acquisition of Morton. The expense was recorded in connection with Jason’s decision to withdraw from the plan on August 12, 2012. During 2013, Jason was provided with its actual withdrawal obligation by the plan administrator which was $0.7 million lower than the estimated liability recorded in 2012.

Interest expense. Interest expense was $20.7 million for the year ended December 31, 2013, an increase of $2.1 million, or 11.3%, compared to $18.6 million for the year ended December 31, 2012. In connection with the 2013 Refinancing Transactions, Jason wrote off $1.4 million of deferred financing costs associated with its previous U.S. credit facility and incurred another $4.5 million of financing related costs; the increased interest expense resulting from these items was partially offset by the reduction in interest cost resulting from lower interest rates (ranging from 2.75% to 3.25%) on the new U.S. credit facility.

Equity income. Equity income was $2.3 million for the year ended December 31, 2013, an increase of $0.8 million, or 55.3%, compared to $1.5 million for the year ended December 31, 2012. The increase was due to increased profitability at Jason’s Asian joint ventures principally from new Polishing industry projects in China.

Gain from involuntary conversion of equipment. Gain from involuntary conversion of equipment was $6.4 million for the year ended December 31, 2013, an increase of $0.3 million, or 4.1%, compared to $6.1 million for the year ended December 31, 2012. During both 2013 and 2012, Jason received cash equal to the replacement value of assets destroyed in the Newcomerstown Fire. Because the replacement values are higher than the book values of the assets destroyed, Jason recorded gains, in accordance with GAAP, at the time the cash was received.

Other income (expense)—net. Other income was $0.6 million for the year ended December 31, 2013, the same level as achieved in the year ended December 31, 2012. During 2013, Jason realized a $0.5 million gain on the settlement of a contractual dispute related to the Morton acquisition. This gain was partially offset by lower subsidies primarily due to reduced research and development expenses at Jason’s Mexican subsidiary in its acoustics segment, resulting in other income of approximately the same amount as the prior year.

Income before income taxes. Income before income taxes was $42.3 million for the year ended December 31, 2013, an increase of $22.8 million, or 117.2%, compared to $19.5 million for the year ended December 31, 2012. The increase was primarily due to improved operating performance from higher sales, the impact of the Newcomerstown Fire ($12.5 million gain was recorded in 2013 compared with a $4.7 million loss in 2012), and the change in the liability associated with Morton’s withdrawal from the multiemployer pension plan ($3.4 million expense in 2012 and a $0.7 million gain in 2013).

Tax provision. Tax provision was $18.2 million for the year ended December 31, 2013, an increase of $13.4 million, or 277.9%, compared to $4.8 million for the year ended December 31, 2012. The increase is primarily due to an increase in income before income taxes, the recognition of a $2.2 million deferred tax provision on foreign earnings that were no longer considered permanently reinvested and the impact of favorable tax rulings on the tax provision in 2012. The effective income tax rates were 43.1% and 24.8% for the years ended December 31, 2013 and 2012, respectively. The difference between the effective income tax rate and the U.S. statutory rate of 35% for the year ended December 31, 2013 is primarily due to the recognition of a $2.2 million deferred tax provision on foreign earnings that were no longer considered permanently reinvested and the impact of state income taxes. The difference between the effective income tax rate and the U.S. statutory rate of 35% for the year ended December 31, 2012 is primarily due to the release of the valuation allowance and adjustment of deferred tax balances related to operating loss carryforwards at Jason’s primary German subsidiary. This was also the reason the effective income tax rate was lower in 2012 as compared with 2013.

Net income. For the reasons described above, net income was $24.1 million for the year ended December 31, 2013, an increase of $9.4 million, or 64.3%, compared to $14.7 million for the year ended December 31, 2012.

Adjusted EBITDA. Adjusted EBITDA was $79.8 million or 11.7% of net sales for the year ended December 31, 2013, an increase of $9.3 million, or 13.2%, compared to $70.5 million or 10.8% of net sales for the year ended December 31, 2012. The increase was primarily due to those factors discussed above, including net sales growth of 3.9% and increased gross profit margins due to increased sales of higher value products and lower material, labor and overhead costs.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net sales. Net sales were $655.0 million for the year ended December 31, 2012, an increase of $54.4 million, or 9.1%, compared to $600.6 million for the year ended December 31, 2011, reflecting increased net sales in the components segment of $36.2 million and in the acoustics segment of $27.0 million, partially offset by declines in net sales in the finishing segment of $6.4 million and the seating segment of $2.4 million. Changes in foreign currency exchange rates compared to the U.S. dollar had a net negative impact of $9.5 million on finishing segment sales and a net negative impact of $2.4 million on acoustics segment sales due principally to the strengthening of the U.S. dollar against the Euro of approximately 8.0% during 2012. The impact of exchange rate changes on the other segments was not significant. Changes in sales levels throughout our segments are principally the result of changes in volume as net price changes were not significant.

The primary reason for the sales increase for the year ended December 31, 2012 was the performance of Jason’s components and acoustics segments. The components segment increase in net sales was due primarily to a $36.4 million increase in revenues from the integration of Morton (acquired on October 13, 201l) for the full year. Net sales increased by $27.0 million in the acoustics segment, primarily driven by strong automotive markets in both North America and Europe with North American automotive industry unit production levels increasing approximately 17% and from new platform awards that went into production with the new automotive model year in the second half of 2012. The most notable new platform gains were for the Ford Fusion and Chevrolet Malibu automobiles. These gains were partially offset by a net sales decline in the finishing segment, resulting principally from a negative currency translation impact of $9.5 million, and a net sales decline in the seating segment. On a constant currency basis finishing segment revenues increased by $3.1 million driven by a $6.4 million increase in North America and a $0.5 million increase in emerging markets resulting from market share gains, partially offset by a $3.8 million decline in Europe caused by weakness in the southern European economy. The seating segment net sales decrease was due to market declines in the turf care industry. 2012 was a challenging year for the turf care industry due to discretionary spending remaining weak and the drought that impacted much of the U.S. during the summer of 2012.

Cost of goods sold. Cost of goods sold was $515.1 million for the year ended December 31, 2012, an increase of $45.1 million, or 9.6%, compared to $470.0 million for the year ended December 31, 2011. This increase was primarily attributable to the impact of increased net sales and product mix on our raw material, labor and overhead costs associated with the Morton acquisition and increases in base business net sales in the acoustics and finishing segments along with the overhead costs associated with the new acoustics segment facility in Celaya, Mexico that opened in 2012.

Gross profit. Gross profit was $139.9 million for the year ended December 31, 2012, an increase of $9.3 million, or 7.1%, compared to $130.6 million for the year ended December 31, 2011. This increase was driven primarily by the integration of Morton for the full year, supplemented by the net increase in net sales from Jason’s base businesses, primarily in the acoustics segment. Gross profit as a percent of sales declined slightly to 21.4% from 21.7% in 2011 due to the increased sales in the acoustics segment, which carry a lower gross profit percent when compared to the other segments, increased sales of smart meter assemblies which carry a slightly lower gross profit when compared to other product lines in the components segment, and a full year of material cost increases that occurred in 2011 in the acoustics and seating segments. These negative effects were partially offset by improved product margins in the finishing segment from a favorable mix of products sold and from the benefit of relocating high labor content products from the U.S. and Germany to lower cost countries such as Mexico, Portugal and Romania.

Selling and administrative expenses. Selling and administrative expenses were $99.2 million for the year ended December 31, 2012, an increase of $2.9 million, or 2.9%, compared to $96.3 million for the year ended December 31, 2011. The increase was primarily due to the addition of selling and administrative expenses associated with the October 13, 2011 acquisition of Morton. Excluding the increases associated with Morton, Jason held selling and administrative expenses constant in 2012 when compared to 2011.

Newcomerstown fire loss (gain), net. Newcomerstown fire loss, net was $4.7 million for the year ended December 31, 2012, an increase of $1.8 million, or 60.7%, compared to $2.9 million for the year ended December 31, 2011. The increase was primarily due to the fact that 2012 includes a full year of costs associated with fire recovery activities, including business interruption costs, compared with only two months in 2011.

Impairment of long-lived assets. Impairment of long-lived assets totaled $0.6 million for the year ended December 31, 2012, a decrease of $0.7 million, or 57.8%, compared to $1.3 million for the year ended December 31, 2011. During 2012, Jason recognized impairment losses on idle facilities in Cleveland, Ohio and Kolding, Denmark of $0.5 million and $0.1 million, respectively, to reduce the carrying value of those facilities to their fair values. During 2011, Jason recognized impairment losses on idle facilities in Milwaukee, Wisconsin and Kolding, Denmark of $0.9 million and $0.4 million, respectively.

Loss (gain) on disposals of fixed assets—net. Loss on disposals of fixed assets—net was $0.5 million for the year ended December 31, 2012, an increase of $0.4 million compared to $0.1 million for the year ended December 31, 2011. Year to year changes in the level of fixed asset disposals are dependent upon a number of factors, including changes in the level of asset sales, operational restructuring activities, and capital expenditure levels. During 2012, Jason experienced a higher level of fixed asset sales generating cash proceeds of $0.8 million compared to $0.4 million in 2011.

Restructuring . Restructuring was $1.6 million for the year ended December 31, 2012, an increase of $0.9 million, or 129.7%, compared to $0.7 million for the year ended December 31, 2011. The increase was primarily due to increased restructuring activity in 2012. During 2012, Jason incurred restructuring costs to complete the closure of its Cleveland, Ohio manufacturing operations and transfer production to Richmond, Indiana while also consolidating three facilities in France. During 2011, Jason incurred the initial costs associated with the Cleveland facility closure as well as future lease costs relating to its former manufacturing operation in Addison, Illinois.

Multiemployer pension plan withdrawal expense. Multiemployer pension plan withdrawal expense was $3.4 million for the year ended December 31, 2012, representing management’s best estimate of Jason’s obligation to the multiemployer pension plan it acquired in connection with the acquisition of Morton. The expense was recorded in connection with Jason’s decision to withdraw from the plan on August 12, 2012.

Interest expense. Interest expense was $18.6 million for the year ended December 31, 2012, an increase of $1.6 million, or 9.4%, compared to $17.0 million for the year ended December 31, 2011. The increase was primarily due to interest incurred on the proceeds of a $45.0 million term loan issued under Jason’s credit facility in late 2011 and early 2012 to fund the acquisition of Morton.

Equity income. Equity income was $1.5 million for the year ended December 31, 2012, an increase of $0.6 million, or 74.6%, compared to $0.9 million for the year ended December 31, 2011. The increase was primarily due to increased profitability at Jason’s Asian joint ventures.

Gain from involuntary conversion of equipment. Gain from involuntary conversion of equipment was $6.1 million for the year ended December 31, 2012; there was no gain recorded for the year ended December 31, 2011. During 2012, Jason received cash equal to the replacement value of assets destroyed in the Newcomerstown Fire. Because the replacement values are higher than the book values of the assets destroyed, Jason records a gain, in accordance with GAAP, at the time the cash is received.

Other income (expense)—net. Other income was $0.6 million for the year ended December 31, 2012, an increase of $0.4 million, or 104.1%, compared to $0.2 million for the year ended December 31, 2011. The increase was primarily due to the receipt of higher subsidies of $0.1 million and higher royalties of $0.1 million.

Income before income taxes. Income before income taxes was $19.5 million for the year ended December 31, 2012, an increase of $6.1 million, or 45.2%, compared to $13.4 million for the year ended December 31, 2011. The increase was primarily due to improved operating performance from higher sales, including the benefit from the acquisition of Morton.

Tax provision. Tax provision was $4.8 million for the year ended December 31, 2012, an increase of $0.7 million, or 17.3%, compared to $4.1 million for the year ended December 31, 2011. The increase is primarily due to an increase in income before income taxes, partially offset by the benefit from the release of the valuation allowance and adjustment of deferred tax balances related to operating loss carryforwards at Jason’s primary German subsidiary. The effective income tax rates were 24.8% and 30.7% for the years ended December 31, 2012 and 2011, respectively. The difference between the effective income tax rate and the U.S. statutory rate of 35% for the year ended December 31, 2012 is primarily due to the release of the valuation allowance and adjustment of deferred tax balances related to operating loss carryforwards at Jason’s primary German subsidiary. This also was the reason the effective tax rate decreased from 2011. The difference between the effective income tax rate and the U.S. statutory rate for the year ended December 31, 2011 is primarily due to the release of valuation allowances at Jason’s subsidiaries in Germany and Sweden and foreign rate differences, partly offset by the fact that no tax benefit was recorded on pre-tax losses at certain of its foreign subsidiaries. The release of these valuation allowances was due to improved profitability at Jason’s German and Swedish subsidiaries.

Net income. For the reasons described above, net income was $14.7 million for the year ended December 31, 2012, an increase of $5.4 million, or 57.6%, compared to $9.3 million for the year ended December 31, 2011.

Adjusted EBITDA. Adjusted EBITDA was $70.5 million or 10.8% of net sales for the year ended December 31, 2012, an increase of $12.5 million, or 21.5%, compared to $58.0 million or 9.7% of net sales for the year ended December 31, 2011. The increase was primarily due to factors discussed above, including a $6.8 million increase in year over year results due to the acquisition of Morton, as well as Jason’s increased net sales from base businesses.

Key Measures Jason Uses to Evaluate Its Performance

EBITDA and Adjusted EBITDA. Jason defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. Jason defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments and sponsor fees and expenses.

Management believes that Adjusted EBITDA provides a clear picture of Jason’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. Jason uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. Jason’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and Jason uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Under its current U.S. credit agreement, the definition of EBITDA is substantially the same as management’s definition of Adjusted EBITDA; the credit agreement definition excludes income of partially owned affiliates, unless such earnings have been received in cash, and stock compensation expense. For the year ended December 31, 2013, EBITDA as defined by the credit agreement, equaled $78.6 million compared with Adjusted EBITDA of $79.8 million. It is expected that the definition of EBITDA in the documents evidencing the Debt Financing will be the same as that in Jason’s existing U.S. credit agreement.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) (in millions) (unaudited):

	Year Ended December 31,			Three Months Ended
	2011	2012	2013	March 29, 2013	March 28, 2014
Net income	$9.3	$14.7	$24.1	$2.6	$7.7
Tax provision	4.1	4.8	18.2	1.4	4.5
Interest expense	17.0	18.6	20.7	9.7	3.5
Depreciation and amortization	20.2	24.2	27.0	6.8	6.3
Loss (gain) on disposals of fixed assets—net	0.1	0.5	—	—	0.1

EBITDA	50.7	62.8	90.0	20.5	22.1
Adjustments:
Impairment of long-lived assets(1)	1.3	0.5	—	—	—
Restructuring(2)	0.7	1.6	4.0	0.1	1.6
Advisory, legal, professional fees and special bonuses(3)	0.9	1.0	6.0	1.5	1.6
Newcomerstown net Fire costs (income) and related items(4)	3.0	(1.3)	(18.8)	(0.2)	—
Adjustment for non-discrete fire costs(5)		1.4	(1.4)	—	—
Multiemployer pension plan withdrawal expense (gain)(6)	—	3.4	(0.7)	—	—
Purchase accounting impact of inventory write-up(7)	0.4	—	—	—	—
Gain on claim settlement(8)	—	—	(0.4)	—	—
Sponsor fees(9)	1.0	1.1	1.1	0.3	0.3
Gain from sale of joint ventures(10)	—	—	—	—	(3.5)

Total adjustments	7.3	7.7	(10.2)	1.7	—

Adjusted EBITDA	$58.0	$70.5	$79.8	$22.2	$22.1

(1)	Represents non-cash charges incurred to adjust the carrying value of certain idle and underutilized facilities to their estimated values.
(2)	For the year ended December 31, 2013 and three months ending March 28, 2014, restructuring includes $1.0 million and $1.0 million, respectively, of equipment move costs and incremental facility preparation and related costs incurred in connection with the closure of the Norwalk, Ohio facility and the start-up of a new acoustics segment facility in Warrensburg, Missouri; such costs are not included in restructuring for US GAAP purposes. See Note 3, “Restructuring Costs” of the accompanying consolidated financial statements for further information.
(3)

Represents professional fees and expenses associated with the 2011 acquisition of Morton ($0.9 million in 2011), other acquisitions and company sale activities ($1.0 million in 2012 and $1.1 million in 2013), and professional fees, expenses and special employee bonuses paid in connection with the 2013 Refinancing Transactions ($4.9 million for the year ended December 31, 2013 and $1.5 million for the three months ended March 29, 2013) and the Business Combination ($1.6 million for the three months ended March 28,

2014). See Note 10, “Revolving Loans and Other Long-Term Debt Instruments” of the accompanying consolidated financial statements for further information regarding the 2013 Refinancing Transactions.
(4)	Represents the net loss (gain) relating to incremental costs, operating inefficiencies, business interruption matters and involuntary conversions of equipment associated with the Newcomerstown Fire. See Note 18, “Newcomerstown Fire” of the accompanying consolidated financial statements for further information.
(5)	Represents non-discrete operating inefficiencies associated with the Newcomerstown Fire that were incurred in 2012 and recovered from the insurance carrier during 2013.
(6)	Represents the expense (income) associated with the August 15, 2012 decision to withdraw from a union-sponsored and trusteed multiemployer pension plan at Morton. See Note 15, “Employee Benefit Plans” of the accompanying consolidated financial statements for further information.
(7)	Represents the increase in cost of sales caused by the amortization of the write up of inventory required in connection with the new basis of accounting implemented as part of the October 2011 acquisition of Morton.
(8)	Represents the elimination of a one-time gain associated with the settlement of a contractual dispute related to the 2011 acquisition of Morton.
(9)	Represents fees and expenses paid by Jason to Saw Mill Capital LLC and Falcon Investment Advisors, LLC under the Management Service Agreement dated September 21, 2010. See Note 4, “Related Party Transactions” of the accompanying consolidated financial statements for further information.
(10)	Represents the gain on sale of the 50% equity interests in two joint ventures that was completed during the three months ended March 28, 2014.

Adjusted EBITDA percentage of sales. Adjusted EBITDA as a percentage of sales is an important metric that Jason uses to evaluate its operational effectiveness and business segments. Each of Jason’s segments has a target Adjusted EBITDA percentage level that it is expected to achieve over the next three to five years which is based on peer group studies and its goals of becoming best in class in profitability and increasing shareholder value.

Segment Financial Data—For the Three Months Ended March 29, 2013 and March 28, 2014

The table below presents Jason’s net sales, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales for each of its reportable segments for the three months ended March 29, 2013 and March 28, 2014. Jason uses Adjusted EBITDA as the primary measure of profit or loss for purposes of assessing the operating performance of its segments. See “Key Measures Jason Uses to Evaluate Its Performance” for a reconciliation of Adjusted EBITDA to Net Income which is the nearest GAAP measure.

	Three Months Ended
	March 29, 2013	March 28, 2014
Finishing
Net sales	$45.1	$46.6
Adjusted EBITDA	4.4	6.0
Adjusted EBITDA % net sales	9.8%	12.9%
Seating
Net sales	$52.9	$52.3
Adjusted EBITDA	9.3	8.1
Adjusted EBITDA % net sales	17.6%	15.5%
Acoustics
Net sales	$48.4	$53.0
Adjusted EBITDA	5.1	4.4
Adjusted EBITDA % net sales	10.5%	8.3%
Components
Net sales	$33.3	$34.6
Adjusted EBITDA	5.4	6.5
Adjusted EBITDA % net sales	16.2%	18.8%
Corporate
Adjusted EBITDA	(2.0)	(2.9)
Consolidated
Net sales	$179.7	$186.5
Adjusted EBITDA	22.2	22.1
Adjusted EBITDA % net sales	12.4%	11.8%

Finishing Segment

Net sales in the finishing segment for the three months ended March 28, 2014 were $46.6 million, an increase of $1.5 million, or 3.3%, compared to $45.1 million for the three months ended March 29, 2013. On a constant currency basis (net positive currency impact of $0.2 million), revenues increased by $1.3 million for the three months ended March 28, 2014. Increased sales efforts and improving market conditions in Europe resulted in strong sales in the power brush and buffing compound product lines. These sales gains were partially offset by a decline in sales of edge-honing machines manufactured in Sweden. Edge-honing machine sales can fluctuate when comparing quarter over quarter results, due to timing of large orders. Adjusted EBITDA increased $1.6 million in 2014 to $6.0 million (12.9% of net sales) from $4.4 million (9.8% of net sales) in 2013 as a result of higher net sales, a favorable mix of products sold and direct labor productivity. Material as a percentage of net sales was 38.3% for the first quarter of 2014, compared to 39.4% for the first quarter 2013, due primarily to increased sales of higher margin power brush products. Direct labor as a percentage of net sales was 5.1% for the first quarter of 2014, compared to 5.8% for the first quarter of 2013, due principally to the benefits of shifting higher labor content production activities from the United States and Western Europe to lower labor cost manufacturing facilities in Mexico and Romania, respectively, and to a sales mix shift during 2014 to a higher percentage of lower labor content products. The finishing segment was also able to effectively leverage its selling and administrative expense cost base which contributed to the improvement in Adjusted EBITDA as a percentage of net sales. Selling and administrative expenses totaled $11.5 million for the first quarter of 2014, an increase of 0.6% compared to $11.4 million for the first quarter 2013, increasing by less than the 3.3% net sales increase during the same period.

Seating Segment

Net sales in the seating segment for the three months ended March 28, 2014 were $52.3 million, a decrease of $0.6 million, or 1.1%, compared to $52.9 million for the three months ended March 29, 2013. The business of the seating segment is more seasonal than Jason’s other segments mainly due to the fact that approximately 38% of its net sales are to customers operating in the turf care industry, which has a typical peak season from November through April/May of the following year. Net sales to customers in the turf care industry were down $1.2 million in 2014 as compared to 2013. This decrease is attributable to an unusually severe winter in the United States in 2013/2014 that has resulted in consumers delaying the purchase of turf care equipment. The severe weather also adversely affected net sales of motorcycle aftermarket seats and related products which declined by $0.6 million in 2014. Net sales in the power sports product category were strong due to new product launches, resulting in an increase of $1.3 million in the first quarter of 2014 as compared to 2013. Adjusted EBITDA for the three months ended March 28, 2014 decreased $1.2 million to $8.1 million (15.5% of net sales) from $9.3 million (17.6% of net sales) for the three months ended March 29, 2013. The Adjusted EBITDA decrease as a percent of net sales was primarily due to the impact of lower net sales, supplier price increases, unexpected weather-related costs and higher selling and administrative expenses. Material and freight cost as a percentage of net sales increased to 57.0% for the three months ended March 28, 2014 compared to 56.1% for the three months ended March 29, 2014 primarily caused by unexpected weather-related freight costs and supplier price increases. Extreme temperatures, heavy snowfalls and ice storms disrupted the flow of goods in the first quarter of 2014, causing unexpected freight costs and overtime expense to meet customer delivery requirements. A supplier price increase caused material costs as a percentage of sales to increase in 2014 as compared to 2013. The seating segment is currently working with alternate suppliers in an effort to mitigate the impact of this increase. Selling and administrative expenses increased by $0.5 million in 2014 as compared to 2013. The increase was primarily attributable to wages, benefits and new product development activities.

Acoustics Segment

Net Sales in the acoustics segment for the three months ended March 28, 2014 were $53.0 million, an increase of $4.6 million, or 9.5%, compared to $48.4 million for the three months ended March 29, 2013. The increase in net sales was driven by an increase of approximately 4% in North American automotive industry unit production levels, as well as a full quarter of revenue on new platforms launched in the second half of 2013. Once a new car platform is awarded, it typically results in a consistent revenue stream for two to five years, depending on the platform model. The impact of exchange rate changes did not have a significant impact on net sales for the first quarter of 2014 when compared to the first quarter of 2013. Adjusted EBITDA was $4.4 million (8.3% of net sales) in the three months ended March 28, 2014 compared to $5.1 million (10.5% of net sales) in the three months ended March 29, 2013. The decline in Adjusted EBITDA performance quarter over quarter was caused primarily by a $0.6 million reduction in net sales in Mexico, which carry a higher margin than sales in the United States and Europe, and the incremental labor and overhead costs caused by inefficiencies associated with the acceleration of the planned closure of the acoustics segment manufacturing facility in Norwalk, Ohio. During 2013, the acoustics segment began the discontinuation of manufacturing operations at its Norwalk, Ohio facility and will complete the closure in 2014 as production is shifted to existing facilities in Michigan and Mississippi and a new facility in the Kansas City, Missouri area that will open in 2014. The new facility is being established for the primary purpose of manufacturing acoustical components for a nearby automotive assembly plant. The closure activitites caused direct labor and variable overhead as a percentage of sales to increase by 1.7% in 2014 as compared to 2013. Selling and administrative expenses increased by $0.6 million in 2014 compared to 2013, caused by additional salaries and benefits for new employees hired to support revenue growth.

Components Segment

Net sales in the components segment for the three months ended March 28, 2014 were $34.6 million, an increase of $1.3 million, or 3.9%, compared to $33.3 million for the three months ended March 29, 2013. The net sales increase was primarily due to higher net sales to rail and smart meter customers totaling $1.3 million and

$1.6 million, respectively, partially offset by a $1.4 million decline in net sales of products to small gas engine manufacturers. While the overall rail industry remained robust, the rail car production mix shifted away from covered hopper cars to tank cars in 2013 due to the increased demand for oil transportation. There is less of Jason’s metal formed anti-slip running boards, walkways and ladders on tank cars and more competition in the market which caused a decrease in demand for its products in 2013. The rail market reverted to the production of a more normal mix of covered hopper cars and tank cars during the first quarter of 2014. Demand for smart meters increased in the first quarter of 2014 compared to the first quarter of 2013 due to the timing of orders. The decline in sales to small gas engine customers was due primarily to an unusually severe winter in the United States in 2013/2014 that resulted in consumers delaying the purchase of products, such as turf care equipment, that contain small gas engines. Adjusted EBITDA increased to $6.5 million (18.8% of net sales) compared to $5.4 million (16.2% of net sales) in the three months ended March 28, 2014 primarily due to a combination of higher net sales, a favorable product mix and lower commodity prices (primarily steel). Additonally, 2013 results include costs of $0.1 million related to the start up of a new product line; similar costs were not incurred in 2014.

Corporate

Corporate expense is principally comprised of the costs of Jason’s corporate operations including the compensation and benefits of Jason’s Chief Executive Officer and Chief Financial Officer, as well as personnel responsible for treasury, insurance, in-house legal, human resources, tax planning and the administration of employee benefits. Corporate expense also includes third party legal, audit, tax and other professional fees and expenses and the operating costs of the corporate office. The increase in expense in 2014 primarily resulted from additional compensation and benefits costs attributable to the hiring of additional personnel of $0.5 million and additional professional fees of $0.4 million, including $0.2 million for activities associated with preparing Jason for becoming a public company upon the successful completion of the Business Combination.

Segment Financial Data—For the Years Ended December 31, 2011, 2012 and 2013

The table below presents Jason’s net sales, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales for each of its reportable segments for the years ended December 31, 2011, 2012 and 2013. Jason uses Adjusted EBITDA as the primary measure of profit or loss for purposes of assessing the operating performance of its segments. See “Key Measures Jason Uses to Evaluate Its Performance” for a reconciliation of Adjusted EBITDA to Net Income which is the nearest GAAP measure.

	Year Ended December 31,
	2011	2012	2013
	(in millions, except percentages)
Finishing
Net sales	$190.7	$184.3	$180.4
Adjusted EBITDA	14.8	18.4	17.6
Adjusted EBITDA % net sales	7.8%	9.9%	9.8%
Seating
Net sales	$164.9	$162.5	$165.2
Adjusted EBITDA	24.4	22.6	25.6
Adjusted EBITDA % net sales	14.8%	13.9%	15.5%
Acoustics
Net sales	$145.3	$172.3	$204.5
Adjusted EBITDA	9.1	13.4	23.4
Adjusted EBITDA % net sales	6.3%	7.8%	11.4%
Components
Net sales	$99.7	$135.9	$130.7
Adjusted EBITDA	18.6	25.1	22.9
Adjusted EBITDA % net sales	18.7%	18.4%	17.6%
Corporate
Adjusted EBITDA	(8.9)	(9.0)	(9.7)
Consolidated
Net sales	$600.6	$655.0	$680.8
Adjusted EBITDA	58.0	70.5	79.8
Adjusted EBITDA % net sales	9.7%	10.8%	11.7%

Finishing Segment

Net sales in the finishing segment for the year ended December 31, 2013 were $180.4 million, a decline of $3.9 million, or 2.1%, compared to $184.3 million for the year ended December 31, 2012. On a constant currency basis (net positive currency impact of $1.6 million), revenues decreased by $5.5 million in the year ended December 31, 2013. The decline was due to the weak European economy. The southern European economies have been softening for some time, but the bulk of Jason’s sales are generated from northern Europe, which has experienced recent declines. Finishing segment sales in Europe stabilized in late 2013 despite a full year decline of $7.6 million (constant currency basis) and after a $3.8 million decline (constant currency basis) in 2012. Net sales in North America and in the rest of the world for the year ended December 31, 2013 increased $2.1 million (constant currency basis) compared to the year ended December 31, 2012. Adjusted EBITDA, on a comparative basis, was down $0.8 million in 2013 to $17.6 million from $18.4 million in 2012 as a result of the decline in European revenues and a less favorable mix of sales to lower margin polishing products ($2.8 million impact), and higher selling and administrative expenses due in large part to investments in a larger team of sales representatives needed to achieve sales growth objectives ($0.2 million impact). These additional costs were partially offset by gains in labor productivity and reduced overhead spending in the power brush and polishing product lines resulting from plant relocations and product line transfers to optimize manufacturing footprint and to take advantage of low cost country manufacturing ($1.1 million impact). The finishing segment also benefitted from an increase in equity earnings from partially owned affiliates due to improved performance at the segment’s Asian joint ventures ($0.8 million impact).

Net sales in the finishing segment for the year ended December 31, 2012 were $184.3 million, a decline of $6.4 million compared to $190.7 million for the year ended December 31, 2011. On a constant currency basis (net negative currency impact of $9.5 million), revenues increased by $3.1 million in the year ended December 31, 2012. The revenue increase was driven by a $6.4 million increase (constant currency basis) in North America resulting from market share gains, partially offset by a $3.8 million decline (constant currency basis) in Europe caused by weakness in the southern European economy. Net sales in other markets, primarily Brazil, increased 0.5 million. Adjusted EBITDA improved significantly, from $14.8 million to $18.4 million, during 2012 due to higher sales ($0.5 million impact), increased variable product margins from 43.8% in 2011 to 44.6% in 2012 ($1.5 million impact), and controlled spending resulting in a reduction of fixed overhead of $1.5 million. EBITDA was also favorably impacted by an increase in equity earnings from partially owned affiliates caused by improved performance at the segment’s Asian joint ventures ($0.6 million impact). Adjusted EBITDA as a percentage of net sales grew to 9.9% in 2012, an improvement of 2.1% of net sales.

Seating Segment

Net Sales in the seating segment for the year ended December 31, 2013 were $165.2 million, an increase of $2.7 million, or 1.7%, compared to $162.5 million for the year ended December 31, 2013 when compared to the year ended December 31, 2012. The business of the seating segment is more seasonal than the other segments mainly due to the fact that 38% of its net sales are to customers operating in the turf care industry, which has a typical peak season from November through April/May of the following year. Net sales in the power sports, turf care and agricultural and construction industries were up $2.7 million compared to 2012, as a result of new product launches for existing customers. Net sales in the motorcycle product category in 2013 were at about the same level as the prior year. Adjusted EBITDA for the year ended December 31, 2013 increased $3.0 million in 2013 to $25.6 million (15.5% of net sales) from $22.6 million (13.9% of net sales) for the year ended December 31, 2012. The Adjusted EBITDA increase as a percent of net sales was primarily due to the impact of higher sales and cost reduction efforts, with material productivity being the biggest contributor. Lower costs on commodities such as vinyl, substrate and fasteners as well as material substitutions and lower scrap drove $2.4 million in material savings year over year. Projects to improve plant layout and streamline processes resulted in direct labor cost reductions of another $0.6 million. These benefits were partially offset by a $1.5 million increase in selling and administrative expenses primarily related to wages, benefits and new product development activities.

Net sales for the year ended December 31, 2012 were $162.5 million, a 1% decline over the net sales of $164.9 million for the year ended December 31, 2011. Increased sales due to new products and customers in Jason’s power sports and construction lines were offset by market declines in the turf care industry. 2012 was a soft year for the turf care industry due to discretionary spending remaining weak and the drought that impacted much of the U.S. during the summer of 2012. Adjusted EBITDA for the year ended December 31, 2012 was $22.6 million (13.9% of net sales) compared to $24.4 million (14.8% of net sales) of Adjusted EBITDA for the full year 2011. Material costs in 2012 were slightly higher than for 2011 as the annualized impact of commodity price increases that occurred in 2011 carried into 2012 results ($0.7 million impact). The seating segment also incurred higher costs of approximately $1 million for the development of new products for turf care and heavy industry customers and start-up costs for a dealer support program for a customer in the motor sports industry.

Acoustics Segment

Net Sales in the acoustics segment for the year ended December 31, 2013 were $204.5 million, an increase of $32.2 million, or 18.7%, compared to $172.3 million for the year ended December 31, 2012. The increase in sales was driven by an increase of approximately 4% in North American automotive industry unit production levels, combined with new automotive platform awards for the acoustics business secured during 2013 as well as a full year of revenue on new platforms launched in 2012. Once a new car platform is awarded, it typically results in a consistent revenue stream for two to five years, depending on the platform model. Adjusted EBITDA in the acoustics segment was $23.4 million (11.4% of net sales) in the year ended December 31, 2013 compared to $13.4 million (7.8% of net sales) in the year ended December 31, 2012. The impact of exchange rate changes did not have a significant impact on net sales for 2013 when compared to 2012. Strong Adjusted EBITDA performance year over year was caused primarily by the profit contribution from the increase in revenues discussed above and our ability to leverage fixed costs on those increased revenues. In addition, improved product margins on new platform awards containing products viewed by our customers to be of higher value, and material cost reductions resulting from decreases in commodity prices, contributed to EBITDA improvement year over year. A $2.2 million increase in selling and administrative expenses, principally comprised of additional salaries and benefits for new employees hired to support current year and future growth, partially offset the profit improvement from higher net sales and lower material costs.

Net sales in the acoustics segment for the year ended December 31, 2012 were $172.3 million, an increase of $27.0 million, or 19.0%, compared to the year ended December 31, 2011 net sales of $145.3 million. The negative currency impact on year over year revenues for the acoustics segment was $2.4 million. Increased sales were primarily driven by strong automotive markets in both North America and Europe with North American automotive industry unit production levels increasing approximately 17%. Net sales also improved as the acoustics segment realized revenues from new platform awards that went into production with the new automotive model year in the second half of 2012. The most notable new platform gains were for the Ford Fusion and Chevrolet Malibu automobiles. Adjusted EBITDA improved to $13.4 million (7.8% of net sales) for the year ended December 31, 2012 from $9.1 million (6.3% of net sales) for the year ended December 31, 2011. Adjusted EBITDA improved mainly as a result of the additional profit contribution from increased revenues. The Adjusted EBITDA benefits of Jason’s increased revenues were partially offset by a $1.4 million increase in selling and administrative expenses, principally comprised of additional salaries and benefits for new employees hired to support current year and future growth. The acoustics segment experienced slightly higher material costs in 2012 as a result of the annualized impact of commodity price spikes (mainly cotton and bi-component fiber). These commodity price spikes began in mid-2011, and continued through much of the 2012 calendar year. Historically, it has been difficult to pass along material price increases to Jason’s automotive customers. Commodity price spikes normalized in the second half of 2012.

Components Segment

Net sales in the components segment for the year ended December 31, 2013 were $130.7 million, a decrease of $5.2 million, or 3.8%, compared to $135.9 million for the year ended December 31, 2012. The sales decline was primarily due to lower sales to the rail market partially offset by increased net sales of smart meters. Sales of smart meters in the year ended December 31, 2012 were lower than years prior to 2011 due to timing of customer projects. By contrast, sales for the year ended December 31, 2013 increased $6.4 million as demand increased and Jason supplied meters for a one-time project. While the overall rail industry remains robust, the rail car product mix shifted away from covered hopper cars to tank cars in 2013 due to the increased demand for oil transportation. There is less of Jason’s metal formed anti-slip running boards, walkways and ladders on tank cars and more competition in the market which caused a decrease in demand for its products. Jason expects that this unfavorable mix shift will revert to normal during 2014. Adjusted EBITDA declined to $22.9 million (17.6% of net sales) compared to $25.1 million (18.4% of net sales) in the year ended December 31, 2012 primarily due to lower net sales and startup costs of $0.6 million for a new product line being developed for internal supply to the seating segment.

Net sales in the components segment for the year ended December 31, 2012 were $135.9 million, an increase of $36.2 million compared to $99.7 million for the year ended December 31, 2011. The increase is primarily due to the acquisition of Morton in October of 2011. Sales attributable to Morton for the year ended December 31, 2012 totaled $46.8 million, an increase of $36.4 million when compared with the $10.4 million in sales generated by Morton in 2011 during the period following the acquisition. In addition to the base Morton volume, net sales at Morton were favorably impacted by synergies with our existing components segment operations. Excluding the impact of Morton, net sales in the components segment operations declined $0.2 million. Adjusted EBITDA improved 35% over 2011 Adjusted EBITDA of $18.6 million to $25.1 million due primarily to the Morton acquisition. Adjusted EBITDA as a percent of net sales declined from 18.7% of net sales in 2011 to 18.4% in 2012 due to a shift in the mix of products sold to a higher percentage of smart meter assemblies.

Corporate

Corporate expense is principally comprised of the costs of Jason’s corporate operations including the compensation and benefits of Jason’s Chief Executive Officer and Chief Financial Officer, as well as personnel responsible for treasury, insurance, in-house legal, human resources, tax planning and the administration of employee benefits. Corporate expense also includes third party legal, audit, tax and other professional fees and expenses and the operating costs of the corporate office. The increase in expense in 2013 primarily resulted from additional compensation and benefits costs attributable to the hiring of additional personnel.

Liquidity and Capital Resources

Background

Jason’s primary sources of liquidity are cash generated from its operations, available cash and borrowings under its U.S. and foreign credit facilities. As of March 28, 2014, Jason had $21.8 million of available cash, $15.5 million of additional borrowings available under the revolving credit facility portion of its U.S. credit agreement, and $9.0 million available under short-term revolving loan facilities that Jason maintains outside the U.S. As of December 31, 2013, Jason had $16.3 million of available cash, $31.4 million of additional borrowings available under the revolving credit facility portion of its U.S. credit agreement, and $7.8 million available under short-term revolving loan facilities that Jason maintains outside the U.S. Jason’s U.S. and foreign revolving loan facilities are available for working capital requirements, capital expenditures and other general corporate purposes. As of March 28, 2014 and December 31, 2013, available borrowings under its U.S. revolving credit facility were reduced by outstanding letters of credit of $3.9 million and $3.6 million, respectively. Included in Jason’s consolidated cash balance of $21.8 million at March 28, 2014 and $16.3 million at December 31, 2013, is cash of $17.8 million and $7.3 million, respectively, held at Jason’s non-U.S. operations. These funds, with some restrictions and tax implications, are available for repatriation as deemed necessary by Jason.

As a result of organic growth initiatives, ongoing operational improvements and disciplined working capital management, all through the application of the key principles embodied in the Jason Business System, Jason has historically generated strong and consistent cash from operating activities. Jason has a stable customer base that provides it with meaningful revenue and cost visibility which, when combined with its scalable and stable cost structure, helps Jason to maximize cash flow and efficiency through economic cycles. Jason’s primary liquidity needs are for financing working capital, investing in capital expenditures and making principal and interest payments on its outstanding debt.

Indebtedness

As of March 28, 2014, Jason’s total outstanding indebtedness of $257.0 million was comprised of amounts outstanding under its U.S. credit agreement of $228.4 million (net of a $0.4 million debt discount), its U.S. revolving loan facility of $15.6 million, various foreign bank term loans and revolving loan facilities of $10.7 million and capital lease obligations of $2.3 million. As of December 31, 2013, Jason’s total outstanding indebtedness of $242.7 million was comprised of amounts outstanding under its U.S. credit agreement of $229.0 million (net of a $0.4 million debt discount), various foreign bank term loans and revolving loan facilities of $11.3 million and capital lease obligations of $2.4 million. On February 28, 2013, Jason entered into a $260.0 million credit agreement with a syndicate of lenders. The new agreement includes a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan facility. The credit agreement was amended on November 14, 2013 to, among other things, increase the term loan by $10.0 million. The term loan amortizes in quarterly installments of $0.6 million, with $217.1 million due on February 28, 2019. The revolving loan includes a $12.5 million letter of credit sub-facility and a $10.0 million swing line sub-facility. Term loan borrowings under the agreement totaled $228.8 million as of March 28, 2014 and $229.4 million as of December 31, 2013. Borrowings outstanding under the revolving loan facility totaled $15.6 million at March 28, 2014. No borrowings were outstanding under the revolving loan facility at December 31, 2013. Revolving loan borrowings during the first three months of 2014 were used to fund the seasonal increase in working capital.

The proceeds from the February 2013 borrowings, along with $14.2 million of existing cash, were used to retire borrowings outstanding under its previous U.S. credit agreement in the amount of $178.5 million, pay accrued interest of $0.9 million, pay related transaction fees and other expenses of $10.0 million and pay a dividend to equityholders and redeem preferred stock in the aggregate amount of $49.8 million. During June 2013, Jason used existing cash to pay a dividend to its equityholders and redeem preferred stock in the aggregate amount of $11.8 million. The proceeds from the November 2013 borrowings, along with $23.4 million of existing cash, were used to pay related transaction fees and other expenses of $3.5 million and pay a dividend to equityholders and redeem preferred stock in the aggregate amount of $29.9 million. Upon completion of these transactions, Jason no longer had any preferred stock outstanding. The new credit agreement requires Jason to comply with a financial covenant tied to a maximum total debt to EBITDA ratio, as defined in the agreement, and contains restrictions limiting additional indebtedness, capital expenditures, payment of certain dividends, among others. The credit agreement definition of EBITDA is substantially the same as the Adjusted EBITDA amounts presented in the Key Measures Jason Uses to Evaluate its Performance section above; the credit agreement definition excludes income of partially owned affiliates, unless such earnings have been received in cash, and stock compensation expense. For the year ended December 31, 2013, EBITDA as defined by the credit agreement, equaled $78.6 million compared with Adjusted EBITDA of $79.8 million. Jason was in compliance with the financial covenants contained in its current and predecessor credit agreements for all periods during the three years ended December 31, 2011, 2012 and 2013 and during the three month period ended March 28, 2014.

Jason maintains various bank term loan and revolving loan facilities outside the U.S. for local operating and investing needs. Borrowings under these facilities totaled $10.7 million as of March 28, 2014, including borrowings of $6.3 million and $1.8 million incurred by Jason’s subsidiaries in Germany and Mexico, respectively, and borrowings totaled $11.3 million as of December 31, 2013, including borrowings of $6.8 million and $2.7 million incurred by Jason’s subsidiaries in Germany and Mexico, respectively. There are certain restrictions included in loan agreements with Jason’s wholly-owned German subsidiary, Jason GmbH, that restrict the transfer of assets or payment of dividends to its shareholders. As a result, at December 31, 2012 and December 31, 2013, Jason Partners Holdings Inc. had restricted net assets from consolidated subsidiaries of approximately $34.3 million and $39.8 million, respectively, and had restricted net assets from unconsolidated subsidiaries of $7.5 million and $8.2 million, respectively. The restrictions have had no impact on Jason’s ability to meet its cash obligations. Non U.S. debt will not be repaid in connection with the Business Combination.

In order to ensure that Quinpario and Jason can complete the Business Combination, Quinpario Sub has obtained a Debt Commitment Letter to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, Debt Financing in the aggregate up to $460 million (not all of which is expected to be drawn at the closing of the Business Combination), which, together with the amounts available from the trust account following any redemptions, would be sufficient to refinance Jason’s existing indebtedness, pay a portion of the Cash Consideration, as well as for working capital and general corporate purposes. Non U.S. debt will not be repaid in connection with the Business Combination. See the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Debt Financing” for further information.

Senior Secured Credit Facilities

General. On February 28, 2013 (the “Closing Date”), Jason entered into the Senior Secured Credit Facilities with General Electric Capital Corporation (“GE Capital”), as Administrative Agent, L/C Issuer, Swingline Lender and as Lender, CapitalSource Bank and Sumitomo Mitsui Banking Corp, as Lenders (the “Lenders”), and GE Capital Markets, Inc. (“GE Capital Markets”), as Sole Lead Arranger and Bookrunner. The terms of the Senior Secured Credit Facilities are set forth in the credit agreement dated as of February 28, 2013, among Jason, GE Capital, the Lenders, and GE Capital Markets, as amended on November 14, 2013 (the “Credit Agreement”).

The Senior Secured Credit Facilities consist of a term loan facility and a revolving credit facility. The term loan facility was initially issued in the principal amount of $225.0 million; the Credit Agreement was amended on November 14, 2013 to increase the principal amount by $10.0 million. As of March 28, 2014 and

December 31, 2013, the total outstanding amounts on the term loan facility were $228.8 million and $229.4 million, respectively. The revolving credit facility has a principal amount of $35.0 million, which includes a $12.5 million sub-facility available for the issuance of letters of credit and a $10.0 million sub-facility available for same-day loans, called swingline loans, from GE Capital. Borrowings outstanding under the revolving loan facility totaled $15.6 million at March 28, 2014. There were no borrowings outstanding as of December 31, 2013. Subject to covenant compliance and certain conditions, Jason’s Senior Secured Credit Facilities permit additional, but uncommitted, loans of up to $90 million.

The revolving credit facility matures on February 28, 2018, and the term loan facility matures on February 28, 2019. Jason may have these maturities extended, subject to certain conditions including the consent of the affected lenders.

Commencing on the last day of the first full calendar quarter beginning 60 days after the Closing Date, the term loan facility will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity.

Under the Senior Secured Credit Facilities, Jason must maintain a maximum net first lien coverage ratio of 4.50 to 1.00, decreasing gradually to 2.50 to 1.00 by the revolving credit facility’s maturity date. The maximum net first lien coverage ratio is tested quarterly and upon any extension of an incremental term loan or expansion of the amount Jason is allowed to borrow under the revolving credit facility.

The obligations under the Senior Secured Credit Facilities are guaranteed by Jason Partners Holdings Inc., Jason Holdings, Inc. I and each of its existing and subsequently acquired or formed direct and indirect domestic subsidiaries.

Security Interests. The borrowings under the Senior Secured Credit Facilities, all guarantees thereof and certain interest rate protection and other hedging arrangements contemplated thereby are secured by first priority perfected security interests in substantially all existing and after-acquired personal property and domestic real property, including, without limitation, 100% of all outstanding equity interests (or, in the case of first-tier foreign subsidiaries, 66% of the voting and 100% of the non-voting equity interests, if any) in Jason’s and its guarantors’ subsidiaries.

Interest Rates and Fees. Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to the applicable margin plus, at the borrower’s option, either: (i) a base rate determined by reference to the greatest of (a) the rate last quoted by the Wall Street Journal or another national publication selected by GE Capital, (b) the federal funds rate plus 0.50% and (c) the sum of LIBOR for an interest period of one month (giving effect to the minimum LIBOR rate of 1.25% per annum) plus the excess of the LIBOR applicable margin over the base rate applicable margin; or (ii) LIBOR plus the applicable margin. Interest is payable at the end of the relevant interest period but no less frequently than quarterly.

The applicable margin is a rate 2.75% in the case of loans paid at the base rate, and 3.75% per annum in case of loans paid at the LIBOR rate. If Jason goes into bankruptcy or experiences a payment event of default, its interest rate is increased by 2.00% over whatever it would otherwise be, and such excess interest is payable on demand.

Jason also pays the lenders a commitment fee on the unused commitments under its revolving credit facility, which is payable quarterly in arrears. The commitment fee is 0.50% per annum.

Mandatory Prepayment. Subject to certain conditions, Jason must prepay outstanding amounts under the Senior Credit Facilities under specified circumstances, including (a) excess cash flow, (b) debt issuances and (c) asset sales. Beginning with the fiscal year ended December 31, 2014, Jason will be obligated to make annual prepayments in an amount equal to 50% of excess cash flow (as defined in the Credit Agreement), with a reduction to 25% if Jason maintains a certain total leverage ratio, and subject to certain conditions. Jason will be obligated to prepay an amount equal to 100% of the net cash proceeds of issuances or incurrences of debt obligations by Jason or its subsidiaries if Jason incurs or issues new debt including as a result of the proceeds received in this transaction. If Jason or its subsidiaries sell any property or assets, Jason is obligated to prepay an amount equal to 100% of the net cash proceeds of such sale or other disposition unless such proceeds are reinvested in a specified timeframe.

Jason may voluntarily prepay loans under the Senior Secured Credit Facilities, subject to breakage costs and certain prepayment premiums (as defined in the Credit Agreement).

All indebtedness under the Credit Agreement will need to be repaid in full in connection with the consummation of the Business Combination. No fees will be incurred as part of the prepayment. However, unamortized deferred financing costs and debt discount associated with such indebtedness will be written off as a result of the prepayment; such amounts totaled $3,524 and $408, respectively, as of March 28, 2014 and $3,721 and $429, respectively, as of December 31, 2013.

Covenants. The Senior Secured Credit Facilities contain negative and affirmative covenants affecting Jason and its existing and future restricted subsidiaries, with certain exceptions set forth in the Credit Agreement. The negative covenants and restrictions include, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates, management fees and compensation, use of proceeds, contingent obligations, compliance with U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regulations promulgated by the Office of Foreign Assets Control (“OFAC”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “PATRIOT Act”), dividends, distributions and other restricted payments, changes in business, changes in accounting, name and jurisdiction of organization, amendments to organizational documents and subordinated indebtedness, assumption of negative pledge obligations, sale-and-leaseback transactions, use of hazardous materials and capital expenditures.

The affirmative covenants include, among others: preservation of corporate existence, maintenance of licenses and intellectual property, of property and of insurance, payment of taxes, compliance with laws, inspection of property and books and records, use of proceeds, blocked account agreements, further assurances in respect of collateral matters and use of commercially reasonable efforts to deliver landlord, mortgagee and bailee waivers, environmental matters and maintenance of Moody’s and S&P credit ratings without regard to the level of such ratings.

Events of Default. Events of default include, among others: failure to pay principal, interest or any other amount when due, representations and warranties incorrect in any material respect when made or deemed made, failure to comply with covenants in the Credit Agreement and related documents, cross-default to other indebtedness and certain contingent obligations, failure to satisfy or stay execution of judgments, bankruptcy or insolvency, actual or asserted invalidity or impairment of any part of the Credit Agreement and related documents, and change of ownership or control.

Seasonality and Working Capital

Jason uses net operating working capital (“NOWC”) as a percentage of the previous twelve months of net sales as a key indicator of working capital management. Jason defines this metric as the sum of trade accounts receivable and inventories less trade accounts payable as a percentage of net sales. NOWC as a percentage of net sales was 14.4%, 13.3% and 13.4% as of December 31, 2011, 2012 and 2013, respectively. NOWC as a percentage of sales was 16.9% as of March 28, 2014. Set forth below is a table summarizing NOWC as of December 31, 2011, 2012 and 2013 and March 28, 2014.

	December 31,			March 28, 2014
	2011	2012	2013
	(in millions)
Accounts receivable—net	$66.1	$70.2	$77.0	$110.4
Inventories	67.6	72.2	72.3	76.7
Accounts payable	(47.1)	(55.2)	(58.0)	(70.7)

NOWC	$86.6	$87.2	$91.3	$116.4

In overall dollar terms, Jason’s NOWC is generally lower at the end of the calendar year due to reduced sales activity around the holiday season. NOWC peaks at the end of the first quarter as Jason experiences high seasonal demand from certain customers, particularly those serving the motor sports, lawn and garden equipment and small engine markets to fill the supply chain for the spring season. There are, however, variations in the seasonal demands from year to year depending on weather, customer inventory levels, and model year changes. Jason generates approximately 52-55% of sales in the first half of the year.

Jason pays its main suppliers based on credit terms that generally range from 30 to 60 days; at times, Jason will pay faster than 30 days if it is advantageous to do so, based on early payment discounts offered by its suppliers. Jason’s U.S. customers generally pay Jason on terms ranging from 30 to 50 days while terms outside the U.S., especially in certain parts of Europe, can extend beyond 50 days which is customary in these markets. Jason has not experienced any significant bad debts for the three years ended December 31, 2013, which Jason believes is the result of disciplined credit and collection policies and its strong customer base. On average, Jason holds about 50 day’s supply of inventory; however, inventory levels vary by each of Jason’s businesses with higher levels required by its finishing segment and lower levels held by its acoustics segment.

Short-Term and Long-Term Liquidity Requirements

Jason’s ability to make principal and interest payments on borrowings under its U.S. and foreign credit facilities and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on current level of operations, Jason believes that its existing cash balances and expected cash flows from operations will be sufficient to meet its operating requirements for at least the next 12 months. However, Jason may require borrowings under its credit facilities and alternative forms of financings or investments to achieve its longer-term strategic plans.

Historically, Jason’s capital expenditures have ranged between 2% and 3% of annual sales with year to year fluctuations caused by the nature and timing of specific capital projects. Capital expenditures in 2013 and 2012 were higher than normal due to the replacement of assets destroyed in the November 2011 fire at Jason’s Newcomerstown, Ohio facility. These expenditures were funded from proceeds under Jason’s property insurance policy; however, the timing of these reimbursements lagged cash outlays due to the time required by the insurance carrier to review, approve and process the reimbursement claim. Capital expenditures for the year ended December 31, 2014 are expected to be approximately $24 million; however, this amount is an estimate and the actual amount of capital expenditures could differ materially. Jason is not anticipating significant capital expenditures in 2014 for replacement of assets lost in the Newcomerstown facility fire. The larger capital projects planned for 2014 include equipment for a new acoustics segment facility in Warrensburg, Missouri, a new metal perforating production line in the components segment, tooling for the launch of new turf care and heavy industry products in the seating segment and the expansion of an existing finishing segment facility in India. The total spending for these projects is expected to approximate $7 million. The Company anticipates spending another $5 to $10 million during 2014 on smaller capital projects to support growth initiatives and productivity improvements and the Company annually incurs replacement capital in the range of $5 to $10 million. The Company finances its annual capital requirements with funds generated from operations. As of December 31, 2013, there were outstanding commitments totaling $1.5 million associated with equipment for the acoustics segment. Jason’s U.S. credit agreement contains covenants limiting its capital expenditures at levels above its expected capital expenditures for the expected life of the agreement.

Consolidated Condensed Statements of Cash Flows for the Three Months Ended March 29, 2013 and March 28, 2014

	Three Months Ended
(in millions)	March 29, 2013	Variance	March 28, 2014
Cash flows used in operating activities	$(10.5)	$(5.4)	$(15.9)
Cash flows provided by (used in) investing activities	(4.8)	12.0	7.2
Cash flows provided by (used in) financing activities	(7.3)	(21.4)	14.1
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.2	0.1

Net increase (decrease) in cash and cash equivalents	(22.7)	28.2	5.5
Cash and cash equivalents at beginning of period	29.5	(13.2)	16.3

Cash and cash equivalents at end of period	$6.8	$15.0	$21.8

Depreciation and amortization	6.7	(0.4)	6.3
Capital expenditures, net of insurance proceeds	5.7	(1.3)	4.4

Three Months Ended March 29, 2013 Compared to Three Months Ended March 28, 2014

Cash Flows Provided by (Used in) Operating Activities

Cash flows used in operating activities totaled $10.5 million and $15.9 million for the three months ended March 29, 2013 and March 28, 2014, respectively.

Operating cash flows decreased $5.4 million in 2014 compared with 2013. Excluding the $3.1 million negative cash flow impact on the three months ended March 29, 2013 relating to the of the Newcomerstown Fire, operating cash flows were $8.5 million lower in 2014. The impact of changes in working capital levels not connected with the Newcomerstown fire activity resulted in a higher use of cash of $4.8 million during 2014. The increase in working capital (as reflected on the statement of cash flows) was attributable to an increase in accounts receivable ($8.3 million) and inventories ($3.3 million), a decrease in accrued interest ($0.9 million) and other net changes ($0.6 million), partially offset by increases in accounts payable ($1.8 million) and accrued income taxes ($6.6 million). The increase in accounts receivable was due to higher sales in 2014, combined with a lower than normal accounts receivable level at the year end of 2013. The increase in inventories is also attributable to higher sales levels as inventory days on hand are in line with 2013 levels. The change in accrued interest is the result of the timing of interest payments related to the U.S. credit agreement; such payments are normally made at the end of the calendar quarter but this changed in February 2013 in connection with the 2013 Refinancing Transactions; additionally, the payment normally made in the fourth quarter of 2013 was made in January 2014. The accounts payable increase is also the result of higher business levels. The change in accrued income taxes was caused by higher taxable income in 2014 and timing of estimated tax payments. Operating cash flows were also negatively impacted by a $4.1 million change in deferred taxes due to the reversal of certain temporary differences primarily associated with accelerated depreciation and amortization.

Cash Flows Provided by (Used in) Investing Activities

Cash flows used in investing activities totaled $4.8 million for the three months ended March 29, 2013 while cash flows provided by investing activities totaled $7.2 million for the three months ended March 28, 2014.

During the three months ended March 28, 2014, Jason completed the sale of its 50% equity interests in two of its Asian joint ventures for a total of $11.5 million. Cash generated from the sale of the joint ventures and cash from the sale of assets of $0.1 million were partially offset by capital expenditures totaling $4.4 million. Cash flows used in investing activities for the three months ended March 29, 2013 were comprised of capital expenditutres of $5.8 million, partially offset by cash proceeds of $0.2 million received from Jason’s insurance carrier for Newcomerstown replacement asset claims and $0.8 million from asset sales.

Cash Flows Provided by (Used in) Financing Activities

Cash flows used in financing activities totaled $7.3 million for the three months ended March 29, 2013, while cash flows provided by financing activities totaled $14.1 million for the three months ended March 28, 2014.

During 2013, Jason entered into a $260.0 million credit agreement with a syndicate of lenders as described more fully in the “Senior Secured Credit Facilities” section of this Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations. The new agreement included a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan facility. The Credit Agreement was subsequently amended in November 2013 to increase the term loan by $10.0 million. The proceeds from these borrowings totaling $235.0 million, along with $49.6 million of existing cash, were used to retire borrowings outstanding under Jason’s previous U.S. credit agreement in the amount of $178.5 million, pay accrued interest of $0.9 million, pay related transaction fees and other expenses of $13.7 million (including $3.7 million of capitalized debt issuance costs during the first quarter of 2013) and pay dividends to equityholders and redeem preferred stock in the aggregate amount of $91.5 million (of which $49.8 million was paid during the first quarter of 2013). In addition to the activity described above, Jason also had net borrowings under its U.S. revolving line of credit of $3.1 million and made net payments of $3.4 million on non U.S. debt facilities during the first quarter of 2013.

During 2014, funds provided by financing activities were comprised of net borrowings under the U.S. revolving line of credit of $15.5 million used to fund the seasonal increase in working capital, partially offset by net payments on U.S. term loans and non U.S. debt facilities of $0.6 million and $0.8 million, respectively.

Depreciation and Amortization

Depreciation and amortization totaled $6.7 million and $6.3 million for the three months ended March 29, 2013 and March 28, 2014, respectively. The $0.4 million decrease in 2014 was primarily caused by a reduction in depreciation expense as a large amount of shorter lived fixed assets became fully depreciated in 2013.

Capital Expenditures

Capital expenditures, net of proceeds from our property insurance carrier, totaled $5.7 million and $4.4 million for the three months ended March 29, 2013 and March 28, 2014, respectively. The decrease in 2014 of $1.3 million was primarily caused by a higher level of capital expenditures made in 2013 to replace assets lost in the Newcomerstown fire.

Consolidated Condensed Statements of Cash Flows for the Years Ended December 31, 2013, 2012 and 2011

	Year Ended December 31,
(in millions)	2011	Variance	2012	Variance	2013
Cash flows provided by operating activities	$18.6	$8.2	$26.8	31.3	$58.1
Cash flows used in investing activities	(49.9)	32.8	(17.1)	(1.1)	(18.2)
Cash flows provided by (used in) financing activities	22.5	(17.5)	5.0	(58.3)	(53.3)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.3	0.2	(0.1)	0.1

Net increase (decrease) in cash and cash equivalents	(8.9)	23.8	14.9	(28.2)	(13.3)
Cash and cash equivalents at beginning of period	23.7	(9.0)	14.7	14.9	29.6

Cash and cash equivalents at end of period	$14.8	$14.8	$29.6	$(13.3)	$16.3

Depreciation and amortization	20.2	4.0	24.2	2.8	27.0
Capital expenditures, net of insurance proceeds	16.3	1.5	17.8	1.3	19.1
Cash paid for income taxes, net of refunds	2.3	1.4	3.7	6.4	10.1

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Cash Flows Provided by Operating Activities

Cash flows provided by operating activities totaled $58.1 million and $26.8 million for the years ended December 31, 2013 and 2012, respectively.

Operating cash flow increased $31.3 million in 2013 compared with 2012 due to the receipt of higher cash proceeds from Jason’s insurance carrier for Newcomerstown Fire related claims. In 2013 this activity had a $14.3 million favorable impact on cash flows from operating activities compared with a negative $8.8 million impact in 2012 due to the lag in receiving reimbursement from our insurance carrier for incremental operating costs incurred as a result of the fire. Additionally, changes in working capital levels not connected with Newcomerstown Fire activity produced $6.3 million in positive cash flow for 2013 compared with a use of $8.5 million in 2012. The reduction in working capital (as reflected on the statement of cash flows) was attributable to a decrease in other current assets ($0.5 million) and inventories ($0.3 million) and increases in accounts payable ($2.5 million), accrued compensation and employee benefits ($0.5 million), accrued interest ($2.8 million), accrued income taxes ($1.1 million) and other current liabilities ($5.2 million) partially offset by increases in accounts receivable ($6.6 million).

The decrease in other current assets resulted from an increased level of value added tax refunds received in 2013 due to the timing of filing refund claims and lower customer tooling receivables from less tooling activity, both at Jason’s acoustics segment subsidiary in Mexico. The increase in accrued interest was due entirely to the timing of fourth quarter 2013 interest payments under the U.S. credit facility which were made in early January of 2014; interest on this facility was paid prior to the end of the year in 2012. Jason’s profitability has increased over recent years resulting in higher levels of income taxes and a higher accrual at the end of 2013 as compared to 2012. Other current liabilities increased in 2013 due to accruals for restructuring costs, professional fees and value added taxes. The accounts payable increase was in line with higher 2013 business levels. Despite higher overall business levels, inventories did not change significantly during the year which was due in most part to higher than normal inventory levels at the end of 2012 in our seating segment from weak demand for turf care products. The accounts receivable increase of $6.8 million represents a 10% increase over the December 31, 2012 balance and compares favorably with the 13% increase in net sales realized in the last two months of 2013 as compared with the same period in 2012 reflecting strong year end collection activity in our seating segment.

Cash Flows Used in Investing Activities

Cash flows used in investing activities of $18.2 million and $17.1 million for the years ended December 31, 2013 and 2012, respectively, are attributable to capital expenditures, including spending on assets to replace those destroyed in the Newcomerstown Fire less proceeds from the property insurance carrier and asset sales.

Cash flows used in investing activities in 2013 included $25.8 million for the purchase of capital assets and patents of which $5.7 million related to the purchase of assets to replace those destroyed in the Newcomerstown Fire. These outflows were partially offset by cash proceeds of $6.5 million received from our insurance carrier for Newcomerstown replacement asset claims and $1.0 million from asset sales. Cash flows used in investing activities in 2012 included $26.4 million for capital assets and patents of which $8.6 million related to the purchase of assets to replace those destroyed in the Newcomerstown Fire. These outflows were partially offset by cash proceeds of $8.5 million received from our insurance carrier and $0.8 million from asset sales.

Cash Flows Provided by (Used in) Financing Activities

Cash flows used in financing activities totaled $53.3 million for the year ended December 31, 2013, while cash flows provided by financing activities totaled $5.0 million for the year ended December 31, 2012.

During 2013, Jason entered into a $260.0 million credit agreement with a syndicate of lenders as described more fully in the “Senior Secured Credit Facilities” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jason. The new agreement includes a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan facility. The Credit Agreement was subsequently amended to increase the term loan by $10.0 million. The proceeds from these borrowings totaling $235.0 million, along with $49.6 million of existing cash, were used to retire borrowings outstanding under Jason’s previous U.S. credit agreement in the amount of $178.5 million, pay accrued interest of $0.9 million, pay related transaction fees and other expenses of $13.7 million (including $4.0 million of capitalized debt issuance costs) and pay dividends to equityholders and redeem preferred stock in the aggregate amount of $91.5 million. In addition to the activity described above, Jason also reduced debt by $14.2 million during 2013.

During 2012, Jason received $7.5 million in cash from new term loans representing the final portion of a $45.0 million increase to its then existing credit agreement that was negotiated in 2011. The new loans were principally used to finance the $34.0 million purchase price of Morton and to retire senior subordinated notes of $6.9 million. Excluding the additional loans described above, Jason’s outstanding debt decreased $2.2 million during 2012. No scheduled principal payments on term loans exceeded new borrowings, the most significant of which related to new loans of $4.4 million at our acoustics segment operation in Mexico used to fund the start-up of a new manufacturing facility in Celaya.

Depreciation and Amortization

Depreciation and amortization totaled $27.0 million and $24.2 million for the years ended December 31, 2013 and 2012, respectively. The $2.8 million increase in 2013 was primarily caused by fixed assets being placed into service in 2013, related to prior year capital spending.

Capital Expenditures

Capital expenditures, net of proceeds from our property insurance carrier, totaled $19.1 million and $17.8 million for the years ended December 31, 2013 and 2012, respectively.

Cash Paid for Income Taxes

Cash paid for income taxes totaled $10.1 million and $3.7 million for the years ended December 31, 2013 and 2012, respectively.

The increase in cash paid for income taxes of $6.4 million from $3.7 million paid in 2012 compared to $10.1 million paid in 2013, was primarily attributable to an increase in U.S. taxable income. In 2013, Jason paid U.S. federal and state income taxes of $9.2 million and foreign income taxes of $0.9 million. Cash paid for income taxes in 2012 was comprised of U.S. federal and state income taxes of $2.4 million and foreign income taxes of $1.3 million.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Cash Flows Provided by Operating Activities

Cash flows provided by operating activities totaled $26.8 million and $18.6 million for the years ended December 31, 2012 and 2011, respectively.

Operating cash flow increased $8.2 million in 2012 due to several factors including improved cash profitability due primarily to the favorable impact of the Morton acquisition and higher organic sales. Additionally, working capital levels not connected with Newcomerstown Fire activity resulted in a use of cash of $8.5 million in 2012 and a use of cash of $15.7 million in 2011. In both years the increase in working capital was required to support higher business levels. The impact of the favorable variances described above was partially offset by a $6.5 million negative cash impact in 2012 from the lag in receiving reimbursements from our insurance carrier for claims relating to the Newcomerstown Fire. The increase in working capital (as reflected on the statement of cash flows) was attributable to an increase in accounts receivable ($3.8 million), inventories ($4.3 million), other current assets ($5.6 million) and decreases in accrued compensation and employee benefits ($1.8 million) and other current liabilities ($2.5 million) partially offset by increases in accounts payable ($8.4 million), accrued income taxes ($1.1 million).

The accounts receivable increase of $3.8 million represents a 6% increase over the December 31, 2011 balance and is in line with the 6% increase in net sales experienced in the last two months of 2012 as compared with the same period in 2011. The accounts payable increase of $8.4 million represents a 17% increase over the December 31, 2011 balance; the percentage increase was higher than would be expected based on business levels due to a lower than normal accounts payable balance at the end of 2011 due to the timing of payments to suppliers. Inventories ended 2012 at levels higher than expected due primarily to weak demand for turf care products in our seating segment. The increase in other current assets resulted from high value added tax refunds receivable due to the timing of filing refund claims and higher customer tooling receivables from increased tooling activity, both at Jason’s acoustics segment subsidiary in Mexico. The decrease in accrued compensation and employee benefits occurred from lower incentive compensation accruals at the end of 2012 in the seating and components segments and the 2012 payment of severance accruals made in 2011 of $0.7 million associated with headcount reductions at our German operation in the finishing segment. Other current liabilities decreased in 2012 due to a number of factors including lower accruals for professional fees, pensions and insurance. Jason’s profitability has increased over recent years resulting in higher levels of income taxes and a higher accrual at the end of 2012 as compared to 2011.

Cash Flows Used in Investing Activities

Cash flows used in investing activities of $17.1 million and $49.9 million for the years ended December 31, 2012 and 2011, respectively, are attributable to capital expenditures, including spending on assets to replace those destroyed in the Newcomerstown Fire, and the cost of the 2011 acquisition of Morton, less proceeds from our property insurance carrier and asset sales.

Cash flows used in investing activities in 2012 included $26.4 million for capital assets and patents of which $8.6 million related to the purchase of assets to replace those destroyed in the Newcomerstown Fire. These outflows were partially offset by cash proceeds of $8.5 million received from our insurance carrier for Newcomerstown replacement asset claims and $0.8 million from asset sales. Cash flows used in investing activities during 2011 were comprised of capital expenditures of $16.3 million and cash paid for the acquisition of Morton of $34.0 million, partially offset by cash proceeds from asset sales of $0.4 million.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities totaled $5.0 million and $22.5 million for the years ended December 31, 2012 and 2011, respectively.

During 2012, Jason received $7.5 million representing the final portion of the term loan funding relating to the credit agreement amendment described in the paragraph below. Excluding this increase, Jason’s outstanding debt decreased by $2.2 million principally from new loans of $10.1 million, including loans of $4.4 million at our acoustics segment operation in Mexico used to fund the start-up of a new manufacturing facility in Celaya, reduced by debt payments totaling $12.3 million.

During 2011, Jason amended its U.S. credit agreement to provide up to $45.0 million of new term loan financing, of which $37.5 million was funded in 2011 to partially finance the $34.0 million purchase of Morton and retire senior subordinated notes of $6.9 million. Excluding activity relating to the new term loan and senior subordinated notes, Jason reduced debt in the U.S. and at certain of its foreign locations by a total of $12.4 million and incurred financing costs of $2.6 million.

Depreciation and Amortization

Depreciation and amortization totaled $24.2 million and $20.2 million for the years ended December 31, 2012 and 2011, respectively. The $4.0 million increase for the year ended December 31, 2012 was primarily caused by depreciation and amortization on fixed and intangible assets acquired in connection with the purchase of Morton.

Capital Expenditures

Capital expenditures, net of proceeds from our property insurance carrier, totaled $17.8 million and $16.3 million for the years ended December 31, 2012 and 2011, respectively.

Cash Paid for Income Taxes

Cash paid for income taxes totaled $3.7 million and $2.3 million for the years ended December 31, 2012 and 2011, respectively.

The increase in cash paid for income taxes of $1.4 million from $3.7 million paid in 2012 compared to $2.3 million paid in 2011, was attributable to an increase in U.S. taxable income, partially offset by lower income tax payments in certain foreign locations, most notably Brazil. In 2012, Jason paid U.S. federal and state income taxes of $2.4 million and foreign income taxes of $1.3 million. Cash paid for income taxes in 2011 was comprised of U.S. federal and state income taxes of $0.4 million and foreign income taxes of $1.9 million.

Commitments and Contractual Obligations

The following table presents Jason’s commitments and contractual obligations as of December 31, 2013, as well as its long-term obligations (in thousands):

	Payments Due by Period
	Total	2014	2015-2016	2017-2018	Thereafter
Long-term debt obligations under U.S. credit agreement(1)	$229.4	$2.9	$4.7	$4.7	$217.1
Other long-term debt obligations	11.3	3.5	2.3	5.5	—
Interest payments on long-term debt obligations(2)	57.8	11.8	22.9	22.2	0.9
Capital lease obligations(3)	3.0	0.6	1.0	0.8	0.6
Operating lease obligations(4)	43.3	9.6	15.6	8.7	9.4
Purchase obligations(5)	9.7	8.2	1.5	—	—
Other long-term liabilities(6)	13.7	—	—	—	—
Multiemployer and UK pension obligations(7)	4.8	0.4	0.8	0.8	2.8

Total	$373.0	$37.0	$48.8	$42.7	$230.8

(1)	During 2013, Jason refinanced amounts outstanding under the U.S. credit agreement. See “Indebtedness” above for further information.

(2)	Amounts represent the expected cash payments of interest expense on long-term debt obligations and were calculated using interest rates in place as of December 31, 2013 and assuming that the underlying debt obligations will be repaid in accordance with their terms.
(3)	Amounts represent the expected cash payments of capital leases, including the expected cash payments of interest expense of approximately $0.5 million.
(4)	Operating leases represent the minimum rental commitments under non-cancelable operating leases.
(5)	Jason routinely issues purchase orders to numerous vendors for inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor, and as such, are excluded from the obligations table.
(6)	Other long-term liabilities primarily consist of obligations for uncertain tax positions, pension obligations, postretirement health and other benefits, insurance accruals and other accruals. Other than payments required with respect to the former Morton multiemployer pension plan and a pension plan in the UK (see Note (7) below), Jason is unable to determine the ultimate timing of these liabilities and, therefore, no payment amounts were included in the contractual obligations table.
(7)	Represent contributions required with respect to the former Morton multiemployer pension plan as a result of the withdrawal from the plan and required contributions to the pension plan in the UK.

Off-Balance Sheet Arrangements

Jason leases certain machinery, transportation equipment and office, warehouse and manufacturing facilities under various operating lease agreements. Under most arrangements, Jason pays the property taxes, insurance, maintenance and expenses related to the leased property. See Note 11, “Lease Obligations” in the notes to the consolidated financial statements and the “Contractual Obligations” table above for further information.

Jason had outstanding letters of credit totaling $3.9 million at March 28, 2014 and $3.6 million and $4.6 million at December 31, 2013 and 2012, respectively, the majority of which secure self-insured workers compensation liabilities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Jason evaluates its estimates on an ongoing basis, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The following policies are considered by management to be the most critical in understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our results of operations, financial position and cash flows. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Although Jason has listed a number of accounting policies below which it believes to be the most critical, Jason also believes that all of its accounting policies are important to the reader. Therefore, please see Note 1, “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements of Jason appearing elsewhere in this proxy statement.

Inventories: Inventories are valued at the lower of cost or market. The first-in, first-out (FIFO) method is used to determine the cost for all inventories. The valuation of inventories includes material, labor and overhead and requires management to determine the amount of manufacturing variances to capitalize into inventories. Jason capitalizes material, labor and overhead variances into inventories based upon estimates of key drivers, which generally include raw material purchases (for material variances), standard labor (for labor variances) and calculations of inventory turnover (for overhead variances). In some cases, Jason has determined a certain portion of its inventories is excess or obsolete. In those cases, Jason writes down the value of those inventories to their net realizable value based upon assumptions about future demand and market conditions. Jason believes that such estimates are made based on consistent and appropriate methods; however, actual results may differ from estimates under different assumptions or conditions.

Goodwill, Other Intangible Assets and Other Long-Lived Assets: Jason’s goodwill, other intangible assets and tangible fixed assets are held at historical cost, net of depreciation and amortization, less any provision for impairment. Intangible and tangible assets with determinable lives are amortized or depreciated on a straight line basis over estimated useful lives as follows:

Intangible Assets
Goodwill	No amortization
Patents	Amortized over 7 years
Customer relationships	Amortized over 14 to 15 years
Trademarks and other intangible assets	Amortized over 10 years

Tangible Assets
Land	No depreciation
Land improvements	Depreciated over 20 years
Buildings and improvements	Depreciated over 2 to 40 years
Machinery and equipment	Depreciated over 7 to 10 years

On an annual basis, or more frequently if triggering events occur, Jason compares the estimated fair value of its reporting units to the carrying value to determine if a potential goodwill impairment exists. If the fair value of a reporting unit is less than its carrying value, an impairment loss, if any, is recorded for the difference between the implied fair value and the carrying value of the unit’s goodwill. The estimated fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value, Jason uses a discounted cash flow model, which is dependent on a number of assumptions including estimated future revenues and expenses, weighted average cost of capital, capital expenditures and other variables. Jason also reviews other intangible assets and tangible fixed assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If such indicators are present, Jason performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.

A considerable amount of management judgment and assumptions is required in performing the impairment tests, principally in determining the fair value of each reporting unit and the specifically identifiable intangible and tangible assets. While Jason believes its judgments and assumptions are reasonable, different assumptions could change the estimated fair values and, therefore, additional impairment charges could be required. Refer to Note 8, “Assets Held for Sale” of Jason’s accompanying consolidated financial statements for further discussion on impairment charges.

Employee Benefit Plans: Jason provides a range of benefits to employees and certain former employees, including in some cases pensions and postretirement health care, although the majority of these plans are frozen to new participation. Jason recognizes pension and post-retirement benefit income and expense and assets and obligations that are based on actuarial valuations using a December 31 measurement date and that include key assumptions regarding discount rates, expected returns on plan assets, retirement and mortality rates, future compensation increases, and health care cost trend rates. The approach Jason uses to determine the annual assumptions are as follows:

•	Discount Rate: Jason’s discount rate assumptions are based on the interest rate of high-quality corporate bonds, with appropriate consideration of our plans’ participants’ demographics and benefit payment terms.

•	Expected Return on Plan Assets: Jason’s expected return on plan assets assumptions are based on our expectation of the long-term average rate of return on assets in the pension funds, which is reflective of the current and projected asset mix of the funds and considers the historical returns earned on the funds.

•	Compensation Increase: Jason’s compensation increase assumptions reflect our long-term actual experience, the near-term outlook and assumed inflation.

•	Retirement and Mortality Rates: Jason’s retirement and mortality rate assumptions are based primarily on actual plan experience and mortality tables.

•	Health Care Cost Trend Rates: Jason’s health care cost trend rate assumptions are developed based on historical cost data, near-term outlook and an assessment of likely long-term trends.

Jason reviews actuarial assumptions on an annual basis and makes modifications based on current rates and trends when appropriate. As required by GAAP, the effects of the modifications are recorded currently or amortized over future periods. Based on information provided by independent actuaries and other relevant sources, Jason believes that the assumptions used are reasonable; however, changes in these assumptions could impact our financial position, results of operations or cash flows. See Note 15, “Employee Benefit Plans” of the accompanying consolidated financial statements for further discussion.

Income Taxes: Jason is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities. Jason assesses its income tax positions and records tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available at the reporting dates. For those income tax positions where it is more-likely-than-not that a tax benefit will be sustained upon the conclusion of an examination, Jason has recorded the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority assuming that it has full knowledge of all relevant information. For those tax positions that do not meet the more-likely-than-not threshold regarding the ultimate realization of the related tax benefit, no tax benefit has been recorded in the financial statements. Jason recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses, tax credit and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Jason regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, Jason has established valuation allowances against certain of our deferred tax assets relating to foreign and state net operating loss and credit carryforwards. Future tax authority rulings and changes in tax laws, changes in projected levels of taxable income and future tax planning strategies could affect the actual effective tax rate and tax balances recorded. See Note 14, “Income Taxes” of the accompanying consolidated financial statements for further discussion.

Use of Estimates: Jason records reserves or allowances for returns and discounts, doubtful accounts, inventory, incurred but not reported medical claims, environmental matters, warranty claims, workers compensation claims, product and non-product litigation and incentive compensation. These reserves require the use of estimates and judgment. Jason bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Jason believes that such estimates are made on a consistent basis and with appropriate assumptions and methods. However, actual results may differ from these estimates.

New Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued amended guidance that simplifies how entities test indefinite-lived intangible assets other than goodwill for impairment. After an assessment of certain qualitative factors, if it is determined to be more likely than not that an indefinite-lived asset is impaired, entities must perform the quantitative impairment test. Otherwise, the quantitative test is optional. The amended guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance did not have an impact on Jason’s consolidated financial statements.

In February 2013, the FASB issued guidance designed to improve the transparency in reporting amounts that are reclassified out of accumulated other comprehensive income into net income. This new guidance will require presentation of the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income and a cross-reference to other disclosure currently required for the reclassification items. The amended guidance is effective for reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on Jason’s consolidated financial statements.

In March 2013, the FASB issued amended guidance for cumulative translation adjustments upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. These amendments provide guidance on releasing cumulative translation adjustments when a reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. In addition, these amendments provide guidance on the release of cumulative translation adjustment in partial sales of equity method investments and in step acquisitions. The amendments are effective on a prospective basis for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on Jason’s consolidated financial statements.

In July 2013, the FASB issued guidance designed to clarify the financial statement presentation requirements of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. This guidance is effective for reporting periods beginning after December 15, 2013, and is not expected to have a material impact on Jason’s consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk Interest Rate Risk

Jason is exposed to market risk from changes in foreign currency exchange rates and interest rates and, to a lesser extent, commodities. To reduce such risks, Jason selectively uses financial instruments and other proactive management techniques. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for trading or speculative purposes.

Currency Risk: Jason has manufacturing, sales and distribution operations around the world; therefore, exchange rates impact the U.S. Dollar (“USD”) value of our reported earnings, our investments in our foreign subsidiaries and the intercompany transactions with these subsidiaries. Approximately $147 million, or 22%, of our sales originated in a currency other than the U.S. dollar in 2013. As a result, fluctuations in the value of foreign currencies against the USD, particularly the Euro, may have a material impact on our reported results. Revenues and expenses denominated in foreign currencies are translated into USD using average exchange rates in effect during the period. Consequently, as the value of the USD changes relative to the currencies of our major markets, our reported results vary. For the year ended December 31, 2013, sales denominated in Euros approximated $102 million. Therefore, with a 10% increase or decrease in the value of the Euro in relation to the USD, our translated net sales (assuming all other factors are unchanged) would increase or decrease by $10.2 million, respectively, and our net income would increase or decrease by approximately $0.4 million, respectively. The net assets and liabilities of our non-U.S. subsidiaries which totaled approximately $44 million as of December 31, 2013 are translated into USD at the exchange rates in effect at year-end. The resulting translation adjustments are recorded in shareholders’ equity as cumulative translation adjustments. The translation adjustments recorded in other comprehensive income at December 31, 2013 resulted in an increase to shareholders’ equity of $0.6 million.

Transactional foreign currency exchange exposure results primarily from the purchase of products, services or equipment from affiliates or third party suppliers where the purchase value is significant, denominated in another currency and to be settled over an extended period, and from the repayment of intercompany loans between subsidiaries using different currencies. Jason periodically identifies areas where it does not have naturally offsetting currency positions and then may purchase hedging instruments to protect against potential currency exposures. As of December 31, 2013, Jason did not have any significant foreign currency hedging instruments in place nor did it have any significant sales or purchase commitments in currencies outside of the functional currencies of the operations responsible for satisfying such commitments. All long-term debt is held in the functional currencies of the operations that are responsible for the repayment of such obligations. As of December 31, 2013, long-term debt denominated in currencies other than the USD totaled approximately $11 million.

Interest Rate Risk: Jason utilizes a combination of short-term and long-term debt to finance our operations and is exposed to interest rate risk on our outstanding floating rate debt instruments that bear interest at rates that fluctuate with changes in certain short-term prevailing interest rates. Borrowings under U.S. credit facilities bear interest at rates tied to the greater of LIBOR or an established floor. During the years ended December 31, 2013, 2012 and 2011, LIBOR rates have been substantially lower than the designated floor in our U.S. credit facilities; therefore, interest rates have not been subject to change. Assuming that the rates remain below the floor, a 25 basis point increase or decrease in the applicable interest rates on our variable rate debt, excluding debt outstanding under the U.S. credit agreement would result in a minor change in interest expense on an annual basis. As of December 31, 2013, Jason did not have any interest rate swap or cap arrangements in place.

Commodity risk: Jason sources a wide variety of materials and components from a network of global suppliers. While such materials are generally available from numerous suppliers, commodity raw materials, such as steel, aluminum, copper, fiber, foam chemicals, plastic resin, vinyl and cotton sheeting are subject to price fluctuations, which could have a negative impact on our results. Jason strives to pass along such commodity price increases to customers to avoid profit margin erosion and utilizes value analysis and value engineering (“VAVE”) initiatives to further mitigate the impact of commodity raw material price fluctuations as improved efficiencies across all locations are achieved. As of December 31, 2013, Jason did not have any commodity hedging instruments in place.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “Jason Industries, Inc.” following the Business Combination:

Name	Age	Position
David C. Westgate	52	Chief Executive Officer, Director

Stephen L. Cripe	57	Chief Financial Officer

David A. Cataldi	57	President of Janesville Acoustics

John J. Hengel	55	Vice President of Finance

William P. Schultz	39	General Counsel

Srivas Prasad	45	President, Milsco Manufacturing Company

Dr. Florestan von Boxberg	52	President, Jason Finishing Group

James P. Heffernan	68	Director

Edgar G. Hotard	70	Director

Robert H. Jenkins	71	Director

Vincent L. Martin	74	Director

Jeffry N. Quinn	55	Director, Chairman of the Board

Dr. John Rutledge	65	Director

James F. Stern	51	Director

James Sullivan	53	Director

David C. Westgate’s biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

Stephen L. Cripe’s biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

David A. Cataldi’s biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

John J. Hengel’s biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

William P. Schultz’ biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

Srivas Prasad’s biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

Dr. Florestan von Boxberg’s biographical information is set forth in the section entitled “Information About Jason—Executive Officers.”

James P. Heffernan’s biographical information is set forth in the section “Information About Quinpario—Management.”

Edgar G. Hotard’s biographical information is set forth in the section entitled “Proposal No. 6—Election of Directors to the Board.”

Robert H. Jenkins’ biographical information is set forth below.

Vincent L. Martin’s biographical information is set forth below.

Jeffry N. Quinn’s biographical information is set forth in the section entitled “Proposal No. 6—Election of Directors to the Board.”

Dr. John Rutledge’s biographical information is set forth in the section “Information About Quinpario—Management.”

James F. Stern’s biographical information is set forth below.

James Sullivan’s biographical information is set forth below.

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Quinpario, Walter Thomas Jagodinski and Ilan Kaufthal, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies created by such resignations and the increased size of the board of directors, with two incumbent directors of Jason and three newly appointed independent directors. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Quinpario directors, James P. Heffernan, Edgar G. Hotard, Jeffry N. Quinn and Dr. John Rutledge, existing Jason directors, Vincent L. Martin and David C. Westgate, and three newly appointed directors, Robert H. Jenkins, James M. Sullivan and James F. Stern. If the Business Combination and Proposal 3 are approved by stockholders, then upon closing of the Business Combination, we anticipate appointing Messrs. Heffernan, Sullivan and Stern as Class I directors, to serve a one-year term expiring at our 2015 annual meeting of stockholders, and Messrs. Jenkins, Martin and Rutledge as Class II directors, to serve a two-year term expiring at our 2016 annual meeting of stockholders. Messrs. Quinn, Westgate and Hotard, if elected at the special meeting, will serve as Class III directors to serve a three-year term expiring at our 2017 annual meeting of stockholders, with Mr. Quinn to serve as the Chairman of the Board.

Robert H. Jenkins is the retired Chairman and Chief Executive Officer of Sundstrand Corporation, a diversified international company and the leading global supplier of aircraft electric generating systems for the aerospace industry. In 1999, Sundstrand merged with United Technologies Corporation. Prior to joining Sundstrand, Mr. Jenkins was Executive Vice President of Illinois Tool Works Inc. where he served for seventeen years in various business leadership roles. Mr. Jenkins began his business career with E.I. du Pont de Nemours & Company in 1966. Mr. Jenkins is the former Chairman of the Board of AK Steel Holding Corporation where he currently serves as Lead Director and Chairman of the Nominating & Governance Committee. He also serves on AK Steel’s Compensation Committee. He is a member of the board of directors for Acco Brands Corporation where he serves as Lead Director and serves on the Audit Committee. Mr. Jenkins also serves on the board of Clarcor, Inc. where he chairs the Compensation Committee and serves on the Nominating & Governance Committee. In 2003, Mr. Jenkins was selected by Board Alert as one of the year’s seven outstanding directors in the United States. He is a past member of the Board of Trustees for the Manufacturers Alliance and the National Association of Manufacturers. He is a member of the Board of Regents for the Milwaukee School of Engineering and a past member of the Economic Club of Chicago.

Mr. Jenkins is qualified to serve on our board of directors because of his extensive experience serving as the chief executive officer and a director of a diversified international company and in other executive roles throughout his career. In addition, Mr. Jenkins brings significant public company board experience.

Vincent L. Martin is currently a director of Jason, having co-founded Jason in 1985, serving as Chairman and CEO until 1999, and as Chairman until 2004, when he retired. Under his leadership Jason expanded beyond its strong U.S. base to become a global manufacturing leader. Mr. Martin also established the core strategies that continue to guide Jason’s growth. Mr. Martin received a B.S. in Industrial Engineering from Stanford and an M.B.A. from Harvard. In addition to being a director of Jason, he serves on the board of directors of Husco International. He is a past board chair of the Milwaukee Repertory Theater, the United Performing Arts Fund, and the United Way of Greater Milwaukee and is currently active with a variety of non-profit organizations.

Mr. Martin is qualified to serve on our board of directors given his substantial familiarity with Jason’s business and prior roles as co-founder, Chairman and CEO of Jason.

James F. Stern has served since 2007 as Executive Vice President of A. O. Smith Corporation (NYSE: AOS), a leading global innovator and manufacturer of residential and commercial water heating and treatment equipment. As a member of the executive management team, Mr. Stern focuses on strategy, corporate development activities and operations oversight; and, as General Counsel and Secretary, is responsible for the legal, compliance, government affairs, securities and governance functions of A. O. Smith. Mr. Stern was instrumental in A. O. Smith’s 2011 repositioning through the divestiture of its electric motor division to Regal Beloit Corporation and redeployment of capital as a focused water technology company. Prior to joining A. O. Smith, he was a partner from 1997 to 2007 with Foley & Lardner LLP, concentrating on mergers and acquisitions for public and private companies and advising corporate clients on a variety of governance, commercial and strategic matters. He also was an attorney with Latham & Watkins LLP and clerked for the Honorable Pasco M. Bowman III of the United States Eight Circuit Court of Appeals. Mr. Stern served as a member of the board of directors of the Polar Ware Company, a privately-held manufacturer of restaurant wares and beverage dispensing machines from 2007 until its sale in 2012, and currently serves on a number of charitable boards, including the Archdiocese of Milwaukee and the Fleck Foundation. Mr. Stern graduated from the University of Notre Dame (BA), Northwestern University School of Law (JD), and the Advanced Management Program at the Harvard Business School.

Mr. Stern is qualified to serve on our board of directors due to his extensive experience in business operations, including strategy, corporate development activities, operations oversight and corporate governance. In addition, Mr. Stern’s legal training and experience will serve to strengthen the board’s collective qualifications, skills and experiences.

James M. Sullivan is Executive Vice President and Chief Financial Officer of Joy Global, Inc. since December 2012, and has global responsibility for the company’s finances and accounting. Mr. Sullivan previously served as Chief Financial Officer of Solutia, Inc. from 2004 until its acquisition by Eastman Chemical Company in July 2012. Mr. Sullivan also served as Solutia’s Executive Vice President from 2009 until his departure and previously served as Senior Vice President from 2004 through 2009 and Treasurer from 2004 through 2011. Mr. Sullivan also served as Solutia’s Vice President and Controller from 1999 through 2004. At the time of his departure, Mr. Sullivan was responsible for Solutia’s finance activities, including controllership, internal audit, investor relations, tax, treasury, risk management, credit and collections, acquisitions and divestitures and information technology. Mr. Sullivan earned a Bachelor of Science in business administration and finance from St. Louis University and his masters of business administration from Washington University.

Mr. Sullivan is qualified to serve on our board of directors because of his significant financial and accounting experience, having served as chief financial officer and in other senior financial roles at several global corporations.

Classified Board of Directors

In accordance with our current certificate, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of nine members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, our first class of directors will serve a one-year term expiring at our 2015 annual meeting of stockholders, our second class of directors will serve a two-year term expiring at our 2016 annual meeting of stockholders, and our newly formed third class of directors will serve a three-year term expiring at our 2017 annual meeting of stockholders.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee, and after the Business Combination will also consist of a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K; (2) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements; (3) discussing with management major risk assessment and risk management policies; (4) monitoring the independence of the independent auditor; (5) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (6) reviewing and approving all related-party transactions; (7) inquiring and discussing with management our compliance with applicable laws and regulations; (8) pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed; (9) appointing or replacing the independent auditor; (10) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (11) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Heffernan, Rutledge, and Sullivan, with Mr. Sullivan serving as the Chair. We believe that Messrs. Heffernan, Rutledge, and Sullivan qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Sullivan qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.jasoninc.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. Heffernan, Jenkins, and Stern, with Mr. Jenkins serving as the Chair. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.jasoninc.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. Hotard, Jenkins, Martin, and Quinn, with Mr. Quinn serving as the Chair. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.jasoninc.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2013, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.jasoninc.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with Jason’s business objectives and the creation of stockholder value, while enabling Jason to attract, motivate and retain individuals who contribute to the long-term success of Jason.

Decisions on the executive compensation program will be made by the Compensation Committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

Base Salary

It is expected that our Named Executive Officers’ base salaries will be $906,000 for Mr. Westgate, $369,600 for Mr. Cripe, $366,600 for Mr. Cataldi and $286,200 for Mr. Hengel.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers. For 2014, the Company intends to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

The Company expects that future annual cash incentive bonuses for the Named Executive Officers will be awarded under the 2014 Omnibus Incentive Plan described below.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the Named Executive Officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the 2014 Omnibus Incentive Plan, which has been adopted by Quinpario’s board of directors and the Company’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the 2014 Omnibus Incentive Plan, please see the section of this proxy statement under the heading “Proposal No. 7—Approval and Adoption of the Jason Industries, Inc. 2014 Omnibus Incentive Plan.”

Employment Agreements

The Company has agreed to the material terms of an employment agreement to be entered into with David Westgate (the “Westgate Employment Agreement”), which shall become effective as of the consummation of the transactions contemplated by the Purchase Agreement. The Westgate Employment Agreement provides for Mr. Westgate to serve as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company, and contemplates an initial term of employment commencing on the closing under the Purchase Agreement and ending on December 31, 2017, subject to automatic one-year renewal periods, unless terminated by either party upon at least 60 days advance notice. In addition, the Westgate Employment Agreement provides for an annual base salary of no less than $906,000, the entitlement to customary employee benefits, and an annual target bonus opportunity of 125% of base salary.

In the event Mr. Westgate’s employment is terminated by the Company without “cause,” Mr. Westgate terminates employment pursuant to a “constructive termination” (as such terms are defined in the Westgate Employment Agreement) or if the Company provides a notice of non-renewal to Mr. Westgate, subject to the execution of a release of claims and continued compliance with the restrictive covenants (as described below), he will receive, in addition to his accrued benefits: (i) two times the sum of his base salary and target bonus, payable in installments over the 12 month period following his termination of employment, which shall accelerate to a lump sum payment of two times the sum of his base salary and target bonus in the event such termination occurs within 12 months following a “change in control” (as such term is defined in the Westgate Employment Agreement); (ii) a pro rata bonus for the year of termination; (iii) continued health and welfare benefits ending on the first to occur of (A) 18 months or, in case such termination occurs within 12 months following a change in control, 24 months following the termination of Mr. Westgate’s employment, and (B) the date Mr. Westgate accepts employment from an unaffiliated company; and (iv) outplacement services. In the event Mr. Westgate’s employment is terminated due to his death or disability, he will be entitled to his base salary for three months following the date of termination plus a pro rata bonus for the year of termination.

The Westgate Employment Agreement further contains a 280G cutback pursuant to which, in the event any payments or benefits provided to Mr. Westgate constitute “parachute payments” within the meaning of Section 280G of the Code, Mr. Westgate would be entitled to the greater of, as determined on an after-tax basis, (i) such parachute payments or (ii) the greatest reduced amount of such parachute payments as would result in no amount of such parachute payments being subject to an excise tax pursuant to Section 280G.

In addition, the Westgate Employment Agreement provides for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during his employment and for a period of 18 months thereafter or, for the period of 24 months thereafter if he is receiving the enhanced change in control severance benefits described above, he will not compete with the Company or solicit the Company’s employees, customers or business, and (iv) a mutual agreement between Mr. Westgate and the Company that during his employment and for a period of two years thereafter neither Mr. Westgate nor the Company will disparage the other.

The Company has also agreed to the material terms of employment agreements to be entered into with Messrs. Cripe, Cataldi and Hengel (the “Executive Employment Agreements”), which shall become effective as of the consummation of the transactions contemplated by the Purchase Agreement and pursuant to which Mr. Cripe serves as the Chief Financial Officer, Mr. Cataldi as the President of Janesville Acoustics and Mr. Hengel as the Vice President of Finance. The Executive Employment Agreements contemplate an initial term of employment commencing on the closing under the Purchase Agreement and ending on December 31, 2017, subject to automatic one-year renewal periods, unless terminated by either party upon at least 60 days advance notice. In addition, the Executive Employment Agreements provide for an annual base salary of no less than $369,600 for Mr. Cripe, $366,600 for Mr. Cataldi and $286,200 for Mr. Hengel, the entitlement to customary employee benefits, and an annual target bonus opportunity of 100% of base salary in the case of Messrs. Cripe and Cataldi and 40% in the case of Mr. Hengel.

In the event the executives’ employment is terminated by the Company without “cause,” the executives terminate employment pursuant to a “constructive termination” (as such terms are defined in the Executive Employment Agreements) or if the Company provides a notice of non-renewal to the executives, subject to the execution of a release of claims and continued compliance with the restrictive covenants (as described below), in addition to their accrued benefits, (A) Mr. Cripe will be entitled to receive the product of 1.5 and the sum of (x) his base salary and (y) an amount equal to his target bonus, payable in installments over the 18 month period following his termination of employment (or payable in a lump if such termination occurs within 12 months following a “change in control” (as defined in the Executive Employment Agreements)), (B) Mr. Cataldi will be entitled to receive the product of 1.0 (or 1.5 in the event such termination occurs within 12 months following a change in control) and the sum of (x) his base salary and (y) an amount equal to his target bonus, payable in installments over the 12 month period following his termination of employment (or payable over the 18 month period if such termination occurs within 12 months following a change in control), and (C) Mr. Hengel will be entitled to receive 1.0 (or 1.5 if such termination occurs within 12 months following a change in control) times his base salary, payable in installments over the 12 month period following his termination of employment (or payable over the 18 month period if such termination occurs within 12 months following a change in control). In addition, each executive will be entitled to receive (i) a pro rata bonus for the year of termination; (ii) continued health and welfare benefits ending on the first to occur of (A) (x) 12 months or, in case such termination occurs within 12 months following a change in control, 18 months following the termination of the executives’ employment in the case of Messrs. Cataldi and Hengel, or (y) 18 months in the case of Mr. Cripe, and (B) the date they accept employment from an unaffiliated company; and (iii) outplacement services. In the event the executives’ employment is terminated due to their death or disability, they will be entitled to their base salary for three months following the date of termination plus a pro rata bonus for the year of termination.

The Executive Employment Agreements further contains a 280G cutback pursuant to which, in the event any payments or benefits provided to the executives constitute “parachute payments” within the meaning of Section 280G of the Code, the executives would be entitled to the greater of, as determined on an after-tax basis, (i) such parachute payments or (ii) the greatest reduced amount of such parachute payments as would result in no amount of such parachute payments being subject to an excise tax pursuant to Section 280G.

In addition, the Executive Employment Agreements provide for (i) general restrictions on the disclosure of confidential information, (ii) an inventions assignment covenant, (iii) an agreement that during the executives’ employment and for a period of (A) 12 months thereafter or, for the period of 18 months thereafter if they are receiving the enhanced change in control severance benefits described above in the case of Messrs. Cataldi and Hengel, or (B) 18 months thereafter in the case of Mr. Cripe, the executives will not compete with the Company or solicit the Company’s employees, customers or business, and (iv) an agreement between the executives and the Company that during their employment and for a period of two years thereafter the executives will not disparage the Company.

The employment agreement between Sean Cummings and Jason was terminated in connection with his termination of employment (as described in the section captioned “Potential Payments Upon a Qualifying Termination”).

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the Named Executive Officers will participate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. We expect our policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed certificate is described in “Proposal No. 2—Authorization to Increase the Company’s Authorized Capital,” “Proposal No. 3—Classification of the Board,” “Proposal No. 4—Approval of Additional Amendments to Current Certificate in Connection with the Business Combination,” “Proposal No.5—Approval of Consent to Personal Jurisdiction and Service of Process,” and the full text of the proposed certificate is attached as Annex C to this proxy statement.

Authorized and Outstanding Stock

The proposed certificate authorizes the issuance of 125,000,000 shares, consisting of 120,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of our common stock are, and the shares of Quinpario Common Stock issuable after the Business Combination to the Rollover Participants pursuant to the terms of the Rollover Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 24,608,333 shares of Quinpario Common Stock outstanding, held of record by 13 holders of common stock, 1 holder of units and 2 holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The proposed certificate, which we will adopt if Proposal 2 is approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed certificate will classify the board into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our Sponsor and founders have agreed to waive their redemption rights with respect to the founder shares, the placement shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of common stock voted at the special meeting are voted in favor of the Business Combination Proposal and a majority of outstanding shares of common stock voted in favor of Proposal 2 at the special meeting. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

Our initial stockholders have agreed to vote any shares of Quinpario Common Stock owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our initial stockholders do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

The investors in the Backstop Commitment have agreed to vote any Quinpario Common Stock that they own, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting. Each of these investors has also agreed not to transfer any Quinpario Common Stock that it owns other than sales, in the open market, at a price of $10.265 per share or greater, of any Quinpario Common Stock owned by it on March 27, 2014, until the earlier of (i) the closing of the Business Combination, (ii) August 15, 2014, or (iii) the public announcement by the Company of the termination of the Purchase Agreement.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a business combination within 16 months from the consummation of our IPO (or up to 24 months in case of extensions), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses (although, we expect all or substantially all of such interest released to be used for working capital purposes), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Each of our initial stockholders and initial holder has agreed to waive its redemption rights with respect to the founder shares and placement shares and any extension shares contained within the placement units and extension units issued (i) in connection with the consummation of a business combination, (ii) if we fail to consummate our initial business combination within 16 months from the consummation of our IPO (or up to 24 months in case of extensions), (iii) in connection with an expired or unwithdrawn tender offer, and (iv) otherwise upon our liquidation or in the event our board of directors resolves to liquidate the trust account and ceases to pursue the consummation of a business combination prior to the expiration of the 16 month (or extended) period. However, if our initial stockholders or any of our officers, directors or affiliates acquire public shares, they will be entitled to redemption rights with respect to such public shares if we fail to consummate our initial business combination within the required time period.

In the event of a liquidation, dissolution or winding up of the company after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our common stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses (although, we expect all or substantially all of such interest released to be used for working capital purposes).

Founder Shares, Placement Shares and Extension Shares

The founder shares, placement shares and extension shares are each identical to the shares of common stock included in the units sold in our IPO, and holders of founder shares or placement shares or extension shares, as applicable, have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares and extension shares are subject to certain transfer restrictions, as described in more detail below, and (ii) each of our initial stockholders and initial holder has agreed to waive its redemption rights with respect to their founder shares and placement shares and extension shares, (A) in connection with the consummation of a business combination, (B) if we fail to consummate our initial business combination within 16 months from the consummation of our IPO (or up to 24 months in case of extensions), (C) in connection with an expired or unwithdrawn tender offer, and (D) upon our liquidation prior to the expiration of the 16 month (or extended) period. Each of our initial stockholders have each a agreed to vote any shares of Quinpario Common Stock owned by them in favor of our initial business combination.

The founder shares, placement units, extension units (if applicable) and securities contained therein, that are owned by our initial stockholders and initial holder are each subject to transfer restrictions pursuant to lockup provisions in the letter agreements with us and our initial stockholders and our initial holder (with respect to founder shares, placement units and extension units and the securities contained therein). Those lockup provisions provide that such securities are not transferable or salable (i) in the case of the founder shares, until the date (x) with respect to 20% of such shares, upon consummation of our initial business combination, (y) with respect to 20% of such shares, when the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (z) with respect to 20% of such shares, when the closing price of our common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (xx) with respect to 20% of such shares, when the closing price of our common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (yy) with respect to 20% of such shares, when the closing price of our common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination or earlier, in any case, if, following a business combination, we engage in a subsequent transaction (1) resulting in our shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which the company is the surviving entity, and (ii) in the case of the placement units or extension units (if applicable), including the component securities therein, until 30 days after the consummation of our initial business combination, except in each case (a) to the officers or directors or other initial stockholders, any affiliates or family members of any of the officers or directors or other initial stockholders, any members of our Sponsor, or partners, affiliates or employees of the members of our Sponsor, (b) by gift to a member of our Sponsor, partners, affiliates or employees of the members of our Sponsor, one of our initial stockholders, an immediate family member of one of the members of our Sponsor, to a trust, the beneficiary of which is a family member of a member of our Sponsor or partners, affiliates or employees of the members of our Sponsor or one of our initial stockholders, or to a charitable organization, (c) by virtue of laws of descent and distribution upon death of an officer or director or one of our initial stockholders, (d) pursuant to a qualified domestic relations order, (e) by private sales at prices no greater than the price at which the securities were originally purchased, (f) in the event of our liquidation prior to our consummation of our initial business combination, (g) by virtue of the laws of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor, or (h) in the event of our consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummation of our initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Preferred Stock

Our amended and restated certificate of incorporation currently provides, and the proposed certificate will provide, that shares of our preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue Quinpario Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue Quinpario Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Quinpario Preferred Stock outstanding at the date hereof. No shares of our preferred stock will have any right to amounts held in the trust account.

Series A Convertible Preferred Stock

Quinpario intends to designate 100,000 shares as Series A Convertible Preferred Stock simultaneously with the closing of the Business Combination, and issue 45,000 shares of Series A Convertible Preferred Stock pursuant to the PIPE Investment for gross proceeds to us of approximately $45 million.

Holders of the Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Company’s board of directors, cumulative dividends at the rate of 8.0% per annum (the dividend rate) on the $1,000 liquidation preference per share of the Series A Convertible Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends shall be paid in cash or, at the Company’s option, in additional shares of Series A Convertible Preferred Stock or a combination thereof, and are payable on April 1, July 1, October 1 and January 1 of each year, commencing on the first such date after the date of the first issuance of the Series A Convertible Preferred Stock.

The Series A Convertible Preferred Stock will have no maturity date, is not redeemable by the Company at any time, and will remain outstanding unless converted by the holders or mandatorily converted by the Company as described below.

Each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into approximately 81.18 shares of our common stock (which is equivalent to an initial conversion price of approximately $12.32 per share), subject to specified adjustments as set forth in the Certificate of

Designations, (the “Certificate of Designation”). Based on the initial conversion rate, approximately 3,653,100 shares of our common stock would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued, assuming the absence of in-kind dividends.

On or after the second anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of common stock of the Company at the then effective conversion rate, if the closing sale price of the Company’s common stock equals or exceeds 125% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days.

If the Company undergoes certain fundamental changes (as defined in the Certificate of Designation) the Series A Convertible Preferred Stock will automatically be converted into Common Stock on the effective date of such fundamental change at a conversion rate (subject to specified adjustments) equal to the greater of (x) the then effective conversion rate (without giving effect to such fundamental change adjustment) and (y) the quotient of (i) the sum of the $1,000 liquidation preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion, divided by (ii) the volume weighted average of the closing sale prices of the Company’s common stock for the five consecutive trading days ending on the third business day prior to such settlement date; provided that, in the case of clause (y), the prevailing conversion rate as adjusted will not exceed the conversion rate obtained by dividing the $1000 liquidation preference by 66 2/3% of the closing sale price of the Common Stock on the date of the initial issuance of the Series A Convertible Preferred Stock.

The Series A Convertible Preferred Stock will contain limitations that prevent the holder thereof from acquiring shares of Common Stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock then outstanding or (ii) the Company issuing more than 19.99% of the shares of Quinpario Common Stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without prior stockholder approval of such issuance.

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the Common Stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Preferred Stock for the then most recent dividend period has been paid in cash or has been declared with the set aside of a sum sufficient for payment thereof.

Except as required by Delaware law, holders of the Series A Convertible Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Quinpario’s Amended and Restated Certificate of Incorporation.

We have entered into a Placement Agent Agreement with LW Partners Capital Group LLC in connection with the issuance of Series A Convertible Preferred Stock pursuant to the PIPE Investment and the possible issuance of our common stock pursuant to the Backstop Commitment. The placement agent fee will be $2.5 million and the placement agent will in certain circumstances be entitled to the reimbursement of certain reasonable and documented out-of-pocket third-party expenses incurred in connection with the issuance. We also have agreed to indemnify the placement agent against certain liabilities.

Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $12.00 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the consummation of our IPO or 30 days after the consummation of our initial business combination. The warrants will expire five years after the consummation of the Business Combination or any initial business combination, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt therefrom under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and will expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination or any initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption therefrom is not available. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we agree to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the 60th business day following the closing of the Business Combination or any initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of our warrants exercising on a cashless basis would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or our securities broker or intermediary.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•	if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $12.00 warrant exercise price after the redemption notice is issued.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with the proposed Business Combination or any initial business combination, or (d) in connection with the redemption of our public shares upon our failure to consummate the Business Combination or any initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

If, at any time while the warrants are outstanding, we effect (a) a merger with another company, in which our stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of our assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by our board is completed pursuant to which holders of at least a majority of our outstanding shares of common stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of our shares or any compulsory share exchange pursuant to which shares of our common stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of our common stock), the holders of the warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction, is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder.

Pursuant to the Warrant Tender Offer, we are offering to purchase up to 9,200,000 of our public warrants, at a purchase price of $0.75 per public warrant, subject to certain conditions. The Warrant Tender Offer is scheduled to expire on June 4, 2014, although we intend to extend the Warrant Tender Offer to ensure the expiration date of the offer occurs after the completion of the Business Combination. The purpose of the Warrant Tender Offer is to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving cash for their public warrants. The Warrant Tender Offer will not be consummated if (i) the Purchase Agreement is terminated for any reason, (ii) we do not have at least $115 million in our trust account, after giving effect to any redemption of public shares, and (iii) it would, in our reasonable judgment, be reasonably likely to prevent or delay the closing of the Business Combination or the ability of Quinpario or Quinpario Sub to obtain any portion of the Debt Financing.

Placement Warrants and Extension Warrants

Our Sponsor purchased 1,150,000 placement warrants included in the placement units purchased at a price of $10.00 per unit for an aggregate purchase price of $11,500,000 in a private placement that occurred simultaneously with the consummation of our IPO. In addition, our Sponsor or its affiliates or designees may purchase up to an additional 225,000 extension warrants as part of the extension units in the event we extend the initial public offering past 16 months, on the same terms as the placement warrants. The placement warrants and extension warrants (if any) will be identical to the warrants sold in the initial public offering, except that, if held by our Sponsor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption. A portion of the proceeds from the sale of the placement warrants and all the proceeds from the sale of extension warrants (if any) will be held in our trust account for the benefit of our public stockholders. If we do not complete one or more business combinations, the placement warrants and extension warrants will become worthless.

The placement warrants were, and will be in the case of the extension warrants (if any), sold in a private placement pursuant to Regulation D of the Securities Act and exempt from registration requirements under the federal securities laws. However, the holders of these placement warrants and extension warrants have agreed or will agree that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of the public warrants is not available, unless, at that time, the public warrants are exercisable on a cashless basis.

The placement warrants and extension warrants will become worthless if we do not consummate our initial business combination. The personal and financial interests of holders of the placement warrants and extension warrants may influence their motivation in identifying and selecting a target business and completing our initial business combination in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

•	A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 24,608,333 shares of common stock outstanding. Of these shares, the 17,250,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 6,208,333 founder shares owned collectively by our Sponsor and independent directors (of which 75,000 are subject to forfeiture by our Sponsor (but not its transferees) upon consummation of the Business Combination because extension units will not be purchased), the 1,150,000 placement shares and all 1,150,000 placement warrants owned by our Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our common stock we issuable to the Rollover Participants after the Business Combination will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are 18,400,000 warrants of Quinpario outstanding, consisting of 17,250,000 public warrants originally sold as part of units in Quinpario’s IPO and 1,150,000 placement warrants that were sold by Quinpario to our Sponsor in a private sale simultaneously with the consummation of Quinpario’s IPO. Each warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 17,250,000 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 17,250,000 shares of our common stock that may be issued upon the exercise of the public warrants, or such number of shares of our common stock that may be issued upon exercise of the public warrants that remain following the closing of the Warrant Tender Offer, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Warrants.

Registration Rights

The holders of our founder shares, placement shares and placement warrants, extension shares and extension warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the placement warrant and warrants that may be issued upon conversion of working capital loans), as further discussed in “Certain Relationships and Related Transactions—Quinpario Related Person Transactions,” are and will be entitled to registration rights pursuant to a registration rights agreement signed in connection with our IPO, upon consummation of the Business Combination and when such holders are no longer subject to applicable lock-up periods, as further described under “Description of Securities—Authorized and Outstanding Stock—Founder Shares, Placement Shares and Extension Shares.” The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an initial business combination. The Rollover Agreement will also contain registration rights provisions pursuant to which the Rollover Participants will be granted certain registration rights with respect to the registration of their Quinpario Common Stock. Quinpario will be required to file a shelf registration statement within 10 business days of the closing of the Business Combination and use its reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as soon as reasonably practicable to permit these holders to sell their Quinpario Common Stock. Quinpario will only be required to conduct one underwritten offering for the first 6 months after closing the Business Combination using the initial registration statement, which offering must reasonably be expected to result in gross proceeds of at least $15 million. Quinpario will not be required to effect more than one demand registration in any 4 month period following an effective registration statement, and the Rollover Participants will only be allowed to demand a total of two additional underwritten offerings. Quinpario and the investors in the PIPE Investment and Backstop Commitment have also entered into a registration rights agreement that provides for the registration of our common stock, if purchased from the Company in a private placement pursuant to the Backstop Commitment, and Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible). Such registration rights agreement provides certain cash penalties of up to 6% of the amount of securities purchased in the PIPE Investment and Backstop Commitment, in the event a registration statement filed pursuant thereto is not declared effective within the deadlines set forth therein.

Quotation of Securities

We have applied to continue the listing of our common stock and warrants on The NASDAQ Stock Market under the symbols “JASN” and “JASNW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become a named executive officer or director of the Company post-Business Combination; and

•	all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock pre-Business Combination is based on 24,608,333 shares of common stock issued and outstanding as of the record date.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Quinpario stockholder has exercised its redemption rights to receive cash from the trust account in exchange for their shares of Quinpario Common Stock and we have not issued any additional shares of our common stock, (ii) there will be an aggregate of 28,018,890 shares of our common stock issued and outstanding at closing and (iii) each Rollover Participant has exchanged, after the consummation of the Business Combination and pursuant to the Rollover Agreement to be entered into at the closing of the Business Combination, all of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 6,050,666 public shares have been redeemed has been determined based on the following: (i) Quinpario stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 6,050,666 shares of our common stock, (ii) there will be an aggregate of 21,971,770 shares of our common stock issued and outstanding at closing and (iii) each Rollover Participant has exchanged, after the consummation of the Business Combination and pursuant to the Rollover Agreement to be entered into at the closing of the Business Combination, all of such Rollover Participant’s Quinpario Sub Shares into the same number of shares of Quinpario Common Stock.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners(1)	Before the Business Combination		After the Business Combination
	Number of Shares	%	Assuming No Redemption		Assuming Redemption of 6,050,666 Shares
			Number of Shares	%	Number of Shares	%
Quinpario Partners LLC(2)	6,889,333	28.0%	6,814,333	24.3%	6,814,333	31.0%
Quinpario Partners I, LLC(2)	6,889,333	28.0%	6,814,333	24.3%	6,814,333	31.0%
Jeffry N. Quinn(2)	6,889,333	28.0%	6,814,333	24.3%	6,814,333	31.0%
Paul J. Berra III(3)	—	—	—	—	—	—
A. Craig Ivey(4)	—	—	—	—	—	—
Nadim Z. Qureshi(5)	—	—	—	—	—	—
D. John Srivisal(6)	—	—	—	—	—	—
James P. Heffernan	53,800	*	53,800	*	53,800	*
Edgar G. Hotard(7)	53,800	*	53,800	*	53,800	*
Walter Thomas Jagodinski(8)	53,800	*	53,800	*	53,800	*
Dr. John Rutledge(9)	53,800	*	53,800	*	53,800	*
Ilan Kaufthal(10)	53,800	*	53,800	*	53,800	*
David C. Westgate(11)(12)(13)	—	—	657,574	2.3%	657,574	3.0%
Stephen L. Cripe(11)(12)(13)	—	—	155,869	*	155,869	*
David A. Cataldi(11)(12)(13)	—	—	73,063	*	73,063	*
John J. Hengel(11)(12)(13)	—	—	29,225	*	29,225	*
Robert H. Jenkins(11)(13)	—	—	—	—	—	—
Vincent L. Martin(11)(12)(13)	—	—	48,708	*	48,708	*
James F. Stern(11)(13)	—	—	—	—	—	—
James Sullivan(11)(13)	—	—	—	—	—	—
AQR Capital Management LLC(14)	2,329,000	9.5%	2,329,000	8.3%	2,329,000	10.6%
Polar Securities, Inc.(15)	2,013,300	8.2%	2,013,300	7.2%	2,013,300	9.2%
Fir Tree, Inc.(16)	1,480,200	6.0%	1,480,200	5.3%	1,480,200	6.7%
Saw Mill Capital LLC(12)(17)	—	—	1,193,559	4.3%	1,193,559	5.4%
All directors and executive officers as a group (Pre-Business Combination) (10 persons)	7,158,333	29.1%	7,158,333	25.5%	7,158,333	32.6%
All directors and executive officers as a group (Post-Business Combination) (15 persons)	7,050,733	28.7%	8,008,363	28.6%	8,008,363	36.4%

*	Represents less than 1%.
1	Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Quinpario’s principal executive office, 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141.
2	This amount includes (i) 73,340 shares indirectly owned by Jeffry N. Quinn Family Trust uad 8/10/2012 through its membership interest in our Sponsor, consisting of 20,000 placement shares and 53,340 founder shares, and (ii) 75,000 shares of common stock subject to forfeiture by our Sponsor (but not its transferees) upon consummation of the Business Combination because extension units will not be purchased. Jeffry N. Quinn maintains control over the securities in the Jeffry N. Quinn Family Trust uad 8/10/2012. Jeffry N. Quinn Family Trust uad 8/10/2012 has an address of 12935 N. Forty Drive, Suite 201, St. Louis, MO 63141.

Quinpario Partners LLC is the managing member of Quinpario Partners I, LLC, our Sponsor. Jeffry N. Quinn, our Chairman, Chief Executive Officer and President, is the sole managing member of Quinpario Partners LLC. Consequently, Mr. Quinn may be deemed the beneficial owner of the founder shares and placement units held by our sponsor and has sole voting and dispositive control over such securities. Mr. Quinn disclaims beneficial ownership over any securities owned by our sponsor in which he does not have any pecuniary interest.

3	Does not include 36,670 shares indirectly owned by Mr. Berra, through his membership interest in our Sponsor, consisting of 10,000 placement shares and 26,670 founder shares. Mr. Berra does not have voting or dispositive control over such securities. Mr. Berra will no longer be an executive officer of the Company following the closing of the Business Combination.
4	Does not include 14,668 shares indirectly owned by Mr. Ivey, through his membership interest in our Sponsor, consisting of 4,000 placement shares and 10,668 founder shares. Mr. Ivey does not have voting or dispositive control over such securities. Mr. Ivey will no longer be an executive officer of the Company following the closing of the Business Combination.
5	Does not include 64,173 shares indirectly owned by Mr. Qureshi, through his membership interest in our Sponsor, consisting of 17,500 placement shares and 46,673 founder shares. Mr. Qureshi does not have voting or dispositive control over such securities. Mr. Qureshi will no longer be an executive officer of the Company following the closing of the Business Combination.
6	Mr. Srivisal will no longer be an executive officer of the Company following the closing of the Business Combination.
7	Does not include 84,341 shares indirectly owned by Hotard Family Interests, Ltd. through its membership interest in the sponsor, consisting of 23,000 placement shares and 61,341 founder shares. Mr. Hotard does not have voting or dispositive control over such securities. Hotard Family Interests, Ltd. is controlled by Mr. Hotard, who has voting and dispositive power over its securities (other than as set forth in this footnote). Hotard Family Interests, Ltd. has an address of PO Box 632266, Littleton, CO 80163.
8	Does not include 91,675 shares indirectly owned by Mr. Jagodinski, through his membership interest in the sponsor, consisting of 25,000 placement shares and 66,675 founder shares. Mr. Jagodinski does not have voting or dispositive control over such securities. Mr. Jagodinski has informed us that he will resign from our board of directors upon closing of the Business Combination.
9	Does not include 36,670 shares indirectly owned by Dr. Rutledge through his membership interest in the sponsor, consisting of 10,000 placement shares and 26,670 founder shares. Dr. Rutledge does not have voting or dispositive control over such securities.
10	Does not include 91,675 shares indirectly owned by Mr. Kaufthal through his membership interest in the sponsor, consisting of 25,000 placement shares and 66,675 founder shares. Mr. Kaufthal does not have voting or dispositive control over such securities. Mr. Kaufthal has informed us that he will resign from our board of directors upon closing of the Business Combination.
11	The business address of each person is c/o Jason’s principal executive office, 411 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin 53202.
12	Represents shares of Quinpario Sub received in the rollover which can be exchanged into the same number of shares of Quinpario Common Stock after the consummation of the Business Combination.
13	Messrs. Westgate, Cripe, Cataldi and Hengel are anticipated to become the executive officers of the Company following the closing of the Business Combination. Messrs. Jenkins, Martin, Stern and Sullivan are anticipated to become directors of the Company following the closing of the Business Combination.
14	Based on information contained in Schedule 13G filed on February 11, 2014 by AQR Capital Management, LLC (“AQR”). AQR has reported it owns 2,329,000 shares of common stock and warrants convertible into 2,329,000 shares of common stock, which warrants are not exercisable within 60 days. AQR has disclosed that it owns a portion of such amount as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company. Reporting persons have an address at Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.
15	According to Amendment No.1 to Schedule 13G filed on February 14, 2014 by Polar Securities Inc., reporting persons has shares voting and dispositive power with North Pole Capital Master Fund of 2,013,300 shares of common stock, representing 8.18 % of the outstanding shares of common stock. The address of the business office of each of the reporting persons is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
16

According to a Schedule 13G filed with the SEC on February 14, 2014 by Fir Tree, Inc (“Fir Tree”), the reporting person beneficially owns 1,480,200 shares of common stock, which represents approximately 6.0% of the Common Stock outstanding. Fir Tree may be deemed to beneficially own the 1,480,200 shares of Common Stock purchased by certain private investment funds for which Fir Tree serves as the investment manager. Fir Tree has been granted investment discretion over the shares of common stock held by certain private investment funds for which Fir Tree serves as the investment manager, and thus, has the shared power to direct the vote and disposition of 1,480,200 shares of common stock. Reporting person has an address at 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
17	Reporting person has an address at 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, NY 10510.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Quinpario Related Person Transactions

On June 14, 2013, Quinpario issued an unsecured promissory note of up to $250,000 to Quinpario Partners I LLC, our Sponsor. The loans issued under this agreement were non-interest bearing and payable in full at the earlier of (i) December 31, 2013 or (ii) the closing of the IPO. All outstanding draws against the promissory note in the aggregate amount of $232,139 were repaid at the closing of the IPO.

Our Sponsor has also reimbursed Quinpario $123,915 for travel costs and other administrative expenses since inception.

On May 31, 2013, the Company issued 6,208,333 founder shares to our Sponsor for an aggregate purchase price of $25,000. The founder shares are identical to the shares of common stock included in the units sold in the IPO, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) our initial stockholders have agreed: (i) to waive their redemption rights with respect to their founder shares, placement shares and public shares in connection with the consummation of a Business Combination and (ii) to waive their redemption rights with respect to their founder shares and placement shares if we fail to consummate a Business Combination within 16 months from the consummation of the IPO (or up to 24 months in case of extensions). However, our initial stockholders will be entitled to redemption rights with respect to any public shares held if we fail to consummate a Business Combination within such time period. Our initial stockholders have agreed to vote any shares of Quinpario Common Stock owned by them in favor of the proposed Business Combination.

The initial stockholders have agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of our initial business combination, (ii) with respect to 20% of such shares, when the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (iii) with respect to 20% of such shares, when the closing price of our common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (iv) with respect to 20% of such shares, when the closing price of our common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (v) with respect to 20% of such shares, when the closing price of our common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination or earlier, in any case, if, following a Business Combination, we engage in a subsequent transaction (1) resulting in our stockholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which the company is the surviving entity.

Our Sponsor, initial stockholders and their permitted transferees that hold our founder shares, placement shares and placement warrants, extension shares and extension warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the placement warrant and warrants that may be issued upon conversion of working capital loans) as further discussed below, are and will be entitled to registration rights pursuant to a registration rights agreement signed in connection with our IPO, upon consummation of the Business Combination and when such holders are no longer subject to applicable lock-up periods, as further described under “Description of Securities—Authorized and Outstanding Stock—Founder Shares, Placement Shares and Extension Shares.” The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an initial business combination.

In addition, in order to finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required for working capital. If we consummate an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment, other than interest on such proceeds. Up to $750,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.75 per warrant at the option of the lender. These warrants would be identical to the placement warrants.

On March 14, 2014, our board of directors approved, in accordance with our amended and restated certificate of incorporation, any future advances by Quinpario Partners LLC or one or more of its affiliates to the Company in order to finance transaction costs associated with any business combination, including the Business Combination. Our board of directors resolved that any such non-interest bearing loans advanced by Quinpario Partners LLC or one or more of its affiliates may be repaid by the Company (i) using a portion of the working capital held outside our trust account or (ii) upon the consummation of a business combination using the proceeds held in our trust account. Between March 28, 2014 and March 31, 2014, $344,149 was advanced to us by Quinpario Partners LLC for transaction costs associated with the exploration of potential business combinations, including approximately $100,000 in transaction costs incurred in connection with the Business Combination. At March 31, 2014, there was $344,149 outstanding to Quinpario Partners LLC. On May 12, 2014, the Company issued an unsecured promissory note of up to $2,500,000, inclusive of the $344,149 previously advanced to the Company, to Quinpario Partners LLC. The promissory note is non-interest bearing and payable in full at the earlier of (i) December 31, 2014 or (ii) the consummation of our Business Combination. None of the outstanding loans or advances funded by Quinpario Partners LLC or any of its affiliates are convertible into warrants of the combined company.

Commencing on August 9, 2013, the date that our securities were first listed on NASDAQ, Quinpario agreed to pay our Sponsor a total of $10,000 per month for office space, administrative services and secretarial support. Upon consummation of a Business Combination or our liquidation, we will cease paying these monthly fees.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the Company. At this time, the amount of such compensation is not known. Our board of directors will determine such executive and director compensation after the consummation of the Business Combination.

We believe that all ongoing and future transactions between us and any member of our management team or his or her respective affiliates have been and will be on terms we believe to be no less favorable to us than are available from unaffiliated third parties.

Jason Related Person Transactions

Jason is part of a Management Services Agreement with Saw Mill Capital LLC (“Saw Mill”) and Falcon Investment Advisors, LLC (“FIA”, together with Saw Mill, the “Service Providers”), affiliates of Jason’s majority shareholders. Such agreement, which will be terminated in connection with the consummation of the Business Combination, specifies certain services to be performed for Jason and shall remain in effect for up to ten years or until the occurrence of a defined event or agreement to terminate. Under terms of the agreement, Jason shall pay to the Service Providers a quarterly management fee equal to the lesser of $0.25 million (subject to an annual increase of 3% on each anniversary date of the agreement) or an amount equal to 2.25% of the twelve month trailing earnings before interest, taxes, depreciation and amortization divided by four. During the term of such agreement, the Service Providers shall also be entitled to receive from Jason a transaction fee in connection with the consummation by Jason of each material, as defined, acquisition, divestiture, or refinancing, in an amount ranging from $0.15 million to $0.25 million or from 0.75% to 1.0% of defined transaction value. In addition, the Service Providers shall be entitled to receive from Jason a transaction fee in connection with the sale of Jason in an amount equal to 1% of a defined value if that defined value is in excess of a defined amount. Fees shall be payable in the ratio of 75% to Saw Mill and 25% to FIA. Management fees and related expenses paid to the Service Providers under this agreement were approximately $1.1 million in each year for the years ended December 31, 2011, 2012 and 2013. During 2013, Jason paid the Service Providers $2.3 million in conjunction with the February 28, 2013 refinancing (see Note 10 of Jason’s accompanying consolidated financial statements). In addition, fees paid to the Service Providers for other services in addition to the fees discussed above were $0.5 million and $0.1 million in 2011 and 2012, respectively. The fees paid in 2011 were paid in conjunction with the Morton acquisition.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with Delaware law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Quinpario

Price Range of Quinpario Securities

Our units, common stock, and warrants are each quoted on NASDAQ under the symbols “QPACU,” “QPAC” and “QPACW,” respectively. Our units commenced public trading on August 9, 2013, our common stock and warrants each commenced separate public trading on September 30, 2013.

The following table includes the high and low bids for our units, common stock and warrants for the periods presented.

	Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
2014:
First Quarter	$12.00	$9.85	$0.74	$0.40	$11.10	$9.98
Second Quarter(1)	$10.40	$10.10	$0.85	$0.50	$11.15	$10.35
2013:
Fourth Quarter	$10.50	$9.31	$1.00	$0.25	$11.95	$10.02
Third Quarter(2)	$10.25	$9.80	$1.25	$0.25	$12.75	$10.00

(1)	Through June 2, 2014.
(2)	Commencing on September 30, 2013 for shares and warrants and on August 9, 2013 for units.

On March 14, 2014, the trading date before the public announcement of the Business Combination, the Company’s units, common stock and warrants closed at $10.50, $10.04 and $0.32, respectively.

Dividend Policy of Quinpario

Quinpario has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Following completion of the Business Combination, Quinpario’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Quinpario to retain any earnings for use in its business operations and, accordingly, Quinpario does not anticipate the board of directors declaring any dividends in the foreseeable future. In addition, certain of our loan agreements restrict the payment of dividends and the terms of our Series A Covertible Preferred Stock may from time to time prevent us from paying cash dividends on our common stock.

Jason

Price Range of Jason Securities

Historical market price information regarding Jason is not provided because there is no public market for Jason’s common stock.

In 2013, Jason paid dividends to its common shareholders in an amount of $43.1 million and to its preferred shareholders in the amount of $11.2 million, in addition to a redemption of preferred shares in the amount of $37.2 million, comprised of an original liquidation value of $35 million and a redemption premium of $2.2 million.

As of the date of this proxy statement, Seller was the sole stockholder of Jason common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of our independent registered public accounting firm, Rothstein Kass, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2015 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than March 2, 2015 and no later than April 1, 2015; provided, however, that in the event that the 2015 annual meeting is called for a date that is not within 30 days before or after the anniversary of the special meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2015 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2015 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2015 annual meeting is first made by the Company.

If you intend to present a proposal at the 2015 annual meeting, or if you want to nominate one or more directors at the 2015 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Quinpario’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Paul J. Berra III, Vice President, General Counsel & Secretary

Quinpario Acquisition Corp.

12935 N. Forty Drive, Suite 201,

St. Louis, Missouri 63141

Tel: (314) 548-6200

Email: pjberra@quinpario.com

You may also obtain these documents by requesting them in writing or by telephone from Quinpario’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC

470 West Avenue, 3rd Floor

Stamford, CT 06902

Stockholders, please call toll free: (800) 662-5200

Banks and Brokerage Firms, please call collect: (203) 658-9400

If you are a stockholder of Quinpario and would like to request documents, please do so by June 20, 2014, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to Quinpario has been supplied by Quinpario, and all such information relating to Jason has been supplied by Jason. Information provided by either Quinpario or Jason does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Quinpario for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Jason that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Quinpario Acquisition Corp.

UNAUDITED FINANCIAL STATEMENTS
Condensed Interim Balance Sheets as of March 31, 2014 and December 31, 2013	F-2
Condensed Interim Statements of Operations for the Three Months Ended March 31, 2014 and for the Period from May 31, 2013 (inception) to March 31, 2014	F-3
Condensed Interim Statement of Changes in Stockholders’ Equity for the Period from May 31, 2013 (inception) to March 31, 2014	F-4
Condensed Interim Statements of Cash Flows for the Three Months Ended March 31, 2014 and for the Period from May 31, 2013 (inception) to March 31, 2014	F-5
Notes to Condensed Interim Financial Statements	F-6

AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-17
Balance Sheets as of December 31, 2013	F-18
Statement of Operations for the Period from May 31, 2013 (inception) to December 31, 2013	F-19
Statement of Changes in Stockholders’ Equity for the Period from May 31, 2013 (inception) to December 31, 2013	F-20
Statement of Cash Flows for the Period from May 31, 2013 (inception) to December 31, 2013	F-21
Notes to Financial Statements	F-22

Jason Partners Holdings Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the quarterly period ended March 28, 2014
Condensed Consolidated Statements of Operations	F-30
Condensed Consolidated Statements of Comprehensive Income	F-31
Condensed Consolidated Balance Sheets	F-32
Condensed Consolidated Statements of Cash Flows	F-33
Notes to Condensed Consolidated Financial Statements	F-34

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2011, 2012 and 2013
Report of Independent Registered Public Accounting Firm	F-43
Consolidated Statements of Operations	F-44
Consolidated Statements of Comprehensive Income	F-45
Consolidated Balance Sheets	F-46
Consolidated Statements of Shareholders’ Equity	F-47
Consolidated Statements of Cash Flows	F-48
Notes to Consolidated Financial Statements	F-50
Schedule I—Parent-only Financial Statements	F-76
Schedule II—Valuation and Qualifying Accounts	F-80

QUINPARIO ACQUISITION CORP.

(a development stage company)

Condensed Interim Balance Sheets

	March 31, 2014 (Unaudited)	December 31, 2013 (Audited)
ASSETS:
Current assets:
Cash	$129,071	$741,632
Prepaid insurance	87,667	113,967

Total current assets	216,738	855,599
Investments held in Trust Account	177,111,405	177,097,040

Total assets	$177,328,143	$177,952,639

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accrued expenses	$2,620,242	$19,531
Accrued franchise tax	27,913	65,767
Advances from affiliate	344,149	—

Total current liabilities:	2,992,304	85,298
Other liability:
Deferred underwriters’ fee	5,175,000	5,175,000

Total liabilities	8,167,304	5,260,298

Commitment and contingencies
Common stock subject to possible redemption; 16,000,081 and 16,344,282 shares at March 31, 2014 and December 31, 2013, respectively (at redemption value)	164,160,828	167,692,330

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 43,000,000 shares authorized; 8,608,252 and 8,264,051 shares issued and outstanding (which excludes 16,000,081 and 16,344,282 shares subject to possible redemption) at March 31, 2014 and December 31, 2013, respectively	861	827
Additional paid-in capital	4,999,150	4,999,184
Deficit accumulated during the development stage	—	—

Total stockholders’ equity	5,000,011	5,000,011

Total liabilities and stockholders’ equity	$177,328,143	$177,952,639

See accompanying notes to condensed interim financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

Condensed Interim Statements of Operations (unaudited)

	For the three months ended March 31, 2014	For the period from May 31, 2013 (inception) to March 31, 2014
Revenue	$—	$—
General and administrative expenses	3,545,867	4,081,494

Loss from operations	(3,545,867)	(4,081,494)
Other income (expense)
Interest income	14,366	36,405

Net loss attributable to common stock not subject to possible redemption	$(3,531,501)	$(4,045,089)

Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	8,267,875	7,745,285

Net loss per share, excluding shares subject to possible redemption, basic and diluted	$(0.43)	$(0.52)

See accompanying notes to condensed interim financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

Condensed Interim Statement of Changes in Stockholders’ Equity (unaudited)

For the period from May 31, 2013 (inception) to March 31, 2014

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Sale of common stock to initial stockholder on May 31, 2013 at approximately $0.004 per share	6,208,333	$621	$24,379	$—	$25,000
Sale of 17,250,000 units at $10 per unit on August 14, 2013	17,250,000	1,725	172,498,275	—	172,500,000
Underwriters’ discount and offering expenses	—	—	(10,819,071)	—	(10,819,071)
Sale of 1,150,000 placement units at $10 per unit to initial stockholder on August 14, 2013	1,150,000	115	11,499,885	—	11,500,000
Proceeds subject to possible redemption of 16,394,339 shares at redemption value	(16,394,339)	(1,639)	(168,204,279)	—	(168,205,918)
Change in proceeds subject to possible redemption to 16,344,282 shares at redemption value	50,057	5	(5)	513,587	513,587
Net loss attributable to common stock not subject to possible redemption	—	—	—	(513,587)	(513,587)

Balances as of December 31, 2013 (audited)	8,264,051	$827	$4,999,184	$—	$5,000,011
Change in proceeds subject to possible redemption to 16,000,081 shares at redemption value	344,201	34	(34)	3,531,501	3,531,501
Net loss attributable to common stock not subject to possible redemption	—	—	—	(3,531,501)	(3,531,501)

Balances as of March 31, 2014 (unaudited)	8,608,252	$861	$4,999,150	$—	$5,000,011

See accompanying notes to condensed interim financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

Condensed Interim Statements of Cash Flows (unaudited)

	For the three months ended March 31, 2014	For the period from May 31, 2013 (inception) to March 31, 2014
Cash Flows from operating activities:
Net loss attributable to common stock not subject to possible redemption	$(3,531,501)	$(4,045,089)
Adjustments to reconcile net loss attributable to common stock not subject to possible redemption to net cash used in operating activities
Prepaid insurance	26,300	(87,667)
Accrued franchise tax	(37,854)	27,913
Accrued expenses	2,600,711	2,620,241

Net cash used in operating activities	(942,344)	(1,484,602)

Cash flows from investing activities:
Cash deposited in Trust Account	—	(177,075,000)
Interest reinvested in Trust Account	(14,366)	(36,405)

Net cash used in investing activities	(14,366)	(177,111,405)

Cash flows from financing activities:
Proceeds from loan payable, affiliate	344,149	576,288
Repayment of loan payable, affiliate	—	(232,139)
Proceeds from sale of common stock to initial stockholder	—	25,000
Proceeds from sale of Units to public stockholders	—	172,500,000
Proceeds from sale of placement units to initial stockholder	—	11,500,000
Payment of costs of Public Offering	—	(5,644,071)

Net cash provided by financing activities	344,149	178,725,078

Net increase (decrease) in cash	(612,561)	129,071
Cash at beginning of the period	741,632	—

Cash at end of the period	$129,071	$129,071

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$—	$5,175,000

See accompanying notes to condensed interim financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

1. CONDENSED INTERIM FINANCIAL INFORMATION

The accompanying condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2014 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2014.

2. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Quinpario Acquisition Corp. (“us”, “we”, “Company”, “our”, “Quinpario”), a development stage company, is a blank check company incorporated in Delaware on May 31, 2013. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (“Business Combination”). As more fully described in Note 10—Proposed Business Combination, the Company entered into a Business Combination and stock purchase agreement (the “Purchase Agreement”), by and between the Company, Jason Partners Holdings Inc. (“Jason”), JPHI Holdings Inc. (“Quinpario Sub”) and Jason Partners Holdings LLC (“Seller”), providing for the acquisition of all of the capital stock of Jason by Quinpario Sub from Seller and certain members of Seller (the “Jason Business Combination”). Quinpario Sub is an inactive wholly owned subsidiary of the Company with no assets or operations as of March 31, 2014. The Jason Business Combination is not final and subject to closing conditions in accordance with the terms of the Purchase Agreement.

The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities”, and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year end.

Quinpario Partners I, LLC (“Sponsor”), is a Delaware limited liability company formed for the express purpose of investing in and holding the securities of the Company.

The registration statement for the Company’s initial public offering was declared effective on August 8, 2013. On August 14, 2013, the Company consummated its initial public offering through the sale of 17,250,000 units (including 2,250,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per share (the “Public Offering”) and received gross proceeds of $172,500,000 (including $22,500,000 from the underwriters’ exercise in full of their over-allotment option) before deduction of the underwriters’ compensation of $5,175,000. Each unit consists of one share of the Company’s common stock (the “Public Shares”), and one redeemable common stock purchase warrant. Simultaneously with the consummation of the Public Offering, the Company sold 1,150,000 placement units to the Company’s Sponsor at $10.00 per unit in a private placement (the “Private Placement”) and raised $11,500,000. See Note 4—Public Offering and Private Placement.

Upon the closing of the Public Offering and the Private Placement, $177,075,000 was placed into a trust account (“Trust Account”). The proceeds placed into the Trust Account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. The Trust Account is held at UBS Financial Services Inc., and maintained by Continental Stock Transfer & Trust Company, acting as trustee. Such proceeds will only be released to the Company upon the earlier of: (1) the consummation of a Business Combination and (2) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate a Business Combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering (see Note 4), although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully affect a Business Combination. An amount equal to 102.6% of the gross proceeds of the Public Offering will be held in the Trust Account until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses or assets, is not required to submit the transaction for stockholder approval, unless otherwise required by law (or Nasdaq) and may proceed with a Business Combination if it is approved by the board of directors. Only in the event that the Company is required or elects to seek stockholder approval in connection with a Business Combination, the Company will proceed with such Business Combination if a majority of the holders of outstanding shares of common stock that are voted vote in favor of the Business Combination. In connection with such a vote, the Company will provide our stockholders with the opportunity to redeem their Public Shares upon the consummation of our Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to us for working capital purposes or the payment of taxes, divided by the number of then outstanding Public Shares, subject to the limitations described within the registration statement and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed Business Combination. These shares of common stock have been recorded at redemption value and classified as temporary equity, in accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The initial stockholders have agreed, in the event the Company is required or elects to seek stockholder approval of its Business Combination, to vote its Founder Shares, placement shares and any Public Shares held, in favor of approving a Business Combination.

Our Sponsor, officers and directors have agreed that the Company will have only 16 months from the consummation of the Public Offering to consummate a Business Combination. However, if we anticipate that we may not be able to consummate a Business Combination within 16 months, we may extend the period of time to consummate a Business Combination twice, each by an additional four months, for an aggregate of eight additional months. In order to extend the time available for us to consummate a Business Combination, our Sponsor, or its affiliates or designees, would deposit an aggregate of $1.125 million (or approximately $0.065 per Public Share) for each four month extension into the Trust Account prior to the applicable deadline. In return, they would receive 112,500 extension units ($10.00 per unit), on the same terms as in the private placement that occurred simultaneously with the consummation of the Public Offering. An aggregate of 225,000 extension units could be issued in connection with the two extensions. Neither our Sponsor, nor any of its affiliates or designees, is obligated to purchase such units in order to extend the time for us to complete a Business Combination. If we are unable to consummate a Business Combination within the above time periods, we will (i) cease all operations except for the purposes of winding up of our affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including a portion of the interest earned thereon which was not previously used for working capital, but net of any taxes, pro rata to our public stockholders by way of redemption of our Public Shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. The mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

The initial stockholders have agreed to waive their redemption rights with respect to the Founder Shares and Private Placement shares (i) in connection with the consummation of a Business Combination, (ii) if we fail to consummate a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions), (iii) in connection with an expired or unwithdrawn tender offer, and (iv) upon our liquidation prior to the expiration of the 16 month period. However, if our initial stockholders acquire Public Shares during or after the Public Offering, they will be entitled to redemption rights with respect to such Public Shares if we fail to consummate a Business Combination within the required time period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event we do not consummate a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of our Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Development stage company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities”. At March 31, 2014, the Company has not commenced any operations nor generated revenue to date. All activity through March 31, 2014 relates to the Company’s formation and the Public Offering, and since August 14, 2013, the identification of potential target businesses and assets. The Company will not generate any operating revenues until after completion of a Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on the designated Trust Account.

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the Public Offering and Private Placement, as calculated using the treasury stock method. For the periods presented, the effect of the warrants have not been considered in the diluted loss per common share because their effect would be anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the periods.

Offering costs

Offering costs related to the Public Offering, totaling $10,819,071 (including $5,175,000 of underwriting fees paid at closing and $5,175,000 of deferred underwriting compensation) through the balance sheet date have been charged to stockholders’ equity upon the completion of the Public Offering.

Redeemable common stock

All of the 17,250,000 common shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480 “Distinguishing Liabilities from Equity”. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against accumulated deficit and in the absence of accumulated deficit, by charges against paid-in capital.

Accordingly, at March 31, 2014 and December 31, 2013, 16,000,081 and 16,344,282, respectively of the 17,250,000 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released for working capital (approximately $10.26 per share at March 31, 2014 and December 31, 2013).

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of estimates

The preparation of condensed interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2014 and December 31, 2013. This policy also provides guidance on thresholds, measurements, de recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analysis of and changes to tax laws, regulations and interpretations thereof. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2014 and December 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. PUBLIC OFFERING AND PRIVATE PLACEMENT

On August 14, 2013, the Company sold 17,250,000 units (including 2,250,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per unit (“Units”) in the Public Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant. We did not register the shares of common stock issuable upon exercise of the warrants. However, we have agreed to use our best efforts to file and have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the warrants expire or are redeemed and, the date on which all of the warrants have been exercised and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $12.00 and will become exercisable on the later of (a) 30 days after the consummation of a Business Combination, or (b) 12 months from the closing of the Public Offering. The warrants will expire at 5:00 p.m., New York time, five years after the consummation of a Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to us and not placed in the Trust Account. The warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days prior written notice after the warrants become exercisable, only in the event that the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given. As more fully described in Note 11—Subsequent Events, on May 6, 2014, the Company commenced a tender offer to purchase up to 9,200,000 of its outstanding warrants at a purchase price of $0.75 per warrant, in cash, without interest, for an aggregate purchase price of up to $6,900,000. The purpose of the tender offer is to provide warrant holders that may not wish to retain their warrants following the proposed Jason Business Combination, the possibility of receiving cash for their warrants.

In connection with the Public Offering, the Sponsor purchased 1,150,000 placement units, each consisting of one share of common stock and one warrant to purchase one share of our common stock exercisable at $12.00, at a price of $10.00 per unit ($11.5 million in the aggregate) in a private placement that occurred simultaneously with the consummation of the Public Offering. The purchase price of the placement units was added to the proceeds from the Public Offering and is being held in the Trust Account. If we do not complete a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions), the proceeds from the sale of the placement units held in the Trust Account will be used to fund the redemption of our Public Shares (subject to the requirements of applicable law). There will be no redemption rights or liquidating distributions with respect to the placement shares or warrants, which will expire worthless.

The placement units, the extension units and the component securities contained therein will not be transferable, assignable or salable until 30 days after the consummation of a Business Combination and the placement warrants and the extension warrants will be non-redeemable so long as they are held by our Sponsor or its affiliates or designees. If the placement units or extension units are held by someone other than the initial holders, or their respective permitted transferees, the placement warrants or extension warrants will be redeemable by us and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. The Company classified the private placement warrants within permanent equity as additional paid-in capital in accordance with FASB ASC 815-40 Derivatives and Hedging.

5. RELATED PARTY TRANSACTIONS

In order to finance transaction costs in connection with an intended Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate a Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment, other than the interest income earned thereon. Up to $750,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.75 per warrant at the option of the lender. The warrants would be identical to the placement warrants.

On March 14, 2014, our board of directors approved, in accordance with our amended and restated certificate of incorporation, any future advances by Quinpario Partners LLC, our Sponsor’s managing member, or one or more of its affiliates to the Company in order to finance transaction costs associated with any Business Combination, including the Jason Business Combination. As of March 31, 2014, we owed Quinpario Partners LLC $344,149 in transaction costs associated with the exploration of potential Business Combinations not related to the Jason Business Combination. On May 12, 2014, the Company issued an unsecured promissory note of up to $2,500,000, inclusive of the $344,149 previously advanced to the Company, to Quinpario Partners LLC. The promissory note is non-interest bearing and payable in full at the earlier of (i) December 31, 2014 or (ii) the consummation of a Business Combination.

After the Jason Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the Company. At this time, the amount of such compensation is not known. Our board of directors will determine such executive and director compensation after the consummation of the Jason Business Combination, if applicable.

On June 14, 2013, the Company issued an unsecured promissory note of up to $250,000 to Quinpario Partners LLC. The loans issued under this agreement were non-interest bearing and payable in full at the earlier of (i) December 31, 2013 or (ii) the closing of the Public Offering. All outstanding draws against the promissory note in the aggregate amount of $232,139 were repaid at the closing of the Public Offering.

The Company has reimbursed Quinpario Partners LLC $123,915 for expenses incurred on behalf of the Company for travel costs and other administrative expenses since inception.

On May 31, 2013, the Company issued 6,208,333 shares of common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. These shares include up to 75,000 shares of common stock which are subject to forfeiture in the event that the extension units are not purchased (or 37,500 Founder Shares per extension), so that the Sponsor and its permitted transferees will own 25% of the Company’s issued and outstanding common stock after the Public Offering.

The Founder Shares are identical to the shares of common stock included in the Units sold in the Public Offering, except that (1) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (2) our initial stockholders have agreed: (i) to waive their redemption rights with respect to their Founder Shares, placement shares and Public Shares in connection with the consummation of a Business Combination and (ii) to waive their redemption rights with respect to their Founder Shares and placement shares if we fail to consummate a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions). However, our initial stockholders will be entitled to redemption rights with respect to any Public Shares held if we fail to consummate a Business Combination within such time period. If we submit our Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote their Founder Shares, placement shares and any Public Shares held in favor of our Business Combination.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of a Business Combination, (ii) with respect to 20% of such shares, when the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (iii) with respect to 20% of such shares, when the closing price of our common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (iv) with respect to 20% of such shares, when the closing price of our common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (v) with respect to 20% of such shares, when the closing price of our common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination or earlier, in any case, if, following a Business Combination, we engage in a subsequent transaction (1) resulting in our stockholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which the company is the surviving entity.

The initial stockholders will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering. The initial stockholders will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to their shares of common stock, the warrants and the common shares underlying the warrants, commencing on the date such common stock or warrants are released from applicable lockup periods, as described above. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Commencing on August 9, 2013, the date that our securities were first listed on NASDAQ, the Company agreed to pay Quinpario Partners LLC a total of $10,000 per month for office space, administrative services and secretarial support. Upon consummation of our Business Combination or our liquidation, we will cease paying these monthly fees. Under this agreement, the Company has incurred $30,000 for the three months ended March 31, 2014 and $80,000 for the period from May 31, 2013 (inception) to March 31, 2014.

6. COMMITMENTS & CONTINGENCIES

The Company paid an underwriting discount of three percent (3.0%) of the public unit offering price to the underwriters at the closing of the Public Offering. In addition, the underwriters will be entitled to a deferred fee of three percent (3.0%) of the Public Offering payable in cash upon the closing of a Business Combination, which is reflected in the accompanying balance sheets. The underwriters will not be entitled to any interest accrued on the deferred discount.

7. TRUST ACCOUNT

Upon the closing of the Public Offering and the Private Placement of the placement units, a total of $177,075,000 was placed in the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries.

As of March 31, 2014 and December 31, 2013, the trust proceeds are invested directly in U.S. government securities with a maturity of 180 days or less, which consist of $177,110,472 and $177,096,391, respectively in U.S. Treasury Bills and $933 and $649, respectively of cash equivalents. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments—Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, gross unrealized holding gains and fair value of held-to-maturity securities at March 31, 2014 and December 31, 2013 are as follows:

		Unrealized
	Carrying	Holding	Fair
	Amount	Gain	Value
Held-to-maturity
U.S. Treasury Securities—March 31, 2014	$177,110,472	$2,214	$177,112,686

	Unrealized
	Carrying	Holding	Fair
	Amount	Gain	Value
Held-to-maturity
U.S. Treasury Securities—December 31, 2013	$177,096,391	$3,296	$177,099,687

8. FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s U.S. Treasury Bills and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2014 and December 31, 2013, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of March 31, 2014

Description	Balances, at March 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust	$177,112,686	$177,112,686	—	—

Total	$177,112,686	$177,112,686	—	—

Fair Value of Financial Assets as of December 31, 2013

Description	Balances, at December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust	$177,099,687	$177,099,687	—	—

Total	$177,099,687	$177,099,687	—	—

9. STOCKHOLDERS’ EQUITY

Common Stock—The Company is authorized to issue 43,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each common share. At March 31, 2014 and December 31, 2013, there were 8,608,252 and 8,264,051 common shares outstanding, which excludes 16,000,081 and 16,344,282 shares of common stock subject to possible redemption, respectively.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock in one or more series with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At March 31, 2014 and December 31, 2013, the Company has not issued any preferred shares.

10. PROPOSED BUSINESS COMBINATION

On March 16, 2014, we entered into the Purchase Agreement with Quinpario Sub, Jason and Seller pursuant to which, among other things and subject to the terms and conditions contained in the Purchase Agreement, we will effect an acquisition of Jason whereby Quinpario Sub will acquire all shares of common stock of Jason then outstanding from certain members of Seller and current and former management of Jason (collectively, with each other member of Seller and/or current and former management of Jason who after the date of the Purchase Agreement executes and delivers a commitment to effect the rollover, the “Rollover Participants”) and Seller.

As of the date of the Purchase Agreement, Seller owned all of the issued and outstanding capital stock of Jason, comprised solely of shares of Jason common stock. At the signing, certain of the Rollover Participants entered into binding commitments to effect, at the closing of the Jason Business Combination, the acquisition of Quinpario Sub shares through a contribution of shares of Jason common stock (of equal value held by them as of such time) to Quinpario Sub (the “rollover”). To facilitate the rollover, Seller has agreed that, immediately prior to the consummation of the Jason Business Combination, Seller shall distribute in-kind to each Rollover Participant (in exchange for the redemption of certain of each such person’s equity interests in Seller) a number of shares of Jason common stock equal in value to the aggregate amount committed by such person to be contributed to Quinpario Sub in connection with the rollover.

Pursuant to the terms of the Purchase Agreement, the purchase price of the Jason Business Combination is $538.65 million (the “Purchase Price”), subject to certain customary adjustments and escrow requirements in accordance with the terms of the Purchase Agreement. The consideration to be paid to the Rollover Participants and Seller for their respective shares of Jason common stock will be funded by a combination of the Cash Consideration and at least $35.0 million in common equity issued by Quinpario Sub in exchange for the rollover, subject to customary adjustments (including a working capital adjustment using a target working capital of $80.0 million) and escrow requirements as set forth in the Purchase Agreement. Quinpario intends to pay a portion of the Cash Consideration using proceeds held in the Trust Account maintained for the benefit of the Company’s public stockholders, if any, after giving effect to the exercise by Quinpario public stockholders of their redemption rights described below. The remainder of the Cash Consideration will be paid from the proceeds of our Debt Financing (as described below) and the anticipated proceeds from the sale of preferred stock in a private placement (the “PIPE Investment”), as more fully described in Note 11—Subsequent Events. We have obtained a commitment letter from a syndicate of lenders to provide debt financing to Jason in the aggregate amount of approximately $460.0 million (the “Debt Financing”). Additionally, we have received commitments from certain investors pursuant to which they have collectively agreed to purchase shares of Quinpario common stock through open market or privately negotiated transactions, a private placement or a combination thereof, in order to ensure sufficient funds to consummate the Jason Business Combination (the “Backstop Commitment”). A portion of the proceeds from our Debt Financing will also be used to pay certain of Jason’s existing indebtedness. To the extent not utilized to consummate the Jason Business Combination, the proceeds from the Trust Account, Debt Financing, PIPE Investment and Backstop Commitment will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

As promptly as practicable after the date of the Purchase Agreement described herein, Quinpario has agreed to provide its public stockholders with the opportunity to redeem shares of Quinpario common stock in conjunction with a stockholder vote on the transactions contemplated by the Purchase Agreement. Quinpario has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Purchase Agreement and (ii) extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ. Unless waived by the Company, it is a condition to closing under the Purchase Agreement that at least $115.0 million remain in our Trust Account at the closing of the Jason Business Combination. Each redemption of shares of our common stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $177.1 million as of March 31, 2014. If, however, redemptions by our public stockholders cause us to have less than $115.0 million in our Trust Account at the closing of the Jason Business Combination, certain of the Rollover Participants will have the option (but not the obligation) to contribute in connection with the rollover an additional aggregate amount of their current equity in Jason to Quinpario Sub equal to the shortfall between the cash then in the Trust Account and $115.0 million. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

For the three months ended March 31, 2014, the Company has incurred approximately $1,700,000 of costs directly related to the Jason Business Combination. These costs are included in general and administrative expenses on the accompanying statements of operations.

The consummation of the transactions contemplated by the Purchase Agreement is subject to a number of conditions set forth in the Purchase Agreement including, among others, receipt of the requisite approval of the stockholders of the Company.

11. SUBSEQUENT EVENTS

Management has approved the condensed interim financial statements and performed an evaluation of subsequent events through May 15, 2014, the date the condensed interim financial statements were available for issuance, noting only the following items which require disclosure.

On May 6, 2014, the Company commenced a tender offer to purchase up to 9,200,000 of its outstanding warrants at a purchase price of $0.75 per warrant, in cash, without interest, for an aggregate purchase price of up to $6,900,000. The purpose of the tender offer is to provide warrant holders that may not wish to retain their warrants following the proposed Jason Business Combination, the possibility of receiving cash for their warrants. The tender offer is not conditioned on any financing or on any minimum number of warrants being tendered. However, the tender offer is subject to certain other conditions, including the acquisition of Jason. If the Purchase Agreement is terminated for any reason, or the tender offer would be reasonably likely to impair or delay the closing of the acquisition of Jason or the ability of the Company or its wholly-owned subsidiary to obtain any portion of the Debt Financing, the Company will terminate the tender offer.

On May 9, 2014, the Company executed a Backstop and Subscription Agreement with the investors named therein providing for the issuance by the Company of 45,000 shares of 8.0% Series A Convertible Perpetual Preferred Stock in a private placement (subject to certain conditions, including the closing of the Jason Business Combination) for gross proceeds to the Company of approximately $45 million. Each share of 8.0% Series A Convertible Perpetual Preferred Stock will be convertible, at the holder’s option at any time, initially into approximately 81.18 shares of the Company’s common stock (which is equivalent to an initial conversion price of approximately $12.32 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the initial conversion rate, approximately 3,653,113 shares of the Company’s common stock would be issuable upon conversion of all 45,000 shares of Series A Convertible Perpetual Preferred Stock, when issued, assuming the absence of in-kind dividends.

Also pursuant to the Backstop and Subscription Agreement, investors have agreed to collectively purchase up to $17.5 million worth of shares of common stock of the Company at a purchase price of up to $10.255 per share through open market purchases, privately negotiated transactions, a private placement (subject to certain conditions, including the closing of the Jason Business Combination) or a combination thereof. The Backstop and Subscription Agreement has an effective date as of May 14, 2014.

The Company also entered into a Registration Rights Agreement, providing for the registration of any such private placement stock (including the common stock into which the 8.0% Series A Convertible Perpetual Preferred Stock may be converted).

The 8.0% Series A Convertible Perpetual Preferred Stock and the common stock issuable pursuant to the Backstop and Subscription Agreement are to be offered and sold pursuant to an exemption from the registration requirements of the Securities Act. Such common stock, preferred stock and the shares of the Company’s common stock into which the preferred stock is convertible have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The foregoing does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The foregoing is being disclosed in accordance with Rule 135c under the Securities Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quinpario Acquisition Corp.

We have audited the accompanying balance sheet of Quinpario Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2013, and the related statements of operations, changes in stockholders’ equity and cash flows for period from May 31, 2013 (inception) to December 31, 2013. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quinpario Acquisition Corp. (a development stage company) as of December 31, 2013, and the results of its operations and its cash flows for the period from May 31, 2013 (inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will cease all operations, except for the purpose of winding up, redeem all public shares outstanding and dissolve and liquidate in the event that the Company does not consummate a business combination by December 9, 2014. This condition raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein Kass

Rothstein Kass

New York, New York

March 6, 2014

QUINPARIO ACQUISITION CORP.

(a development stage company)

Balance Sheet

December 31, 2013

ASSETS:
Current assets:
Cash	$741,632
Prepaid insurance	113,967

Total current assets	855,599
Investments held in trust account	177,097,040

Total assets	$177,952,639

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liability:
Accrued expenses	$19,531
Accrued franchise tax	65,767

Total current liability	85,298
Other liability:
Deferred underwriters’ fee	5,175,000

Total liabilities	5,260,298

Commitment and contingencies
Common stock subject to possible redemption; 16,344,282 shares (at redemption value)	167,692,330

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 43,000,000 shares authorized; 8,264,051 shares issued and outstanding (which excludes 16,344,282 shares subject to possible redemption)	827
Additional paid-in capital	4,999,184
Deficit accumulated during the development stage	—

Total stockholders’ equity	5,000,011

Total liabilities and stockholders’ equity	$177,952,639

See accompanying notes to financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

Statement of Operations

For the period from May 31, 2013 (inception) to December 31, 2013
Revenue	$—
General and administrative expenses	535,627

Loss from operations	(535,627)
Other income (expense)
Interest income	22,040

Net loss attributable to common stock not subject to possible redemption	$(513,587)

Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	7,526,526

Net loss per share, excluding shares subject to possible redemption, basic and diluted	$(0.07)

See accompanying notes to financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

Statement of Changes in Stockholders’ Equity

For the period from May 31, 2013 (inception) to December 31, 2013

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Sale of common stock to initial stockholder on May 31, 2013 at approximately $0.004 per share	6,208,333	$621	$24,379	$—	$25,000
Sale of 17,250,000 units at $10 per unit on August 14, 2013	17,250,000	1,725	172,498,275	—	172,500,000
Underwriters’ discount and offering expenses	—	—	(10,819,071)	—	(10,819,071)
Sale of 1,150,000 placement units at $10 per unit to initial stockholder on August 14, 2013	1,150,000	115	11,499,885	—	11,500,000
Proceeds subject to possible redemption of 16,394,339 shares at redemption value	(16,394,339)	(1,639)	(168,204,279)	—	(168,205,918)
Change in proceeds subject to possible redemption to 16,344,282 shares at redemption value	50,057	5	(5)	513,587	513,587
Net loss attributable to common stock not subject to possible redemption	—	—	—	(513,587)	(513,587)

Balances as of December 31, 2013	8,264,051	$827	$4,999,184	$—	$5,000,011

See accompanying notes to financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

Statement of Cash Flows

For the period from May 31, 2013 (inception) to December 31, 2013
Cash Flows from operating activities:
Net loss attributable to common stock not subject to possible redemption	$(513,587)
Adjustments to reconcile net loss attributable to common stock not subject to possible redemption to net cash used in operating activities
Prepaid insurance	(113,967)
Accrued expenses	19,531
Accrued franchise tax	65,767

Net cash used in operating activities	(542,256)

Cash flows from investing activities:
Cash deposited in Trust Account	(177,075,000)
Interest reinvested in Trust Account	(22,040)

Net cash used in investing activities	(177,097,040)

Cash flows from financing activities:
Proceeds from loan payable, affiliate	232,139
Payment of loan payable, affiliate	(232,139)
Proceeds from sale of common stock to initial stockholder	25,000
Proceeds from sale of Units to public stockholders	172,500,000
Proceeds from sale of placement units to initial stockholder	11,500,000
Payment of costs of Public Offering	(5,644,072)

Net cash provided by financing activities	178,380,928

Net increase in cash	741,632
Cash at beginning of the period	—

Cash at end of the period	$741,632

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$5,175,000

See accompanying notes to financial statements

QUINPARIO ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Quinpario Acquisition Corp. (“us”, “we”, “Company”, “our”), a development stage company, is a newly organized blank check company incorporated in Delaware on May 31, 2013. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (“Business Combination”). The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. The Company selected December 31 as its fiscal year end.

Quinpario Partners I, LLC (“Sponsor”), is a Delaware limited liability company formed for the express purpose of investing in and holding the securities of the Company.

The registration statement for the Company’s initial public offering was declared effective on August 8, 2013. On August 14, 2013, the Company consummated its initial public offering through the sale of 17,250,000 units (including 2,250,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per share (the “Public Offering”) and received gross proceeds of $172,500,000 (including $22,500,000 from the underwriters’ exercise in full of their over-allotment option) before deduction of the underwriters’ compensation of $5,175,000. Each unit consists of one share of the Company’s common stock (the “Public Shares”), and one redeemable common stock purchase warrant. Simultaneously with the consummation of the Public Offering, the Company sold 1,150,000 placement units to the Company’s Sponsor at $10.00 per unit in a private placement (the “Private Placement”) and raised $11,500,000. See Note 3—Public Offering and Private Placement.

Upon the closing of the Public Offering and the Private Placement, $177,075,000 was placed into a trust account (“Trust Account”). The proceeds placed into the Trust Account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. The Trust Account is held at UBS Financial Services Inc., and maintained by Continental Stock Transfer & Trust Company, acting as trustee. Such proceeds will only be released to the Company upon the earlier of: (1) the consummation of a Business Combination and (2) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate a Business Combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering (see Note 3), although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully affect a Business Combination. An amount equal to 102.6% of the gross proceeds of the Public Offering will be held in the Trust Account until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses or assets, is not required to submit the transaction for stockholder approval, unless otherwise required by law (or Nasdaq) and may proceed with a Business Combination if it is approved by the board of directors. Only in the event that the Company is required to seek stockholder approval in connection with a Business Combination, the Company will proceed with such Business Combination if a majority of the holders of outstanding shares of common stock that are voted vote in favor of the Business Combination. In connection with such a vote, the Company will provide our stockholders with the opportunity to redeem their Public Shares upon the consummation of our Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to us for working capital purposes or the payment of taxes, divided by the number of then outstanding Public Shares, subject to the limitations described within the registration statement and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed Business Combination. These shares of common stock have been recorded at redemption value and classified as temporary equity, in accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The initial stockholders have agreed, in the event the Company is required to seek stockholder approval of its Business Combination, to vote its Founders Shares, placement shares and any Public Shares held, in favor of approving a Business Combination.

Our Sponsor, officers and directors have agreed that the Company will have only 16 months from the consummation of the Public Offering to consummate our Business Combination. However, if we anticipate that we may not be able to consummate our Business Combination within 16 months, we may extend the period of time to consummate a Business Combination twice, each by an additional four months, for an aggregate of eight additional months. In order to extend the time available for us to consummate our Business Combination, our Sponsor, or its affiliates or designees, would deposit an aggregate of $1.125 million (or approximately $0.065 per Public Share) for each four month extension into the Trust Account prior to the applicable deadline. In return, they would receive 112,500 extension units ($10.00 per unit), on the same terms as in the private placement that occurred simultaneously with the consummation of the Public Offering. An aggregate of 225,000 extension units could be issued in connection with the two extensions. Neither our Sponsor, nor any of its affiliates or designees, is obligated to purchase such units in order to extend the time for us to complete a Business Combination. If we are unable to consummate our Business Combination within the above time periods, we will (i) cease all operations except for the purposes of winding up of our affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including a portion of the interest earned thereon which was not previously used for working capital, but net of any taxes, pro rata to our public stockholders by way of redemption of our Public Shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. The mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

The initial stockholders have agreed to waive their redemption rights with respect to the Founder Shares and Private Placement shares (i) in connection with the consummation of a Business Combination, (ii) if we fail to consummate our Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions), (iii) in connection with an expired or unwithdrawn tender offer, and (iv) upon our liquidation prior to the expiration of the 16 month period. However, if our initial stockholders acquire Public Shares during or after the Public Offering, they will be entitled to redemption rights with respect to such Public Shares if we fail to consummate a Business Combination within the required time period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event we do not consummate a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of our Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Development stage company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities”. At December 31, 2013, the Company has not commenced any operations nor generated revenue to date. All activity through December 31, 2013 relates to the Company’s formation and the Public Offering, and since August 14, 2013, the identification of potential target businesses and assets. The Company will not generate any operating revenues until after completion of a Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on the designated Trust Account.

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the Public Offering and Private Placement, as calculated using the treasury stock method. For the period presented, the effect of the warrants have not been considered in the diluted loss per common share because their effect would be anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Offering costs

Offering costs related to the Public Offering, totaling $10,819,071 (including $5,175,000 of underwriting fees paid at closing and $5,175,000 of deferred underwriting compensation) through the balance sheet date have been charged to stockholders’ equity upon the completion of the Public Offering.

Redeemable common stock

All of the 17,250,000 common shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s liquidation or tender offer/ stockholder approval provisions. In accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against accumulated deficit and in the absence of accumulated deficit, by charges against paid-in capital.

Accordingly, at December 31, 2013, 16,344,282 of the 17,250,000 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released for working capital (approximately $10.26 per share at December 31, 2013).

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2013. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2013. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analysis of and changes to tax laws, regulations and interpretations thereof. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. PUBLIC OFFERING AND PRIVATE PLACEMENT

On August 14, 2013, the Company sold 17,250,000 units (including 2,250,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per unit (“Units”) in the Public Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant. We did not register the shares of common stock issuable upon exercise of the warrants. However, we have agreed to use our best efforts to file and have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the warrants expire or are redeemed and, the date on which all of the warrants have been exercised and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $12.00 and will become exercisable on the later of (a) 30 days after the consummation of our Business Combination, or (b) 12 months from the closing of the Public Offering. The warrants will expire at 5:00 p.m., New York time, five years after the consummation of our Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to us and not placed in the Trust Account. The warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days prior written notice after the warrants become exercisable, only in the event that the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

In connection with the Public Offering, the Sponsor purchased 1,150,000 placement units, each consisting of one share of common stock and one warrant to purchase one share of our common stock exercisable at $12.00, at a price of $10.00 per unit ($11.5 million in the aggregate) in a private placement that occurred simultaneously with the consummation of the Public Offering. The purchase price of the placement units was added to the proceeds from the Public Offering and is being held in the Trust Account. If we do not complete a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions), the proceeds from the sale of the placement units held in the Trust Account will be used to fund the redemption of our Public Shares (subject to the requirements of applicable law). There will be no redemption rights or liquidating distributions with respect to the placement shares or warrants, which will expire worthless.

The placement units, the extension units and the component securities contained therein will not be transferable, assignable or salable until 30 days after the consummation of our initial business combination and the placement warrants and the extension warrants will be non-redeemable so long as they are held by our Sponsor or its affiliates or designees. If the placement units or extension units are held by someone other than the initial holders, or their respective permitted transferees, the placement warrants or extension warrants will be redeemable by us and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. The Company classified the private placement warrants within permanent equity as additional paid-in capital in accordance with FASB ASC 815-40 Derivatives and Hedging.

4. RELATED PARTY TRANSACTIONS

In order to finance transaction costs in connection with an intended Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate a Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment, other than the interest income earned thereon. Up to $750,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.75 per warrant at the option of the lender. The warrants would be identical to the placement warrants. The terms of such loans by our Sponsor or an affiliate of our Sponsor or officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

On June 14, 2013, the Company issued an unsecured promissory note of up to $250,000 to Quinpario Partners LLC. The loans issued under this agreement were non-interest bearing and payable in full at the earlier of (i) December 31, 2013 or (ii) the closing of the Public Offering. All outstanding draws against the promissory note in the aggregate amount of $232,139 were repaid at the closing of the Public Offering.

Quinpario Partners LLC had also paid $123,915 of expenses on behalf of the Company for travel costs and other administrative expenses since inception. As of December 31, 2013, all amounts have been repaid to Quinpario Partners LLC.

On May 31, 2013, the Company issued 6,208,333 shares of common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. These shares include up to 75,000 shares of common stock which are subject to forfeiture in the event that the extension units are not purchased (or 37,500 Founder Shares per extension), so that the Sponsor and its permitted transferees will own 25% of the Company’s issued and outstanding common stock after the Public Offering.

The Founder Shares are identical to the shares of common stock included in the Units sold in the Public Offering, except that (1) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (2) our initial stockholders have agreed: (i) to waive their redemption rights with respect to their Founder Shares, placement shares and Public Shares in connection with the consummation of a Business Combination and (ii) to waive their redemption rights with respect to their Founder Shares and placement shares if we fail to consummate a Business Combination within 16 months from the consummation of the Public Offering (or up to 24 months in case of extensions). However, our initial stockholders will be entitled to redemption rights with respect to any Public Shares held if we fail to consummate a Business Combination within such time period. If we submit our Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote their Founder Shares, placement shares and any Public Shares held in favor of our Business Combination.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of our initial business combination, (ii) with respect to 20% of such shares, when the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (iii) with respect to 20% of such shares, when the closing price of our common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, (iv) with respect to 20% of such shares, when the closing price of our common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination, and (v) with respect to 20% of such shares, when the closing price of our common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of our initial business combination or earlier, in any case, if, following a Business Combination, we engage in a subsequent transaction (1) resulting in our stockholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which the company is the surviving entity.

The initial stockholders will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering. The initial stockholders will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to their shares of common stock, the warrants and the common shares underlying the warrants, commencing on the date such common stock or warrants are released from lockup. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Commencing on August 9, 2013, the date that our securities were first listed on NASDAQ, the Company agreed to pay Quinpario Partners LLC a total of $10,000 per month for office space, administrative services and secretarial support. Upon consummation of our Business Combination or our liquidation, we will cease paying these monthly fees.

5. COMMITMENTS & CONTINGENCIES

The Company paid an underwriting discount of three percent (3.0%) of the public unit offering price to the underwriters at the closing of the Public Offering. In addition, the underwriters will be entitled to a deferred fee of three percent (3.0%) of the Public Offering payable in cash upon the closing of a Business Combination, which is reflected in the accompanying balance sheet. The underwriters will not be entitled to any interest accrued on the deferred discount.

6. TRUST ACCOUNT

Upon the closing of the Public Offering and the Private Placement of the placement units, a total of $177,075,000 was placed in the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries.

As of December 31, 2013, the trust proceeds are invested directly in U.S. government securities with a maturity of 180 days or less, which consist of $177,096,391 in U.S. Treasury Bills and $649 of cash equivalents. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments—Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, gross unrealized holding gains and fair value of held-to-maturity securities at December 31, 2013 are as follows:

	Carrying Amount	Unrealized Holding Gain	Fair Value
Held-to-maturity
U.S. Treasury Securities—December 31, 2013	$177,096,391	$3,296	$177,099,687

7. FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s U.S. Treasury Bills and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2013, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of December 31, 2013

Description	Balances, at December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust	$177,099,687	$177,099,687	—	—

Total	$177,099,687	$177,099,687	—	—

8. INCOME TAXES

Components of the Company’s deferred tax assets at December 31, 2013 are as follows:

Net operating loss carryforwards	$15,304
Amortizable start-up costs	164,451

179,755
Valuation allowance	(179,755)

$—

The company established a valuation allowance of $179,755 as of December 31, 2013, which fully offsets the deferred tax asset of $179,755. The deferred tax asset results from applying an effective combined federal and state tax rate of 35% to start-up costs of $469,860 and net operating losses of $43,727. The Company’s net operating losses will expire beginning in 2031. Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses and the establishment of the valuation allowance.

9. STOCKHOLDERS’ EQUITY

Common Stock—The Company is authorized to issue 43,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each common share. At December 31, 2013, there were 8,264,051 common shares outstanding, which excludes 16,344,282 shares of common stock subject to possible redemption.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock in one or more series with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2013, the Company has not issued any preferred shares.

10. SUBSEQUENT EVENTS

Management has approved the financial statements and performed an evaluation of subsequent events through March 7, 2014, the date the financial statements were available for issuance, noting no additional items which require adjustment or disclosure.

Jason Partners Holdings Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 29, 2013	March 28, 2014
Net sales	$179,669	$186,536
Cost of goods sold	139,255	144,492

Gross profit	40,414	42,044
Selling and administrative expenses	26,976	29,453
Newcomerstown fire loss—net (Note 15)	1,719	—
Loss on disposals of property, plant and equipment—net	5	123
Restructuring (Note 3)	72	647

Operating income	11,642	11,821
Interest expense	(9,780)	(3,495)
Equity income	225	315
Gain from sale of joint ventures (Note 2)	—	3,508
Gain from involuntary conversion of property, plant and equipment (Note 15)	1,927	—
Other income (expense)—net	47	78

Income before income taxes	4,061	12,227
Tax provision	1,420	4,492

Net income	2,641	7,735
Accretion of preferred stock dividends and redemption premium	986	—

Net income available to common shareholders	$1,655	$7,735

Net income per share available to common shareholders:
Basic and diluted	$1,655	$7,735
Weighted average number of common shares outstanding:
Basic and diluted	1,000	1,000
Cash dividends paid per common share	$24,962	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three Months Ended
	March 29, 2013	March 28, 2014
Net income	$2,641	$7,735
Other comprehensive income (loss):
Employee retirement plan adjustments, net of tax	79	57
Cumulative foreign currency translation adjustments associated with joint ventures sold	—	(591)
Foreign currency translation adjustments	(813)	129

Total other comprehensive income (loss)	(734)	(405)

Comprehensive income	$1,907	$7,330

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2013	March 28, 2014
Assets
Current assets
Cash and cash equivalents	$16,318	$21,800
Accounts receivable—net	77,003	110,443
Inventories—net	72,259	76,668
Deferred income taxes	6,755	7,451
Investments in partially-owned affiliates held for sale (Note 2)	8,211	—
Other current assets	19,746	20,583

Total current assets	200,292	236,945
Property, plant and equipment—net	126,286	125,419
Goodwill	34,198	34,198
Other intangible assets—net	49,131	47,765
Investments in partially-owned affiliates	5,547	5,636
Deferred income taxes	2,066	2,066
Other assets—net	5,497	5,086

Total assets	$423,017	$457,115

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$6,904	$6,453
Accounts payable	58,042	70,690
Accrued compensation and employee benefits	20,831	18,168
Accrued interest	2,998	2,987
Accrued income taxes	2,764	8,201
Liabilities related to fire (Note 15)	1,000	942
Deferred income taxes	105	105
Other current liabilities	19,679	19,458

Total current liabilities	112,323	127,004
Long-term debt	235,831	250,497
Postretirement health and other benefits	11,134	11,044
Multiemployer pension plan withdrawal liability	2,213	2,173
Deferred income taxes	27,774	25,399
Other long-term liabilities	3,270	3,147

Total liabilities	392,545	419,264

Commitments and contingencies (Note 14)
Shareholders’ equity:
Common stock, $0.001 par value
1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Additional paid-in capital	25,358	25,407
Retained earnings	4,640	12,375
Accumulated other comprehensive income	474	69

Total shareholders’ equity	30,472	37,851

Total liabilities and shareholders’ equity	$423,017	$457,115

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 29, 2013	March 28, 2014
Cash flows from operating activities
Net income	$2,641	$7,735

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,364	4,960
Amortization of intangible assets	1,356	1,364
Amortization of deferred financing costs and debt discount	306	218
Write-off of deferred financing costs due to debt extinguishment	1,423	—
Equity income, net of dividends	(225)	(315)
Deferred income taxes	1,046	(3,070)
Loss on disposals of property, plant and equipment—net	5	123
Gain from sale of joint ventures (Note 2)	—	(3,508)
Gain from involuntary conversion of property, plant and equipment (Note 15)	(1,927)	—
Non-cash stock compensation	51	49
Net increase (decrease) in cash due to changes in:
Accounts receivable	(25,047)	(33,331)
Inventories	(1,014)	(4,329)
Insurance receivable	(1,122)	—
Other current assets	(946)	(826)
Accounts payable	11,029	12,812
Accrued compensation and employee benefits	(3,583)	(2,680)
Accrued interest	933	(11)
Accrued income taxes	(1,177)	5,437
Liabilities related to fire	(270)	(58)
Other—net	640	(502)

Total adjustments	(13,158)	(23,667)

Net cash used in operating activities	(10,517)	(15,932)

Cash flows from investing activities
Proceeds from disposals of property, plant and equipment and other assets	842	123
Proceeds from sale of joint ventures	—	11,500
Insurance proceeds related to property, plant and equipment	161	—
Payments for property, plant and equipment	(5,833)	(4,430)
Acquisitions of patents	(9)	—

Net cash (used in) provided by investing activities	(4,839)	7,193

Cash flows from financing activities
Payment of capitalized debt issuance costs	(3,690)	—
Payments of previous U.S. term loan	(178,534)	—
Proceeds from new U.S. term loan	225,000	—
Payments of new U.S. term loan	—	(588)
Proceeds from U.S. revolving loans	10,500	31,575
Payments of U.S. revolving loans	(7,400)	(16,025)
Proceeds from other long-term debt	207	1,055
Payments of other long-term debt	(3,571)	(1,841)
Payments of preferred stock redemptions (Note 10)	(24,830)	—
Payments of common stock dividends (Note 11)	(24,962)	—

Net cash (used in) provided by financing activities	(7,280)	14,176

Effect of exchange rate changes on cash and cash equivalents	(78)	45

Net (decrease) increase in cash and cash equivalents	(22,714)	5,482

Cash and cash equivalents, beginning of period	29,557	16,318

Cash and cash equivalents, end of period	$6,843	$21,800

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Accounting Policies and Pending Business Combination

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of Jason Partners Holdings Inc. and its subsidiaries (“the Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of December 31, 2013 was derived from the Company’s audited financial statements, but does not include all disclosures required by generally accepted accounting principles. For additional information, including the Company’s significant accounting policies, refer to the consolidated financial statements and related footnotes in the Company’s financial statements for the periods ended December 31, 2011, 2012 and 2013.

The Company’s year ends on December 31. Throughout the year, the Company reports its results using a fiscal calendar whereby each three month quarterly reporting period is approximately thirteen weeks in length, ending on a Friday. The exceptions are the first quarter, which begins on January 1, and the fourth quarter, which ends on December 31. For 2013, the Company’s fiscal quarters are comprised of the three months ended March 29, June 28, September 27 and December 31. In 2014, the Company’s first quarter is comprised of the three months ended March 28.

In the opinion of management, all adjustments considered necessary for a fair statement of financial results have been made. Such adjustments consist of only those of a normal recurring nature. Operating results for the three months ended March 28, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014.

Recently issued accounting standards

In March 2013, the Financial Accounting Standards Board (“FASB”) issued amended guidance for cumulative translation adjustments upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. These amendments provide guidance on releasing cumulative translation adjustments when a reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. In addition, these amendments provide guidance on the release of cumulative translation adjustments in partial sales of equity method investments and in step acquisitions. The amendments are effective on a prospective basis for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

In July 2013, the FASB issued guidance designed to clarify the financial statement presentation requirements of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. This guidance is effective for reporting periods beginning after December 15, 2013, and did not have a material impact on the Company’s condensed consolidated financial statements.

In April 2014, the FASB issued guidance changing the criteria for reporting discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operating and financial results. The new guidance also expanded the disclosures requirements about discontinued operations. The new guidance is effective for fiscal years and reporting periods beginning after December 15, 2014 with early adoption permitted. The impact of the adoption of this guidance on the Company’s condensed consolidated financial statements will depend on the Company’s future disposal activity.

Pending business combination

On March 17, 2014, the Company and Quinpario Acquisition Corp. (“QPAC”), a publicly-held company listed on the NASDAQ, announced they had reached a definitive agreement for QPAC to acquire the Company from its current owners, Saw Mill Capital, LLC, Falcon Investment Advisors, LLC and other investors. The purchase price of $538.65 million will be funded by the cash proceeds from QPAC’s initial public offering, new debt and rollover equity invested by the current owners and management of the Company. The acquisition is expected to be completed in the second or third quarter of 2014, pending regulatory and shareholder approval, and satisfaction of customary closing conditions.

Subsequent events

In preparing the accompanying condensed consolidated financial statements, the Company has reviewed, as deemed necessary by the Company’s management, events that have occurred after March 28, 2014 and up until June 3, 2014, the date of issuance.

2.	Sale of Joint Ventures

During the first quarter of 2014, the Company completed the sale of its 50% equity interest in two of its joint ventures for a total of $11.5 million. The sale of one of the joint ventures in the amount of $7.5 million was completed in January 2014 and the sale of the second joint venture in the amount of $4.0 million was completed in March 2014. The Company recorded a $3.5 million gain on the sale of the joint ventures, which is reported separately on the condensed consolidated statements of operations. The gain includes the recognition of $0.6 million of cumulative translation adjustments which had been recorded in accumulated other comprehensive income. The $0.6 million is reported separately in the condensed consolidated statements of comprehensive income. Terms of the sale include a supply agreement which will allow the Company to purchase product at established prices over the agreement’s three-year term.

3.	Restructuring Costs

The Company has continued to make changes to its worldwide manufacturing footprint. These actions resulted in charges relating to employee severance and other related charges, such as exit costs for consolidation and closure of plant facilities, employee relocation and lease termination costs. During the three months ended March 29, 2013 and March 28, 2014, the Company incurred $0.1 million and $0.6 million of restructuring charges, respectively. These restructuring costs are presented separately on the condensed consolidated statements of operations. The following table presents the restructuring liability activity for the three month periods ended March 29, 2013 and March 28, 2014:

	Severance costs	Lease termination costs	Other costs	Total
Balance—December 31, 2012	$180	$1,070	$98	$1,348
Current period restructuring charges	72	—	—	72
Cash payments	(81)	(25)	(98)	(204)

Balance—March 29, 2013	$171	$1,045	$—	$1,216

	Severance costs	Lease termination costs	Other costs	Total
Balance—December 31, 2013	$1,112	$818	$65	$1,995
Current period restructuring charges	405	—	242	647
Cash payments	(786)	(120)	(307)	(1,213)

Balance—March 28, 2014	$731	$698	$—	$1,429

The accruals for severance presented above relate to costs incurred in the Finishing and Acoustics segments. These accruals are expected to be utilized during the next twelve months and are recorded within other current liabilities on the condensed consolidated balance sheets. The accrual for lease termination costs relates to restructuring costs within the Components segment. At December 31, 2013 and March 28, 2014, $0.5 million and $0.4 million, respectively, is recorded within other long-term liabilities and $0.3 million and $0.3 million, respectively, is recorded within other current liabilities on the condensed consolidated balance sheets.

4.	Related Party Transactions

The Company is part of a Management Services Agreement with Saw Mill Capital LLC (“Saw Mill”) and Falcon Investment Advisors, LLC (“FIA”, together with Saw Mill, the “Service Providers”), affiliates of the Company’s majority shareholders. Management fees and related expenses paid to the Service Providers under this agreement were approximately $0.3 million for the three months ended March 29, 2013 and March 28, 2014. In addition, during the three months ended March 29, 2013 the Company paid fees of $2.3 million to the Service Providers in connection with the refinancing discussed in Note 9.

5.	Accounts Receivable

Accounts receivable at December 31, 2013 and March 28, 2014 consisted of the following (in thousands):

	December 31, 2013	March 28, 2014
Accounts Receivable	$79,230	$112,659
Allowance for Doubtful Accounts	(2,227)	(2,216)

	$77,003	$110,443

6.	Inventories

Inventories at December 31, 2013 and March 28, 2014 consisted of the following (in thousands):

	December 31, 2013	March 28, 2014
Raw material	$37,562	$41,051
Work-in-process	5,653	7,303
Finished goods	29,044	28,314

	$72,259	$76,668

7.	Property, Plant and Equipment

Property, plant and equipment at December 31, 2013 and March 28, 2014 consisted of the following (in thousands):

	December 31, 2013	March 28, 2014
Land and improvements	$6,987	$7,006
Buildings and improvements	38,258	38,790
Machinery and equipment	128,284	128,861
Construction-in-progress	10,119	11,613

	183,648	186,270
Less: Accumulated depreciation	(57,362)	(60,851)

	$126,286	$125,419

8.	Goodwill and Other Intangible Assets

The Company’s goodwill balance by reportable segment at December 31, 2013 and March 28, 2014 were as follows (in thousands):

Seating	Components	Total
$19,402	$14,796	$34,198

The Company’s other intangible assets at December 31, 2013 and March 28, 2014 consisted of the following (in thousands):

	December 31, 2013			March 28, 2014
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents	$2,337	$(948)	$1,389	$2,337	$(1,030)	$1,307
Customer relationships	37,290	(7,611)	29,679	37,290	(8,248)	29,042
Trademarks and other intangibles	25,820	(7,757)	18,063	25,820	(8,404)	17,416

Total amortized other intangible assets	$65,447	$(16,316)	$49,131	$65,447	$(17,682)	$47,765

9.	Revolving Loans and Other Long-Term Debt Instruments

At December 31, 2013 and March 28, 2014, the Company assessed the amounts recorded under revolving loans and long-term debt and determined that such amounts approximated fair value. The fair value of the debt was based on quoted inactive market prices and is therefore classified as Level 2 within the valuation hierarchy.

Revolving loans and other long-term debt instruments at December 31, 2013 and March 28, 2014 consisted of the following (in thousands):

	December 31, 2013	March 28, 2014
U.S. term loan	$229,438	$228,850
Debt discount on U.S. term loan	(429)	(408)
U.S. revolving loans	—	15,550
Foreign debt	11,304	10,665
Capital lease obligations	2,422	2,293

	242,735	256,950
Less: Current portion	(6,904)	(6,453)

	$235,831	$250,497

Credit facility—refinancing and amendment

In February 2013, the Company replaced its existing credit agreement with a new $260.0 million senior secured credit facility. The new facility included a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan. The borrowings under the term loan, along with existing cash, were used to retire borrowings outstanding under a previous term loan of $178.5 million, redeem 17,757.7 shares of preferred stock for $24.8 million, pay a cash dividend to common shareholders of $25.0 million and pay various expenses associated with the refinancing. In November 2013, the credit facility was amended to increase borrowings by $10.0 million, as allowed by the agreement.

The refinancing of the term loan portion of the former facility resulted in recognition of a significant portion of the debt as a debt extinguishment in the first quarter of 2013. The extinguishment was caused by the change in the projected present value of cash flows under the new agreement, resulting in a loss on extinguishment of $5.4 million. This amount is included in interest expense during the three months ended March 29, 2013 and includes $4.0 million of lender fees incurred through the refinancing as well as a $1.4 million write-off of unamortized deferred financing costs related to the old credit facility. In addition, the Company has included $0.2 million in interest expense related to other debt issuance costs that were allocated to a portion of the debt which the Company treated as a debt modification. The Company capitalized additional debt issuance costs of $2.6 million in connection with the refinancing that will be expensed over the life of the term loan. Furthermore, the Company capitalized an additional $1.1 million of debt issuance costs related to the refinancing of the revolving loan facility. These costs will be amortized over the life of the agreement on a straight-line basis.

At December 31, 2013, the interest rate on the term loan was 5.00%. At March 28, 2014, the interest rates on the outstanding balances of the term loan and the revolving loan were 5% and 6%, respectively. At March 28, 2014, the Company had a total of $15.5 million of availability for additional borrowings under the $35.0 million revolving loan facility as the Company had the outstanding balance $15.6 million and letters of credit outstanding of $3.9 million which reduce availability under the facility. The revolver is subject to a fee of 3.75% on all outstanding letters of credit and a fee of 0.50% on the unused portion of the facility, payable on a monthly basis.

Foreign debt

At December 31, 2013 and March 28, 2014, the Company has recorded $11.3 million and $10.7 million, respectively, in foreign debt obligations, including various overdraft facilities and term loans. The largest foreign debt balances are held by the Company’s subsidiaries in Germany (approximately $6.8 million and $6.3 million as of December 31, 2013 and March 28, 2014, respectively) and Mexico (approximately $2.7 million and $1.8 million as of December 31, 2013 and March 28, 2014, respectively). These various foreign loans are comprised of individual outstanding obligations ranging from approximately $0.1 million to $3.0 million as of December 31, 2013 and March 28, 2014.

10.	Redeemable Preferred Stock

During 2013, the Company redeemed all of the 35,000 outstanding preferred shares at the end of 2012. The redemption totaled $48.4 million, which included the $35.0 million original liquidation value, accumulated and unpaid dividends of $11.2 million and a redemption premium of $2.2 million. Dividends on the preferred stock had accrued each quarter on a cumulative basis at a rate of 10% per year and compounded quarterly through February 28, 2013, and at a rate of 12% after that date through the final redemption on November 14, 2013.

In February 2013, in connection with the refinancing discussed in Note 9, the Company exercised its option and redeemed 17,757.7 shares, leaving 17,242.3 shares outstanding at March 29, 2013. Total consideration paid related to the redemption was $24.8 million which included a redemption premium of $2.2 million. In the first quarter of 2013, the company recognized approximately $1.0 million of accretion of preferred stock dividends and redemption premium which is reported on the condensed consolidated statements of operations and recorded as a reduction to retained earnings during the quarter.

11.	Shareholders’ Equity

At December 31, 2013 and March 28, 2014, the Company had authorized for issuance 1,000 shares of $0.001 par value common stock of which 1,000 shares of common stock were issued and outstanding.

During 2013, the Company paid $43.1 million of dividends to common shareholders. The dividends were recorded as a reduction to retained earnings and additional contributed capital. In February 2013, in connection with the refinancing discussed in Note 9, a dividend of $25.0 million was declared and paid to common shareholders.

The changes in the shareholders’ equity balances for the three months ended March 28, 2014 are as follows (in thousands):

	Common Stock	Additional Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2013	$—	$25,358	$4,640	$474	$30,472
Stock compensation activity	—	49	—	—	49
Net income	—	—	7,735	—	7,735
Employee retirement plan adjustments, net of tax	—	—	—	57	57
Foreign currency translation adjustments	—	—	—	(462)	(462)

Balance at March 28, 2014	$—	$25,407	$12,375	$69	$37,851

The changes in the components of accumulated other comprehensive income (loss), net of taxes, for the three months ended March 29, 2013 and March 28, 2014 are as follows (in thousands):

	Employee retirement plan adjustments	Foreign currency translation adjustments	Total
Balance at December 31, 2012	$(1,158)	$(1,101)	$(2,259)
Amounts reclassified from accumulated other comprehensive income	79	—	79
Foreign currency translation adjustments	—	(813)	(813)

Balance at March 29, 2013	$(1,079)	$(1,914)	$(2,993)

	Employee retirement plan adjustments	Foreign currency translation adjustments	Total
Balance at December 31, 2013	$(156)	$630	$474
Amounts reclassified from accumulated other comprehensive income	57	—	57
Cumulative foreign currency translation adjustments associated with joint ventures sold	—	(591)	(591)
Foreign currency translation adjustments	—	129	129

Balance at March 28, 2014	$(99)	$168	$69

Employee retirement plan adjustments of $0.1 million were reclassified from accumulated other comprehensive income (loss), primarily into selling and administrative expenses, on the condensed consolidated statement of operations during each of the three months ended March 29, 2013 and March 28, 2014. During the three months ended March 28, 2014, $0.6 million of cumulative foreign currency translation adjustments were recognized as part of the $3.5 million gain on the sale of joint ventures on the condensed consolidated statement of operations.

12.	Income Taxes

At the end of each three month period, the Company estimates a base effective tax rate expected for the full year based on the most recent forecast of pre-tax income, permanent book and tax differences, and global tax planning strategies. The Company uses this base rate to provide for income taxes on a year-to-date basis, excluding the effect of significant, unusual, discrete or extraordinary items, and items that are reported net of their related tax effects. The Company records the tax effect of significant, unusual, discrete or extraordinary items, and items that are reported net of their tax effects in the period in which they occur.

The provision for income taxes as a percentage of earnings before income taxes was 35.0% and 36.7% for the three months ended March 29, 2013 and March 28, 2014, respectively. The Company’s income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the U.S. federal statutory rate, permanent items, state tax rates, and the ability to utilize net operating loss carryforwards. The Company recognized net discrete tax expense of $1.5 million for the three months ended March 28, 2014, which was primarily related to the sale of joint ventures. Net discrete tax expense was immaterial for the three months ended March 29, 2013.

The amount of gross unrecognized tax benefits was $3.7 million and $3.9 million at December 31, 2013 and March 28, 2014, respectively. Of the $3.9 million of unrecognized tax benefits, $2.5 million would reduce our effective tax rate if recognized.

The Company believes it is reasonably possible that the amount of gross unrecognized tax benefits could be reduced by up to $2.1 million in the next 12 months as a result of the resolution of tax matters in various global jurisdictions and the lapses of statutes of limitations.

The Company recognizes interest and penalties related to tax matters in tax expense. Accrued interest and penalties were immaterial at December 31, 2013 and March 28, 2014.

13.	Business Segments, Geographic and Customer Information

The Company identifies its segments using the “management approach,” which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company’s reportable segments. The Company has four reportable segments: Seating, Automotive Acoustics, Finishing and Components.

Sales information relating to the Company’s reportable segments is as follows for the three months ended March 29, 2013 and March 28, 2014 (in thousands):

	Three Months Ended
	March 29, 2013	March 28, 2014
Net sales
Seating	$52,937	$52,291
Acoustics	48,403	53,007
Finishing	45,061	46,583
Components	33,268	34,655

	$179,669	$186,536

The Company uses “Adjusted EBITDA” as the primary measure of profit or loss for the purposes of assessing the operating performance of its segments. The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of non-cash or non-operational losses or gains, including long-lived asset impairment charges, operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments and Management Services Agreement fees and expenses.

Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. Certain corporate-level administrative expenses such as payroll and benefits, incentive compensation, travel, marketing, accounting, auditing and legal fees and certain other expenses are kept within its corporate results and not allocated to its business segments. Adjusted EBITDA is used to facilitate a comparison of the Company’s operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric. In addition, this measure is used to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

As the Company uses Adjusted EBITDA as its primary measure of segment performance, US GAAP rules on segment reporting require the Company to include this measure in its discussion of segment operating results. The Company must also reconcile Adjusted EBITDA to operating results presented on a US GAAP basis.

Adjusted EBITDA information relating to the Company’s reportable segments is presented below followed by a reconciliation of total segment EBITDA to consolidated income before taxes for the three months ended March 29, 2013 and March 28, 2014 (in thousands):

	Three Months Ended
	March 29, 2013	March 28, 2014
Segment Adjusted EBITDA
Seating	$9,319	$8,111
Acoustics	5,145	4,439
Finishing	4,416	6,003
Components	5,395	6,539

	$24,275	$25,092

Total segment Adjusted EBITDA	$24,275	$25,092
Interest expense, including intercompany	(723)	(591)
Depreciation and amortization	(6,689)	(6,296)
Gain (loss) on disposal of property, plant and equipment—net	35	(122)
Restructuring	(72)	(647)
Gain from sale of joint venture	—	3,508
Other operational restructuring related costs	—	(648)
Newcomerstown fire gain	208	—

Total segment income before income taxes	17,034	20,296
Corporate general and administrative expenses	(3,845)	(5,136)
Corporate depreciation	(31)	(28)
Corporate loss on disposal of property, plant and equipment	(40)	(1)
Corporate interest expense, including intercompany	(9,057)	(2,904)

Consolidated income before taxes	$4,061	$12,227

Assets held by reportable segment as of December 31, 2013 and March 28, 2014 were as follows (in thousands):

	December 31, 2013	March 28, 2014
Assets
Seating	$93,238	$105,731
Acoustics	106,031	116,178
Finishing	136,371	142,738
Components	93,112	103,194
General Corporate and Eliminations	(5,735)	(10,726)

	$423,017	$457,115

14.	Litigation and Contingencies

The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, labor, and patent claims. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date, can be reasonably estimated and is not covered by insurance. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

At December 31, 2013 and March 28, 2014, the Company held reserves of $1.1 million for environmental matters at two locations. The ultimate cost of any remediation required will depend on the results of future investigation. Based upon available information, the Company believes that it has obtained and is in substantial compliance with those material environmental permits and approvals necessary to conduct its business. Based on the facts presently known, the Company does not expect environmental costs to have a material adverse effect on its financial condition, results of operations or cash flows.

15.	Newcomerstown Fire

On November 27, 2011, the Company experienced a fire at an Acoustics’ facility in Newcomerstown, Ohio (“Newcomerstown”). No one was injured as a result of the fire. Newcomerstown was comprised of approximately 93,000 square feet in one leased building with an additional 38,000 square foot expansion in process. Newcomerstown employed 103 employees prior to the accident. The fire destroyed the entire leased facility and its contents. Newcomerstown manufactured non-woven acoustical fiber insulation for the automotive industry. During 2012, the Company commenced a lease of a facility in Battle Creek, Michigan as a replacement to the Newcomerstown, Ohio location and reached pre-accident production levels at this location during the three months ended September 27, 2013.

The Company negotiated a final settlement with its insurance carrier related to this incident during the three months ended September 27, 2013 and received its final insurance payment during the three months ended December 31, 2013. Other than future payments of liabilities recorded to third parties, the Company finalized its accounting for the incident during the three months ended December 31, 2013. As a result, there were no expenses (income) during the three months ended March 28, 2014. For the three months ended March 29, 2013, the Company recorded the following expenses (income) related to the incident (in thousands):

Three Months Ended March 29, 2013
Business interruption expenses	$3,479
Less insurance recoveries:
Property	(1,927)
Business interruption	(1,760)

Subtotal insurance recoveries	(3,687)

Net fire gain	$(208)

Through the date of the settlement mentioned above, the Company has recorded insurance recoveries in the amount of $61.9 million of which $26.9 million related to property and $35.0 million related to business interruption. The Company has recorded $1.0 million and $0.9 million of liabilities for estimated expenses to be paid as of December 31, 2013 and March 28, 2014, respectively. The Company has recorded a loss of $1.7 million associated with business interruption expenses, net of recovery and a gain of $1.9 million from involuntary conversion of property, plant and equipment for the three months ended March 29, 2013. The Company received $0.8M of recoveries from its insurance carrier during the three months ended March 29, 2013.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Jason Partners Holdings Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Jason Partners Holdings Inc. and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedules listed in the Index to Consolidated Financial Statements of Jason Partners Holdings Inc. present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

March 12, 2014

Jason Partners Holdings Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	For the Years Ended December 31,
	2011	2012	2013
Net sales	$600,557	$655,020	$680,845
Cost of goods sold	469,943	515,154	527,371

Gross profit	130,614	139,866	153,474
Selling and administrative expenses	96,302	99,139	109,962
Newcomerstown fire loss (gain)—net (Note 18)	2,947	4,736	(12,483)
Impairment of long-lived assets	1,288	544	—
Loss on disposals of fixed assets—net	62	472	22
Restructuring (Note 3)	710	1,631	2,950
Multiemployer pension plan withdrawal expense (gain) (Note 15)	—	3,395	(696)

Operating income	29,305	29,949	53,719
Interest expense	(17,011)	(18,612)	(20,716)
Equity income	865	1,510	2,345
Gain from involuntary conversion of property, plant and equipment (Note 18)	—	6,103	6,351
Other income (expense)—net	266	543	636

Income before income taxes	13,425	19,493	42,335
Tax provision	4,117	4,828	18,247

Net income	9,308	14,665	24,088
Accretion of preferred stock dividends and redemption premium	3,733	6,312	2,405

Net income available to common shareholders	$5,575	$8,353	$21,683

Net income per share available to common shareholders:
Basic and diluted	$5,575	$8,353	$21,683
Weighted average number of common shares outstanding:
Basic and diluted	1,000	1,000	1,000
Cash dividends paid per common share	$—	$—	$43,055
The accompanying notes are an integral part of these consolidated financial statements.

Jason Partners Holdings Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

	For the Years Ended December 31,
	2011	2012	2013
Net income	$9,308	$14,665	$24,088
Other comprehensive income (loss), net of tax:
Employer retirement plan adjustments, net of tax of $(0.3) million, $(0.9) million and $0.7 million, respectively	(1,236)	(541)	1,002
Foreign currency translation adjustments	(1,607)	1,073	1,731

Total other comprehensive income (loss)	(2,843)	532	2,733

Comprehensive income	$6,465	$15,197	$26,821

The accompanying notes are an integral part of these consolidated financial statements.

Jason Partners Holdings Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2012	2013
Assets
Current assets
Cash and cash equivalents	$29,557	$16,318
Accounts receivable—net	70,234	77,003
Inventories	72,195	72,259
Deferred income taxes	7,462	6,755
Insurance receivable (Note 18)	2,795	—
Assets held for sale (Note 8)	779	—
Investments in partially-owned affiliates held for sale (Note 1)	—	8,211
Other current assets	20,159	19,746

Total current assets	203,181	200,292
Property, plant and equipment—net	121,108	126,286
Goodwill	34,198	34,198
Other intangible assets—net	54,394	49,131
Investments in partially-owned affiliates (Note 1)	12,091	5,547
Deferred income taxes	3,020	2,066
Other assets—net	3,362	5,497

Total assets	$431,354	$423,017

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$8,725	$6,904
Accounts payable	55,171	58,042
Accrued compensation and employee benefits	20,302	20,831
Accrued interest	147	2,998
Accrued income taxes	1,623	2,764
Liabilities related to fire (Note 18)	1,776	1,000
Deferred income taxes	43	105
Other current liabilities	14,196	19,679

Total current liabilities	101,983	112,323
Long-term debt	192,091	235,831
Postretirement health and other benefits	12,023	11,134
Multiemployer pension plan withdrawal liability (Note 15)	3,203	2,213
Deferred income taxes	23,680	27,774
Other long-term liabilities	3,448	3,270

Total liabilities	336,428	392,545

Commitments and contingencies (Note 17)
Redeemable preferred stock, $0.001 par value (Note 12)
49,000 shares authorized, 35,000 shares issued and outstanding at December 31, 2012 and 0 shares issued and outstanding at December 31, 2013	46,010	—
Shareholders’ equity:
Common stock, $0.001 par value
1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Additional paid-in capital	37,919	25,358
Retained earnings	13,256	4,640
Accumulated other comprehensive (loss) income	(2,259)	474

Total shareholders’ equity	48,916	30,472

Total liabilities and shareholders’ equity	$431,354	$423,017

The accompanying notes are an integral part of these consolidated financial statements.

Jason Partners Holdings Inc.

Consolidated Statements of Shareholders’ Equity

(In thousands)

	Common Stock	Additional Contributed Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2010	$—	$37,529	$(672)	$52	$36,909
Stock compensation activity (Note 13)	—	195	—	—	195
Accretion of redeemable preferred stock (Note 12)	—	—	(3,733)	—	(3,733)
Net income	—	—	9,308	—	9,308
Employee retirement plan adjustments, net of tax of $(0.3) million	—	—	—	(1,236)	(1,236)
Foreign currency translation adjustments	—	—	—	(1,607)	(1,607)

Balance at December 31, 2011	$—	$37,724	$4,903	$(2,791)	$39,836
Stock compensation activity (Note 13)	—	195	—	—	195
Accretion of redeemable preferred stock (Note 12)	—	—	(6,312)	—	(6,312)
Net income	—	—	14,665	—	14,665
Employee retirement plan adjustments, net of tax of $(0.9) million	—	—	—	(541)	(541)
Foreign currency translation adjustments	—	—	—	1,073	1,073

Balance at December 31, 2012	$—	$37,919	$13,256	$(2,259)	$48,916
Stock compensation activity (Note 13)	—	195	—	—	195
Accretion of redeemable preferred stock (Note 12)	—	—	(2,405)	—	(2,405)
Common stock dividend (Note 13)	—	(12,756)	(30,299)	—	(43,055)
Net income	—	—	24,088	—	24,088
Employee retirement plan adjustments, net of tax of $0.7 million	—	—	—	1,002	1,002
Foreign currency translation adjustments	—	—	—	1,731	1,731

Balance at December 31, 2013	$—	$25,358	$4,640	$474	$30,472

The accompanying notes are an integral part of these consolidated financial statements.

Jason Partners Holdings Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2011	2012	2013
Cash flows from operating activities
Net income	$9,308	$14,665	$24,088

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,794	18,733	21,581
Amortization of intangible assets	4,425	5,433	5,424
Amortization of deferred financing costs and debt discount	654	1,437	935
Write-off of deferred financing costs due to debt extinguishment	—	—	1,423
Multiemployer pension plan withdrawal expense (gain) (Note 15)	—	3,395	(696)
Impairment of long-lived assets	1,288	544	—
Equity income, net of dividends	(615)	(660)	(1,345)
Deferred income taxes	2,098	1,257	4,597
Loss on disposals of property, plant and equipment—net	62	472	22
Gain from involuntary conversion of property, plant and equipment (Note 18)	—	(6,103)	(6,351)
Amortization of purchase accounting inventory write-up (Note 2)	443	—	—
Non-cash stock compensation	195	195	195
Net increase (decrease) in cash, excluding effects of acquisitions, due to changes in:
Accounts receivable	1,195	(3,798)	(6,628)
Inventories	(6,621)	(4,308)	333
Insurance receivable	(13,336)	8,163	2,634
Other current assets	590	(5,599)	504
Accounts payable	(7,804)	8,409	2,499
Accrued compensation and employee benefits	1,980	(1,794)	451
Accrued interest	38	(93)	2,849
Accrued income taxes	(122)	1,129	1,141
Liabilities related to fire	13,975	(12,199)	(776)
Other—net	(4,947)	(2,440)	5,198

Total adjustments	9,292	12,173	33,990

Net cash provided by operating activities	18,600	26,838	58,078

Cash flows from investing activities
Proceeds from disposals of property, plant and equipment and other assets	353	755	1,035
Insurance proceeds related to property, plant and equipment	—	8,481	6,512
Payments for property, plant and equipment	(16,285)	(26,237)	(25,609)
Acquisitions of businesses, net of cash acquired (Note 2)	(34,000)	—	—
Acquisitions of patents	—	(146)	(161)

Net cash used in investing activities	(49,932)	(17,147)	(18,223)

The accompanying notes are an integral part of these consolidated financial statements.

Jason Partners Holdings Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2011	2012	2013
Cash flows from financing activities
Payment of capitalized debt issuance costs	$(2,634)	$(294)	$(3,995)
Proceeds from previous U.S. term loan	37,500	7,500	—
Payments of previous U.S. term loan	(2,191)	(2,836)	(178,534)
Proceeds from new U.S. term loan	—	—	235,000
Payments of new U.S. term loan	—	—	(5,563)
Proceeds from U.S. revolving loans	3,500	—	27,690
Payments of U.S. revolving loans	(3,500)	—	(27,690)
Proceeds from other long-term debt	5,450	10,056	3,202
Payments of other long-term debt	(8,800)	(9,459)	(11,882)
Payments of subordinated debt	(6,856)	—	—
Payments of preferred stock redemptions (Note 12)	—	—	(48,415)
Payments of common stock dividends (Note 13)	—	—	(43,055)

Net cash provided by (used in) financing activities	22,469	4,967	(53,242)
Effect of exchange rate changes on cash and cash equivalents	(107)	165	148

Net decrease in cash and cash equivalents	(8,970)	14,823	(13,239)
Cash and cash equivalents, beginning of year	23,704	14,734	29,557

Cash and cash equivalents, end of year	$14,734	$29,557	$16,318

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$16,975	$17,326	$10,681

Income taxes, net of refunds	$2,313	$3,717	$10,056

Non-cash investing activities
Accrued purchases of property, plant and equipment	$1,026	$555	$886

Non-cash financing activities:
Accretion of preferred stock dividends and redemption premium	$3,733	$6,312	$2,405

The accompanying notes are an integral part of these consolidated financial statements.

Jason Partners Holdings Inc.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Nature of business

Jason Partners Holdings Inc. and its subsidiaries (“the Company”), a subsidiary of Jason Partners Holdings LLC (“Jason LLC”), is a diversified industrial manufacturing company with four reportable segments: Seating, Acoustics, Finishing and Components. The segments have separate management teams and have operations within the United States and 14 foreign countries. Through these segments, the Company is the global or domestic leader in a number of product categories. The Company is the leading producer of seating for the motorcycle and off-road vehicle sectors, and the leading supplier of static seats to the commercial and residential lawn/turf sector. The Company is also the largest global producer of non-woven acoustical fiber insulation for the automotive sector and the leading global manufacturer of industrial consumables (brushes, buffing wheels and buffing compounds). The Company also manufactures precision components, expanded and perforated metal, and slip-resistant walking surfaces.

Principles of consolidation

The consolidated financial statements include the accounts of all wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in partially owned affiliates are accounted for using the equity method when the Company’s interest is between 20% and 50% and the Company does not have a controlling interest, yet maintains significant influence.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. At December 31, 2012 and 2013, book overdrafts of approximately $9.5 million and $8.6 million, respectively, are included in accounts payable within the accompanying consolidated balance sheets. These amounts are held in accounts in which the Company has no right of offset with other cash balances.

Inventories

Inventories are comprised of material, direct labor and manufacturing overhead, and are valued at the lower of cost or market and adjusted for the value of inventory that is estimated to be excess, obsolete or otherwise unmarketable. The estimation of excess, obsolete and unmarketable inventory is based on a variety of factors, including material or product age, estimated usage and estimated market demand. The first-in, first-out (FIFO) method is used to determine cost for all of the Company’s inventories.

Property, plant and equipment

Property, plant and equipment are stated at cost and are generally depreciated over the following estimated useful lives using the straight-line method:

Land improvements	20 years
Buildings and improvements	2 to 40 years
Machinery and equipment	7 to 10 years

Leasehold improvements are amortized over the lesser of the term of the respective leases and the useful life of the related improvement using the straight-line method. The Company uses accelerated depreciation methods for income tax purposes. Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. The Company records gains and losses on the disposition or retirement of property, plant and equipment based on the net book value and any proceeds received.

Goodwill and other intangible assets

Goodwill has been assigned to reporting units for purposes of impairment testing based upon the relative fair value of the asset to each reporting unit. Impairment of goodwill is measured according to a two-step approach. In the first step, the fair value of a reporting unit is compared to the carrying value of the reporting unit, including goodwill. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step, the implied value of the goodwill is estimated as the fair value of the reporting unit less the fair value of all other tangible and identifiable intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

Goodwill is tested for impairment at least annually. The Company is subject to financial statement risk in the event that goodwill becomes impaired. No impairment of goodwill was recorded during the years ended December 31, 2011, 2012 or 2013. In each of the years presented, the fair value of goodwill for the Company’s reporting units significantly exceeds the respective carrying values.

Amortization is recorded for other intangible assets with determinable lives. These assets are amortized on a straight line basis over estimated useful lives as follows:

Patents	7 years
Customer relationships	14 to 15 years
Trademarks and other intangible assets	10 years

Investments in partially-owned affiliates

Investments in partially-owned affiliates include the investment amounts related to joint ventures located in China and Taiwan. These joint ventures are part of the Finishing segment and are accounted for on the equity method of accounting. The investment amounts include the original costs plus the Company’s share of earnings, less dividends paid. Equity income is presented separately on the consolidated statements of operations.

At December 31, 2013, the Company had agreed to terms to sell its interest in two of its joint ventures. As such, the investment value associated with these joint ventures in the amount of $8.2 million is included as a current asset on the consolidated balance sheet at December 31, 2013. During the years ended December 31, 2011, 2012 and 2013 equity income associated with these investments was $0.6 million, $1.3 million and $1.5 million, respectively. See Note 19 for further discussion of the sale subsequent to year-end.

Income taxes

The provision for income taxes includes Federal, state, local and foreign taxes on income. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and net operating loss and credit carryforwards available to offset future taxable income. Future tax benefits are recognized to the extent that realization for those benefits is considered to be more likely than not. A valuation allowance is provided for deferred tax assets when it is more likely than not that the Company will not realize the benefit of such assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

Fair value of financial instruments

The carrying amounts within the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments. As of December 31, 2013, the Company assessed the amounts recorded under revolving loans and long-term debt and determined that such amounts approximated fair value. As of December 31, 2012, the Company estimated the fair value of revolving loans and long-term debt to be approximately $207.2 million based on current market rates as of that date. The Company considers the inputs related to these estimations to be Level 2 fair value measurements.

Current accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. It also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. In accordance with the guidance and the Company’s internal policy, fair value measurements are classified under the following hierarchy:

•	Level 1—Quoted prices for identical instruments in active markets.

•	Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable in active markets.

•	Level 3—Model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable.

Fair value measurements are classified according to the lowest level input or value-driver that is significant to the valuation. A measurement may therefore be classified within Level 3 even though there may be significant inputs that are readily observable.

Foreign currency translation

Assets and liabilities of the Company’s foreign subsidiaries, whose respective functional currencies are other than the U.S. dollar, are translated at year-end exchange rates while revenues and expenses are translated at average exchange rates. Resultant gains and losses are reflected as accumulated other comprehensive income within the accompanying consolidated statements of shareholders’ equity.

Comprehensive income

The changes in components of accumulated other comprehensive income (loss), net of income taxes, during the year ended December 31, 2013 include the following (in thousands):

	Employee retirement plan adjustments	Foreign currency translation adjustments	Total
Balance, December 31, 2011	$(2,174)	$(617)	$(2,791)

Other comprehensive income before reclassifications	974	(484)	490
Amounts reclassified from accumulated other comprehensive income	42	—	42

Total other comprehensive income (loss)	1,016	(484)	532

Balance, December 31, 2012	(1,158)	(1,101)	(2,259)
Other comprehensive income before reclassifications	683	1,731	2,414
Amounts reclassified from accumulated other comprehensive income	319	—	319

Total other comprehensive income (loss)	1,002	1,731	2,733

Balance, December 31, 2013	$(156)	$630	$474

The above employee retirement plan amounts reclassified from accumulated other comprehensive income into net income relate to the net amount of amortization of actuarial gains and losses. See Note 15 for further discussion of pension and postretirement amounts.

Pre-production costs related to long-term supply arrangements

The Company’s policy for engineering, research and development, and other design and development costs related to products that will be sold under long-term supply arrangements requires such costs to be expensed as incurred. Costs for molds, dies, and other tools used to manufacture products that will be sold under long-term supply arrangements are capitalized if the Company has title to the assets or when customer reimbursement is assured.

Long-lived assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon an estimate of the related future undiscounted cash flows. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset as compared to its carrying value. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell. The Company conducts its long-lived asset impairment reviews at the lowest level in which identifiable cash flows are largely independent of cash flows of other assets and liabilities, which is generally at the facility level.

Revenue recognition

Revenue is recognized from product sales at the time of shipment, reflecting the time that title and risks and rewards of ownership generally are transferred to the customer. Customer sales are recorded net of allowances for returns and discounts. The Company provides for an allowance for doubtful accounts based on historical experience and review of its existing receivables.

Shipping and handling fees and costs

The Company classifies all amounts invoiced to customers related to shipping and handling as sales. Expenses for transportation of products to customers are recorded as a component of cost of goods sold.

Research and development costs

Research and development costs consist of engineering and development resources and are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products were $4.9 million, $4.5 million and $5.0 million during the years ended December 31, 2011, 2012 and 2013, respectively.

Net income per share

Basic net income per share available to common shareholders of the Company is calculated by dividing the net income available to the common shareholders by the weighted average number of common shares outstanding during the year. In calculating the net income available to common shareholders, accretion of preferred stock dividends and redemption premium are deducted from net income. There are no additional potential shares of common stock for the Company to consider for the diluted net income per share calculation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standards

In July 2012, the Financial Accounting Standards Board (“FASB”) issued amended guidance that simplifies how entities test indefinite-lived intangible assets other than goodwill for impairment. After an assessment of certain qualitative factors, if it is determined to be more likely than not that an indefinite-lived asset is impaired, entities must perform the quantitative impairment test. Otherwise, the quantitative test is optional. The amended guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued guidance designed to improve the transparency in reporting amounts that are reclassified out of accumulated other comprehensive income into net income. This new guidance will require presentation of the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income and a cross-reference to other disclosure currently required for the reclassification items. The amended guidance is effective for reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued amended guidance for cumulative translation adjustments upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. These amendments provide guidance on releasing cumulative translation adjustments when a reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. In addition, these amendments provide guidance on the release of cumulative translation adjustments in partial sales of equity method investments and in step acquisitions. The amendments are effective on a prospective basis for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued guidance designed to clarify the financial statement presentation requirements of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. This guidance is effective for reporting periods beginning after December 15, 2013, and is not expected to have a material impact on the Company’s consolidated financial statements.

2.	Acquisitions

In October 2011, the Company completed the acquisition of Morton Manufacturing Company (“Morton”) for $34.0 million, net of cash acquired, and charged $0.7 million in acquisition costs to selling and administrative expenses during 2011. The acquisition of Morton is part of a growth strategy focused on acquiring high-performing businesses that can further benefit from the Company’s operating expertise and that complement current product offerings. Morton is the leading manufacturer of slip-resistant walking surfaces for railcars, both for original equipment manufacturers (“OEMs”) and aftermarket repair customers. Morton also supplies OEMs and aftermarket customers in the agricultural, heavy equipment and general industrial space. The acquisition has been accounted for using the purchase method and, accordingly, operating results were included in the consolidated financial statements since the acquisition date. The results of Morton are included within the financial results for the Components segment. The purchase price was allocated to the assets acquired and liabilities assumed based primarily on third party valuations. Purchase price allocations have resulted in goodwill recognition of $0.4 million, which is deductible for tax purposes. This recorded goodwill represents expected synergies from the acquisition. A purchase price adjustment of $0.4 million was recorded to write-up inventory to fair value and such adjustment was subsequently recognized in cost of goods sold during 2011. The Company recorded customer relationship intangible assets in the amount of $9.7 million, which are being amortized on a straight-line basis over 15 years, and trademarks in the amount of $6.1 million, which are being amortized on a straight-line basis over 10 years.

The following table summarizes the fair values of the Morton assets acquired and liabilities assumed at the date of the acquisition (in thousands):

Accounts receivable	$5,995
Inventory	4,878
Other current assets	457
Property, plant and equipment	11,603
Intangible assets	15,810
Goodwill	355
Other long-term assets	185

Total assets	39,283
Current liabilities	4,055
Long-term pension liability	1,228

Total liabilities	5,283

$34,000

The following unaudited pro forma financial information for the year ended December 31, 2011 assumes the acquisition of Morton occurred on January 1, 2011, after giving effect to certain adjustments and income tax effects. The pro forma information is presented for illustrative purposes only and is not indicative of what actual results would have been if the acquisition had taken place on January 1, 2011, or of future results. The table below summarizes pro forma results for the year ended December 31, 2011 (in thousands, except for per share information):

Pro forma year ended December 31,	2011 (Unaudited)
Net sales	$634,662
Operating income	33,343
Net income available to common shareholders	6,602
Net income per share, basic and diluted	6,602

Pro forma results for the year ended December 31, 2011 were adjusted for the Morton acquisition to include $1.0 million of additional amortization, $0.4 million of additional depreciation and $2.3 million of interest expense. The additional interest expense is related to the $37.5 million term loan entered into in connection with the acquisition.

Included in the Company’s results of operations from the Morton acquisition date are net sales of $10.4 million, $46.8 million and $34.1 million for the years ended December 31, 2011, 2012 and 2013, respectively. As the acquisition of Morton has been fully integrated into our financial systems, the earnings from the acquisition cannot be calculated without unreasonable effort.

3.	Restructuring Costs

The Company has continued to make changes to its worldwide manufacturing footprint. These actions resulted in charges for items such as employee severance, exit costs for consolidation and closure of plant facilities, employee relocation and lease termination costs. These restructuring costs are presented separately on the consolidated statements of operations. During the year ended December 31, 2011, the Company recorded $0.7 million of restructuring costs, including $0.3 million related to a lease previously terminated and $0.5 million related to severance and other charges as described above. Restructuring costs during the year ended December 31, 2012 totaled $1.6 million related to severance and other restructuring costs. During the year ended December 31, 2013, the Company recorded restructuring costs of $3.0 million, including severance of $2.1 million and $0.9 million of other restructuring costs. The following presents the restructuring liability activity for the years ended December 31, 2012 and 2013 as follows (in thousands):

	Severance costs	Lease termination costs	Other costs	Total
Balance—December 31, 2011	$283	$1,314	$—	$1,597
Utilization of reserve	(283)	(244)	—	(527)
Current year restructuring charges	910	—	721	1,631
Cash payments	(730)	—	(623)	(1,353)

Balance—December 31, 2012	180	1,070	98	1,348
Utilization of reserve	(180)	(252)	(98)	(530)
Current year restructuring charges	2,095	—	855	2,950
Cash payments	(983)	—	(790)	(1,773)

Balance—December 31, 2013	$1,112	$818	$65	$1,995

The accruals for severance and other costs presented above relate to costs incurred in the Finishing and Acoustics segments. These accruals are expected to be utilized during the next twelve months and are recorded within other current liabilities on the consolidated balance sheets. The accrual for lease termination costs relates to restructuring costs within the Components segment. At December 31, 2012 and 2013, $0.8 million and $0.5 million, respectively, is recorded within other long-term liabilities and $0.2 million and $0.3 million, respectively, is recorded within other current liabilities on the consolidated balance sheets.

4.	Related Party Transactions

The Company is part of a Management Services Agreement with Saw Mill Capital LLC (“Saw Mill”) and Falcon Investment Advisors, LLC (“FIA”, together with Saw Mill, the “Service Providers”), affiliates of the Company’s majority shareholders. Such agreement specifies certain services to be performed for the Company and shall remain in effect for up to ten years or until the occurrence of a defined event or agreement to terminate. Under terms of the agreement, the Company shall pay to the Service Providers a quarterly management fee equal to the lesser of $0.25 million (subject to an annual increase of 3% on each anniversary date of the agreement) or an amount equal to 2.25% of the twelve month trailing earnings before interest, taxes, depreciation and amortization (“EBITDA”) divided by four. During the term of such agreement, the Service Providers shall also be entitled to receive from the Company a transaction fee in connection with the consummation by the Company of each material, as defined, acquisition, divestiture, or refinancing, in an amount ranging from $0.15 million to $0.25 million or from 0.75% to 1.0% of defined transaction value. In addition, the Service Providers shall be entitled to receive from the Company a transaction fee in connection with the sale of the Company in an amount equal to 1% of a defined value if that defined value is in excess of a defined amount. Fees shall be payable in the ratio of 75% to Saw Mill and 25% to FIA. Management fees and related expenses paid to the Service Providers under this agreement were approximately $1.1 million in each year for the years ended December 31, 2011, 2012 and 2013. During 2013, the Company paid the Service Providers $2.3 million in conjunction with the February 28, 2013 refinancing (see Note 10 for further discussion of the refinancing). In addition, fees paid to the Service Providers for other services in addition to the fees discussed above were $0.5 million and $0.1 million in 2011 and 2012, respectively. The fees paid in 2011 were paid in conjunction with the Morton acquisition.

5.	Accounts Receivable

Accounts receivable at December 31, 2012 and 2013 consisted of the following (in thousands):

	2012	2013
Accounts receivable	$72,489	$79,230
Allowance for doubtful accounts	(2,255)	(2,227)

	$70,234	$77,003

6.	Inventories

Inventories at December 31, 2012 and 2013 consisted of the following (in thousands):

	2012	2013
Raw material	$35,784	$37,562
Work-in-process	5,277	5,653
Finished goods	31,134	29,044

	$72,195	$72,259

7.	Property, Plant and Equipment

Property, plant and equipment at December 31, 2012 and 2013 consisted of the following (in thousands):

	2012	2013
Land and improvements	$6,802	$6,987
Buildings and improvements	36,109	38,258
Machinery and equipment	105,736	128,284
Construction-in-progress	9,160	10,119

	157,807	183,648
Less: Accumulated depreciation	(36,699)	(57,362)

	$121,108	$126,286

8.	Assets Held for Sale

As of December 31, 2012, the Company had a former manufacturing facility in Denmark classified as an asset held for sale. This facility had an estimated fair value, less costs to sell, at December 31, 2012 of $0.8 million. During 2012, the Company recognized a loss of approximately $0.1 million to reduce the carrying value to the estimated fair value, less costs to sell. The Company had previously recognized a loss of approximately $0.4 million during 2011 on this property. This building was sold during 2013, and as the building was valued at the anticipated sales price, no gain or loss was recorded on the sale.

9.	Goodwill and Other Intangible Assets

The Company’s goodwill balance by reportable segment at December 31, 2012 and 2013 were as follows (in thousands):

Seating	Components	Total
$19,402	$14,796	$34,198

The Company’s other intangible assets at December 31, 2012 and 2013 consisted of the following (in thousands):

	2012			2013
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents	$2,176	$(655)	$1,521	$2,337	$(948)	$1,389
Customer relationships	37,290	(5,063)	32,227	37,290	(7,611)	29,679
Trademarks and other intangibles	25,820	(5,174)	20,646	25,820	(7,757)	18,063

Total amortized other intangible assets	$65,286	$(10,892)	$54,394	$65,447	$(16,316)	$49,131

The approximate weighted average remaining useful lives of the Company’s intangible assets are as follows: Patents—4.33 years; customer relationships—11.72 years; and trademarks and other intangibles—7.04 years.

Amortization of intangible assets approximated $4.4 million, $5.4 million and $5.4 million for the years ended December 31, 2011, 2012 and 2013, respectively. Excluding the impact of any future acquisitions, the Company anticipates the annual amortization for each of the next five years and thereafter to be the following (in thousands):

2014	$5,464
2015	5,464
2016	5,464
2017	5,391
2018	5,174
Thereafter	22,174

$49,131

10.	Revolving Loans and Other Long-Term Debt Instruments

Revolving loans and other long-term debt instruments at December 31, 2012 and 2013 consisted of the following (in thousands):

	2012	2013
U.S. term loans	$178,535	$229,438
Foreign debt	19,521	11,304
Capital lease obligations	2,760	2,422
Debt discount	—	(429)

	200,816	242,735
Less: Current portion	(8,725)	(6,904)

	$192,091	$235,831

Credit facility—refinancing and amendment

On February 28, 2013, the Company replaced its existing credit agreement with a new $260.0 million senior secured credit facility. The new facility includes a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan. The borrowings under the term loan, along with existing cash, were used to retire borrowings outstanding under a previous term loan of $178.5 million, redeem 17,757.7 shares of preferred stock for $24.8 million, pay a cash dividend to common shareholders of $25.0 million and pay various expenses associated with the refinancing. On November 14, 2013, this credit facility was amended to increase borrowings by $10.0 million through the exercise of a portion of the incremental term loan as allowed by the agreement.

In addition to increasing the term loan borrowings as discussed above, the amendment also revised the maturities schedule to reflect the additional borrowings, and adjusted certain definitions related to the required financial covenant calculations. The discussion below on the senior secured credit facility reflects the terms of the November 14, 2013 amendment.

Senior secured credit facility

The term loan amortizes in quarterly installments of approximately $0.6 million, with $217.6 million due on February 28, 2019. The term loan has a stated interest rate of LIBOR plus 3.75% or a defined base rate plus 2.75%. The revolving loan facility includes a $12.5 million letter of credit sub-facility and a $10.0 million swingline sub-facility available for same-day loans. The revolving loan facility is subject to a fee of 3.75% on all outstanding letters of credit and a fee of 0.50% on the unused portion of the facility, payable on a monthly basis. Revolving loans have a stated interest rate of LIBOR plus 3.75% or a defined base rate plus 2.75%. The agreement requires the Company to meet a financial covenant tied to a maximum total debt to EBITDA ratio, as defined in the agreement. The facility permits additional loans of up to $90.0 million, subject to covenant compliance and certain other conditions. The debt is collateralized by substantially all of the assets of the Company.

At December 31, 2013, the Company had $229.4 million outstanding on the term loan. The interest rate was 5.00% at December 31, 2013. No amounts were outstanding on the revolving loan at December 31, 2013. Letters of credit outstanding of $3.6 million on the Company’s behalf reduce availability under the revolving credit facility. As of December 31, 2013, the Company had a total of $31.4 million of availability for additional borrowings under the revolving loan facility. A fee (3.75% at December 31, 2013) on all outstanding letters of credit is payable on a monthly basis.

The senior secured credit facility was financed with a group of various lenders with one of the lenders acting as administrative agent. The refinancing of the term loan portion of the facility resulted in recognition of a significant portion of the debt as a debt extinguishment. The extinguishment was caused by the change in the projected present value of cash flows under the new agreement, resulting in a loss on extinguishment of $5.4 million. This amount is included in interest expense during the year ended December 31, 2013 and includes $4.0 million of lender fees incurred through the refinancing as well as a $1.4 million write-off of unamortized deferred financing costs related to the old credit facility. In addition, the Company has included $0.2 million in interest expense related to other debt issuance costs that were allocated to a portion of the debt in which the Company treated as a debt modification. The Company capitalized additional debt issuance costs of $2.6 million in connection with the refinancing that will be expensed over the life of the term loan. Furthermore, the Company capitalized an additional $1.1 million of debt issuance costs related to the refinancing of the revolving loan facility. These costs will be amortized over the life of the agreement on a straight-line basis. The November 14, 2013 amendment discussed above was deemed to be a debt modification. Total debt issuance costs of $0.6 million were incurred. These costs included $0.3 million of lender costs that were capitalized, and $0.3 million of other third-party costs that were expensed and included in interest expense for the year ended December 31, 2013.

Previous credit agreement

Prior to the refinancing, the Company’s credit facility dated September, 21, 2010 was with a group of lenders and was subsequently amended on October 13, 2011. This facility had three underlying term loans with outstanding balances totaling $178.5 million at December 31, 2012 and a $35.0 million revolving credit facility. No amounts were outstanding on the revolver at December 31, 2012. The interest rates on the term loans were LIBOR-based and ranged from 7.75% to 8.25% at December 31, 2012.

Foreign debt

At December 31, 2012 and 2013, the Company has recorded $19.5 million and $11.3 million, respectively, in foreign debt obligations, including various overdraft facilities and term loans. The largest foreign debt balances are held by the Company’s subsidiaries in Germany (approximately $10.9 million and $6.8 million as of December 31, 2012 and 2013, respectively) and Mexico (approximately $4.2 million and $2.7 million as of December 31, 2012 and 2013, respectively). These various foreign loans are comprised of individual outstanding obligations ranging from approximately $0.1 million to $3.4 million at December 31, 2012 and ranging from approximately $0.1 million to $3.0 million at December 31, 2013. There are certain restrictions included in loan agreements with the Company’s wholly-owned subsidiary, Jason GmbH, that restrict the transfer of assets or payment of dividends to its shareholders. In connection with these restrictions, at December 31, 2012 and 2013, the Company had restricted net assets from consolidated subsidiaries of $34.3 million and $39.8 million, respectively, and had restricted net assets from unconsolidated subsidiaries of $7.5 million and $8.2 million, respectively.

Future annual maturities of long-term debt outstanding at December 31, 2013 are as follows (in thousands):

2014	$6,904
2015	4,376
2016	3,390
2017	2,739
2018	8,090
Thereafter	217,236

$242,735

11.	Lease Obligations

The Company leases machinery, transportation equipment and office, warehouse and manufacturing facilities under agreements which are accounted for as operating leases. Many of the leases include provisions that enable the Company to renew the lease, and certain leases are subject to various escalation clauses.

Future minimum lease payments required under long-term operating leases in effect at December 31, 2013 are as follows (in thousands):

2014	$9,599
2015	8,779
2016	6,829
2017	4,741
2018	3,977
Thereafter	9,435

$43,360

Total rental expense under operating leases was $8.6 million, $9.1 million and $9.3 million for the years ended December 31, 2011, 2012 and 2013, respectively.

12.	Redeemable Preferred Stock

At December 31, 2012, the Company had authorized for issuance 49,000 shares of $0.001 par value nonvoting redeemable preferred stock of which 35,000 shares were issued and outstanding. The terms of the preferred stock allow the Company at its option to redeem preferred shares at $1,000 per share, plus accumulated and unpaid dividends, and a redemption premium if redeemed between March 21, 2012 and September 20, 2014.

During 2013, the Company redeemed all of the 35,000 outstanding preferred shares. The redemption totaled $48.4 million, which included the $35.0 million original liquidation value, accumulated and unpaid dividends of $11.2 million and a redemption premium of $2.2 million.

At December 31, 2012, the Company had classified the preferred stock as temporary or mezzanine equity in accordance with Accounting Standards Codification (“ASC”) 480-10-S99 due to a mandatory redemption feature triggered by a sale of the Company. At that date, the Company had $46.0 million recorded within this classification. This value represented the original liquidation value of $35.0 million, plus accumulated and unpaid dividends of $11.0 million. The carrying value of the preferred stock was increased by accretions related to a discount to liquidation value, premium redemption rates, and cumulative undeclared dividends so that the carrying value equals the redemption value at the balance sheet date. Accretion recorded during the periods in which the preferred shares were outstanding was $9.6 million, $3.7 million, $6.3 million and $2.4 million during the periods ended December 31, 2010, 2011, 2012 and 2013, respectively. These amounts were charged to retained earnings or in the absence of retained earnings, charged to additional contributed capital.

Dividends on the preferred stock had accrued each quarter on a cumulative basis at a rate of 10% per year and compounded quarterly through February 28, 2013, and at a rate of 12% after that date through the final redemption on November 14, 2013.

13.	Shareholders’ Equity

Common stock

At December 31, 2012 and December 31, 2013, the Company had authorized for issuance 1,000 shares of $0.001 par value common stock of which 1,000 shares of common stock were issued and outstanding. Dividends may be declared and paid on the common stock, subject to laws and provisions of the Company’s articles of incorporation, and subject to the rights and privileges of the preferred shares. In 2013, Jason paid dividends to its common shareholders in an amount of $43.1 million and to its preferred shareholders in the amount of $11.2 million, in addition to a redemption of preferred shares in the amount of $37.2 million, comprised of an original liquidation value of $35 million and a redemption premium of $2.2 million. This dividend is presented as a reduction to retained earnings and additional contributed capital in the consolidated statement of shareholders’ equity.

Other contributed equity

Jason LLC has issued (granted) various classes of its common units to certain executives and directors of the Company. In accordance with ASC 718, “Accounting for Stock Compensation”, compensation cost related to the units granted is measured on the date of grant and recognized in the Company’s financial statements over the service (vesting) period. The various classes of units are as follows:

•

Jason LLC has issued and outstanding 1,753 Class C common units to certain executives of the Company. The units were fully vested upon issuance. The fair value of these units totaled $0.8 million and was expensed by the Company in the period ended December 31, 2010 with a corresponding increase to additional contributed capital. If a holder of Class C common units ceases to be employed by the Company, Jason LLC would have the right, but not the obligation, to repurchase all or any portion of the Class C common units at a price equal to fair value, as defined. Under certain circumstances, as defined, an employee shall have the right, but not the obligation, to put the Class C common units to Jason LLC, and Jason LLC is required to repurchase the Class C common units at $1,000 per unit, subject to adjustment, as defined.

•	Jason LLC has issued and outstanding 3,069 Class D common units. The fair value of the units totaled $1.5 million, and was treated as a non-cash conversion of debt during the period ended December 31, 2010.

•	Jason LLC has authorized 2,603 Class E-1 common units to certain executives and directors of the Company of which 2,190 are outstanding at December 31, 2013. The fair value of these units totaled $0.8 million, and is being expensed by the Company on a straight-line basis over the four-year vesting period. The Company expensed $0.2 million in each of the years ended December 31, 2011, 2012 and 2013, with a corresponding increase to additional contributed capital.

•	Jason LLC has authorized 5,206 Class E-2 common units to certain executives and directors of the Company of which 4,360 are outstanding at December 31, 2013. The units vest upon a sale or initial public offering (IPO) if certain investment returns are achieved. The fair value of these units totaled $0.9 million and will be recognized as expense by the Company when the performance condition (i.e. sale or IPO of the Company) becomes probable.

If a holder of Class E-1 or Class E-2 common units ceases to be employed by the Company for any reason, Jason LLC shall have the right, but not the obligation, to repurchase all or any portion of the vested Class E-1 or Class E-2 units at a price equal to fair value, as defined.

The fair value of the equity instruments was determined using the probability-weighted expected return method. The inputs utilized are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820.

14.	Income Taxes

The source of earnings before income taxes consisted of the following for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Domestic	$7,300	$12,415	$32,404
Foreign	6,125	7,078	9,931

	$13,425	$19,493	$42,335

The consolidated provision for income taxes included within the consolidated statements of operations consisted of the following for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Current
Federal	$352	$2,373	$9,541
State	430	133	936
Foreign	1,237	1,065	3,173

	2,019	3,571	13,650
Deferred
Federal	1,731	2,139	2,963
State	(305)	248	487
Foreign	672	(1,130)	1,147

	2,098	1,257	4,597

	$4,117	$4,828	$18,247

Income tax expense recognized in the accompanying consolidated statements of operations differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the Federal statutory rate to the effective tax rate is summarized in the following table for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Tax at Federal statutory rate of 35%	$4,699	$6,822	$14,817
State taxes—net of Federal benefit	103	186	992
Research and development incentives	(203)	(456)	(1,007)
Manufacturer’s deduction	(75)	(173)	(780)
Foreign rate differential	537	(409)	(388)
Valuation allowances	(1,668)	(1,333)	(504)
Impact of favorable tax ruling(1)	—	(2,216)	—
Tax rate change	243	(2)	675
Increase in tax reserves(1)	537	1,545	1,174
Stock compensation expense	71	68	68
U.S. taxation of foreign earnings(2)	8	336	2,193
Non-deductible meals and entertainment	118	162	120
Other	(253)	298	887

Tax provision	$4,117	$4,828	$18,247

(1)	During the year ended December 31, 2012, the German tax authorities issued a favorable tax ruling which allowed the Company to restore its German net operating loss. This benefit was partially offset by an increase in the tax reserve.
(2)	During the year ended December 31 2013, the U.S. taxation of foreign earnings includes the recognition of a deferred tax liability for foreign earnings that are no longer considered permanently reinvested.

The Company’s temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2012 and 2013 include (in thousands):

	2012	2013
Deferred tax assets
Accrued expenses and reserves	$3,481	$3,092
Postretirement and postemployment benefits	3,503	2,354
Employee benefits	3,312	3,348
Inventories	2,057	2,568
Capitalized research and development expenses	1,129	1,074
Deferred financing costs	1,211	1,245
Other assets and liabilities	998	96
Domestic net operating loss and credit carryforwards	1,240	1,215
Foreign operating loss carryforwards	6,451	5,240
Valuation allowance	(4,962)	(4,347)

	18,420	15,885
Deferred tax liabilities
Property, plant and equipment	(17,068)	(18,365)
Intangible and other assets and liabilities	(14,413)	(14,261)
Foreign Investments	(180)	(2,317)

	(31,661)	(34,943)

Net deferred tax liability	$(13,241)	$(19,058)

At December 31, 2013, the Company has U.S. state net operating loss carryforwards, which expire at various dates through 2032, approximating $22.9 million. In addition, the Company has U.S. state tax credit carryforwards of $1.1 million which expire between 2016 and 2028. The Company’s foreign net operating loss carryforwards total approximately $46.6 million (at December 31, 2013 exchange rates). Of these foreign net operating loss carryforwards, $45.5 million are available for an indefinite period.

Valuation allowances totaling $5.0 million and $4.3 million as of December 31, 2012 and 2013, respectively, have been established for deferred income tax assets primarily related to certain subsidiary loss carryforwards that may not be realized. Realization of the net deferred income tax assets is dependent on generating sufficient taxable income prior to their expiration. Although realization is not assured, management believes it is more-likely-than-not that the net deferred income tax assets will be realized. The amount of the net deferred income tax assets considered realizable, however, could change in the near term if future taxable income during the carryforward period fluctuates.

Changes in the Company’s gross liability for unrecognized tax benefits, excluding interest and penalties, are as follows for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Balance at beginning of year	$320	$1,030	$2,556
Additions based on tax positions related to current year (see below)	170	144	1,230
Additions based on tax positions related to prior years	375	1,418	29
Other additions and reductions	211	—	—
Reductions related to lapses of statute of limitations	(46)	(36)	(124)

Balance at end of year	$1,030	$2,556	$3,691

Of the $1.0 million, $2.6 million and $3.7 million of unrecognized tax benefits as of December 31, 2011, 2012 and 2013, respectively, approximately $0.1 million, $2.1 million and $2.3 million, respectively, would impact the effective income tax rate if recognized. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of its income tax provision. During the years ended December 31, 2011, 2012 and 2013 the Company did not have any material interest or penalties that were recognized as a component of the income tax provision.

At December 31, 2012 and 2013, the Company has no accrued interest and penalties related to taxes which are included within the consolidated balance sheets. During the next twelve months, the Company does not expect any significant changes in its unrecognized tax benefits.

The Company, along with its subsidiaries, files returns in the U.S. Federal and various state and foreign jurisdictions. With certain exceptions, the Company is subject to examination by U.S. Federal and state taxing authorities for the taxable years 2003 through 2013, its subsidiaries in Germany and Mexico are subject to examination for taxable years 2008 through 2013, its subsidiaries in France, Brazil and Sweden are subject to examination for taxable years 2009 through 2013 and its subsidiaries in the U.K. are subject to examination for taxable years 2011 through 2013. The Company is currently under examination by the state of Illinois for tax years 2003 through 2011 and the Company’s Jason GmbH subsidiary is under examination by the German tax authorities for tax years 2008 through 2011. The Company does not expect the results of these examinations to have a material impact on the Company.

The cumulative undistributed earnings of all non-U.S. subsidiaries totaled $30.2 million at December 31, 2013. The Company has not provided any deferred taxes on these undistributed earnings as it considers the undistributed earnings to be permanently reinvested. If all such undistributed earnings were remitted, an additional income tax provision of approximately $10.9 million would have been necessary as of December 31, 2013.

15.	Employee Benefit Plans

Defined contribution plans

The Company maintains a 401(k) Plan for substantially all full time U.S. employees (the “401(k) Plan”). Company contributions are allocated to accounts set aside for each employee’s retirement. Employees generally may contribute up to 50% of their compensation to individual accounts within the 401(k) Plan. While contributions vary, the Company generally makes base contributions to employee accounts equal to 1% of each employee’s eligible annual cash compensation, subject to IRS limitations. In addition, the Company can elect to match up to 75% of the first 6% of each employee’s contribution to the 401(k) Plan, subject to Internal Revenue Service limitations. Expense recognized related to the 401(k) Plan totaled approximately $1.7 million, $1.7 million and $2.5 million for the years ended December 31, 2011, 2012 and 2013, respectively.

Defined benefit pension plans

The Company maintains defined benefit pension plans covering union and certain other employees. The majority of these plans are frozen to new participation.

The table that follows contains the accumulated benefit obligation and reconciliations of the changes in projected benefit obligation, the changes in plan assets and funded status for the years ended December 31, 2012 and 2013 (in thousands):

	U.S. Plans		Non-U.S. Plans
	2012	2013	2012	2013
Accumulated benefit obligation	$11,190	$10,324	$12,673	$13,127

Change in projected benefit obligation
Projected benefit obligation at beginning of year	$10,241	$11,190	$12,083	$13,143
Service cost	—	—	128	161
Interest cost	455	425	599	500
Actuarial (gain) loss	853	(616)	402	162
Benefits paid	(580)	(675)	(544)	(724)
Other	221	—	15	27
Currency translation adjustment	—	—	460	393

Projected benefit obligation at end of year	$11,190	$10,324	$13,143	$13,662

Change in plan assets
Fair value of plan assets at beginning of year	$9,364	$9,721	$5,151	$5,954
Actual return on plan assets	937	1,075	538	350
Employer and employee contributions	—	—	535	557
Benefits paid	(580)	(675)	(510)	(641)
Currency translation adjustment	—	—	240	138

Fair value of plan assets at end of year	$9,721	$10,121	$5,954	$6,358

Funded Status	$(1,469)	$(203)	$(7,189)	$(7,304)

Weighted-average assumptions
Discount rates	3.75% – 4.00%	4.50%	3.40% – 4.40%	3.50% – 4.60%
Rate of compensation increase	N/A	N/A	2.00% – 3.10%	2.00% – 4.00%
Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$419	$1,309	$—	$—
Pension obligation—current	—	—	(18)	(47)
Pension obligation—non-current	(1,888)	(1,512)	(7,171)	(7,257)

Net amount recognized	$(1,469)	$(203)	$(7,189)	$(7,304)

The following table contains the components of net periodic benefit cost for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	U.S. Plans			Non-U.S. Plans
	2011	2012	2013	2011	2012	2013
Components of Net Periodic Benefit Cost
Service cost	$41	$—	$—	$98	$128	$161
Interest cost	268	455	425	621	599	500
Expected return on plan assets	(185)	(710)	(592)	(290)	(246)	(257)
Amortization of actuarial gain/loss	(225)	—	—	1	42	253
Recognized net actuarial loss/ settlements/curtailments	(302)	122	11	—	2	—

Net periodic benefit cost	$(403)	$(133)	$(156)	$430	$525	$657

Weighted-average assumptions
Discount rates	5.00% – 5.25%	4.50%	3.75% – 4.00%	4.50% – 5.40%	4.65% – 5.40%	3.40% – 4.40%
Rate of compensation increase	2.50%	N/A	N/A	2.00% – 4.00%	2.00% – 3.30%	2.00% – 3.10%
Expected long-term rates or return	5.50% – 8.00%	5.50% – 8.00%	5.25% – 8.00%	4.50% – 5.90%	4.50% – 4.80%	4.50%

The expected return on plan assets is based on the Company’s expectation of the long-term average rate of return of the capital markets in which the plans invest. The expected return reflects the target asset allocations and considers the historical returns earned for each asset category. The Company determines the discount rate assumptions by referencing high-quality long-term bond rates that are matched to the duration of our benefit obligations, with appropriate consideration of local market factors, participant demographics and benefit payment terms.

During 2011, the Morton Manufacturing Salaried Plan was added as a pension plan as a result of the Morton acquisition (see Note 2). Effective December 31, 2011, certain benefits of the Morton Manufacturing Salaried Plan were frozen. As a result, the Company recognized a curtailment gain of $0.3 million in December 2011 and such gain is included in net periodic benefit cost above.

The gross amounts recognized in accumulated other comprehensive income related to the Company’s defined benefit pension plans consisted of the following for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Unrecognized loss, net	$798	$1,327	$249

The amount in accumulated other comprehensive income that is expected to be recognized as a component of net periodic benefit cost during the next fiscal year is estimated to be approximately $0.2 million.

The Company’s investment policies employ an approach whereby a mix of equities and fixed income investments are used to maximize the long-term return on plan assets for a prudent level of risk. The investment portfolio primarily contains a diversified blend of equity and fixed income investments. Equity investments are diversified across domestic and non-domestic stocks, and investment and market risk are measured and monitored on an ongoing basis. The Company’s actual asset allocations are in line with target allocations and the Company does not have concentration within individual or similar investments that would pose a significant concentration risk to the Company.

The Company’s pension plan asset allocations by asset category at December 31, 2012 and 2013 are as follows:

	U.S. Plans		Non-U.S. Plans
	2012	2013	2012	2013
Equity securities	50.9%	50.7%	42.2%	46.8%
Debt securities	40.1	38.1	51.3	47.7
Other	9.0	11.2	6.5	5.5

The fair values of pension plan assets by asset category at December 31, 2012 and 2013 are as follows (in thousands):

	Total as of December 31, 2012	Level 1	Level 2	Level 3
Cash and cash equivalents	$963	$963	$—	$—
Accrued dividends	4	4	—	—
Global equities	7,458	7,458	—	—
Government bonds	772	—	772	—
Corporate bonds	6,183	—	6,183	—
Group annuity/insurance contracts	295	—	—	295

Total	$15,675	$8,425	$6,955	$295

	Total as of December 31, 2013	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,169	$1,169	$—	$—
Accrued dividends	8	8	—	—
Global equities	8,106	8,106	—	—
Government bonds	739	—	739	—
Corporate bonds	6,152	—	6,152	—
Group annuity/insurance contracts	305	—	—	305

Total	$16,479	$9,283	$6,891	$305

The fair value measurement of plan assets using significant unobservable inputs (Level 3) changed during the year ended December 31, 2013 due to the following (in thousands):

Beginning balance, December 31, 2012	$295
Actual return on assets related to assets still held	12
Purchases, sales and settlements	—
Currency impact	(2)

Ending balance, December 31, 2013	$305

No assets were transferred between levels of the fair value hierarchy during the years ended December 31, 2012 and 2013.

Quoted market prices are used to value investments when available. Investments in securities traded on exchanges are valued at the last reported sale prices on the last business day of the year or, if not available, the last reported bid prices.

The Company’s cash contributions to its defined benefit pension plans in 2014 are not yet determined, but estimated to be approximately $0.6 million. Estimated projected benefit payments from the plans as of December 31, 2013 are as follows (in thousands):

2014	$1,138
2015	1,400
2016	1,225
2017	1,736
2018	1,275
2019-2023	7,062

Multiemployer plan

Morton hourly union employees were covered under the National Shopmen Pension Fund (EIN 52-6122274, plan number 001), a union-sponsored and trusteed multiemployer plan which required the Company to contribute a negotiated amount per hour worked by the employees covered by the plan. The Company made the decision to withdraw from this plan as of August 15, 2012. In connection with the withdrawal the Company recorded an expense of $3.4 million during the year ended December 31, 2012. This represented the estimated present value of the Company’s obligation to the plan as of that date. This amount is included as a separate line item on the consolidated statements of operations. As of December 31, 2012, the Company had a liability recorded of $3.2 million associated with this withdrawal. This liability and related payment schedule was subject to change upon finalization of the liability calculation by the plan. The withdrawal amount was finalized during 2013 and the Company reduced its liability by reversing expense of $0.7 million. As of December 31, 2013, a liability of $2.4 million, of which $0.2 million is classified as a current liability, is recorded as a multiemployer pension plan withdrawal liability on the consolidated balance sheets. The liability will be paid in equal monthly installments through April 2026, and interest expense will be incurred associated with the discounting of this liability through that date.

Postretirement health care and life insurance plans

The Company also provides postretirement health care benefits and life insurance coverage to certain eligible former employees at one of its segments. The costs of retiree health care benefits and life insurance coverage are accrued over the employee benefit period.

The table that follows contains the accumulated benefit obligation and reconciliations of the changes in projected benefit obligation, the changes in plan assets and funded status during the years ended December 31, 2012 and 2013 (in thousands):

	2012	2013
Accumulated benefit obligation	$3,243	$2,614

Change in projected benefit obligation
Projected benefit obligation at beginning of year	$2,436	$3,243
Interest cost	104	108
Actuarial loss (gain)	953	(500)
Benefits paid	(250)	(237)

Projected benefit obligation at end of year	3,243	2,614

Change in plan assets
Employer contributions	$250	$237
Benefits paid	(250)	(237)

Fair value of plan assets at end of year	$—	$—

Funded Status	$(3,243)	$(2,614)

Weighted-average assumptions
Discount rates	3.50%	4.25%
Amounts recognized in the statement of financial position consist of:
Pension obligation—current	$(279)	$(249)
Pension obligation—non-current	(2,964)	(2,365)

Net amount recognized	$(3,243)	$(2,614)

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was a blended rate of 8.50% and 6.70% at December 31, 2012 and 2013, respectively. It was assumed that these rates will decline by 1% to 2% every 5 years for the next 15 years for the hourly and salaried plans. An increase or decrease in the medical trend rate of 1% would increase or decrease the accumulated postretirement benefit obligation by approximately $0.2 million and $0.2 million, respectively.

The table that follows contains the components of net periodic benefit costs for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Components of net periodic benefit cost
Interest cost	$123	$104	$109
Amortization of the net loss from earlier periods	—	—	66

Net periodic benefit cost	$123	$104	$175

Weighted-average assumptions
Discount rates	5.25%	4.50%	4.25%

The gross amounts recognized in accumulated other comprehensive income related to the Company’s other postretirement plans consisted of the following (in thousands):

	2011	2012	2013
Unrecognized loss (gain)	$(53)	$901	$334

The Company’s cash contributions to its postretirement benefit plan in 2014 are not yet determined but are expected to equal the projected benefits from the plan. Estimated projected benefit payments from the plan at December 31, 2013 are as follows (in thousands):

2014	$255
2015	246
2016	240
2017	236
2018	231
2019-2023	936

16.	Business Segments, Geographic and Customer Information

The Company identifies its segments using the “management approach,” which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.

The Company is a global manufacturer of a broad range of industrial products and is organized into four reportable segments: Seating, Acoustics, Finishing and Components. The Seating segment is the leading producer of seating for the motorcycle and off-road vehicle sectors, and the leading supplier of static seats to the commercial and residential lawn/turf sector. Industry segments served also include construction equipment, agricultural equipment, utility vehicles, material handling, and mobility. The Acoustics segment is the largest global supplier of non-woven acoustical and thermal fiber insulation for the automotive and transportation sectors. The Finishing segment is the leading global manufacturer of industrial consumables, including brushes, buffing wheels, and buffing compounds. Industry segments served include aerospace, engineering, plastic, finishing, building, leisure, steel, hardware, welding and naval, among others. The Components segment manufactures precision components, expanded and perforated metal, and slip-resistant walking surfaces. These products are used by the rail, industrial, energy, and lawn/turf sectors.

The Company uses “Adjusted EBITDA” as the primary measure of profit or loss for purposes of assessing the operating performance of its segments. The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments and Management Services Agreement fees and expenses.

Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. Certain corporate-level administrative expenses such as payroll and benefits, incentive compensation, travel, marketing, accounting, auditing and legal fees and certain other expenses are kept within its corporate results and not allocated to its business segments. Adjusted EBITDA is used to facilitate a comparison of the Company’s operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric. In addition, this measure is used to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

As the Company uses Adjusted EBITDA as its primary measure of segment performance, US GAAP rules on segment reporting require the Company to include this measure in its discussion of its segments. The Company must also reconcile Adjusted EBITDA to operating results presented on a US GAAP basis.

Sales and Adjusted EBITDA information relating to the Company’s reportable segments is as follows for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Net sales
Seating	$164,853	$162,519	$165,245
Acoustics	145,268	172,327	204,494
Finishing	190,715	184,308	180,406
Components	99,721	135,866	130,700

	$600,557	$655,020	$680,845

	2011	2012	2013
Segment Adjusted EBITDA
Seating	$24,366	$22,576	$25,601
Acoustics	9,120	13,405	23,426
Finishing	14,818	18,371	17,620
Components	18,559	25,081	22,898

	$66,863	$79,433	$89,545

The Company’s total segment Adjusted EBITDA differs from consolidated Adjusted EBITDA due to unallocated corporate expenses and other corporate activities.

A reconciliation from total segment Adjusted EBITDA to consolidated income before taxes for the years ended December 31, 2011, 2012 and 2013 is as follows (in thousands):

	2011	2012	2013
Total segment Adjusted EBITDA	$66,863	$79,433	$89,545
Interest expense, including intercompany	(3,079)	(3,524)	(2,696)
Depreciation and amortization	(20,024)	(23,991)	(26,882)
Impairment of long-lived assets	(1,288)	(544)	—
(Loss) gain on disposal of fixed assets—net	(103)	(472)	18
Restructuring	(710)	(1,631)	(2,950)
Other operational restructuring related costs	—	—	(1,039)
Transactional advisory, legal and other professional fees	(673)	—	—
Newcomerstown fire (loss) gain	(2,947)	1,367	18,834
Adjustment for non-discrete fire costs	—	(1,419)	1,419
Purchase accounting impact of inventory write-up	(443)	—	—
Multiemployer pension plan withdrawal (loss) gain	—	(3,395)	696
Gain on claim settlement	—	—	455

Total segment income before income taxes	37,596	45,824	77,400
Corporate general and administrative expenses	(10,085)	(11,068)	(16,882)
Corporate depreciation	(195)	(175)	(123)
Corporate (loss) gain on disposal of fixed assets—net	41	—	(40)
Corporate interest expense, including intercompany	(13,932)	(15,088)	(18,020)

Consolidated income before taxes	$13,425	$19,493	$42,335

Other financial information relating to the Company’s reportable segments is as follows at December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Depreciation and amortization
Seating	$8,731	$9,478	$9,228
Acoustics	3,501	3,706	4,950
Finishing	3,829	4,191	5,631
Components	3,963	6,616	7,073
General Corporate	195	175	123

	$20,219	$24,166	$27,005

	2011	2012	2013
Capital expenditures
Seating	$2,125	$2,468	$2,066
Acoustics	6,769	15,092	14,855
Finishing	5,625	4,990	5,824
Components	1,605	3,683	2,794
General Corporate	161	4	70

	$16,285	$26,237	$25,609

	2012	2013
Assets
Seating	$100,809	$93,238
Acoustics	91,109	106,031
Finishing	132,371	136,371
Components	93,540	93,112
General Corporate and Eliminations	13,525	(5,735)

	$431,354	$423,017

Net sales and long-lived asset information by geographic area as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 are as follows (in thousands):

	2011	2012	2013
Net sales by region
United States	$413,086	$477,262	$489,714
Europe	148,288	130,516	126,261
Mexico	23,468	33,602	51,542
Other	15,715	13,640	13,328

	$600,557	$655,020	$680,845

	2012	2013
Long-lived assets
United States	$130,459	$128,959
Europe	33,141	34,717
Mexico	9,492	9,668
Other	2,410	2,073

	$175,502	$175,417

Net sales attributed to geographic locations are based on the locations producing the external sales. Long-lived assets by geographic location consist of the net book values of property, plant and equipment and amortizable intangible assets.

Major customers

During the years ended December 31, 2011, 2012 and 2013 the Company had no individual customers that accounted for greater than 10% of consolidated net sales. The largest individual customer during each of the years ended December 31, 2011, 2012 and 2013 accounted for 7%, 6% and 7%, respectively. At December 31, 2012 and 2013, no customers accounted for greater than 10% of the consolidated accounts receivable balance.

17.	Litigation and Contingencies

The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, labor, and patent claims. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date, can be reasonably estimated and is not covered by insurance. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

At December 31, 2012 and 2013, the Company held reserves of $1.1 million for environmental matters at two locations. The ultimate cost of any remediation required will depend on the results of future investigation. Based upon available information, the company does not expect the ultimate costs at these locations will have a material adverse effect on its financial condition, results of operations, or cash flows individually and in aggregate. The company believes that it has obtained and is in substantial compliance with those material environmental permits and approvals necessary to conduct its various businesses. Based on the facts presently known, the Company does not expect environmental compliance costs to have a material adverse effect on its financial condition, results of operations, or cash flows.

18.	Newcomerstown Fire

On November 27, 2011, the Company experienced a fire at an Acoustics’ facility in Newcomerstown, Ohio (“Newcomerstown”). No one was injured as a result of the fire. Newcomerstown was comprised of approximately 93,000 square feet in one leased building with an additional 38,000 square foot expansion in process. Newcomerstown employed 103 employees prior to the accident. The fire destroyed the entire leased facility and its contents. Newcomerstown manufactured non-woven acoustical fiber insulation for the automotive industry.

The Company has recorded the following expenses (income) related to the incident in its statements of operations for the years ended 2011, 2012 and 2013, and in total from the date of the fire through December 31, 2013 (in thousands):

	2011	2012	2013	Cumulative fire (gains) losses
Insurance deductibles	$200	$—	$(100)	$100
Non-cash asset impairments
Inventories, tooling and supplies	1,336	(346)	—	990
Property, plant and equipment—net	2,703	(163)	—	2,540
Losses of third-party property	11,252	(456)	—	10,796

Subtotal asset impairments and third-party property	15,291	(965)	—	14,326
Business interruption expenses	3,792	14,228	12,200	30,220

Subtotal prior to insurance recoveries	19,283	13,263	12,100	44,646
Less insurance recoveries
Property	(15,191)	(5,310)	(6,351)	(26,852)
Business interruption	(1,145)	(9,320)	(24,583)	(35,048)

Subtotal insurance recoveries	(16,336)	(14,630)	(30,934)	(61,900)

Net fire loss (gain)	$2,947	$(1,367)	$(18,834)	$(17,254)

The Company has substantial property, casualty, liability, workers’ compensation and business interruption insurance. The property and business interruption insurance provides coverage of up to $150.0 million per incident with deductibles up to approximately $0.2 million. During 2013, the Company negotiated a final settlement with its insurance carrier.

Through the date of the settlement mentioned above, the Company has recorded insurance recoveries in the amount of $61.9 million for property and business interruption. As of December 31, 2013, the Company has recorded $1.0 million of liabilities for estimated expenses yet to be paid. As the claim is fully settled, no receivables are recorded as of December 31, 2013. As of December 31, 2012, the Company had recorded insurance recoveries in the amount of $31.0 million for property losses and certain business interruption expenses. As of December 31, 2012, $2.8 million of net receivables (estimated recoveries of $31.0 million less $28.2 million cash received as of December 31, 2012) from the insurance company and $1.8 million of liabilities ($0.1 million of losses of third party property, $0.1 million of insurance deductibles, and $1.6 million of business interruption expenses) to third parties had been recorded.

The fire affected production and shipments from Newcomerstown, creating a business interruption. The Company has recorded losses of $2.9 million and $4.7 million for the years ended December 31, 2011 and 2012, respectively and a gain of $7.6 million for the year ended December 31, 2013 associated with property and business interruption expenses, net of recovery. The net expenses predominantly relate to material and labor inefficiencies, outsourcing, temporary and permanent facility start-up costs and professional fees. In conjunction with the final settlement, the Company has recorded a gain of $4.9 million for the year ended December 31, 2013 associated with lost margins since the fire.

The Company has made capital expenditures in connection with the replacement of property, plant and equipment of approximately $1.0 million, $8.6 million and $5.7 million for the years ended December 31, 2011, 2012 and 2013, respectively. The Company has recorded gains from involuntary conversion of property, plant and equipment of $6.1 million and $6.3 million for the years ended December 31, 2012 and 2013, respectively. No gain from involuntary conversion was recorded during the year ended December 31, 2011.

During 2012, the Company commenced a lease of a facility in Battle Creek, Michigan as a replacement to the Newcomerstown, Ohio location. The Company reached pre-accident production levels at this location during 2013.

The Company did not incur significant losses of customer business or any long-term negative implications to its Acoustics segment as a result of the fire. Additionally, the Company did not experience any material adverse impact to liquidity, cash, or its leverage profile as a result of the fire.

19.	Subsequent Events

On January 9, 2014, the Company agreed to sell its 50% equity interest in two of its joint ventures for a total of $11.5 million. The sale of one of the joint ventures in the amount of $7.5 million was completed on January 22, 2014. The sale of the second joint venture is expected to close by the end of the Company’s first quarter in 2014. Terms of the sale allow for the Company to continue to be supplied with product at agreed-upon prices through the terms of a three-year supply agreement. The Company expects to record a gain on the sale of the joint ventures; however, the final gain amount has not yet been determined. Subsequent events were evaluated through March 12, 2014, which was the date of issuance of the financial statements.

Jason Partners Holdings Inc.

Schedule I: Parent-only Financial Statements

Jason Partners Holdings Inc.

Condensed Statements of Income

(in thousands, except share and per share amounts)

	For the Years Ended December 31,
	2011	2012	2013
Equity in net income of Jason Holdings, Inc. I (net of tax)	$9,308	$14,665	$24,088

Net income	9,308	14,665	24,088
Preferred stock dividends and redemption premium accretion	3,733	6,312	2,405

Net income available to common shareholders	$5,575	$8,353	$21,683

Basic and diluted earnings per common share	$5,575	$8,353	$21,683
Basic and diluted weighted average number of shares outstanding	1,000	1,000	1,000

The accompanying note is an integral part of these condensed financial statements.

Jason Partners Holdings Inc.

Schedule I: Parent-only Financial Statements

Jason Partners Holdings Inc.

Condensed Statements of Comprehensive Income

(in thousands)

	For the Years Ended December 31,
	2011	2012	2013
Net income	$9,308	$14,665	$24,088
Other comprehensive income (loss), net of tax:
Employer retirement plan adjustments	(1,236)	(541)	1,002
Foreign currency translation adjustments	(1,607)	1,073	1,731

Total other comprehensive income (loss)	(2,843)	532	2,733

Comprehensive income	$6,465	$15,197	$26,821

The accompanying note is an integral part of these condensed financial statements.

Jason Partners Holdings Inc.

Schedule I: Parent-only Financial Statements

Jason Partners Holdings Inc.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2012	2013
Assets
Investment in equity of Jason Holdings, Inc. I	94,926	30,472
Mezzanine Equity—$0.001 par value; 49,000 shares authorized, 35,000 shares issued and outstanding at December 31, 2012 and 0 shares issued and outstanding at December 31, 2013	46,010	—

Shareholder’s Equity
Common Stock—$0.001 par value; 1,000 shares authorized, issued, and outstanding	—	—
Additional paid-in capital	37,919	25,358
Retained earnings	13,256	4,640
Accumulated other comprehensive loss	(2,259)	474

Total stockholders’ equity	$48,916	$30,472

The accompanying note is an integral part of these condensed financial statements.

Jason Partners Holdings Inc.

Note to Condensed Financial Statements of Parent Company

Basis of Presentation

Jason Partners Holdings Inc. (“the Parent Company”) follows the accounting policies as described in Note 1 to the consolidated financial statements of Jason Partners Holdings Inc. and subsidiaries (“the Company”) with the exception of its investment in its subsidiary for which the Parent Company uses the equity method of accounting.

For further information, reference should be made to the notes to the audited consolidated financial statements of the Company.

At December 31, 2012 and December 31, 2013, consolidated retained earnings of Jason Partners Holdings Inc. included undistributed earnings from unconsolidated subsidiaries, accounted for by the equity method, of approximately $1.5 million and $2.3 million, respectively. At December 31, 2012 and 2013, Jason Partners Holdings Inc. had restricted net assets from consolidated subsidiaries of $34.3 million and $39.8 million, respectively, and had restricted net assets from unconsolidated subsidiaries of $7.5 million and $8.2 million, respectively. Such restriction is related to debt maintained at the Company’s wholly-owned German subsidiary, Jason GmbH, totaling $8.9 million and $5.7 million as of December 31, 2012 and December 31, 2013, respectively, and includes transfer of assets or the payment of dividends between Jason GMBH and its consolidated and unconsolidated subsidiaries and Jason GMBH’s parent entities.

During the year ended December 31, 2013, the Parent Company received $43.1 million of common stock dividends and $48.4 million related to preferred stock redemptions from Jason Holdings, Inc. I.

As the Parent Company does not maintain a cash account and necessary cash payments are paid by the Company, statements of cash flows have not been presented for the Parent Company.

Jason Partners Holdings Inc.

Schedule II—Valuation and Qualifying Accounts

(In thousands)

	Balance at beginning of year	Charge to Costs and Expenses	Utilization of Reserve	Other*	Balance at end of year
Year Ended December 31, 2011
Allowance for doubtful accounts	$3,947	$437	$(1,475)	$(106)	$2,803
Deferred tax valuation allowance	$7,939	$(1,668)	$—	$(18)	$6,253

Year Ended December 31, 2012
Allowance for doubtful accounts	$2,803	$155	$(739)	$36	$2,255
Deferred tax valuation allowance	$6,253	$(1,333)	$—	$42	$4,962

Year Ended December 31, 2013
Allowance for doubtful accounts	$2,255	$341	$(304)	$(65)	$2,227
Deferred tax valuation allowance	$4,962	$(504)	$—	$(111)	$4,347

*	The amounts included in the “other” column primarily relate to the impact of foreign currency exchange rates.

Annex A

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

JASON PARTNERS HOLDINGS INC.,

JASON PARTNERS HOLDINGS LLC,

QUINPARIO ACQUISITION CORP.

AND

JPHI HOLDINGS INC.

DATED AS OF MARCH 16, 2014

EXHIBITS

A—	Example Statement of Net Working Capital
B—	Form of Escrow Agreement
C—	Debt Commitment Letter
D—	Terms of Investor Rights Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 16, 2014, is made by and among JASON PARTNERS HOLDINGS INC., a Delaware corporation (the “Company”), JASON PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Seller”), QUINPARIO ACQUISITION CORP., a Delaware corporation (“Parent”), and JPHI HOLDINGS INC., a Delaware corporation and a Subsidiary of Parent (“Buyer”). The Company, Seller, Parent and Buyer are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, as of the date hereof, Seller owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, which consist of 1,000 shares of Common Stock (the “Common Shares”);

WHEREAS, as of the Closing, the Rollover Participants shall be the record owners of the Rollover Shares, and the Seller shall be the record owner of all other Common Shares (such Common Shares owned by Seller as of the Closing are collectively referred to herein as the “Purchased Shares”);

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Purchased Shares;

WHEREAS, the board of directors of Parent (the “Parent Board”), acting upon the recommendation and approval of a majority of independent and disinterested directors thereof, and the managing member of Buyer have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in furtherance of the acquisition of the Company by Buyer and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Parent for (i) the Business Combination and (ii) an amendment to the Certificate of Incorporation to increase the authorized common stock of Parent in connection with the transactions contemplated hereunder (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, each Rollover Participant (as defined herein) has delivered to Parent and Buyer a duly executed commitment letter (the “Rollover Commitment Letter”), dated as of the date hereof, by and among each Rollover Participant and Buyer, providing that each Rollover Participant, among other things, agrees to transfer to Buyer simultaneously with the Closing, the Rollover Shares in exchange for securities of Buyer , in each case, on and subject to the terms and conditions of the applicable Rollover Commitment Letter and the Investor Rights Agreement; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Seller and the Company to enter into this Agreement, Parent has delivered to Seller and the Company a duly executed agreement (the “Supporting Stockholder Agreement”), dated as of the date hereof, by and among each of Jeffry N. Quinn Family Trust uad 8/10/2012, Quinpario Partners LLC, Quinpario Partners I, LLC and Jeffry N. Quinn, Seller and the Company providing that each holder of Parent Common Stock party thereto, among other things, agrees to approve and otherwise vote in favor of the Business Combination, each on the terms and subject to the conditions set forth in the Supporting Stockholder Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Actual Adjustment” means (a) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (b) the Estimated Purchase Price.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13.

“Adjustment Escrow Account” means an account established and maintained by the Escrow Agent to hold the Adjustment Escrow Amount in accordance with the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to $3,500,000 to be deposited in the Adjustment Escrow Account on the Closing Date pursuant to the Escrow Agreement as security for Seller’s obligations pursuant to Section 2.4(c)(ii), if any.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Rate” has the meaning set forth in Section 2.4(c)(i).

“Agreement” means this Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Alternative Financing” has the meaning set forth in Section 6.8(a).

“Ancillary Documents” means the Escrow Agreement, the Confidentiality Agreement, the Investor Rights Agreement, the Supporting Stockholder Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Antitrust Division” has the meaning set forth in Section 6.4(b).

“Basket” has the meaning set forth in Section 9.2(a).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, short term investments and all checks, transfers and funds written, made or payable to or for the benefit of any Group Company that have not yet been received or which have not cleared, to the extent any such item is not otherwise reflected in the calculation of Net Working Capital) of the Group Companies, calculated in accordance with GAAP and the practices and methodologies used by the Group Companies in the preparation of Financial Statements, as of the open of business on the Closing Date; provided, however, that if any cash or cash equivalents are denominated in a currency other than United States dollars, the amount of such cash or cash equivalents shall be expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published by Oanda.com) on the day preceding the Closing Date; provided, further, however, that the proceeds (net of any Taxes paid by any Group Company prior to Closing in connection with such JV Sale) from the sale of the Company’s interest in New Ningbo Industrial Power Brushes Limited and NIPB Holdings Ltd., pursuant to that certain agreement dated January 9, 2014 by and among Jason GmbH, together with its branch, Osborn International GmbH, Power Tools Holdings Limited, Lin Deyuan and NIPB Holdings Limited (the “JV Sale”), shall be excluded from the calculation of Cash and Cash Equivalents when used in determining the Purchase Price.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on August 8, 2013, as amended from time to time in accordance with its terms and applicable law.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the open of business on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of the open of business on the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in the recitals to this Agreement.

“Common Stock” means common stock of the Company, par value $0.001 per share, having the rights set forth in the Governing Documents of the Company.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.16, Section 4.1, Section 4.2, Section 4.4 and Section 4.6.

“Company Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Group Companies, taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) conditions affecting the United States economy or any foreign economy generally, (b) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP (or in the interpretation thereof), (e) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (f) any change that is generally applicable to the industries or markets in which the Group Companies operate, (g) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Parent or Buyer or any communication by Parent, Buyer or any of their respective Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), (h) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (it being understood that the factors giving rise to or contributing to any such adverse change under clauses (g) or (h) that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Company Material Adverse Effect), (i) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the transactions contemplated hereby or thereby) or with Parent’s or Buyer’s consent (but excluding effects resulting from the Closing), or (j) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, however, that with respect to each of clauses (a) through (f), any event, circumstance, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, development, occurrence, fact, condition, or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 29, 2013, by and between Jason and Quinpario Partners LLC, a Delaware limited liability company.

“Consents” has the meaning set forth in Section 6.6.

“Covered Taxes” has the meaning set forth in Section 6.2(h).

“Credit Facility” means that certain Credit Agreement, dated as of February 28, 2013, as amended from time to time, by and among Jason, the Company, General Electric Capital Corporation, and the other parties named therein.

“Debt Commitment Letter” has the meaning set forth in Section 5.8(a).

“Debt Financing” has the meaning set forth in Section 5.8(a).

“Debt Financing Source” shall mean each lender and each other Person (including, without limitation, each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including (without limitation) the Debt Commitment Letter, the Fee Letter, any other commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Definitive Financing Agreements” has the meaning set forth in Section 6.8(a).

“Designated Contact” means each of David Westgate, Stephen Cripe, William Schultz, John Hengel and such other Persons as the Company may designate in writing from time to time.

“DGCL” means the Delaware General Corporation Law, as amended.

“Employee Benefit Plan” means each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of any Group Company, current or former directors of the Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Group Company, or under which any Group Company has any material liability for premiums or benefits, but other than any Foreign Benefit Plan or Multiemployer Plan.

“Enterprise Value” means $538,650,000.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, National Association, and any successor thereto in accordance with the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Escrow Offset Amount” has the meaning set forth in Section 6.2(h).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the Group Companies less the aggregate value of certain of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the open of business for the trailing twelve month period ending November 30, 2013 and attached as Exhibit A hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” has the meaning set forth in Section 6.5(c).

“Fee Letter” has the meaning set forth in Section 5.8(a)

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 6.8(b).

“Foreign Benefit Plan” means each material employee benefit plan maintained by any of the Group Companies for its employees located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity.

“Founder” means any Person who, prior to the initial public offering of Parent, were record owners of shares of Parent Common Stock and/or other equity securities of Parent.

“FTC” has the meaning set forth in Section 6.4(b).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements or (d) capitalized leases, as classified in accordance with GAAP, in each case, as of such time. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) Intercompany Loans, (x) obligations under operating leases, (y) undrawn letters of credit (including any that are outstanding under the Credit Facility), or (z) amounts included as Seller Expenses.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation or formation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Governmental Entity” means any U.S. or non-U.S. (a) federal, state, local, municipal, or other government or political subdivision, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Group Company Systems” has the meaning set forth in Section 3.12(c).

“Group Company Tax” means any Tax, if and to the extent that any Group Company is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Group Company Tax Return” means any Tax Return relating to or inclusive of any Group Company or any Group Company Tax.

“Hazardous Substances” shall mean any substance or material or waste that (a) is regulated under any Environmental Law as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (b) contains asbestos, petroleum or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Indemnification Escrow Account” means an account established and maintained by the Escrow Agent to hold the Indemnification Escrow Amount in accordance with the Escrow Agreement.

“Indemnification Escrow Amount” means an amount equal to $5,386,500 to be deposited in the Indemnification Escrow Account on the Closing Date pursuant to the Escrow Agreement as security for Seller’s obligations pursuant to ARTICLE 9, if any.

“Indemnifying Parties” has the meaning set forth in Section 9.2(b).

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable or whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, services marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost (including source code, executable code, data, databases, and related documentation) and (g) all other proprietary rights.

“Intercompany Loans” means, with respect to each Group Company, as of any time and without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Group Company owed to another Group Company or any Non-Controlled Joint Venture consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security or (c) obligations under any interest rate, currency or other hedging agreements, in each case, as of such time and whether or not evidenced by promissory notes and/or recorded in the books and records of such Group Company.

“Investor Rights Agreement” means that certain Investor Rights Agreement which shall be negotiated in good faith and (a) entered into as of the Closing Date by and among Parent, Buyer and the Rollover Participants and (b) contain the terms set forth on Exhibit D attached hereto as well as other customary terms for such an investor rights agreement, pursuant to which, among other things, the Rollover Participants shall receive the option to exchange all or a portion of their shares of common stock of Buyer into the same number of shares of Parent Common Stock.

“Jason” means Jason Incorporated, a Wisconsin corporation and wholly-owned indirect Subsidiary of Seller and the Company.

“Jointly Privileged Information” has the meaning set forth in Section 10.13(b).

“JV Sale” has the meaning set forth in the definition of Cash and Cash Equivalents.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Lenders” has the meaning set forth in Section 5.8(a).

“Letter of Intent” means that certain letter agreement, dated as of March 6, 2014, by and between Jason and Parent.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Losses” has the meaning set forth in Section 9.2(a).

“Management Services Agreement” means the Management Services Agreement, dated as of September 21, 2010, by and between the Company, Saw Mill Capital, L.L.C., Falcon Investment Advisors, LLC and the other Group Companies party thereto, as amended or otherwise modified from time to time.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Lease” has the meaning set forth in Section 3.17(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” has the meaning set forth in Section 5.11.

“Net Working Capital” means, as of any time, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, as of such time determined on a consolidated basis without duplication calculated in accordance with GAAP and with the practices and methodologies applied in preparing the Example Statement of Net Working Capital (including by (i) excluding only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind excluded in the Example Statement of Net Working Capital and (ii) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Seller Expenses, Funded Indebtedness, any income Tax liabilities or any income Tax assets.

“Net Working Capital Adjustment” means (a) the amount by which Closing Net Working Capital exceeds the Target Net Working Capital, or (b) the amount by which Closing Net Working Capital is less than the Target Net Working Capital; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“New Plans” has the meaning set forth in Section 6.14(a).

“Non-Controlled Joint Venture” means each of (a) Hsin Feng Chemical Corporation, (b) Lea (Hong Kong) International Limited, (c) Shanghai JacksonLea Polishing Materials Co., Ltd., (d) JacksonLea (Jiangmen) Polishing Materials Co., Ltd., and (e) Ningbo Industrial Power Brushes Ltd.

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Documents” has the meaning set forth in Section 6.5(c).

“Offering Shares” has the meaning set forth in Section 6.5(a).

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.10, Section 5.11 and Section 5.12.

“Parent Indemnifiable Claims” has the meaning set forth in Section 9.2(a).

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Parent Leakage” shall mean any of the following: (a) any dividend or other distributions declared, paid or made by Parent or any of its Subsidiaries to any Founder, any member of the Parent Board, any Parent equityholder or any Affiliate of any of the foregoing (other than to Parent or any wholly-owned Subsidiary of Parent); (b) any payments made or agreed to be made by Parent or any of its Subsidiaries to any such Person in respect of (or in consideration for the redemption, purchase or repayment of) shares of Parent Common Stock, shares or other securities, (c) any other return of capital being made to any such Person, (d) any payments made (including management fees, monitoring fees, service or directors’ fees, bonus or other compensation of any kind) or assets transferred by Parent or any of its Subsidiaries to, or any liabilities or obligations assumed or incurred by Parent or any of its Subsidiaries for the direct or indirect benefit of, any such Person; (e) the waiver by Parent or any of its Subsidiaries of any amount owed to it by any such Person or (f) the agreement or undertaking by Parent or any of its Subsidiaries to do any of the matters set out in the foregoing clauses (a) to (e), in each case other than as expressly required or permitted by the terms of this Agreement and/or the Ancillary Agreements (including any Permitted Parent Leakage).

“Parent Material Adverse Effect” shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement and to consummate the transactions contemplated hereby prior to the termination of Parent pursuant to Section 9.1(e) of the Certificate of Incorporation.

“Parent Proposed Amount” has the meaning set forth in Section 2.4(b)(ii).

“Parent SEC Documents” has the meaning set forth in Section 5.13.

“Parties”, and the correlative term “Party”, have the respective meanings set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not, or would not reasonably be expected to, materially interfere with any Group Company’s present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facility, (e) Liens which are not material, (f) Liens granted to any lender at the Closing in connection with any financing by Parent or Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (h) matters that would be disclosed by an accurate survey or inspection of the real property and (i) Liens described on Schedule 1.1.

“Permitted Parent Leakage” shall mean those items of Parent Leakage set forth in Schedule 1.1(a) or as set forth in the Parent SEC Documents.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning on or after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any audit, administrative action, arbitration, hearing, injunction, investigation, judgment, litigation, order, subpoena, suit, summons, testimony, or other proceeding involving or conducted by or on behalf of any Governmental Entity.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Prospectus” means that certain final prospectus of the Parent, dated August 8, 2013, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Share” means shares of Parent Common Stock comprising part of the units sold in connection with Parent’s initial public offering.

“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Date Funded Indebtedness, minus (e) the amount of Seller Expenses, minus (f) the Rollover Amount and minus (g) the Seller Insurance Payment (net of any deposit made by or on behalf of Seller or any Group Company pursuant to Section 9.5 prior to the Closing).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Refundable Amounts” has the meaning set forth in Section 6.2(h).

“Released Party” has the meaning set forth in Section 10.15.

“Representatives” has the meaning set forth in Section 6.8(c).

“Reviewable Document” means any press release or other public announcements or other statement with respect to the transactions contemplated by this Agreement.

“Rollover Amount” means the aggregate value of the Rollover Shares distributed to the Rollover Participants, as determined in good faith by the board of directors (or similar governing body) of Seller based on the Estimated Purchase Price (determined in accordance with Section 2.4(a)), the Rollover Commitment Letters and the Investor Rights Agreement, which aggregate value shall in no event be less than $35,000,000. For the avoidance of doubt and without limiting the foregoing, “Rollover Amount” shall include any additional amount elected to be contributed and transferred to Buyer by Saw Mill Capital LLC, Falcon Strategic Partners III, LP and/or Hamilton Lane Co-Investment Fund II, LP in accordance with Section 7.2(g).

“Rollover Commitment Letter” has the meaning set forth in the recitals to the Agreement.

“Rollover Distribution” has the meaning set forth in Section 2.1(a).

“Rollover Participant” has the meaning set forth in Section 2.1(a).

“Rollover Price” means the greater of (a) $10.265 per share and (b) the per share amount paid to redeem Offering Shares pursuant to the Offer.

“Rollover Shares” has the meaning set forth in Section 2.1(a).

“Rollover Transaction” has the meaning set forth in Section 2.1(a).

“R&W Policy” has the meaning set forth Section 9.5.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” has the meaning set forth in the first paragraph of ARTICLE 3.

“SEC” means the United States Securities and Exchange Commission, and any successor Governmental Entity.

“Section 280G” has the meaning set forth in Section 6.14(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication and to the extent unpaid as of the open of business on the Closing Date, the aggregate amount payable by the Group Companies and/or Seller for which any Group Company or Buyer could become liable after the Closing in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of Seller or any Group Company in connection with the consummation of the transactions contemplated by this Agreement, including (a) the fees and expenses of R.W. Baird & Co., Moelis & Company and Kirkland & Ellis LLP and (b) any fees payable as of the Closing pursuant to the Management Services Agreement.

“Seller Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Seller Insurance Payment” has the meaning set forth in Section 9.5.

“Seller Proposed Amount” has the meaning set forth in Section 2.4(b)(ii).

“Solvent” has the meaning set forth in Section 5.6.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, greater than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), greater than fifty percent (50%) of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated greater than fifty percent (50%) of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall (x) include all Subsidiaries of such Subsidiary and (y) with respect to the Group Companies, exclude all Non-Controlled Joint Ventures.

“Subject Securities” has the meaning set forth in Section 6.20(a).

“Supporting Stockholder Agreement” has the meaning set forth in the recitals to the Agreement.

“Survival Period” means the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date.

“Target Net Working Capital” means an amount equal to $80,000,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund or information, return or statement with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 9.4(b).

“Transaction Tax Deductions” means, without duplication, the aggregate amount of (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by any Group Company in connection with or resulting from the Closing (or included as a liability in the Closing Net Working Capital); (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by any Group Company with respect to the payment of Closing Date Funded Indebtedness in connection with the Closing or included as a liability in Closing Net Working Capital; (c) all fees, costs and expenses incurred, directly or indirectly, by any Group Company in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent deductible, any such legal, accounting, investment banking, broker’s or management fees, costs and expenses; and (d) any employment Taxes with respect to the amounts set forth in clause (a) of this definition. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (c) above.

“Transfer Taxes” has the meaning set forth in Section 6.2(g).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trust Account” means that certain trust account at UBS Financial Services (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) established by Parent into which a portion of the proceeds received by Parent as a result of its initial public offering have been deposited for the benefit of Parent’s public stockholders.

“Trust Agreement” means that certain investment management trust agreement, dated as of August 8, 2013, between Parent and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trust Amount” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in the definition of Trust Account.

“Waived 280G Benefits” has the meaning set forth in Section 6.14(b).

ARTICLE 2

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Common Shares.

(a) The acquisition by the Rollover Participants of equity securities of Buyer pursuant to the terms of the Rollover Commitment Letters and the Investor Rights Agreement is referred to herein as the “Rollover Transaction”. To facilitate the Rollover Transaction, Seller acknowledges and agrees that, immediately prior to the Closing, Seller shall distribute to its members who have each signed a Rollover Commitment Letter (each such member, a “Rollover Participant”) outstanding Common Shares of the Company (collectively, the “Rollover Shares”, and such distributions, collectively, the “Rollover Distribution”), in each case, as consideration for the redemption of a portion of such Rollover Participant’s ownership interest in Seller as set forth in the respective Rollover Commitment Letter. As a material inducement to Seller and the Company to consent to the Rollover Transaction, notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that upon termination of this Agreement, each Rollover Commitment Letter shall automatically be terminated.

(b) In connection with the Closing, the Debt Financing will be funded to the Company and/or one or more of its Subsidiaries. At the Closing, the Company shall use a portion of the Debt Financing (or shall cause a portion of the Debt Financing to be used) to repay all obligations outstanding on the Closing Date under the Credit Facility. At the Closing, the Company shall use the remaining portion, as necessary, of the Debt Financing (or shall cause the remaining portion, as necessary, of the Debt Financing to be used) to redeem a portion of the Purchased Shares from Seller.

(c) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (and Parent shall cause Buyer to) purchase from Seller, and Seller will sell to Buyer, all of the Purchased Shares not redeemed in accordance with Section 2.1(b), free and clear of all Liens (other than transfer restrictions arising under securities law) in exchange for the remainder of the Estimated Purchase Price (subject to adjustment pursuant to Section 2.4). Upon the terms and subject to the conditions set forth in this Agreement, the Investor Rights Agreement and the respective Rollover Commitment Letters, at the Closing, Buyer shall (and Parent shall cause Buyer to) acquire from the Rollover Participants, and the Rollover Participants will contribute to Buyer, the Rollover Shares, free and clear of all Liens (other than transfer restrictions arising under securities law) in exchange for an amount of shares of common stock of Buyer equal to (i) to such Rollover Participant’s pro rata portion of the Rollover Amount (as set forth in the Rollover Commitment Letter to which such Rollover Participant is a party) divided by (ii) the Rollover Price. Parent, Buyer, Seller, the Rollover Participants and the Company respectively agree that they consider the consideration payable for the Purchased Shares and the Rollover Shares, as applicable, to represent the fair value of such Common Shares.

(d) The Parties intend that the purchase of the Purchased Shares by or on behalf of Buyer from Seller pursuant to this Section 2.1 be treated for U.S. federal income Tax purposes as a taxable purchase of common stock in the Company by Buyer from Seller, and that the Rollover Transaction be treated for U.S. federal income Tax purposes as a contribution of common stock in the Company by the Rollover Participants to Buyer in exchange for equity interests of Buyer in a transaction governed in part by Section 351 of the Code. The parties hereto agree to treat the transactions contemplated by this Agreement consistently with the foregoing in filing their U.S. federal income Tax Returns.

Section 2.2. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction (or waiver) of such conditions at the Closing) (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Buyer and Seller. For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of the open of business on the Closing Date.

Section 2.3. Deliveries at the Closing.

(a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer certificate(s) representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer.

(b) Deliveries by Buyer. At the Closing, Buyer shall (and Parent shall cause Buyer to) pay the Estimated Purchase Price in accordance with the provisions set forth in Section 2.4(a).

(c) Other Deliveries. At the Closing, each Party shall deliver (or cause to be delivered) all of the certificates, instruments and other documents required to be delivered by such Party pursuant to ARTICLE 7 with respect to the Closing.

Section 2.4. Purchase Price.

(a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall (or shall cause the Company to) deliver to Parent a good faith calculation of the Purchase Price based upon (i) the Enterprise Value and the unpaid portion of the Seller Insurance Payment and (ii) Seller’s good faith estimate of (A) the Net Working Capital Adjustment (which may be a negative number), (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Seller Expenses and (E) the Rollover Amount (such calculation of the Purchase Price, the “Estimated Purchase Price”), which shall include supporting documentation. The Buyer and Seller shall negotiate in good faith to come to an agreement as to the calculation of the Estimated Purchase Price prior to the Closing; provided, if Buyer and Seller are unable to come to such an agreement prior to the Closing, (x) if the difference between the Buyer’s proposed Net Working Capital Adjustment and the Seller’s proposed Net Working Capital Adjustment is less than or equal to $1,000,000, then the Buyer’s proposed Net Working Capital Adjustment figure shall be used for the purposes of calculating the Estimated Purchase Price, or (y) if such difference is greater than $1,000,000, then the Net Working Capital Adjustment figure used for the purposes of calculating the Estimated Purchase Price shall be zero (0). At the Closing, Parent and Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i) the Adjustment Escrow Amount shall be deposited into the applicable escrow account established pursuant to (and the Adjustment Escrow Amount shall be held by the Escrow Agent in accordance with the terms of) an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into as of the Closing by and among Seller, Parent and the Escrow Agent and (B) substantially in the form of Exhibit B attached hereto;

(ii) the Indemnification Escrow Amount shall be deposited into the applicable escrow account established pursuant to (and the Indemnification Escrow Amount shall be held by the Escrow Agent in accordance with the terms of) Escrow Agreement; and

(iii) to Seller, an amount equal to (A) the Estimated Purchase Price, minus (B) the Adjusted Escrow Amount, minus (C) the Indemnification Escrow Amount, to an account specified by Seller at least one (1) day prior to Closing.

(b) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Parent shall prepare (and deliver to Seller) Parent’s good faith proposed calculation of the Purchase Price, together with Parent’s good faith proposed calculations of the Net Working Capital Adjustment and the amounts of Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Rollover Amount, in each case, including the components thereof and in a manner consistent with the definitions thereof (which calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”). Notwithstanding anything to the contrary set forth herein, if Parent fails to timely deliver the Proposed Closing Date Calculations, then, at the election of Seller in its sole discretion, either: (A) the Actual Adjustment shall be deemed to equal zero; or (B) Seller shall retain a nationally recognized independent accounting firm to provide an audit of the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.4(b), the determination of such accounting firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable; provided, however, that Seller reserves any and all rights granted to it in this Agreement. In connection with the foregoing, the Company shall, and shall cause each other Group Company to, make its financial records available to such accounting firm in connection with its services and all fees and expenses of such accounting firm shall be paid (or caused to be paid) by Parent.

(ii) If Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Parent within thirty (30) days of timely receiving the Proposed Closing Date Calculations, the Parties each agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses, Rollover Amount and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). If Seller delivers a Purchase Price Dispute Notice to Parent within such 30-day period, Parent and Seller shall use commercially reasonable efforts to resolve all disputes set forth therein during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from Seller and all such discussions related thereto shall (unless otherwise agreed by Parent and Seller) be governed by Rule 408 of the

Federal Rules of Evidence and any applicable similar state law or rule. If Seller and Parent do not agree upon a final resolution with respect to such disputed items within such 30-day period, then Seller and Parent shall engage, and the remaining items then in dispute shall be submitted immediately to, a nationally recognized accounting firm mutually acceptable to Parent and Seller. If Parent and Seller are unable to agree on the choice of such accounting firm within ten (10) Business Days after the expiration of the aforementioned 30-day period, then Parent and Seller shall select a nationally recognized accounting firm by lot (after excluding their respective regularly used accounting firms). The accounting firm so agreed to or selected (the “Accounting Firm”) shall be required to render a determination of the applicable disputes within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. Parent and Seller shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or Seller, on the other hand. Parent and Seller shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Parent and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Parent, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Parent; provided that such fees shall ultimately be borne by Parent, if the Accounting Firm resolves the disputed items in favor of the aggregate amount for all such items set forth in the Purchase Price Dispute Notice (the “Seller Proposed Amount”), and by Seller, if the Accounting Firm resolves the disputed items in favor of the aggregate amount for all such items set forth in the Proposed Closing Date Calculations (the “Parent Proposed Amount”). In resolving the disputed items, the Accounting Firm shall (i) limit its review to determining whether, considering all such disputed items, the Parent Proposed Amount or the Seller Proposed Amount is more consistent with the related definitions of Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price set forth in this Agreement, and (ii) resolve all such disputed items by choosing such aggregate amount (i.e., the Seller Proposed Amount or the Parent Proposed Amount) that it determines to be more consistent with such definitions. Absent manifest error, such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder (including the determination of the Actual Adjustment). The Proposed Closing Date Calculations shall be revised, if necessary, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses, Rollover Amount and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Each Group Company shall, and the Parent shall cause each Group Company to, (A) make its accounting books, financial records and personnel available to Seller, its accountants and other representatives and the Accounting Firm at reasonable times during the review by Seller and/or the Accounting Firm of, and the resolution of any disputes arising in connection with, the Proposed Closing Date Calculations or any Purchase Price Dispute Notice and (B) not take any action with respect to the accounting books, records, policies and procedures of the Group Companies that would obstruct or prevent the preparation of, or the resolution of disputes arising in connection with, the Proposed Closing Date Calculations or any Purchase Price Dispute Notice as provided in this Section 2.4(b). Parent shall, and shall cause each Group Company to, cooperate in the review of the Proposed Closing Date Calculations and any Purchase Price Dispute Notice, including by providing customary certifications to Seller or, if requested, to Seller’s auditors or the Accounting Firm.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then (A) Parent and Buyer shall pay (or shall cause to be paid) to Seller an amount in cash equal to such positive amount (plus interest thereon at a rate of 5.00% per annum (the “Agreed Rate”) from the Closing Date through the date of such payment) and (B) all funds in the Adjustment Escrow Account shall be released to Seller. Parent and Seller shall take all actions required to cause the Escrow Agent to make all disbursements, and Parent shall make (or cause to be made) all payments, required pursuant to this Section 2.4(c)(i), by wire transfer of immediately available funds (to the account(s) designated by Seller) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b).

(ii) If the Actual Adjustment is a negative amount, then Parent shall be entitled to receive a cash disbursement from the Adjustment Escrow Amount equal to the absolute value of such negative amount (plus interest thereon at the Agreed Rate from the Closing Date through the date of such disbursement); provided, however, in the event that the Adjustment Escrow Amount is insufficient to pay Parent the full value of such negative amount, the Indemnifying Parties shall pay Parent any amount owed in excess of the Adjustment Escrow Amount. Notwithstanding anything to the contrary in this Agreement, after all disbursements required to be made to Parent (or its designee) pursuant to this Section 2.4(c)(ii) have been made by the Escrow Agent, if any funds remain in the Adjustment Escrow Account, such remaining funds shall be disbursed to Seller (or its designee). The Parties shall take all actions required to cause the Escrow Agent to make all disbursements required pursuant to this Section 2.4(c)(ii) by wire transfer of immediately available funds (to the applicable accounts designated by Parent and Seller, as applicable) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b).

Section 2.5. Payment of Funded Indebtedness and Seller Expenses. On the Closing Date, contemporaneously with the consummation of the transactions contemplated by this Agreement and on behalf of the Group Companies and Seller, Parent and Buyer shall pay, or shall cause the Group Companies to pay, in cash by wire transfer of immediately available funds, the Closing Date Funded Indebtedness set forth on Schedule 2.5 and the Seller Expenses to such Persons entitled thereto, in each case, in the amounts set forth on the calculation of Estimated Purchase Price delivered hereunder and pursuant to wire instructions provided by Seller at least one (1) day prior to the Closing. On or prior to the Closing, the Company shall obtain customary payoff letters with respect to each debt facility, instrument or Lien set forth on Schedule 2.5 being repaid or terminated (as applicable) in connection with the payment of Closing Date Funded Indebtedness.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent and Buyer concurrently with the execution and delivery of this Agreement (the “Schedules”), the Company hereby represents and warrants to Parent and Buyer as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each Group Company and to the knowledge of the Company, each Non-Controlled Joint Venture, is a limited liability company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable in such jurisdiction, in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company and to the knowledge of the Company, each Non-Controlled Joint Venture, has the requisite corporate, limited liability company, partnership, limited company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) Each Group Company and, to the knowledge of the Company, each Non-Controlled Joint Venture is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Company Material Adverse Effect.

(c) No Group Company is in default under or in violation of any material provision of such Group Company’s Governing Documents.

Section 3.2. Capitalization of the Group Companies.

(a) The Common Shares comprise all of the Company’s authorized capital stock that are issued and outstanding, and all of the Common Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). There are no outstanding (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company or, the knowledge of the Company, any Non-Controlled Joint Venture is a party or is otherwise obligated relating to any equity securities of the Company.

(b) No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company and, to the knowledge of the Company, each Non-Controlled Joint Venture with respect to each Person of which such Group Company and, as applicable, each Non-Controlled Joint Venture owns, directly or indirectly, any equity or equity-related securities. Except as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of the Company and, to the knowledge of the Company, each Non-Controlled Joint Venture, in each case, (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s or Non-Controlled Joint Venture’s jurisdiction of formation) have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights (except to the extent provided by applicable law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and, except with respect to each Non-Controlled Joint Venture, are majority owned, beneficially and of record, by another Group Company. There are no outstanding (i) equity securities of any Subsidiary of the Company or, to the knowledge of the Company, of any Non-Controlled Joint Venture, (ii) securities of any Subsidiary of the Company or, to the knowledge of the Company, of any Non-Controlled Joint Venture having the right to vote on any matters on which the holders of equity securities of such Subsidiary may vote or which are convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any Non-Controlled Joint Venture, (iii) options or other rights to acquire from any Subsidiary of the Company or, to the knowledge of the Company, any Non-Controlled Joint Venture and no obligation of any Subsidiary of the Company or, to the knowledge of the Company, any Non-Controlled Joint Venture, to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any such Non-Controlled Joint Venture or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company or, to the knowledge of the Company, Non-Controlled Joint Venture is a party or is otherwise obligated relating to any equity securities of any of the Company’s Subsidiaries.

Section 3.3. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be when delivered at the Closing) duly executed and delivered by the Company and constitutes (and, with respect to each of the Ancillary Documents to which the Company will be a party, will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4. Financial Statements; Undisclosed Liabilities; Book and Records.

(a) Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”) (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2013, 2012 and 2011 and the related consolidated statements of operations, shareholders’ equity and cash flows for the twelve (12) month periods ended December 31, 2013, 2012 and 2011, and (ii) the unaudited consolidated balance sheet of the Group Companies as of January 31, 2014 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the one (1) month period ending on such date. The Financial Statements (x) have been prepared from the books and records of the Group Companies in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (y) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(b) Except for matters reflected or reserved against in the Financial Statements, no Group Company has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) would not have a Company Material Adverse Effect.

(c) The books and records of the Group Companies accurately and fairly, in all material respects, reflect the operations and conduct of business by the Group Companies. Each Group Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed only in accordance with the respective management’s authorization, (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance policies maintained by such Group Company and (iii) access to assets is permitted only in accordance with the respective management’s authorization; and (iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

Section 3.5. Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for (a) compliance with filings under, and applicable consents, waivers, authorizations, and clearances obtained under, the HSR Act and all other applicable antitrust, competition or similar law, rules, regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder), (b) those the failure of which to obtain or make would not have an adverse effect which is material on the Group Companies and the Non-Controlled Joint Ventures, taken as a whole, (c) applicable requirements, if any, under the DGCL and federal or state securities or “blue sky” laws, and (d) those that may be required solely by reason of Parent’s and/or Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery nor performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (w) conflict with or result in any breach of any material provision of any Group Company’s or, to the knowledge of the Company, any Non-Controlled Joint Venture’s Governing Documents, (x) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract or any Material Lease, (y) violate any material order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture or any of their respective material properties or assets, or (z) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture.

Section 3.6. Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease, as of the date of this Agreement, no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture is a party to or bound by any of the following written contracts or agreements (to the extent any such contract or agreement remains in effect as of the date hereof):

(i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of $250,000 (other than any “at-will” contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(ii) agreement or indenture relating to (A) an Intercompany Loan or (B) Funded Indebtedness, except for Funded Indebtedness for an amount less than $2,000,000;

(iii) lease or agreement under which any Group Company or Non-Controlled Joint Venture is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) lease or agreement under which any Group Company or Non-Controlled Joint Venture is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(v) material partnership agreements joint venture agreements, strategic alliances and similar contracts relating to the Group Companies or the Non-Controlled Joint Ventures;

(vi) any contracts (other than purchase orders for sales of products or services in the ordinary course of business) with any customer or supplier set forth on Schedule 3.20;

(vii) agreement, contract or commitment prohibiting any Group Company or Non-Controlled Joint Venture from freely engaging in any material business;

(viii) collective bargaining or other agreement with any labor union or similar employee organization;

(ix) any contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any material Group Company IP Rights or agreement pursuant to which any Group Company or Non-Controlled Joint Venture grants or receives a license to use any material Intellectual Property Rights (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(x) contract, arrangement or understanding that relates to the future disposition or acquisition of material assets or properties by any Group Company or Non-Controlled Joint Venture, or any merger or business combination with respect to any Group Company or Non-Controlled Joint Venture;

(xi) contract, arrangement or understanding requiring or providing for any capital expenditure in excess of $2,500,000;

(xii) material interest rate, currency, or other hedging contract, arrangement or understanding;

(xiii) contract, arrangement or understanding containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or

(xiv) other contract, arrangement or understanding not of the types described above in this Section 3.6(a) that, individually or together with any other contract, arrangement or understanding, involves consideration in excess of $2,500,000 (or, in the case of expenditures by the Company, $1,500,000) in the current fiscal year of the Group Companies.

(b) As of the date hereof, each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the applicable Non-Controlled Joint Venture party thereto and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each (i) such Non-Controlled Joint Venture and (ii) other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The applicable Group Company and, to the knowledge of the Company, each applicable Non-Controlled Joint Venture has performed all material obligations required to be performed by it under such Material Contracts, and none of the Group Companies or, to the knowledge of the Company, the other parties thereto are in material breach or material default thereunder and no event has occurred which would permit termination, modification or acceleration of any Material Contract by any party thereto, except that, in order to avoid a default, violation, or breach under any Material Contract, the consent of, or notice to, the counterparty(ies) to such Material Contract may be required in connection with the transactions contemplated hereby. As of the date of this Agreement, no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture has received written notice of any current default under any Material Contract. None of the Group Companies or, to the knowledge of the Company, no Non-Controlled Joint Venture has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any such written notice from any other party thereto.

Section 3.7. Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (i) there has not been any Company Material Adverse Effect, (ii) each Group Company has conducted its business in the ordinary course and (iii) no Group Company has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of Parent in accordance with Section 6.1(b).

Section 3.8. Litigation. As of the date of this Agreement, (a) there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture before any Governmental

Entity which, and (b) no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole. No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture has filed or intends to file any suit, litigation, arbitration, claim or action against any other Person.

Section 3.9. Compliance with Applicable Law. The Group Companies, and, to the knowledge of the Company, the Non-Controlled Joint Ventures hold, as of the date hereof, all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, except for failures (a) to hold such permits, licenses, approvals, certificates and authorizations or (b) to make such declarations and filings, in each case, which would not have an adverse effect which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole. As of the date of this Agreement, the business of the Group Companies and, to the knowledge of the Company, the business of each Non-Controlled Joint Venture is operated in material compliance with, and, to the Company’s knowledge, each of the officers, directors and key employees of such Persons are in compliance and, have complied, in all material respects, with all applicable laws, rules, regulations, codes, ordinances and orders of all applicable Governmental Entities. There is no suit, claim or action pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any alleged material violation by any Group Company or, to the Company’s knowledge, any Non-Controlled Joint Venture or officer, director or key employee of any of such Person, of any law, rule, regulation, code, ordinance or order of any Governmental Entity. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), or employee benefit matters (which is the subject of Section 3.10).

Section 3.10. Employee Benefit Plans.

(a) Schedule 3.10(a) lists all Employee Benefit Plans and Foreign Benefit Plans.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is a plan that is subject to Title IV of ERISA, no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than as required by COBRA, and no Group Company has any obligation to contribute to a Multiemployer Plan that is subject to Title IV of ERISA.

(c) Except as would not have a Company Material Adverse Effect, each Employee Benefit Plan has been maintained and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable laws including, the Health Insurance Portability and Accountability Act, and all material contributions and premium payments required to have been paid with respect to each Employee Benefit Plan have been made. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(e) No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company.

(f) No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(g) With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable and within the Company’s possession or control, of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(h) Except as would not have a Company Material Adverse Effect, each Foreign Benefit Plan has been maintained and administered in compliance with its terms and the requirements of all applicable laws.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) except as set forth on Schedule 3.10(i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due on the Closing Date, or any increase in the amount of any payment, compensation or benefit due on the Closing Date, to any current or former employee of any Group Company, (iii) the acceleration of the time of payment or vesting or the funding of any compensation or benefits, or (iv) any new material obligation pursuant to any Employee Benefit Plan or Foreign Benefit Plan. As of the Closing, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the payment of any amount that will not be deductible under Section 280G of the Code.

(j) There is currently no material audit or investigation by any Governmental Entity or any claim (other than routine claims for benefits in the ordinary course) or material action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation against or involving any Employee Benefit Plan.

(k) Since the date of the Latest Balance Sheet, other than in the ordinary course of business, no Group Company has communicated to any of its employees or formally adopted or authorized any additional Employee Benefit Plan or any material change in or termination of any existing Employee Benefit Plan.

(l) Except as would not be material, Seller has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan) all persons who have performed services for or on behalf of any Group Company.

Section 3.11. Environmental Matters.

(a) The Group Companies and, to the knowledge of the Company, all Non-Controlled Joint Ventures, are in compliance in all material respects with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Group Companies and, to the knowledge of the Company, all Non-Controlled Joint Ventures, hold and are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(c) There is no judicial proceeding or order of any Governmental Entity pending or, to the knowledge of the Company, threatened by a third party against any Group Company and, to the knowledge of the Company, any Non-Controlled Joint Ventures, alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(d) No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Ventures, has received in the past two years any currently unresolved written notice of any material violation of, or material liability under (including any investigatory, corrective or remedial obligation), any Environmental Laws.

(e) No hazardous materials have either been released by any Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) or have otherwise directly caused contamination (other than the presence of asbestos-containing materials that are not required under applicable Environmental Laws to be abated) at, on or under the Owned Real Property or Leased Real Property, and no Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) has generated, treated, stored, released, transported or arranged for transportation or disposal of any hazardous material at or from any location except, in either case as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(f) No Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) has identified Hazardous Substance contamination at or is remediating Hazardous Substances at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(g) No Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) has (a) contractually assumed any liability of any other Person (other than a Group Company) arising out of or pursuant to Environmental Law or (b) is subject to any unresolved consent decrees, administrative or judicial orders, judgments, or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(h) The Company has provided or otherwise made available to Parent and Buyer all material environmental audits, reports, and assessments concerning the business of the Group Companies and its past and current properties, facilities or operations that are in the possession of Seller or any of the Group Companies.

(i) This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws.

Section 3.12. Intellectual Property.

(a) To the Company’s knowledge, the Group Companies and the Non-Controlled Joint Ventures own, license or otherwise have the right to use the material Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted, free and clear of encumbrances (collectively, the “Group Company IP Rights”). Schedule 3.12(a) sets forth a list of patents, patent applications, material unregistered trademarks, trademark registrations, trademark applications and copyright registrations owned by any Group Company. To the Company’s knowledge, all of the Group Company IP Rights listed on Schedule 3.12(a), and the registrations and applications listed therein, are valid and in full force and effect. There is not pending against any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture, any action by any third party contesting the use or ownership of any Group Company IP Rights owned by any Group Company. Further, (i) to the Company’s knowledge, the conduct of the business of the Group Companies and the Non-Controlled Joint Ventures as currently conducted have not, does not and will not infringe, violate or misappropriate any Intellectual Property Rights of any third party, and, in the past three (3) years, the conduct of the business of the Group Companies and the Non-Controlled Joint Ventures has not infringed, violated or misappropriated the same; (ii) in the past three (3) years, the Company has not received any written communication, and no action has been instituted, settled or threatened, that alleges any such infringement, violation or misappropriation; (iii) in the past three (3) years, the Company has not received any opinion of counsel (whether internal or external, written or oral) relating to infringement, validity or enforceability of any Group Company IP Rights; and (iv) to the Company’s knowledge, no third party is infringing or misappropriating any material Group Company IP Rights owned by any Group Company or Non-Controlled Joint Venture.

(b) The Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures, use commercially reasonable efforts to reasonably maintain and protect each item of Intellectual Property owned by such Person which is material to their businesses, including maintaining the confidentiality of their confidential or proprietary information. Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any material Intellectual Property. Substantially all current salaried employees of the Group Companies have executed confidentiality and work-for-hire agreements that accord the Group Companies ownership rights, including, as necessary, by assignment, with respect to all Intellectual Property created by such employees in the course of their employment, and, to the knowledge of the Company, no such employee is in violation thereof.

(c) The computer systems, including software, used by the Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures in the conduct of their respective businesses (collectively, the “Group Company Systems”) are sufficient in all material respects for the immediate needs of the Group Companies’ and Non-Controlled Joint Ventures’ respective businesses as they are currently conducted. In the last twelve (12) months, there has not been any material failure with respect to any of the Group Company Systems that has not been remedied in all material respects. The Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures have in place commercially reasonable measures to protect the confidentiality, integrity and security of the Group Company Systems (and all information and transactions stored or contained therein) against any unauthorized use, access or corruption. The Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures.

(d) Notwithstanding anything to the contrary herein, the representations and warranties in this Section 3.12 and Section 3.6(a)(ix) constitute the exclusive representations and warranties with respect to Intellectual Property Rights.

Section 3.13. Labor Matters. Except as set forth on Schedule 3.13, no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture is a party to any collective bargaining agreement with respect to its employees. There is no labor strike, labor dispute, work stoppage or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture. To the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company or Non-Controlled Joint Venture and no unfair labor practice charge or complaint has been served on any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture. No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture has engaged in any plant closing or employee layoff activities since the date of the Latest Balance Sheet that would violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

Section 3.14. Insurance. Schedule 3.14 contains a list of all material policies of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and no notice of cancellation, termination, material reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any such policy.

Section 3.15. Tax Matters.

(a) Each Group Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable law all Group Company Tax Returns, each of which is true, correct and complete, and

(ii) duly and timely paid in full, or caused to be paid in full, all Group Company Taxes due and payable on or prior to the Closing Date.

(b) No extension of time to file any Group Company Tax Return, which Group Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Group Company, Group Company Tax or Group Company Tax Return. Since January 1, 2010 no Group Company has been a member of an affiliated group filing a consolidated return, other than a group for which another Group Company was the parent.

(c) Each Group Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Code Section 3402).

(d) There is no lien for any Tax upon any asset or property of any Group Company (except for any statutory lien for any Tax not yet due).

(e) No Proceeding related to Taxes is pending, threatened or proposed with regard to any Group Company, Group Company Tax or Group Company Tax Return.

(f) No statute of limitations for any ongoing Proceeding relating to any Group Company Tax or any Group Company Tax Return has been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any Group Company Tax or Group Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(h) No jurisdiction where no Group Company Tax Return has been filed or no Group Company Tax has been paid has made a claim for the payment of any Group Company Tax or the filing of any Group Company Tax Return.

(i) No Group Company is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(j) No Group Company is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k) No Group Company has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

Section 3.16. Brokers. No broker, finder, financial advisor or investment banker, other than R.W. Baird & Co. and Moelis & Company (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company for which any Group Company, Parent or Buyer would become liable after the Closing.

Section 3.17. Real and Personal Property.

(a) Real Property. Schedule 3.17(a) sets forth (i) a list of all real property owned as of the date hereof by any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture (such real property, the “Owned Real Property”) and (ii)whether as lessee or lessor, a list of all leases (each a “Material Lease”) of real property (such real property, the “Leased Real Property”) to which any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture is a party or by which any of them is bound, in each case, as of the date of this Agreement, except for any lease or agreement pursuant to which any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture holds Leased Real Property under which the aggregate annual rental payments do not exceed $500,000. The Company or, its applicable Subsidiaries or, to the knowledge of the Company, the applicable Non-Controlled Joint Ventures have good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens. Each Material Lease is valid and binding on the Group Company and, to the knowledge of the Company, the Non-Controlled Joint Venture party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each of the Group Companies and, to the knowledge of the Company, each (x) Non-Controlled Joint Venture and (y) other party thereto, as applicable, has performed in all material respects all material obligations required to be performed by it under each Material Lease. With respect to each Material Lease, the other party to such lease is not an Affiliate of Seller. The Group Companies have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. The Group Companies have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Group Companies.

(b) Personal Property. As of the date of this Agreement, the Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures collectively own or hold under valid leases all material machinery, equipment and other tangible personal property necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens. Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), is free from material defects, and has been reasonably maintained.

Section 3.18. Transactions with Related Parties. Schedule 3.18 sets forth all material arrangements between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company or any employee of any Group Company who is not an executive officer of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date. To the Company’s knowledge, none of the Group Companies and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19. Absence of Certain Payments. As of the date of this Agreement, to the Company’s knowledge, no Group Company, Non-Controlled Joint Venture nor any representative, consultant or agent thereof acting on any Group Company’s or Non-Controlled Joint Venture’s behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.20. Customers and Suppliers. Schedule 3.20 sets forth a list of the Group Companies’ twenty-five (25) largest customers and the twenty-five (25) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ending December 31, 2013, showing the approximate total sales by the Group Companies to each such customer and the approximate total purchases by the Group Companies from each such supplier, during each such period. No such supplier or customer listed on Schedule 3.20, has (a) terminated its relationship with any of the Group Companies, (b) reduced its business with any of the Group Companies or adversely modified its relationship with the Group Companies as a whole, (c) notified any of the Group Companies in writing of its intention to take any such action, or (d) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings, in each case, that would be material to the Group Companies taken as a whole.

Section 3.21. Company Information. None of the information supplied or to be supplied by the Company relating to Seller, any Group Company and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in such filings and/or mailings). No representation or warranty is made by Seller, the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Parent, Buyer or any of their respective Affiliates.

Section 3.22. State Takeover Statutes. To the knowledge of the Company, no state takeover statute applies or purports to apply to any Group Company or any of its Subsidiaries with respect to this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby.

Section 3.23. Products. Except as would not reasonably be expected to have a Material Adverse Effect, since December 31, 2011, no Group Company nor, to the knowledge of the Company, any Non-Controlled Joint Venture has, whether voluntarily or as a result of any action by any Governmental Entity or trade or consumer group or demand of any customer, generally recalled or withdrawn (or been requested in writing to recall or withdraw) a product for any reason, including any manufacturing or labeling defect or any other product safety issue, or issued any press release or public statements advising its customers or consumers of its products to treat such products in any manner other than in the ordinary course.

Section 3.24. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE GROUP COMPANIES AND THEIR AFFILIATES (OTHER THAN SELLER PURSUANT TO ARTICLE 4) DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND THE GROUP COMPANIES AND THEIR AFFILIATES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, Seller hereby represents and warrants to Parent and Buyer as follows:

Section 4.1. Organization and Qualification; Subsidiaries. Seller is a limited liability company duly organized, validly existing and, in good standing under the laws of the State of Delaware. Seller has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would prevent or materially delay Seller’s performance of its obligations hereunder.

Section 4.2. Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby have been (and such Ancillary Documents to which Seller will be a party will be when delivered at the Closing) duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been (and each of the Ancillary Documents to which Seller will be a party will be when delivered at the Closing) duly executed and delivered by Seller and constitute (and, with respect to each of the Ancillary Documents to which Seller will be a party, will constitute when delivered at the Closing) the valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the Ancillary Documents to which the Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons thereto), enforceable against Seller in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for (a) compliance with filings under, and applicable consents, waivers, authorizations, and clearances obtained under, the HSR Act and all other applicable antitrust, competition or similar law, rules, regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder), (b) those the failure of which to obtain or make would not have a material adverse effect on Seller’s ownership of the Common Shares or otherwise prevent or materially delay the Closing and (c) those that may be required solely by reason of Parent’s and/or Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of Seller’s Governing Documents, (2) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Seller is a party or (3) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (2) through (3) above, would have a material adverse effect on Seller’s ownership of the Common Shares or otherwise prevent or materially delay the Closing.

Section 4.4. Title to the Common Shares; Ownership of Seller. As of the date hereof, Seller owns of record and beneficially all of the Common Shares and Seller has good and valid title to such Common Shares, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). As of immediately prior to the Closing, after giving effect to the Rollover Distribution and the Rollover Transaction,

Seller will be the record and beneficial owner of the Purchased Shares and Seller will have good and valid title to the Purchased Shares (and, assuming no action is taken by any Rollover Participant that would result in any such Lien after the Rollover Distribution, the Rollover Participants will be the record and beneficial owner of the Rollover Shares and will have good and valid title to the Rollover Shares), free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

Section 4.5. Litigation. As of the date hereof, (a) there is no material suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller before any Governmental Entity which, and (b) Seller is not subject to any material outstanding order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on Seller’s ownership of the Common Shares, or otherwise prevent or materially delay the Closing.

Section 4.6. Brokers. No broker, finder, financial advisor or investment banker, other than R.W. Baird & Co. (whose fees shall be included in Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which any Group Company, Parent or Buyer would become liable after the Closing.

Section 4.7. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 4 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant to Seller and the Company as follows:

Section 5.1. Organization. Such Party is a company limited by shares or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated by the Ancillary Documents to which such Party is a party. Such Party has delivered to Seller true, correct and complete copies of its Governing Documents in effect as of the date of this Agreement. Such Party is not in default under or in violation of any provision of such Group Company’s Governing Documents.

Section 5.2. Authority. Such Party has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which such Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Party and no other proceeding (including by its equityholders) on the part of such Party is necessary to authorize this Agreement and the Ancillary Documents to which such Party is a party or to consummate the transactions contemplated hereby. No vote of such Party’s equityholders is required to approve this Agreement or for Parent and/or Buyer to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which such Party is a party will be when executed and delivered by such Party at the Closing) duly and validly executed and delivered by such Party and constitutes (and, with respect to each of the Ancillary Documents to which such Party will be a party, will constitute) a valid, legal and binding agreement of such Party (assuming this Agreement has been and the Ancillary Documents to which such Party is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against such Party in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Seller’s representations and warranties contained in Section 4.3, no material notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Party will be a party or the consummation by such Party of the transactions contemplated hereby or thereby, except for (a) compliance with filings under, and applicable consents, waivers, authorizations, and clearances obtained under, the HSR Act and all other applicable antitrust, competition or similar law, rules, regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder), and (b) those set forth on Schedule 5.3. Neither the execution, delivery and performance by such Party of this Agreement and the Ancillary Documents to which such Party will be a party nor the consummation by such Party of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of such Party’s Governing Documents, (2) result in a violation or breach of, or cause acceleration, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of its properties or assets may be bound, or (3) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to such Party or any of such Party’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (2) and (3) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, including the payment of the Purchase Price and other amounts to be paid or caused to be paid by Parent at the Closing.

Section 5.4. Absence of Changes. Between the date of such Party’s formation, as the case may be, and the date of this Agreement, (a) there has not been a Parent Material Adverse Effect and (b) each of Parent and Buyer has conducted its business only in the ordinary course of business.

Section 5.5. Brokers. No broker, finder, financial advisor or investment banker, other than C&Co/Prince Ridge LLC and Stifel, Nicolaus & Company, Incorporated is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Party or any of its Affiliates for which Seller, or (prior to the Closing) any Group Company, may become liable.

Section 5.6. Solvency. Such Party is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or its Subsidiaries. After giving effect to the transactions contemplated by this Agreement, including the payment of the Purchase Price, redemption amounts and all related fees and expenses required to be paid by such Party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, such Party will be Solvent as of and after the Closing. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature or otherwise become due; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.7. Transactions with Related Parties. Schedule 5.7 sets forth all material arrangements between the Parent and/or Buyer, on the one hand, and Affiliates of either Party (other than any employee of Parent and/or Buyer who is not an executive officer of such Party), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 5.7 and to the knowledge or Parent and Buyer, none of Parent, Buyer and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Buyer) which is a material client, supplier, customer, lessor, lessee, or competitor of Parent or Buyer. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Schedule 5.7.

Section 5.8. Financing.

(a) Parent has received and accepted an executed and binding commitment letter dated as of the date of this Agreement (the “Debt Commitment Letter”), a true, complete and correct copy of which is attached as Exhibit C, from the financial institutions party thereto (the “Lenders”) pursuant to which the Lenders have committed to provide, upon the terms and subject to the satisfaction of the conditions set forth therein, the full amount of the debt financing stated therein (the “Debt Financing”). A true, complete and correct copy of the fee letter—subject to redaction in respect of fee amounts and “flex” provisions that do not affect the availability of the Debt Financing—executed in connection with the Debt Financing is also attached as Exhibit C (the “Fee Letter”).

(b) Except as expressly set forth in the Debt Commitment Letters and the Fee Letter, there are no conditions precedent to the respective obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no side letters or other agreements, contracts or arrangements (except for the Debt Commitment Letter, the Fee Letter and any related engagement letters) relating to the funding or investing, as applicable, of the full amount of the Debt Financing or otherwise affecting the availability of the Debt Financing. Parent does not have any reason to believe that either it or Buyer will be unable to satisfy on a timely basis all terms and conditions in the Debt Commitment Letter to be satisfied by such Party as a condition to the Debt Financing on or prior to the Closing Date, nor does Parent have knowledge that any of the Lenders will not perform its obligations thereunder.

(c) As of the date hereof and as of the Closing, the Debt Financing, if funded in accordance with the Debt Commitment Letter and Fee Letter, together with the Trust Amount (less any payments required therefrom to redeem shares of Parent Common Stock in connection with the Offer but assuming the condition set forth in Section 7.2(g) is satisfied in full at Closing), would provide Parent with cash proceeds in an amount sufficient for payment of the Purchase Price in accordance with the terms of this Agreement, all amounts required to redeem Public Shares in accordance with the Offer, and all related fees and expenses.

(d) The Debt Commitment Letter is in full force and effect and is valid, binding and enforceable against Parent and the other parties thereto in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letter. The Debt Commitment Letter has not been (on or prior to the date of this Agreement) or, except as permitted by Section 6.8(a), will not have been (as of the Closing Date) amended, restated or otherwise modified or waived and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified, waived or rescinded on or prior to the date of this Agreement. No amendment, restatement or other modification of the Debt Commitment Letter and no withdrawal, termination, amendment or modification of the financing commitments in the Debt Commitment Letter is contemplated by Parent or any of its Affiliates or any other party thereto. Parent has paid in full any and all fees and expenses that are payable pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will timely pay in full any such amounts as they become due.

Section 5.9. Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to Parent’s shareholders with respect to the Offer and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents). No representation or warranty is made by the Parent or Buyer with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Seller or any Group Company.

Section 5.10. Trust Account. As of the date hereof, Parent has approximately $177,075,000 (the “Trust Amount”) in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Amount may, however, be reduced in accordance with the express terms of the Trust Agreement.

Section 5.11. Listing. The Parent Common Stock is quoted on the Nasdaq Capital Market (“Nasdaq”).

Section 5.12. Parent Board Approval. The Parent Board (including any required committee or subgroup of such board), at a meeting duly called and held and acting upon the unanimous recommendation of the independent disinterested members of the Parent Board, has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (b) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby are in the best interests of Parent and its stockholders, and (c) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s Governing Documents.

Section 5.13. Parent SEC Documents and Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (a) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (b) its Current Reports on Form 8-K filed since the effectiveness of its registration statement on Form 8-A, (c) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (a), (b), and (c) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC

Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.13, the term “file” shall be shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 5.14. Buyer. Buyer was formed in the state of Delaware on March 11, 2014. Buyer has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement, the Ancillary Agreements to which it is a party and all of the transactions contemplated hereby and thereby. Other than Buyer, Parent has no Subsidiaries. Buyer has no Subsidiaries.

Section 5.15. Acknowledgment and Representations by Parent and Buyer. Each of Parent and Buyer acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and the Non-Controlled Joint Ventures, and (ii) has been furnished with or given full access to such information about Seller and the Group Companies, the Non-Controlled Joint Ventures and their respective businesses and operations as it has requested. In entering into this Agreement, each of Parent and Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller expressly set forth in this Agreement, and each of Parent and Buyer (on behalf of itself and its Affiliates) acknowledges that, other than to the extent expressly set forth in this Agreement, none of Seller, the Group Companies, the Non-Controlled Joint Ventures or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent and/or Buyer or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (y) with respect to any omissions, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Seller or any Group Company or Non-Controlled Joint Venture heretofore or hereafter delivered to or made available to Parent and/or Buyer or any of their respective agents, representatives, lenders or Affiliates.

ARTICLE 6

COVENANTS

Section 6.1. Conduct of Business of the Company.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, except as set forth on Schedule 6.1(b) or as consented to in writing by Seller (in the case of Parent) and Parent (in the case of the Company) (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(b), the Company shall not (and shall cause each other Group Company not to) do or cause to be done any of the following without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to any other Group Company) (A) any capital stock of any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any capital stock of any Group Company;

(ii) (A) obtain or incur any Funded Indebtedness in excess of $2,000,000 (other than pursuant to the Group Companies’ credit facilities existing as of the date hereof up to an amount not to exceed the facility limit applicable to each such credit facility as of the date hereof) or (B) create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than (1) Permitted Liens and (2) Liens on assets or properties having an aggregate value not in excess of $1,000,000;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of $500,000;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except for transactions with an aggregate fair market value of less than $500,000;

(v) except in the ordinary course of business, enter into or amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any Material Contract or Material Lease, or waive, release, assign or fail to enforce any material rights or claims under any such Material Contract or Material Lease;

(vi) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than $200,000 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company; or (D) other than as required by applicable law, rule or regulation, increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(vii) make any capital expenditures in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(viii) adopt or materially change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than as required by GAAP or applicable law;

(ix) allow any material insurance policy of the Group Companies to lapse uncured;

(x) effect or agree to any change in any material practices or terms, including payment terms, with respect to Group Company customers or suppliers listed on Schedule 3.20;

(xi) waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of $1,000,000;

(xii) amend the Governing Documents of any Group Company;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xiv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

(c) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(c), Parent shall not (and shall cause each of its Subsidiaries not to) do or cause to be done any of the following without the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to Parent or any of its wholly-owned Subsidiaries) (A) any shares, capital stock or other securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Parent or any of its Subsidiaries to issue, deliver or sell any shares, capital stock or other securities;

(ii) adopt or proposed any amendment to the Governing Documents of Parent or any of its Subsidiaries; or

(iii) acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any Person, or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any Person or any division or business thereof;

(iv) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity securities, or make any other agreements with respect to, any of its shares of capital stock or any other securities or adopt or implement any stockholder or member rights plan;

(v) permit any Parent Leakage other than Permitted Parent Leakage;

(vi) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any other securities;

(vii) increase in any manner the compensation or benefits payable or to become payable to any Founder;

(viii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(ix) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.2. Tax Matters.

(a) Neither Parent nor Buyer shall make any election under Code §338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Company and its Affiliates.

(b) To the extent not filed prior hereto, the Company shall prepare or cause to be prepared, in accordance with applicable law and consistent with past practice, each Group Company income Tax Return for each Pre-Closing Tax Period. At least twenty (20) days prior to the date on which a Group Company income Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Company shall deliver such Group Company income Tax Return to the Seller. No later than five (5) days prior to the date on which a Group Company income Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Seller may make reasonable changes and revisions to such Group Company income Tax Return.

(c) The Company shall prepare and file each Group Company income Tax Return for any Post-Closing Tax Period or any Straddle Period in accordance with applicable law. At least twenty (20) days prior to the date on which a Group Company income Tax Return for a Straddle Period is due (after taking into account any valid extension), the Company shall deliver such Group Company income Tax Return to the Seller. No later than five (5) days prior to the date on which a Group Company income Tax Return for any Straddle Period is due (after taking into account any valid extension), the Seller may make reasonable changes and revisions to such Group Company income Tax Return.

(d) In the case of a Group Company income Tax payable for a Straddle Period or a refund for a Straddle Period, the portion of such Group Company income Tax that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date; provided, that the amount of income Taxes shall not include any amount payable as a result of the JV Sale unless the aggregate amount of all such Taxes payable as a result of the JV Sale exceeds $3,000,000 (it being understood that once this threshold has been exceeded, the amount of income Taxes payable as a result of the JV Sale shall only include such amounts in excess of $3,000,000).

(e) Except to the extent reflected as an asset in Closing Net Working Capital, Seller shall be entitled to any Tax refunds (or credits in lieu of refunds) that are received by Parent and/or Buyer, the Company or any of their respective Subsidiaries attributable to Taxes paid by any Group Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, and Parent and Buyer shall pay over to Seller any such refund (or credit in lieu of refund) within five (5) Business Days after the later of (i) receipt of or entitlement to such refund (or credit in lieu of such refund) and (ii) the determination of all Taxes of the Group Companies properly reflected on any Group Company income Tax Return prepared in accordance with Section 6.2(b) for Pre-Closing Tax Periods and/or pursuant to Section 6.2(c) for Straddle Periods. After the Closing, Parent and Buyer shall cause the Group Companies to work in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds or credits. To the extent permitted by applicable law, Parent and Buyer shall request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods. In connection with the preparation of Tax Returns for the Group Companies for periods ending on or before the Closing Date or for any taxable period that includes (but does not end on) the Closing Date, in each case, the due date of which is after the Closing Date, (i) all Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period ending on the Closing Date to the extent deductible in such period and such Tax Returns shall include all such Transaction Tax Deductions as deductions in the Tax Returns of the Group Companies for the Pre-Closing Tax Period that ends on the Closing Date, and (ii) each Group Company shall elect to carry back any item of loss, deduction or credit from the tax period ending on the Closing Date, including any Transaction Tax Deductions, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto.

(f) Any Tax sharing or similar agreement with, by or among any Group Company, on the one hand, and any other Person (other than another Group Company) shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date, without any liability to the Company or the Seller.

(g) All sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) arising in connection with the transfer of the Common Shares hereunder shall be borne equally by Parent and Seller. The Party responsible under applicable law for filing any Tax Return with respect to Transfer Taxes shall file such Tax Return required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement. All Parties shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

(h) Notwithstanding anything to the contrary in this Agreement but subject to Section 6.2(d), the Company shall be entitled to receive payment for all Taxes of the Group Companies properly reflected on any Group Company income Tax Return prepared in accordance with Section 6.2(b) for any Pre-Closing Tax Period and/or pursuant to Section 6.2(c) for any Straddle Period (collectively, the “Covered Taxes”), in each case, at the Company’s discretion, by either offsetting any Tax refund amounts (or amount of credits in lieu of refunds) received by Parent and/or Buyer, the Company or any of their respective Subsidiaries which otherwise would be payable to Seller in accordance with Section 6.2(e) (“Refundable Amounts”) or from the funds then remaining in the Indemnity Escrow Account (the aggregate amount so released to Parent and/or Buyer, the Company or any of their respective Subsidiaries from the Indemnity Escrow Account in accordance with this Section 6.2(h), the “Escrow Offset Amount”) (it being agreed and acknowledged by the Parties that any funds so paid to the Company from the Indemnity Escrow Account in respect of Covered Taxes may be replenished (through one or more deposits by Parent and/or Buyer, the Company or any of their respective Subsidiaries, as applicable, in lieu of payment of such amount to Seller pursuant to Section 6.2(e)) upon the subsequent receipt by any such Person of any Refundable Amounts during the Survival Period) or any combination thereof. Without limiting the foregoing, if any Parent Indemnifiable Claim is timely made and the applicable Parent Indemnified Parties are unable to recover Losses in respect of such Parent Indemnifiable Claim in accordance with the terms and limitations set forth in ARTICLE 9 directly as a result of any Escrow Offset Amount having been released to Parent and/or Buyer, the Company or any of their respective Subsidiaries from the Indemnity Escrow Account (and not having been replenished) in accordance with this Section 6.2(h), then, notwithstanding anything to the contrary in this Section 6.2 and ARTICLE 9, including, but not limited to the expiration of the Survival Period, such Parent Indemnified Parties shall be entitled to receive, by an offset from the proceeds of any Refundable Amounts received by Parent and/or Buyer, the Company or any of their respective Subsidiaries otherwise payable to Seller in accordance with Section 6.2(e), an aggregate amount equal to the lesser of (x) the amount of Losses incurred by such Parent Indemnified Parties in respect of such Parent Indemnifiable Claim which are properly indemnifiable in accordance with ARTICLE 9 (including the limitations set forth therein) and (y) the Escrow Offset Amount. The Parties hereto shall from time to time take all actions reasonably necessary to give effect to this Section 6.2. To the extent of any inconsistency between this Section 6.2 and ARTICLE 9, this Section 6.2 shall control as to Tax matters.

Section 6.3. Access to Information. During the Pre-Closing Period, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall, and shall cause each other Group Company to provide to Parent, Buyer and their authorized representatives during normal business hours reasonable access to all books and records of the Group Companies reasonably requested (in a manner so as to not interfere with the normal business operations of any Group Company); provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (b) all requests for such access shall be directed to a Designated Contact, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Parent, Buyer or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to any Group Company if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act, the Sherman Act, as amended, and other antitrust or competition laws) or the provisions of any agreement to which any Group Company is a party. All of such information provided to Parent, Buyer or any of their Affiliates or representative shall be treated as confidential information pursuant to the terms of the

Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against Parent and Buyer. Parent and Buyer each agree that it shall (x) be bound by the Confidentiality Agreement to the same extent as Quinpario Partners LLC and (y) cause its representatives to abide by the terms of the Confidentiality Agreement with respect to any such access and information furnished to such representatives.

Section 6.4. Efforts to Consummate; Regulatory Matters.

(a) Subject to the terms and conditions herein provided, each Party shall cooperate with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

(b) Each Party shall use reasonable best efforts to obtain all consents, permits and other authorizations of all Governmental Entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by this Agreement. All fees, costs and expenses incurred in connection with obtaining such consents, permits and authorizations, including the HSR Act filing fee but excluding all legal counsel and other consultants’ fees and costs incurred by Seller or the Company in connection therewith, shall be borne by Parent. Each Party agrees to make an appropriate filing, if necessary, as soon as practicable (and, in the case of the filing under the HSR Act, in any event, within ten (10) Business Days) after the date of this Agreement), of a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) (which filing shall request early termination of the review period with respect thereto) and, to the extent applicable, make any filings or notifications with respect to such other approvals or waiting periods as may be required under other applicable antitrust and competition laws, rules and regulation (including in non-U.S. jurisdictions). Each Party shall respond as promptly as practicable to requests from the appropriate Governmental Entities for additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust, competition or similar law, rules, regulations, orders or decrees. Without limiting the foregoing, Parent and Buyer each agrees to use its commercially reasonable efforts to take all actions that are necessary or reasonably advisable or as may be required to avoid, eliminate, or resolve any impediment or objection under any antitrust, competition, or trade regulation Law that may be asserted by the FTC, the Antitrust Division or any other Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to expeditiously consummate the transactions contemplated by this Agreement; provided that, for purposes of this Section 6.4, commercially reasonable efforts shall not include (A) defending through litigation on the merits any claim asserted in any court by any party, including appeals, (B) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entity, facility or asset of Parent or its Affiliates, (C) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (D) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(c) Each Party shall (i) promptly notify the other Parties of any material communication to that Party from the FTC, the Antitrust Division or any other Governmental Entity acting under an antitrust or competition law with respect to this Agreement the transactions contemplated by this Agreement and the Ancillary Agreements and, subject to applicable Law, permit the other Party to review in advance, with a reasonable opportunity for comment thereon, any proposed communication to any of the foregoing; (ii) to the extent practicable not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry under the HSR Act or any other antitrust or competition Law concerning this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and, on the other hand, any Governmental Entity or members of their respective staffs acting under the HSR Act or any other antitrust or competition Law with respect to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Each Party shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any Party or its Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, Each Party shall promptly advise the other Parties upon their or any of their Subsidiaries receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.5. The Proxy.

(a) As promptly as practicable after the date hereof Parent shall file a proxy statement relating to the Offer and the Business Combination contemplated hereby with the SEC (as amended or supplemented from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 17,250,000 shares of Parent Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Business Combination and other transactions contemplated under this Agreement and the Ancillary Agreements, all in accordance with and as required by Parent’s Governing Documents (including the Prospectus and the Certificate of Incorporation), any related agreements with the Founders, applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with ARTICLE 8. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.5(b) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with ARTICLE 8.

(c) Without limitation, in the Proxy Statement, Parent shall (i) seek (A) to have a new incentive equity plan approved by a majority of holders present at the shareholder meeting referred to therein, (B) adoption and approval of this Agreement by the holders of Parent Common Stock in accordance with applicable law and exchange rules and regulations, and (C) to amend its certificate of incorporation to increase its authorized number of shares of Parent Common Stock and change the name of Parent, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the Proxy Solicitation Rules (as defined in the Certificate of Incorporation) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and other Offer

Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Offer Documents to be disseminated as promptly as practicable to Parent’s equityholders as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall promptly provide to Parent all information concerning the Group Companies that may be required by Federal Securities Laws or reasonably requested by Parent for inclusion in the Proxy Statement. Parent shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to Seller and the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by Seller and the Company and their respective Representatives, and shall consider in good faith any comments of such Persons. Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and Parent’s Governing Documents. Parent shall provide Seller, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that Parent, Buyer or any of their respective Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give Seller and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Parent shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit Seller, the Company and their respective Representatives to participate with Parent, Buyer or their respective Representatives in any discussions or meetings with the SEC and its staff.

(d) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Buyer shall consult with Seller prior to publicly filing any Schedules, Annexes or Exhibits to this Agreement in order to determine whether such filing is required by any applicable laws, rules, regulations, codes or ordinances of applicable Governmental Entities.

Section 6.6. Third Party Consents. Without limiting Seller’s obligations set forth in this Agreement, prior to the Closing, and as necessary, following the Closing, Seller shall, and shall prior to the Closing cause each Group Company to, use its commercially reasonable efforts to (i) notify any third parties who are required by any Material Contract or Material Lease to be notified of the transactions contemplated hereby, (ii) obtain all necessary consents, approvals or waivers from third parties (“Consents”) under any Material Contract or Material Lease (provided that grant of such Consent is not subject to any restrictions or other requirements that would adversely affect the business of the Company so that none of the effects set forth in Section 3.5(x) have or will occur as a result of the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Seller or the Company or the consummation of the transactions contemplated hereby) and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof. In furtherance of the foregoing, Purchaser shall cooperate and use all commercially reasonable efforts to assist Seller in obtaining such Consents and agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.

Section 6.7. Notice. Prior to the Closing, (a) Seller and the Company shall promptly notify Parent in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Seller or the Company in this Agreement such that any of the conditions contained in Section 7.2(b) or Section 7.2(c) would not be satisfied and (b) Parent and Buyer shall promptly notify Seller and the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Parent or Buyer in this Agreement such that any of the conditions contained in Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 6.8. Financing.

(a) Parent and Buyer shall each use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as reasonably practicable on the terms and conditions contained in the Debt Commitment Letter, and the Fee Letter (including, if required by the Lenders pursuant to the Fee Letter, the “flex” provisions thereof), including (i) until the execution of definitive written agreements and documents with respect to the Debt Financing (any such agreements and documents, the “Definitive Financing Agreements”), maintaining in effect the Debt Commitment Letter; (ii) negotiating Definitive Financing Agreements consistent with the terms and conditions contained in the Debt Commitment Letter and the Fee Letter (or on such other terms as Parent and the Lenders shall agree so long as the terms of the Definitive Financing Agreements (1) do not reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter, (2) do not contain additional or modified conditions or other contingencies to the funding of the Debt Financing than those contained in the Debt Commitment Letter, as applicable, and (3) are otherwise not reasonably likely to impair or delay the Closing or the date on which the Debt Financing would otherwise be obtained) and delivering to Seller a complete, correct and executed copy thereof as promptly as practicable after execution thereof; (iii) satisfying on a timely basis all conditions to the Debt Financing applicable to and within the control of Parent and/or Buyer set forth in the Debt Commitment Letter, the Fee Letter or the Definitive Financing Agreements, as applicable, and comply in all material respects with its obligations under the Debt Commitment Letter; (iv) obtaining such third-party consents as may be reasonably required in connection with the Debt Financing; (v) consummating the Debt Financing at the Closing; and (vi) enforcing its rights under the Debt Commitment Letter in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Neither Parent nor Buyer shall, without the prior written consent of Seller, (A) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Definitive Financing Agreements (provided that Parent may amend, replace, supplement or modify the Debt Commitment Letter without any such Seller consent if such amendment, replacement, supplement, modification, waiver or remedy does not (w) add new (or modify, in a manner adverse to any Party, any existing) conditions or contingencies to the consummation of the Debt Financing, (x) reduce the aggregate amount of the Debt Financing, (y) adversely impact the ability of Parent, Buyer, the Company or Seller, as applicable, to enforce its material rights against other parties to the Debt Commitment Letter or the Definitive Financing Agreements or otherwise adversely impact Seller or the Company, or (z) prevent, impede or delay the consummation of the transactions contemplated by this Agreement or (B) terminate or permit termination of any of the Debt Commitment Letter or the Definitive Financing Agreements. Parent and Buyer shall (promptly after execution thereof) deliver to Seller and the Company copies of any amendment, replacement, supplement, modification or waiver to the Debt Commitment Letter, Fee Letter or Definitive Financing Agreements. Parent and Buyer shall use their respective reasonable best efforts to cause the Lenders to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to cause the Closing to occur by the date the Closing is required to occur pursuant to Section 2.2, including by promptly enforcing its rights under the Debt Commitment Letter and/or Definitive Financing Agreements, as applicable, in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Parent and Buyer shall (y) give Seller and the Company prompt oral and written notice of any (A) breach or default by any party to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing, (B) any purported termination or repudiation by any party of the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing or (C) any material dispute or disagreement between or among the parties to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing, and (z) otherwise keep Seller and the Company reasonably informed of the status of Parent’s and Buyer’s efforts to arrange the Debt Financing (or replacement thereof). As soon as reasonably practicable, but in any event within two (2) Business Days of the date Seller delivers to Parent a written request, Parent shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (y) of the immediately preceding sentence. If any portion of the Debt Financing or any Alternative Financing becomes unavailable, regardless of the reason therefor, (i) Parent and Buyer shall (A) use its reasonable best efforts to obtain as promptly as practicable alternative financing (in an amount sufficient, when taken together with the proceeds from the remaining available portion of the Debt Financing) to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of the Purchase Price, all amounts required to effect redemptions of shares of Parent Common Stock in accordance with the Offer, and to pay all related fees and expenses) on terms and conditions equivalent or no less favorable in the aggregate to Parent and Buyer than those contained in the Debt Commitment Letter and the Fee Letter (taking into account any “flex” provisions) that would not have any of the effects specified in clauses (w), (x), (y) and (z) of the second sentence of this Section 6.8(a) from the same and/or other sources and enter into Definitive Financing Agreements with respect thereto (which agreements will be considered “Alternative Financing”), and (B) promptly notify Seller of such unavailability and the reason therefor and (ii) the provisions of this Section 6.8(a) shall apply to any Alternative Financing obtained mutatis mutandis, and for purposes of Section 5.8 and this Section 6.8(a), all references to the Debt Financing shall be deemed to include Alternative Financing. Parent and Buyer shall, and shall use their respective reasonable best efforts to cause their respective representatives to, comply with the terms, and satisfy on a timely basis the conditions of, the Debt Commitment Letter, any Alternative Financing, the Definitive Financing Agreements and any related fee and engagement letters.

(b) Seller and the Company acknowledge and consent that Parent may pursue an equity financing of up to $50,000,000 through the issuance of a preferred equity instrument issued by Parent (together with the Debt Financing, the “Financing”) so long as such equity financing would not be reasonably likely to impair or delay the Closing or the ability of Parent or Buyer to obtain any portion of the Debt Financing.

(c) Prior to the Closing, Seller shall, and shall cause its Subsidiaries and its and their respective directors, officers, managers, employees, consultants, counsel, accountants, agents, advisors and other representatives (“Representatives”) to, use reasonable best efforts to provide, all necessary cooperation reasonably requested by Parent and/or Buyer in connection with the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Group Companies), including using reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and, sessions with rating agencies and prospective lenders, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing (including the syndication and marketing thereof), including execution and delivery of customary representation letters in connection with bank information memoranda; (iii) facilitate the pledging of collateral at the Closing, (iv) furnish Parent, the Company and the Lenders as promptly as reasonably practicable with such financial and other pertinent information regarding the Group Companies as may be reasonably requested by Parent and providing customary representations in connection therewith, (v) provide to Parent and the Lenders and their authorized representatives during normal business hours reasonable access to all offices, properties, Contracts and books and records of the Group Companies reasonably requested to the extent not unreasonably interfering with the Group Companies’ operations, (vi) take commercially reasonable actions necessary or reasonably requested by Parent to (A) permit the prospective lenders or investors involved in the Financing to evaluate the Group Companies current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date and (B) assist Parent and Buyer establish and/or maintain, effective as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (vii) after giving effect to the resignations contemplated by Section 7.2(f)(iv), pass resolutions or consents to approve or authorize the execution of the Debt Financing, and (viii) using reasonable best efforts to assist Parent obtain waivers, consents, estoppels and approvals from other parties to Material Leases and Material Contracts and to arrange discussions among Parent and its financing sources with other parties to Material Leases and Material Contracts as of the Closing Date (it being understood that Seller shall have satisfied its obligations set forth in clauses (i) through

(viii) of this sentence if Seller shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided). The foregoing notwithstanding, (A) no obligation of Seller, its Subsidiaries or any other Person undertaken pursuant to the foregoing shall be effective until the Closing and (B) none of Seller, its Subsidiaries, nor any of the respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Financing prior to the Closing. Nothing contained in this Section 6.8(b) or otherwise in this Agreement shall require Seller, its Subsidiaries or any of their respective Affiliates or Representatives to be an issuer or other obligor with respect to the Financing prior to the Closing. Notwithstanding anything to the contrary in this Agreement, (x) the condition set forth in Section 7.2(b), as it applies to Seller’s and the Company’s obligations under this Section 6.8(b), shall be deemed satisfied and (y) Seller shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Section 6.8(b), in each case, unless the Financing has not been obtained primarily as a result of Seller’s and the Company’s willful and material breach of its obligations under this Section 6.8(b) that cannot be or has not been cured prior to the later of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that Seller and the Company are notified by Parent of such willful and material breach.

(d) Regardless of whether the Closing shall occur, Parent and Buyer shall indemnify and hold harmless Seller and its Subsidiaries and Affiliates for and against any and all losses, liabilities, claims, damages and other obligations suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Seller and its Subsidiaries or to the extent that such losses, liabilities, claims, damages and other obligations arise from misconduct of such indemnified parties), including losses, liabilities, claims, damages and other obligations suffered in connection with complying with Section 6.8(b) above.

(e) At the Closing, Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) expenses to the third parties to which they are owed and (ii) the remaining assets in the Trust Account to Parent.

(f) Notwithstanding anything herein to the contrary, neither Seller nor its Affiliates shall have any rights or claims against the Lenders (or any of their Affiliates, directors, officers, employees or agents) in connection with any proposed Debt Financing in connection with the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the transactions contemplated in this Agreement, the foregoing will not limit the rights of the parties to the Debt Financing Agreements.

Section 6.9. Public Announcements. Parent and Buyer, on the one hand, and Seller and the Company, on the other hand, shall consult with one another and seek one another’s written approval before issuing any Reviewable Document, and shall not, and shall cause their respective Affiliates not to, issue any such Reviewable Document prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 6.9 or any provision of the Confidentiality Agreement limit disclosure by Seller or any of its Affiliates (which, after the Closing, shall not include any Group Company) to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of Seller or any such Affiliate. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

Section 6.10. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Buyer each agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Group Companies will perform and discharge the Group Companies’ respective obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and Parent shall (or shall cause the Group Companies to) advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ respective Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable law.

(b) Parent and Buyer shall cause the Group Companies to, and the Group Companies shall, purchase and maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by Seller’s or any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ directors’ and officers’ liability and fiduciary insurance most recently maintained by the Group Companies; provided, however, that the Buyer shall not be required to pay an annual premium for such D&O Insurance in excess of 200% of the Group Companies’ current annual premium for D&O Insurance; and provided further that if the annual premium exceeds such amount, then Buyer shall obtain, or shall cause the Group Companies to obtain D&O Insurance with the greatest coverage available for a cost not exceeding such amount.

(c) The directors, officers, employees and agents of Parent and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.10 are intended to be third party beneficiaries of this Section 6.10. This Section 6.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and each Group Company.

Section 6.11. Exclusive Dealing. During the Pre-Closing Period, the Company and Seller shall not take, nor shall they permit any of their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Buyer and/or their respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business, the purchase and sale of the Purchased Shares contemplated hereby and the Rollover Transaction (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that each of Parent and Buyer hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and the Non-Controlled Joint Ventures and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.11. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an

Acquisition Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies and the Non-Controlled Joint Ventures or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect.

Section 6.12. Documents and Information. After the Closing Date, Parent, Buyer and the Company shall, and shall cause the Group Companies and/or Non-Controlled Joint Ventures to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies and/or Non-Controlled Joint Ventures in existence on the Closing Date and make the same available for inspection and copying by Seller during normal business hours of the Group Companies and/or Non-Controlled Joint Ventures, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Parent, Buyer or the Group Companies without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof. Each Party shall cooperate in the defense of any action or inquiry relating to periods prior to the Closing Date and each shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by another Party in connection therewith.

Section 6.13. Contact with Customers, Suppliers and Other Business Relations. During the Pre-Closing Period, each of Parent and Buyer hereby agrees that (other than with respect to the Designated Contacts) neither Parent nor Buyer is authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any partner, member, equityholder (other than Seller), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company or any Non-Controlled Joint Venture regarding any Group Company or any Non-Controlled Joint Venture, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of the Company or Seller.

Section 6.14. Employee Benefits Matters.

(a) During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent and Buyer shall provide employees of each Group Company with compensation that is no less favorable in the aggregate than the compensation provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially similar in the aggregate (determined on a group rather than an individual employee basis) to the Employee Benefit Plans and Foreign Benefit Plans and other benefit plans, programs, agreements or arrangements maintained by the Group Companies as of the Closing Date. Each of Parent and Buyer further agree that, from and after the Closing Date, Parent shall, and shall cause its Affiliates and each Group Company to, grant all Group Company employees credit for any service with any Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or any of its Affiliates or any Group Company on or after the Closing Date (the “New Plans”). In addition, Parent and Buyer shall each use their commercial best efforts to (1) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan or Foreign Benefit Plan as of the Closing Date and (2) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained in this Section 6.14 (i) shall constitute an amendment to or any other modification of any Employee Benefit Plan or Foreign Benefit Plan, (ii) shall, subject to compliance with the foregoing provisions of this Section 6.14, alter or limit any Group Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as required by law or (iii) is intended to confer upon any employee of any Group Company any right to continued employment for any period beyond any such right which may exist as of the Closing pursuant to any contract or agreement between any such employee, on the one hand, and any Group Company, on the other hand. Parent and Buyer each agree that Parent, Buyer and each Group Company shall be solely responsible for satisfying the continuation coverage requirements of COBRA for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(b) Prior to the Closing, the Company will (i) attempt in good faith to secure from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver of such Person’s rights to all of such payments and/or benefits (to the extent waived, the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) to the extent such waivers are obtained, solicit the approval of the stockholders of the Company of the Waived 280G Benefits, in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

Section 6.15. Shareholder Vote. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by Seller, from and after the date of this Agreement, Parent shall not directly or indirectly subject this Agreement or the transactions contemplated by this Agreement, any Ancillary Agreement or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of Parent. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by Parent, from and after the date of this Agreement, Seller shall not directly or indirectly subject this Agreement or the transactions contemplated by this Agreement, any Ancillary Agreement or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of membership interests of Seller.

Section 6.16. Affiliated Transactions. Except as noted in such schedule, (a) the Company shall cause all of the contracts and agreements which are required to be set forth in Schedule 3.18 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, and (b) Parent shall cause all of the contracts and agreements which are required to be set forth in Schedule 5.7 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

Section 6.17. No Parent Common Stock Transactions; Listing. Neither the Company, Seller nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing sentence. From the date of this Agreement through the Closing, Parent shall take all reasonable efforts which are necessary or reasonably desirable for Parent to remain listed as a public company on, and for shares of Parent Common Stock to be tradable over, the applicable Nasdaq market(s).

Section 6.18. No Claim Against Trust Account. Notwithstanding anything else in this Agreement, the Company and Seller acknowledge that they have read the Prospectus and understand that Parent has established the Trust Account for the benefit of Parent’s public shareholders and that Parent may disburse monies from the Trust Account only (a) to Parent’s public shareholders in the event they elect to have their shares redeemed in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a Business Combination, (c) to Parent in limited amounts for its working capital requirements and tax obligations, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Parent, and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public shareholders in the event they elect to have their shares redeemed in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a business combination, and (z) to Parent in limited amounts for its working capital requirements and tax obligations,. The Company and Seller further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by December 8, 2014, Parent will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended pursuant to the terms of the Certificate of Incorporation. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Company and Seller, for each of itself and its subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement (including the remedies provided in Section 10.14). This paragraph will survive the termination of this Agreement for any reason.

Section 6.19. Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into Parent Warrants in accordance with the terms of the promissory notes issued to evidence the borrowing). The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or shareholders.

Section 6.20. Warrant Tender. Through the Closing, solely to the extent such repurchases would not be reasonably likely to impair or delay the Closing or the ability of Parent or Buyer to obtain any portion of the Debt Financing, Parent shall be allowed to repurchase its outstanding warrants (and, if so repurchased, Parent shall be required to cancel such repurchased warrants). Prior to the Closing, Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide, all necessary cooperation reasonably requested by Parent and/or Buyer in connection with such warrant tender offer and cancellation to same extent as required pursuant to Section 6.8(c) hereof.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF

THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1. Conditions to the Obligations of the Company, Parent, Buyer and Seller. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the Parties) of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the HSR Act and all other applicable antitrust, competition or similar Laws, rules regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder) set forth on Schedule 7.1(a) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided, however, that no Party shall be entitled to invoke this condition unless the Party shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered;

(c) the Offer being completed in accordance with the terms hereof and the Offer Documents;

(d) the Parent Common Stock shall be listed on Nasdaq; and

(e) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

Section 7.2. Other Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Parent of the following further conditions:

(a) (i) the representations and warranties of the Company set forth in ARTICLE 3 hereof and Seller set forth in ARTICLE 4 hereof (in each case, other than the Company Fundamental Representations) shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be so true and correct as of such dates would not have a Company Material Adverse Effect, and (ii) the Company Fundamental Representations shall be true and correct in all material respects (except to the extent qualified by materiality or Company Material Adverse Effect, such Company Fundamental Representations shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date); provided, the representations and warranties set forth in the first sentence of Section 3.2(a), the second sentence of Section 3.2(b), and Section 3.3 shall be true and correct in all respects.

(b) Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) Parent, Buyer and/or the Company shall have received the proceeds of the Debt Financing, which together with the funds then remaining in the Trust Account and the Rollover Amount, shall be sufficient to make the payments contemplated by Section 2.3(b) and Section 2.5;

(d) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) after all payments required to be made under the Management Services Agreement have been made, the Management Services Agreement shall have been terminated;

(f) prior to or at the Closing, the Company shall have delivered the following closing documents:

(i) certificates evidencing all of the Purchased Shares in accordance with Section 2.3(a);

(ii) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company and Seller, as applicable;

(iii) a certified copy of the resolutions of the Company’s board of directors, other governing body or group of equityholders, as applicable, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iv) written resignations of each of the directors of each Group Company set forth on Schedule 7.2(f)(iv);

(v) customary payoff letters with respect to each debt facility, instrument or Lien set forth on Schedule 2.5 being repaid or terminated (as applicable) in connection with the payment of Closing Date Funded Indebtedness;

(vi) a certificate of non-foreign status for Seller that complies with Treasury Regulations Section 1.1445-2(b)(2);

(vii) the Investor Rights Agreement duly executed by the Rollover Participants; and

(viii) the Escrow Agreement duly executed by Seller; and

(g) immediately following the consummation of the Offer on the terms set forth in the Proxy Statement, there shall be at least $115,000,000 remaining in the Trust Account; provided, however, that if there is less than $115,000,000 remaining in the Trust Account immediately following the consummation of the Offer, each of Saw Mill Capital LLC, Falcon Strategic Partners III, LP and Hamilton Lane Co-Investment Fund II, LP shall have the option (exercisable in each such Person’s discretion) to transfer and contribute (in such proportions as such Person’s shall agree) to Buyer in connection with the Rollover Transaction additional Rollover Shares having an aggregate value equal to the difference between the amounts remaining in the Trust Account following the Offer and $115,000,000, in each case, in exchange for the number of equity securities of Buyer equal to the additional value so transferred and contributed divided by the Rollover Price.

Section 7.3. Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and/or Seller of the following further conditions:

(a) (i) the representations and warranties of Parent and Buyer set forth in ARTICLE 5 hereof (in each case, other than the Parent Fundamental Representations) shall be true and correct in all respects (without regard to any materiality or Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be so true and correct as of such dates would not have a Parent Material Adverse Effect, and (ii) the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

(b) Parent and Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by Parent and Buyer under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing; and

(d) prior to or at the Closing, Parent and Buyer shall have delivered the following closing documents:

(i) a certificate of an authorized officer of Parent and Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii) a certified copy of the resolutions of the Parent Board and the managing member of Buyer authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii) the Investor Rights Agreement duly executed by Parent and Buyer; and

(iv) the Escrow Agreement duly executed by Parent and the Escrow Agent.

Section 7.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts to cause the Closing to occur required by Section 6.4.

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and Seller;

(b) by Parent, if any of the representations or warranties of the Company set forth in ARTICLE 3 or the representations and warranties of the Seller set forth in ARTICLE 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(b), the Company and Seller shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from Parent to the Seller of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(b) if such breach by the Company or Seller is cured during such thirty (30) day period so that such condition would then be satisfied);

(c) by Seller, if any of the representations or warranties of Parent set forth in ARTICLE 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(c), Parent shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from Seller to Parent of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by Parent is cured during such thirty (30) day period so that such condition would then be satisfied);

(d) by either Seller or Parent, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 15, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party; if the failure to consummate the transactions contemplated by this Agreement is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement;

(e) by either Parent or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction; and

(f) by either Parent or Seller, if the Offer has not been completed as provided herein; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any Party; if the failure to consummate the Offer is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement or applicable law.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party, its Affiliates, or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Section 6.8(d) and ARTICLE 10, and (b) any liability of any Party for any willful and material breach of the covenants and agreements set forth in this Agreement (which, for the avoidance of doubt and without limiting any Party’s rights hereunder (including any rights to specific performance pursuant to Section 10.14) shall be deemed to include any willful failure by Parent and/or Buyer to, when required, consummate the transactions contemplated by this Agreement) prior to such termination. For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3. Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void. No amendment or modification of Section 6.8(f), Section 6.18, the last two sentences of this Section 8.3, Section 10.3, the proviso in the first sentence of Section 10.8, Section 10.11 and the second paragraph of Section 10.12 of this Agreement shall be effective without the consent of a majority of the Lenders (based on their respective commitments under the Debt Commitment Letters) (which consent shall not be unreasonably withheld, delayed or conditioned) to the extent the Lenders would be adversely and materially affected by such amendment or modification.

Section 8.4. Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Parent and/or Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Parent and/or Buyer contained herein or in any document, certificate or writing delivered by Parent and/or Buyer pursuant hereto or (c) waive compliance by Parent and/or Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Parent and Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto or (iii) waive compliance by the Company or Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.

ARTICLE 9

INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants. All of the representations and warranties, covenants and agreements contained herein shall survive the Closing and remain in full force and effect for the Survival Period; provided, however, that in all cases, (a) representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof and (b) all covenants and agreements that contemplate performance following the Closing shall survive in accordance with their respective terms as provided in this Agreement.

Section 9.2. Indemnification.

(a) Indemnification by Seller. Subject to the other provisions of this ARTICLE 9, from and after the Closing, the Seller (the “Seller Indemnifying Party”) shall indemnify Parent, Buyer and each of their Affiliates and each of their respective Representatives, and successors and assigns, as the case may be (the “Parent Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation (in each case other than punitive damages or damages determined as a multiple of income, revenue or the like, except and to the extent paid or payable as part of a Third Party Claim), suffered or paid by them (collectively, “Losses”) as a result and to the extent of: (i) any breach of any representations or warranties by the Company or Seller; provided, that notwithstanding anything in this Agreement to the contrary, for the purpose of determining whether a representation or warranty has been breached for purposes of the obligations to indemnify set forth in this ARTICLE 9, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded (except with respect to Section 3.4(a), Section 3.6, Section 3.7 Section 3.11(h), and Section 3.20) so long as the Losses arising out of or relating to such breach would exceed $50,000, (ii) any breach by the Company or the Seller of any of its covenants or agreements contained in this Agreement that are required to be performed prior to the Closing Date and (iii) any Tax for, attributable to or arising from any Tax period (or portion thereof) ending on or prior to the Closing Date (including any penalties and interest) as determined pursuant to Section 6.2, provided that Losses shall not include any amount of Taxes payable as a result of the JV Sale unless the aggregate amount of all such Taxes payable as a result of the JV Sale exceeds $3,000,000 (it being understood that once this threshold has been exceeded, Losses shall only include such amounts payable as a result of the JV Sale in excess of $3,000,000) (“Parent Indemnifiable Claims”). The Parent Indemnified Parties shall not be entitled to indemnification under this ARTICLE 9 (other than with respect to Parent Indemnifiable Claims under clauses (ii) or (iii) above) unless the aggregate of all of the Indemnifying Party’s obligations to indemnify the Parent Indemnified Parties pursuant to this ARTICLE 9 exceeds $5,386,500 (the “Basket”), and once this threshold has been exceeded, the Indemnifying Party shall indemnify the Parent Indemnified Parties only for all such obligations in excess of the Basket, subject to the limitations set forth in Section 9.3 hereof.

(b) Indemnification by Parent. Subject to the other provisions of this ARTICLE 9, from and after the Closing, Parent (the “Parent Indemnifying Party”, and together with the Seller Indemnifying Party, the “Indemnifying Parties”) shall indemnify Seller and each of their Affiliates and each of their respective Representatives, and successors and assigns, as the case may be (together with the Parent Indemnified Parties, the “Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all Losses as a result and to the extent of: (i) any breach of any representations or warranties by the Parent or Buyer, (ii) any breach by each of the Parent or Buyer of any of its covenants or agreements contained in this Agreement, and (iii) any Tax for, attributable to or arising from any Tax period (or portion thereof) ending on or after the Closing Date (including any penalties and interest).

Section 9.3. Limitations on Indemnification.

(a) Other than with respect to Losses which were the result of fraud, the maximum amount the Parent Indemnified Parties shall be entitled to recover in the aggregate with respect to any and all Parent Indemnifiable Claims hereunder shall be the Indemnification Escrow Amount. The funds in the Indemnification Escrow Account shall be the sole source of recovery for any Parent Indemnifiable Claims hereunder, other than with respect to Losses which were the result of fraud (in the case of fraud, the funds in the Indemnification Escrow Account shall be the initial source of recovery hereunder). For the avoidance of doubt, once the funds in the Indemnification Escrow Account are exhausted, other than with respect to Losses which were the result of fraud, there shall be no further claim by any Parent Indemnified Party under this ARTICLE 9.

(b) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any Indemnifiable Claim, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. For purposes of this ARTICLE 9, all Losses shall be computed net of (i) any insurance proceeds actually received (other than pursuant to the R&W Policy), (ii) any amounts recovered by the Indemnified Party or any of its respective Affiliates from any Person with respect to such Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any Tax benefit actually realized, in each case by the Indemnified Party (as applicable, or any Affiliate thereof) that is attributable to the Losses to which such claim relates, and with respect to clause (iii) to the taxable period in which such Losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any Tax detriment suffered by the Indemnified Parties as a result of such Losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements). The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause their respective Affiliates to pursue, all insurance claims, other third party payments and Tax benefits to which it or they may be entitled in connection with any Losses incurred. If any Indemnified Party actually receives any insurance or other third party payment in connection with any claim for Losses for which it has already received a payment under this ARTICLE 9, it shall pay to Seller or Parent, as applicable, within thirty (30) days after such payment is received, an amount equal to the excess of (x) the amount previously received by such Indemnified Party with respect to such claim plus the amount of such insurance or other third party payment, less the costs of collection and, if insurance proceeds are received, any increase in premiums directly caused by the receipt of such insurance proceeds, over (y) the amount of Losses to which Parent or Seller, as applicable, has become entitled under this Agreement in connection with such claim.

(c) Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of any Losses incurred as a result of any breach of the representations and warranties and covenants contained in this Agreement, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded (except with respect to Section 3.4(a), Section 3.6, Section 3.7 and Section 3.20).

(d) Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

(e) In no event shall any Parent Indemnified Party be entitled to indemnification pursuant to this ARTICLE 9 with respect to any Liability (including any Liability for Taxes) that is accrued (and then only to the extent thereof) in or that was otherwise taken into account in the calculation of the Purchase Price or any payment or offset made or taken pursuant to Section 6.2(h).

Section 9.4. Indemnification Procedures.

(a) Indemnifying and Indemnified Parties. Following the incurrence of any Losses by an Indemnified Party who believes that such party is entitled to indemnification pursuant to this ARTICLE 9, the Indemnified Party shall deliver to Parent or Seller, on behalf of the Indemnifying Parties, a notice of claim (“Notice of Claim”) which shall (i) state that the Indemnified Party has paid or will have to pay Losses for which such Indemnified Party is entitled to indemnification pursuant to ARTICLE 9; and (ii) specify in reasonable detail to the extent then known each individual item of Loss included in the amount so stated and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the actual or estimated amount to which such Indemnified Party claims to be entitled hereunder. The Indemnifying Party shall be permitted to object in accordance with the procedures set forth in Section 5 of the Escrow Agreement.

(b) Third Party Claims. The obligations and liabilities of Indemnifying Parties under this ARTICLE 9 with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this ARTICLE 9 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give Parent or Seller, on behalf of the Indemnifying Parties, notice of such Third Party Claim as soon as reasonably practicable following, and in any event within 30 days of, the receipt by the Indemnified Party of such notice. The Notice of Claim shall describe in reasonable detail the facts known to the Parent Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom. The failure of the Indemnified Party to provide prompt notice of any claim within the time periods specified shall not release, waive or otherwise affect Indemnifying Parties’ obligations with respect thereto except to the extent that the Indemnifying Parties are materially prejudiced as a result of such failure. The Indemnifying Party shall be permitted to object to any such Notice of Claim in accordance with the procedures set forth in Section 5 of the Escrow Agreement.

(c) Defense of Claims. The Indemnifying Parties shall be entitled to assume and control the defense of any Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if (i) it gives notice of its intention to do so to the Indemnified Party within 30 days of receiving notice of the Third Party Claim, (ii) the Indemnifying Parties have sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iv) the Third Party Claim does not include criminal charges and (v) the Third Party Claim were to be decided adversely to the Indemnifying Party, such a decision could reasonably be expected to result in Losses for which the Indemnifying Party would be responsible for a greater portion of the Losses related to such Third Party Claim than the Indemnified Party. If the Indemnifying Parties do not assume the defense of a Third Party Claim in accordance with this Section 9.4(c), the Parent Indemnified Party may continue to defend the Third Party Claim. The Parent Indemnified Party shall cooperate with the Indemnifying Parties in such defense and make available to the Indemnifying Parties, at the Indemnifying Parties’ expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Party’s possession or under the Parent Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Parties. Except with the written consent of the Parent Indemnified Party, the Indemnifying Parties shall not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the Parent Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding, unless there is no finding or admission of (A) any violation of law by the Parent Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Parent Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Parent Indemnified Party (or any affiliate thereof).

Section 9.5. Representations and Warranties Insurance. Parent will procure a transaction representations and warranties insurance policy (“R&W Policy”), with Seller bearing 50% of such cost (including any deposits that may be required at signing to procure such coverage) in an amount not to exceed $750,000 to Seller (“Seller Insurance Payment”). Parent will determine the appropriate level and type of coverage. Seller agrees to advance (or cause Jason to advance), or has already advanced (or caused Jason to advance), $150,000 for the deposit with respect to the insurance described in this Section 9.5, which amount shall be credited against the Seller Insurance Payment. In the event of the termination of this Agreement in accordance with the terms hereof, to the extent the Seller Insurance Payment (or related deposit) has been made, such payment shall be reimbursed in full to Jason within one (1) Business Day of the termination of this Agreement; provided, however that Jason shall not have any right to reimbursement pursuant to this Section 9.5 if the failure to consummate the transactions contemplated by this Agreement is the direct result of a breach by Seller or the Company of its representations, warranties, obligations or covenants under this Agreement.

Section 9.6. Release of Indemnification Escrow Amount. Any funds remaining in the Indemnification Escrow Account as of 5:00 p.m. New York local time on the date the Survival Period expires shall be released to Seller as promptly as practicable; provided, however, if any Parent Indemnified Party has given timely notice of a Parent Indemnifiable Claim which specifies the amount of Losses and such claim is then pending, the Escrow Agent shall retain a portion of the remaining Indemnification Escrow Amount equal to the amount of such claimed Losses until it receives joint written instructions of the Buyer and Seller or a final non-appealable order of a court of competent jurisdiction, upon which the Escrow Agent shall pay such retained portion of Indemnified Escrow Amount, if any, to the Seller in accordance with this paragraph.

Section 9.7. Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive remedy with respect to any breach of the covenants, agreements, representations or warranties set forth in this Agreement (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any other Environmental Laws, or relating to Hazardous Substances), except (a) in the case of fraud by any Person, (b) for any action seeking specific performance, declaratory judgment or injunctive relief and (c) for the avoidance of doubt, the remedies set forth in Section 2.4.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Letter of Intent, and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes (including, for the avoidance of doubt, in connection with the Debt Financing), without the prior written consent of Parent and Seller, provided that no assignment to any lender will in any way affect Parent’s and/or Buyer’s obligations or liabilities under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent and/or Buyer:

Quinpario Acquisition Corp.

12935 North Forty Drive, Suite 201

Saint Louis, MO 63141

Attention:	General Counsel
Facsimile:	(775) 206-7966

with a copy (which shall not constitute notice to Parent or Buyer) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention:	Robert H. Friedman, Esq.
Jason Saltsberg, Esq.
Facsimile:	(212) 451-2222
E-mail:	rfriedman@olshanlaw.com
jsaltsberg@olshanlaw.com

To the Seller:

Jason Partners Holdings LLC

c/o Saw Mill Capital LLC

555 Pleasantville Road

South Building, Suite 220

Briarcliff Manor, NY 10510

Attention: Howard Unger and Scott Rivard

Facsimile:	(914) 741 9099
E-mail:	hunger@sawmillcapital.com
srivard@sawmillcapital.com

and

Jason Partners Holdings LLC

c/o FSP III Jason Investment, LLC

21 Custom House Street, 10th Floor

Boston, MA 02110

Attention:	John Schnabel
Facsimile:	(212) 300-0299
E-mail:	jschnabel@falconinvestments.com

with a copy (which shall not constitute notice to the Sellers) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Christopher J. Torrente, Esq.
Joshua F. Soszynski, Esq.
Facsimile:	(212) 446-6460
E-mail:	christopher.torrente@kirkland.com
joshua.soszynski@kirkland.com

and

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005-1702

Attention:	John Papachristos
Facsimile:	(212) 378-2552
E-mail:	jpapachristos@cahill.com

To the Company (prior to the Closing):

Jason Partners Holdings Inc.

411 East Wisconsin Avenue, Suite 2120

Milwaukee, WI 53202

Attention:	General Counsel
Facsimile:	(414) 277-9445
E-mail:	wschultz@jasoninc.com

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Christopher J. Torrente, Esq.
Joshua F. Soszynski, Esq.
Facsimile:	(212) 446-6460
E-mail:	christopher.torrente@kirkland.com
joshua.soszynski@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3. Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. The Debt Commitment Letter and the Fee Letter and the performance thereof by the Debt Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.4. Fees and Expenses. Except as otherwise set forth in this Agreement or the Letter of Intent, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Group Companies to, pay all Seller Expenses in accordance with Section 2.5; provided, further that the Parties agree that the reference in Section 6 of the Letter of Intent to the four month anniversary of the Letter of Intent shall be extended until the Outside Date.

Section 10.5. Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits and Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) references to a Person are also to its successors and permitted assigns; (v) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise and (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 10.6. Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this

Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant to Section 7.2(f) or Section 7.3(d), as the case may be) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.2(b), Section 6.10, and Section 6.14 , nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that each Debt Financing Source, its Affiliates and their respective successors and assigns is an intended third party beneficiary of and shall be entitled to enforce the provisions contained in Section 6.8(f), Section 6.18, the last sentence of Section 8.3, Section 10.3, the proviso in the first sentence of Section 10.8, Section 10.11 and the second paragraph of Section 10.12. Notwithstanding the immediately preceding sentence: (i) prior to the Closing, Seller shall have the right, on behalf of its equityholders, to pursue equitable remedies pursuant to Section 10.14 or, if such equitable remedies are not sought or are not granted as a remedy, damages (which Parent and Buyer acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such equityholders, taking into consideration relevant matters, including the total amount payable to Sellers and such equityholders as a result of this Agreement and the time value of money, which, in each case, shall be deemed in such event to be damages of Seller and shall be recoverable by Seller); provided, however, that the rights granted pursuant to this clause (i) will be enforceable on behalf of Seller’s equityholders only by Seller in its sole and absolute discretion; and (ii) nothing in this Agreement shall modify, alter or otherwise derogate from any right or remedy available to any Person under the Exchange Act in connection with the transactions contemplated by this Agreement.

Section 10.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, to the extent that any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement or the Schedules addresses a particular issue with specificity, and no breach by the Company or any Seller exists under such specific provision, the Company shall not be deemed to be in breach of any other provision of this Agreement (with respect to such issue) that addresses such issue with less specificity than such specific provision and if such specific provision is qualified or limited by the Company’s knowledge, or in any other manner, no other provision shall supersede or limit such qualification in any manner.

Section 10.9. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10. Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “to the knowledge of the Company” and any derivations thereof shall mean the actual knowledge as of the date hereof (and shall in no event encompass constructive, imputed or similar concepts of knowledge), of David Westgate, Stephen Cripe, William Schultz, John Hengel, Florestan Von Boxberg, Srivas Prasad, Brian French and David Cataldi, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING WITH RESPECT TO THE DEBT FINANCING), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.12. Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Notwithstanding anything in this Section 10.12 to the contrary, each of the Company, Seller, Parent and Buyer agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The provisions of this Section 10.12 shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 10.12.

Section 10.13. Waiver of Conflicts; Jointly Privileged Information.

(a) Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller, its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Buyer and the Group Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Parent, Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.

(b) Notwithstanding any other provision in this Agreement, prior to the Closing, Seller shall be permitted to copy (or, in the case of any of the following information that is related to the Transaction, to remove) from the Group Companies any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one or more of the Group Companies on the one hand, and any of Seller and its Affiliates on the other hand (“Jointly Privileged Information”). From and after the Closing, Parent and Buyer shall cause the Group Companies to provide to Seller copies (including electronic, digital, or otherwise) of any Jointly Privileged Information that is inadvertently not copied or removed (as applicable) prior to the Closing. Seller agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 10.13(b) shall be returned to the Group Companies promptly following completion of such review if it is determined by Seller that such email, document or other record does not contain Jointly Privileged Information.

Section 10.14. Remedies. As a material inducement for each Party to enter into this Agreement and consummate the transactions contemplated hereby, each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged and that a Party would not have any adequate remedy at law in the event that any of the term or provision of this Agreement is not performed in accordance with its specific terms or otherwise are breached or threatened to be breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of any of the term or provision of this Agreement, and to enforce specifically the performance by any other party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive (a) any claim that the Party seeking such relief has an adequate remedy at law and (b) any requirement to post any bond, in each case, in connection with obtaining such relief. The equitable remedies described in this Section 10.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue. Subject to the foregoing, each of the Parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other parties under this Agreement. Notwithstanding the foregoing, Seller and the Company will not be entitled to an injunction or injunctions or specific performance to enforce the obligations of Parent or Buyer to effect the Closing pursuant to Section 2.2 unless: (i) all the conditions set forth in Section 7.1 and Section 7.2 would have been satisfied if the Closing were to have occurred at such time; and (ii) with respect to any funding of the Debt Financing to occur at the Closing, Seller has irrevocably confirmed that if the Debt Financing is funded, then the Closing will occur.

Section 10.15. No Recourse. All actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the transactions contemplated by this Agreement to be consummated (including any Debt Financing), may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.7), are those solely of) the Persons that are expressly identified as parties to this Agreement and (other than by Parent or Buyer with respect to claims arising under the Debt Commitment Letter) not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (including any Debt Financing Source) to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (including any Debt Financing Source) (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and (other than claims of Parent and/or Buyer arising under the Debt Commitment Letter) each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY
JASON PARTNERS HOLDINGS INC.

By:	/s/ David Westgate
Name:	David Westgate
Title:	Chief Executive Officer

SELLER
JASON PARTNERS HOLDINGS LLC

By:	/s/ David Westgate
Name:	David Westgate
Title:	Chief Executive Officer

PARENT
QUINPARIO ACQUISITION CORP.

By:	/s/ Jeffry N. Quinn
Name:	Jeffry N. Quinn
Title:	President and Chief Executive Officer

BUYER
JPHI HOLDINGS INC.

By:	/s/ D. John Srivisal
Name:	D. John Srivisal
Title:	President and Treasurer

Annex B

March 14, 2014

Board of Directors

Quinpario Acquisition Corp.

12935 N. Forty Drive, Suite 201

St. Louis, Missouri 63141

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Quinpario Acquisition Corp. (the “Company”) is considering entering into a Stock Purchase Agreement (the “Purchase Agreement”) with Jason Partners Holdings LLC (the “Seller”), Jason Partners Holdings Inc. (“Jason, Inc.”) and JPHI Holdings Inc., a subsidiary of the Company (“Buyer”), pursuant to which the Company will acquire (the “Acquisition”), through a combination of purchase, exchange for shares of common stock of Buyer and redemption, all of the issued and outstanding shares of Jason, Inc. on a cash-free, debt-free basis, for an aggregate purchase price of $538.7 million (the “Purchase Price”). The Purchase Price is subject to adjustment (including to reflect the rollover by certain members of the Seller and management of Jason, Inc. (the “Rollover Participants”) of their interests in Jason, Inc. in exchange for shares of common stock in Buyer), and the Acquisition is to be consummated, on terms and conditions more fully set forth in the Purchase Agreement.

The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as to (i) the fairness, from a financial point of view, to the Company of the Purchase Price to be paid by the Company in the Acquisition pursuant to the Purchase Agreement, and (ii) whether the fair market value of Jason, Inc. equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account) (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Acquisition and related matters with the Company’s counsel and reviewed a draft copy of the Purchase Agreement, dated March 11, 2014;

(ii)	reviewed the audited consolidated financial statements of Jason, Inc. for the three years ended December 31, 2012, and unaudited interim consolidated monthly financial statements of Jason, Inc. for the period from January 1, 2012 through December 31, 2013;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and Jason, Inc.;

(iv)	held discussions with the Company’s management, including, without limitation, with respect to, estimates of certain transaction charges and the pro forma financial impact of the Acquisition on the Company;

(v)	reviewed certain non-publicly available information concerning Jason, Inc., including internal financial analyses and forecasts (A) prepared by management of the Seller, as adjusted by management of the Company, or (B) prepared by management of the Company, which we were directed by the Company to use for purposes of our analysis, and held discussions with the Company’s senior management regarding recent developments;

(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our analysis;

(viii)	compared the enterprise values of Jason, Inc. implied by the various financial analyses we conducted to the amount held in trust by the Company for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust);

(ix)	participated in certain discussions and negotiations between representatives of the Company and the Seller;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xi)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of Jason, Inc.’s industry generally.

In rendering our Opinion, we have relied upon and assumed, with your acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or the Seller, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts regarding Jason, Inc. (i) prepared by management of the Seller and adjusted by management of the Company, or (ii) prepared by management of the Company and supplied to us by the Seller and the Company, as applicable, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and the Seller, as applicable, as to the future operating and financial performance of Jason, Inc. and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof. For purposes of the Opinion, we also assumed, at your direction and with your consent, that the per share value of the shares of Buyer common stock issued to the Rollover Participants in the Acquisition is equal to the current cash per share held in trust for the benefit of the Company’s public stockholders (subject to certain adjustments as provided in the Purchase Agreement).

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Jason, Inc. since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or Jason, Inc.’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Acquisition will be satisfied and not waived. In addition, we have assumed that the definitive Purchase Agreement will not differ materially from the draft we reviewed. We have also assumed that the Acquisition will be consummated substantially on the terms and conditions described in the Purchase Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Purchase Price, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Acquisition will not have an adverse effect on the Company, Jason, Inc. or the Acquisition. We have assumed that the Acquisition will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and all other laws applicable to the Company, the Seller and Jason, Inc. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, Jason, Inc., the Acquisition and the Purchase Agreement.

Our Opinion is limited to whether, as of the date hereof, the Purchase Price to be paid by the Company in the Acquisition is fair to the Company, from a financial point of view, and whether the fair market value of Jason, Inc. equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account) and does not address any other terms, aspects or implications of the Acquisition, including, without limitation, the form or structure of the Acquisition, any consequences of the Acquisition on the Company, its stockholders, creditors or any other constituencies of the Company, or any terms, aspects or implications of any voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Acquisition or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company; (ii) the legal, tax or accounting consequences of the Acquisition on the Company, its stockholders or any other party; (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of the Seller, the Company or Jason, Inc., or class of such person, relative to the compensation paid to any other party; or (iv) whether the Company has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Purchase Price at the closing of the Acquisition. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s securities will trade following public announcement or consummation of the Acquisition.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Seller or the Company or their respective advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Further, the credit, financial and stock markets are often affected by periods of volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Jason, Inc. or the Acquisition. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Acquisition. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Acquisition or to any stockholder of the Company or member of the Seller as to how any such stockholder or member should vote at any stockholders’ or members’ meeting at which the Acquisition may be considered, or whether or not any stockholder of the Company or member of the Seller should enter into a voting, members’, stockholders’ or affiliates’ agreement with respect to the Acquisition, or exercise any redemption or repurchase or exchange rights that may be available to such stockholder or member. In addition, the Opinion does not compare the relative merits of the Acquisition with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Acquisition. We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Jason, Inc.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Acquisition and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Acquisition (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Acquisition and is not creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Acquisition. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Stifel may seek to provide investment banking services to the Company, the Seller or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may effect transactions in the equity securities of the Company and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Purchase Price to be paid by the Company in the Acquisition pursuant to the Purchase Agreement is fair to the Company, from a financial point of view, and (ii) the fair market value of Jason, Inc. (measured by the enterprise values implied by the various financial analyses we conducted in connection with our Opinion) equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JASON INDUSTRIES, INC.

Jason Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Jason Industries, Inc.” The Corporation was originally incorporated under the name “Quinpario Acquisition Corp.”, the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 31, 2013, and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 8, 2013 (the “Prior Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Second Amended and Restated Certificate restates, integrates and further amends the provisions of the Prior Certificate.

4. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Prior Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Jason Industries, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Vcorp Services, LLC, 1811 Silverside Road, Wilmington DE 19810, New Castle County, and the name of the Corporation’s registered agent at such address is Vcorp Services LLC.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 125,000,000 shares, consisting of 120,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, each class to hold office until its successors are elected and qualified. Each initial director in Class I shall hold office for a term that expires at the first annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation; each initial director in Class II shall hold office for a term that expires at the second annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation; and each initial director in Class III shall hold office for a term that expires at the third annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a three-year term by the stockholders as provided in this Section 5.2. In no case shall a decrease in the number of directors for a class shorten the term of an incumbent director.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have currently or in the future.

ARTICLE X

EXCLUSIVE JURISDICTION

Section 10.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 10.2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Enforceability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Notwithstanding anything contained in this Second Amended and Restated Certificate or in the Bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles V, VI, VII, VIII, X and this Article XI may not be repealed or amended in any respect, and no other provisions may be adopted, amended, or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles V, VI, VII, VIII, X and this Article XI, unless such action is approved by the affirmative vote of the holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class provided, however, that Article VIII of this Second Amended and Restated Certificate may be amended only as provided therein.

IN WITNESS WHEREOF, Quinpario Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this [    ] day of [                    ], 2014.

QUINPARIO ACQUISITION CORP.

By:
Name: Jeffry N. Quinn
Title: President and Chief Executive Officer

Annex D

JASON INDUSTRIES, INC.

2014 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Jason Industries, Inc. 2014 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of the Participant’s duties for the Company or an Affiliate, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.6 “Change in Control” has the meaning set forth in 11.2.

2.7 “Change in Control Price” has the meaning set forth in Section 11.1.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.9 “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.10 “Common Stock” means the common stock, $.0001 par value per share, of the Company.

2.11 “Company” means Quinpario Acquisition Corp., a Delaware corporation, and its successors by operation of law.

2.12 “Consultant” means any Person who is an advisor or consultant to the Company or its Affiliates.

2.13 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.14 “Effective Date” means the effective date of the Plan as defined in Article XV.

2.15 “Eligible Employees” means each employee of the Company or an Affiliate.

2.16 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.19 “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.20 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.21 “Lead Underwriter” has the meaning set forth in Section 14.20.

2.22 “Lock-Up Period” has the meaning set forth in Section 14.20.

2.23 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.24 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.25 “Non-Tandem Stock Appreciation Right” shall mean the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.26 “Other Cash-Based Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.27 “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.28 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.29 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.30 “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

2.31 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.32 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.33 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

2.34 “Plan” means this Jason Industries, Inc. 2014 Omnibus Incentive Plan, as amended from time to time.

2.35 “Proceeding” has the meaning set forth in Section 14.9.

2.36 “Reference Stock Option” has the meaning set forth in Section 7.1.

2.37 “Registration Date” means the date on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

2.38 “Reorganization” has the meaning set forth in Section 4.2(b)(ii) hereof.

2.39 “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.

2.40 “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.41 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.42 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

2.43 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.44 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.45 “Stock Appreciation Right” shall mean the right pursuant to an Award granted under Article VII.

2.46 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.

2.47 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.48 “Tandem Stock Appreciation Right” shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (i) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).

2.49 “Ten Percent Stockholder” means a Person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.50 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.51 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director.

Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.52 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.53 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.54 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

2.55 “Transition Period” means the period beginning with the Registration Date (or the date that the Company otherwise become publicly held without an initial public offering) and ending as of the earlier of: (i) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Registration Date occurs; and (ii) the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2).

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Performance Awards; (v) Other Stock-Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine the amount of cash to be covered by each Award granted hereunder;

(f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(g) to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j) to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant’s consent. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any Person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.7 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such Person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV SHARE LIMITATION

4.1 Shares. (a) The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 3,814,780 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 3,814,780 shares. With respect to Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under Sections 4.1(a) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.

(b) Individual Participant Limitations. To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the following individual Participant limitations shall only apply after the expiration of the Transition Period:

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights, or shares of Restricted Stock, or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 1,000,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 2,000,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii) The maximum number of shares of Common Stock subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 1,000,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company.

(iv) The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(v) The individual Participant limitations set forth in this Section 4.1(b) (other than Section 4.1(b)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 11.1:

(i) If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares of Common Stock, or combines (by reverse split, combination or otherwise) its outstanding Common Stock into a lesser number of shares of Common Stock, then the respective exercise prices for outstanding Awards that provide for a Participant elected exercise and the number of shares of Common Stock covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(ii) Excepting transactions covered by Section 4.2(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity (each, a “Reorganization”), then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), or (C) the purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iii) If there shall occur any change in the capital structure of the Company other than those covered by Section 4.2(b)(i) or 4.2(b)(ii), including by reason of any extraordinary dividend (whether cash or equity), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee may adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iv) Any such adjustment determined by the Committee pursuant to this Section 4.2(b) shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.2(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.2.

(v) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or this Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise or payment by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be required with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V ELIGIBILITY

5.1 General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI STOCK OPTIONS

6.1 Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

(m) Deferred Delivery of Common Stock. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII STOCK APPRECIATION RIGHTS

7.1 Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2 Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that the exercise or termination of the Reference Stock Option causes, the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c) Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.4(c).

(d) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.

(e) Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares of Common Stock in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(f) Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g) Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan.

7.3 Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.

7.4 Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.4, Non-Tandem Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.4(c), Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e) Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.

(f) Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Non-Tandem Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g) Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5 Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights.

7.6 Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VIII

RESTRICTED STOCK

8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

8.2 Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Quinpario Acquisition Corp. (the “Company”) 2014 Omnibus Incentive Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated                     . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(b) Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c) Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

PERFORMANCE AWARDS

9.1 Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the

Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 9.2(c).

9.2 Terms and Conditions. Performance Awards awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant.

(e) Payment. Following the Committee’s determination in accordance with Section 9.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(g) Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE X

OTHER STOCK-BASED AND CASH-BASED AWARDS

10.1 Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Stock-Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

10.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Award.

(c) Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

10.3 Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes hereof, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d) Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

11.2 Change in Control. Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company,

Quinpario Partners or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 11.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 11.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

11.3 Initial Public Offering not a Change in Control. Notwithstanding the foregoing, for purposes of the Plan, the occurrence of the Registration Date or any change in the composition of the Board within one year following the Registration Date (or the date that the Company otherwise become publicly held without an initial public offering) shall not be considered a Change in Control.

ARTICLE XII

TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals for Restricted Stock, Performance Awards or Other Stock-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (viii) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIII

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Legend. The Committee may require each Person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

14.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

14.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

14.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such Person.

14.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 14.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

14.7 Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder’s agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such stockholder’s agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder’s agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).

14.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

14.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

14.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.12 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

14.13 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

14.14 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.15 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by Persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.16 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

14.17 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

14.18 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.19 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent Person or other Person incapable of receipt thereof shall be deemed paid when paid to such Person’s guardian or to the party providing or reasonably appearing to provide for the care of such Person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

14.20 Lock-Up Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period.

14.21 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

14.22 Section 162(m) of the Code. Notwithstanding any other provision of the Plan to the contrary, (i) prior to the Registration Date (or the date that the Company otherwise become publicly held without an initial public offering) and during the Transition Period, the provisions of the Plan requiring compliance with Section 162(m) of the Code for Awards intended to qualify as “performance-based compensation” shall only apply to the extent required by Section 162(m) of the Code, and (ii) the provisions of the Plan requiring compliance with Section 162(m) of the Code shall not apply to Awards granted under the Plan that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

14.23 Post-Transition Period. Following the Transition Period, any Award granted under the Plan that is intended to be “performance-based compensation” under Section 162(m) of the Code, shall be subject to the approval of the material terms of the Plan by a majority of the stockholders of the Company in accordance with Section 162(m) of the Code and the treasury regulations promulgated thereunder.

14.24 Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE XV

EFFECTIVE DATE OF PLAN

The Plan shall become effective on March 14, 2014, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

ARTICLE XVI

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals.

QUINPARIO ACQUISITION CORP.

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	earnings per share;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow;

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

•	total shareholder return;

•	economic value added;

•	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	reduction in operating expenses.

A-1

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

A-2

Annex E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 16, 2014, by and among Jason Partners Holdings LLC, a Delaware limited liability company (“Parent”), Jason Partners Holdings Inc., a corporation and wholly owned subsidiary of Parent (“Sub”) and Jeffry N. Quinn Family Trust uad 8/10/2012 (“Quinn Trust”), Quinpario Partners LLC (“Quinpario Partners”), Quinpario Partners I, LLC (“Quinpario Partners I”), and Jeffry N. Quinn (“Quinn” and together with Quinn Trust, Quinpario Partners and Quinpario Partners I, each a “Stockholder”, and collectively, the “Stockholders”). Parent, Sub and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Quinpario Acquisition Corp., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”).

WHEREAS, Parent, Sub, the Company and JPHI Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Buyer”), propose to enter into a Stock Purchase Agreement, dated as of the date hereof (as the same may be amended from time to time, the “Stock Purchase Agreement”), pursuant to which Buyer will acquire all of the outstanding shares of common stock of Sub (the “Transaction”); and

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Stock Purchase Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the

Company, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Stock Purchase Agreement and approval of the Transaction and the other transactions contemplated by the Stock Purchase Agreement (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Stock Purchase Agreement, and (c) against the following actions or proposals (other than the transactions contemplated by the Stock Purchase Agreement): (i) any Acquisition Transaction or any proposal in opposition to approval of the Stock Purchase Agreement or in competition with or materially inconsistent with the Stock Purchase Agreement; and (ii) (A) any material change in the present capitalization of the Company or any amendment of the certificate of incorporation or bylaws of the Company; (B) any change in the Company’s corporate structure or business; or (C) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Stock Purchase Agreement or could reasonably be expected to result in any of the conditions to the Company’s obligations under the Stock Purchase Agreement not being fulfilled. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder in his or her capacity as a director of the Company.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without Parent’s or Sub’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify Parent and Seller promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by each Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this

Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with Parent and Sub to effect the transactions contemplated hereby including the Transaction.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with Parent and Sub that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a Business Combination, other than to recommend that stockholders of the Company vote in favor of adoption of the Stock Purchase Agreement, the Transaction and the other transactions contemplated by the Stock Purchase Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, Parent and Sub that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of Parent and Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants to Parent and Sub as follows:

Section 4.1 Binding Agreement. Each Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholders has been duly authorized by all necessary corporate, limited liability or partnership action on the part of the Stockholders, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by Parent and Sub, constitutes a legal, valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I sets forth opposite each Stockholder’s name the number of shares of Common Stock over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, each Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares. Each Stockholder has good and valid title to the Common Stock denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by any Stockholder pursuant to arrangements made by such Stockholder.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Stockholders, the consummation by the Stockholders of the transactions contemplated hereby or compliance by the Stockholders with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of any Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as could not reasonably be expected to impair any Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Reliance by Parent and Sub. Stockholder understands and acknowledges that Parent and Sub are entering into the Stock Purchase Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, no Stockholder (a) has entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Shares and (c) has entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of its material obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to the Stockholders as follows:

Section 5.1 Binding Agreement. Each of Parent and Sub is a Delaware corporation or limited liability company, as applicable, duly organized and validly existing under the laws of the jurisdiction of its organization. Each of Parent and Sub has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Sub. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of either Parent or Sub, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as could not reasonably be expected to impair Parent’s or Sub’s ability to perform their obligations under this Agreement.

Section 5.3 Reliance by the Stockholder. Each of Parent and Sub understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Stock Purchase Agreement by Parent and Sub.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Parent, Sub or the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual written consent of Parent, Sub and the Stockholders, (b) the Closing Date, and (c) the date of termination of the Stock Purchase Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Stock Purchase Agreement.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to Parent or Sub:

Jason Partners Holdings LLC

c/o Saw Mill Capital LLC

555 Pleasantville Road

South Building, Suite 220

Briarcliff Manor, NY 10510

Attention:	Howard Unger and Scott Rivard
Facsimile:	(914) 741 9099
E-mail:	hunger@sawmillcapital.com
srivard@sawmillcapital.com

and

Jason Partners Holdings LLC

c/o FSP III Jason Investment, LLC

21 Custom House Street, 10th Floor

Boston, MA 02110

Attention:	John Schnabel
Facsimile:	(212) 300-0299
E-mail:	jschnabel@falconinvestments.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Christopher J. Torrente, Esq.
Joshua F. Soszynski, Esq.
Facsimile:	(212) 446-6460
E-mail:	christopher.torrente@kirkland.com
joshua.soszynski@kirkland.com

and

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005-1702

Attention:	John Papachristos
Facsimile:	(212) 378-2552
E-mail:	jpapachristos@cahill.com

(b)	If to the Stockholders:

c/o Quinpario Acquisition Corp.

12935 North Forty Drive, Suite 201

Saint Louis, MO 63141

Attention:	General Counsel
Facsimile:	(775) 206-7966

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention:	Robert H. Friedman, Esq.
Jason Saltsberg, Esq.
Facsimile:	(212) 451-2222
E-mail:	rfriedman@olshanlaw.com
jsaltsberg@olshanlaw.com

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement (together with the Stock Purchase Agreement, to the extent referred to herein, and Schedule I) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 7.12 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 7.4. Each of the Stockholders, Parent and Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.4 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.13 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and Parent and Sub, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. None of the Stockholders is affiliated with any other holder of Common Stock entering into a voting agreement with Parent and Sub in connection with the Stock Purchase Agreement and has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

[Execution page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

JASON PARTNERS HOLDINGS LLC

By:	/s/ David Westgate
	Name:	David Westgate
	Title:	Chief Executive Officer

JASON PARTNERS HOLDINGS INC.

By:	/s/ David Westgate
	Name:	David Westgate
	Title:	Chief Executive Officer

JEFFRY N. QUINN FAMILY TRUST UAD 8/10/2012

By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
Title:

QUINPARIO PARTNERS I, LLC

By: Quinpario Partners LLC, its managing member

By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
	Title:	Managing Member

QUINPARIO PARTNERS LLC

By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
	Title:	Managing Member

/s/ Jeffry N. Quinn
JEFFRY N. QUINN

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Beneficial Ownership of Common Stock

Stockholder	Number of Shares
Jeffry N. Quinn Family Trust uad 8/10/2012		(1)
Quinpario Partners LLC		(1)(2)
Quinpario Partners I, LLC		(1)(2)
Jeffry N. Quinn	6,889,333	(1)(2)

(1)	This amount includes 73,340 shares indirectly owned by Jeffry N. Quinn Family Trust uad 8/10/2012 through its membership interest in Quinpario Partners I, LLC, consisting of 20,000 placement shares and 53,340 founder shares. Jeffry N. Quinn maintains control over the securities in the Jeffry N. Quinn Family Trust uad 8/10/2012.
(2)	This amount includes up to 75,000 shares of common stock subject to forfeiture by Quinpario Partners I, LLC in the event that the extension units are not purchased. Quinpario Partners LLC is the managing member of Quinpario Partners I, LLC. Jeffry N. Quinn, is the sole managing member of Quinpario Partners LLC. Consequently, Mr. Quinn may be deemed the beneficial owner of the common stock held by Quinpario Partners I, LLC and has sole voting and dispositive control over such securities.

E-1

REVISED PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JUNE 3, 2014

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

QUINPARIO ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffry N. Quinn and Paul J. Berra III (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the stocks that the undersigned is entitled to vote (the “Stocks”) at the Special Meeting of Stockholders of Quinpario Acquisition Corp., (the “Company”) to be held on June 30, 2014 at 9:00 A.M., Eastern Time at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022, and at any adjournments and/or postponements thereof. Such Stocks shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 and 9. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

QUINPARIO ACQUISITION CORP. - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 and 9.	Please mark votes as indicated in this example	☒

(1) The Business Combination Proposal — To consider and vote upon a proposal (i) to approve and adopt the Stock Purchase Agreement, dated as of March 16, 2014, as it may be amended (the “Purchase Agreement”), by and among the Company, JPHI Holdings Inc., Jason Partners Holdings Inc., and Jason Partners Holdings LLC, and the transactions contemplated thereby (the “Business Combination”);	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2014 Annual Meeting of Quinpario Stockholders - Redemption Rights.”

(2) Proposal 2 — To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and Jason Partners Holdings Inc.

(3) Proposal 3 — To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

(4) Proposal 4 — To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for certain additional changes, including changing the combined company’s corporate name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Proposal 5 — To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to provide for a consent to personal jurisdiction and service of process;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) The Director Election Proposal — To consider and vote upon a proposal to elect three directors upon consummation of the Business Combination to serve as Class III directors on Quinpario’s board of directors until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Jason Industries, Inc. 2014 Omnibus Incentive Plan;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) The Business Combination-Related Compensation Proposal — To approve, by a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to our named executive officers upon completion of the Business Combination, whereby “our named executive officers” means the named executive officers of the Company assuming consummation of the Business Combination;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(9) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Proposal 2.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:             , 2014

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 1, 2, 3, 4, 6, 7, 8 and 9. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7, 8 and 9. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲